SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant

Filed by a Party other than the Registrant

Check the appropriate box:

Preliminary Proxy Statement	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material Under Rule 14a-12

GLOBAL LOGISTICS ACQUISITION CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

No fee required.

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common stock of Global Logistics Acquisition Corporation

(2)	Aggregate number of securities to which transaction applies:

320,276 shares

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$7.74 (average of high and low prices on American Stock Exchange on June 28, 2007)

(4)	Proposed maximum aggregate value of transaction:

$75,006,408.77 ($72,527,472.53 in cash)

(5)	Total fee paid:

$2,302.50

Fee paid previously with preliminary materials: $2,302.50

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

This proxy statement is dated January 28, 2008 and is first being mailed to Global Logistics Acquisition Corporation stockholders on or about January 28, 2008.

GLOBAL LOGISTICS ACQUISITION CORPORATION
330 Madison Avenue, 6th Floor
New York, New York 10017

NOTICE OF SPECIAL MEETING IN LIEU OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON February 7, 2008

TO THE STOCKHOLDERS OF GLOBAL LOGISTICS ACQUISITION CORPORATION:

NOTICE IS HEREBY GIVEN that a special meeting in lieu of annual meeting of stockholders of Global Logistics Acquisition Corporation (‘‘GLAC’’), a Delaware corporation, will be held at 10:00 a.m. eastern time, on February 7, 2008, at the offices of Graubard Miller, GLAC’s counsel, at The Chrysler Building, 405 Lexington Avenue, 19th Floor, New York, New York 10174. You are cordially invited to attend the meeting, which will be held for the following purposes:

(1)    to consider and vote upon a proposal to approve the Stock Purchase Agreement, dated as of May 18, 2007, and amended on November 1, 2007, among GLAC, The Clark Group, Inc. (‘‘Clark’’) and the stockholders of Clark, which, among other things, provides for the acquisition of all of the outstanding capital stock of Clark for a total consideration of $75,000,000 (of which $72,527,472.53 will be paid in cash and $2,472,527.47 will be paid by the issuance of 320,276 shares of GLAC common stock valued at $7.72 per share), subject to adjustment based upon the amount of Clark’s working capital (i) at the time of closing and (ii) as averaged for the 12 month period ended March 31, 2008 – we refer to this proposal as the acquisition proposal;

(2)    to consider and vote upon a proposal to approve an amendment to the certificate of incorporation of GLAC to change the name of GLAC from ‘‘Global Logistics Acquisition Corporation’’ to ‘‘Clark Holdings Inc.’’ – we refer to this proposal as the name change amendment;

(3)    to consider and vote upon a proposal to approve an amendment to the certificate of incorporation of GLAC to remove provisions that are no longer applicable to GLAC – we refer to this proposal as the charter amendment;

(4)    to consider and vote upon a proposal to approve an equity-based incentive compensation plan for directors, officers, employees, consultants and others – we refer to this proposal as the incentive compensation plan proposal;

(5)    to elect seven directors to GLAC’s board of directors, of whom two will serve until the annual meeting to be held in 2009, three will serve until the annual meeting to be held in 2010 and two will serve until the annual meeting to be held in 2011 and, in each case, until their successors are elected and qualified – we refer to this proposal as the director election proposal; and

(6)    to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, GLAC is not authorized to consummate the acquisition – we refer to this proposal as the adjournment proposal.

These items of business are described in the attached proxy statement, which we encourage you to read in its entirety before voting. Only holders of record of GLAC common stock at the close of business on January 25, 2008 are entitled to notice of the special meeting and to vote and have their votes counted at the special meeting and any adjournments or postponements of the special meeting.

The acquisition proposal must be approved by the vote in favor of the proposal by holders of a majority of the outstanding shares of GLAC common stock sold in its initial public offering (‘‘IPO’’),

including holders who purchased such shares subsequent to the IPO, that are voted at the special meeting. We refer to such shares as the ‘‘Public Shares.’’ The name change amendment and charter amendment proposals must each be approved by the holders of a majority of all outstanding shares of GLAC common stock. The incentive compensation plan proposal must be approved by the holders of a majority of all outstanding shares of GLAC common stock present in person or represented by proxy and entitled to vote at the meeting. Those directors who receive a plurality of votes cast for the respective positions will be elected. Abstentions will have the same effect as a vote against the name change amendment, the charter amendment, the incentive compensation plan proposal and the adjournment proposal, if the latter is presented, but will have no effect on the election of directors and the acquisition proposal. Broker non-votes, while considered present for the purposes of establishing a quorum, will have the effect of votes against the name change amendment and the charter amendment, but will have no effect on the election of directors, the acquisition proposal, the incentive compensation plan proposal and the adjournment proposal, if presented. If the acquisition proposal is not approved, the other proposals, including the election of directors, will not be presented to the stockholders for a vote.

Each GLAC stockholder who holds Public Shares has the right to vote against the acquisition proposal and at the same time demand that GLAC convert such stockholder’s shares into cash equal to a pro rata portion of the funds held in the trust account into which a substantial portion of the net proceeds of GLAC’s IPO was deposited. See the section entitled ‘‘Special Meeting of GLAC Stockholders – Conversion Rights’’ for the procedures to be followed if you wish to convert your shares into cash. The conversion price will be the amount equal to the funds in the trust account, determined as of two business days prior to the consummation of the acquisition, divided by the number of Public Shares on such date. No fees or expenses of any nature will be deducted from or charged to the trust account. GLAC’s board of directors will review and confirm the calculation. On January 3, 2008, the conversion price (calculated in such manner) would have been $8.04 in cash for each Public Share. Public Shares owned by GLAC stockholders who validly exercise their conversion rights will be converted into cash only if the acquisition is consummated. If, however, the holders of 20% (2,200,000) or more of the Public Shares vote against the acquisition proposal and demand conversion of their shares, GLAC will not consummate the acquisition. Prior to exercising conversion rights, GLAC stockholders should verify the market price of GLAC’s common stock as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their conversion rights. Shares of GLAC’s common stock are listed on the American Stock Exchange under the symbol GLA. On January 25, 2008, the record date, the last sale price of GLAC common stock was $7.65.

GLAC’s initial stockholders, who purchased their shares of common stock prior to its IPO and presently own an aggregate of approximately 18.5% of the outstanding shares of GLAC common stock, have agreed to vote all of the shares they purchased prior to the IPO on the acquisition proposal in accordance with the vote of the majority of the votes cast by the holders of Public Shares. As a consequence, the voting of such shares will not have any effect on the outcome of the vote on the acquisition proposal. The initial stockholders have also indicated that they will vote such shares ‘‘FOR’’ the approval of the name change amendment, the charter amendment and the incentive compensation plan proposal and in favor of the director nominees and will vote any shares they acquired after the IPO for all of the proposals and the director nominees.

After careful consideration, GLAC’s board of directors has determined that the acquisition proposal and the other proposals are fair to and in the best interests of GLAC and its stockholders and unanimously recommends that you vote or give instruction to vote ‘‘FOR’’ the approval of all of the proposals and the persons nominated by GLAC’s management for election as directors.

All GLAC stockholders are cordially invited to attend the special meeting in person. To ensure your representation at the special meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If you are a stockholder of record of GLAC common stock, you may also cast your vote in person at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the meeting and vote in person, obtain a proxy from your broker or bank. If you do not vote or do not instruct your broker or bank how to vote, it will have the same effect as voting against the name change amendment and the charter amendment.

A complete list of GLAC stockholders of record entitled to vote at the special meeting will be available for 10 days before the special meeting at the principal executive offices of GLAC for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the special meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in ‘‘street name’’ or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors
Gregory E. Burns President and Chief Executive Officer

January 28, 2008

Neither the Securities and Exchange Commission nor any state securities commission has determined if this proxy statement is truthful or complete. Any representation to the contrary is a criminal offense.

SEE ‘‘RISK FACTORS’’ FOR A DISCUSSION OF VARIOUS FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH THE ACQUISITION.

i

SUMMARY OF THE MATERIAL TERMS OF THE ACQUISITION

•	The parties to the acquisition are Global Logistics Acquisition Corporation, The Clark Group, Inc. and the stockholders of Clark. See the section entitled ‘‘The Acquisition Proposal.’’

•	Clark is a niche provider of non-asset based transportation management and logistics services to the print media industry throughout the United States and between the United States and other countries with gross revenues of $80.3 million and net income of $7.0 million in 2006. Clark operates through a network of operating centers where it consolidates mass market consumer publications so that the publications can be transported in larger, more efficient quantities to common destination points. Clark refers to each common destination point’s aggregated publications as a ‘‘pool’’. By building these pools, Clark offers cost effective transportation and logistics services for time sensitive publications.

•	Clark generates revenues by arranging for the movement of its customers’ freight in trailers and containers. Generally, Clark bills its customers based on pricing that is variable based upon the amount tonnage tendered, frequency of recurring shipments, origination, destination, product density and carrier rates. Clark’s specified rates are subject to weight variation, fuel surcharge, and timely availability of the customer’s product. Clark enhances its revenues by charging for storage, warehousing and other specialized logistical services. As part of its bundled service offering, Clark tracks shipments in transit and handles claims for freight loss or damage on behalf of its customers. Because Clark owns relatively little transportation equipment, it relies on independent transportation carriers. See the section entitled ‘‘Business of The Clark Group.’’

•	Pursuant to the purchase agreement, GLAC will purchase all of the outstanding capital stock of Clark from Clark’s stockholders for a total consideration of $75,000,000 (of which $72,527,472.53 will be paid in cash and $2,472,527.47 will be paid by the issuance of 320,276 shares of GLAC common stock valued at $7.72 per share). The purchase price is subject to dollar-for-dollar increase or decrease to the extent that Clark’s working capital at the time of closing is greater (less negative) or less (more negative) than a working capital deficit of $1,588,462. The purchase price is also subject to decrease if the average of the working capital on the last day of the month for the twelve months ending March 31, 2008 is higher (less negative) than that amount. For such purposes, Clark’s working capital is defined as the sum of (A) current assets excluding cash plus (B) $616,438 representing 3-day check float minus (C) current liabilities minus (D) the aggregate amount of checks outstanding at the closing date that were issued in payment of accounts payable. The working capital will be determined in a manner consistent with that used by Clark prior to the date of execution of the purchase agreement. See the section entitled ‘‘The Acquisition Proposal – General Description of the Acquisition.’’

•	To provide a fund for payment to GLAC with respect to its post-closing rights to indemnification under the purchase agreement for breaches of representations and warranties and covenants by Clark and liabilities not assumed by GLAC, there will be placed in escrow (with an independent escrow agent) $7,500,000 of the purchase price payable to the Clark stockholders at closing (‘‘Indemnity Escrow Fund’’). Claims for indemnification may be asserted against the Indemnity Escrow Fund by GLAC once its damages exceed $375,000 and will be reimbursable to the extent damages exceed such amount, except that claims made with respect to certain representations and warranties will not be subject to such deductible. Indemnification claims may be made until 18 months after the closing date. One-third of the Indemnity Escrow Fund, less amounts paid in, and reserved for, settlement of indemnification claims, will be released to the Clark stockholders six months after the closing date and one-half of the remaining balance of the Indemnification Escrow Fund, less amounts paid in, and reserved for, settlement of indemnification claims, will be released twelve months after the closing date. However, notwithstanding such release from escrow, the stockholders shall continue to be responsible to pay GLAC, but not in excess of an amount equal to the funds so released, for established indemnification claims resulting from breaches of specified representations of Clark and made prior to the expiration of the sixtieth day after the respective statutes of limitations applicable to the subject matter of such representations. See the section entitled ‘‘The Acquisition Proposal – Indemnification of GLAC.’’

•	Clark’s stockholders will also place $500,000 in escrow to provide a fund to pay GLAC the amount, if any, by which the average of the working capital on the last day of the month for the twelve months ending March 31, 2008 is higher (less negative) than negative $1,588,462. Any balance of such escrow not used to pay GLAC will be returned to Clark’s stockholders. Clark’s stockholders will also place a further $300,000 in escrow to provide a fund to reimburse Clark and GLAC for expenses incurred in connection with discontinuing certain of Clark’s present operations in the United Kingdom. See the section entitled ‘‘The Acquisition Proposal – other Escrow Arrangements.’’

•	The purchase agreement provides that either GLAC or the representative of the Clark stockholders may terminate the agreement if the business combination is not consummated by December 31, 2007. After such date and prior to the closing, which will occur promptly following the GLAC special meeting on February 7, 2008, the purchase agreement may be terminated by GLAC or such representative.

•	In addition to voting on the acquisition, the stockholders of GLAC will vote on proposals to change its name to Clark Holdings Inc., to amend its charter to delete certain provisions that will no longer be applicable after the acquisition, to approve the incentive compensation plan, to elect seven directors to GLAC’s board of directors and, if necessary, to approve an adjournment of the meeting. See the sections entitled ‘‘Name Change Amendment Proposal,’’ ‘‘Charter Amendment Proposal,’’ ‘‘Adjournment Proposal,’’ ‘‘Incentive Compensation Plan Proposal’’ and ‘‘Director Election Proposal.’’

•	After the acquisition, if management’s nominees are elected, the directors of GLAC will be James J. Martell, Gregory E. Burns, Donald G. McInnes, Edward W. Cook, Maurice Levy, Brian H. Bowers and Timothy Teagan. Each of Messrs. Martell, Burns, McInnes, Cook and Levy is currently a director of GLAC and Mr. Teagan is currently a vice president and a stockholder of Clark. Messrs. McInnes, Cook, Levy and Bowers will be considered independent directors under the rules of the American Stock Exchange. Upon completion of the acquisition, certain officers of Clark will become officers of GLAC holding positions similar to the positions such officers held with Clark. These officers are Timothy Teagan, who will become chief executive officer and president of GLAC, Stephen Spritzer, who will become chief financial officer of GLAC, and John Barry, who will become chief operating officer of Clark Worldwide Transportation. Messrs. Teagan and Barry have each entered into an employment agreement with Clark, effective upon the acquisition. See the section entitled ‘‘Director Election Proposal – Employment Agreements.’’

•	After the acquisition, we anticipate having approximately $13 million in cash available from the balance of our trust fund to fund conversions into cash of our Public Shares. If conversions into cash of our Public Shares exceed $13 million (14.7% of the Public Shares based on a conversion price of $8.04 per share on January 3, 2008), we will be required to draw on additional financing in order to fund the excess, which could be as much as $4.7 million (above the $13 million of available cash) if the permitted maximum number of Public Shares are converted. In such event, we would have no cash available, exclusive of funds available through our borrowing capacity. GLAC has received a financing commitment for up to $30,000,000 to (a) pay for conversion shares, if necessary, (b) provide working capital and (c) provide for future permitted acquisitions. The commitment also would allow GLAC to make repurchases of its common stock within the 60-day period following the closing; however, GLAC has no current plans to make any stock repurchases. See the section entitled ‘‘The Acquisition Proposal – Financing Commitments.’’ We do not expect borrowings to fund conversions to exceed $4.7 million. We do not believe that such financing would have any material adverse effect on our ability to make subsequent equity offerings.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

Q.	Why am I receiving this proxy statement?	A.	GLAC and Clark have agreed to a business combination under the terms of the Stock Purchase Agreement dated as of May 18, 2007, and amended on November 1, 2007, that is described in this proxy statement. This agreement, as so amended, is referred to as the purchase agreement. A copy of the purchase agreement, including the amendment, is attached to this proxy statement as Annex A, which we encourage you to read.
You are being asked to consider and vote upon a proposal to approve the purchase agreement, which, among other things, provides for the acquisition by GLAC of all of Clark’s outstanding capital stock. You are also being requested to vote to approve (i) an amendment to GLAC’s certificate of incorporation to change the name of GLAC from ‘‘Global Logistics Acquisition Corporation’’ to ‘‘Clark Holdings Inc.,’’ (ii) an amendment to GLAC’s certificate of incorporation to make certain modifications to Article Sixth, Article Ninth and Article Tenth thereof, and (iii) the incentive compensation plan, but such approvals are not conditions to the acquisition. If the acquisition proposal is not approved by GLAC’s stockholders, the other proposals will not be presented to the stockholders for a vote. GLAC’s amended and restated certificate of incorporation, as it will appear if all amendments to its certificate of incorporation are approved, is annexed as Annex B hereto. The incentive compensation plan is annexed as Annex C hereto. In addition to the foregoing proposals, the stockholders will also be asked to consider and vote upon the election of seven directors of GLAC, which proposal will not be presented for a vote if the acquisition proposal is not approved. The stockholders will also be asked to consider and vote upon a proposal to adjourn the meeting to a later date or dates to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, GLAC would not have been authorized to consummate the acquisition.
GLAC will hold a special meeting of its stockholders to consider and vote upon these proposals. This proxy statement contains important information about the proposed acquisition and the other matters to be acted upon at the special meeting. You should read it carefully.

Your vote is important. We encourage you to vote as soon as possible after carefully reviewing this proxy statement.
Q.	Why is GLAC proposing the acquisition?	A.	GLAC was organized to effect an acquisition, capital stock exchange, asset acquisition or other similar business combination with an operating business in the transportation and logistics sector and related industries. Under its certificate of incorporation, GLAC was required to enter into a letter of intent for a business combination no later than August 21, 2007, which it did.
GLAC completed its IPO on February 21, 2006, raising net proceeds, including proceeds from the exercise of the underwriters over allotment option, of approximately $80,997,000. Of these net proceeds, $79,340,000 (together with $2,500,000 from the sale of warrants to the GLAC Inside Stockholders and $2,640,000 in deferred underwriting discounts and commissions, for a total of $84,480,000) were placed in a trust account immediately following the IPO and, in accordance with GLAC’s certificate of incorporation, will be released upon the consummation of a business combination. As of January 3, 2008, approximately $88,423,218 was held in deposit in the trust account. GLAC intends to use the funds held in the trust account to complete the business combination with Clark and to make payment of the deferred underwriting commissions and discounts.
Clark is a privately-owned provider of mission-critical supply chain solutions to the print media industry. Based on its due diligence investigations of Clark and the business of supply chain solutions to the print media industry, including the financial and other information provided by Clark in the course of their negotiations, GLAC believes that Clark’s management has successful experience in the business of supply chain solutions to the print media industry and that Clark has in place the infrastructure for strong business operations and to achieve growth both organically and through accretive strategic acquisitions. As a result, GLAC also believes that a business combination with Clark will provide GLAC stockholders with an opportunity to participate in a company with significant growth potential. See the section entitled ‘‘The Acquisition Proposal – Factors Considered by GLAC’s Board of Directors.’’

In accordance with GLAC’s certificate of incorporation, the funds held in the trust account also will be released upon liquidation of GLAC. GLAC must liquidate if it has not signed a letter of intent, an agreement in principle or a definitive agreement to complete a Business Combination by August 21, 2007 or has not consummated a business combination so initiated by February 21, 2008. Because GLAC entered into a letter of intent on April 11, 2007 and a definitive purchase agreement with Clark on May 18, 2007, the criterion for extending the liquidation deadline to February 21, 2008 has been met. However, if GLAC is unable to complete the business combination with Clark by such date, GLAC will be forced to liquidate.
Q.	Do I have conversion rights?	A.	If you are a holder of Public Shares, you have the right to vote against the acquisition proposal and demand that GLAC convert such shares into a pro rata portion of the trust account in which a substantial portion of the net proceeds of GLAC’s IPO are held. We sometimes refer to these rights to vote against the acquisition and demand conversion of the shares into a pro rata portion of the trust account as conversion rights.
Q.	How do I exercise my conversion rights?	A.	If you wish to exercise your conversion rights, you must (i) vote against the acquisition proposal, (ii) demand that GLAC convert your shares into cash, (iii) continue to hold your shares through the closing of the acquisition and (iv) then deliver your certificate to our transfer agent within the period specified in a notice you will receive from GLAC, which period will be not less than 20 days. In lieu of delivering your stock certificate, you may deliver your shares to the transfer agent electronically using Depository Trust Company’s DWAC (Deposit Withdrawal at Custodian) System.
Any action that does not include an affirmative vote against the acquisition will prevent you from exercising your conversion rights. Your vote on any proposal other than the acquisition proposal will have no impact on your right to seek conversion.

You may exercise your conversion rights either by checking the box on the proxy card or by submitting your request in writing to Kenneth L. Saunders, chief financial officer, treasurer and secretary of GLAC, at the address listed at the end of this section. If you (i) initially vote for the acquisition proposal but then wish to vote against it and exercise your conversion rights or (ii) initially vote against the acquisition proposal and wish to exercise your conversion rights but do not check the box on the proxy card providing for the exercise of your conversion rights or do not send a written request to GLAC to exercise your conversion rights, or (iii) initially vote against the acquisition but later wish to vote for it, you may request GLAC to send you another proxy card on which you may indicate your intended vote and, if that vote is against the acquisition proposal, exercise your conversion rights by checking the box provided for such purpose on the proxy card. You may make such request by contacting GLAC at the phone number or address listed at the end of this section.
Any corrected or changed proxy card or written demand of conversion rights must be received by GLAC prior to the special meeting. No demand for conversion will be honored unless the holder’s stock certificate has been delivered (either physically or electronically) to the transfer agent after the meeting.
If, notwithstanding your negative vote, the acquisition is completed, then, if you have also properly exercised your conversion rights, you will be entitled to receive a pro rata portion of the trust account, including any interest earned thereon net of taxes, calculated as of two business days prior to the date of the consummation of the acquisition. The underwriters have agreed to forego their deferred discounts and commissions with respect to shares so converted. As of January 3, 2008, there was approximately $88,423,218 in trust, which would amount to approximately $8.04 per share upon conversion. If you exercise your conversion rights, then you will be exchanging your shares of GLAC common stock for cash and will no longer own these shares.
See the section entitled ‘‘Special Meeting of GLAC Stockholders – Conversion Rights’’ for the procedures to be followed if you wish to convert your shares into cash.

Exercise of your conversion rights does not result in either the conversion or a loss of any GLAC warrants that you may hold. Your warrants will continue to be outstanding and exercisable following a conversion of your common stock unless we do not consummate the acquisition. A registration statement must be in effect to allow you to exercise any warrants you may hold or to allow GLAC to call the warrants for redemption if the redemption conditions are satisfied.
Q.	Do I have appraisal rights if I object to the proposed acquisition?	A.	No. GLAC stockholders do not have appraisal rights in connection with the acquisition under the General Corporation Law of the State of Delaware (‘‘DGCL’’).
Q.	What happens to the funds deposited in the trust account after consummation of the acquisition?	A.	After consummation of the acquisition, GLAC stockholders who properly exercise their conversion rights will receive their pro rata portion of the funds in the trust account promptly after the special meeting. The balance of the funds in the trust account will be released to GLAC and used by GLAC, together with funds that it will borrow, to pay the purchase price for the capital stock of Clark and the expenses it incurred in pursuing its business combination. These expenses include $2,640,000 that will be paid to the underwriters of GLAC’s IPO for deferred underwriting discounts and commissions. The underwriters have agreed to waive any deferred underwriting discounts and commissions with respect to any shares public stockholders have elected to convert into cash pursuant to conversion rights discussed above. The underwriters will receive no other payment in connection with the business combination.

Q.	What happens if the acquisition is not consummated?	A.	GLAC must liquidate if it does not consummate the acquisition by February 21, 2008. In any liquidation of GLAC, the funds deposited in the trust account, plus any interest earned thereon net of taxes, less claims requiring payment from the trust account by creditors who have not waived their rights against the trust account, if any, will be distributed pro rata to the holders of GLAC’s Public Shares. Holders of GLAC common stock issued prior to the IPO, including all of GLAC’s officers and directors, have waived any right to any liquidation distribution with respect to those shares. James Martell, our Chairman, and Gregory Burns, our President and Chief Executive Officer and a director, will be personally liable under certain circumstances (for example, if a vendor does not waive any rights or claims to the trust account) to ensure that the proceeds in the trust account are not reduced by the claims of prospective target businesses and vendors or other entities that are owed money by us for services rendered or products sold to us. We cannot assure you that Messrs. Martell and Burns will be able to satisfy those obligations. See the section entitled ‘‘Other Information Related to GLAC – Liquidation If No Business Combination’’ for additional information.
Q.	When do you expect the acquisition to be completed?	A.	It is currently anticipated that the acquisition will be consummated promptly following the GLAC special meeting on February 7, 2008.
For a description of the conditions for the completion of the acquisition, see the section entitled ‘‘The Purchase Agreement – Conditions to the Closing of the Acquisition.’’
Q.	What do I need to do now?	A.	GLAC urges you to read carefully and consider the information contained in this proxy statement, including the annexes, and to consider how the acquisition will affect you as a stockholder of GLAC. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement and on the enclosed proxy card.

Q.	How do I vote?	A.	If you are a holder of record of GLAC common stock, you may vote in person at the special meeting or by submitting a proxy for the special meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in ‘‘street name,’’ which means your shares are held of record by a broker, bank or nominee, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the meeting and vote in person, obtain a proxy from your broker, bank or nominee.
Q.	If my shares are held in ‘‘street name,’’ will my broker, bank or nominee automatically vote my shares for me?	A.	No. Your broker, bank or nominee cannot vote your shares unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee.
Q.	May I change my vote after I have mailed my signed proxy card?	A.	Yes. Send a later-dated, signed proxy card to GLAC’s secretary at the address set forth below prior to the date of the special meeting or attend the special meeting in person and vote. You also may revoke your proxy by sending a notice of revocation to GLAC’s secretary, which must be received by GLAC’s secretary prior to the special meeting.
Q.	What should I do with my stock certificates?	A.	GLAC stockholders who do not elect to have their shares converted into the pro rata share of the trust account should not submit their stock certificates now or after the acquisition, because their shares will not be converted or exchanged in the acquisition. GLAC stockholders who vote against the acquisition and exercise their conversion rights must deliver their certificates to GLAC’s transfer agent (either physically or electronically) after the meeting.
Q.	What should I do if I receive more than one set of voting materials?	A.	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your GLAC shares.

Q.	Who can help answer my questions?	A.	If you have questions about the acquisition or if you need additional copies of the proxy statement or the enclosed proxy card you should contact:
Kenneth L. Saunders
Chief Financial Officer, Treasurer and Corporate Secretary
Global Logistics Acquisition Corporation
330 Madison Avenue, 6th Floor
New York, New York10017
Tel: (646) 495-5155
Or
Morrow & Co., LLC
470 West Avenue
Stamford, Connecticut 06702
Tel: (800) 607-0088
You may also obtain additional information about GLAC from documents filed with the Securities and Exchange Commission by following the instructions in the section entitled ‘‘Where You Can Find More Information.’’ If you intend to vote against the acquisition and seek conversion of your shares, you will need to deliver your stock certificate (either physically or electronically) to our transfer agent at the address below after the meeting. If you have questions regarding the certification of your position or delivery of your stock certificate, please contact:
Richard Hanrahan The Bank of New York 480 Washington Boulevard, 26th Floor Jersey City, New Jersey 07310 (212) 815-3655

SUMMARY OF THE PROXY STATEMENT

This summary highlights selected information from this proxy statement and does not contain all of the information that is important to you. To better understand the acquisition, you should read this entire document carefully, including the purchase agreement attached as Annex A to this proxy statement. The purchase agreement is the legal document that governs the acquisition and the other transactions that will be undertaken in connection with the acquisition. It is also described in detail elsewhere in this proxy statement.

The Parties

GLAC

Global Logistics Acquisition Corporation is a blank check company formed on September 1, 2005 to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business in the transportation and logistics sector and related industries.

On February 21, 2006, GLAC closed its initial public offering of 10,000,000 units with each unit consisting of one share of its common stock and one warrant, each to purchase one share of its common stock at an exercise price of $6.00 per share. On March 1, 2006, it consummated the closing of an additional 1,000,000 units which were subject to the over-allotment option. The units from the initial public offering (including the over-allotment option) were sold at an offering price of $8.00 per unit, generating total gross proceeds of $88,000,000. After deducting the underwriting discounts and commissions and the offering expenses, the total net proceeds to GLAC from the offering (including the over-allotment option) were approximately $80,997,000, of which $79,340,000 (together with $2,500,000 from the sale of warrants to the GLAC Inside Stockholders and $2,640,000 in deferred underwriting discounts and commissions, for a total of $84,480,000) was deposited into the trust account and the remaining proceeds of $1,657,000 became available to be used to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses. Through September 30, 2007, GLAC has used approximately $1,657,000 of the net proceeds that were not deposited into the trust fund to pay general and administrative expenses. The net proceeds deposited into the trust fund remain on deposit in the trust fund earning interest. As of January 3, 2008, there was approximately $88,423,218 held in the trust fund.

The funds deposited in the trust account, with the interest earned thereon net of taxes, will be released to GLAC upon consummation of the acquisition, and used to pay the cash portion of the purchase price to Clark and any amounts payable to GLAC stockholders who vote against the acquisition and exercise their conversion rights. Remaining proceeds will be used for working capital, including funding for organic growth and acquisitions.

If GLAC does not complete the acquisition by February 21, 2008, upon approval of its stockholders, it will dissolve and promptly distribute to its public stockholders the amount in its trust account plus any remaining non-trust account funds after payment of its liabilities

The GLAC common stock, warrants to purchase common stock and units (each unit consisting of one share of common stock and one warrant to purchase common stock) are traded on the American Stock Exchange under the symbols GLA for the common stock, GLA.WS for the warrants and GLA.U for the units.

The mailing address of GLAC’s principal executive office is 330 Madison Avenue, New York, New York 10017. After the consummation of the acquisition, it will be 121 New York Avenue, Trenton, New Jersey 08638.

Clark

Headquartered in Trenton, New Jersey, Clark is a niche provider of non-asset based transportation management and logistics services company providing transportation capacity and related transportation services to the print media industry throughout the United States and between the United States and other countries with gross revenues of $80.3 million and net income of $7.0 million in 2006. Clark operates through a network of operating centers where it consolidates mass market consumer publications so that the publications can be transported in larger, more efficient quantities to common destination points. Clark refers to each common destination point’s aggregated publications as a ‘‘pool’’. By building these pools, Clark offers cost effective transportation and logistics services for time sensitive publications.

Clark generates revenues by arranging for the movement of its customers’ freight in trailers and containers. Generally, Clark bills its customers based on pricing that is variable based upon the amount tonnage tendered, frequency of recurring shipments, origination, destination, product density and carrier rates. Clark’s specified rates are subject to weight variation, fuel surcharge, and timely availability of the customer’s product. Clark enhances its revenues by charging for storage, warehousing and other specialized logistical services. As part of its bundled service offering, Clark tracks shipments in transit and handles claims for freight loss or damage on behalf of its customers. Because Clark owns relatively little transportation equipment, it relies on independent transportation carriers.

Clark’s principal executive offices are located at 121 New York Avenue, Trenton, New Jersey 08638.

The Acquisition

The purchase agreement provides for a business combination transaction by means of an acquisition by GLAC of substantially all of Clark’s outstanding capital stock. At the closing, $7,500,000 of the purchase price payable to Clark will be placed in escrow to provide a fund for the payment of claims under GLAC’s rights to indemnity set forth in the purchase agreement.

Pursuant to the purchase agreement, GLAC will pay Clark’s stockholders total consideration of $75,000,000 (of which $72,527,472.53 will be paid in cash and $2,472,527.47 will be paid by the issuance of 320,276 shares of GLAC common stock valued at $7.72 per share). The purchase price is subject to a dollar-for-dollar increase or decrease to the extent that Clark’s working capital at the time of closing is greater (less negative or positive) or less (more negative) than a working capital deficit of $1,588,462. Additionally, a purchase price adjustment to be calculated after March 31, 2008 may decrease (but not increase) the purchase price. Such adjustment provides for a dollar-for-dollar decrease of up to $500,000 to the extent that the average of Clark’s working capital calculated on the last day of each month for the twelve months ending on March 31, 2008 is greater than (less negative or positive) a deficit of $1,588,462. For the purposes of both adjustments, Clark’s working capital means, as of the date such calculation is made, the sum of (A) current assets excluding cash plus (B) $616,438, representing 3-day check float, minus (C) current liabilities minus (D) the aggregate amount of checks outstanding at such date that were issued in payment of accounts payable. The working capital will be determined in a manner consistent with that used by Clark prior to the date of execution of the purchase agreement. The target working capital deficit of (−$1,588,462) was computed based on the average of the twelve month end balances during the annual period ended March 31, 2007 using the above-described working capital elements. The formula negotiated and included in the purchase agreement was based on Clark’s internal reporting systems and may not reflect account reclassifications made to conform Clark’s balance sheet with generally accepted accounting principles.

The purchase agreement, as originally executed, provided that either party could terminate the purchase agreement at any time after September 30, 2007 if the acquisition were not completed by that date. As the acquisition had not been completed by that date, on November 1, 2007, the parties amended the purchase agreement to change the termination date to December 31, 2007. At that time, they also amended the purchase agreement to reduce the escrow regarding expenses incurred in connection with the discontinuance of Clark’s United Kingdom operations from $1,000,000 to $300,000, as most of such expenses had already been incurred. The amendment also contained a consent by GLAC to the distribution by Clark to its stockholders of all cash on hand at the time of the closing of the acquisition, which distribution had been agreed to in the letter of intent but was not provided for in the purchase agreement as originally executed. The amount of cash on hand to be distributed at closing is estimated to be approximately $0.8 million and this distribution is not anticipated to have an impact on the purchase price. The amendment to the purchase agreement was approved by GLAC’s board of directors on November 1, 2007 and was signed by the parties on November 1, 2007. A copy of the amendment is included as part of Annex A to this proxy statement.

GLAC and Clark plan to complete the acquisition promptly after the GLAC special meeting, provided that:

•	GLAC’s stockholders have approved the acquisition proposal;

•	holders of fewer than 20% of GLAC’s Public Shares have voted against the acquisition proposal and demanded conversion of their shares into cash; and

•	the other conditions specified in the purchase agreement have been satisfied or waived.

After consideration of the factors identified and discussed in the section entitled ‘‘The Acquisition Proposal – Factors Considered by GLAC’s Board of Directors,’’ GLAC’s board of directors concluded that the acquisition met all of the requirements disclosed in GLAC’s Registration Statement on Form S-1 (Reg No. 333-128591), that became effective on February 15, 2006, including that GLAC’s initial business combination be with an operating businesses in the transportation and logistics sector and related industries and that such business has a fair market value of at least 80% of the balance of the trust account at the time of the acquisition.

Upon completion of the acquisition, assuming that none of the holders of IPO shares elects to convert his shares into cash, the existing stockholders of GLAC will own 97.7% of the shares of GLAC common stock outstanding immediately after the closing of the acquisition. If 19.99% of the holders of IPO shares elect to convert their shares into cash, the existing stockholders of GLAC will own 97.3% of the shares of GLAC common stock outstanding immediately after the closing of the acquisition. The foregoing does not reflect shares issuable upon the exercise of warrants to purchase shares of GLAC common stock that will become exercisable upon completion of the acquisition.

Financing Commitment

GLAC has received a financing commitment from LaSalle Bank National Association of up to $30,000,000 for a senior secured credit facility to provide funds to (a) pay for conversion shares, if necessary, (b) provide working capital, (c) provide for future permitted acquisitions and (d) enter into certain future GLAC stock repurchase arrangements. See the section entitled ‘‘The Acquisition Proposal – Financing Commitments.’’ After consummation of the acquisition, we anticipate having approximately $13 million in cash available from the balance of our trust fund to fund conversions of our Public Shares. If conversions into cash of our Public Shares exceed $13 million (14.7% of the Public Shares based on a conversion price of $8.04 per share on January 3, 2008), we will be required to draw on financing in order to fund the excess, which could be as much as $4.7 million (above the $13 million of available cash), if the permitted maximum number of Public Shares are converted. If there are no conversions, we estimate our working capital immediately after closing will be approximately $9.4 million. If there are maximum conversions (19.99%), we estimate our working capital immediately after closing will be approximately $2.2 million, assuming we borrow approximately $10 million under the financing commitment.

Fairness Opinion

Pursuant to an engagement letter dated May 4, 2007, we engaged Capitalink, L.C. to render an opinion that our acquisition of the stock of Clark on the terms and conditions set forth in the purchase agreement is fair to our stockholders from a financial point of view and that the fair market value of Clark is at least equal to 80% of the balance in the trust account at the time of the acquisition. Capitalink is an investment banking firm that regularly is engaged in the evaluation of businesses and their securities in connection with acquisitions, corporate restructuring, private placements and for other purposes. Our board of directors determined to use the services of Capitalink because it is a recognized investment banking firm that has substantial experience in similar matters. The engagement letter provides that we will pay Capitalink a fee of $100,000 (which has been paid) and will reimburse Capitalink for its reasonable out-of-pocket expenses, including attorneys’ fees. We have also agreed to indemnify Capitalink against certain liabilities that may arise out of the rendering of the opinion.

Capitalink delivered its written opinion to our board of directors on May 18, 2007, which stated that, as of such date, and based upon and subject to the assumptions made, matters considered and limitations on its review as set forth in the opinion, (i) the consideration then agreed to be paid by us in the acquisition was fair to our stockholders from a financial point of view, and (ii) the fair market value of Clark was at least equal to 80% of the balance in the trust account at the time of the acquisition.

The amount of the consideration to be paid by us to Clark’s stockholders was determined pursuant to negotiations between us and Clark and not pursuant to recommendations of Capitalink. The full text of Capitalink’s written opinion, attached hereto as Annex E, is incorporated by reference into this proxy statement. You are encouraged to read the Capitalink opinion carefully and in its entirety for descriptions of the assumptions made, matters considered, procedures followed and limitations on the review undertaken by Capitalink in rendering them. However, it is Capitalink’s view that its duties in connection with its fairness opinion extend solely to GLAC’s board of directors and that it has no legal responsibilities in respect thereof to any other person or entity (including GLAC stockholders) under the law of the State of Florida, which is the governing law under the terms of the engagement letters between GLAC and Capitalink. Capitalink has consistently taken this view with respect to all of its fairness opinions, which GLAC believes is a generally accepted practice of issuers of such opinions. GLAC acceded to Capitalink’s position because it was made a condition to its engagement of Capitalink. The summary of the Capitalink opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion. See the section entitled ‘‘The Acquisition Proposal – Fairness Opinion.’’

Indemnification of GLAC

To provide a fund for payment to GLAC with respect to its post-closing rights to indemnification under the purchase agreement for breaches of representations and warranties and covenants by Clark and liabilities not assumed by GLAC, there will be placed in escrow (with an independent escrow agent) $7,500,000 of the purchase price payable to the Clark stockholders at closing (‘‘Indemnity Escrow Fund’’). Claims for indemnification may be asserted against the Indemnity Escrow Fund by GLAC once its damages exceed $375,000 and will be reimbursable to the extent damages exceed such amount, except that claims made with respect to certain representations and warranties will not be subject to such deductible. Indemnification claims may be made until 18 months after the closing date. One-third of the Indemnity Escrow Fund, less amounts paid in, and reserved for, settlement of indemnification claims, will be released to the Clark stockholders six months after the closing date and one-half of the remaining balance of the Indemnification Escrow Fund, less amounts paid in, and reserved for, settlement of indemnification claims, will be released twelve months after the closing date. However, notwithstanding such release from escrow, the stockholders shall continue to be responsible to pay GLAC, but not in excess of an amount equal to the funds so released, for established indemnification claims resulting from breaches of specified representations of Clark and made prior to the expiration of the sixtieth day after the respective statutes of limitations applicable to the subject matter of such representations. A copy of the Escrow Agreement is attached hereto as Annex D. See the section entitled ‘‘The Acquisition Proposal – Indemnification of GLAC.’’

Other Escrow Arrangements

Clark’s stockholders will also place $500,000 in escrow to provide a fund to pay GLAC the amount, if any, by which the average of the working capital on the last day of the month for the twelve months ending March 31, 2008 is higher (less negative) than negative $1,588,462. Any balance of such escrow not used to pay GLAC will be returned to Clark’s stockholders. Clark’s stockholders will also place a further $300,000 in escrow to provide a fund to reimburse Clark and GLAC for expenses incurred in connection with discontinuing certain of Clark’s present operations in the United Kingdom.

The Certificate of Incorporation Amendments

The proposed amendments to GLAC’s certificate of incorporation would, upon consummation of the acquisition, change GLAC’s name and eliminate certain provisions that are applicable to GLAC only prior to its completion of a business combination. If the two proposals to amend GLAC’s certificate of incorporation are approved, GLAC will be named ‘‘Clark Holdings Inc.,’’ Article Sixth of its certificate of incorporation will address only its classified board of directors, with existing provisions that relate to it as a blank check company being deleted, Article Tenth will be removed entirely, as it relates only to GLAC as a blank check company, and Article Ninth will no longer refer to Article Sixth and Article Tenth.

Incentive Compensation Plan Proposal

The proposed Long-Term Incentive Equity Plan reserves 930,000 shares of GLAC common stock for issuance to executive officers (including executive officers who are also directors), employees, directors and consultants in accordance with the plan’s terms. The purpose of the plan is to provide GLAC’s directors, executive officers and other employees as well as persons who, by their position, ability and diligence are able to make important contributions to GLAC’s growth and profitability, with an incentive to assist GLAC in achieving its long-term corporate objectives, to attract and retain executive officers and other employees of outstanding competence and to provide such persons with an opportunity to acquire an equity interest in GLAC. The plan is attached as Annex C to this proxy statement. We encourage you to read the plan in its entirety.

Options for an aggregate of 98,250 shares will be granted to Messrs. Teagan and Barry pursuant to their employment agreements, contingent upon the closing of the acquisition and effective upon the completion of the audit for the year 2007. Based on the closing price of $7.25 per share of the GLAC common stock on January 16, 2008, such options would have had an aggregate value of $244,937 if issued on that date, utilizing the Black-Scholes method of valuation. If the plan is not approved by GLAC’s stockholders, GLAC will nevertheless issue the options to Messrs. Teagan and Barry that it is obligated to issue pursuant to their employment agreements. However, such options will not have the income tax benefits they would have if the plan is approved by the stockholders.

The Director Election Proposal; Management of GLAC

At the special meeting, seven directors will be elected to GLAC’s board of directors, of whom two will serve until the annual meeting to be held in 2009, three will serve until the annual meeting to be held in 2010 and two will serve until the annual meeting to be held in 2011 and, in each case, until their successors are elected and qualified.

Upon consummation of the acquisition, if management’s nominees are elected, the directors of GLAC will be classified as follows:

•	in the class to stand for reelection in 2009: James J. Martell (Chairman) and Gregory E. Burns;

•	in the class to stand for reelection in 2010: Donald G. McInnes, Edward W. Cook and Brian H. Bowers; and

•	in the class to stand in 2011: Maurice Levy and Timothy Teagan.

Upon the consummation of the acquisition, the executive officers of GLAC, and the GLAC subsidiary, will be Timothy Teagan, Chief Executive Officer and President of GLAC, Stephen Spritzer, Chief Financial Officer of GLAC and John Barry, Chief Operating Officer of Clark Worldwide Transportation. Each of Messrs. Teagan, Spritzer and Barry is currently an executive officer of Clark.

If the acquisition is not approved by GLAC’s stockholders at the special meeting, the director election proposal will not be presented to the meeting for a vote and GLAC’s current directors will continue in office until GLAC is liquidated.

Adjournment Proposal

If, based on the tabulated vote, there are not sufficient votes at the time of the special meeting to authorize GLAC to consummate the acquisition, GLAC’s board of directors may submit a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies. See the section entitled ‘‘The Adjournment Proposal.’’

Vote of GLAC Inside Stockholders

As of January 25, 2008, the record date, James J. Martell, GLAC’s chairman of the board, Gregory E. Burns, GLAC’s chief executive officer, president and a director, Donald G. McInnes, Edward W. Cook and Maurice Levy, each a GLAC director, John Burns, Jr., a GLAC special advisor, Mitchel Friedman, Charles Royce and Sandy Smith, each a GLAC stockholder, and their affiliates, to whom we collectively refer as the GLAC Inside Stockholders, beneficially owned and were entitled to vote 2,500,000 shares (‘‘Original Shares’’). The Original Shares were issued to the GLAC Inside Stockholders other than Ms. Smith prior to GLAC’s IPO and constituted approximately 18.5% of the outstanding shares of our common stock immediately after the IPO. Subsequent to the IPO, the shares now owned by Ms. Smith were transferred to her by Messrs. Martell and Burns from their portions of the Original Shares. In connection with its IPO, GLAC and BB&T Capital Markets, a division of Scott & Stringfellow, Inc., the representative of the underwriters of the IPO, entered into agreements with each of the GLAC Inside Stockholders pursuant to which each GLAC Inside Stockholder agreed to vote his or its Original Shares on the acquisition proposal in accordance with the majority of the votes cast by the holders of Public Shares. The GLAC Inside Stockholders have also indicated that they intend to vote their Original Shares in favor of all other proposals being presented at the meeting. The Original Shares have no liquidation rights and will be worthless if no business combination is effected by GLAC. In connection with the IPO, the GLAC Inside Stockholders entered into lock-up agreements with BB&T Capital Markets restricting the sale of their Original Shares until the earlier of six months after a business combination or GLAC’s liquidation.

No GLAC Inside Stockholder has purchased any shares of GLAC common stock in the open market and, to the knowledge of GLAC’s management, none of them has any present intention to do so. If GLAC’s management determines it would be desirable for the GLAC Inside Stockholders to purchase shares in advance of the special meeting, such determination would be based on factors such as the likelihood of approval or disapproval of the acquisition proposal, the number of shares for which conversion may be requested and the financial resources available to such prospective purchasers. As indicated in the prospectus relating to the IPO, GLAC’s Inside Stockholders may, in their discretion, cast votes with respect to shares of GLAC’s common stock so acquired. Additional purchases of shares by the GLAC Inside Stockholders would allow them to exert more influence over the approval of the acquisition proposal and would likely increase the chances that the acquisition proposal would be approved. Also any such purchases may make it less likely that the holders of 20% or more of the Public Shares will vote against the acquisition proposal and exercise their conversion shares. We will file a current report on Form 8-K to disclose arrangements entered into or significant purchases made by GLAC Inside Stockholders that would affect the majority vote of the acquisition proposal or the conversion threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by GLAC Inside Stockholders, Clark stockholders or their affiliates.

Inside Stockholder Escrow

Prior to or concurrently with the closing of the acquisition, the GLAC Inside Stockholders, other than Mitchel Friedman and Sandy Smith, will place an aggregate of 1,173,438 of their Original Shares into escrow pursuant to a Stockholder Escrow Agreement between GLAC, such GLAC Inside Stockholders and an independent escrow agent. Of the 1,173,438 shares to be placed in escrow: Mr. Martell will place 400,000, Mr. Gregory E. Burns 381,250, Messrs. McInnes and Cook 31,250 each, Mr. Levy 25,000, Mr. Royce 281,250 and Mr. John Burns 23,438. The amounts represent 75% of the Original Shares currently owned by Messrs. Royce and John Burns, and 50% for Messrs. Martell, Gregory E. Burns, McInnes, Cook and Levy. A copy of the form of Stockholder Escrow Agreement is annexed hereto as Annex I. We encourage you to read the Stockholder Escrow Agreement in its entirety.

The Original Shares will only be released from escrow if, and only if, prior to the fifth anniversary of the closing, the last sales price of our common stock equal or exceeds $11.50 per share for any 20 trading days within a 30 day trading day period. Upon satisfaction of this condition, the stockholders may send a notice to the trustee that the conditions have been met. Upon verification by the independent trustee, shares shall be released to the holders. If such condition is not met, the shares placed in escrow will be cancelled. The release condition may not be waived by GLAC or by its board of directors in any circumstances.

The terms of the escrow agreement will restrict the holders from selling or otherwise transferring the escrowed shares during the period the escrow arrangement is in effect, subject to certain limited exceptions such as transfers to family members and trusts for estate planning purposes, the death of the holder and transfers to an estate or beneficiaries, provided that the recipients agree to remain subject to the arrangement. As a result of the condition to which the escrowed shares will be subject, such shares will be considered as contingent shares and, as a result, are not included in the pro forma income (loss) per share calculations that are provided in this proxy statement. Accordingly, GLAC will be required to recognize a charge based on the fair value of the shares over the expected period of time it will take to achieve the target price. Based on our share price of $7.25 on January 16, 2008 and an estimated 5 year performance horizon, such non-cash charge would be approximately $1,701,500 per year.

Date, Time and Place of Special Meeting of GLAC’s Stockholders

The special meeting in lieu of annual meeting of the stockholders of GLAC will be held at 10:00 a.m., eastern time, on February 7, 2008, at the offices of Graubard Miller, GLAC’s counsel, at The Chrysler Building, 405 Lexington Avenue, 19th Floor, New York, New York 10174 to consider and vote upon the acquisition proposal, the name change amendment, the charter amendment, the incentive compensation plan proposal and the director election proposal. A proposal to adjourn the meeting to a later date or dates may be presented, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, GLAC is not authorized to consummate the acquisition. See the section entitled ‘‘The Adjournment Proposal.’’

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the special meeting if you owned shares of GLAC common stock at the close of business on January 25, 2008, which is the record date for the special meeting. You will have one vote for each share of GLAC common stock you owned at the close of business on the record date. If your shares are held in ‘‘street name’’ or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. GLAC warrants do not have voting rights. On the record date, there were 13,500,000 shares of GLAC common stock outstanding, of which 11,000,000 were Public Shares and 2,500,000 were shares held by insiders acquired prior to the IPO.

Quorum and Vote of GLAC Stockholders

A quorum of GLAC stockholders is necessary to hold a valid meeting. A quorum will be present at the GLAC special meeting if a majority of the outstanding shares entitled to vote at the meeting are represented in person or by proxy. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum.

•	Pursuant to GLAC’s charter, the approval of the acquisition proposal will require the affirmative vote of the holders of a majority of the Public Shares cast on the proposal at the meeting. There are currently 13,500,000 shares of GLAC common stock outstanding, of which 11,000,000 are Public Shares. The acquisition will not be consummated if the holders of 20% or more of the Public Shares (2,200,000 shares or more) exercise their conversion rights.

•	The approval of the name change amendment will require the affirmative vote of the holders of a majority of the outstanding shares of GLAC common stock on the record date.

•	The approval of the charter amendment will require the affirmative vote of the holders of a majority of the outstanding shares of GLAC common stock on the record date.

•	The approval of the incentive compensation plan will require the affirmative vote of the holders of a majority of the shares of GLAC common stock represented in person or by proxy and entitled to vote thereon at the meeting.

•	The election of directors requires a plurality vote of the shares of common stock present in person or represented by proxy and entitled to vote at the special meeting. ‘‘Plurality’’ means that the individuals who receive the largest number of votes cast ‘‘FOR’’ are elected as directors. Consequently, any shares not voted ‘‘FOR’’ a particular nominee (whether as a result of abstentions, a direction to withhold authority or a broker non-vote) will not be counted in the nominee’s favor.

•	The approval of an adjournment proposal will require the affirmative vote of the holders of a majority of the shares of GLAC common stock represented in person or by proxy and entitled to vote thereon at the meeting.

Abstentions will have the same effect as a vote ‘‘AGAINST’’ the proposals to amend the certificate of incorporation and to adopt the incentive compensation plan and the adjournment proposal, if the latter is presented, but will have no effect on the acquisition proposal. Broker non-votes, while considered present for the purposes of establishing a quorum, will have the effect of votes against the proposals to amend the certificate of incorporation, but will have no effect on the acquisition proposal, the incentive compensation plan proposal or an adjournment proposal. Please note that you cannot seek conversion of your shares unless you affirmatively vote against the acquisition proposal.

The acquisition is not conditioned upon approval of the name change amendment, the charter amendment, the incentive compensation plan proposal or the director election proposal. However, those proposals will not be presented for a vote at the special meeting if the acquisition proposal is not approved.

While GLAC and Clark have had meetings with existing and potential GLAC stockholders to discuss the merits of the proposed acquisition, no party to the purchase agreement has had, directly or indirectly, any contact with any such person with the purpose of altering an intended vote against the transaction or conversion election.

Conversion Rights

Pursuant to GLAC’s certificate of incorporation, a holder of Public Shares may, if the stockholder affirmatively votes against the acquisition, demand that GLAC convert such shares into cash. See the section entitled ‘‘Special Meeting of GLAC Stockholders – Conversion Rights’’ for the procedures to be followed if you wish to convert your shares into cash. If properly demanded, GLAC will convert each Public Share into a pro rata portion of the trust account, calculated as of two business days prior to the anticipated consummation of the acquisition. As of January 3, 2008, this would amount to approximately $8.04 per share. If you exercise your conversion rights, then you will be exchanging your shares of GLAC common stock for cash and will no longer own the shares. You will be entitled to receive cash for these shares only if you affirmatively vote against the acquisition, properly demand conversion and, after the meeting, tender your stock certificate (either physically or electronically) to our transfer agent within the time period specified in a notice you will receive from GLAC, which period will be not less than 20 days from the date of such notice. If the acquisition is not completed, these shares will not be converted into cash. If GLAC is unable to complete the acquisition by February 21, 2008, it will be forced to liquidate and the holders of shares issued in the IPO will receive an amount equal to the amount of funds in the trust account at the time of a liquidation distribution divided by the number of Public Shares. Although both the per share liquidation price and the per share conversion price are equal to the amount of trust funds in the trust account divided by the number of Public Shares, the amount a holder of Public Shares would receive at liquidation may be greater or less than the amount such a holder would have received had it sought conversion of his shares and GLAC consummates the acquisition because (i) there will be greater earned interest net of taxes in the trust account at the time of a liquidation distribution since it would occur at a later date than a conversion and (ii) GLAC may incur expenses it otherwise would not incur if GLAC consummates the acquisition, including, potentially, claims requiring payment from the trust account by creditors who have not waived their rights against the trust account. James Martell, our Chairman, and Gregory Burns, our President and Chief Executive Officer and a director, will be personally liable under certain circumstances (for example, if a vendor successfully makes a claim against funds in the trust account) to ensure that the proceeds in the trust account are not reduced by the claims of prospective target businesses and vendors or other entities that are owed money by us for services rendered or products sold to us. While GLAC has no reason to believe that Messrs. Martell and Burns will not be able to satisfy those obligations, there cannot be any assurance to that effect. See the section entitled ‘‘Other Information Related to GLAC – Liquidation If No Business Combination’’ for additional information.

The acquisition will not be consummated if the holders of 20% or more of the Public Shares (2,200,000 shares or more) exercise their conversion rights.

Appraisal Rights

GLAC stockholders do not have appraisal rights in connection with the acquisition under the DGCL.

Proxies

Proxies may be solicited by mail, telephone or in person. GLAC has engaged Morrow & Co., LLC to assist in the solicitation of proxies.

If you grant a proxy, you may still vote your shares in person if you revoke your proxy before the special meeting. You may also change your vote by submitting a later-dated proxy.

Interests of GLAC’s Directors and Officers in the Acquisition

When you consider the recommendation of GLAC’s board of directors in favor of approval of the acquisition proposal, you should keep in mind that GLAC’s executive officers and members of GLAC’s board have interests in the acquisition transaction that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

•	If the acquisition is not approved, GLAC will be required to liquidate. In such event, the 2,500,000 shares of common stock held by the GLAC Inside Stockholders, including GLAC’s officers and directors and their affiliates and other persons, that were acquired prior to the IPO for an aggregate purchase price of $1,000 will be worthless because the GLAC Inside Stockholders are not entitled to receive any liquidation proceeds with respect to such shares. Such shares had an aggregate market value of $18,125,000 based on the last sale price of $7.25 on the American Stock Exchange on January 16, 2008.

•	In addition, in connection with the closing of the IPO, the GLAC Inside Stockholders (other than Sandy Smith) were issued warrants to purchase an aggregate of 2,272,727 shares of GLAC common stock for an aggregate consideration of approximately $2,500,000 ($1.10 per warrant). These warrants had an aggregate market value of $727,273 based upon the last sale price of $0.32 on the American Stock Exchange on January 16, 2008. All of the warrants will become worthless if the acquisition is not consummated.

•	As of January 16, 2008, the value of the securities held by GLAC’s directors and officers (all of which were purchased in September 2005) was:

	Shares	Price as of January 16, 2008	Stock Value	Warrants	Price as of January 16, 2008	Warrant Value
James Martell	800,000	$7.25	$5,800,000	431,818	$0.32	$138,182
Gregory Burns	762,500	$7.25	$5,528,125	386,364	$0.32	$123,636
Donald McInnes	62,500	$7.25	$453,125	59,091	$0.32	$18,909
Edward Cook	62,500	$7.25	$453,125	90,909	$0.32	$29,091
Maurice Levy	50,000	$7.25	$362,500	27,273	$0.32	$8,727

•	If we are unable to complete a business combination and are forced to liquidate, James Martell, our chairman, and Gregory Burns, our president and chief executive officer and a director, will be personally liable under certain circumstances (for example, if a vendor does not waive any rights or claims to the trust account) to ensure that the proceeds in the trust account are not reduced by the claims of certain prospective target businesses and vendors or other entities that are owed money by us for services rendered or products sold to us. As of September 30, 2007, we had cash outside of the trust account of approximately $50,000 and current liabilities of approximately $380,000 (including $211,000 of unpaid deferred acquisition costs but excluding tax accruals), of which approximately $233,000 was owed to parties who had waived their rights to make claims against funds in the trust account and the balance of approximately $147,000 was owed to parties who had not waived such rights. At that date, assuming that all cash outside the trust account was applied against the unpaid amounts, the obligation of Messrs. Martell and Burns would have been $97,000. This amount is expected to increase prior to the closing of the acquisition. We cannot assure you that Messrs. Martell and Burns will be able to satisfy those obligations.

•	As of December 31, 2007, Messrs. Martell, Burns, Cook, McInnes, Royce and Saunders have loaned GLAC approximately $345,000 to fund its expenses in excess of those paid for from non-trust account funds. The loans are evidenced by promissory notes that bear interest at 10% per annum and are non-recourse against the trust account. If a business combination is not consummated, GLAC will not have any remaining non-trust account funds to repay the loans.

•	If the acquisition is approved, and management’s nominees are elected, each of GLAC’s current directors will retain a seat on the board. After the acquisition, as non-employee directors, they will receive an annual cash fee of $20,000 and an additional $1,000 fee for each board and committee meeting that they attend in person or by telephonic participation ($500 for each meeting attended by telephonic participation if the duration of such meeting is less than one hour). Each may earn additional fees for chairing the audit, nomination or compensation committees. They will also receive options to acquire 10,000 shares of GLAC common stock to be granted upon consummation of the acquisition (or for those subsequently elected or appointed, the first business day following election or appointment), which will vest semi-annually over three years. In addition, each will receive a grant of options to acquire 20,000 shares of GLAC common stock on the first business day following each annual meeting of stockholders at which he is re-elected to the board, which will also vest semi-annually over three years. The per share exercise price of these options will be equal to the market price of GLAC’s common stock on the date of grant. The determinations as to the retention of the directors and their compensation were made by GLAC without negotiation with Clark.

Prior to the closing of the acquisition, GLAC, the GLAC Inside Stockholders, Clark or Clark’s stockholders may purchase shares from institutional and other investors or enter into transactions with such persons to provide them with incentives to acquire shares of GLAC’s common stock and vote the acquired shares in favor of the acquisition proposal. Similar transactions might also be entered into with existing large holders of GLAC’s Public Shares to give them incentives to vote their shares in favor of the acquisition proposal. If such transactions are effected, the consequence could be to cause the acquisition proposal to be approved in circumstances where such approval could not otherwise be obtained. While the exact nature of any such incentives has not been determined as of the date of this proxy statement, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options, the transfer to such investors or holders of shares or warrants owned by the GLAC Inside Stockholders for nominal value and the grant to such investors and holders of rights to nominate directors of GLAC. As of the date of this proxy statement, while certain of the GLAC Inside Stockholders have had preliminary discussions with other holders of GLAC common stock and prospective investors, no agreements to such effect have been entered into with any such investor or holder. If agreements for such transactions are entered into, GLAC will file a Current Report on Form 8-K to report and describe such transactions.

Recommendation to Stockholders

GLAC’s board of directors believes that the acquisition proposal and the other proposals to be presented at the special meeting are fair to and in the best interest of GLAC’s stockholders and unanimously recommends that its stockholders vote ‘‘FOR’’ each of the proposals.

Conditions to the Closing of the Acquisition

General Conditions

Consummation of the acquisition is conditioned on (i) the holders of the Public Shares, at a meeting called for this and other related purposes, approving the purchase agreement and (ii) the holders of fewer than 20% of the Public Shares voting against the acquisition and exercising their right to convert their Public Shares into a pro-rata portion of the trust fund, calculated as of two business days prior to the anticipated consummation of the acquisition.

In addition, the consummation of the transactions contemplated by the purchase agreement is conditioned upon, among other things, (i) no order, stay, judgment or decree being issued by any governmental authority preventing, restraining or prohibiting in whole or in part, the consummation of such transactions, (ii) the execution by and delivery to each party of each of the various transaction documents, (iii) the delivery by each party to the other party of a certificate to the effect that the representations and warranties of each party are true and correct in all material respects as of the closing and all covenants contained in the purchase agreement have been materially complied with by each party, (iv) the receipt of all necessary consents and approvals by third parties and the completion of necessary proceedings, and (v) GLAC’s common stock being listed for trading on the American Stock Exchange or Nasdaq or quoted on the OTC Bulletin Board.

Clark’s Conditions to Closing

The obligations of Clark to consummate the transactions contemplated by the purchase agreement also are conditioned upon, among other things, there being no material adverse change in the business of GLAC since the date of the purchase agreement.

GLAC’s Conditions to Closing

The obligations of GLAC to consummate the transactions contemplated by the purchase agreement also are conditioned upon each of the following, among other things:

(i)	At the closing, there shall have been no material adverse change in the business of Clark, its subsidiaries or their businesses since the date of the purchase agreement;

(ii)	The Clark stockholders having repaid to Clark all direct and indirect indebtedness and obligations owed by them; and

(ii)	Messrs. Teagan and Barry being ready, willing and able to perform under their respective employment agreements.

Termination, Amendment and Waiver

The purchase agreement may be terminated at any time, but not later than the closing, as follows:

•	By mutual written consent of GLAC and the Clark stockholders (acting through their representative);

•	By either GLAC or the representative of the Clark stockholders if the acquisition is not consummated on or before December 31, 2007, provided that such termination is not available to a party whose action or failure to act has been a principal cause of or resulted in the failure of the acquisition to be consummated before such date and such action or failure to act is a breach of the purchase agreement. After such date and prior to the closing, which will occur promptly following the GLAC special meeting on February 7, 2008, the purchase agreement may be terminated by GLAC or such representative;

•	By either GLAC or the representative of the Clark stockholders if a governmental entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the acquisition, which order, decree, judgment, ruling or other action is final and nonappealable;

•	By either GLAC or the representative of the Clark stockholders if the other party has breached any of its covenants or representations and warranties in any material respect and has not cured its breach within thirty days of the notice of an intent to terminate, provided that the terminating party is itself not in breach; and

•	By either GLAC or Clark if, at the GLAC stockholder meeting, the purchase agreement shall fail to be approved by the affirmative vote of the holders of a majority of the Public Shares present in person or represented by proxy and entitled to vote at the special meeting or the holders of 20% or more of the Public Shares exercise conversion rights.

•	By the representative of the Clark stockholders if GLAC’s board of directors fails to include a recommendation to GLAC’s stockholders in the proxy statement to approve the transactions contemplated by the Purchase Agreement or withdraws or modifies (in a manner adverse to Clark or its stockholders) such recommendation

The purchase agreement does not specifically address the rights of a party in the event of a material breach by a party of its covenants or warranties or a refusal or wrongful failure of the other party to consummate the acquisition. However, the non-wrongful party would be entitled to assert its legal rights for breach of contract against the wrongful party.

If permitted under the applicable law, either Clark or GLAC may waive any inaccuracies in the representations and warranties made to such party contained in the purchase agreement and waive compliance with any agreements or conditions for the benefit of itself or such party contained in the purchase agreement. The condition requiring that the holders of fewer than 20% of the Public Shares affirmatively vote against the acquisition proposal and demand conversion of their shares into cash may not be waived. We cannot assure you that any or all of the conditions will be satisfied or waived.

Tax Consequences of the Acquisition

GLAC has received an opinion from its counsel, Graubard Miller, that, for federal income tax purposes:

•	A stockholder of GLAC who exercises conversion rights and effects a termination of the stockholder’s interest in GLAC will generally be required to recognize capital gain or loss upon the exchange of that stockholder’s shares of common stock of GLAC for cash, if such shares were held as a capital asset on the date of the acquisition. Such gain or loss will be measured by the difference between the amount of cash received and the tax basis of that stockholder’s shares of GLAC common stock; and

•	No gain or loss will be recognized by non-converting stockholders of GLAC.

The tax opinion is attached to this proxy statement as Annex F. Graubard Miller has consented to the use of its opinion in this proxy statement. For a description of the material federal income tax consequences of the acquisition, please see the information set forth in ‘‘The Acquisition Proposal – Material Federal Income Tax Consequences of the Acquisition.’’

Anticipated Accounting Treatment

The acquisition will be accounted for as a purchase under accounting principles generally accepted in the United States of America. Under this method of accounting, Clark will be treated as the acquired company and GLAC will be the acquirer. As a result, the identifiable assets and liabilities of Clark will be adjusted to their estimated fair values as of the date of the acquisition. Any excess of the purchase price over the net fair value of assets acquired will be allocated to goodwill. The assets of GLAC will continue to be reported at historical cost. Results of operations of Clark will be included with GLAC from the date of acquisition forward.

Regulatory Matters

The acquisition and the transactions contemplated by the purchase agreement are not subject to any additional federal or state regulatory requirement or approval, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or HSR Act, except for filings with the State of Delaware necessary to effectuate the transactions contemplated by the purchase agreement.

Risk Factors

In evaluating the acquisition proposal, the name change amendment, the charter amendment, the incentive compensation plan proposal, the director election proposal and the adjournment proposal, you should carefully read this proxy statement and especially consider the factors discussed in the section entitled ‘‘Risk Factors.’’

SELECTED HISTORICAL FINANCIAL INFORMATION

The following financial information is provided to assist you in your analysis of the financial aspects of the acquisition. GLAC’s historical information is derived from (i) its audited financial statements at December 31, 2006 and for the year then ended and as at December 31, 2005 and for the period September 1, 2005 (date of inception) through December 31, 2005 and (ii) its unaudited financial statements as at September 30, 2007 and for the nine months ended September 30, 2007 and September 30, 2006 and for the period from September 1, 2005 (inception) to September 30, 2007. Clark’s historical information is derived from (i) its audited financial statements at December 30, 2006 and December 31, 2005 and for each of the 52 weeks then ended, and (ii) its unaudited financial statements at September 29, 2007 and September 30, 2006 and for the 39 weeks ended September 29, 2007 and September 30, 2006.

The information is only a summary and should be read in conjunction with each of GLAC’s and Clark’s historical consolidated financial statements and related notes and ‘‘Plan of Operations’’ and ‘‘Clark’s Management’s Discussion and Analysis of Financial Condition and Results of Operations’’ contained elsewhere herein. The historical results included below and elsewhere in this document are not indicative of the future performance of GLAC or Clark.

Global Logistics Acquisition Corporation
(a development stage company)
(amounts in thousands except share data and per share data)

	Nine Months September 30, 2007 (unaudited)	Nine Months September 30, 2006 (unaudited)	Year Ended December 31, 2006	Sept. 1, 2005 (Date of Inception) through December 31, 2005	Sept. 1, 2005 (Date of Inception) through September 30, 2007 (unaudited)
Statement of Operations Data:
Operating expenses	$1,106	$602	$931	1	$2,037
Net income (loss)	$800	$972	$1,373	(1)	$2,172
Total net income per share amount:
Maximum number of shares subject to possible conversion:
Weighted average number of shares	2,199,999	1,783,149	1,888,218
Income per share amount (basic and diluted)	$0.15	$0.14	$0.20
Weighted Average Number of Shares Outstanding Not Subject to Possible Conversion:
Basic	11,300,001	9,632,602	10,052,878	2,500,000
Diluted	14,281,233	11,719,761	12,261,638	2,500,000
Net Income (Loss) per share amount:
Basic	$0.04	$0.07	$0.10	$(0.00)
Diluted	0.03	0.06	0.08	(0.00)

	September 30, 2007 (unaudited)	December 31, 2006	December 31, 2005
Balance Sheet Data:
Total assets	$89,264	$87,794	$464
Long-term debt	—	—	—
Common stock subject to possible conversion for cash inclusive of interest	$17,596	$17,266	—
Total stockholders’ equity	$68,647	$67,604	—

The Clark Group, Inc.
(amounts in thousands, except per share data)

	39 weeks ended		52/53 weeks ended
	September 29, 2007	September 30, 2006	December 30, 2006	December 31, 2005	January 1, 2005	January 3, 2004	December 31, 2002
Statement of Operations Data:
Gross Revenues	$56,792	$57,271	$76,603	$73,382	$63,443	$59,939	$57,296
Gross Profit	$21,813	$21,575	$28,624	$29,050	$27,115	$25,973	$25,532
Income from continuing operations	$6,284	$6,323	$7,566	$8,157	$5,703	$4,684	$5,087
Income from discontinued operations	(2,042)	(307)	(435)	(355)	(452)	0	0
Net Income	$4,242	$6,016	$7,037	$7,550	$5,040	$4,466	$4,709
Dividends per share	$617	$603	$694	$619	$359	$328	$292

	As of September 29, 2007 (unaudited)	As of September 30, 2006 (unaudited)	As of December 30, 2006	As of December 31, 2005	As of January 1, 2005	As of January 4, 2004	As of December 31, 2002
Balance Sheet Data:
Current assets	$8,993	$12,158	$12,146	$11,881	$9,840	$9,227	$9,625
Total assets	$21,288	$24,596	$24,768	$24,490	$22,469	$21,425	$21,971
Current liabilities	$7,799	$9,933	$9,900	$10,345	$9,242	$8,846	$8,298
Long-term liabilities	—	—	—	—	—	—	$2,000
Shareholder’s equity	$13,489	$14,663	$14,868	$14,145	$13,227	$12,579	$11,673

*	Operating income for the 39 weeks ended September 29, 2007 includes a charge for a one-time, non-recurring severance payment of $280.
**	As an S-Corporation, Clark pays minimal income tax at the corporate level. All federal income taxes are paid by Clark’s stockholders at the individual level.

SELECTED UNAUDITED PRO FORMA FINANCIAL STATEMENTS

The following selected unaudited pro forma financial information has been derived from, and should be read in conjunction with, the unaudited pro forma condensed consolidated financial statements included elsewhere in this proxy.

The following unaudited pro forma condensed consolidated balance sheet combines the historical unaudited balance sheets of GLAC as of September 30, 2007, and the unaudited balance sheets of Clark as of September 29, 2007, giving effect to the transactions described in the Purchase Agreement with purchase accounting applied to the acquired Clark assets as if they had occurred on the last day of the period.

The following unaudited pro forma condensed consolidated statement of income combines (i) the historical audited statement of operations of GLAC for the year ended December 31, 2006 and historical audited statement of operations of Clark for the 52 weeks ended December 30, 2006 and (ii) the historical unaudited statement of operations of GLAC for the nine months ended September 30, 2007, and the unaudited statement of operations of Clark for the 39 weeks ended September 29, 2007, giving effect to the transactions described in the Purchase Agreement with purchase accounting applied to the acquired Clark assets as if they had occurred on January 1, 2006 with respect to GLAC and December 31, 2006 with respect to Clark (Clark’s fiscal year consists of a 52/53 week period ending on the Saturday closest to December 31st. Their quarters consist of 13 week periods).

The historical financial information has been adjusted to give pro forma effect to events that are directly attributable to the transaction, are factually supportable and, in the case of the pro forma income statements, have a recurring impact.

The purchase price allocation has not been finalized and is subject to change based upon recording of actual transaction costs, finalization of working capital adjustments, and completion of appraisals of the principal Clark assets.

The unaudited pro forma condensed consolidated balance sheet as of September 30, 2007 and unaudited pro forma condensed consolidated statement of income for the nine months ended September 30, 2007 and the year ended December 31, 2006 have been prepared using two different levels of approval of the transaction by the GLAC stockholders, as follows:

•	Assuming No Conversions: This presentation assumes that none of the holders of Public Shares exercise their conversion rights; and

•	Assuming Maximum Conversions: This presentation assumes that 19.99% of the holders of Public Shares exercise their conversion rights.

GLAC is providing this information to aid you in your analysis of the financial aspects of the transaction. The unaudited pro forma financial statements are not necessarily indicative of the financial position or results of operations that may have actually occurred had the transaction taken place on the dates noted, or the future financial position or operating results of the combined company.

Unaudited Pro Forma Condensed Consolidated Balance Sheet
At September 30, 2007
(amounts in thousands)

	No Share Conversions	Maximum Share Conversions
Current assets	$20,332	$13,140
Total assets	$100,838	$93,771
Current liabilities	$12,122	$12,122
Long-term liabilities	—	$10,000
Shareholder’s equity	$88,716	$71,649

Unaudited Pro Forma Condensed Consolidated Statement of Income
(amounts in thousands except per share data)

	Nine months ended September 30, 2007		Year ended December 31, 2006
	No Share Conversions	Maximum Share Conversions	No Share Conversions	Maximum Share Conversions
Gross revenue	$56,792	$56,792	$76,603	$76,603
Gross profit	$21,813	$21,813	$28,624	$28,624
Operating income	$3,181	$3,181	$4,147	$4,147
Income from continuing operations	$2,153	$1,684	$2,773	$2,179
Earnings per share*:
Basic	$0.17	$0.16	$0.25	$0.24
Diluted	$0.14	$0.13	$0.21	$0.19
Weighted average number of shares outstanding not subject to possible conversion:*
Basic	12,646,838	10,446,839	11,087,934	9,199,716
Diluted	15,628,070	13,428,071	13,296,694	11,408,476

*	The number of shares used in the calculation of pro forma earnings per share (EPS) excludes shares held by GLAC Inside Stockholders that are subject to the Stockholder Escrow Agreement from the number of outstanding shares. Such shares are subject to forfeiture unless the market price for GLAC’s common stock meets designated targets.

The following table shows per share data for GLAC and Clark on a stand-alone basis for the historical periods of nine months ended September 30, 2007 and year ended December 31, 2006 and on a pro forma basis assuming no share conversions and maximum share conversions for the nine months ended September 30, 2007 and year ended December 31, 2006.

	Nine months ended September 30, 2007
	Historical		Pro forma
	GLAC	Clark	No Share Conversions	Maximum Share Conversions
Book value per share	$6.39	$1,482.31	$6.42	$6.17
Cash dividends declared per share	N/A	$617.32	N/A	N/A
Income per share subject to possible conversion (Basic and diluted)	$0.15
Income per share not subject to possible conversion
Basic	$0.04	$690.55	$0.17	$0.16
Diluted	$0.03	$690.55	$0.14	$0.13
	Year ended December 31, 2006
	Historical		Pro forma
	GLAC	Clark	No Share Conversions	Maximum Share Conversions
Book value per share	$6.29	$1,633.85	$6.32	$5.92
Cash dividends declared per share	N/A	$693.85	N/A	N/A
Income per share subject to possible conversion (Basic and diluted)	$0.20
Income per share not subject to possible conversion
Basic	$0.10	$831.43	$0.25	$0.24
Diluted	$0.08	$831.43	$0.21	$0.19

RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information included in this proxy statement, before you decide whether to vote or instruct your vote to be cast to approve the acquisition proposal.

Risks Related to our Business and Operations Following the Acquisition of Clark

The value of your investment in GLAC following consummation of the acquisition will be subject to the significant risks affecting Clark and inherent in the business of supply chain solutions to the print media industry. You should carefully consider the risks and uncertainties described below and other information included in this proxy statement. If any of the events described below occur, GLAC post-acquisition business and financial results could be adversely affected in a material way. This could cause the trading price of its common stock to decline, perhaps significantly, and you therefore may lose all or part of your investment.

We will be subject to DOT, TSA, OSHA and other pertinent regulations and laws in the United States that could cause us to incur significant compliance expenditures and liability for noncompliance

Clark’s operations are subject to federal, state and local laws and regulations in the Unites States pertaining to its business, including those primarily related to safety and promulgated or administered by the Department of Transportation (‘‘DOT’’), the Transportation Security Administration (‘‘TSA’’) and the Occupational, Safety and Health Administration (‘‘OSHA’’). Specifically, Clark is subject to DOT regulations related to vehicular operating safety which regulate, among other things, driver’s hours of service and require us to maintain driver’s logs, driver’s information files and vehicle inspections reports, conduct scheduled preventative vehicle maintenance, perform random driver drug and alcohol tests, record and report motor vehicle accidents, and maintain current vehicle registrations. In addition, Clark’s subsidiary, Clark Worldwide Transportation, Inc., is registered with the TSA as an Indirect Air Carrier (IAC) and operates within and according to its regulations which are intended to insure that the cargo presented to airlines for carriage is safe. Among other things, Clark is required to comply with security requirements, maintain the confidentiality of certain security information and procedures and designate and use a security coordinator. Clark is also subject to various OSHA regulations that primarily deal with maintaining a safe work-place environment. OSHA regulations require Clark, among other things, to maintain documentation of work related injuries, illnesses and fatalities and files for recordable events, complete workers compensation loss reports and review the status of outstanding worker compensation claims, and complete certain annual filings and postings. Clark may be involved from time to time in administrative and judicial proceedings and investigation with these United States governmental agencies, including inspections and audits by the applicable agencies related to its compliance with these rules and regulations.

To date, Clark’s compliance with these and other applicable regulations has not had a material effect on its results of operations or financial condition. Its failure, however, to comply with these and other applicable requirements in the future could result in fines and penalties to Clark and require Clark to undertake certain remedial actions or be subject to a suspension of its business, which, if significant, could materially adversely effect its business or results of operations. Moreover, Clark’s mere involvement in any audits and investigations or other proceedings could result in substantial financial cost to its and divert its management’s attention. Likewise, the failure by Clark’s third party service providers to comply with applicable regulations which results in increased costs of the services they provide to Clark or results in a disruption to their business and ability to provide services to Clark could have a materially adverse effect on Clark. Additionally, future events, such as changes in existing laws and regulations, new laws or regulations or the discovery of conditions not currently known to Clark, may give rise to additional compliance or remedial costs that could be material.

We will depend on key personnel and we may not be able to operate and grow our business effectively if we lose the services of any of our key personnel or are unable to attract qualified personnel in the future.

Clark will be dependent upon the efforts of its key personnel and its ability to retain them and hire other qualified employees. In particular, Clark will dependent upon the management and leadership of Timothy Teagan, who will be its chief executive officer and president, Stephen Spritzer, who will be its chief financial officer, and John Barry, who will be chief operating officer of Clark Worldwide Transportation, Inc.. The loss of any of them or other key personnel could affect Clark’s ability to run our business effectively.

Competition for senior management personnel is intense and Clark may not be able to retain its personnel even though Clark has entered into employment agreements with certain of them. The loss of any key personnel requires the remaining key personnel to divert immediate and substantial attention to seeking a replacement. An inability to find a suitable replacement for any departing executive officer on a timely basis could adversely affect Clark’s ability to operate and grow its business.

Management and execution of key operations related to supply chain solutions will also require skilled and experienced employees. A shortage of such employees, or Clark’s inability to retain such employees, could have an adverse impact on Clark’s productivity and costs, its ability to expand, develop and distribute new products and its entry into new markets. The cost of retaining or hiring such employees could exceed Clark’s expectations.

In addition, the trucking industry periodically experiences difficulty in attracting and retaining qualified drivers, including independent contractors, and the shortage of qualified drivers and independent contractors has proven to be severe in the past few years. If Clark is unable to continue attracting an adequate number of drivers or contract with enough independent contractors, it could be required to significantly increase its driver compensation package or let trucks sit idle, which could adversely affect its growth and profitability.

Demand for our services may decrease during an economic recession.

The transportation industry historically has experienced cyclical fluctuations in financial results due to economic recession, downturns in business cycles of our customers, fuel shortages, price increases by carriers, interest rate fluctuations, and other economic factors beyond our control. Carriers can be expected to charge higher prices to cover higher operating expenses, and Clark’s gross profits and income from operations may decrease if Clark is unable to pass through to its customers the full amount of higher transportation costs. Furthermore, many of Clark’s customers’ business models are dependent on expenditures by advertisers. These expenditures tend to be cyclical, reflecting general economic conditions, as well as budgeting and buying patterns. If economic recession or a downturn in its customers’ business cycles causes a reduction in the volume of freight shipped by those customers, particularly to the single copy distribution channel, Clark’s operating results could also be adversely affected.

We will depend upon others to provide equipment and services.

Clark does not own or control the vast majority of transportation assets that deliver its customers freight and it does not employ the people directly involved in delivering the freight. Clark controls a limited number of trucks for dedicated customer and company service, but for the majority of its transportation needs Clark does not employ the people directly involved in delivering the freight. Clark is dependent on independent third parties to provide most truck and all rail, ocean and air services and to report certain events to it including delivery information and freight claims. This reliance could cause delays in reporting certain events, including recognizing revenue and claims. If Clark is unable to secure sufficient equipment or other transportation services to meet its commitments to its customers, its operating results could be materially and adversely affected, and its customers could switch to its competitors temporarily or permanently. Many of these risks are beyond Clark’s control including:

•	equipment shortages in the transportation industry, particularly among truckload carriers,

•	interruptions in service or stoppages in transportation as a result of labor disputes,

•	changes in regulations impacting transportation, and

•	unanticipated changes in transportation rates.

Clark’s business and results of operations could also be adversely effected by work stoppages and other disruptive organized labor activities by those third party truck, rail, ocean and air equipment and service providers that are unionized. While Clark does not have definitive information as to the extent the carriers servicing its domestic operations are unionized, Clark believes that only a small minority of the domestic carriers it uses are unionized. While Clark also does not have definitive information as to the extent the carriers servicing its international operations are unionized, and while Clark is unaware of any specific business relationships with unionized carriers, Clark expects that certain of these international carriers are also unionized. These unionized carriers internationally would be predominately carriers that transport Clark’s products in international markets between its facilities, airports and piers. It is also generally known that stevedores, who may handle some of Clark’s ocean cargo shipments, are often unionized. Furthermore, there are significant numbers of unionized personnel working at air carriers which handle a portion of Clark’s international business. These include, but are not limited to, airline pilots, ground handlers and flight attendants.

To date, Clark has not been materially adversely effected by the activities of organized labor domestically or internationally with respect to any third party service providers. The risk exists, however, that Clark could lose business in the event of any significant work stoppage or slowdown with one or more of its domestic or international carriers and that such a loss could materially adversely affect its results of operation and financial condition. Rates for both domestic and international transportation services are negotiated with individual carriers only and not with union representatives.

Our non asset−based transportation management, North American and international freight forwarding and trucking businesses are subject to a number of factors that are largely beyond our control, any of which could have a material adverse effect on our results of operations.

These businesses could be materially adversely affected by numerous risks beyond Clark’s control including:

•	potential liability to third parties and clients as a result of accidents involving Clark’s employees, independent contractors or third party carriers,

•	increased insurance premiums, the unavailability of adequate insurance coverage, or the solvency of Clark’s current insurance providers,

•	recruitment and retention of agents and affiliates,

•	adverse weather and natural disasters,

•	changes in fuel taxes,

•	the ability to effectively pass through fuel cost increases to Clark’s clients through commonly accepted fuel surcharges,

•	potentially adverse effects from federal standards for new engine emissions, and

•	a carrier’s failure to deliver freight pursuant to client requirements.

If any of these risks or others occur, then Clark’s business and results of operations would be adversely impacted.

We face intense competition in the freight forwarding, logistics, domestic ground transportation and supply chain management industry.

In addition to competition from ‘‘in-house’’ distribution arms of large major printers, Clark faces competition from participants in the freight forwarding, logistics, domestic ground transportation and supply chain management industry. Clark believes this industry is intensely competitive and expects it to remain so for the foreseeable future. Clark faces competition from a number of companies, including many that have significantly greater financial, technical and marketing resources. There are a large number of companies competing in one or more segments of the industry. Clark could also encounter competition from regional and local third−party logistics providers, freight forwarders and integrated transportation companies. Depending on the location of the client and the scope of services requested, Clark might compete against truck brokerage niche players, smaller printers, trucking companies, and larger competitors. In addition, in some instances clients increasingly are turning to competitive bidding situations involving bids from a number of competitors, including competitors that are larger than Clark. Clark also faces competition from air and ocean carriers, consulting firms and contract manufacturers, many of which are beginning to expand the scope of their operations to include supply chain related services. Increased competition could result in reduced revenues, reduced margins or loss of market share, any of which could damage Clark’s results of operations and the long-term or short-term prospects of its business.

Our industry is consolidating and if we cannot gain sufficient market presence in our industry, we may not be able to compete successfully against larger, global companies in our industry.

There currently is a marked trend within Clark’s industry toward consolidation of niche players into larger companies which are attempting to increase their global operations through the acquisition of freight forwarders and contract logistics providers. If Clark cannot maintain sufficient market presence in its industry through internal expansion and additional acquisitions, it may not be able to compete successfully against larger, global companies in its industry.

If we fail to develop and integrate information technology systems or we fail to upgrade or replace our information technology systems to handle increased volumes and levels of complexity, meet the demands of our clients and protect against disruptions of our operations, we may lose inventory items, orders or clients, which could seriously harm our business.

Clark’s continued success is dependent on its systems continuing to operate and to meet the changing needs of its customers. Increasingly, Clark competes for clients based upon the flexibility, sophistication and security of the information technology systems supporting its services. The failure of the hardware or software that supports Clark’s information technology systems, the loss of data contained in the systems, or the inability to access or interact with its web site or connect electronically, could significantly disrupt its operations, prevent clients from placing orders, or cause it to lose inventory items, orders or clients. If Clark’s information technology systems are unable to handle additional volume for its operations as its business and scope of services grow, its service levels, operating efficiency and future transaction volumes will decline. In addition, Clark expects clients to continue to demand more sophisticated, fully integrated information technology systems from their supply chain services providers.

Clark has internally developed the majority of its operating systems. Clark is reliant on its technology staff to successfully implement changes to its operating systems in an efficient manner. If Clark fails to hire qualified persons to implement, maintain and protect its information technology systems or it fails to upgrade or replace its information technology systems to handle increased volumes and levels of complexity, meet the demands of its clients and protect against disruptions of its operations, Clark may lose inventory items, orders or clients, which could seriously harm its business.

Our information technology systems are subject to risks which we cannot control.

Clark’s information technology systems are dependent upon global communications providers, web browsers, telephone systems and other aspects of the Internet infrastructure which have experienced significant system failures and electrical outages in the past. Clark’s systems are susceptible to outages due to fire, floods, power loss, telecommunications failures and similar events. Despite Clark’s implementation of network security measures, its servers are vulnerable to computer viruses, unauthorized access with malicious intent and similar intrusions. The occurrence of any of these events could disrupt or damage Clark’s information technology systems and inhibit its internal operations, its ability to provide services to its clients or the ability of its clients to access Clark’s information technology systems, or result in the loss or theft of mission-critical information.

Our business could be adversely affected by heightened security measures, actual or threatened terrorist attacks, efforts to combat terrorism, military action against a foreign state or other similar event.

Clark cannot predict the effects on its business of heightened security measures, actual or threatened terrorist attacks, efforts to combat terrorism, military action against a foreign state or other similar events. It is possible that one or more of these events could be directed at U.S. or foreign ports, borders, railroads or highways. Heightened security measures or other events are likely to slow the movement of freight through U.S. or foreign ports, across borders or on U.S. or foreign railroads or highways and could adversely affect Clark’s business and results of operations.

Any of these events could also negatively affect the economy and consumer confidence, which could cause a downturn in the transportation industry. In addition, advertising expenditures by companies in certain sectors of the economy, including the automotive, financial and pharmaceutical industries, represent a significant portion of Clark’s customers’ advertising revenues. If any of these events cause a significant reduction in the advertising spending in these sectors, it could adversely affect Clark’s customers’ advertising revenues and, by extension, Clark’s revenues.

We will incur increased costs as a result of being a public company.

As a public company, Clark will incur significant legal, accounting and other expenses that it did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002, as well as new rules subsequently implemented by the Securities and Exchange Commission, or SEC, and the Nasdaq National Market, have required changes in corporate governance practices of public companies. Clark expects these new rules and regulations to significantly increase its legal and financial compliance costs and to make some activities more time-consuming and costly. For example, in anticipation of becoming a public company, Clark has created additional board committees and adopted policies regarding internal controls and disclosure controls and procedures. In addition, Clark will incur additional costs associated with its public company reporting requirements. Clark also expects these new rules and regulations to make it more difficult and more expensive for it to obtain director and officer liability insurance and Clark may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for Clark to attract and retain qualified persons to serve on its board of directors or as executive officers. Clark is currently evaluating and monitoring developments with respect to these new rules, and though it cannot accurately predict the amount of additional costs it may incur, or the timing of such costs, Clark currently estimates that it will incur an additional $500,000 of annual recurring general and administrative costs for public company costs.

Additional Risks Associated With Printing/Publishing Industry

Our customers face significant competition for advertising and circulation.

Clark’s customers face significant competition from several direct competitors and other media, including the Internet. Clark’s customers’ magazine operations compete for circulation and audience with numerous other magazine publishers and other media.

Our customers could face increased costs and business disruption resulting from instability in the newsstand distribution channel.

Clark’s customers operate a national distribution business that relies on wholesalers to distribute magazines published by customer publishers and other publishers to newsstands and other retail outlets. Due to industry consolidation, four wholesalers represent more than 80% of the wholesale magazine distribution business. There is a possibility of further consolidation among these wholesalers and/or insolvency of one or more of these wholesalers. Should such further consolidation occur, the number of locations to which Clark transports product could be reduced. Fewer destination points could reduce the need for Clark’s services or adversely affect its pricing to its customers. While insolvency of a wholesaler would not be expected to adversely affect Clark’s cash flow since Clark generally does not invoice wholesalers, such insolvency would, however, adversely affect Clark’s customer publishers’ cash flows and could impede the flow of product through the wholesale distribution channel. A disruption in the wholesale channel due to wholesaler insolvency or any other reason could adversely affect Clark’s customers’ ability to distribute magazines to the retail market place and adversely effect Clark’s business and results of operation.

Risks Related to the Acquisition

The purchase agreement may be terminated by us or by Clark after December 31, 2007.

The purchase agreement provides that either GLAC or the representative of the Clark stockholders may terminate the agreement if the business combination is not consummated by December 31, 2007. After such date and prior to the closing, which will occur promptly following the GLAC special meeting on February 7, 2008, the purchase agreement may be terminated by GLAC or such representative. If the purchase agreement is terminated and we are unable to complete the business combination with Clark, we will be forced to dissolve and liquidate.

Our working capital will be reduced if GLAC stockholders exercise their right to convert their shares into cash.

Pursuant to our certificate of incorporation, holders of Public Shares may vote against the acquisition proposal and demand that we convert their shares, calculated as of two business days prior to the anticipated consummation of the acquisition, into a pro rata share of the trust account where a substantial portion of the net proceeds of the IPO are held. We and Clark will not consummate the acquisition if holders of 2,200,000 or more Public Shares exercise these conversion rights. If no holders elect to convert their Public Shares, our working capital will be approximately $9.4 million compared to approximately $600 thousand historically available to Clark. To the extent the acquisition is consummated and holders have demanded to convert their shares, there will be a corresponding reduction in the amount of funds available to us. If conversion rights are exercised with respect to 2,199,999 shares, the maximum potential conversion cost would be approximately $17,700,000. The balance of the proceeds held in our trust account, which we anticipate totaling approximately $13 million, will be used to fund conversions into cash of our Public Shares and to finance the operations of Clark’s business. If conversion rights are exercised with respect to 2,199,999 shares, the maximum potential conversion cost would be approximately $17,700,000. If the value of all conversions is greater than approximately $13 million, we will be required to draw on additional financing. We do not expect borrowings to fund conversions to exceed $4.7 million. We have assumed under such circumstances that we would borrow approximately $10 million to fund conversions in excess of $13 million and to provide sufficient working capital for the company. Thus, assuming holders of 2,199,999 shares exercise their conversion rights, and we borrow the assumed amount of approximately $10 million, we will have approximately $5.3 million in cash available to us for working capital. We have received a financing commitment from LaSalle Bank National Association (‘‘LaSalle’’) of up to $30,000,000 for a senior secured credit facility to provide funds to pay for, among other things, conversion shares (if necessary) and to provide working capital. The parties have agreed on a detailed term sheet, amortization terms and financial covenants. See the section entitled ‘‘The Acquisition Proposal – Financing Commitments.’’ The financing commitment is subject to the execution of definitive agreements satisfactory to LaSalle and other conditions. We have not discussed or taken steps to undertake an alternative financing to serve as a substitute for such financing commitment. We have no reason to believe that the financing would not be concluded or that alternative financing could not be obtained at competitive terms and conditions but there is no assurance that we would be able to do so.

Our outstanding warrants may be exercised in the future, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

Outstanding redeemable warrants to purchase an aggregate of 11,000,000 shares of common stock issued in the IPO and warrants to purchase an aggregate of 2,272,727 shares of common stock issued to the initial stockholders in a private placement concurrent with the IPO will become exercisable after the consummation of the acquisition. These will be exercised only if the $6.00 per share exercise price is below the market price of our common stock. To the extent such warrants or options are exercised, additional shares of our common stock will be issued, which will result in dilution to our stockholders and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of such shares.

If GLAC stockholders fail to vote or abstain from voting on the acquisition proposal, or fail to deliver their shares to our transfer agent, they may not exercise their conversion rights to convert their shares of common stock of GLAC into a pro rata portion of the trust account.

GLAC stockholders holding Public Shares who affirmatively vote against the acquisition proposal may, at the same time, demand that we convert their shares into a pro rata portion of the trust account, calculated as of two business days prior to the anticipated consummation of the acquisition. GLAC stockholders who seek to exercise this conversion right must affirmatively vote against the acquisition and deliver their stock certificates (either physically or electronically) to our transfer agent after the special meeting. Any GLAC stockholder who fails to vote or who abstains from voting on the acquisition proposal or who fails to deliver his stock certificate may not exercise his conversion rights and will not receive a pro rata portion of the trust account for conversion of his shares. See the section entitled ‘‘Special Meeting of GLAC Stockholders – Conversion Rights’’ for the procedures to be followed if you wish to convert your shares to cash.

The American Stock Exchange may delist our securities from quotation on its exchange which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

Our securities are listed on the American Stock Exchange. We cannot assure you that our securities will continue to be listed on the American Stock Exchange in the future. Additionally, in connection with the acquisition, it is likely that the American Stock Exchange may require us to file a new initial listing application and meet its initial listing requirements as opposed to its more lenient continued listing requirements. We cannot assure you that we will be able to meet those initial listing requirements at that time.

If the American Stock Exchange delists our securities from trading on its exchange, we could face significant material adverse consequences including:

•	a limited availability of market quotations for our securities;

•	a determination that our common stock is a ‘‘penny stock’’ which will require brokers trading in our common stock to adhere to more stringent rules and possibly resulting in a reduced level of trading activity in the secondary trading market for our common stock;

•	a limited amount of news and analyst coverage for our company; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

Our ability to request indemnification from Clark’s stockholders for damages arising out of the acquisition is limited to those claims where damages exceed $375,000.

At the closing of the acquisition, $7,500,000 of the purchase price we will pay to Clark’s stockholders will be deposited in escrow to provide a fund for payment to GLAC with respect to its post-closing rights to indemnification under the purchase agreement for breaches of representations and warranties and covenants by Clark, and for costs in excess of $120,000 incurred in payment of workers’ compensation claims arising out of events occurring prior to the closing. Claims for indemnification may only be asserted by GLAC once the damages exceed $375,000 and are indemnifiable only to the extent that damages exceed $375,000 and recoveries may not exceed $7,500,000. Accordingly, it is possible that GLAC will not be entitled to indemnification even if Clark is found to have breached its representations and warranties and covenants contained in the purchase agreement if such breach would only result in damages to GLAC of less than $375,000. Similarly, GLAC will not be entitled to indemnification for damages in excess of $7,500,000.

Our current directors and executive officers own shares of common stock and warrants that will be worthless if the acquisition is not approved. Such interests may have influenced their decision to approve the business combination with Clark.

Certain of our officers and directors and/or their affiliates beneficially own stock in GLAC that they purchased prior to our IPO. Additionally, our initial stockholders, who also serve as our officers and directors, purchased 2,272,727 warrants in a private placement that occurred simultaneously with our IPO. Our executive officers and directors and their affiliates are not entitled to receive any of the cash proceeds that may be distributed upon our liquidation with respect to shares they acquired prior to our IPO. Therefore, if the acquisition is not approved and we are forced to liquidate, such shares held by such persons will be worthless, as will the warrants. As of the January 16, 2008, GLAC’s directors and officers hold $12,596,875 in common stock (based on a market price of $7.25) and $318,546 in warrants (based on a market price of $0.32). See the section entitled ‘‘The Acquisition Proposal – Interests of GLAC’s Directors and Officers in the Acquisition.’’

These financial interests of our directors and officers may have influenced their decision to approve our business combination with Clark and to continue to pursue such business combination. In considering the recommendations of our board of directors to vote for the acquisition proposal and other proposals, you should consider these interests.

Our current directors and executive officers are liable to ensure that proceeds of the trust are not reduced by vendor claims in the event the business combination is not consummated. Such liability may have influenced their decision to approve the business combination with Clark.

If GLAC liquidates prior to the consummation of a business combination, James Martell, our chairman, and Gregory Burns, our president and chief executive officer and a director, will be personally liable under certain circumstances (for example, if a vendor does not waive any rights or claims to the trust account) to ensure that the proceeds in the trust account are not reduced by the claims of certain prospective target businesses and vendors or other entities that are owed money by us for services rendered or products sold to us. If GLAC consummates a business combination, on the other hand, GLAC will be liable for all such claims. As of September 30, 2007, the value of Mr. Martell’s and Mr. Burns’ obligation was $97,000. This amount is expected to increase prior to the closing of the acquisition. Neither GLAC nor Messrs. Martell and Burns has any reason to believe that Messrs. Martell and Burns will not be able to fulfill their indemnity obligations to GLAC. See the section entitled ‘‘Other Information Related to GLAC – GLAC’s Plan of Operations’’ for further information.

These personal obligations of our directors and officers may have influenced their decision to approve our business combination with Clark and to continue to pursue such business combination. In considering the recommendations of our board of directors to vote for the acquisition proposal and other proposals, you should consider these interests.

The exercise of our directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the business combination may result in a conflict of interest when determining whether such changes to the terms of the business combination or waivers of conditions are appropriate and in our stockholders’ best interest.

In the period leading up to the closing of the acquisition, events may occur that, pursuant to the purchase agreement, would require GLAC to agree to amendments to the purchase agreement, to consent to certain actions taken by Clark or to waive rights that GLAC is entitled to under the purchase agreement. Such events could arise because of changes in the course of Clark’s business, a request by Clark to undertake actions that would otherwise be prohibited by the terms of the purchase agreement or the occurrence of other events that would have a material adverse effect on Clark’s business and would entitle GLAC to terminate the purchase agreement. In any of such circumstances, it would be discretionary on GLAC, acting through its board of directors, to grant its consent or waive its rights. The existence of the financial and personal interests of the directors described in the preceding risk factor may result in a conflict of interest on the part of one or more of the directors between what he may believe is best for GLAC and what he may believe is best for himself in determining whether or not to take the requested action.

If we are unable to complete the business combination with Clark, we will be forced to dissolve and liquidate. In such event, third parties may bring claims against us and, as a result, the proceeds held in trust could be reduced and the per-share liquidation price received by stockholders could be less than $8.04 per share.

If we are unable to complete the business combination with Clark by February 21, 2008, we will not be able to do a business combination with another party because we did not enter into any still effective letters of intent prior to August 21, 2007, the date by which, under the terms of our certificate of incorporation, we must have done so. In such event, we will be forced to dissolve and liquidate and third parties may bring claims against us. Although we have obtained waiver agreements from certain vendors and service providers we have engaged and owe money to, and the prospective target businesses we have negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the trust fund, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the trust fund notwithstanding such agreements. Furthermore, there is no guarantee that a court will uphold the validity of such agreements. Accordingly, the proceeds held in trust could be subject to claims which could take priority over those of our public stockholders. Additionally, if we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy or other claims deplete the trust account, we cannot assure you we will be able to return to our public stockholders at least $8.04 per share.

If we do not consummate the business combination with Clark by February 21, 2008 and are forced to dissolve and liquidate, payments from the trust account to our public stockholders may be delayed.

If we do not consummate the business combination with Clark by February 21, 2008, we will dissolve and liquidate. We anticipate that, promptly after such date, the following will occur:

•	our board of directors will convene and adopt a specific plan of dissolution and liquidation, which it will then vote to recommend to our stockholders; at such time it will also cause to be prepared a preliminary proxy statement setting out such plan of dissolution and liquidation as well as the board’s recommendation of such plan;

•	we will promptly file our preliminary proxy statement with the Securities and Exchange Commission;

•	if the Securities and Exchange Commission does not review the preliminary proxy statement, then, 10 days following the filing of such preliminary proxy statement, we will mail the definitive proxy statement to our stockholders, and, 10 to 20 days following the mailing of such definitive proxy statement, we will convene a meeting of our stockholders, at which they will vote on our plan of dissolution and liquidation; and

•	if the Securities and Exchange Commission does review the preliminary proxy statement, we currently estimate that we will receive their comments 30 days after the filing of such proxy statement. We would then mail the definite proxy statement to our stockholders following the conclusion of the comment and review process (the length of which we cannot predict with any certainty, and which may be substantial) and we will convene a meeting of our stockholders at which they will vote on our plan of dissolution and liquidation.

We expect that a significant part or all of the costs associated with the implementation and completion of our plan of dissolution and liquidation will be funded by Messrs. Martell and Burns, who will advance us the funds necessary to complete such dissolution and liquidation (currently anticipated to be no more than approximately $50,000) and not seek reimbursement thereof.

We will not liquidate the trust account unless and until our stockholders approve our plan of dissolution and liquidation. Accordingly, the foregoing procedures may result in substantial delays in our liquidation and the distribution to our public stockholders of the funds in our trust account and any remaining net assets as part of our plan of dissolution and liquidation.

Our stockholders may be held liable for claims by third parties against us to the extent of distributions received by them.

If we are unable to complete the business combination with Clark, we will dissolve and liquidate pursuant to Section 275 of the DGCL. Under Sections 280 through 282 of the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. Pursuant to Section 280, if the corporation complies with certain procedures intended to ensure that it makes reasonable provisions for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of a stockholder with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. Although we will seek stockholder approval to liquidate the trust account to our public stockholders as part of our plan of dissolution and liquidation, we will seek to conclude this process as soon as possible and as a result do not intend to comply with those procedures. Because we will not be complying with those procedures, we are required, pursuant to Section 281 of the DGCL, to adopt a plan that will provide for our payment, based on facts known to us at such time, of (i) all existing claims, (ii) all pending claims and (iii) all claims that may be potentially brought against us within the subsequent 10 years. Accordingly, we would be required to provide for any creditors known to us at that time or those that we believe could be potentially brought against us within the subsequent 10 years prior to distributing the funds held in the trust to stockholders. We cannot assure you that we will properly assess all claims that may be potentially brought against us. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them in a dissolution (but no more) and any liability of our stockholders may extend well beyond the third anniversary of such dissolution. Accordingly, we cannot assure you that third parties will not seek to recover from our stockholders amounts owed to them by us.

Additionally, if we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us that is not dismissed, any distributions received by stockholders in our dissolution might be viewed under applicable debtor/creditor and/or bankruptcy laws as either a ‘‘preferential transfer’’ or a ‘‘fraudulent conveyance.’’ As a result, a bankruptcy court could seek to recover all amounts received by our stockholders in our dissolution. Furthermore, because we intend to distribute the proceeds held in the trust account to our public stockholders as soon as possible after our dissolution, this may be viewed or interpreted as giving preference to our public stockholders over any potential creditors with respect to access to or distributions from our assets. Furthermore, our board of directors may be viewed as having breached their fiduciary duties to our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors and/or complying with certain provisions of the DGCL with respect to our dissolution and liquidation. We cannot assure you that claims will not be brought against us for these reasons.

Risks if the Adjournment Proposal is not Approved

If the adjournment proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the acquisition, GLAC’s board of directors will not have the ability to adjourn the special meeting to a later date in order to solicit further votes, and, therefore, the acquisition will not be approved and GLAC will be required to liquidate.

GLAC’s board of directors is seeking approval to adjourn the special meeting to a later date or dates if, at the special meeting, based upon the tabulated votes, there are insufficient votes to approve the consummation of the acquisition. If the adjournment proposal is not approved, GLAC’s board will not have the ability to adjourn the special meeting to a later date and, therefore, will not have more time to solicit votes to approve the consummation of the acquisition. In such event, the acquisition would not be completed and GLAC would be required to liquidate.

FORWARD-LOOKING STATEMENTS

We believe that some of the information in this proxy statement constitutes forward-looking statements within the definition of the Private Securities Litigation Reform Act of 1995. However, the safe-harbor provisions of that act do not apply to statements made in this proxy statement. You can identify these statements by forward-looking words such as ‘‘may,’’ ‘‘expect,’’ ‘‘anticipate,’’ ‘‘contemplate,’’ ‘‘believe,’’ ‘‘estimate,’’ ‘‘intends,’’ and ‘‘continue’’ or similar words. You should read statements that contain these words carefully because they:

•	discuss future expectations;

•	contain projections of future results of operations or financial condition; or

•	state other ‘‘forward-looking’’ information.

We believe it is important to communicate our expectations to our stockholders. However, there may be events in the future that we are not able to predict accurately or over which we have no control. The risk factors and cautionary language discussed in this proxy statement provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by us or Clark in such forward-looking statements, including among other things:

•	the number and percentage of our stockholders voting against the acquisition proposal and seeking conversion;

•	management of growth;

•	general economic conditions;

•	Clark’s business strategy and plans; and

•	the result of future financing efforts.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement.

All forward-looking statements included herein attributable to any of GLAC, Clark or any person acting on either party’s behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, GLAC and Clark undertake no obligations to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events.

Before you grant your proxy or instruct how your vote should be cast or vote on the approval of the purchase agreement, you should be aware that the occurrence of the events described in the ‘‘Risk Factors’’ section and elsewhere in this proxy statement could have a material adverse effect on GLAC and/or Clark.

SPECIAL MEETING OF GLAC STOCKHOLDERS

General

We are furnishing this proxy statement to GLAC stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting in lieu of annual meeting of GLAC stockholders to be held on February 7, 2008, and at any adjournment or postponement thereof. This proxy statement is first being furnished to our stockholders on or about January 28, 2008 in connection with the vote on the acquisition proposal, the certificate of incorporation amendments, the incentive compensation plan proposal and the director election proposal. This document provides you with information you need to know to be able to vote or instruct your vote to be cast at the special meeting.

Date, Time and Place

The special meeting of stockholders will be held on February 7, 2008, at 10:00 a.m., eastern time, at the offices of Graubard Miller, GLAC’s counsel, at The Chrysler Building, 405 Lexington Avenue, 19th Floor, New York, New York 10174.

Purpose of the GLAC Special Meeting

At the special meeting, we are asking holders of GLAC common stock to:

•	consider and vote upon a proposal to approve the purchase agreement and the transactions contemplated thereby (acquisition proposal);

•	consider and vote upon a proposal to approve an amendment to our certificate of incorporation to change our name from ‘‘Global Logistics Acquisition Corporation’’ to ‘‘Clark Holdings Inc.’’ (name change amendment);

•	consider and vote upon a proposal to approve an amendment to our certificate of incorporation to remove from the certificate of incorporation (i) the preamble, sections A through D, inclusive, and section F of Article Sixth, (ii) the last sentence of Article Ninth and (iii) Article Tenth, in its entirety, from and after the closing of the acquisition, as these provisions will no longer be applicable to us, and to redesignate section E of Article Sixth, which relates to the staggered board, as Article Sixth (charter amendment);

•	consider and vote upon a proposal to approve the adoption of the 2007 Long-Term Incentive Equity Plan (incentive compensation plan proposal);

•	elect seven directors to GLAC’s board of directors, of whom two will serve until the annual meeting to be held in 2009, three will serve until the annual meeting to be held in 2010 and two will serve until the annual meeting to be held in 2011 and, in each case, until their successors are elected and qualified (director election proposal); and

•	consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that, based upon the tabulated votes at the time of the special meeting, GLAC would not have been authorized to consummate the acquisition (adjournment proposal).

Recommendation of GLAC Board of Directors

Our board of directors:

•	has unanimously determined that each of the acquisition proposal, the name change amendment, the charter amendment and the incentive compensation plan proposal is fair to and in the best interests of us and our stockholders;

•	has unanimously approved the acquisition proposal, the name change amendment, the charter amendment and the incentive compensation plan proposal;

•	unanimously recommends that our common stockholders vote ‘‘FOR’’ the acquisition proposal;

•	unanimously recommends that our common stockholders vote ‘‘FOR’’ the proposal to adopt the name change amendment;

•	unanimously recommends that our common stockholders vote ‘‘FOR’’ the proposal to adopt the charter amendment;

•	unanimously recommends that our common stockholders vote ‘‘FOR’’ the incentive compensation plan proposal;

•	unanimously recommends that our common stockholders vote ‘‘FOR’’ the persons nominated by our management for election as directors; and

•	unanimously recommends that our stockholders vote ‘‘FOR’’ an adjournment proposal if one is presented to the meeting.

Record Date; Who is Entitled to Vote

We have fixed the close of business on January 25, 2008, as the ‘‘record date’’ for determining GLAC stockholders entitled to notice of and to attend and vote at the special meeting. As of the close of business on January 25, 2008, there were 13,500,000 shares of our common stock outstanding and entitled to vote. Each share of our common stock is entitled to one vote per share at the special meeting.

Pursuant to agreements with us, the 2,500,000 shares of our common stock held by stockholders who purchased their shares of common stock prior to our IPO will be voted on the acquisition proposal in accordance with the majority of the votes cast at the special meeting on such proposal by the holders of the Public Shares. The vote of such shares will not affect the outcome of the vote on the proposal.

Quorum

The presence, in person or by proxy, of a majority of all the outstanding shares of common stock entitled to vote constitutes a quorum at the special meeting.

Abstentions and Broker Non-Votes

Proxies that are marked ‘‘abstain’’ and proxies relating to ‘‘street name’’ shares that are returned to us but marked by brokers as ‘‘not voted’’ will be treated as shares present for purposes of determining the presence of a quorum on all matters. The latter will not be treated as shares entitled to vote on the matter as to which authority to vote is withheld from the broker. If you do not give the broker voting instructions, under applicable self-regulatory organization rules, your broker may not vote your shares on the acquisition proposal, the name change amendment, the charter amendment and the incentive compensation plan proposal. Since a stockholder must affirmatively vote against the acquisition proposal to have conversion rights, individuals who fail to vote or who abstain from voting may not exercise their conversion rights. See the information set forth in ‘‘Special Meeting of GLAC Stockholders – Conversion Rights.’’

Vote of Our Stockholders Required

The approval of the acquisition proposal will require the affirmative vote for the proposal by the holders of a majority of the Public Shares cast on the proposal at the meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will have no effect on the acquisition proposal. You cannot seek conversion unless you affirmatively vote against the acquisition proposal.

The name change amendment and the charter amendment will require the affirmative vote of the holders of a majority of GLAC common stock outstanding on the record date. Because each of these proposals to amend our charter requires the affirmative vote of a majority of the shares of common stock outstanding, abstentions and shares not entitled to vote because of a broker non-vote will have the same effect as a vote against these proposals.

The approval of the incentive compensation plan and an adjournment proposal, if presented, will require the affirmative vote of the holders of a majority of our common stock represented and entitled to vote thereon at the meeting. Abstentions are deemed entitled to vote on such proposals. Therefore, they have the same effect as a vote against either proposal. Broker non-votes are not deemed entitled to vote on such proposals and, therefore, they will have no effect on the vote on such proposals.

Directors are elected by a plurality. ‘‘Plurality’’ means that the individuals who receive the largest number of votes cast ‘‘FOR’’ are elected as directors. Consequently, any shares not voted ‘‘FOR’’ a particular nominee (whether as a result of abstentions, a direction to withhold authority or a broker non-vote) will not be counted in the nominee’s favor.

Voting Your Shares

Each share of GLAC common stock that you own in your name entitles you to one vote. Your proxy card shows the number of shares of our common stock that you own. If your shares are held in ‘‘street name’’ or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

There are two ways to vote your shares of GLAC common stock at the special meeting:

•	You can vote by signing and returning the enclosed proxy card. If you vote by proxy card, your ‘‘proxy,’’ whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by our board ‘‘FOR’’ the acquisition proposal, the name change amendment, the charter amendment, the incentive compensation plan proposal, the persons nominated by GLAC’s management for election as directors and, if necessary, an adjournment proposal. Votes received after a matter has been voted upon at the special meeting will not be counted.

•	You can attend the special meeting and vote in person. We will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify Kenneth L. Saunders, our chief financial officer, treasurer and corporate secretary, in writing before the special meeting that you have revoked your proxy; or

•	you may attend the special meeting, revoke your proxy, and vote in person, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your shares of our common stock, you may call Morrow & Co., LLC, our proxy solicitor, at (800) 607-0088, or Kenneth L. Saunders, our chief financial officer, treasurer and corporate secretary at (646) 495-5155.

No Additional Matters May Be Presented at the Special Meeting

This special meeting has been called only to consider the approval of the acquisition proposal, the name change amendment, the charter amendment, the incentive compensation plan proposal and the election of directors. Under our by-laws, other than procedural matters incident to the conduct of the meeting, no other matters may be considered at the special meeting if they are not included in the notice of the meeting. An adjournment or postponement of the special meeting may occur to solicit additional votes if an adjournment proposal is presented and approved.

Conversion Rights

Any of our stockholders holding Public Shares as of the record date who affirmatively vote their Public Shares against the acquisition proposal may also demand that we convert such shares into a pro rata portion of the trust account, calculated as of two business days prior to the consummation of the acquisition. If demand is properly made and the acquisition is consummated, we will convert these shares into a pro rata portion of funds deposited in the trust account plus interest, calculated as of such date.

GLAC stockholders who seek to exercise this conversion right (‘‘converting stockholders’’) must affirmatively vote against the acquisition proposal. Abstentions and broker non-votes do not satisfy this requirement. Additionally, holders demanding conversion must deliver their stock certificates (either physically or electronically using Depository Trust Company’s DWAC (Deposit Withdrawal at Custodian) System) to our transfer agent promptly after the meeting.

If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be converted into cash.

The closing price of our common stock on January 25, 2008 (the record date) was $7.65. The cash held in the trust account on January 3, 2008 was approximately $88,423,218 ($8.04 per Public Share). Prior to exercising conversion rights, stockholders should verify the market price of our common stock as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their conversion rights if the market price per share is higher than the conversion price. We cannot assure our stockholders that they will be able to sell their shares of GLAC common stock in the open market, even if the market price per share is higher than the conversion price stated above, as there may not be sufficient liquidity in our securities when our stockholders wish to sell their shares.

If the holders of at least 2,200,000 or more Public Shares (an amount equal to 20% or more of the Public Shares), vote against the acquisition proposal and properly demand conversion of their shares, we will not be able to consummate the acquisition.

If you exercise your conversion rights, then you will be exchanging your shares of our common stock for cash and will no longer own those shares. You will be entitled to receive cash for these shares only if you affirmatively vote against the acquisition proposal, properly demand conversion, and deliver your stock certificate (either physically or electronically) to our transfer agent after the meeting within the time period specified in a notice that you will receive from GLAC, which period will be not less than 20 days after the date of the notice.

Appraisal Rights

Stockholders of GLAC do not have appraisal rights in connection the acquisition under the DGCL.

Proxy Solicitation Costs

We are soliciting proxies on behalf of our board of directors. This solicitation is being made by mail but also may be made by telephone or in person. We and our directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means.

We have hired Morrow & Co., LLC to assist in the proxy solicitation process. We will pay Morrow & Co., LLC a fee of $10,000, with an additional fee of $30,000 if the business combination is successfully consummated, plus disbursements. Such fee will be paid with non-trust account funds.

We will ask banks, brokers and other institutions, nominees and fiduciaries to forward its proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. We will reimburse them for their reasonable expenses.

GLAC Inside Stockholders

As of January 25, 2008, the record date, James J. Martell, GLAC’s chairman of the board, Gregory E. Burns, GLAC’s chief executive officer, president and a director, Donald G. McInnes, Edward W. Cook and Maurice Levy, each a GLAC director, John Burns, Jr., a GLAC special advisor, Mitchel Friedman, Charles Royce and Sandy Smith, each a GLAC stockholder, and their affiliates, to whom we collectively refer as the GLAC Inside Stockholders, beneficially owned and were entitled to vote 2,500,000 shares (‘‘Original Shares’’) or approximately 18.5% of the then outstanding shares of our common stock. The Original Shares were issued to the GLAC Inside Stockholders other than Ms. Smith prior to GLAC’s IPO. Subsequent to the IPO, the shares now owned by Ms. Smith were transferred to her by Messrs. Martell and Burns from their portions of the Original Shares. In connection with its IPO, GLAC and BB&T Capital Markets., the representative of the underwriters of the IPO, entered into agreements with each of the GLAC Inside Stockholders pursuant to which each GLAC Inside Stockholder agreed to vote his or its Original Shares on the acquisition proposal in accordance with the majority of the votes cast by the holders of Public Shares. The GLAC Inside Stockholders have also indicated that they intend to vote their Original Shares in favor of all other proposals being presented at the meeting. The Original Shares have no liquidation rights and will be worthless if no business combination is effected by GLAC. In connection with the IPO, the GLAC Inside Stockholders entered into lock-up agreements with BB&T Capital Markets restricting the sale of their Original Shares until the earlier of six months after a business combination or GLAC’s liquidation.

No GLAC Inside Stockholder has purchased any shares of GLAC common stock in the open market and, to the knowledge of GLAC’s management, none of them has any present intention to do so. If GLAC’s management determines it would be desirable for the GLAC Inside Stockholders to purchase shares in advance of the special meeting, such determination would be based on factors such as the likelihood of approval or disapproval of the acquisition proposal, the number of shares for which conversion may be requested and the financial resources available to such prospective purchasers. As indicated in the prospectus relating to the IPO, GLAC’s Inside Stockholders may, in their discretion, cast votes with respect to shares of GLAC’s common stock so acquired. Additional purchases of shares by the GLAC Inside Stockholders would allow them to extend more influence over the approval of the acquisition proposal and would likely increase the chances that the acquisition proposal would be approved. Also, any such purchases may make it less likely that the holders of 20% or more of the Public Shares will vote against the acquisition proposal and exercise their conversion shares. We will file a Current Report on Form 8-K with the Securities and Exchange Commission to disclose arrangements entered into or significant purchases made by GLAC Inside Stockholders that would affect the majority vote of the acquisition proposal or the conversion threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by GLAC Inside Stockholders, Clark stockholders or their affiliates.

THE ACQUISITION PROPOSAL

The discussion in this document of the acquisition and the principal terms of the purchase agreement by and among GLAC, Clark and the stockholders of Clark is subject to, and is qualified in its entirety by reference to, the purchase agreement. Copies of the purchase agreement and the amendment thereto are attached as Annex A to this proxy statement.

General Description of the Acquisition

GLAC, Clark and Clark’s stockholders entered into the purchase agreement on May 18, 2007, and amended it on November 1, 2007. Pursuant to the purchase agreement, GLAC will purchase all of the outstanding capital stock of Clark from Clark’s stockholders for a total consideration of $75,000,000 (of which $72,527,472.53 will be paid in cash and $2,472,527.47 will be paid by the issuance of 320,276 shares of GLAC common stock valued at $7.72 per share).

The purchase price is subject to a dollar-for-dollar increase or decrease to the extent that Clark’s working capital at the time of closing is greater (less negative or positive) or less (more negative) than a working capital deficit of $1,588,462. Additionally, a purchase price adjustment to be calculated after March 31, 2008 may decrease (but not increase) the purchase price. Such adjustment provides for a dollar-for-dollar decrease of up to $500,000 to the extent that the average of Clark’s working capital calculated on the last day of each month for the twelve months ending on March 31, 2008 is greater than (less negative or positive) a deficit of $1,588,462. For the purposes of both adjustments, Clark’s working capital means, as of the date such calculation is made, the sum of (A) current assets excluding cash plus (B) $616,438, representing 3-day check float, minus (C) current liabilities minus (D) the aggregate amount of checks outstanding at such date that were issued in payment of accounts payable. The working capital will be determined in a manner consistent with that used by Clark prior to the date of execution of the purchase agreement. The target working capital deficit of (−$1,588,462) was computed based on the average of the twelve month end balances during the annual period ended March 31, 2007 using the above-described working capital elements. The formula negotiated and included in the purchase agreement was based on Clark’s internal reporting systems and may not reflect account reclassifications made to conform Clark’s balance sheet with generally accepted accounting principles.

The acquisition is expected to be consummated in the first quarter of 2008, after the required approval by the stockholders of GLAC and the fulfillment of certain other conditions, as discussed herein.

Upon completion of the acquisition, assuming that none of the holders of IPO shares elects to convert his shares into cash, the existing stockholders of GLAC will own 97.7% of the shares of GLAC common stock outstanding immediately after the closing of the acquisition. If 19.99% of the holders of IPO shares elect to convert their shares into cash, the existing stockholders of GLAC will own 97.3% of the shares of GLAC common stock outstanding immediately after the closing of the acquisition. In such event, GLAC would be required to borrow approximately $5.6 million to be able to make complete payment of amounts due to the converting stockholders above funds available from the trust account for such purpose. GLAC has had preliminary conversations with potential lenders, and, should the need to raise such funds arise for the purpose of funding conversions, GLAC believes that it will be able to obtain financing, although there can be no assurance that it will be the case, on commercially reasonable terms that will be at market for similar debt. The foregoing does not reflect shares issuable upon the exercise of warrants to purchase shares of GLAC common stock that will become exercisable upon completion of the acquisition.

Name; Headquarters; Stock Symbols

After completion of the acquisition:

•	the name of GLAC will be Clark Holdings Inc.;

•	the corporate headquarters and principal executive offices of GLAC will be located at 121 New York Avenue, Trenton, New Jersey 08638, which are Clark’s corporate headquarters; and

•	GLAC’s common stock, warrants and units (each consisting of one share of common stock and one warrant) will continue to be traded on the American Stock Exchange under the symbols GLA, GLA.WS and GLA.U, respectively.

Indemnification of GLAC

To provide a fund for payment to GLAC with respect to its post-closing rights to indemnification under the purchase agreement for breaches of representations and warranties and covenants by Clark and liabilities not assumed by GLAC, there will be placed in escrow (with an independent escrow agent) $7,500,000 of the purchase price payable to the Clark stockholders at closing (‘‘Indemnity Escrow Fund’’). Claims for indemnification may be asserted against the Indemnity Escrow Fund by GLAC once its damages exceed $375,000 and will be reimbursable to the extent damages exceed such amount, except that claims made with respect to representations, warranties and covenants of Clark and or its stockholders relating to stock acquisition and ownership, organization of Clark and its subsidiaries, capitalization of Clark, authority, title to property and taxes, and indemnification by Clark’s stockholders for costs in excess of $120,000 incurred in payment of (or reserved for) workers’ compensation claims arising prior to the closing of the acquisition, will not be subject to such deductible. Indemnification claims may be made until 18 months after the closing date. One-third of the Indemnity Escrow Fund, less amounts paid in, and reserved for, settlement of indemnification claims, will be released to the Clark stockholders six months after the closing date and one-half of the remaining balance of the Indemnification Escrow Fund, less amounts paid in, and reserved for, settlement of indemnification claims, will be released twelve months after the closing date. However, notwithstanding such release from escrow, the stockholders shall continue to be responsible to pay GLAC, but not in excess of an amount equal to the funds so released, for established indemnification claims resulting from breaches of specified representations of Clark and made prior to the expiration of the sixtieth day after the respective statutes of limitations applicable to the subject matter of such representations. A copy of the Escrow Agreement is attached to this proxy statement as Annex C.

Financing Commitment

GLAC has received a financing commitment of up to $30,000,000 for a senior secured credit facility from LaSalle to provide funds to GLAC and/or The Clark Group, Inc. (when, after the proposed acquisition, The Clark Group, Inc. is a wholly owned subsidiary of GLAC) and their respective direct and indirect subsidiaries (collectively, the ‘‘Loan Parties’’) to (a) pay for conversion shares, if necessary, (b) provide working capital for the operating Loan Parties and (c) provide for future permitted acquisitions the ‘‘Facility’’). The Facility also would allow GLAC to make repurchases of its common stock within the 60-day period following the closing; however, GLAC has no current plans to make any stock repurchases. The financing commitment is subject to the execution of definitive agreements satisfactory to LaSalle and other conditions. Although GLAC has not discussed or taken steps to undertake an alternative financing to serve as a substitute for the Facility, GLAC has no reason to believe that the Facility would not be concluded or that alternative financing could not be obtained at competitive terms and conditions to the Facility. A copy of the financing commitment is attached to this proxy statement as Annex J. GLAC does not believe that such financing would have any material adverse effect on its ability to make subsequent equity offerings.

The Loan Parties will incur various fees and expenses (in addition to interest) in connection with the financing commitment and its funding. These include commitment fees on the unused portion of the revolving credit facility, letter of credit fees and reimbursement of out-of-pocket expenses of LaSalle and its representatives. Such fees and expenses are described in more detail in the discussion of the terms and conditions of the Facility below.

Senior secured credit facility

The Facility will consist of (a) up to $20,000,000 that can be drawn within 60 days of the closing date as a term loan sublimit (the ‘‘Term Loan Submit’’) and (b) up to $30,000,000, less any Term Loan Sublimit draw, as a revolving credit facility (the ‘‘Revolving Credit Facility’) with a $3,000,000 sublimit for letters of credit.

Maturity – The Term Loan Sublimit and the Revolving Credit Facility will each mature on the third anniversary of the closing date.

Term Sublimit Availability – The Term Loan Sublimit will be available to finance payments to holders of Public Shares who vote against the acquisition proposal and elect to convert their shares to cash if such conversions exceed approximately       % of the total number of Public Shares. The Term Loan Sublimit will also allow repurchases by GLAC in the 60-day period following the closing of its common stock as part of an announced stock repurchase program, not to exceed a limit to be mutually determined between GLAC and LaSalle; however, GLAC has no current plans to make any stock repurchases.

Revolving Credit Availability – Availability under the Revolving Credit Facility will be based on a borrowing base formula, which will include advance rates of 80% on eligible accounts receivable with eligibility definitions and advance rates to be defined and confirmed by the field examinations of the administrative agent (the ‘‘Administrative Agent’’) for the Facility and/or due diligence, in each case subject to reserves reasonably established by the Administrative Agent. Outstanding letters of credit will be fully reserved against availability.

Interest and Fees – Interest and certain fees on the Facility will be determined according to the total debt to EBITDA-based grid below:

Total Debt to EBITDA Level	LIBOR Margin	Base Rate Margin	LC Fee	Non-Use Fee
≤2.0 : 1.0	1.75%	0	1.75	0.50%
> 2.0 : 1.0 and ≤2.5 : 1.0	2.0%	50	2.0	0.50%
>2.5 : 1.0	2.25%	75	2.25	0.50%
‘‘LIBOR Rate’’ (London Interbank Offered Rate) generally means the rate as displayed in the Bloomberg Financial Markets system (or other authoritative source selected by the Administrative Agent) for deposits in dollars for one, two, three or six month periods (‘‘Interest Periods’’), adjusted for statutory reserve requirements. ‘‘Base Rate’’ generally means the higher of (a) the rate publicly announced form time to time by the Administrative Agent as its ‘‘prime rate’’ and (b) the Federal Funds Rate plus 0.5% per annum.

All calculations of interest and fees will be made on the basis of a 360-day year and actual days elapsed, provided that calculations of interest on Base Rate loans will be made on the basis of a 365/366-day year and actual days elapsed. Interest will be payable quarterly in arrears on the last day of each calendar quarter on Base Rate loans and on the last day of each Interest Period in the case of LIBOR Rate loans (and, in the case of a LIBOR Rate loan having a six-month Interest Period, on the three-month anniversary of the first day of such Interest Period).

In addition, a Loan Party will pay an issuing lender for each letter of credit (a) a fronting fee in the amount separately agreed to between the Loan Party and the issuing lender and (b) such other standard issuance, negotiation, processing and/or administrative fees as may be charged by the issuing lender.

Upon the occurrence and during the continuance of a default unless the required lenders otherwise consent, the obligations under the Facility will bear interest at a rate equal to an additional six percent per annum over the rate otherwise applicable, with such interest payment on demand. Imposition of the default rate will be automatic for payment and insolvency defaults.

Upon closing of the Facility, the Loan Parties will pay a $125,000 closing fee.

Voluntary Prepayments and Commitment Reductions – the Loan Parties may prepay amounts outstanding under the Facility in whole or in part (in minimum amounts to be agreed upon), with prior notice but without premium or penalty (but subject to payment of costs associated with breakfunding on LIBOR Rate loans). Prepayments under the Term Loan Sublimit shall be applied against remaining scheduled installments in inverse order of maturity. The Loan Parties may reduce commitments under the Revolving Credit Facility upon advance notice and in minimum amounts to be agreed upon.

Amortization – The Term Loan Sublimit will be repaid in equal quarterly payments based on five year amortization, with the final payment due three years from funding.

Mandatory Prepayments – Mandatory prepayments of the Facility will be required as follows: (a) 50% of excess cash flow (to be defined in a manner mutually satisfactory to the Administrative Agent and the Loan Parties) for each fiscal year (commencing with the fiscal year ending December 31, 2008) within 90 days of the end of such fiscal year, although such requirement will not apply if the Loan Parties’ leverage ratio is at or below 2.0:1x; (b) 100% of the net proceeds from the issuance of debt (subject to exceptions to be mutually agreed upon); (c) 100% of the net cash proceeds of any asset sale or disposition (to the extent not reinvested in like assets within 180 days); (d) 100% of net proceeds from equity issuances (subject to exceptions to be mutually agreed upon and such requirement will not apply if the Loan Parties’ leverage is at or below 2.0:1x as of the most recent monthly financial statements provided to the Administrative Agent). Prepayments will be applied to the Term Loan Sublimit against all remaining scheduled installments in inverse order of maturity.

Security – The Facility will be secured by a first priority security interest in substantially all existing and after acquired assets (real and personal) of the Loan Parties and all products and proceeds thereof. In addition, the Facility will be secured by a first priority pledge of all outstanding equity securities of each of the Loan Parties (other than GLAC).

Guarantees – The Facility will be guaranteed by all Loan Parties.

Holding Company – GLAC will be a single purpose entity, conduct no business other than ownership of the equity securities of the other Loan Parties (and the equity securities of future permitted acquisitions) and incur no indebtedness except as permitted by the loan documents.

Initial Conditions – The closing of the Facility will be subject to customary closing conditions including, among others:

(a)	the execution and delivery of legal and financing documentation relating to the Facility;

(b)	the Administrative Agent being satisfied with the results of its legal and business due diligence and having received (i) audited consolidated financial statements for the fiscal years ending December 31, 2004, 2005, 2006, unaudited comparative interim consolidated financial statements for each fiscal month and quarterly period ended after December 31, 2006 and projected monthly income statements, balance sheets and cash flow statements giving effect to the acquisition and the Facility (and the use of proceeds therefrom), (ii) the results of recent tax, judgment and UCC lien searches which indicate that there are no liens on any of the assets of the Loan Parties except for liens permitted by the credit agreement, (iii) executed, in proper form for filing, documents and instruments required to perfect the Administrative Agent’s security interest in the collateral under the Facility, (iv) and title insurance policies, surveys, permits and other customary documentation in connection with real estate collateral and (v) a field examination and appraisals;

(c)	the Loan Parties having (i) minimum availability of $3,000,000 under the Revolving Credit Facility, (ii) minimum adjusted trailing twelve-month EBITDA (to be defined) of $8.2 million and (iii) maximum leverage of not more than 2.5 to 1.00 (in each case, after giving effect to the funding of the loans at closing and payment of all costs and expenses);

(d)	the holders of a majority of the Public Shares having approved the transactions contemplated by the purchase agreement and the holders of no more than 20% of the Public Shares having exercised their conversion rights;

(e)	GLAC having applied not less than $72.5 million, constituting proceeds of capital contributions made to GLAC, towards the consummation of the acquisition;

(f)	the Administrative Agent being satisfied that since December 31, 2006, there has been no material adverse change in the business, assets, liabilities, properties, condition (financial or otherwise), results of operations or prospectus of the Loan Parties;

(g)	the Loan Parties having obtained all governmental and third party approvals necessary in connection with the acquisition, the Facility and the continuing operations of the Loan Parties;

(h)	the acquisition having been consummated (or concurrently being consummated); and

(i)	the payment of all fees and other amounts payable in connection with the credit agreement on the closing date.

Ongoing Conditions – The making of each extension of credit shall be conditioned upon (a) the accuracy of all representations and warranties in the credit agreement and the other loan documents and (b) there being no default or event of default in existence at the time of, or after giving effect to the making of a credit extension.

Representations and Warranties – Those representations and warranties customarily found in credit agreements for transactions of this nature.

Affirmative Covenants – Those affirmative covenants customarily found in credit agreements for transactions of this nature including financial covenants (with covenant definitions to be determined): (i) Maximum Senior Leverage of 3:1 (ii) Total Leverage of 3.5:1, and (iii) Minimum Fixed Charge Covenant of 1.25x.

Negative Covenants – Those negative covenants customarily found in credit agreements for transactions of this nature.

Events of Default – Those events of default customarily found in credit agreements for transactions of this nature, including, without limitation, failure to make payment when due, defaults under other agreements or indebtedness, noncompliance with covenants, failure of GLAC to be listed on the American Stock Exchange or other exchange acceptable to the Administrative Agent, breach of representation or warranty, bankruptcy, judgments in excess of specific amounts, pension plan defaults, impairment of security interests, invalidity of any guarantee, security interest or subordination provision, change of control, material adverse change and the failure of key management (to be defined) to remain actively employed in the Company’s business.

Permitted Acquisitions – The Loan Parties may consummate acquisitions and fund acquisitions under the Facility, under terms to be agreed, including without limitation: (i) acquired operations limited to the Loan Parties’ line of business; (ii) acquisitions must be consensual; (iii) no actual or pro forma default; (iv) pro forma covenant compliance; (iv) pro forma availability test; (v) purchase price ceilings (to be determined) (vi) net income of the target company will be positive for the most recent four quarters prior to the acquisition; (vii) prior receipt of acquisition documents, acquisition summary and lien searches, including pro forma EBITDA calculation acceptable to the Administrative Agent; (viii) consent to collateral assignment to the Administrative Agent of the Loan Parties’ rights under the acquisition documents and to the Administrative Agent’s reliance on opinions delivered in acquisition; and (ix) execution of requested collateral and guarantee documents.

Expenses; Indemnification – GLAC has agreed to pay all reasonable costs and expenses associated with the preparation, due diligence, administration, syndication and enforcement of all documentation executed in connection with the Facility, including, without limitation, legal fees of counsel to the Administrative Agent regardless of whether or not the Facility closes. GLAC shall indemnify the Administrative Agent, the lenders and their respective directors, officers, affiliates, employees and agents from and against all losses, liabilities, claims damages or expenses relating to the Facility the Loan Parties’ use of the Facility. The Loan Parties (including GLAC) will assume GLAC’s obligations expense and indemnification obligations upon the closing of the Facility.

Taxes and Yield Protection – The Loan Parties will indemnify the lender for withholding taxes. The definitive loan documents will also contain customary tax gross-up, yield protection and breakage provisions.

Voting – Required Lenders shall be equal to 66-2/3% or more, or if there are three or fewer lenders, 100%, of commitments under the Facility, except that (a) the consent of each Lender directly affected thereby shall be required with respect to (i) reductions in the amount of, or extensions of the scheduled date of amortization or final maturity of, any loan, (ii) reductions in the rate of interest or any fee or extensions of any due date therefore, and (iii) increases in the amount or extension of the expiry date of any Lender’s commitments and (b) the consent of 100% of the lenders shall be required with respect to (i) modifications of the voting percentages and rights and (ii) releases of all or substantially all of the guarantees or all of substantially all of the collateral.

Assignments and Participations – Each lender may at any time sell assignments in the Facility to eligible financial institutions or commercial banks in minimum amounts of $5.0 million (or all of such lender’s remaining loans and commitments) subject to the consent of the Administrative Agent, the issuing lender and (so long as no event of default has occurred and is continuing) the Loan Parties (which shall not be unreasonably withheld or delayed). Each lender may sell participations in all or any part of the Facility, provided such participants shall only have voting rights with respect to certain customary or affected lender consent items.

Exclusivity – GLAC has agreed that there shall be no competing offer, placement or arrangement of any senior credit financing by or on behalf of GLAC, and GLAC has also agreed to immediately advise the Administrative Agent if any such transaction is contemplated.

Other Escrow Arrangements

Clark’s stockholders will also place $500,000 in escrow to provide a fund to pay GLAC the amount, if any, by which the average of the working capital on the last day of the month for the twelve months ending March 31, 2008 is higher (less negative) than negative $1,588,462. Any balance of such escrow not used to pay GLAC will be returned to Clark’s stockholders. Clark’s stockholders will also place a further $300,000 in escrow to provide a fund to reimburse Clark and GLAC for expenses incurred in connection with discontinuing certain of Clark’s present operations in the United Kingdom.

Employment Agreements

On May 18, 2007, Clark entered into employment agreements with two of Clark’s officers, to be effective upon the closing of the acquisition. Please see the section entitled ‘‘The Director Election Proposal – Employment Agreements’’ for the information regarding these agreements, which are attached to this proxy statement as Annexes G and H, respectively. We encourage you to read them in their entirely.

Sale Restriction; Registration of Shares

Pursuant to the purchase agreement, none of the shares of GLAC common stock that will be issued to Clark stockholders at the closing of the acquisition may be sold in the public market for one year following the closing. During such period, no private sales of such shares may be made unless the transferee agrees to a similar restriction. The certificates representing such shares will be legended to such effect.

As soon as practicable after the closing and the availability of required financial statements and other information, GLAC will file a registration statement under the Securities Act of 1933 to effect the registration of the shares of GLAC common stock issued in the transaction for public resale by the holders thereof. Notwithstanding such registration, the sale restriction shall remain in effect for the balance of the one-year period.

Background of the Acquisition

The terms of the purchase agreement are the result of arm’s-length negotiations between GLAC and Clark and their representatives. The following is a brief description of the background of these negotiations, the purchase agreement and related transactions.

Mr. Gary S. Ciuba of Stephens Inc. (‘‘Stephens’’), financial advisor to Clark’s stockholders, Timothy K. Corley, of Timothy K. Corley P.C., legal counsel for the stockholders of Clark, and Jay Maier, a stockholder of Clark and an executive with Anderson Management Services, Inc. were principally responsible for negotiating the agreement on behalf of Clark. Mr. Ciuba and Mr. Corley will receive customary fees from the Clark stockholders associated with their respective advisory roles.

Mr. Maier will not receive any compensation in connection with his role in the transaction. Mr. Maier will receive consideration as a stockholder. None of Mr. Ciuba, Mr. Corley or Mr. Maier will have a position with Clark after the transaction is completed.

Mr. Gregory Burns, president, chief executive officer and a director of GLAC, was principally responsible for negotiating the agreement on behalf of GLAC. Mr. Burns will not receive any compensation in connection with negotiating the agreement or for his services prior to the consummation of the acquisition as president, chief executive officer and director. If management’s nominees are elected, Mr. Burns will retain his seat on the board after consummation of the acquisition and will receive compensation for his services as a director going forward. See the section entitled ‘‘The Director Election Proposal – Compensation of Officers and Directors’’ for a description of the proposed director compensation. Mr. Burns did not negotiate with Clark to retain his seat on the board or to set the compensation for directors going forward.

GLAC was formed on September 1, 2005 to effect a merger, capital stock exchange, asset acquisition or similar business combination with an operating business in the transportation and logistics industry. GLAC completed its IPO on February 21, 2006, raising net proceeds, including proceeds from the exercise of the underwriters over allotment option of approximately $80,997,000. Of these net proceeds, $79,340,000 were placed in a trust account immediately following the IPO and in accordance with GLAC’s certificate of incorporation, will be released either upon the consummation of a business combination or upon the liquidation of GLAC. GLAC must liquidate unless it has consummated a business combination by February 21, 2008. As of January 3, 2008, approximately $88,423,218 was held in deposit in the trust account.

Promptly following GLAC’s IPO we contacted industry executives, investment banking firms, private equity firms, business brokers, consulting firms, legal and accounting firms and numerous business relationships. In that connection we sent out over 250 letters and e-mails introducing GLAC and forwarding copies of our IPO prospectus to individuals with whom GLAC management had pre-existing relationships. In the course of drafting these communications in March 2006, GLAC concluded that businesses should have a minimum of $6,000,000 of trailing twelve months EBITDA, which was noted in the letters and e-mails.

Through these efforts and our own research, we identified over 280 companies as possible acquisition candidates. In March 2006 we sent inquiries to over 250 companies, seeking additional information about the company and the potential for a business combination. We entered into approximately 35 non-disclosure agreements, all of which involved companies in the transportation and logistics industry. In narrowing the search, GLAC considered a number of factors and criteria, including:

•	Minimum enterprise value – Was the fair market value of the target business at least 80% of our funds in trust?

•	Nature, and asset-intensity of the business model – Did the company have a scalable business, with a high percentage of variable costs to fixed costs? Did the business have exposure to international markets, and would it benefit from increased outsourcings. Did the company have ample room to expand without a significant change in its business model?

•	Opportunities to improve growth and return profile – Did GLAC management believe there was room to improve the company’s existing growth and return on invested capital profile?

•	Quality and motivation of management – Was management of high quality and motivated to continue to grow with the company in a post transaction environment?

•	Availability of comparable business models – Did the company operate with a proven business model that could be readily compared to existing publicly-traded transportation companies.

•	Valuation – Was the valuation attractive on both a private company and public company basis. Would the combined company carry an initial valuation that would make the stock an attractive investment to public market investors?

During this period of investigation and continuing through the signing of the purchase agreement with Clark, our board was in contact on a regular basis and met informally or talked by telephone.

We submitted preliminary indications of interest to eight companies, including Clark, at various times from March 2006 to April 2007. Of these eight companies, we signed letters of intent with four companies including Clark:

•	In April 2006, we submitted preliminary indications of interest to a Canadian intermodal company, a national drayage company and a West Coast freight forwarder, and we commenced simultaneous due diligence on the three companies.

•	In May 2006, we commenced preliminary due diligence and submitted a preliminary letter of intent for a drayage company. Following subsequent due diligence we were informed by the company’s investment banker that the company had received a slightly higher offer. We declined to raise our price and dropped out.

•	In June 2006, we submitted a preliminary letter of intent on a non-asset-based truck brokerage company based in Canada and commenced due diligence. We subsequently determined that the company was too small to qualify for our minimum threshold.

•	In June 2006, we signed an letter of intent for the Canadian drayage company. We subsequently declined to continue discussions due to valuation concerns.

•	In June 2006, we entered into an exclusive LOI for the West Coast ground-based forwarder. Discussions were terminated in July when the seller raised his asking price with no significant change in business fundamentals.

•	In August 2006, we began preliminary discussions with a non-asset-based trucking company located in Louisiana.

•	In September 2006, we met with the management team of a logistics software company serving the rail industry. We declined to pursue the company.

•	In November 2006, we entered into an exclusive and signed a letter of intent with the non-asset-based trucking company.

•	In December 2006, we were approached to preempt an upcoming auction of a Midwestern based logistics provider serving industrial customers. We submitted a preliminary indication in mid-December.

•	In January 2007, our discussions with the Louisiana-based non-asset trucking company terminated.

•	In January 2007, we signed a letter of intent with the Midwestern based logistics provider and commenced due diligence.

•	In January 2007, we retained a business broker, which resulted in numerous meetings and two preliminary indications.

•	In March 2007, we terminated our discussions with the Midwestern logistics provider based on deteriorating financial performance.

None of these companies has indicated any intention of bringing a claim against GLAC.

Clark’s board of directors engaged Stephens on February 15, 2007 as its exclusive advisor to assist it in reviewing various strategic alternatives, including a potential sale of the company.

GLAC first learned of Clark on March 15, 2007, when Mr. Ciuba contacted Mr. Burns by telephone in order to present a brief overview of Clark’s business. None of GLAC’s directors or officers had any knowledge of or relationship with Clark prior to this conversation. On March 16, 2007, GLAC entered into a Non-Disclosure Agreement with Stephens in order to receive more detailed information on Clark.

Mr. Burns, who had formerly been employed as a research analyst covering the transportation industry for over ten years at various investment banks, had long known of Stephens’s research and investment banking activities within the transportation industry. In the fall of 2005, Mr. Burns and Mr. Ciuba had brief discussions about the possible participation of Stephens in the upcoming IPO of GLAC. Mr. Burns also attended the Stephens transportation conference held in New York in November 2005. Following the IPO in February 2006, Mr. Ciuba contacted Mr. Burns to make him aware of an auction process being conducted by Stephens for the West Coast ground-based forwarding company. After expressing interest, Mr. Burns and several of the GLAC Board of Directors participated in the auction process, which commenced in April 2006 and terminated in July of 2006. The process included numerous due diligence meetings and conference calls with Mr. Ciuba and his investment banking associates, in addition to several meetings with the management team of the freight forwarder, which were managed by Mr. Ciuba’s investment banking team. Mr. Burns and GLAC management, while unsuccessful in consummating a transaction with the freight forwarder, developed and maintained a positive working relationship with Mr. Ciuba throughout the process. GLAC believes that favorable opinions formed by Mr. Ciuba of GLAC and its management team during the course of this transaction were a factor in Mr. Ciuba’s decision to inform Mr. Burns and GLAC of the Clark opportunity.

On March 21, 2007, James Martell, GLAC’s Chairman of the Board of Directors and Mr. Burns met with Clark management in Trenton, NJ, to further understand the Clark business model and to assess management.

On April 2, 2007, we conducted a due diligence call with Clark management and Stephens to review initial questions developed from a review of the materials that had been provided by the company. Mr. Burns noted the strong market position of Clark, the positive cash flow that Clark historically generated, and the stability of the senior management team. Mr. Burns called a meeting of the Board of Directors and discussed the Clark opportunity along with two other potential opportunities.

We submitted an initial indication of interest to Stephens on April 3, 2007.

On April 6, 2007, Mr. Martell and Mr. Burns met with Clark management in Trenton, NJ. After a review of the financial information and in consultation with Mr. Martell, Mr. Burns expressed a strong interest to Mr. Ciuba at looking at Clark on an exclusive basis. Mr. Burns indicated that GLAC was evaluating other opportunities, and could not wait for an extended auction process. Mr. Ciuba responded that a valuation of $75,000,000 would be required to work with Stephens and Clark on an exclusive basis. Mr. Burns reviewed the proposed valuation of Clark against industry comparable multiples, pro-forma earnings per share analysis, Clark’s margins and free cash flow and overall business model. After consultations with Mr. Martell, Mr. Burns made a strong recommendation to the Board of Directors of GLAC to approve an exclusive letter of intent based on a proposed valuation of $75,000,000.

After this meeting we submitted a letter of intent to Clark on April 10, 2007. The letter of intent provided for an exclusive negotiating period with Clark that would last through May 15, 2007. Both GLAC and the representative for the selling stockholders executed the letter of intent on April 11, 2007.

After the execution of the letter of intent, the parties began intensive negotiations through numerous phone calls and meetings near Clark’s Trenton headquarters. Such negotiations largely related to matters not specifically addressed in the letter of intent. These included provision for working capital adjustments based on Clark’s working capital at closing and average working capital for the year ending March 31, 2008. Indemnification provisions for breaches of Clark’s representations, warranties and covenants were also negotiated, including time periods during which claims could be made, reimbursement thresholds and the escrow of a portion of the purchase price to secure payment of the indemnification obligations. Non-competition provisions for Clark’s affiliates were also negotiated, with GLAC initially proposing a seven-year period, Clark countering with a three-year period and the parties agreeing to a six-year period. Negotiations regarding the position of Mr. Gillis after the closing resulted in it being agreed that he would be a special advisor to GLAC and Clark rather than a consultant and director as called for by the letter of intent. Negotiations regarding the costs involved with discontinuing Clark’s UK operations and an escrow in such regard were also concluded. Founded in 2001, Clark Worldwide Ltd., UK (CWT UK) was Clark’s UK-based print media distributor providing distribution services of newsstand magazines for UK-based printers and distributors. As a result of the failure of CWT UK to achieve freight volumes necessary to generate desired profitability levels and to increase the value of its existing business, Clark committed to a plan to discontinue its CWT UK operations and pay the associated exit costs. See the section entitled ‘‘Business of the Clark Group – Discontinued Operations’’. The $75,000,000 purchase price proposed by Mr. Ciuba that was accepted in the letter of intent was agreed to in the purchase agreement without further negotiation.

During this period, we also requested and received extensive documentation from Clark about its business and financial condition, which we and our attorneys reviewed as part of our due diligence investigations. Sandy Smith, an associate of Mr. Martell, was engaged by GLAC to contribute to the due diligence effort, performing tasks similar to those performed by our officers and directors. Where additional technical expertise was necessary, we engaged consultants to assist in the review. Neal Cung provided information technology due diligence services and Eisner, LLP provided accounting and transactional due diligence services.

On May 4, 2007, we engaged Capitalink L.C. (‘‘Capitalink’’) to provide our directors with an opinion as to the fairness of the transaction to our stockholders, from a financial point of view, and as to whether the value of Clark was at least equal to 80% of our funds in trust. The projections provided to us by Clark were given to Capitalink on May 5, 2007.

During the period following the signing of the letter of intent, our attorneys prepared a draft of the stock purchase agreement and drafts of the other transaction documentation. These were submitted to the selling stockholders, their attorneys and representatives and were revised several times through the course of the negotiations, which took place by email and teleconference. We held several teleconferences with our directors to update them on the progress of the negotiations. By May 15, 2007 the parties had reached agreement on all significant issues on the documentation and we scheduled a formal meeting of our board of directors to consider the proposed transaction. At this meeting, held on May 18, 2007, Capitalink presented its fairness opinion, a draft of which had been distributed to board members the previous day, and our board voted to approve the stock purchase agreement. The fairness opinion was finalized and delivered the same day.

The purchase agreement, as originally executed, provided that either party could terminate the purchase agreement at any time after September 30, 2007 if the acquisition were not completed by that date. As the acquisition had not been completed by that date, on November 1, 2007, the parties amended the purchase agreement to change the termination date to December 31, 2007. At that time, they also amended the purchase agreement to reduce the escrow regarding expenses incurred in connection with the discontinuance of Clark’s United Kingdom operations from $1,000,000 to $300,000, as most of such expenses had already been incurred. The amendment also contained a consent by GLAC to the distribution by Clark to its stockholders of all cash on hand at the time of the closing of the acquistion, which distribution had been agreed to in the letter of intent but was not provided for in the purchase agreement as originally executed. The amount of cash on hand to be distributed at closing is estimated to be approximately $0.8 million and this distribution is not anticipated to have an impact on the purchase price. The amendment to the purchase agreement was approved by GLAC’s board of directors on November 1, 2007 and was signed by the parties on November 1, 2007. A copy of the amendment is included as part of Annex A to this proxy statement.

If no holders elect to convert their Public Shares, after the proposed acquisition, our working capital will be approximately $9.4 million compared to approximately $600 thousand historically available to Clark. To the extent the acquisition is consummated and holders have demanded to convert their shares, there will be a corresponding reduction in the amount of funds available to us. If conversion rights are exercised with respect to 2,199,999 shares, the maximum potential conversion cost would be approximately $17,700,000. If the value of all conversions is greater than approximately $13 million, we will be required to draw on financing in order to fund the excess. We do not expect borrowings to fund conversions to exceed $4.7 million. We have assumed under such circumstances that we would borrow approximately $10 million to fund conversions in excess of $13 million and to provide sufficient working capital for the company. Thus, assuming holders of 2,199,999 shares exercise their conversion rights, and we borrow the assumed amount of approximately $10 million, we will have approximately $5.3 million in cash available to us for working capital. We have received a financing commitment for up to $30,000,000 to (a) pay for conversion shares, if necessary, (b) provide working capital, (c) provide for future permitted acquisitions, and (d) enter into certain future GLAC stock repurchase arrangements. See the section entitled ‘‘The Acquisition Proposal – Financing Commitments.’’

Experience of GLAC’s Board of Directors

Our executive officers and members of our board of directors are very experienced in business and financial matters and we believe that they are capable of applying sophisticated judgment to financial projections and other financial information, as well as to management capabilities and other business factors. They have extensive experience (particularly in mergers, acquisitions and other business transactions) with transportation and logistics companies, eminent investment banking firms, other financial institutions and national accounting firms. James J. Martell, our chairman, has been involved in over 15 merger and acquisition transactions within the transportation and logistics industry, ranging in size from $20,000,000 to over $400,000,000. As chief executive officer of SmartMail Services Inc., a $300,000,000 company specializing in flat-sized mail and parcel delivery, he was intimately involved in all aspects of the SmartMail’s sale to DHL Global Mail in May 2004. Edward W. Cook, a member of our board of directors, took part in numerous acquisitions involving clients of Ernst & Young during his tenure as an auditor and manager at the firm, and participated in eight acquisitions, ranging in size from $10,000,000 to $40,000,000, as controller of Ryder Temperature Controlled Carriage and chief financial officer of Landair Corporation and Forward Air Corporation. Gregory E. Burns, our president and chief executive officer and a member of our board of directors, spent ten years as a research analyst at JP Morgan Chase & Co. and Lazard Ltd., where he performed the analysis of, and due diligence for, numerous mergers and acquisitions and other capital market transactions. Our executive officers and directors thus provide the extensive financial analysis, technical and due diligence investigation skills of the types necessary to evaluate Clark’s business and the industry in which it operates. Further biographical information about our directors is included in the section entitled ‘‘Directors and Executive Officers of GLAC Following the Acquisition.’’

Factors Considered by GLAC’s Board of Directors

Our board of directors has concluded that now is the proper time to acquire Clark. On an overall basis, the following factors were critical to our decisions at our board of directors meeting held on May 18, 2007, that was called to consider and act upon the approval of the purchase agreement and the transactions contemplated thereby:

•	The existence of a viable and sustainable business model. The board concluded that Clark had such a business model based on its operating history and recent trends. In particular, the board noted the superior level of service that Clark provided to its customers, which contributed to Clark’s strong customer loyalty, high margins and a steadily increasing share within its market segment. In this regard, Chairman Martell and President Burns presented the findings of GLAC’s due diligence examinations of Clark, as part of which it conducted a number of customer surveys that indicated high degrees of customer satisfaction and loyalty, which was also evidenced by the average 11-year tenure of Clark’s customers. Mr. Burns also noted that Clark’s operating margins, as measured by operating income to net revenue of 28% were comparable to some of the most highly profitable companies in the logistics industry, although Clark operates with a significantly smaller revenue base and thus has less of an opportunity to leverage its fixed costs. Mr. Burns further noted that, based on his extensive analytical knowledge of the logistics industry, it was his belief that Clark’s 6% compounded annual growth rate in gross profit was in excess of that of the industry overall.

•	Sufficient capital and time to increase profitability. The board also concluded that the capital and time needed to increase profitability were within the scope and expectations of GLAC’s stockholders. The board believes that many of its stockholders have a medium to long term investment time horizon, on the order of one to three years. The board believes it has the ability to drive an increased growth rate and higher profitability of the existing Clark business within this time frame. Clark had earnings before interest and taxes (EBIT) to net revenue margin of 28%, which is comparable to its industry peer group. The average EBIT margin for the five publicly traded peer companies identified by GLAC management (CH Robinson, EGL Inc., Expeditors International of Washington Inc., Hub Group, UTi Worldwide) was 26%. All of these companies operate as non-asset-based companies and thus have similar business models to Clark’s. The board believes that Clark can generate attractive incremental margins on additional revenues by utilizing the existing fixed costs of the company to serve a larger revenue base. The improved profitability from this effort should be realized within the first one to two years after the acquisition. Furthermore, Clark, whose business model requires limited capital expenditures, is expected to generate positive free cash flow. The positive cash flow from Clark, when combined with the existing cash balances and available debt financing, will allow GLAC to fund near term and medium term growth initiatives, including possible additional acquisitions, to accelerate the growth rate of Clark.

•	The quality of Clark’s management. During the course of the negotiations and investigations by GLAC, our board met with key members of Clark’s management team and reviewed their prior employment histories and industry knowledge. Collectively, the senior management of Clark has over 200 years of experience in the business of supply chain solutions to the print media industry.

•	The effect on GLAC’s stock price. GLAC’s directors believe that attention to stock price is fundamental to governance of the company and that there is a reasonable probability that GLAC’s stock price will rise over time if it consummates the acquisition of Clark. First, the board found that Clark’s market capitalization is only a fraction of the $200 billion overall transportation market, providing ample room for growth both inside and outside of Clark’s existing areas of focus. Please see the discussion regarding Clark’s growth strategy in the section entitled ‘‘Business of the Clark Group – Growth Strategy.’’ Second, because the domestic and international markets remain highly fragmented, the board anticipated that Clark would enter new business segments and increase its market share over time. Third, the board concluded that the core business of Clark is well-managed, providing a high level of service and generating strong customer loyalty and, thus, presented an attractive platform for growth. Fourth, the board evaluated Clark’s management and determined that they have the experience and business acumen necessary to effectively implement current and future growth plans. Fifth, based on Clark’s projected revenue and return on invested capital and a comparison of Clark’s financial metrics and purchase price for Clark to the financial metrics and stock price of public companies deemed comparable at the time of the board meeting and GLAC management’s confidence in Clark’s management’s ability to achieve its projections, the board concluded that, if the Clark business plan continued to be executed in the manner presented by Clark (which they believed at the time of the board meeting was reasonable to expect), Clark was valued at a discount compared to its peer group. The purchase price for Clark was 8.6x Clark’s trailing twelve month EBITDA of $8.7 million. GLAC’s management and board of directors compared this multiple against the similar multiples of the five publicly traded comparable companies referred to above at the time, which averaged 13.0x, a significant premium to the 8.6x purchase multiple GLAC agreed to pay for Clark. GLAC’s directors believe that acquiring Clark at a discount will protect the stock price from trading at a significantly larger discount even if the prior assumptions listed in this paragraph do not prove correct.

•	Negative factors. The board considered various risks associated with an investment in Clark, both business risks that apply to non-asset-based transportation companies generally and risks specific to Clark. The general business risks included the outlook for the economy, sensitivity to rapid, unanticipated spikes in the cost of third-party shipping and fluctuations in fuel prices. The specific risks included Clark’s exposure to a single end-market, the relatively small scale of the company and the company’s ability to retain and motivate management. The GLAC board of directors also considered the matters addressed in the section entitled ‘‘Risk Factors.’’ Among the specific concerns addressed were that demand for Clark’s services might decrease during general economic slowdowns; that there is intense competition in the freight forwarding, logistics, domestic ground transportation and multiple supply chain management industry; and that industry consolidation might make it more difficult for Clark to compete successfully against larger companies in the industry.

Based on the foregoing, and notwithstanding the possible negative factors, our board of directors concluded that the purchase agreement with Clark is in the best interests of GLAC’s stockholders. As discussed, it also obtained a fairness opinion that came to the same conclusion prior to approving the purchase agreement. In light of the complexity of the various factors, the board did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors. It should also be noted that individual members of the GLAC board may have given different weight to different factors.

Also, after consideration of the factors identified and discussed in this section our board of directors concluded that the acquisition met all of the requirements disclosed in GLAC’s Registration Statement on Form S-1 (Reg. No. 333-128591), that became effective on February 15, 2006, including that our initial business combination be with an operating businesses in the transportation and logistics sector and related industries and that such business have a fair market value of at least 80% of the balance of the trust account at the time of the acquisition.

Satisfaction of 80% Test

It is a requirement that any business acquired by GLAC have a fair market value equal to at least 80% of the balance in the trust account at the time of acquisition, which assets shall include the amount in the trust account. Based on the value of Clark’s asset base, including goodwill, its historical earnings growth and other financial measures and other factors typically used in valuing businesses, the GLAC board of directors at the board meeting, based on the circumstances at the time, determined that this requirement was met. The GLAC board of directors believes, because of the financial skills and background of its members, it was qualified to conclude that the acquisition of Clark met this requirement. GLAC also received an opinion from Capitalink, L.C. that the 80% test has been met at the time of the board meeting.

Interests of GLAC’s Directors and Officers in the Acquisition

When you consider the recommendation of GLAC’s board of directors in favor of approval of the acquisition proposal, you should keep in mind that GLAC’s executive officers and members of GLAC’s board have interests in the acquisition transaction that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

•	If the acquisition is not approved, GLAC will be required to liquidate. In such event, the 2,500,000 shares of common stock held by the GLAC Inside Stockholders, including GLAC’s officers and directors and their affiliates and other persons, that were acquired prior to the IPO for an aggregate purchase price of $1,000 will be worthless because the GLAC Inside Stockholders are not entitled to receive any liquidation proceeds with respect to such shares. Such shares had an aggregate market value of $18,125,000 based on the last sale price of $7.25 on the American Stock Exchange on January 16, 2008.

•	In addition, in connection with the closing of the IPO, the GLAC Inside Stockholders (other than Sandy Smith) were issued warrants to purchase an aggregate of 2,272,727 shares of GLAC common stock for an aggregate consideration of approximately $2,500,000 ($1.10 per warrant). These warrants had an aggregate market value of $727,273 based upon the last sale price of $0.32 on the American Stock Exchange on January 16, 2008. All of the warrants will become worthless if the acquisition is not consummated.

•	As of the January 16, 2008, the value of the securities held by GLAC’s directors and officers (all of which were purchased in September 2005) was:

	Shares	Price as of January 16, 2008	Stock Value	Warrants	Price as of January 16, 2008	Warrant Value
James Martell	800,000	$7.25	$5,800,000	431,818	$0.32	$138,182
Gregory Burns	762,500	$7.25	$5,528,125	386,364	$0.32	$123,636
Donald McInnes	62,500	$7.25	$453,125	59,091	$0.32	$18,909
Edward Cook	62,500	$7.25	$453,125	90,909	$0.32	$29,091
Maurice Levy	50,000	$7.25	$362,500	27,273	$0.32	$8,727

•	If we are unable to complete a business combination and are forced to liquidate, James Martell, our chairman, and Gregory Burns, our president and chief executive officer and a director, will be personally liable under certain circumstances (for example, if a vendor does not waive any rights or claims to the trust account) to ensure that the proceeds in the trust account are not reduced by the claims of certain prospective target businesses and vendors or other entities that are owed money by us for services rendered or products sold to us. As of September 30, 2007, we had cash outside of the trust account of approximately $50,000 and current liabilities of approximately $380,000 (including $211,000 of unpaid deferred acquisition costs but excluding tax accruals), of which approximately $233,000 was owed to parties who had waived their rights to make claims against funds in the trust account and the balance of approximately $147,000 was owed to parties who had not waived such rights. At that date, assuming that all cash outside the trust account was applied against the unpaid amounts, the obligation of Messrs. Martell and Burns would have been $97,000. This amount is expected to increase prior to the closing of the acquisition. Neither GLAC nor Messrs. Martell and Burns have any reason to believe that Messrs. Martell and Burns will not be able to fulfill their indemnity obligations. We have questioned each of Messrs. Martell and Burns on his financial net worth and reviewed his financial information and believe each of them will be able to satisfy any indemnification obligations that may arise, however we cannot assure you that Messrs. Martell and Burns will be able to satisfy those obligations. If a business combination is consummated, GLAC will be responsible to repay such obligations.

•	As of December 31, 2007, Messrs. Martell, Burns, Cook, McInnes, Royce and Saunders have loaned GLAC approximately $345,000 to fund its expenses in excess of those paid for from non-trust account funds. The loans are evidenced by promissory notes that bear interest at 10% per annum and are non-recourse against the trust account. If a business combination is not consummated, GLAC will not have any remaining non-trust account funds to repay the loans. If a business combination is consummated, GLAC will be responsible to repay such obligations.

•	If the acquisition is approved, and management’s nominees are elected, each of GLAC’s current directors will retain a seat on the board. After the acquisition, as non-employee directors, they will receive an annual cash fee of $20,000 and an additional $1,000 fee for each board and committee meeting that they attend in person or by telephonic participation ($500 for each meeting attended by telephonic participation if the duration of such meeting is less than one hour). Each may earn additional fees for chairing the audit, nomination or compensation committees. They will also receive options to acquire 10,000 shares of GLAC common stock to be granted upon consummation of the acquisition (or for those subsequently elected or appointed, the first business day following election or appointment), which will vest semi-annually over three years. In addition, each will receive a grant of options to acquire 20,000 shares of GLAC common stock on the first business day following each annual meeting of stockholders at which he is re-elected to the board, which will also vest semi-annually over three years. The per share exercise price of these options will be equal to the market price of GLAC’s common stock on the date of grant. The determinations as to the retention of the directors and their compensation were made by GLAC without negotiation with Clark.

Prior to the closing of the acquisition, GLAC, the GLAC Inside Stockholders, Clark or Clark’s stockholders may purchase shares from institutional and other investors or enter into transactions with such persons to provide them with incentives to acquire shares of GLAC’s common stock and vote the acquired shares in favor of the acquisition proposal. Similar transactions might also be entered into with existing large holders of GLAC’s Public Shares to give them incentives to vote their shares in favor of the acquisition proposal. If such transactions are effected, the consequence could be to cause the acquisition proposal to be approved in circumstances where such approval could not otherwise be obtained. While the exact nature of any such incentives has not been determined as of the date of this proxy statement, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options, the transfer to such investors or holders of shares or warrants owned by the GLAC Inside Stockholders for nominal value and the grant to such investors and holders of rights to nominate directors of GLAC. As of the date of this proxy statment, while certain of the GLAC Inside Stockholders have had preliminary discussions with other holders of GLAC common stock and prospective investors, no agreements to such effect have been entered into with any such investor or holder. If agreements for such transactions are entered into, GLAC will file a Current Report on Form 8-K to report and describe such transactions.

Capitalink Fairness Opinion

In connection with its determination to approve the purchase agreement at its meeting of May 18, 2007, GLAC’s board of directors engaged Capitalink, L.C. to provide it with a ‘‘fairness opinion’’ as to whether the acquisition consideration to be paid by GLAC is fair, from a financial point of view, to GLAC’s stockholders. Capitalink was also engaged to opine as to whether the fair market value of Clark is at least equal to 80% of the balance in the trust account at the time of the acquisition.

Capitalink, which was founded in 1998 and is headquartered in Miami, Florida, provides publicly and privately held businesses and emerging growth companies with a broad range of investment banking and advisory services. Capitalink regularly is engaged in the evaluation of businesses and their securities in connection with acquisitions, corporate restructurings, private placements, and for other purposes. GLAC selected Capitalink on the basis of Capitalink’s experience, recommendations from other companies that had experience with Capitalink for similar purposes, its ability to do the research and provide the fairness opinion within the required timeframe and the competitiveness of its fee, which was specified by Capitalink in its proposal to the board. Capitalink does not beneficially own any interest in either GLAC or Clark, has never provided either company with any other services and does not expect or contemplate any additional services or compensation.

In the ordinary course of business, Capitalink’s affiliate, Ladenburg Thalmann & Co. Inc. (‘‘Ladenburg’’), certain of Ladenburg’s affiliates, as well as investment funds in which they may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including bank loans and other obligations) of, or investments in, us, any other party that may be involved in the transaction and their respective affiliates.

GLAC has paid Capitalink fees totaling $100,000 in connection with the preparation and issuance of Capitalink’s opinion. GLAC will also reimburse Capitalink for its reasonable out-of-pocket expenses. Such fees are not contingent upon consummation of the acquisition. In addition, we have also agreed to indemnify and hold Capitalink, its officers, directors, principals, employees, affiliates, and members, and their successors and assigns, harmless from and against any and all loss, claim, damage, liability, deficiencies, actions, suits, proceedings, costs and legal expenses (collectively the ‘‘Losses’’) or expense whatsoever arising out of, based upon, or in any way related or attributed to, (i) any breach of a representation, or warranty made by us in our agreement with Capitalink; or (ii) any activities or services performed under that agreement by Capitalink, unless such Losses were the result of the intentional misconduct or gross negligence of Capitalink. Losses would include, but not be limited to, reasonable legal fees and other expenses and reasonable disbursements incurred in connection with investigating, preparing to defend or defending any action, suit or proceeding, including any inquiry or investigation, commenced or threatened, or any claim whatsoever, or in appearing or preparing for appearance as witness in any proceeding, including any pretrial proceeding such as a deposition.

Capitalink’s opinion is addressed solely to our board for its use in connection with its review and evaluation of the acquisition. It is, therefore, Capitalink’s view that its duties in connection with its fairness opinion extend solely to GLAC’s board of directors and that it has no legal responsibilities in respect thereof to any other person or entity (including a GLAC stockholder) under the law of the State of Florida, the law that has been selected by Capitalink and GLAC as governing the engagement letter. Capitalink would likely assert the substance of this view and the disclaimer described above as a defense to claims and allegations, if any, that might hypothetically be brought or asserted against it by any persons or entities other than GLAC’s board of directors with respect to the aforementioned opinion and the financial analyses thereunder. However, because no court has definitely ruled to date on the availability of this defense to a financial advisor who furnished to its client for its exclusive use of a fairness opinion, this issue necessarily would have to be judicially resolved on the merits in a final and non-appealable judgment of a court of competent jurisdiction. Furthermore, there can be no assurances that such a court would apply the law of the State of Florida to the analysis and ultimate resolution of this issue if it were to be properly briefed by the relevant litigants and presented to the court. In all cases, the hypothetical assertion or availability of such a defense would have absolutely no effect on Capitalink’s rights and responsibilities under U.S. federal securities laws, or the rights and responsibilities of GLAC’s board of directors under applicable state law or under U.S. federal securities laws.

The Capitalink opinion is for the use and benefit of our board of directors in connection with its consideration of the transaction and are not intended to be and do not constitute recommendations to you as to how you should vote or proceed with respect to the transaction. Capitalink was not requested to opine as to, and its opinion does not in any manner address, the relative merits of the transaction as compared to any alternative business strategy that might exist for us, our underlying business decision to proceed with or effect the transaction, and other alternatives to the transaction that might exist for us. Capitalink does not express any opinion as to the future performance of Clark or the price at which either GLAC’s or Clark’s securities might trade at any time in the future.

We encourage you to read the Capitalink opinion to gain an understanding of the assumptions made, matters considered, procedures followed and limitations on the review undertaken by Capitalink, on which GLAC’s board of directors has relied, as discussed above. However, it is Capitalink’s view that its duties in connection with the opinion run solely to the board of directors and that others, including stockholders of GLAC, are not entitled to rely upon it. Capitalink has consistently taken this view with respect to all of its fairness opinions, which GLAC believes is a generally accepted practice of issuers of such opinions. GLAC acceded to Capitalink’s position because it was made a condition to its engagement of Capitalink.

In arriving at its opinion, Capitalink took into account an assessment of general economic, market and financial conditions, as well as its experience in connection with similar transactions and securities valuations generally. In so doing, among other things, Capitalink:

•	Reviewed the purchase agreement.

•	Reviewed publicly available financial information and other data with respect to us that we deemed relevant, including the Prospectus on Form 424B4 filed February 16, 2006, the Annual Report on Form 10-K for the year ended December 31, 2006, and the Quarterly Report on Form 10-Q for the three months ended March 31, 2007.

•	Reviewed and compared the trading of, and the trading market for, our common stock and units.

•	Reviewed non-public information and other data with respect to Clark, including audited financial statements for the four fiscal periods ended on the Saturday closest to December 31, 2003, 2004, 2005 and 2006, respectively, unaudited financial statements for the quarter ended

April 1, 2007, financial projections (excluding any revenue or expenses from Clark’s operations in the United Kingdom) for the four fiscal periods ending on the Saturday closest to December 31, 2007, 2008, 2009 and 2010, respectively, and other internal financial information and management reports.

•	Considered the historical financial results and present financial condition of Clark.

•	Reviewed and analyzed the purchase price.

•	Reviewed and analyzed Clark’s projected unlevered free cash flows and prepared a discounted cash flow analysis.

•	Reviewed and analyzed certain financial characteristics of publicly-traded companies that were deemed to have characteristics comparable to Clark.

•	Reviewed and analyzed certain financial characteristics of target companies in transactions where such target company was deemed to have characteristics comparable to that of Clark.

•	Reviewed and compared our net asset value to the indicated enterprise value range of Clark.

•	Reviewed and discussed with representatives of both our management and Clark management certain financial and operating information furnished by them, including financial projections and analyses with respect to Clark’s business and operations.

•	Performed such other analyses and examinations as were deemed appropriate.

In arriving at its opinion, Capitalink relied upon and assumed the accuracy and completeness of all of the financial and other information that was used without assuming any responsibility for any independent verification of any such information. Further, Capitalink relied upon the assurances of both our management and Clark management that they were not aware of any facts or circumstances that would make any such information inaccurate or misleading. With respect to the financial information and projections utilized, Capitalink assumed that such information has been reasonably prepared on a basis reflecting the best currently available estimates and judgments, and that such information provides a reasonable basis upon which it could make an analysis and form an opinion. The projections were solely used in connection with the rendering of Capitalink’s fairness opinion. Investors should not place reliance upon such projections, as they are not necessarily an indication of what our revenues and profit margins will be in the future. The projections were prepared by Clark management and are not to be interpreted as projections of future performance (or ‘‘guidance’’) by our management. Capitalink did not evaluate the solvency or fair value of Clark under any foreign, state or federal laws relating to bankruptcy, insolvency or similar matters. Capitalink did not make a physical inspection of the properties and facilities of Clark and did not make or obtain any evaluations or appraisals of Clark’s assets and liabilities (contingent or otherwise). In addition, Capitalink did not attempt to confirm whether Clark had good title to its assets.

Capitalink assumed that the transaction will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable foreign, federal and state statutes, rules and regulations. Capitalink assumed that the transaction will be consummated substantially in accordance with the terms set forth in the stock purchase agreement, without any further amendments thereto, and that any amendments, revisions or waivers thereto will not be detrimental to our stockholders.

Capitalink’s analysis and opinion are necessarily based upon market, economic and other conditions, as they existed on, and could be evaluated as of, May 18, 2007. Accordingly, although subsequent developments may affect its opinion, Capitalink has not assumed any obligation to update, review or reaffirm its opinion.

In connection with rendering its opinion, Capitalink performed certain financial, comparative and other analyses as summarized below. Each of the analyses conducted by Capitalink was carried out to provide a different perspective on the transaction, and to enhance the total mix of information available. Capitalink did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to the fairness, from a financial point of view, of the purchase price to our stockholders. Further, the summary of Capitalink’s analyses described below is not a complete description of the analyses underlying Capitalink’s opinion.

The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Capitalink made qualitative judgments as to the relevance of each analysis and factors that it considered. In addition, Capitalink may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions. Therefore, the range of valuations resulting from any particular analysis described above should not be taken to be Capitalink’s view of the value of Clark’s assets.

The estimates contained in Capitalink’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets neither purports to be appraisals nor do they necessarily reflect the prices at which businesses or assets may actually be sold. Accordingly, Capitalink’s analyses and estimates are inherently subject to substantial uncertainty. Capitalink believes that its analyses must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors collectively, could create an incomplete and misleading view of the process underlying the analyses performed by Capitalink in connection with the preparation of its opinion.

The summaries of the financial reviews and analyses include information presented in tabular format. In order to fully understand Capitalink’s financial reviews and analyses, the tables must be read together with the accompanying text of each summary. The tables alone do not constitute a complete description of the financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by Capitalink.

The analyses performed were prepared solely as part of Capitalink’s analysis of the fairness, from a financial point of view, of the purchase price to our stockholders, and were provided to our board of directors in connection with the delivery of Capitalink’s opinion on May 18, 2007. The opinion of Capitalink was just one of the many factors taken into account by our board of directors in making its determination to approve the transaction, including those described elsewhere in this proxy statement.

Valuation Overview

Capitalink generated an indicated valuation range for Clark based on a discounted cash flow analysis, a comparable company analysis and a comparable transaction analysis each as more fully discussed below. Capitalink weighted the three approaches equally and arrived at an indicated enterprise value range of approximately $78.5 million and approximately $93.6 million. Because there will be no interest bearing debt assumed or cash acquired in the transaction, Clark’s enterprise value is also equal to its equity value. Capitalink noted that Clark’s indicated equity value range is higher than the purchase price of $75.0 million.

Discounted Cash Flow Analysis

A discounted cash flow analysis estimates value based upon a company’s projected future free cash flow discounted at a rate reflecting risks inherent in its business and capital structure. Unlevered free cash flow represents the amount of cash generated and available for principal, interest and dividend payments after providing for ongoing business operations.

While the discounted cash flow analysis is the most scientific of the methodologies used, it is dependent on projections and is further dependent on numerous industry-specific and macroeconomic factors. Thus, any change to projections or other factors utilized in the analysis could have an impact on the concluded indicated values generated. The discounted cash flow analysis performed by Capitalink utilized ranges of terminal value and discount rate assumptions; however the projections utilized were as provided by Clark management. Capitalink did not perform any sensitivity analysis on the projected cash flows.

Capitalink utilized the projections provided by Clark’s management, which project revenues to increase at an annual compound growth rate of approximately 11.9% per year from 2006 to 2010. This compares to Clarks’ revenue historical annual compound growth rate of approximately 9.9% per year from 2003 to 2006. The increased rates of growth reflect a change in strategy towards building revenues as opposed to maximizing short term EBITDA margins. This strategy reflects i) geographic expansion of Clark’s specialized transportation platform, ii) the cultivation of Clark’s existing customer base, iii) increasing Clark’s import/export business, and iv) creating additional service offerings. This is expected to result in higher gross revenue and gross profit growth in the future, but slightly lower EBITDA growth as a result of additional costs of expanding existing business lines, and lower margins earned through the addition of new business lines.

As a result of this strategy, gross profit is projected to increase at an annual compound growth rate of approximately 10.9% per year from 2006 to 2010. This compares to Clarks’ gross profit historical annual compound growth rate of approximately 4.9% per year from 2003 to 2006. The gross margin is expected to decrease from 38.1% to 36.8%, principally due to new lower margin business. Operating, selling and administrative expenses are projected to increase at an annual compound growth rate of approximately 10.4% per year from 2006 to 2010. As a percentage for net revenues, operating, selling and administrative expenses are projected to remain fairly consistent. EBITDA is projected to increase at an annual compound growth rate of approximately 9.0% per year from 2006 to 2010. This compares to Clarks’ EBITDA historical annual compound growth rate of approximately 20.0% per year from 2003 to 2006 (or 13.4% over the last two years). EBITDA margins as a percentage of new revenue are projected to decline slightly from 27.7% to 27.4%. The projections do not include any acquisitions or divestitures and do not require additional financing to be completed.

For purposes of Capitalink’s analyses, ‘‘EBITDA’’ means earnings before interest, taxes, depreciation and amortization, as adjusted for add-backs for owner’s compensation, management fees and one-time charges. A more detailed discussion of the adjustments taken is outlined in the Comparable Companies Analysis review.

In order to arrive at a present value, Capitalink utilized discount rates ranging from 14.0% to 16.0%. This was based on an estimated weighted average cost of capital of 15.3% (based on Clark’s estimated weighted average cost of debt of 7.4% and a 15.9% estimated cost of equity). The cost of equity calculation was derived utilizing the Ibbotson build up method utilizing appropriate equity risk, industry risk and size premiums and a company specific risk factor of 0.5%, reflecting the risk associated with the projections and the revenue growth strategy.

Capitalink presented a range of terminal values at the end of the forecast period by applying a range of terminal exit EBITDA multiples as well as long term perpetual growth rates.

Utilizing terminal EBITDA multiples of between 10.0x and 12.0x and long term perpetual growth rates of between 8.0% and 9.0%, Capitalink calculated a range of indicated enterprise values of between approximately $76.0 million to approximately $104.1 million. Capitalink selected the terminal EBITDA multiple range by examining the ten year historical average EBITDA multiples for the comparable companies of 13.2 times and the mean EBITDA multiple for the comparable transactions of 9.7 times. Capitalink selected the range of long term perpetual growth rates by examining Clark’s estimated EBITDA CAGR of 9.0% between 2006 and 2010. For purposes of Capitalink’s analyses, ‘‘enterprise value’’ means equity value plus all interest-bearing debt less cash.

Comparable Company Analysis

A selected comparable company analysis reviews the trading multiples of publicly traded companies that are similar to Clark with respect to business and revenue model, operating sector, size and target customer base.

Capitalink’s selection criteria focused on publicly listed companies that were based in the United States with revenues primarily derived from US operations, providing third party transportation logistic services (excluding rail and same-day delivery services) with little or no fixed assets on their balance sheet and with positive earnings. Capitalink identified the following six companies that it deemed comparable to Clark that met the criteria above. The comparable companies include:

•	CH Robinson Worldwide, Inc.

•	Expeditors International of Washington, Inc.

•	UTI Worldwide, Inc.

•	EGL, Inc.

•	Hub Group, Inc.

•	Target Logistics, Inc.

Clark’s and each of the comparable companies’ historical operating profits, including EBITDA, were normalized to exclude unusual expenses and one-time gains or losses, to better analyze trends and margins based on a ‘‘normalized’’ earnings stream. The use of normalizing adjustments, which is well established in valuation analysis, allow for greater comparability of Clark’s underlying performance as compared to the underlying performance of the comparable companies. Capitalink did not adjust any of the comparable companies’ compensation or public company costs, but did adjust the comparable companies for unusual and extraordinary expenses and income that were not expected to re-occur.

Additional historical adjustments were also made to Clark’s earnings to reflect its private company status. The removal of certain owner’s compensation expenses (including the annual management fee paid to Clark’s private equity owners and historical amounts paid to Clark’s retiring CEO, neither of which will continue in the future and neither were included in the projections provided to Capitalink) and the inclusion of public company costs allow a more accurate comparison with public companies.

Capitalink noted that the total EBITDA adjustments for Clark for the LTM period was approximately $0.4 million, which included $0.61 million add-back of owners compensation, $0.28 million add-back of an one-time non-compete payment paid to an employee, and the inclusion of $0.5 million in estimated public company expenses. LTM EBITDA for Clark with and without these adjustments was approximately $8.2 million and $8.6 million, respectively.

Most of the comparable companies are substantially larger than Clark, with latest twelve months, or LTM, gross profit (or net revenue) ranging from approximately $52.5 million to approximately $1.3 billion, compared with approximately $28.9 million for Clark. For purposes of Capitalink’s analysis, gross profit is equal to gross revenues less freight expense (or cost of revenue). Gross profit was utilized instead of revenue to determine comparable size because it is a commonly used metric in the transportation industry and removes any financial statement presentation difference within the comparable companies. This differs from EBITDA in that gross profit is before other operating and general and administrative expenses. Based on publicly available information as of May 11, 2007, the enterprise value for the comparable companies ranged from approximately $44.6 million to approximately $9.3 billion.

Capitalink noted the following with respect to the comparable companies:

•	Clark’s EBITDA margins (as a percentage of gross revenues) were substantially higher than the comparable companies, ranging from 2.3% to approximately 9.9%, compared with approximately 10.6% for Clark.

•	The smallest comparable company, Target Logistics, Inc., generated $52.5 million in gross profit and approximately $4.1 million in LTM EBITDA and was valued at an enterprise value of approximately $44.6 million. Despite Clark’s LTM gross profit being smaller than Target Logistics, Clark’s LTM EBITDA of $8.2 million is double that of Target Logistics.

•	Clark’s EBITDA margins (as a percentage of gross profit) were slightly above the mean of the comparable companies, with the mean EBITDA margin of 26.5%, compared with 28.4% for Clark.

•	EGL has received multiple offers to be acquired. Capitalink noted that its stock price and valuation reflects a controlling value for the company.

•	Historically Clark’s revenue and EBITDA growth has been lower than all of the comparable companies.

Multiples utilizing enterprise value were used in the analyses. Capitalink generated a number of multiples worth noting with respect to the comparable companies:

Enterprise Value Multiple of	Mean	Median	High	Low
LTM EBITDA	14.8x	14.2x	20.0x	10.9x
2007 EBITDA	13.4x	12.9x	19.5x	6.6x
2008 EBITDA	12.7x	12.4x	16.5x	9.9x

Capitalink also reviewed the historical multiples generated for the comparable companies, and noted that the mean enterprise value to LTM EBITDA multiple over the last ten years was 13.2x.

Capitalink selected an appropriate multiple range for Clark by examining the range indicated by the comparable companies and taking into account certain company-specific factors. Capitalink expects Clark’s EBITDA valuation multiples to be below the mean of the comparable companies due to Clark’s lower historical EBITDA growth, lower projected 2007 and 2008 EBITDA growth, and significantly smaller size.

Based on the above factors, Capitalink applied the following multiples to the respective statistics:

•	Multiples of 10.0x to 11.0x LTM EBITDA

•	Multiples of 9.5x to 10.5x 2007 EBITDA

•	Multiples of 8.0x to 9.0x 2008 EBITDA

and calculated a range of enterprise values for Clark, by weighting the above indications equally, of approximately $76.7 million to approximately $85.0 million.

None of the comparable companies have characteristics identical to Clark. An analysis of publicly traded comparable companies is not mathematical; rather it involves complex consideration and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading of the comparable companies.

Comparable Transaction Analysis

A comparable transaction analysis involves a review of merger, acquisition and asset purchase transactions involving target companies that are in related industries to Clark. The comparable transaction analysis generally provides the widest range of value due to the varying importance of an acquisition to a buyer (i.e., a strategic buyer willing to pay more than a financial buyer) in addition to the potential differences in the transaction process (i.e., competitiveness among potential buyers).

Information is typically not disclosed for transactions involving a private seller, even when the buyer is a public company, unless the acquisition is deemed to be ‘‘material’’ for the acquirer. As a result, the selected comparable transaction analysis is limited to transactions involving the acquisition of a public company, or substantially all of its assets, or the acquisition of a large private company, or substantially all of its assets, by a public company.

Capitalink located 19 comparable transactions which were based on criteria that included transactions that were announced since January 2004, included target companies providing third party transportation logistic services, and included transactions for which detailed financial information was available.

Ann. Date	Target	Acquiror	LTM Revenue (in millions)	Enterprise Value (in millions)
3/18/07	EGL, Inc.	CEVA Logistics	$3,264.03	$1,956.85
12/6/06	Greatwide Logistics Services	Investcorp	1,200.00	777.00
10/23/06	FMI International	Summit Global Logistics	113.70	130.00
8/23/06	TNT Logistics Holdings BV	Apollo Management	3,757.76	1,901.36
8/16/06	IMPAC Logistic Services	Integrated Distribution	45.90	42.50
6/7/06	Global Link Logistics	Gold Gate Logistics	190.00	124.00
3/7/06	Market Transport Services	UTI Worldwide	90.90	197.10
1/19/06	Comtrak Logistics	Hub Group	85.00	48.00
11/15/05	BAX Global	Deutsche Bahn	2,734.00	1,112.30
10/19/05	PBB Global Logistics Inc Fund	Livingston International Income Fund	347.99	207.72
9/1/05	Exel PLC	Deutsche Post	13,280.35	7,438.32
11/30/05	Towne Holdings	Charterhouse Group	100.00	80.00
7/15/05	Geologistics	Agility	1,576.92	454.00
6/27/05	Ozburn-Hessey Logistics	Welsh, Carson	396.00	370.00
6/10/05	Panther Expedited Services	Fenway Partners	132.14	152.23
2/27/05	USF Corp	Yellow Roadway Corp.	2,375.79	1,402.79
1/5/05	Total Logistics	SUPERVALU	327.18	216.42
10/12/05	Unigistix	UTI Worldwide	27.90	74.50
6/16/04	Tibbet & Britten Group	Exel PLC	2,846.28	691.05

Based on the information disclosed with respect to the targets in the each of the comparable transactions, Capitalink calculated and compared the enterprise values as a multiple of LTM EBITDA.

Capitalink noted the following with respect to the multiples generated:

Multiple of enterprise value to	Mean	Median	High	Low
LTM EBITDA	9.7x	9.5x	14.4x	6.3x

Capitalink expects Clark to be valued around the mean of the comparable transactions multiples, after taking into account Clark’s higher average EBITDA margins, strong position in print media distribution market, significant growth opportunities, offset by its smaller size.

Based on the above factors, Capitalink applied a range of LTM EBITDA multiples of between 9.5 times and 10.5 times and calculated a range of enterprise values for Clark of between approximately $82.9 million and approximately $91.6 million.

None of the target companies in the comparable transactions have characteristics identical to Clark. Accordingly, an analysis of comparable business combinations is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the target companies in the comparable transactions and other factors that could affect the respective acquisition values.

80% Test

Our initial business combination must be with a target business whose fair market value is at least equal to 80% of the balance in the trust account at the time of such acquisition. Capitalink reviewed the balance in our trust account as of March 31, 2007 and compared that to Clark’s indicated range of enterprise value. Capitalink noted that the fair market value of Clark exceeds 80% of the balance in the trust account.

Based on the information and analyses set forth above, Capitalink delivered its written opinion to our board of directors, which stated that, as of May 18, 2007, based upon and subject to the assumptions made, matters considered, and limitations on its review as set forth in the opinion, (i) the purchase price is fair, from a financial point of view, to our stockholders, and (ii) the fair market value of Clark is at least equal to 80% of the balance in the trust account at the time of the acquisition.

Material Federal Income Tax Consequences of the Acquisition

The following section is a summary of the opinion of Graubard Miller, counsel to GLAC, regarding material United States federal income tax consequences of the acquisition to holders of GLAC common stock. This discussion addresses only those GLAC security holders that hold their securities as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the Code), and does not address all the United States federal income tax consequences that may be relevant to particular holders in light of their individual circumstances or to holders that are subject to special rules, such as:

•	financial institutions;

•	investors in pass-through entities;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark to market method of accounting;

•	persons that hold GLAC common stock as part of a straddle, hedge, constructive sale or conversion transaction; and

•	persons who are not citizens or residents of the United States.

The Graubard Miller opinion is based upon the Code, applicable treasury regulations thereunder, published rulings and court decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Tax considerations under state, local and foreign laws, or federal laws other than those pertaining to the income tax, are not addressed.

Neither GLAC nor Clark intends to request any ruling from the Internal Revenue Service as to the United States federal income tax consequences of the acquisition.

It is the opinion of Graubard Miller that no gain or loss will be recognized by GLAC or by the stockholders of GLAC if their conversion rights are not exercised.

It is also the opinion of Graubard Miller that a stockholder of GLAC who exercises conversion rights and effects a termination of the stockholder’s interest in GLAC will generally be required to recognize gain or loss upon the exchange of that stockholder’s shares of common stock of GLAC for cash. Such gain or loss will be measured by the difference between the amount of cash received and the tax basis of that stockholder’s shares of GLAC common stock. This gain or loss will generally be a capital gain or loss if such shares were held as a capital asset on the date of the acquisition and will be a long-term capital gain or loss if the holding period for the share of GLAC common stock is more than one year. The tax opinion issued to GLAC by Graubard Miller, its counsel, is attached to this proxy statement as Annex F. Graubard Miller has consented to the use of its opinion in this proxy statement.

This discussion is intended to provide only a general summary of the material United States federal income tax consequences of the acquisition. It does not address tax consequences that may vary with, or are contingent on, your individual circumstances. In addition, the discussion does not address any non-income tax or any foreign, state or local tax consequences of the acquisition. Accordingly, you are strongly urged to consult with your tax advisor to determine the particular United States federal, state, local or foreign income or other tax consequences to you of the acquisition.

Anticipated Accounting Treatment

The acquisition will be accounted for as a purchase under accounting principles generally accepted in the United States of America. Under this method of accounting, Clark will be treated as the acquired company and GLAC will be the acquirer. As a result, the identifiable assets and liabilities of Clark will be adjusted to their estimated fair values as of the date of the acquisition. Any excess of the purchase price over the net fair value of assets acquired will be allocated to goodwill.

The assets of GLAC will continue to be reported at historical cost. Results of operations of Clark will be included with GLAC from the date of acquisition forward.

Regulatory Matters

The acquisition and the transactions contemplated by the purchase agreement are not subject to any additional federal or state regulatory requirement or approval, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or HSR Act, except for filings with the State of Delaware necessary to effectuate the transactions contemplated by the acquisition proposal.

Required Vote

The approval of the acquisition proposal will require the affirmative vote of the holders of a majority of the Public Shares cast on the proposal at the special meeting.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE ‘‘FOR’’ THE APPROVAL OF THE ACQUISITION PROPOSAL.

THE PURCHASE AGREEMENT

For a discussion of the purchase price, purchase price adjustment and indemnification provisions of the purchase agreement, see the section entitled ‘‘The Acquisition Proposal.’’ Such discussion and the following summary of other material provisions of the purchase agreement is qualified by reference to the complete text of the purchase agreement, a copy of which is attached as Annex A to this proxy statement. All stockholders are encouraged to read the purchase agreement in its entirety for a more complete description of the terms and conditions of the acquisition.

Closing and Effective Time of the Acquisition

The closing of the acquisition will take place on the fourth business day following the satisfaction of the last of the conditions described below under ‘‘The Purchase Agreement – Conditions to the Closing of the Acquisition,’’ unless GLAC and Clark agree in writing to another time. The acquisition is expected to be consummated promptly after the special meeting of GLAC’s stockholders described in this proxy statement.

Representations and Warranties

The purchase agreement contains representations and warranties of each of Clark and GLAC relating, among other things, to:

•	proper organization and similar limited liability and corporate matters;

•	capital structure of each constituent company;

•	the authorization, performance and enforceability of the purchase agreement;

•	licenses and permits;

•	taxes;

•	financial information and absence of undisclosed liabilities;

•	holding of leases and ownership of other properties, including intellectual property;

•	accounts receivable;

•	contracts;

•	title to, and condition of, properties and assets and environmental and other conditions thereof;

•	absence of certain changes;

•	employee matters;

•	compliance with laws;

•	litigation; and

•	regulatory matters.

Covenants

GLAC and Clark have each agreed to take such actions as are necessary, proper or advisable to consummate the acquisition. Each of them has also agreed to continue to operate their respective businesses in the ordinary course prior to the closing and not to take the following actions, among others, without the prior written consent of the other party:

•	waive any stock repurchase rights, accelerate, amend or (except as specifically provided for in the purchase agreement) change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

•	grant any severance or termination pay to any officer or employee except pursuant to applicable law, written agreements outstanding, or policies currently existing and disclosed to the other party, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement;

•	transfer or license to any person or otherwise extend, amend or modify any material rights to any intellectual property or enter into grants to transfer or license to any person future patent rights, other than in the ordinary course of business consistent with past practices provided that in no event will either party license on an exclusive basis or sell any of its intellectual property;

•	except for periodic tax distributions consistent with Clark’s prior practice, declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock; pursuant to the amendment to the purchase agreement, GLAC has consented to a distribution to Clark’s stockholders of all of Clark’s cash on hand at the time of the closing of the acquisition;

•	amend its charter documents;

•	acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its business, or enter into any joint ventures, strategic partnerships or alliances or other arrangements that provide for exclusivity of territory or otherwise restrict such party’s ability to compete or to offer or sell any products or services;

•	sell, lease, license, encumber or otherwise dispose of any properties or assets, except (i) sales of inventory in the ordinary course of business consistent with past practice, and (ii) the sale, lease or disposition (other than through licensing) of property or assets that are not material, individually or in the aggregate, to the business of such party;

•	except with respect to borrowings under Clark’s existing credit facilities in the ordinary course of business, incur any indebtedness for borrowed money in excess of $25,000 in the aggregate or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities, enter into any ‘‘keep well’’ or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

•	adopt or amend any employee benefit plan, policy or arrangement, any employee stock purchase or employee incentive stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable ‘‘at will’’), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants, except in the ordinary course of business consistent with past practices;

•	pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of the purchase agreement) other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practices or in accordance with their terms, or liabilities previously disclosed in financial statements to the other party in connection with the purchase agreement or incurred since the date of such financial statements, or waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality or similar agreement to which it is a party or of which it is a beneficiary which failure is materially adverse to such party;

•	except in the ordinary course of business consistent with past practices, modify, amend or terminate any material contract, or waive, delay the exercise of, release or assign any material rights or assign any material rights or claims thereunder;

•	except as required by U.S. GAAP, revalue any of its assets or make any change in accounting methods, principles or practices;

•	except in the ordinary course of business consistent with past practices, incur or enter into any agreement, contract or commitment requiring such party to pay in excess of $50,000 in any 12 month period;

•	make or rescind any tax elections that, individually or in the aggregate, could be reasonably likely to adversely affect in any material respect the tax liability or tax attributes of such party, settle or compromise any material income tax liability or, except as required by applicable law, materially change any method of accounting for tax purposes or prepare or file any return in a manner inconsistent with past practice;

•	settle any litigation (i) where an officer, director or stockholder is a party or (ii) where there will be material consideration given by Clark that is other than monetary;

•	make capital expenditures except in accordance with prudent business and operational practices consistent with prior practice;

•	take any action which would be reasonably anticipated to have a material adverse effect; or

•	agree in writing or otherwise agree, commit or resolve to take any of the foregoing actions.

The purchase agreement also contains additional covenants of the parties, including covenants providing for:

•	the parties to use commercially reasonable efforts to obtain all necessary approvals from governmental agencies and other third parties that are required for the consummation of the transactions contemplated by the purchase agreement;

•	the protection of confidential information of the parties and, subject to the confidentiality requirements, the provision of reasonable access to information;

•	GLAC to prepare and file this proxy statement;

•	the waiver by Clark of its rights to make claims against GLAC to collect from the trust account established for the benefit of the holders of GLAC’s Public Shares for any moneys that may be owed to it by GLAC for any reason whatsoever, including breach by GLAC of the purchase agreement or its representations and warranties therein;

•	the hiring by GLAC of Clark’s employees;

•	Clark to have no indebtedness for borrowed money, capital leases or otherwise at the closing;

•	Clark to provide monthly financial information to GLAC through the closing;

•	GLAC to reimburse Clark for fees of Clark’s auditors in connection with services relating to Clark financial information that will be included in the proxy statement; and

•	restrictions upon Clark’s stockholders and their affiliates with respect to their ability to compete with Clark or to solicit employees or customers during the six-year period following the closing. The provisions prohibit the restricted parties from, anywhere in the United States or Canada, in any capacity, owning, managing, operating, selling, controlling or participating in the ownership, management, operation, sales or control of any business engaged in consolidating and transporting magazines to distributors in the wholesale distribution channel (other than subscription services) and to United States Postal Service regional distribution points and bulk mail centers. The restrictions do not prohibit the Clark stockholders (other than Messrs. Barry and Teagan) from continuing to conduct certain specified activities to the extent that such activities are limited to carriage (i) only for their or an affiliate’s own account or (ii) to and from persons engaged in the retail sale and distribution of magazines that does not involve carriage by, for or to United States Postal Service regional distribution points and bulk mail centers. The provisions also prohibit the restricted parties from (i) soliciting, inducing or attempting to induce any executive, employee, consultant or contractor of GLAC, Clark or any of their subsidiaries or affiliates to terminate his employment with any of such entities or to take employment with another party and (ii) soliciting business away from, or attempting to sell, license or provide products or services the same as provided by Clark to any of the customers of such entities.

Conditions to Closing of the Acquisition

General Conditions

Consummation of the acquisition and the related transactions is conditioned on the GLAC stockholders, at a meeting called for these purposes, approving the purchase agreement and the transactions contemplated thereby. The GLAC stockholders will also be asked to (i) approve the change of GLAC’s name, (ii) approve the removal of (a) all of the provisions of Article Sixth of GLAC’s certificate of incorporation other than the paragraph relating to GLAC’s classified board of directors, (b) the last sentence of Article Ninth and (c) Article Tenth, in its entirety and (iii) adopt the incentive compensation plan, but the consummation of the acquisition is not conditioned on the approval of any of such actions or the election of directors.

In addition, the consummation of the transactions contemplated by the purchase agreement is conditioned upon normal closing conditions in a transaction of this nature, including:

•	holders of fewer than twenty percent (20%) of the Public Shares outstanding immediately before the consummation of the acquisition shall have properly exercised their rights to convert their shares into a pro rata share of the trust account in accordance with GLAC’s certificate of incorporation;

•	the execution by and delivery to each party of each of the various transaction documents;

•	the delivery by each party to the other party of a certificate to the effect that the representations and warranties of the delivering party are true and correct in all material respects as of the closing and all covenants contained in the purchase agreement have been materially complied with by the delivering party;

•	the receipt of necessary consents and approvals by third parties and the completion of necessary proceedings;

•	GLAC’s common stock being listed for trading on the American Stock Exchange or Nasdaq or quoted on the OTC Bulletin Board; and

•	no order, stay, judgment or decree being issued by any governmental authority preventing, restraining or prohibiting, in whole or in part, the consummation of such transactions;

Clark’s Conditions to Closing

The obligations of Clark to consummate the transactions contemplated by the purchase agreement also are conditioned upon, among other things, there being no material adverse change in the business of GLAC since the date of the purchase agreement.

GLAC’s Conditions to Closing

The obligations of GLAC to consummate the transactions contemplated by the purchase agreement, in addition to the conditions described above in the second paragraph of this section, are conditioned upon each of the following, among other things:

•	there shall have been no material adverse change in the assets, liabilities or financial condition of Clark, its subsidiaries or their businesses since the date of the purchase agreement;

•	Messrs. Teagan and Barry being ready, willing and able to perform under their respective employment agreements;

•	The selling stockholders shall have repaid to Clark all indebtedness for borrowed money;

•	GLAC shall have received a legal opinion substantially in the form annexed to the purchase agreement, which is customary for transactions of this nature, from Timothy K. Corley, counsel to Clark; and

•	GLAC shall have received a ‘‘comfort’’ letter from Clark’s independent accountants, in the customary form and dated the closing date with respect to certain financial statements and other information regarding Clark included in the proxy statement.

If permitted under applicable law, either Clark or GLAC may waive any inaccuracies in the representations and warranties made to such party contained in the purchase agreement and waive compliance with any agreements or conditions for the benefit of itself or such party contained in the purchase agreement. The condition requiring that the holders of fewer than 20% of the Public Shares affirmatively vote against the acquisition proposal and demand conversion of their shares into cash may not be waived. We cannot assure you that all of the conditions will be satisfied or waived.

Termination

The purchase agreement may be terminated at any time, but not later than the closing as follows:

•	By mutual written consent of GLAC and the Clark stockholders (acting through their representative);

•	By either GLAC or the representative of the Clark stockholders if the acquisition is not consummated on or before December 31, 2007, provided that such termination is not available to a party whose action or failure to act has been a principal cause of or resulted in the failure of the acquisition to be consummated before such date and such action or failure to act is a breach of the purchase agreement. After such date and prior to the closing, which will occur promptly following the GLAC special meeting on February 7, 2008, the purchase agreement may be terminated by GLAC or such representative;

•	By either GLAC or the representative of the Clark stockholders if a governmental entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the acquisition, which order, decree, judgment, ruling or other action is final and nonappealable;

•	By either GLAC or the representative of the Clark stockholders if the other party has breached any of its covenants or representations and warranties in any material respect and has not cured its breach within thirty days of the notice of an intent to terminate, provided that the terminating party is itself not in breach; and

•	By either GLAC or the representative of the Clark stockholders if, at the GLAC stockholder meeting, the purchase agreement shall fail to be approved by the affirmative vote of the holders of a majority of the Public Shares present in person or represented by proxy and entitled to vote at the special meeting or the holders of 20% or more of such shares exercise conversion rights; and

•	By the representative of the Clark stockholders if GLAC’s board of directors fails to include a recommendation to GLAC’s stockholders in the proxy statement to approve the transactions contemplated by the Purchase Agreement or withdraws or modifies (in a manner adverse to Clark or its stockholders) such recommendation.

Effect of Termination

In the event of proper termination by either GLAC or Clark, the purchase agreement will become void and have no effect, without any liability or obligation on the part of GLAC or Clark, except that:

•	the confidentiality obligations set forth in the purchase agreement will survive;

•	the waiver by Clark of all rights against GLAC to collect from the trust account any moneys that may be owed to it by GLAC for any reason whatsoever, including but not limited to a breach of the purchase agreement, and the acknowledgement that Clark will not seek recourse against the trust account for any reason whatsoever, will survive;

•	the rights of the parties to bring actions against each other for breach of the purchase agreement will survive; and

•	the fees and expenses incurred in connection with the purchase agreement and the transactions contemplated thereby will be paid by the party incurring such expenses.

The purchase agreement does not specifically address the rights of a party in the event of a material breach by a party of its covenants or warranties or a refusal or wrongful failure of the other party to consummate the acquisition. However, the non-wrongful party would be entitled to assert its legal rights for breach of contract against the wrongful party.

Fees and Expenses

All fees and expenses incurred in connection with the purchase agreement and the transactions contemplated thereby will be paid by the party incurring such expenses whether or not the purchase agreement is consummated, except GLAC has agreed to reimburse Clark for the cost of work by Parente Randolph, LLC related to (i) the preparation of financial statements that are required for inclusion in the proxy statement, including adjustments and other changes required with respect to Clark’s financial statements for periods ended prior to December 31, 2006, (ii) review of the proxy statement, including any amendments thereto, and (iii) the preparation and review of any other filings made with the Securities and Exchange Commission in connection with the transactions contemplated by this Agreement. As of September 30, 2007, Clark had incurred fees of approximately $155,000, of which $75,000 has been accrued by GLAC. Parente Randolph has not waived any rights to recover against the trust account in the event the purchase agreement is not approved by the GLAC stockholders. However, it should be noted that GLAC’s obligation with respect to Parente Randolph’s fees is owed to Clark, and not directly to Parente Randolph, and that Clark has waived its rights to make claim against the funds in the trust account. Additional fees will be incurred prior to the mailing of this proxy statement. Parente Randolph’s services were required in connection with the preparation of the proxy statement. The parties also have agreed to each pay one-half of any sales tax payable in connection with the acquisition.

As of September 30, 2007, GLAC had accounts payable and accrued liabilities that totaled approximately $380,000. It estimates that it will incur additional expenses of approximately $125,000 that would be required to be paid if the acquisition is not consummated. Of such total of approximately $505,000, vendors and service providers to whom $283,000 is or would be owed have waived their rights to make claims for payment from amounts in the trust account. Any of GLAC’s accounts payable and accrued liabilities that are outstanding upon the consummation of the acquisition will be paid by the combined company following the acquisition. If the acquisition is consummated and GLAC is required to borrow funds to pay conversions, which it will be required to do if conversions exceed 14.7% of the Public Shares ($13 million), GLAC will also incur further additional expenses of approximately $125,000 for fees and other expenses related to financing for the acquisition, which will be paid by the combined company following the acquisition.

Confidentiality; Access to Information

GLAC and Clark will afford to the other party and its financial advisors, accountants, counsel and other representatives prior to the completion of the acquisition reasonable access during normal business hours, upon reasonable notice, to all of their respective properties, books, records and personnel to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel, as each party may reasonably request. GLAC and Clark will maintain in confidence any non-public information received from the other party, and use such non-public information only for purposes of consummating the transactions contemplated by the purchase agreement.

Amendments

The purchase agreement may be amended by the parties thereto at any time by execution of an instrument in writing signed on behalf of each of the parties. As used in this proxy statement the term ‘‘purchase agreement’’ means the stock purchase agreement dated May 18, 2007, as amended on November 1, 2007.

Extension; Waiver

At any time prior to the closing, any party to the purchase agreement may, in writing, to the extent legally allowed:

•	extend the time for the performance of any of the obligations or other acts of the other parties to the agreement;

•	waive any inaccuracies in the representations and warranties made to such party contained in the purchase agreement or in any document delivered pursuant to the purchase agreement; and

•	waive compliance with any of the agreements or conditions for the benefit of such party contained in the purchase agreement, except that the condition requiring that the holders of fewer than 20% of the Public Shares affirmatively vote against the acquisition proposal and demand conversion of their shares into cash may not be waived.

Public Announcements

GLAC and Clark have agreed that until closing or termination of the purchase agreement, the parties will:

•	cooperate in good faith to jointly prepare all press releases and public announcements pertaining to the purchase agreement and the transactions governed by it; and

•	not issue or otherwise make any public announcement or communication pertaining to the purchase agreement or the transaction without the prior consent of the other party, which shall not be unreasonably withheld by the other party, except as may be required by applicable law or court process.

Arbitration

Any disputes or claims arising under or in connection with the purchase agreement or the transactions contemplated thereunder will be resolved by binding arbitration. Arbitration will be commenced by the filing by a party of an arbitration demand with the American Arbitration Association (‘‘AAA’’). The arbitration will be held in Wilmington, Delaware, governed and conducted by applicable AAA rules, and any award and/or decision shall be conclusive and binding on the parties. Each party has consented to the exclusive jurisdiction of the federal and state courts located in the State of New York, New York County, for such purpose. Each party shall pay its own fees and expenses for the arbitration, except that any costs and charges imposed by the AAA and any fees of the arbitrator shall be assessed against the losing party.

SELECTED UNAUDITED PRO FORMA FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated balance sheet combines the historical unaudited balance sheets of GLAC as of September 30, 2007, and the unaudited balance sheets of Clark as of September 29, 2007, giving effect to the transactions described in the Purchase Agreement with purchase accounting applied to the acquired Clark assets as if they had occurred on the last day of the period.

The following unaudited pro forma condensed consolidated statement of operations combines (i) the historical audited statement of operations of GLAC for the year ended December 31, 2006 and historical audited statement of operations of Clark for the 52 weeks ended December 30, 2006 and (ii) the historical unaudited statement of operations of GLAC for the nine months ended September 30, 2007, and the unaudited statement of operations of Clark for the 39 weeks ended September 29, 2007, giving effect to the transactions described in the Purchase Agreement with purchase accounting applied to the acquired Clark assets as if they had occurred on January 1, 2006 with respect to GLAC and December 31, 2005 with respect to Clark (Clark’s fiscal year consists of a 52/53 week period ending on the Saturday closest to December 31st. Their quarters consist of 13 week periods).

The historical financial information has been adjusted to give pro forma effect to events that are directly attributable to the transaction, are factually supportable and, in the case of the pro forma income statements, have a recurring impact.

The purchase price allocation has not been finalized and is subject to change based upon recording of actual transaction costs, finalization of working capital adjustments, and completion of appraisals of the principal Clark assets.

The unaudited pro forma condensed consolidated balance sheet as of September 30, 2007 and unaudited pro forma condensed consolidated statement of income for the nine months ended September 30, 2007 and the year ended December 31, 2006 have been prepared using two different levels of approval of the transaction by the GLAC stockholders, as follows:

•	Assuming No Conversions: This presentation assumes that none of the holders of Public Shares exercise their conversion rights; and

•	Assuming Maximum Conversions: This presentation assumes that 19.99% of the holders of Public Shares exercise their conversion rights.

GLAC is providing this information to aid you in your analysis of the financial aspects of the transaction. The unaudited pro forma financial statements are not necessarily indicative of the financial position or results of operations that may have actually occurred had the transaction taken place on the dates noted, or the future financial position or operating results of the combined company.

Unaudited Pro Forma Condensed Consolidated Balance Sheet
At September 30, 2007
(amounts in thousands except share and per share data)

	(1) GLAC	(2) Clark	(3) Pro Forma Adjustments (assuming no conversions)		(4) (1+2+3) Pro Forma (assuming no conversions)	(5) Pro Forma Adjustments (assuming maximum conversions)		(6) (4+5) Pro Forma (assuming maximum conversions)
Assets
Current Assets:
Cash and cash equivalents	$50	$1,075	$ 87,624(A) (72,527)(B) (1,000)(B) (1,075)(B) (2,640)(C) 337(D)		$11,844	$(17,596)(G) —(G) 529(G) 10,000(G) (125)(G)		$4,652
Accounts receivable, net		6,831			6,831			6,831
Prepaid expenses and oth. current assets	512	1,087	58	(E)	1,657			1,657
Total current assets	562	8,993	10,777		20,332	(7,192)		13,140
Investments in marketable securities held in Trust Account	87,624		(87,624	)(A)	—
Plant, property, and equipment, net		1,413			1,413			1,413
Intangible assets and other assets, net		11	14,282	(B)	14,293			14,293
Goodwill		10,871	53,399	(B)	64,270			64,270
Deferred acquisition costs	548		(548	)(D)
Deferred financing costs						125	(G)	125
Deferred tax asset	530				530			530
Total assets	$89,264	$21,288	$(9,714)		$100,838	$(7,067)		$93,771
Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable		$6,110			$6,110			$6,110
Accrued income taxes	—				—			—
Accrued expenses	$381	1,689	$ (211)(D) 40(E)		1,899			1,899
Deferred underwriting fees	2,640		(2,640	)(C)	—			—
Deferred tax liabilities			4,113	(B)	4,113			4,113
Total current liabilities	3,021	7,799	1,302		12,122			12,122
Long-term debt						10,000	(G)	10,000
Other liabilities
Total liabilities	3,021	7,799	1,302		12,122	10,000		22,122
Common stock subject to possible conversion, 2,199,999 shares	16,896		(16,896	)(F)	—
Interest attributable to common stock, subject to possible conversion, net of taxes	700		(700	)(F)	—
Stockholders’ equity:
Preferred stock - $.0001 par value, 1,000,000 shares authorized, 0 shares issued and outstanding
Common stock - $.0001 par value, 400,000,000 shares authorized, 13,500,000 issued and outstanding (including 2,199,999 subject to possible conversion)	1				1			1
Additional paid-in capital	67,174		16,896(F) 2,473(B)		86,543	(16,367	)(G)	70,176

Retained earnings accumulated during the development stage	1,472		700	(F)	2,172	(700	)(G)	1,472
Stockholders’ equity		13,489	(13,489	)(B)	—			—
Total stockholders’ equity	$68,647	$13,489	$6,580		$88,716	$(17,067)		$71,649
Total liabilities and stockholders’ equity	$89,264	$21,288	$(9,714)		$100,838	$(7,067)		$93,771

Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Year Ended December 31, 2006
(amounts in thousands except per share data)

	(1) GLAC		(2) Clark	(3) Pro Forma Adjustments (assuming no conversions)		(4) (1+2+3) Pro Forma (assuming no conversions)		(5) Pro Forma Adjustments (assuming maximum conversions)		(6) (4+5) Pro Forma (assuming maximum conversions)
Gross Revenues			$76,603			$76,603				$76,603
Freight Expense			47,979			47,979				47,979
Gross Profit	—		28,624			28,624				28,624
Selling, General and	$931(J	)	20,666	$(83	)(J)	22,730(I	)			22,730(I	)
Administrative				(610	)(K)
				1,826	(L)
Depreciation			392			392				392
Amortization				1,354	(M)	1,354				1,354
Total Operating Expenses	931		21,058	2,487		24,476				24,476
Operating Income (Loss)	(931)		7,566	(2,487)		4,148				4,148
Interest Expense			30	(30)		—		$711	(P)	711
Interest (Income)	(3,440)		(71)	3,051	(N)	(459)		278	(N)	(181)
Income (loss) before provision for income taxes	2,509		7,607	(5,509)		4,607		(989)		3,618
Provision for income taxes	1,136		135	563	(O)	1,834		(395	)(O)	1,438
Income from continuing operations	$1,373		$7,472	$(6,072)		$2,773		$(593)		$2,180
Maximum number of shares subject to possible conversion:
Weighted average number of shares	1,888,218
Income per share amount (Basic and diluted)	$0.20

Weighted average number of shares outstanding not subject to possible conversion:*
Basic	10,052,878			1,035,056		11,087,934		(1,888,218)		9,199,716
Diluted	12,261,638			1,035,056		13,296,694		(1,888,218)		11,408,476

Income per share amount:
Basic	$0.10(Q	)				$0.25(Q	)			$0.24(Q	)
Diluted	$0.08(Q	)				$0.21(Q	)			$0.19(Q	)

*	The number of shares used in the calculation of pro forma earnings per share (EPS) excludes shares held by the GLAC Inside Stockholders that are subject to the Stockholder Escrow Agreement from the outstanding shares. Such shares are subject to forfeiture unless the market price for GLAC’s common stock meets designated targets.

Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Nine Months Ended September 30, 2007
(amounts in thousands except per share data)

	(1) GLAC		(2) Clark	(3) Pro Forma Adjustments (assuming no conversions)		(4) (1+2+3) Pro Forma (assuming no conversions)		(5) Pro Forma Adjustments (assuming maximum conversions)		(6) (4+5) Pro Forma (assuming maximum conversions)
Gross Revenues			$56,792			$56,792				$56,792
Freight Expense			34,979			34,979				34,979
Gross Profit	—		21,813	—		21,813				21,813
Selling, General and Administrative	$1,106(J	)	15,281	$ (68)(J) (306)(K) 1,370(L)		17,383(I	)			17,383(I	)
Depreciation			234			234				234
Amortization				1,016	(M)	1,016				1,016
Total Operating Expenses	1,106		15,515	2,012		18,633				18,633
Operating Income (Loss)	(1,106)		6,298	(2,012)		3,181				3,181
Interest Expense			37	(37)				$533	(P)	533
Interest (Income)	(3,024)		(23)	2,640	(N)	(407)		247	(N)	(160)
Income (loss) before provision for income taxes	1,918		6,284	(4,615)		3,588		(780)		2,807
Provision for income taxes	1,118			317	(O)	1,435		(312	)(O)	1,123
Income from continuing operations	$800		$6,284	$(4,932)		$2,153		$(468)		$1,684
Maximum number of shares subject to possible conversion:
Weighted average number of shares	2,199,999
Income per share amount (Basic and diluted)	$0.15
Weighted average number of shares outstanding not subject to possible conversion:*
Basic	11,300,001			1,346,837		12,646,838		(2,199,999)		10,446,839
Diluted	14,281,233			1,346,837		15,628,070		(2,199,999)		13,428,071
Income per share amount:
Basic	$0.04(Q	)				$0.17(Q	)			$0.16(Q	)
Diluted	$0.03(Q	)				$0.14(Q	)			$0.13(Q	)

*	The number of shares used in the calculation of pro forma earnings per share (EPS) excludes shares held by the GLAC Inside Stockholders that are subject to the Stockholder Escrow Agreement from the outstanding shares. Such shares are subject to forfeiture unless the market price for GLAC’s common stock meets designated targets.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements
(amounts in thousands except share data and per share data)

Descriptions of the adjustments included in the unaudited pro forma balance sheet and statements of income are as follows:

(A)	To record the reclassification of funds held in trust by GLAC.

(B)	To record the payment for the acquisition of Clark, the transaction costs, and the allocation of the purchase price to the assets acquired and liabilities assumed. At the closing of the Stock Purchase Agreement, dated as of May 18, 2007, as amended on November 1, 2007, among GLAC, Clark and the stockholders of Clark, GLAC will acquire all of the outstanding capital stock of Clark for a total consideration of $75,000 (of which $72,527 will be paid in cash and $2,473 will be paid by the issuance of 320,276 shares of GLAC common stock valued at $7.72 per share), subject to adjustment based upon the amount of Clark’s working capital (i) at the time of closing and (ii) as averaged for the 12 month period ending March 31, 2008. The $1,075 pro forma adjustment is in respect of the cash on the balance sheet of Clark as of September 29, 2007, as GLAC has consented to a distribution to Clark’s stockholders of all of Clark’s cash on hand at the time of the closing of the transaction.

Adjustments are as follows:

Calculation of Allocable Purchase Price:
Cash	$72,527
Equity Issuance	2,473	(i)
Transaction costs	1,000
	$76,000
Estimated Allocation of Purchase Price:
Accounts receivable, net	$6,831	(ii)
Prepaid expenses and other current assets	1,145	(ii), (v)
Plant, property, and equipment	1,413	(ii)
Intangibles and other assets	14,293	(iii)
Goodwill	64,270	(iv)
Accounts payable	(6,110	)(ii)
Accrued expenses	(1,729	)(ii), (v)
Deferred tax liability	(4,113	)(vi)
	$76,000
*	The pro forma financial statements have been presented using the estimated purchase price for the stock of Clark.
**	The purchase price allocation for accounting purposes has not been finalized and is subject to change upon recording of actual transaction costs, finalization of working capital adjustments, and completion of appraisals of the principal assets. The purchase price allocation will be finalized when all necessary information is obtained which is expected to occur within one year of the consummation of the transaction.

(i)	The equity issuance to certain selling shareholders is based on 320,276 shares being issued at a share price of $7.72/share (the average market price of GLAC shares for the 10 days preceding the signing of the Stock Purchase Agreement).

(ii)	The assets and liabilities of Clark are recorded at book value carried on Clark’s books, which is estimated by Clark management to approximate fair value.

(iii)	To record adjustment to reflect Clark management’s estimate of fair value for identifiable intangible assets of Clark to be acquired by GLAC consisting of $6,007 for customer relationships to be amortized using the straight line method over the weighted average expected life of 12 years, $4,275 for noncompete agreements which are to be amortized using the straight-line method over the life of the agreements and $4,000 for trademarks which are not amortizable as they have an indefinite life. These estimates are Clark management’s best estimates and are subject to change pending completion of appraisals of Clark’s principal assets by experts upon completion of the purchase.

(iv)	Approximately $64.3 million of the purchase price has been allocated to goodwill. Goodwill represents the excess of the purchase price over the fair value of the underlying net tangible and intangible assets. The goodwill was attributed to the premium paid for the opportunity to achieve greater long-term growth. Goodwill recorded as a result of the transaction is not deductible for tax purposes.

(v)	Included in prepaid expenses and other current assets is an addition for an estimate of $300 due from the seller related to their commitment to reimburse GLAC for costs of disposal of the U.K. operations and a deduction of $242 for the elimination of CWT UK current assets. Included in accrued expenses is an addition for an estimate of the costs to be incurred in the closing of the U.K. operations of $300 which has been recorded in accordance with EITF 95-3, Recognition of Liabilities in Connection with a Business Combination and a deduction of $260 for the elimination of CWT UK current liabilities.

(vi)	To record adjustment to reflect deferred tax liability to be established based on amortizable intangible assets of $10,282 using an estimated effective tax rate of 40%.

(C)	To record deferred underwriting fees ($2,640) to be paid to underwriters upon consummation of a business combination.

(D)	To eliminate GLAC deferred acquisition costs ($548), of which $337 has already been paid.

(E)	To record adjustment for Clark assets and liabilities not acquired or assumed (Clark UK Ltd.) including customer accounts receivable, leasehold improvements, equipment, third party freight payables, and accrued operating expenses. Included in prepaid expenses and other current assets is an estimate of $300 due from the seller related to their commitment to reimburse GLAC for costs of disposal of the U.K. operations and a deduction of $242 for the elimination of CWT UK current assets. Included in accrued expenses is an estimate of the costs to be incurred in the closing of the U.K. operations of $300 which has been recorded in accordance with EITF 95-3, Recognition of Liabilities in Connection with a Business Combination and a deduction of $260 for the elimination of CWT UK current liabilities.

(F)	Assuming no conversions, to reclassify common stock subject to conversion ($16,896) and related interest, net of taxes, attributable to common stock subject to conversion ($700 since inception – $370 for the period ended December 31, 2006, and $330 for the nine months ended September 30, 2007) to permanent equity.

(G) (1)	Assuming maximum conversion, to record refund of funds ($16,896) and related interest attributable to common stock subject to possible conversion ($700 since inception) to converting stockholders. Assuming maximum conversions, GLAC will be required to draw on financing to fund conversions in excess of $13,000. GLAC has received a credit facility financing commitment for up to $30,000 to (a) pay for conversion shares, if necessary, (b) provide working capital, (c) provide for future permitted acquisitions and (d) enter into certain future GLAC stock repurchase arrangements. It is assumed that GLAC will borrow $10,000 to fund conversions in excess of $13,000 and to provide additional working capital.

(2)	To record the receipt of $10,000 of borrowings against the credit facility referred to in the previous sentence.

(3)	To record financing costs ($125) paid in connection with the borrowings described in the previous sentence.

(4)	To record a reduction in the deferred underwriting fees ($529) to be paid to underwriters upon consummation of a business combination, pro rata for the shareholder conversions.

(H)	GLAC anticipates an additional $500 of annual recurring general and administrative costs at the corporate level for public company costs. However, since these costs are estimates and not currently factually supportable, they have not been included as pro forma adjustments.

(I)	Selling, general, and administrative expenses of GLAC consist principally of legal, accounting, and administrative costs related to due diligence in seeking acquisition candidates and SEC filings. These costs will not recur after the consummation of a business combination, however, no pro forma adjustments have been made to reflect the potential reduction in expenses. Included in the selling, general, and administrative expenses for the nine months ending September 30, 2007 (historical) is a one-time non-cash expense of $573 relating to a share transfer from two principal stockholders to a third party who performed due diligence services. No pro forma adjustment has been made.

(J)	To eliminate the fee (year ended December 31, 2006 - $83; nine months ended September 30, 2007 - $68) that per agreement, Blue Line Advisors, Inc. (an affiliate of Mr. Burns) charges GLAC for general and administrative services. This agreement will be terminated in accordance with its terms upon consummation of a business combination.

(K) (1)	To record net payroll reduction related to termination of employment agreement with prior owner as full time employee (year ended December 31, 2006 - $500; nine months ended September 30, 2007 - $225). As part of the negotiations regarding the purchase agreement, it was understood between the parties that the employment contract of the current CEO would be terminated and his position would not be replaced. This adjustment reflects a reduction related to the CEO’s compensation. There has been no change to the base compensation in the contracts of the other named executives, and consequently no further adjustment is necessary.

(2)	To record elimination of management fee to prior ownership (year ended December 31, 2006 - $110; nine months ended September 30, 2007 - $81).

(L)	To record a charge based on the fair value of the contingent trust shares over the expected period of time it will take to achieve the target price. Based on our current share price of $7.78, 1,173, 438 shares placed in trust, and an estimated 5 year performance horizon, such non-cash charge would be approximately $1,826 per year or $1,370 for the nine months ended September 30, 2007. If the target share price is achieved in a period of time shorter than the estimated 5 year performance horizon, the company will incur an expense for the acceleration of any then unrecognized compensation for the contingent trust shares. For example, if the performance horizon were achieved in three years rather than five, the total non-cash charge in year three would be $5,478.

(M)	To record adjustment to reflect amortization of customer relationships intangible assets (year ended December 31, 2006 - $501; nine months ended September 30, 2007 - $375), which are recorded using the weighted average expected life of 12 years. To record adjustment to reflect amortization of noncompete agreements (year ended December 31, 2006 - $853; nine months ended September 30, 2007 - $641), which are recorded using the straight-line method over the term of the agreements (approximately 5 years). An increase or decrease in the amount of purchase price allocation to amortizable assets would impact the amount of annual amortization expense. The following table shows the effect on amortization expense for every $1,000 of purchase price allocated at a range of weighted average useful lives:

	Change in Amortization Expense
	Year ended December 31, 2006	Nine Months Ended September 30, 2007
Customer Relationships
Weighted Average Life
Five Years	200	150
Ten Years	100	75
Fifteen Years	67	50

Non Competes
Weighted Average Life
Two Years	500	375
Four Years	250	188
Six Years	167	125

(N)	To reduce interest income on cash and cash equivalents, based on reduced cash balance. The pro forma interest income is estimated pro rata based on the projected cash balances assuming no conversions and maximum conversions. Consolidated pro forma cash for the year ended December 31, 2006 was $91,385 and interest earned for that year was $3,511. Pro forma cash assuming no conversions would have been $11,143 and assuming maximum conversions would have been $4,281, yielding pro forma interest of approximately $459 and $181, respectively. Consolidated pro forma cash for the period ended September 30, 2007 was $88,749 and interest earned for the nine months through September 30, 2007 was $3,047. Pro forma cash assuming no conversions would have been $11,844 and assuming maximum conversions would have been $4,682 yielding pro forma interest of $407 and $160, respectively.

(O)	To record adjustment based on pro forma income adjustments and change in tax status of Clark from S-Corp to C-Corp using an estimated effective tax rate of 40%.

(P)	To record adjustment to reflect interest expense on revolving credit facility charged at a rate of LIBOR +175 basis points per annum. This rate is based on preliminary conversations that GLAC has had with potential lenders and assumes a 3-month LIBOR rate of 5.36%. A 1/8th percent change in the 3 month LIBOR rate (+/- 0.125%) would result in an increase/decrease in annual interest expense of $13.

(Q)	The company’s historical statement of operations includes a presentation of earnings per share for common stock subject to possible conversion in a manner similar to the two-class method of earnings per share. Since any conversions will be a one-time event occurring at closing, pro forma earnings per share is presented as a single class on a basic and diluted basis assuming no conversions and maximum conversions. Pro forma net income per share was calculated by dividing pro forma net income by the weighted average number of shares as follows:

	Year ended December 31, 2006
	Before Consummation of Transaction	Assuming no conversions (0%)	Assuming maximum conversions (19.99%)
GLAC weighted average shares	11,941,096	11,941,096	11,941,096
Issuance to selling shareholders	—	320,276	320,276
Shares in contingent trust	—	(1,173,438)	(1,173,438)
Maximum conversion	—	—	(1,888,218)
GLAC pro forma weighted average shares - basic	11,941,096	11,087,934	9,199,716
Incremental shares on exercise of warrants *	2,208,760	2,208,760	2,208,760
GLAC pro forma weighted average shares - diluted	14,149,856	13,296,694	11,408,476

	Nine months ended September 30, 2007
	Before Consummation of Transaction	Assuming no conversions (0%)	Assuming maximum conversions (19.99%)
GLAC weighted average shares	13,500,000	13,500,000	13,500,000
Issuance to selling shareholders	—	320,276	320,276
Shares in contingent trust	—	(1,173,438)	(1,173,438)
Maximum conversion	—	—	(2,199,999)
GLAC pro forma weighted average shares - basic	13,500,000	12,646,838	10,446,839
Incremental shares on exercise of warrants *	2,981,232	2,981,232	2,981,232
GLAC pro forma weighted average shares - diluted	16,481,232	15,628,070	13,428,071

NAME CHANGE AMENDMENT PROPOSAL

Pursuant to the purchase agreement, we will change our corporate name from ‘‘Global Logistics Acquisition Corporation’’ to ‘‘Clark Holdings Inc.’’ upon consummation of the acquisition. If the acquisition proposal is not approved, the name change amendment will not be presented at the meeting.

In the judgment of our board of directors, the change of our corporate name is desirable to reflect our acquisition of Clark. The Clark name has been a recognized name for many years in the business of supply chain solutions for the print media industry.

The approval of the name change amendment will require the affirmative vote of the holders of a majority of the outstanding shares of GLAC common stock on the record date.

Stockholders will not be required to exchange outstanding stock certificates for new stock certificates if the amendment is adopted.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE ‘‘FOR’’ THE APPROVAL OF THE NAME CHANGE AMENDMENT.

CHARTER AMENDMENT PROPOSAL

Pursuant to the purchase agreement, we will, upon consummation of the acquisition, remove from GLAC’s certificate of incorporation (i) the preamble, sections A through D, inclusive, and section F of Article Sixth, (ii) the last sentence of Article Ninth and (iii) Article Tenth, in its entirety, and redesignate section E of Article Sixth as Article Sixth. If the acquisition proposal is not approved, the charter amendment will not be presented at the meeting.

In the judgment of our board of directors, the charter amendment is desirable, as sections A through D and F of Article Sixth, the last sentence of Article Ninth and Article Tenth relate to the operation of GLAC as a blank check company prior to the consummation of a business combination. Such sections will not be applicable upon consummation of the acquisition.

The approval of the charter amendment will require the affirmative vote of the holders of a majority of the outstanding shares of GLAC common stock on the record date.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE ‘‘FOR’’ THE APPROVAL OF THE CHARTER AMENDMENT.

THE ADJOURNMENT PROPOSAL

The adjournment proposal allows GLAC’s board of directors to submit a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event, based on the tabulated votes, there are not sufficient votes at the time of the special meeting to approve the consummation of the acquisition. In no event will GLAC solicit proxies to adjourn the special meeting or consummate the acquisition beyond the date by which it may properly do so under its certificate of incorporation and Delaware law.

Consequences if Adjournment Proposal is not Approved

If an adjournment proposal is presented to the meeting and is not approved by the stockholders, GLAC’s board of directors may not be able to adjourn the special meeting to a later date in the event, based on the tabulated votes, there are not sufficient votes at the time of the special meeting to approve the consummation of the acquisition. In such event, the acquisition would not be completed and, unless GLAC were able to consummate a business combination with another party no later than February 21, 2008, it would be required to liquidate.

Required Vote

Adoption of the adjournment proposal requires the affirmative vote of a majority of the issued and outstanding shares of GLAC’s common stock represented in person or by proxy at the meeting. Adoption of the adjournment proposal is not conditioned upon the adoption of any of the other proposals.

Our board of directors unanimously recommends that our stockholders vote ‘‘FOR’’ the approval of an adjournment proposal.

INCENTIVE COMPENSATION PLAN PROPOSAL

Background

GLAC’s Long-Term Equity Incentive Plan has been approved by GLAC’s board of directors and will take effect upon consummation of the acquisition, provided that it is approved by the stockholders at the special meeting. We are submitting the plan to our stockholders for their approval in order to comply with American Stock Exchange policy and so that options granted under the plan may qualify for treatment as incentive stock options.

The plan reserves 930,000 shares of GLAC common stock for issuance in accordance with its terms. The number of shares reserved for issuance under the plan will be increased on the first day of each of GLAC’s fiscal years from 2008 through 2016 to 3% of the number of fully diluted shares of GLAC’s common stock outstanding on the last day of the immediately preceding fiscal years. Pursuant to an employment agreement to be effective upon consummation of the Clark acquisition, Mr. Teagan and Mr. Barry will be granted options to purchase an aggregate of 98,250 shares of GLAC common stock after the fiscal 2007 year end audit has been completed. After such grants, there will be 831,750 shares remaining for issuance in accordance with the plan’s terms, including grants to non-employee directors following each annual meeting of stockholders. The purpose of the plan is to enable GLAC to offer its employees, officers, directors and consultants whose past, present and/or potential contributions to GLAC have been, are or will be important to the success of GLAC, an opportunity to acquire a proprietary interest in GLAC. The various types of incentive awards that may be provided under the plan will enable GLAC to respond to changes in compensation practices, tax laws, accounting regulations and the size and diversity of its business.

All officers, directors and employees of Clark and GLAC will be eligible to be granted awards under the plan. An incentive stock option may be granted under the plan only to a person who, at the time of the grant, is an employee of Clark or a related corporation. No allocations of shares that may be subject to awards have been made in respect of the executive officers or any other group, except as set forth below. All awards will be subject to the recommendations of the compensation committee and approval by the board of directors or the compensation committee.

If the plan is not approved by GLAC’s stockholders, GLAC (i) will nevertheless issue the options to Messrs. Teagan and Barry that it is obligated to issue pursuant to their employment agreements and (ii) intends to issue the options to non-employee directors described in ‘‘The Director Election Proposal – Compensation of Directors and Officers’’ below following or subject to stockholder approval to the extent required by American Stock Exchange rules. However, options granted to Messrs. Teagan and Barry and options not requiring stockholder approval granted to non-employee directors (which are not otherwise approved by GLAC’s stockholders) will not have the income tax benefits they would have if they had been so approved.

A summary of the principal features of the plan is provided below, but is qualified in its entirety by reference to the full text of the plan, which is attached to this proxy statement as Annex C.

Administration

The plan is administered by our board of directors or our compensation committee. Subject to the provisions of the plan, the board or committee determines, among other things, the persons to whom from time to time awards may be granted, the specific type of awards to be granted, the number of shares subject to each award, share prices, any restrictions or limitations on the, and any vesting, exchange, deferral, surrender, cancellation, acceleration, termination, exercise or forfeiture provisions related to the awards. In the case of awards intended to qualify as ‘‘performance-based compensation’’ within the meaning of Section 162(m) of the Internal Revenue Code of 1986, which we refer to as the Code, the committee will consist of two or more ‘‘outside directors’’ within the meaning of Section 162(m) of the Code.

Stock Subject to the Plan

Shares of stock subject to other awards that are forfeited or terminated will be available for future award grants under the plan. If a holder pays the exercise price of a stock option by surrendering any previously owned shares of common stock or arranges to have the appropriate number of shares otherwise issuable upon exercise withheld to cover the withholding tax liability associated with the stock option exercise, then the in the Board’s or committee’s discretion, the number of shares available under the plan may be increased by the lesser of the number of such surrendered shares and shares used to pay taxes and the number of shares purchased under the stock option.

Under the plan, on a change in the number of shares of our common stock as a result of a dividend on shares of common stock payable in shares of common stock, common stock split or reverse split or other extraordinary or unusual event that results in a change in the shares of common stock as a whole, the terms of the outstanding award will be proportionately adjusted and the board or committee may determine whether to change the aggregate number of shares reserved for issuance under the plan.

Eligibility

We may grant awards under the plan to employees, officers, directors and consultants who are deemed to have rendered, or to be able to render, significant services to us and who are deemed to have contributed, or to have the potential to contribute, to our success.

Types of Awards

Options.    The plan provides both for ‘‘incentive’’ stock options as defined in Section 422 of the Code, and for options not qualifying as incentive options, both of which may be granted with any other stock−based award under the plan. The board or committee determines the exercise price per share of common stock purchasable under an incentive or non-qualified stock option, which may not be less than 100% of the fair market value on the day of the grant or, if greater, the par value of a share of common stock. However, the exercise price of an incentive stock option granted to a person possessing more than 10% of the total combined voting power of all classes of our stock may not be less than 110% of the fair market value on the date of grant. The aggregate fair market value of all shares of common stock with respect to which incentive stock options are exercisable by a participant for the first time during any calendar year (under all of our plans), measured at the date of the grant, may not exceed $100,000 or such other amount as may be subsequently specified under the Internal Revenue Code or the regulations thereunder.

An incentive stock option may only be granted within a ten-year period from the date of the consummation of acquisition and may only be exercised within ten years from the date of the grant, or within five years in the case of an incentive stock option granted to a person who, at the time of the grant, owns common stock possessing more than 10% of the total combined voting power of all classes of our stock. Subject to any limitations or conditions the board or committee may impose, stock options may be exercised, in whole or in part, at any time during the term of the stock option by giving written notice of exercise to us specifying the number of shares of common stock to be purchased. The notice must be accompanied by payment in full of the purchase price, either in cash or, if provided in the agreement, in our securities or in combination of the two.

Generally, stock options granted under the plan may not be transferred other than by will or by the laws of descent and distribution and all stock options are exercisable during the holder’s lifetime, or in the event of legal incapacity or incompetency, the holder’s guardian or legal representative. However, a holder, with the approval of the board or committee, may transfer a non-qualified stock option by gift to a family member of the holder, by domestic relations order to a family member of the holder or by transfer to an entity in which more than fifty percent of the voting interests are owned by family members of the holder or the holder, in exchange for an interest in that entity.

Generally, if the holder is an employee, no stock options granted under the plan may be exercised by the holder unless he or she is employed by us or a subsidiary of ours at the time of the exercise and has been so employed continuously from the time the stock options were granted. However, in the event the holder’s employment is terminated due to disability, the holder may still exercise his or her vested stock options for a period of 12 months or such other greater or lesser period as the board or committee may determine, from the date of termination or until the expiration of the stated term of the stock option, whichever period is shorter. Similarly, should a holder die while employed by us or a subsidiary, his or her legal representative or legatee under his or her will may exercise the decedent holder’s vested stock options for a period of 12 months from the date of his or her death, or such other greater or lesser period as the board or committee may determine or until the expiration of the stated term of the stock option, whichever period is shorter. If the holder’s employment is terminated due to normal retirement, the holder may still exercise his or her vested stock options for a period of one year from the date of termination or until the expiration of the stated term of the stock option, whichever period is shorter. If the holder’s employment is terminated for any reason other than death, disability or normal retirement, the stock option will automatically terminate, except that if the holder’s employment is terminated by us without cause, then the portion of any stock option that has vested on the date of termination may be exercised for the lesser of three months after termination of employment, or such other greater or lesser period as the board or committee may determine but not beyond the balance of the stock option’s term.

Stock Appreciation Rights.    Under the plan, we may grant stock appreciation rights to participants who have been, or are being, granted stock options under the plan as a means of allowing the participants to exercise their stock options without the need to pay the exercise price in cash. In conjunction with non-qualified stock options, stock appreciation rights may be granted either at or after the time of the grant of the non-qualified stock options. In conjunction with incentive stock options, stock appreciation rights may be granted only at the time of the grant of the incentive stock options. A stock appreciation right entitles the holder to receive a number of shares of common stock having a fair market value equal to the excess fair market value of one share of common stock over the exercise price of the related stock option, multiplied by the number of shares subject to the stock appreciation rights. The granting of a stock appreciation right will not affect the number of shares of common stock available for awards under the plan. The number of shares available for awards under the plan will, however, be reduced by the number of shares of common stock acquirable upon exercise of the stock option to which the stock appreciation right relates.

Restricted Stock.    Under the plan, we may award shares of restricted stock either alone or in addition to other awards granted under the plan. The board or committee determines the persons to whom grants of restricted stock are made, the number of shares to be awarded, the price if any to be paid for the restricted stock by the person receiving the stock from us, the time or times within which awards of restricted stock may be subject to forfeiture, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of the restricted stock awards.

Restricted stock awarded under the plan may not be sold, exchanged, assigned, transferred, pledged, encumbered or otherwise disposed of, other than to us, during the applicable restriction period. In order to enforce these restrictions, the plan requires that all shares of restricted stock awarded to the holder remain in our physical custody until the restrictions have terminated and all vesting requirements with respect to the restricted stock have been fulfilled. Other than regular cash dividends and other cash equivalent distributions as we may designate, pay or distribute, we will retain custody of all distributions made or declared with respect to the restricted stock during the restriction period. A breach of any restriction regarding the restricted stock will cause a forfeiture of the restricted stock and any retained distributions. Except for the foregoing restrictions, the holder will, even during the restriction period, have all of the rights of a stockholder, including the right to receive and retain all regular cash dividends and other cash equivalent distributions as we may designate, pay or distribute on the restricted stock and the right to vote the shares.

Deferred Stock.    Under the plan, we may award shares of deferred stock either alone or in addition to other awards granted under the plan. The board or committee determines the eligible persons to whom, and the time or times at which, deferred stock will be awarded, the number of shares of deferred stock to be awarded to any person, the duration of the period during which, and the conditions under which, receipt of the stock will be deferred, and all the other terms and conditions of deferred stock awards.

Deferred stock awards granted under the plan may not be sold, exchanged, assigned, transferred, pledged, encumbered or otherwise disposed of other than to us during the applicable deferral period. The holder shall not have any rights of a stockholder until the expiration of the applicable deferral period and the issuance and delivery of the certificates representing the common stock. The holder may request to defer the receipt of a deferred stock award for an additional specified period or until a specified event. This request must generally be made at least one year prior to the expiration of the deferral period for the deferred stock award.

Other Stock-Based Awards.    Under the plan, we may grant other stock-based awards, subject to limitations under applicable law, that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of common stock, as deemed consistent with the purposes of the plan. These other stock-based awards may be in the form of purchase rights, shares of common stock awarded that are not subject to any restrictions or conditions, convertible or exchangeable debentures or other rights convertible into shares of common stock and awards valued by reference to the value of securities of, or the performance of, one of our subsidiaries. These other stock-based awards may include performance shares or options, whose award is tied to specific performance criteria. These other stock-based awards may be awarded either alone, in addition to, or in tandem with any other awards under the plan or any of our other plans.

Accelerated Vesting and Exercisability.    Unless otherwise provided in the grant of an award, the compensation committee may, in the event of a ‘‘Corporate Transaction’’ which has been approved by our board of directors, accelerate the vesting of any and all stock options and other awards granted and outstanding under the plan. For this purpose, a corporate transaction generally includes an acquisition or consolidation in which Clark does not survive; sale, transfer, or disposition of substantially all the assets of Clark; the liquidation or dissolution of Clark; and a reverse acquisition in which Clark is the surviving entity.

Repurchases.    Unless otherwise provided in the grant of an award, the compensation committee may, in the event of corporate transaction which has been approved by our board of directors, require a holder of any award granted under the plan to relinquish the award to us upon payment by us to the holder of cash in an amount equal to the fair market value of the award or $0.01 per share for awards that are out-of-the money.

Award Limitation.    No participant may be granted awards for more than 100,000 shares in any calendar year.

Withholding Taxes

Upon the exercise of any award granted under the plan, the holder may be required to remit to us an amount sufficient to satisfy all federal, state and local withholding tax requirements prior to delivery of any certificate or certificates for shares of common stock.

Term and Amendments

Unless terminated by the board, the plan shall continue to remain effective until no further awards may be granted and all awards granted under the plan are no longer outstanding. Notwithstanding the foregoing, grants of incentive stock options may be made only until ten years from the date of the consummation of the acquisition. The board may at any time, and from time to time, amend the plan, provided that no amendment will be made that would impair the rights of a holder under any agreement entered into pursuant to the plan without the holder’s consent.

Federal income tax consequences

The following discussion of the federal income tax consequences of participation in the plan is only a summary of the general rules applicable to the grant and exercise of stock options and other awards and does not give specific details or cover, among other things, state, local and foreign tax treatment of participation in the plan. The information contained in this section is based on present law and regulations, which are subject to being changed prospectively or retroactively.

Incentive stock options.    Participants will recognize no taxable income upon the grant of an incentive stock option. The participant generally will realize no taxable income when the incentive stock option is exercised. The excess, if any, of the fair market value of the shares on the date of exercise of an incentive stock option over the exercise price will be treated as an item of adjustment for a participant’s taxable year in which the exercise occurs and may result in an alternative minimum tax liability for the participant. We will not qualify for any deduction in connection with the grant or exercise of incentive stock options. Upon a disposition of the shares after the later of two years from the date of grant or one year after the transfer of the shares to a participant, the participant will recognize the difference, if any, between the amount realized and the exercise price as long term capital gain or long term capital loss, as the case may be, if the shares are capital assets.

If common stock acquired upon the exercise of an incentive stock option is disposed of prior to the expiration of the holding periods described above, the participant will recognize ordinary compensation income in the taxable year of disposition in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price paid for the shares; and we will qualify for a deduction equal to any amount recognized, subject to the limitation that the compensation be reasonable.

Non-Incentive stock options.    With respect to non-incentive stock options:

•	upon grant of the stock option, the participant will recognize no income provided that the exercise price was not less than the fair market value of our common stock on the date of grant;

•	upon exercise of the stock option, if the shares of common stock are not subject to a substantial risk of forfeiture, the participant will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price, and we will qualify for a deduction in the same amount, subject to the requirement that the compensation be reasonable; and

•	we will be required to comply with applicable federal income tax withholding requirements with respect to the amount of ordinary compensation income recognized by the participant.

On a disposition of the shares, the participant will recognize gain or loss equal to the difference between the amount realized and the sum of the exercise price and the ordinary compensation income recognized. The gain or loss will be treated as capital gain or loss if the shares are capital assets and as short-term or long term capital gain or loss, depending upon the length of time that the participant held the shares.

If the shares acquired upon exercise of a non-incentive stock option are subject to a substantial risk of forfeiture, the participant will recognize ordinary income at the time when the substantial risk of forfeiture is removed, unless the participant timely files under Section 83(b) of the Code to elect to be taxed on the receipt of shares, and we will qualify for a corresponding deduction at that time. The amount of ordinary income will be equal to the excess of the fair market value of the shares at the time the income is recognized over the amount, if any, paid for the shares.

Stock appreciation rights.    Upon the grant of a stock appreciation right, the participant recognizes no taxable income and we receive no deduction. The participant recognizes ordinary income and we receive a deduction at the time of exercise equal to the cash and fair market value of common stock payable upon the exercise.

Restricted stock.    A participant who receives restricted stock will recognize no income on the grant of the restricted stock and we will not qualify for any deduction. At the time the restricted stock is no longer subject to a substantial risk of forfeiture, a participant will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the restricted stock at the time the restriction lapses over the consideration paid for the restricted stock. A participant’s shares are treated as being subject to a substantial risk of forfeiture so long as his or her sale of the shares at a profit could subject him or her to a suit under Section 16(b) of the Exchange Act. The holding period to determine whether the participant has long term or short-term capital gain or loss begins when the restriction period expires, and the tax basis for the shares will generally be the fair market value of the shares on this date.

A participant may elect under Section 83(b) of the Code, within 30 days of the transfer of the restricted stock, to recognize ordinary compensation income on the date of transfer in an amount equal to the excess, if any, of the fair market value on the date of transfer of the shares of restricted stock, as determined without regard to the restrictions, over the consideration paid for the restricted stock. If a participant makes an election and thereafter forfeits the shares, no ordinary loss deduction will be allowed. The forfeiture will be treated as a sale or exchange upon which there is realized loss equal to the excess, if any, of the consideration paid for the shares over the amount realized on such forfeiture. The loss will be a capital loss if the shares are capital assets. If a participant makes an election under Section 83(b), the holding period will commence on the day after the date of transfer and the tax basis will equal the fair market value of shares, as determined without regard to the restrictions, on the date of transfer.

On a disposition of the shares, a participant will recognize gain or loss equal to the difference between the amount realized and the tax basis for the shares.

Whether or not the participant makes an election under Section 83(b), we generally will qualify for a deduction, subject to the reasonableness of compensation limitation, equal to the amount that is taxable as ordinary income to the participant, in the taxable year in which the income is included in the participant’s gross income. The income recognized by the participant will be subject to applicable withholding tax requirements.

Dividends paid on restricted stock that is subject to a substantial risk of forfeiture generally will be treated as compensation that is taxable as ordinary compensation income to the participant and will be deductible by us subject to the reasonableness limitation. If, however, the participant makes a Section 83(b) election, the dividends will be treated as dividends and taxable as ordinary income to the participant, but will not be deductible by us.

Deferred stock.    A participant who receives an award of deferred stock will recognize no income on the grant of the award. However, he or she will recognize ordinary compensation income on the transfer of the deferred stock, or the later lapse of a substantial risk of forfeiture to which the deferred stock is subject, if the participant does not make a Section 83(b) election, in accordance with the same rules as discussed above under the caption ‘‘Restricted stock.’’

Other stock-based awards.    The federal income tax treatment of other stock-based awards will depend on the nature and restrictions applicable to the award.

Section 162(m) Limits. Section 162(m) of the Code places a limit of $1,000,000 on the amount of compensation that Clark may deduct in any one year with respect to each of our five most highly paid executive officers. Certain performance-based compensation approved by stockholders is not subject to the deduction limit. The plan is qualified such that awards under the plan may constitute performance-based compensation not subject to Section 162(m) of the Code. One of the requirements for equity compensation plans is that there must be a limit to the number of shares granted to any one individual under the plan. Accordingly, the 2006 Plan provides that the maximum number of shares for which awards may be made to any employee in any calendar year, is, except that in connection with his or her initial service, an awardee may be granted awards covering up to an additional shares. The maximum amount payable pursuant to that portion of a cash award granted under the plan for any fiscal year to any employee that is intended to satisfy the requirements for ‘‘performance-based compensation’’ under Section 162(m) of the Code may not exceed $500,000. Under the plan, the Committee has the power to impose restrictions on awards to ensure that such awards satisfy the requirements for performance-based compensation under Section 162(m) of the Code.

Certain Awards Deferring or Accelerating the Receipt of Compensation.    Section 409A of the Code, enacted as part of the American Jobs Creation Act of 2004, imposes certain new requirements applicable to ‘‘nonqualified deferred compensation plans.’’ If a nonqualified deferred compensation plan subject to Section 409A fails to meet, or is not operated in accordance with, these new requirements, then all compensation deferred under the plan may become immediately taxable. Stock appreciation rights and deferred stock awards that may be granted under the plan may constitute deferred compensation subject to the Section 409A requirements. It is our intention that any award agreement governing awards subject to Section 409A will comply with these rules.

Value of Options to Executive Officers

Pursuant to their employment agreements, Messrs. Timothy Teagan and John Barry will be granted options to purchase 56,250 and 42,000 shares, respectively, of GLAC common stock, effective upon the completion of the audit for the year 2007. The value of these awards will be as follows:

Optionee	Value(1)
Timothy Teagan	$140,231
John Barry	$104,706

(1)	Calculated using the Black-Scholes model using the following assumptions: strike price – $7.25 (GLAC closing share price as of January 16, 2008); volatility – 31.53% (average volatility of comparable companies, C.H. Robinson Worldwide, Inc. and UTi Worldwide Inc.); vesting period – 3 years; average life – 5.25 years; risk free rate – 3.00% (5-year treasury bond yield as of January 16, 2008).

Recommendation and Vote Required

Approval of our equity incentive plan will require the affirmative vote of the holders of a majority of the outstanding shares of our common stock represented in person or by proxy and entitled to vote at the meeting.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE ‘‘FOR’’ THE APPROVAL OF THE INCENTIVE COMPENSATION PLAN PROPOSAL.

THE DIRECTOR ELECTION PROPOSAL

Election of Directors

GLAC’s board of directors is divided into three classes, each of which serves for a term of three years, with only one class of directors being elected in each year. The nominees have been nominated as candidates for election as follows:

in the class to stand for reelection in 2009: James J. Martell (Chairman) and Gregory E. Burns;

in the class to stand for reelection in 2010: Donald G. McInnes, Edward W. Cook and Brian H. Bowers; and

in the class to stand for reelection in 2011: Maurice Levy and Timothy Teagan.

The election of directors requires a plurality vote of the share of common stock present in person or represented by proxy and entitled to vote at the special meeting. ‘‘Plurality’’ means that the individuals who receive the largest number of votes cast ‘‘FOR’’ are elected as directors. Consequently, any shares not voted ‘‘FOR’’ a particular nominee (whether as a result of abstentions, a direction to withhold authority or a broker non-vote) will not be counted in the nominee’s favor.

Unless authority is withheld, the proxies solicited by the board of directors will be voted ‘‘FOR’’ the election of these nominees. In case any of the nominees becomes unavailable for election to the board of directors, an event that is not anticipated, the persons named as proxies, or their substitutes, will have full discretion and authority to vote or refrain from voting for any other candidate in accordance with their judgment.

If the acquisition proposal is not approved, the director election proposal will not be submitted to the stockholders for a vote and GLAC’s current directors will continue in office until GLAC is liquidated.

At the effective time of the Clark acquisition and assuming the election of the individuals set forth above, the board of directors and executive officers of GLAC will be as follows:

Name	Age	Position
James J. Martell	52	Chairman of the Board
Gregory E. Burns	39	Director
Donald G. McInnes	66	Director
Edward W. Cook	48	Director
Maurice Levy	49	Director
Brian H. Bowers	54	Director
Timothy Teagan	57	Chief Executive Officer, President and Director

Information about the Nominees

James J. Martell has been the chairman of our board of directors since our inception. Mr. Martell has 30 years of experience in the transportation and logistics sector and related industries. Mr. Martell has served as an independent consultant to companies operating in the transportation and logistics sector and related industries from 2004 to the present. From 1999 through 2004, Mr. Martell served as chief executive officer for SmartMail Services, Inc., a high-volume shipper of flats and parcels for corporate mailings. In 2004, SmartMail was acquired by Deutsche Post AG, ending Mr. Martell’s tenure as chief executive officer. From 1993 to 1998, Mr. Martell served as executive vice president of Americas for UTi Worldwide Inc., a publicly traded non-asset based global integrated logistics company with gross revenues in excess of $500 million in 1998. From 1990 to 1993, Mr. Martell held the position of international vice president and chief executive officer of Burlington Air Express Canada. From 1985 to 1989, Mr. Martell served as general manager/senior manager of Federal Express Canada Limited, and its predecessor companies, where he managed the creation of Federal Express Corporation’s Canadian operation. From 1979 to 1985, Mr. Martell served as regional manager for industrial engineering at Federal Express Corporation, and from 1975 to 1979, he was station/city manager for United Parcel Service, Inc. Mr. Martell currently serves as a director of two publicly traded transportation and logistics companies, Segmentz, Inc., as well as several privately held companies and trade groups including Urban Express and the Postal Shippers Association. Mr. Martell received his B.S. in Business Administration from Michigan Technological University and has completed coursework towards a Masters of Education from Brock University.

Gregory E. Burns has been our chief executive officer and president and a member of our board of directors since our inception. Mr. Burns has worked with companies in the transportation and logistics sector and related industries for over 10 years as an equity research analyst and consultant. Since June 2005, Mr. Burns has served as president of Blue Line Advisors, Inc., a strategic consulting firm that provides consulting services to companies in the transportation and logistics sector and related industries. From April 2001 to May 2005, Mr. Burns served as a vice president and research analyst at J.P. Morgan Securities, Inc., responsible for research coverage of the trucking, rail and global logistics industries. From February 1999 to April 2001, Mr. Burns was a director of Lazard, at the time a privately held investment bank, where he was responsible for research coverage of the airfreight and logistics sector. From February 1997 to February 1999, Mr. Burns served as a vice president at Gerard Klauer Mattson, a private investment banking firm, where he was responsible for research coverage of the air freight and logistics industry. From 1998 to 2002, Mr. Burns hosted a widely attended annual logistics conference. From 1998 to 2001, Mr. Burns was a member of the Institutional Investor All-American Research Team in the Airfreight and Logistics category. Mr. Burns is a member of the board of directors of Superior Bulk Logistics Inc., a privately held tank truck carrier which is controlled by John J. Burns, Jr., his father and our special advisor. Mr. Burns is also a member of the council of Supply Chain Management Professionals, a chartered financial analyst, a member of the Association for Investment Management and Research (AIMR), and a member of the New York Society of Security Analysts. Mr. Burns received his B.A. in Political Science from Trinity College.

Donald G. McInnes has been a member of our board of directors since our inception. Mr. McInnes has over 35 years of experience in the transportation and logistics sector and related industries. Since 1998, Mr. McInnes has consulted on transportation and intermodal issues, first to Burlington Northern and Santa Fe (‘‘BNSF’’) Corporation, and then with his own consulting practice, McInnes Global Enterprise. From 1995 to 1997, Mr. McInnes served as chief operating officer of BNSF Corporation, a publicly traded railroad, where he managed the integration of Burlington Northern and Santa Fe Pacific. From 1993 to 1995, Mr. McInnes served as chief operating officer of Santa Fe Pacific. From 1989 to 1992, Mr. McInnes served as vice president of Santa Fe Pacific, where he was responsible for forming the company’s intermodal business unit. In 1989, Mr. McInnes founded the Intermodal Association of North America (IANA) and was elected the first chairman of the board. From 1969 to 1989, Mr. McInnes worked for the Santa Fe Railway Company. While at Santa Fe Railway, he served from 1988 to 1989 as vice president – administration where he conducted a comprehensive study of the company’s operations which resulting in a restructuring of the intermodal business. Prior to 1988, Mr. McInnes worked in almost every region served by Santa Fe, coordinating operations with increasing responsibility until 1988. Before joining Santa Fe Railway, Mr. McInnes served in the U.S. Air Force where he was promoted to Captain and awarded a bronze star before being assigned to the U.S. Army Transportation Engineering Agency. Mr. McInnes received his B.A. in Economics from Denison University and his M.S. in Transportation from Northwestern University.

Edward W. Cook has been a member of our board of directors since inception. Mr. Cook has over 20 years of experience in the transportation and logistics sector and related industries and in the finance and accounting fields. Since 2002, Mr. Cook has served as a founding member, president and majority owner of Performance Fire Protection, LLC, a regional provider of fire protection systems and related services. From 2003 to 2004, Mr. Cook served as an independent director and audit committee chairman for SmartMail Services Inc., a high-volume shipper of flat and parcels for corporate mailings. Mr. Cook served as chief financial officer, senior-vice president, treasurer and director of Landair Services, Inc. from September 1994 until September 1998, when it was separated into two public companies, Forward Air Corporation, a contractor to the air cargo industry, and Landair Corporation, a truckload and dedicated contract carrier. Mr. Cook continued to serve as chief financial officer, senior-vice president, treasurer and director for Forward Air Corporation until May 2001 and as chief financial officer, senior-vice president and treasurer of Landair Corporation until June 2000. During the last three years of Mr. Cook’s involvement with Forward Air Corporation, the company was recognized in the top 40 of the 200 Best Small Companies in America by Forbes Magazine. From 1988 to 1994, Mr. Cook served in the audit division of Ernst & Young, most recently as a senior manager. From 1986 to 1988, Mr. Cook served as controller for Ryder Temperature Controlled Carriage. Mr. Cook, who began his career as an auditor with Ernst & Young, is a certified public accountant and received his B.S. from Gardner-Webb University.

Maurice Levy has been a member of our board of directors since our inception. Mr. Levy has over 20 years of experience in the transportation and logistics sector and related industries. Mr. Levy currently owns and operates Smart Ventures LP, a private consulting company wholly owned and controlled by Mr. Levy which offers sales, marketing and supply chain consulting services, with a particular emphasis on advising distressed companies. In addition, Mr. Levy has served as the chief operating officer of Dynamex, Inc., a provider of same-day delivery and logistics services, since July 2007. He is responsible for field operations, sales and marketing in the United States and Canada. From November 2005 to June 2007, Mr. Levy served as the senior vice president for charter sales for Executive Jet Management. From 2002 to 2005, Mr. Levy served as senior vice president for sales and marketing of MAGNATRAX Corporation, which manufactures pre-engineered metal buildings and other engineered products and which operates MAGNATRAN, a flat bed carrier. At the time, MAGNATRAX was a holding of Onex Corporation. MAGNATRAX filed for Chapter 11 bankruptcy in 2003, and subsequently emerged from bankruptcy after a financial restructuring in 2004. From May 2000 until September 2000, Mr. Levy served as chief operating officer of EZ2GET.com, a web-based restaurant delivery company. Mr. Levy served as chief executive officer of EZ2GET.com from September 2000 until May 2001. Mr. Levy was retained by EZ2GET.com in connection with a proposed financial restructuring of the company. In connection with its restructuring, EZ2GET.com filed for Chapter 11 bankruptcy in 2001 during Mr. Levy’s tenure as chief executive officer. Subsequent to his departure in May 2001, EZ2GET.com was forced to liquidate as a result of financial and funding difficulties arising after September 11, 2001. Mr. Levy served as senior vice president, sales, marketing and new business ventures from 1995 to 2000, and senior vice president, sales, customer service and retail sales from 1990 to 1995 for Purolator Courier Limited, a Canadian overnight transportation company, which was a holding of Onex Corporation. From 1979 to 1990, Mr. Levy was employed by Federal Express Corporation. From 1987 to 1990, Mr. Levy was managing director of sales for Federal Express Corporation’s Canadian region. From 1979 to 1987, Mr. Levy held various sales and district management positions within Federal Express Corporation. Mr. Levy received his B.A. in Public Administration from the College of New Jersey.

Brian H. Bowers has over 25 years of experience in the transportation and logistics sector and related industries. Since 1998, Mr. Bowers has been employed by Schneider National, Inc. (‘‘Schneider’’). He has served as a senior vice president at Schneider since 2004, during which time he was responsible for direct sales in Schneider’s European and Mexican markets, business development for its international offerings, creation of new domestic wholesale channels and design of a domestic logistics unit serving steamship lines and freight forwarders. From 1998 to 2004, Mr. Bowers served as a general manager and then vice president of Schneider, in which roles he was accountable for profits and losses of Schneider’s intermodal transportation operation. From 1988 to 1998, Mr. Bowers was President of the Dallas, Houston and New Orleans groups of The Hub Group, Inc., providers of intermodal marketing services. From 1983 to 1988, Mr. Bowers was employed as a vice president of North American Van Lines, holding various positions ranging from sales to business development. From 1976 to 1983, Mr. Bowers held various positions with Broadway Express, which specializes in transporting technical equipment, as well as residential and corporate moves. Mr. Bowers received his bachelor of arts from Drake University and his masters of business administration from The Ohio State University.

Timothy Teagan has been employed by one of the several Clark Group, Inc subsidiaries since 1972. He started his career with Clark as a management and sales trainee in Chicago, working in its then exhibit and theatrical transportation division. His Executive responsibilities since that time have included managing motion picture film warehouses, operating trucking fleets, starting and growing non-asset based freight forwarders. Mr. Teagan has been President of Clark Distribution Systems, Inc. since its inception in 1984. Shortly thereafter, Mr. Teagan was named President of Highway Distribution Systems, Inc. and Evergreen Express Lines, Inc. since. Mr. Teagan earned a B.S. degree from Eastern Michigan University.

Other Executive Officers

John Barry has been President of Clark Worldwide Transportation, Inc. since 1995. He joined Clark Worldwide as Vice President in November 1987 and became an Executive Vice President in 1991. Prior to joining Clark, he was Director of International Sales at Curtis Circulation Company – responsible for export circulation of several hundred American magazines to over 70 countries. He started his business career in 1981 at Doubleday Publishing Company, during which time he held various positions in both the book and magazine units of Doubleday’s Feffer & Simons, Inc export representation subsidiary. Mr. Barry earned a B.S. in Management from Long Island University in 1981.

Stephen Spritzer has been The Clark Group’s Chief Financial Officer since February 2007. From 1993 to 2007, Mr. Spritzer maintained a private consulting practice with expertise in various industries including Security, Information Services, Software Design, Gaming & Racing, and Hospitality. With many of these clients, Mr. Spritzer managed and operated the accounting and financial departments of the organizations. From 1987 through 1993, Mr. Spritzer served as Chief Financial Officer of Victoria Station Inc., a publicly held company in the hospitality industry. Prior to 1987, he served as a senior executive of two large privately held companies in the fields of protection and news information; and as a senior consultant with Deloitte and Touche, LLP where he advised and consulted in areas such as turnaround analysis and implementation, cost containment, budgeting, financial planning, marketing plans, litigation support (anti-trust), accounting and financial system design, financial feasibility studies and expansion analysis. Mr. Spritzer has a B.A. in Economics from Hamilton College, a G.C. in Economics from the London School of Economics and a M.B.A. in Accounting and Finance from the University of Chicago. He is a Certified Public Accountant.

Special Advisor to the Board

David Gillis will act as a special advisor to the Board of Directors. Mr. Gillis has been President and Chief Operating Officer of The Clark Group, Inc. since 1984. Immediately prior to that time he served as Clark’s Executive Vice-President and President of several of its subsidiary companies. Until 1998, in addition to executive operating functions, Mr. Gillis handled specific sales and customer responsibilities for several of the Clark companies. Mr. Gillis negotiated several of Clark’s acquisitions in the 1980’s and early 1990’s, and was responsible for their integration. In 1982 he was elected President of the National Magazine and Film Carriers Conference, an industry trade group. He held that position through 1986. Mr. Gillis holds a B.A. degree from American University. As a special advisor, Mr. Gillis will receive the same compensation paid to GLAC’s non-executive directors, including stock options.

Meetings and Committees of the Board of Directors of GLAC

During the fiscal year ended December 31, 2006, GLAC’s board of directors held 10 meetings. It has standing nominations and audit committees. Although GLAC does not have any formal policy regarding director attendance at annual stockholder meetings, GLAC will attempt to schedule its annual meetings so that all of its directors can attend. GLAC expects its directors to attend all board and any committee meetings and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. Each of GLAC’s current directors attended at least 75% of the aggregate number of meetings of the board and of each committee of which he was a member held in 2006.

Independence of Directors

As a result of its securities being listed on the American Stock Exchange, GLAC adheres to the rules of that exchange in determining whether a director is independent. The board of directors of

GLAC also will consult with our counsel to ensure that the board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. The American Stock Exchange listing standards define an ‘‘independent director’’ generally as a person, other than an officer of a company, who does not have a relationship with the company that would interfere with the director’s exercise of independent judgment. The exchange requires that a majority of the board of directors of a company be independent, as determined by the board. Consistent with these considerations, the board of directors of GLAC has affirmatively determined that, upon election to the board of directors of GLAC on the closing of the acquisition, Messrs. Cook, McInnes, Levy, and Bowers will be the independent directors of GLAC for the ensuing year.

GLAC currently has a majority of independent directors.

Audit Committee Information

Our audit committee, which met four times during 2006, consists of Edward W. Cook, as chairman, Donald G. McInnes and Maurice Levy, each an independent director under American Stock Exchange listing standards. The audit committee’s duties, which are specified in our Audit Committee Charter, include, but are not limited to:

•	reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommend to the board whether the audited financial statements should be included in our Form 10-K;

•	discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

•	discussing with management and the independent auditor the effect on our financial statements of (i) regulatory and accounting initiatives and (ii) off-balance sheet structures;

•	discussing with management major financial risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies;

•	reviewing disclosures made to the audit committee by our chief executive officer and chief financial officer during their certification process for our Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in our internal controls;

•	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•	reviewing and approving all related-party transactions including analyzing the shareholder base of each target business so as to ensure that we do not consummate a business combination with an entity that is affiliated with our management;

•	inquiring and discussing with management our compliance with applicable laws and regulations;

•	pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;

•	appointing or replacing the independent auditor;

•	reviewing proxy disclosure to ensure that it is in compliance with SEC rules and regulations;

•	determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work; and

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies.

Financial Experts on Audit Committee

The audit committee will at all times be composed exclusively of ‘‘independent directors’’ who are ‘‘financially literate’’ as defined under the American Stock Exchange listing standards. The American Stock Exchange listing standards define ‘‘financially literate’’ as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

In addition, we must certify to the American Stock Exchange that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. The board of directors has determined that Mr. Cook satisfies the American Stock Exchange’s definition of financial sophistication and also qualifies as an ‘‘audit committee financial expert,’’ as defined under rules and regulations of the Securities and Exchange Commission. Our board has also determined that, following the completion of the acquisition, Mr. Cook will satisfy the American Stock Exchange’s definition of financial sophistication and also qualify as an ‘‘audit committee financial expert,’’ as defined und the rules and regulations of the Securities and Exchange Commission.

Independent Auditors’ Fees

The firm of Eisner LLP (‘‘Eisner’’) acts as GLAC’s principal accountant. The firm of Parente Randolph, LLC (‘‘Parente Randolph’’) acts as Clark’s principal accountant. The following is a summary of fees paid or to be paid to Eisner and Parente Randolph for services rendered.

Audit Fees

During the fiscal year ended December 31, 2006, fees paid to Eisner were $87,215 for the services they performed in connection with our initial public offering, including the financial statements included in the Current Report on Forms 8-K filed with the Securities and Exchange Commission on February 24, 2006 and March 7, 2006, and reviews of Forms 10-Q filed for the quarters ending March 31, 2006, June 30, 2006, and September 30, 2006.

Clark paid Parente Randolph $100,000 for audit fees for the services they performed in connection with the audit for the year ended December 31, 2006. It is expected that Parente Randolph will serve as principal accountant effective upon the closing of the acquisition, upon approval of the audit committee and Parente Randolph. It will perform the audit for GLAC’s fiscal year ending December 31, 2007.

Neither Eisner LLP nor Parente Randolph has waived its right to make claims against the funds in GLAC’s trust account for fees of any nature owed to them.

Orlow & McAndrew, P.C., the former principal independent accountants for Clark, were dismissed effective as of May, 2007. Orlow & McAndrew performed audits of Clark’s financial statements for eight calendar years. At no time has any of their independent auditors’ reports for the years ended December 31, 1998 through December 31, 2005 contained any adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

The decision to change accountants was recommended and approved by the board of directors of Clark and was prompted by reason of the fact that Orlow & McAndrew are not registered with the Public Company Accounting Oversight Board (‘‘PCAOB’’). The Clark board believed that the proposed transaction with GLAC necessitated engaging independent accountants who are registered with the PCAOB.

There were no disagreements with Orlow & McAndrew on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure during the years ended December 30, 2006, December 31, 2005 and January 1, 2005, or for the interim periods from January 1, 2007 through March 31, 2007, which, if not resolved to such former accountants’ satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with its reports or reviews.

Parente Randolph was engaged as Clark’s independent registered public accounting firm on May 7, 2007.

Tax Fees

During 2006, we paid Eisner $6,100 for services rendered to us in 2006 for tax compliance, tax advice and tax planning.

All Other Fees

During 2006, fees of $33,674 were paid to Eisner for transactional due diligence services. During 2005 and 2006, there were no fees billed for products and services provided by the principal accountant other than those set forth above. Through September 30, 2007, we paid approximately $57,000 for proxy related services provided in 2007.

Audit Committee Pre-Approval Policies and Procedures

In accordance with Section 10A(i) of the Securities Exchange Act of 1934, before GLAC engages its independent accountant to render audit or permitted non-audit services, the engagement will be approved by the audit committee.

Code of Ethics

In February 2006, our board of directors adopted a code of ethics that applies to GLAC’s directors, officers and employees as well as those of its subsidiaries. A copy of our code of ethics may be obtained free of charge by submitting a request in writing to Global Logistics Acquisition Corp., 330 Madison Avenue, 6th Floor, New York, New York 10017.

Compensation Committee Information

Upon consummation of the acquisition, the board of directors of GLAC will establish a compensation committee with Messrs. Cook, McInnes, and Bowers as its members, with Mr. McInnes serving as chairman, each an independent director under American Stock Exchange listing requirements. The purpose of the compensation committee will be to review and approve compensation paid to our officers and directors and to administer GLAC’s incentive compensation plans, including authority to make and modify awards under such plans. Initially, the only plan will be the 2007 Long-Term Incentive Equity Plan.

Nominations Committee Information

Upon consummation of the acquisition, the nominations committee will consist of Messrs. Bowers, Levy, and Cook, each of whom is an independent director under the American Stock Exchange’s listing standards, with Mr. Bowers serving as chairman. The nominations committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors. The nominations committee considers persons identified by its members, management, shareholders, investment bankers and others.

Guidelines for Selecting Director Nominees

The guidelines for selecting nominees, which are specified in the Nominations Committee Charter, generally provide that persons to be nominated should be actively engaged in business endeavors, have an understanding of financial statements, corporate budgeting and capital structure, be familiar with the requirements of a publicly traded company, be familiar with industries relevant to our business endeavors, be willing to devote significant time to the oversight duties of the board of directors of a public company, and be able to promote a diversity of views based on the person’s education, experience and professional employment. The nominations committee evaluates each individual in the context of the board as a whole, with the objective of recommending a group of persons that can best implement our business plan, perpetuate our business and represent shareholder interests. The nominations committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time. The nominations committee does not distinguish among nominees recommended by shareholders and other persons.

Compensation of Officers and Directors

No executive officer or director of GLAC, or any affiliate thereof, has received any cash or non-cash compensation for services rendered to GLAC. Each executive officer and director has agreed not to take any compensation prior to the consummation of a business combination.

Sandy Smith, an associate of Mr. Martell’s who has provided due diligence assistance to GLAC on numerous occasions, received a total of 75,000 shares from Messrs. Burns and Martell which is considered as non-cash compensation to her. The transfer was disclosed on Forms 4, filed on March 15, 2007. Except for Ms. Smith, no other consultant has received any cash or non-cash compensation for services rendered to GLAC.

Through the closing of the acquisition, GLAC has and will continue pay Blue Line Advisors, Inc., an affiliate of Gregory E. Burns, a fee of $7,500 per month fee for providing GLAC with office space and certain office and secretarial services. This arrangement is solely for our benefit and is not intended to provide Mr. Burns compensation in lieu of a salary. Through December 31, 2007, an aggregate of approximately $175,000 has been paid for such services.

Other than the $7,500 per-month fee, no compensation of any kind, including finders and consulting fees, have been or will be paid to any of GLAC’s officers or their affiliates. However, GLAC’s executive officers are reimbursed for any out-of-pocket expenses incurred in connection with activities on GLAC’s behalf such as identifying potential target business and performing due diligence on suitable business combinations. As of December 31, 2007, an aggregate of approximately $13,000 has been reimbursed to them for such expenses. There is no limit on the amount of these out-of-pocket expenses and there will be no review of the reasonableness of the expenses by anyone other than our board of directors, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged. Because of the foregoing, we generally do not have the benefit of independent directors examining the propriety of expenses incurred on our behalf and subject to reimbursement.

GLAC’s directors do not currently receive any cash compensation for their service as members of the board of directors. Upon consummation of the acquisition, GLAC’s non-employee directors will each receive an annual cash fee of $20,000, an additional $1,000 fee for each board and committee meeting that they attend in person or by telephonic participation ($500 for each meeting attended by telephonic participation if the duration of such meeting is less than one hour). In addition, the chair of our audit committee will receive an additional $7,000 for the chair’s service and the chairs of our compensation and nominating committees will each receive an additional $5,000 for the chair’s services. All cash payments to directors will be made quarterly in arrears. GLAC’s non-employee directors will also receive options to acquire 10,000 shares of GLAC common stock to be granted upon consummation of the acquisition (or for those subsequently elected or appointed, the first business day following election or appointment), which will vest semi-annually over three years. In addition, each such then current non-employee director will receive a grant of options to acquire 20,000 shares of GLAC common stock on the first business day following each annual meeting of stockholders at which he or she is re-elected to the board, which will also vest semi-annually over three years. The per share exercise price of these options will be equal to the market price of GLAC’s common stock on the date of grant. The anticipated value of an option to acquire 20,000 shares or 10,000 shares is $49,860 or $24,930, respectively, calculated using the Black-Scholes model and assuming a strike price of $7.25 (GLAC closing share price as of January 16, 2008); volatility of 31.53% (average volatility of comparable companies, C.H. Robinson Worldwide, Inc. and UTi Worldwide Inc.); vesting period of 3 years; average life of 5.25 years; and risk free rate of 3.00% (5-year treasury bond yield as of January 16, 2008). If the plan is not approved by GLAC’s stockholders, GLAC intends to issue the options described above to non-employee directors following or subject to shareholder approval to the extent required by American Stock Exchange rules. However, options not requiring stockholder approval granted to non-employee directors (which are not otherwise approved by GLAC’s stockholders) will not have the income tax benefits they would have if they had been so approved.

Mr. Gillis will become GLAC’s special advisor upon consummation of the acquisition. He will receive an annual cash fee of $20,000, and an additional $1,000 fee for each board meeting that he attends in person or by telephonic participation in his capacity as special advisor ($500 for each meeting attended by telephonic participation if the duration of such meeting is less than one hour). In addition, he will receive options to acquire 10,000 shares of GLAC common stock to be granted upon consummation of the acquisition.

Employment Agreements

The employment agreement with Timothy Teagan provides for him to be employed as president and chief executive officer of Clark, at a base annual salary of $283,109, with a further automobile allowance of $9,330. It also provides for him to be eligible to receive an annual bonus according to the plan described below and for him to receive annual equity incentives up to 40% of his base salary as determined by the compensation committee based on the achievement of individual objectives and corporate benchmarks. Furthermore, upon the completion of audited 2007 financial results, Mr. Teagan will receive an initial grant of 10-year options to purchase 56,250 shares of GLAC common stock exercisable at then fair-market value. The options shall vest in increments of one third at each anniversary of the grant date.

The employment agreement with John Barry provides for him to be employed as president and chief operating officer of Clark Worldwide Transportation, Inc., at a base annual salary of $212,330, also with a further automobile allowance of $9,330. Like Mr. Teagan’s agreement, Mr. Barry’s agreement also provides for him to be eligible to receive an annual bonus according to the plan described below and for him to receive annual equity incentives up to 40% of his base salary as determined by the compensation committee based on the achievement of individual objectives and corporate benchmarks. Furthermore, upon the completion of audited 2007 financial results, Mr. Barry will receive an initial grant of 10-year options to purchase 42,000 shares of GLAC common stock exercisable at then fair-market value. The options shall vest in increments of one third at each anniversary of the grant date.

Executive bonuses will be paid from an executive bonus pool that consists of 8% of earnings before interest and taxes and before executive bonuses. Each executive will be assigned a pre-determined share of the pool. However, 25% of each executive’s share will be distributed only to the extent the executive has achieved pre-determined objectives as communicated by the compensation committee. Five executives are currently eligible to participate in the executive bonus pool, though GLAC anticipates adding executives to the pool as the size of the business expands. The objectives and corporate benchmarks that will be utilized in determining the discretionary portion of an executive’s bonus have not been finalized at this date, but are expected to include, among other key business factors that the Board may determine in the future: growth in gross revenue, growth in net revenue, growth in earnings before interest and taxes, growth in earnings per share, corporate operating margin, earnings per share, development of personnel, retention of personnel and retention of customers.

In summary, Messrs. Teagan and Barry will potentially receive two types of bonuses, a cash bonus from the executive bonus pool and an equity incentive bonus. The cash bonus is itself divided into two portions: (i) 75% that is tied directly to corporate-wide earnings before interest and taxes, and thus fluctuates as a percentage of this metric, and (ii) 25% that is discretionary, and is based on specific performance objectives as set by the compensation committee. The equity incentive bonus will be based upon achievement of annual milestones as determined by the compensation committee following the completion of the acquisition.

The employment agreements also obligate Clark to maintain certain benefits already received by the executives, including life and disability insurance, health care insurance, dental insurance,

prescription coverage, short term disability insurance, vacation and illness benefits and long term disability coverage, in accordance with existing practices. All of these benefits other than long term disability coverage are available to Clark’s employees on a company-wide basis. With respect to such coverage, Clark pays the annual premium, which for 2006 was an aggregate of approximately $3,700 for Messrs. Teagan and Barry. The executives shall be entitled to reimbursement for documented and reasonable business expenses incurred in connection with the performance of their duties and to participate in any group insurance, hospitalization, medical, dental, health and disability benefit plans sponsored by Clark to the extent the executive is eligible therefor. Clark may in its discretion establish senior management benefit programs as well.

The term of each employment agreement is three years from the date of the closing, unless earlier terminated as follows. Mr. Teagan or Mr. Barry may be terminated at any time for ‘‘cause’’ (as defined in the agreements), in which event Clark shall pay accrued salary and vacation through the termination date, but will pay no severance of any kind. Mr. Teagan or Mr. Barry may voluntarily terminate their agreements upon 180 days notice, in which event Clark shall pay accrued salary through the termination date, but, again, will pay no severance of any kind. In addition, Mr. Teagan or Mr. Barry may be terminated without cause upon 30 days written notice or may voluntarily terminate their agreements upon the occurrence of certain ‘‘fundamental changes’’ (as defined in the agreements); in either event Clark will pay accrued salary through the termination date, will pay severance for twelve months or through the term of the agreement, whichever is longer, and will pay bonuses on a pro rata basis.

During the term of their agreements and for two years thereafter, each of Messrs. Teagan and Barry covenant not to interfere with Clark’s business by directly or indirectly soliciting, attempting to solicit, inducing, or otherwise causing any employees to terminate his or her employment with Clark in order to become an employee, consultant or independent contractor to any other employer. During the term of their agreements and for either one or two years thereafter (as defined in the agreements), each of Messrs. Teagan and Barry covenant to not, in the United States or Canada, either directly or indirectly, without the written consent of Clark, engage in any activity in which Clark is engaged prior to or at the time of, as applicable, the termination of the executive’s employment with Clark.

In addition, Messrs. Teagan and Barry have agreed to maintain the confidentiality of GLAC’s ‘‘Confidential Information’’ (as defined in separate confidentiality agreements).

If the Long-Term Incentive Equity Plan is not approved by GLAC’s stockholders, GLAC will nevertheless issue the options to Messrs. Teagan and Barry that it is obligated to issue pursuant to their employment agreements. However, such options will not have the income tax benefits they would have if the plan is approved by the stockholders.

OTHER INFORMATION RELATED TO GLAC

Business of GLAC

GLAC was formed on September 1, 2005, to serve as a vehicle for the acquisition of one or more operating businesses in the transportation and logistics sector and related industries through a merger, capital stock exchange, asset acquisition or other similar business combination. Prior to executing the purchase agreement with Clark, GLAC’s efforts were limited to organizational activities, completion of its IPO and the evaluation of possible business combinations.

Offering Proceeds Held in Trust

GLAC consummated its IPO on February 21, 2006. The net proceeds of the offering, including proceeds from the exercise of the underwriters’ over-allotment option, and after payment of underwriting discounts and expenses were approximately $80,997,000. Of that amount, $79,340,000 was placed in the trust account and invested in government securities. The remaining proceeds have been used by GLAC in its pursuit of a business combination. The trust account will not be released until the earlier of the consummation of a business combination or the liquidation of GLAC. The trust account contained approximately $88,423,218 as of January 3, 2008. If the acquisition with Clark is consummated, the trust account will be released to GLAC, less the amounts paid to holders of Public Shares who vote against the acquisition and elect to convert their shares of common stock into their pro-rata share of the trust account.

The holders of Public Shares will be entitled to receive funds from the trust account only in the event of GLAC’s liquidation or if the stockholders seek to convert their respective shares into cash and the acquisition is actually completed. In no other circumstances shall a stockholder have any right or interest of any kind to or in the trust account.

Fair Market Value of Target Business

Pursuant to the underwriting agreement for GLAC’s IPO, the initial target business that GLAC acquires must have a fair market value equal to at least 80% of the balance in the trust account at the time of such acquisition. GLAC’s board of directors determined that this test was met in connection with its acquisition of Clark. Further, GLAC has received an opinion from Capitalink that this test has been met.

Stockholder Approval of Business Combination

GLAC will proceed with the acquisition of Clark only if the holders of a majority of the Public Shares voted on the acquisition proposal at the special meeting is voted in favor of the acquisition proposal. The GLAC Inside Stockholders have agreed to vote their common stock issued prior to the IPO on the acquisition proposal in accordance with the vote of holders of a majority of the Public Shares present in person or represented by proxy and entitled to vote at the special meeting. If the holders of 20% or more of the Public Shares vote against the acquisition proposal and properly demand that GLAC convert their Public Shares into their pro rata share of the trust account, then GLAC will not consummate the acquisition. In this case, GLAC will be forced to liquidate unless it is able to consummate a business combination with another party no later than February 21, 2008.

Liquidation If No Business Combination

GLAC’s certificate of incorporation provides for mandatory liquidation of GLAC if GLAC does not consummate a business combination within 18 months from the date of consummation of its IPO, or 24 months from the consummation of the IPO if certain extension criteria have been satisfied. Such dates are August 21, 2007 and February 21, 2008, respectively. GLAC signed a letter of intent with Clark on April 13, 2007 and signed a definitive purchase agreement with Clark on May 18, 2007. As a result of having signed the letter of intent, GLAC satisfied the extension criteria and now has until February 21, 2008 to complete the acquisition.

If GLAC does not complete the acquisition by February 21, 2008, GLAC will be dissolved pursuant to Section 275 of the Delaware General Corporation Law. In connection with such dissolution, the expected procedures of which are set forth below, GLAC will distribute to all of its public stockholders, in proportion to their respective equity interests, an aggregate sum equal to the amount in the trust account, inclusive of any interest net of taxes, plus remaining assets. GLAC’s stockholders who obtained their GLAC stock prior to GLAC’s IPO have waived their rights to participate in any liquidation distribution with respect to shares of common stock owned by them immediately prior to the IPO. There will be no distribution from the trust account with respect to GLAC’s warrants.

We anticipate that, if we are unable to complete the business combination with Clark, the following will occur:

•	our board of directors will convene and adopt a specific plan of dissolution and liquidation, which it will then vote to recommend to our stockholders; at such time it will also cause to be prepared a preliminary proxy statement setting out such plan of dissolution and liquidation as well as the board’s recommendation of such plan;

•	we will promptly file our preliminary proxy statement with the Securities and Exchange Commission;

•	if the Securities and Exchange Commission does not review the preliminary proxy statement, then, 10 days following the filing of such preliminary proxy statement, we will mail the definitive proxy statement to our stockholders, and 10-20 days following the mailing of such definitive proxy statement, we will convene a meeting of our stockholders, at which they will vote on our plan of dissolution and liquidation; and

•	if the Securities and Exchange Commission does review the preliminary proxy statement, we currently estimate that we will receive their comments 30 days after the filing of such proxy statement. We would then mail the definitive proxy statement to our stockholders following the conclusion of the comment and review process (the length of which we cannot predict with any certainty, and which may be substantial) and we will convene a meeting of our stockholders at which they will vote on our plan of dissolution and liquidation.

We expect that a significant part or all of the costs associated with the implementation and completion of our plan of dissolution and liquidation will be funded by our management, who will advance us the funds necessary to complete such dissolution and liquidation (currently anticipated to be no more than approximately $50,000) and not seek reimbursement thereof.

We will not liquidate the trust account unless and until our stockholders approve our plan of dissolution and liquidation. Accordingly, the foregoing procedures may result in substantial delays in our liquidation and the distribution to our public stockholders of the funds in our trust account and any remaining net assets as part of our plan of dissolution and liquidation.

GLAC expects to have expended all of the net proceeds of the IPO, other than the proceeds deposited in the trust account. Accordingly, the per-share liquidation price as of January 3, 2008 is approximately $8.04. The proceeds deposited in the trust account could, however, become subject to the claims of GLAC’s creditors and there is no assurance that the actual per-share liquidation price will not be less than $8.04, due to those claims. If GLAC liquidates prior to the consummation of a business combination, James Martell, our chairman, and Gregory Burns, our president and chief executive officer and a director, will be personally liable to pay debts and obligations to vendors and other entities that are owed money by GLAC for services rendered or products sold to GLAC, or to any target business, to the extent such creditors bring claims that would otherwise require payment from moneys in the trust account. There is no assurance, however, that they would be able to satisfy those obligations. We cannot assure you that the per-share distribution from the trust fund, if we liquidate, will not be less than $8.04, plus interest, due to claims of creditors.

Additionally, if we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. Also, in any such case, any distributions received by stockholders in our dissolution might be viewed under applicable debtor/creditor and/or bankruptcy laws as either a ‘‘preferential transfer’’ or a ‘‘fraudulent conveyance.’’ As a result, a bankruptcy court could seek to recover all amounts received by our stockholders in our dissolution. Furthermore, because we intend to distribute the proceeds held in the trust account to our public stockholders as soon as possible after our dissolution, this may be viewed or interpreted as giving preference to our public stockholders over any potential creditors with respect to access to or distributions from our assets. In addition, our board of directors may be viewed as having breached their fiduciary duties to our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors and/or complying with certain provisions of the Delaware General Corporation Law with respect to our dissolution and liquidation. We cannot assure you that claims will not be brought against us for these reasons.

To the extent any bankruptcy or other claims deplete the trust account, we cannot assure you we will be able to return to our public stockholders at least $8.04 per share.

Under Sections 280 through 282 of the Delaware General Corporation Law, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. Pursuant to Section 280, if the corporation complies with certain procedures intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of a stockholder with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. Although we will seek stockholder approval to liquidate the trust account to our public stockholders as part of our plan of dissolution and liquidation, we will seek to conclude this process as soon as possible and as a result do not intend to comply with those procedures. Because we will not be complying with the foregoing provisions, Section 281(b) of the Delaware General Corporation Law requires us to adopt a plan that will provide for our payment, based on facts known to us at such time, of (i) all existing claims, (ii) all pending claims and (iii) all claims that may be potentially brought against us within the subsequent 10 years. However, because we are a blank check company, rather than an operating company, and our operations have been limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors and service providers to whom we owe money and potential target businesses, all of whom we’ve received agreements waiving any right, title, interest or claim of any kind they may have in or to any monies held in the trust account. As a result, the claims that could be made against us will be significantly limited and the likelihood that any claim would result in any liability extending to the trust is remote. Nevertheless, such agreements may or may not be enforceable. Because we will not be complying with those procedures, we are required, pursuant to Section 281 of the Delaware General Corporation Law, to adopt a plan that will provide for our payment, based on facts known to us at such time, of (i) all existing claims, (ii) all pending claims and (iii) all claims that may be potentially brought against us within the subsequent 10 years. Accordingly, we would be required to provide for any creditors known to us at that time or those that we believe could be potentially brought against us within the subsequent 10 years prior to distributing the funds held in the trust to stockholders. We cannot assure you that we will properly assess all claims that may be potentially brought against us. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them in a dissolution (but no more) and any liability of our stockholders may extend well beyond the third anniversary of such dissolution. Accordingly, we cannot assure you that third parties will not seek to recover from our stockholders amounts owed to them by us.

Facilities

GLAC maintains executive offices at 330 Madison Avenue, 6th Floor, New York, New York. The cost for this space is included in a $7,500 per-month fee that Blue Line Advisors, Inc., an affiliate of Gregory E. Burns, our president, chief executive officer and a member of our board of directors, charges GLAC for general and administrative services. Through December 31, 2007, an aggregate of approximately $175,000 has been incurred for such services. GLAC believes, based on rents and fees for similar services in the New York City area, that the fees charged by Blue Line Advisors, Inc. are at least as favorable as GLAC could have obtained from an unaffiliated person. GLAC considers its current office space adequate for current operations. Upon consummation of the acquisition, the principal executive offices of GLAC will be located at 121 New York Avenue, Trenton, New Jersey 08638.

Employees

GLAC has three executive officers and five directors (of whom two are also executive officers). These individuals are not obligated to contribute any specific number of hours per week and devote only as much time as they deem necessary to our affairs. GLAC does not intend to have any full time employees prior to the consummation of the acquisition.

Periodic Reporting and Audited Financial Statements

GLAC has registered its securities under the Securities Exchange Act of 1934 and has reporting obligations, including the requirement to file annual and quarterly reports with the Securities and Exchange Commission. In accordance with the requirements of the Securities Exchange Act of 1934, GLAC’s annual reports contain financial statements audited and reported on by GLAC’s independent accountants. GLAC has filed with the Securities and Exchange Commission its Annual Report on Form 10-K covering the fiscal year ended December 31, 2006 and its Quarterly Reports on Form 10-Q covering the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007.

Legal Proceedings

There are no legal proceedings pending against GLAC.

GLAC’s Plan of Operations

The following discussion should be read in conjunction with GLAC’s financial statements and related notes thereto included elsewhere in this proxy statement.

GLAC is a blank check company formed on September 1, 2005 to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business in the transportation and logistics sector and related industries. We intend to utilize a combination of cash derived from the proceeds of our public offering and our capital stock in effecting the Clark business combination.

Results of Operations — Nine Months Ended September 30, 2007

For the nine months ended September 30, 2007, we earned $3,024,073 in interest income. All of our funds in the Trust Account are invested in one or more money market funds which invest principally in short-term securities issued or guaranteed by the United States having a rating in the highest investment category granted thereby by a recognized rating agency at the time of acquisition. The Trust Account has a dollar-weighted average portfolio maturity of 90 days or less.

Operating expenses for the three months ended September 30, 2007 and 2006, the nine months ended September 30, 2007 and 2006, and the period from September 1, 2005 (Date of Inception) through September 30, 2007 were $81,935, $229,172, $1,105,795, $601,841 and $2,037,108, respectively. These costs were principally composed of legal, accounting expenses, and administrative costs related to due diligence in seeking acquisition candidates and SEC filings.

For the three months ended September 30, 2007 and 2006, for the nine months and September 30, 2007 and 2006, and the period from September 1, 2005 (Date of Inception) through September 30, 2007, we had income before provision for income taxes of $852,918, $818,979, $1,918,278, $1,778,601 and $4,426,545, respectively.

GLAC’s net income after deducting income taxes for the three months ended September 30, 2007 and 2006, for the nine months ended September 30, 2007 and 2006, and the period from September 1, 2005 (Date of Inception) through September 30, 2007, were $484,864, $446,791, $799,813, $972,337 and $2,171,582, respectively.

For the nine months ended September 30, 2007, we disbursed an aggregate of approximately $928,000 out of the proceeds of our initial public offering not held in trust for the following purposes:

•	$132,000 for Delaware franchise taxes;

•	$17,000 for directors and officers insurance;

•	$266,000 of expenses for due diligence and investigation of prospective target businesses;

•	$125,000 of expenses in legal, accounting and filing fees relating to our SEC reporting obligations, general corporate matters, and miscellaneous expenses;

•	$343,000 of expenses in due diligence, accounting, legal and other costs relating to the Clark acquisition; and

•	$45,000 to Blue Line Advisors, Inc. for office space and administrative support under terms of an administrative support agreement.

GLAC has incurred the following expenses through September 30, 2007 as compared to its estimates of such expenses contained in the Use of Proceeds disclosure in GLAC’s IPO Registration Statement on Form S-1:

Use of net proceeds not held in trust

	Actual Through September 30, 2007	Per S-1
Legal, accounting and other expenses attendant to the due diligence investigations, structuring and negotiation of a business combination (recorded as deferred acquisition cost)	$548,000	$350,000
Miscellaneous expenses attendant to the due diligence investigations structuring and negotiation with prospective target businesses	561,000	250,000
Legal and accounting fees relating to SEC reporting obligations	187,000	50,000
Payment of administrative fee to Blueline Advisors, Inc. ($7,500 per month for two years)	152,500	180,000
Working capital to cover miscellaneous expenses, D&A insurance, taxes and reserves	563,500	989,000
Total	$2,012,000	$1,819,000	(1)

(1)	Actual net proceeds amounted to approximately $1,657,000.

Costs for certain items have exceeded GLAC’s original estimate for several reasons. GLAC’s decision to obtain a fairness opinion for the Clark acquisition as well as legal and accounting fees for due diligence and negotiation of the stock purchase agreement and preparation of the proxy have exceeded GLAC’s original estimates. GLAC negotiated in good faith with the Louisiana-based non-asset trucking company for over four months. This resulted in substantial legal costs for the drafting of a proposed purchase agreement, as well as significant legal and accounting due diligence expenses. In addition, GLAC entered into extensive negotiations with two other prospective target businesses. The expenses incurred for the pursuit of these three prospective transactions resulted in expenses that were more than twice as much as in GLAC’s original plan per the S-1. Expenses for legal and accounting fees relating to SEC reporting obligations have also significantly exceeded GLAC’s original plan, due, among other things, to unanticipated supplemental filing requirements and the associated legal and accounting services required.

Results of Operations — Fiscal Year 2006

For the year ended December 31, 2006, we earned approximately $3,440,580 in interest income. All of our funds in the Trust Account are invested in one or more money market funds which invest principally in short-term securities issued or guaranteed by the United States having a rating in the highest investment category granted thereby by a recognized rating agency at the time of acquisition. The Trust Account has a dollar-weighted average portfolio maturity of 90 days or less.

For the year ended December 31, 2006, we disbursed an aggregate of approximately $723,000, out of the proceeds of our initial public offering not held in trust for the following purposes:

•	$73,000 for Delaware franchise taxes;

•	$30,000 of expenses for organizational activities including Offering marketing expenses, creation of GLAC’s website, etc.;

•	$125,000 for premiums associated with our directors and officers liability insurance:

•	$265,000 of expenses for due diligence and investigation of prospective target businesses;

•	$145,000 of expenses in legal, accounting and filing fees relating to our SEC reporting obligations, general corporate matters, and miscellaneous expenses; and

•	$85,000 to Blue Line Advisors, Inc. for office space and administrative support under terms of an administrative support agreement.

Liquidity and Capital Resources

Through September 30, 2007, our efforts remained limited to organizational activities, activities relating to the Offering, activities relating to identifying and evaluating prospective acquisition candidates, and activities relating to general corporate matters; we did not generated any revenues, other than interest income earned on the proceeds of the initial public offering. As of September 30, 2007, $87,623,501 was held in the Trust Account (including $2,640,000 of deferred underwriting discounts and commissions) and we had $50,391 of our offering proceeds not held in trust remaining and available to us for our activities in connection with identifying and conducting due diligence of a suitable business combination, and for general corporate matters.

As at September 30, 2007 GLAC had $380,572 in accounts payable and accrued expenses. GLAC believes it will have sufficient available funds outside of the Trust Account to operate through February 21, 2008 because its officers and directors have agreed with the GLAC to advance funds (without recourse to the Trust Account) to meet the GLAC’s reasonable out-of-pocket expenses when available funds held outside the Trust Account are insufficient for that purpose. GLAC has incurred and expects to incur significant costs in pursuit of its acquisition plans. There is no assurance that GLAC’s plans to consummate a business combination with Clark will be successful or successful within the target business acquisition period. These factors, among others, raise substantial doubt about GLAC’s ability to continue operations as a going concern. The accompanying financial statements do not include any adjustments that may result from the outcome of this uncertainty.

On May 18, 2007, GLAC signed the purchase agreement to acquire all the outstanding capital stock of The Clark Group, a leading provider of mission-critical supply chain solutions to the print media industry. The purchase price is approximately $75,000,000 (of which $72,527,472.53 will be paid in cash and $2,472,527.47 will be paid by the issuance of 320,276 shares of GLAC common stock valued at $7.72 per share). The purchase price is subject to dollar-for-dollar increase or decrease to the extent that Clark’s working capital at the time of closing is greater (less negative) or less (more negative) than a working capital deficit of $1,588,462. The purchase price is also subject to decrease if the average of the working capital on the last day of the month for the twelve months ending March 31, 2008 is higher (less negative) than that amount. For such purposes, Clark’s working capital is defined a the sum of (A) current assets excluding cash plus (B) $616,438 representing 3-day check float minus (C) current liabilities minus (D) the aggregate amount of checks outstanding at the closing date that were issued in payment of accounts payable. The working capital will be determined in a manner consistent with that used by Clark prior to the date of execution of the purchase agreement.

We will use approximately $76,000,000 of the net proceeds in our trust account to consummate the Clark acquisition, including transaction expenses but not including payments with respect to the conversion of Public Shares. The balance of the proceeds held in the trust account, which we anticipate totaling approximately $13 million, will be used to fund conversions into cash of our Public Shares and to finance the operations of Clark’s business. If conversions into cash of our Public Shares exceed $13 million (14.7% of the Public Shares based on a conversion price of $8.04 per share on January 3, 2008), we will be required to draw on financing in order to fund the excess, which could be as much as $4.7 million (above the $13 million of available cash) if the permitted maximum number of Public Shares are converted. GLAC has received a financing commitment for up to $30,000,000 to (a) pay for conversion shares, if necessary, (b) provide working capital, (c) provide for future permitted acquisitions and (d) enter into certain future GLAC stock repurchase arrangements. See the section entitled ‘‘The Acquisition Proposal – Financing Commitments.’’ We do not expect borrowings to fund conversions to exceed $4.7 million.

We have used the net proceeds of our initial public offering not held in trust to identify and evaluate prospective acquisition candidates, select our target business, and structure, negotiate and consummate our business combination. At September 30, 2007, we had cash outside of the trust account of approximately $50,000, prepaid expenses of approximately $9,000, current liabilities of approximately $380,000 and deferred acquisition costs of approximately $548,000. James Martell, our chairman, and Gregory Burns, our president and chief executive officer and a director, have agreed that, if we are unable to complete the business combination with Clark and are forced to liquidate, they will be personally liable to pay debts and obligations to vendors or other entities that are owed money by us for services rendered or products sold to us, or to any target business, to the extent they have successful claims against the funds in our trust account. Waivers of the right to make claims against funds in the trust account have been received from attorneys who were owed an aggregate of $120,000 at September 30, 2007 and from Clark, which would apply with respect to amounts that GLAC has agreed to reimburse Clark relating to certain services provided by Parente Randolph ($75,000 at September 30, 2007). Waivers have not been received from accountants, credit card issuers, state tax authorities and other service providers who were owed an aggregate of approximately $147,000 at September 30, 2007.

We have agreed to pay Blue Line Advisors, Inc., a private company wholly-owned and controlled by our chief executive officer and president, Gregory Burns, approximately $7,500 per month for office space and administrative support services. Through December 31, 2007, an aggregate of approximately $175,000 has been paid for such services.

Off-Balance Sheet Arrangements

Options and warrants issued in conjunction with our IPO are equity-linked derivatives and accordingly represent off-balance sheet arrangements. The options and warrants meet the scope exception in paragraph 11(a) of Financial Accounting Standard (FAS) 133 and are accordingly not accounted for as derivatives for purposes of FAS 133 but instead are accounted for as equity. See Note C of the notes to our financial statements for more information.

BUSINESS OF THE CLARK GROUP

Overview

Headquartered in Trenton, New Jersey, Clark is a niche provider of non-asset based transportation management and logistics services to the print media industry throughout the United States and between the United States and other countries with gross revenues of $80.3 million and net income of $7.0 million in 2006. Clark operates through a network of operating centers where it consolidates mass market consumer publications so that the publications can be transported in larger, more efficient quantities to common destination points. Clark refers to each common destination point’s aggregated publications as a ‘‘pool’’. By building these pools, Clark offers cost effective transportation and logistics services for time sensitive publications.

Clark generates revenues by arranging for the movement of its customers’ freight in trailers and containers. Generally, Clark bills its customers based on pricing that is variable based upon the amount tonnage tendered, frequency of recurring shipments, origination, destination, product density and carrier rates. Clark’s specified rates are subject to weight variation, fuel surcharge, and timely availability of the customer’s product. Clark enhances its revenues by charging for storage, warehousing and other specialized logistical services. As part of its bundled service offering, Clark tracks shipments in transit and handles claims for freight loss or damage on behalf of its customers. Because Clark owns relatively little transportation equipment, it relies on independent transportation carriers.

Clark conducts its domestic operations through its wholly-owned subsidiaries, Clark Distribution Systems, Inc. (‘‘CDS’’) and Highway Distribution Systems, Inc. (‘‘HDS’’), and its international operations through its wholly-owned subsidiary, Clark Worldwide Transportation, Inc. (‘‘CWT’’).

Clark’s customer base entrusts Clark with the distribution of over one billion magazines in domestic markets and the exporting of over 80 million domestic magazines worldwide annually. In addition, Clark plays a key role in the launch of new magazine titles, which rely heavily on newsstand sales to establish a customer base.

History

Clark was founded in 1957 with the establishment of Clark Transfer, Inc., a regional transportation company for film, magazines and newspapers. Through a series of acquisitions and organic growth, Clark Transfer expanded its service platform and geographic presence throughout the 1960s, 1970s and 1980s to include theatrical transportation and wholesale news agencies. CDS was formed in 1984 to provide national freight consolidation for books and magazines. J.E. Tompkins & Son, an international freight-forwarding firm, was acquired by Clark in 1987, and subsequently merged with Caribbean Worldwide, Inc. to become CWT.

The 1990s were a period of transition for Clark, as it acquired the operations of Magazine Shippers Association, a consolidator of printed matter in Connecticut and Illinois, and divested its theatrical transportation and wholesale news agency subsidiaries along with the ‘‘Clark Transfer’’ name. Since the acquisition of Magazine Shippers Association in 1991, all of Clark’s growth has been organic. During this time, a new umbrella corporation, The Clark Group, Inc., was formed. CDS, HDS and CWT now constitute the key divisions of Clark with over 300 employees serving the global marketplace.

Industry

As a transportation management and logistics services company whose core business is the shipment of mass market consumer magazines, Clark’s business is a part of the general transportation and logistics industry and is heavily affected by the print media industry in general and the magazine segment of that industry specifically. Clark believes its ability to provide a wide range of cost-effective transportation and logistics solutions is a competitive advantage within the print media industry as publishers and printers focus on their core competencies, which often do not include freight transportation.

Transportation and Logistics

Clark operates in a highly fragmented specialty third-party transportation management and logistics market. Clark believes that this market continues to grow based on a series of factors, including the growth of world trade and the resulting complexity and length of supply chains; increased outsourcing as manufacturers and retailers increasingly focus on core competencies and therefore outsourcing non-core operations; demand for specialized, value added services which require logistics providers to tailor solutions to fit specific client needs. Companies within this industry compete on the basis of pricing, quality of service and customer relationships.

Magazine Print Media

The U.S. Commerce Department’s 2005 Service Annual Survey reports the estimated revenue of General Interest Publication businesses at $21.9 billion, of which $14.4 billion resulted from advertising revenue and $7.5 billion resulted from subscription and single copy sales. While the Commerce Department does not separately report the breakdown of the $7.5 billion in circulation revenue, the Magazine Publishers of America (‘‘MPA’’) reports subscriptions representing 69% of circulation revenue, with single copy sales representing 31% of circulation revenue or $2.3 billion. The analysis by the MPA is specific to consumer magazine titles and publishers of consumer magazines. The Commerce Department does not separate circulation revenue between magazines with and without internal distribution capabilities. Clark derives a significant portion of its revenue from shipments of single copy magazines.

The print media remains a relatively stable component of the U.S. economy. Despite the growth of multiple ‘‘new media’’ options for consumers, the total number of U.S. magazine readers has increased by 9% since 2001. In addition, the number of magazine titles published for consumers has increased by 6% since 2001. The MPA defines readers per copy as the average number of readers who are 18 years or older who read or look at an average magazine.

While the magazine industry continues to expand, it faces varying levels of challenges, including retention of consumer readership and the impact of internet-based alternatives, retention of advertising sales, retention of operating margin for publishers and the impact of retail consolidation, escalating fuel and labor costs in those margins.

Key Strengths

Management believes that Clark’s most significant strengths include:

Niche provider of mission-critical supply chain solutions to the print media industry.    Clark’s broad portfolio of transportation management and logistics solutions, extensive expertise with print media supply chains, nationwide presence and longstanding customer relationships have contributed to its position as a niche provider of third-party transportation and logistics services to the print media industry.

Broad portfolio of third-party transportation and logistics services.    Clark provides an extensive range of transportation management and logistics services and technology solutions including shipment optimization, load consolidation, mode selection, carrier management, load planning and execution and web-based shipment visibility. Management believes its ability to provide a wide range of transportation and logistics solutions is a competitive advantage within the print media industry.

Enduring customer relationships.    Management believes that Clark has developed into a trusted service provider to the print media industry. Clark’s customer base is highlighted by long-term relationships where Clark plays an integral role in customers’ distribution chains. This role comprises much more than transportation, and often includes specialized services such as time-definite deliveries, unlocking and securing customers’ warehouses and ‘‘on the dock’’ freight movements. These value-added services have entrenched Clark in its customers’ distribution chains and created a high level of customer loyalty. Clark’s top ten customers for 2006 have an average tenure with Clark of 16 years and nine of the top ten have been a customer for at least five years.

Non-asset based business model.    As a non-asset based company, Clark maintains no print media inventory and relies almost exclusively on third-party or leased assets for transportation (ground, air and ocean). Without substantial ownership of assets, Clark enjoys a highly variable cost structure where a majority of its expenses fluctuate with business volumes. While this model subjects Clark to unit and other cost increases by suppliers in connection with such items as increased fuel costs and driver wages, Clark has historically been successful in passing such increased costs to its customers through increases in its service rates. Additionally, Clark’s management believes that this highly variable cost structure permits Clark to better align its costs with its revenues. Clark has also been able to address the risks associated with the availability of third party services providers and access to required quantities and quality of leased equipment by establishing long-standing relationships with respected third party vendors and being a provider of a significant source of business to those vendors, and with respect to leased assets, entering into leases with favorable and flexible terms. Management believes its successful mitigation of the risks associated with a non-asset model has allowed Clark to achieve the benefit of minimal capital expenditures, consistent cash flow and high returns on capital. Management further believes this structure also provides Clark with the necessary level of financial and operational flexibility to quickly adapt to changing market conditions and capitalize on growth opportunities.

Visible and consistent revenue stream.    The print media industry has proven to be a relatively stable component of the United States economy, resulting in historically consistent demand for Clark’s services. The newsstand distribution channel, in which Clark plays a critical role, is vital to the publishing industry in driving subscriptions and launching new titles. Clark’s loyal customer base and the predictability of its customers’ freight patterns aid it in evaluating future operational and financial performances. The visibility also plays an important role in management’s planning efforts, including employee/asset deployment, capital expenditures and growth initiatives.

Experienced management team.    With approximately 200 years of combined experience at the company, Clark’s ten senior managers make up one of the channel’s most established and experienced management teams. This experience has played a critical role in Clark’s ability to maintain long-term customer relationships and become entrenched in customers’ distribution chains.

Growth Strategy

Under current ownership, Clark’s management was directed to operate the business to maximize cash flow for stockholder distributions. After the acquisition of Clark by GLAC, management intends to focus on growth and invest its capital in the growth initiatives outlined below. GLAC and Clark believe this strategy is in the best interests of GLAC stockholders in maximizing long-term stockholder value.

Clark seeks to strengthen its position as a leading provider of transportation management and logistics services through the following strategies.

Geographic expansion of its specialized transportation platform.    Despite being a leader in the specialized ground-based transportation market, the geographic footprint of HDS, Clark’s specialized transportation subsidiary, is concentrated in the eastern half of the United States. By utilizing Clark’s market position, loyal customer base and industry expertise, management will seek to expand into markets in the South Central and Southwestern U.S.

Clark’s management is currently in preliminary discussion with an existing customer to provide transportation services in the South Central and Southeast region of the United States, with destinations throughout Arkansas, New Mexico, Texas Louisiana, Oklahoma and Tennessee. These destinations would be serviced from existing HDS’ facilities, including a CDS warehouse offering improved operational efficiencies and profits. This same customer has approached management with an opportunity to provide its transportation services for destinations in Illinois, Indiana, Kentucky, Michigan, Minnesota, North Dakota, Ohio, South Dakota and Wisconsin. To service this additional business, management is investigating the potential opening of a new facility in the Lower Great Lakes region of the United States. Management has yet to determine an estimate of the cost for such facility and budgeting has not been completed for the project. There is no assurance that Clark will reach an agreement with its existing customer as to all or any portion of this proposed expansion.

Cross-selling within its customer base and creating additional service offerings.    Clark believes that cross-selling opportunities exist with its existing customers as a result of the extensive experience of its management and the longstanding relationships it has with customers. By leveraging Clark’s customer relationships and management’s knowledge of the print media industry, Clark will pursue opportunities to service additional products that originate from the docks of current customers. Examples of these types of products include magazines and catalogues for delivery to postal facilities nationwide and free standing newspaper advertising inserts. Additionally, with a renewed focus on growth accompanying the ownership change, management believes that cross-selling opportunities will continue to be available as Clark expands its service offerings and geographic footprint.

Increasing import/export business.    With an established presence in numerous markets, Clark will seek to expand its import/export business. Domestically, Clark will focus on growth within the book export business, a market that Clark currently only has approximately 7% market share. Clark will seek to leverage its domestic market position and knowledge of the North American print media market to increase its import business out of Europe and Asia into the United States.

Selectively acquire complementary businesses.    The third-party transportation and logistics industry is highly fragmented and ripe for consolidation. Management plans to pursue acquisition targets that meet certain requirements and that complement Clark’s service offering, enhance its leading market position and diversify its customer base.

Clark’s ability to succeed on the growth strategy discussed above is based on a series of assumptions regarding the industry and marketplace that its management believes are reasonable, including, but not limited to, (i) the continued trend toward outsourcing of transportation and logistics services by publishers, (ii) the sustainability of single copy magazine sales in the marketplace, (iii) continued exportation of domestic print media into international markets, and (iv) Clark’s ability to identify and integrate complementary businesses. There is no assurance that Clark will be successful in pursuing these growth strategies or achieving these results and management cannot accurately predict the results of such efforts on Clark’s overall financial results.

Operations

Clark conducts its domestic operations through its wholly-owned subsidiaries, CDS and HDS, and its international operations through its wholly-owned subsidiary, CWT. On a day-to-day basis, customers communicate their freight needs, typically on a shipment-by-shipment basis, to one of Clark’s transportation offices/terminals for dissemination to its operating companies for upload into the respective systems each company utilizes to meet the specific requirements of its customer base. Clark’s employees ensure that all appropriate information about each shipment is entered into its proprietary operating system. With the help of information provided by the operating system, Clark’s employees then determine the appropriate mode of transportation for the shipment and selects a carrier or carriers, based upon their knowledge of the carrier’s service capability, equipment availability, freight rates, and other relevant factors. Many of these activities are routine and recurring reflecting the scheduled frequency (e.g., weekly, monthly, quarterly) of magazine publications.

Domestic Distribution Services

Through CDS, Clark provides domestic newsstand magazine distribution services throughout North America. Essentially, CDS operates a ‘‘hub and spoke’’ network of operating centers and professional traffic management services, which provide publishers and printers with the benefits of scheduled delivery and reduced cost by shipping in a consolidated weekly pool managed by CDS. Services provided include pick-up at printing plants; break-bulk and sorting of individual wholesaler orders by title; consolidation of multi titles to common wholesaler delivery points; and preparation of manifests, advance shipping notices and completion of shipment notifications to national distributors.

On average, CDS delivers over 35 million magazines per week from over 90 print locations to wholesalers across North America.

CDS serves as a link between magazine printers/publishers and wholesalers, whose responsibilities include distributing magazines to retailers for public consumption. In this role, CDS is responsible for all aspects of distribution, including shipment pickup, consolidation and final delivery to wholesalers. CDS’ freight flow is similar to the ‘‘hub-and-spoke’’ networks utilized in the airline or less-than-truckload industries. Low volume shipments will be directed to one of Clark’s three operating centers (Laflin, Pennsylvania, LaVergne, Tennessee and Kansas City, Missouri) where they are consolidated and pooled with other shipments destined for the same wholesaler. High volume shipments will bypass the distribution center and be delivered directly to the wholesaler.

CDS contracts with third-party transportation providers for approximately 95% of its transportation moves. With a third-party carrier base of over 170, CDS can ensure that its customers receive the appropriate balance between service levels and transportation costs that each circumstance requires. However, in the other 5% of transportation moves, CDS utilizes the services of HDS. Although CDS’ business model is heavily focused on the use of third-party assets and theoretically could operate with 100% non-affiliated carriers, HDS plays an important role in CDS’ network. CDS utilizes HDS trucks in predictable, high density lanes, where service standards are very demanding.

CDS’ 2006 revenues, constituting approximately 62.1% of Clark’s total 2006 revenues, were generated through contracts with customers for delivery of the above-described services.

Specialized, Ground-based Transportation Services

Through HDS, Clark provides time-critical ground-based transportation services to the print media industry. Its services include the transportation of specialized media products such as magazines, mass market books, newspaper inserts, drop ship mail, and motion picture film. HDS’ network includes 49 company-leased trucks, 98 company-owned trailers, four terminals and relationships with over 50 third-party transportation providers. Approximately 65% of HDS’ transportation is hauled on its own equipment and the remaining 35% is hauled by third parties.

HDS’ core business is providing traditional ‘‘break-up’’ services for printers and publishers in regions surrounding its four terminals. The break-up service is similar to a regional LTL (less-than-truckload) service, where freight is picked up from a customer, transported to one of the HDS terminals, pooled with other shipments headed in similar proximities and sent to final destinations. Through its terminals in York, Pennsylvania, Kansas City, Missouri and Dallas, Texas, HDS provides break-up services in selected lanes throughout New England and the Northeast, Mid-Atlantic, Midwest, Rocky Mountain and South-Central regions of the United States. HDS also operates a terminal in Amarillo, Texas that provides a consolidation and transportation service for returns to suppliers.

To complement its break-up network, HDS also offers full truckload services throughout the United States. Most of these services are provided on a quasi-dedicated basis, in which HDS trucks regularly service the same business in the same lanes. This predictable and consistent business creates high density and profitability levels and is attractive work for drivers. Accordingly, HDS has a driver turnover rate of 20%, substantially better than the for-hire truckload average.

HDS’ 2006 revenues, constituting approximately 14.7% of Clark’s total 2006 revenues, were generated through contracts with customers for delivery of above-described services.

International Freight Forwarding

Through CWT, Clark offers consolidation and import/export transportation management and logistics services to print media publishers, distributors and to their respective import partners worldwide. With an operating model similar to that of a traditional freight forwarder, CWT utilizes three distribution centers to consolidate shipments and arrange for international transportation utilizing third-party carriers (air, ocean or ground). CWT’s geographic footprint encompasses the majority of the economically developed and English-speaking overseas markets.

CWT’s primary functions are break-bulk and sortation of hundreds of individual titles and then consolidation into single consignee specific shipments, with Clark providing commercial invoices and detailed packing list as an agent for the export distributors. Once the sortation and assembly process is completed, CWT then takes on the role of a international freight forwarder – scheduling and booking freight with air and ocean carriers to ship to the import wholesalers who then effect retail distribution in the local market place they serve. Consolidation activities take place at one of its three distribution centers strategically located near international freight gateways (Wayne, New Jersey, Wilmington, California, and Laredo, Texas). CWT relies on a group of 50 air, ocean and ground freight carriers for transportation, with approximately 75% of its shipments traveling via ocean carriers, 15% via air carriers and 10% via trucks to Mexico.

In a typical transaction, CWT is hired by an export distributor or directly by the publisher to facilitate the transportation of its product to a foreign distributor or wholesaler. The customer is responsible for transporting the shipment to a CWT distribution center. The U.S. inland transport to CWT is handled by the printers – or CDS for those publishers CDS ships in North America – in bulk. CWT is responsible for providing break-bulk of the several hundred magazine titles per data supplied electronically in advance and uploaded into CWT’s information technology system and then CWT consolidates the multiple individual titles into one bulk order packed by consignee for shipment (usually weekly) via air and or ocean. At the distribution center, CWT employees pool the customer’s shipments with other shipments headed to similar locations. Once load space has been maximized, CWT arranges for the international movement of the consolidated load.

CWT’s 2006 revenues, constituting approximately 23.2% of Clark’s total revenues, were generated through contracts with customers for delivery of the above-described services.

Customers

Clark is organized along three divisions that address the individual needs of its customers. The customers of CDS consist primarily of publishers and printers that have smaller quantities and require national distribution. HDS focuses primarily on publishers and printers with regional distribution needs. CWT focuses entirely on publishers and printers that require international distribution (and international import distributors of this product that need a U.S. consolidation and forwarding company).

Clark’s domestic operations have a customer base of approximately 700. Magazine printers, publishers, and general freight comprised 98% of 2006 revenue, with movie distribution accounting for 2%. Clark’s top ten domestic customers accounted for approximately 66% of 2006 revenue, which is representative of historical trends. Clark’s international operations have a customer base of approximately 400. Approximately 70% of its international revenue is generated from shipping magazines and 30% from the shipment of books. The top ten international customers accounted for 33% of 2006 revenue, which is representative of recent trends. Over 40% of 2006 gross revenue was attributable to U.S. magazine and book publishers, distributors and printers, and nearly 60% was attributable to overseas magazine and book importers. On a revenue mode basis, approximately 40% of 2006 revenue was derived from ocean transportation, 39% from air transportation, 12% from truck transportation and 7% from ancillary services.

Clark’s customers share several key common attributes. Customer product share common beginning and end points within the single copy distribution channel. Product is printed by common printers and is distributed into the retail marketplace through common single copy distributors. An individual customer’s product destined for a distributor will be less than truck load quantities. As such, Clark adds value through aggregation and consolidation. Pools of less than full truck quantities are created so that full truck load economies of scale are realized within freight and information. Also, customer product is published with targeted time periods in which it will be displayed at retail. Clark’s established routines ensure that these timelines are met in a cost effective manner.

Each of the following customers represented more than 10% of Clark’s revenue for each of the fiscal years ended December 31, 2006, 2005 and 2004: R.R. Donnelley & Sons Co., Brown Printing Co., and Bauer Publishing Co. (and certain related entities).

Customer Relationships

Clark has written service contracts with only a minority of its customers. In most cases, and in particular with customers with whom it has a longstanding relationship and dependable track record, Clark provides services based on an email quotation or oral agreement.

In general, CDS offers single blended rates based on exclusive distribution throughout the entire United States and Canada; HDS offers point to point rates within a defined geographic region; and CWT offers point to point rates dependent upon mode of transport (air or ocean). Pricing is determined based upon costing analysis for titles with similar distribution characteristics in Clark’s existing distribution costing model or based upon building a separate costing model for larger distributions or those with unique requirements. Often pricing is variable based upon the amount tonnage tendered, frequency of recurring shipments, location of pick-up, destination, product density and carrier rates. Pricing also includes fuel surcharges, and for air freight, security surcharges. In the cases where Clark has agreed to pay for claims for damage to domestic freight while in transit, when appropriate we pursue reimbursement from the carrier for the claims. In the international business, Clark only insures specific consignee shipments against loss of damage while in transit. These overseas c.i.f. (cost, insurance and freight) shipments are insured by Clark, with such insurance coverage included as part of its service rate to customers.

As a result of Clark’s logistics capabilities, many of its domestic customers have Clark handle all, or a substantial portion, of their freight transportation requirements to or from a particular manufacturing facility or distribution center, including final delivery of shipments to single copy wholesalers. Clark’s commitment to handle the shipments is usually at specific rates, subject to weight variation, fuel surcharge, and on time availability of the customer’s product. As is typical in the transportation industry, most of Clark’s customer agreements do not include specific volume commitments or ‘‘must haul’’ requirements.

In the course of providing day-to-day transportation services, Clark often identifies opportunities for additional logistics services as it becomes more familiar with its customer’s daily operations and the nuances of its supply chain. These include analyzing the customer’s current transportation rate structures, modes of shipping, and carrier selection. These services are bundled with underlying transportation services and are not typically priced separately.

Relationships with Transportation Providers

Because Clark owns relatively little transportation equipment and does not employ the people directly involved with the delivery of customers’ freight, its relationships with reliable transportation providers are critical to its success.

As of December 31, 2006, Clark had qualified approximately 170 domestic and 50 international segment transportation providers worldwide, of which the vast majority are motor carriers. Clark’s transportation providers are of all sizes, including owner-operators of single trucks, small and mid-size fleets, private fleets and large national trucking companies. Consequently, its is not dependent on any one carrier. Excluding Clark’s own inhouse carrier, its largest truckload carrier was less than 6% of its total cost of transportation in 2006, and less than 5% of the weight transported. Clark’s motor carrier contracts require that the carrier issue invoices only to and accept payment solely from Clark, and Clark reserves the right to withhold payment to satisfy previous claims or shortages.

While Clark generally contracts with transportation providers on a short-term basis or in connection with specific shipments, and most of its transportation services are provided on a per mile basis, the majority of Clark’s purchased transportation is priced by its carriers at prenegotiated rates, and at times can be affected by the spot market, or on a transactional basis. It is Clark’s policy to maintain relationships with numerous motor, air and ocean carriers with respect to specific traffic lanes to reduce risk of availability and keep pricing at a competitive level. Clark also has intermodal marketing contracts with railroads, including all of the major North American railroads, giving it access to additional trailers and containers. Intermodal transportation rates are typically negotiated between Clark and railroad consolidators and brokers.

In Clark’s non-asset based ocean transportation and freight forwarding business, it has contracts with most of the major ocean and air carriers which support a variety of service and rate needs for its customers. Clark negotiates annual contracts that establish the predetermined rates it agree to pay its ocean carriers. Air carrier rates are generally reviewed biannually. The rates are negotiated based on expected volumes from Clark’s customers, specific trade lane requirements, and anticipated growth in the international shipping marketplace. These contracts are sometimes amended during the year to reflect changes in market conditions for Clark’s business, such as additional trade lanes. While most of Clark’s air freight ships under negotiated tariffs with the airlines, it also moves freight under lower spot market rates when possible.

Competition

Through CDS, Clark is the only independent transportation and logistics provider of newsstand magazine distribution in the United States. Given the specialized nature of these services within the overall transportation and logistics industry, CDS’s primary competition is the ‘‘in-house’’ distribution arms of the large major printers, such as R.R. Donnelley, Quad Graphics and Quebecor World, who provide services that are similar to Clark in servicing newsstand copies of monthly, bi-monthly and annual magazine publications of large print runs. All of these printers have substantially greater financial and other resources than Clark. Large major printer transportation services, however, generally do not address weekly publications and are generally based on a specific company’s manufacturing schedules, are focused primarily on postal requirements, and are responsive almost exclusively to publication manufacturing needs, thereby limiting their ability to effectively compete with Clark’s specialized single copy services. As a result, certain of these printing companies actually contract with Clark for its services. Domestically, Clark, through HDS, also faces competition from a handful of independent, regional ground-based transportation specialty service providers, none of which have achieved a material market share. Clark typically sees these competitors in ‘‘backhaul’’ lanes where it is transporting general freight.

Internationally, through CWT, Clark is the largest participant in the domestic magazine export market. It is also a major participant in the export of domestic books. Its major competitors include a handful of other specialized book and magazine importers/exporters and, on a smaller scale, large freight forwarders of general goods.

Clark, both domestically and internationally, faces potential competition from participants in the overall freight forwarding, logistics and supply chain management industries, and specifically from national truckload carriers, intermodal transportation service providers, less-than-truckload carriers, railroads and third-party broker carriers that have the worldwide capabilities to provide a breadth of services. Competition in this industry is intense and many carriers and service providers have substantially greater financial and other resources than Clark. Clark also could encounter competition from regional and local third-party logistics providers, integrated transportation companies that operate their own aircraft, cargo sales agents and brokers, surface freight forwarders and carriers, airlines, associations of shippers organized to consolidate their members’ shipments to obtain lower freight rates, and internet-based freight exchanges.

Generally, Clark believes that companies in this overall industry must be able to provide their clients with integrated supply chain solutions. Among the factors it believes are impacting the logistics industry are the outsourcing of supply chain activities, increased global trade and sourcing, increased demand for time definite delivery of goods, and the need for advanced information technology systems that facilitate real-time access to shipment data, client reporting and transaction analysis. Furthermore, as supply chain management becomes more complicated, Clark believes companies are increasingly seeking full service solutions from a single or limited number of partners that are familiar with their requirements, processes and procedures and that can provide services globally. Clark’s ability to compete within the industry is primarily based on service, efficiency and freight rates, with advantages resulting from, among other things, Clark’s niche focus, a global network of transportation providers and its expertise in outsourced transportation and logistics services.

Although the non-asset based nature of Clark’s business makes capital barriers to entry minimal, Clark believes other barriers to entry are high, primarily due to (i) the relatively small size of the specialized print media transportation management and logistics services industry and the inability of the major printers, logistics and supply chain management providers to provide the cost efficiencies and service levels necessary to operate in this specialized space; (ii) the importance of customer relationships; and (iii) with respect to smaller printers and transportation and logistics firms, the large level of critical mass necessary to operate profitably. Prospective competitors not only have to possess the required warehouse facilities staffed with experienced personnel, operated with highly tailored information systems and located strategically accessible to printing facilities, but would also need to overcome Clark’s unique position and entrenchment in the single copy distribution channel, its long standing customer relations, and knowledge of single copy newsstand circulation and distribution and its ability to be a sole-source provider of transportation and logistics services. To compete effectively, a potential competitor must also form freight pools of publications that profitably deliver product to single copy distributors, satisfying the time requirements of the underlying publications.

Facilities

Clark’s corporate headquarters is located in Trenton, New Jersey and the building that serves as its corporate headquarters is the only facility Clark owns. The following is a list of the facilities in which Clark operates:

Location	Operation	Approximate Square Footage	Lease Expiration
Owned Facilities
Trenton, NJ	Headquarters	11,200	Owned
Leased Facilities
Amarillo, TX	HDS Distribution Center	33,200	March 31, 2013
Carrollton, TX	HDS Distribution Center	28,770	December 31, 2009
Kansas City, MO	HDS Distribution Center	60,100	December 31, 2009
LaVergne, TN	CDS Distribution Center	94,760	March 31, 2012
Laflin, PA	CDS Distribution Center	63,360	June 30, 2009
Laredo, TX	CWT Distribution Center	12,425	November 30, 2011
Mechanicsburg, PA	CDS Administration	6,517	March 31, 2013
Wayne, NJ	CWT Distribution Center	54,000	March 15, 2013
Wilmington, CA	CWT Distribution Center	9,610	March 31, 2009
Woodridge, IL	CDS Distribution Center	67,600	October 31, 2008
York, PA	HDS Distribution Center	37,000	June 30, 2008

Technology and Information Systems

Clark’s technology allows it to provide its customers with the tracking and tracing of shipments throughout the transportation process, and, depending on customer requirements, may include complete shipment history, estimated charges and electronic bill presentment. Clark maintains different informational websites that can only be accessed by approved customers and depending on the specific design and customer requirements can provide them with tracking and tracing information of shipments, ship dates, arrival dates, manifests, packing lists, and proof of deliveries. In addition, certain customers are able to electronically transmit their transportation requirements to Clark from their own networks and systems. Clark continues to evaluate potential enhancements to its systems to permit its customers to obtain this information timely, as well as increase the use of electronic interchange between Clark and its customers, which in many instances will require both the cooperation and enhancement of Clark’s customer’s system capabilities. Clark plans to continue investing management and financial resources to maintain and upgrade its information systems in an effort to increase the volume of freight it can handle in its network, improve the visibility of shipment information and reduce its operating costs. The ability to provide accurate and timely information on the status of shipments is increasingly important.

Management is in the process of interviewing numerous software providers and retaining an experienced Accounting Systems professional to help manage the replacement of its financial accounting system to run in Clark’s AS400 platform. Management, along with this IT professional, will outline user requirements, select a software provider, and test, implement and integrate the software selected. While the new financial software will include a relational database that will improve the timely access to data necessary for analytical review and reporting for the business, it is also necessary to insure Clark can become compliant with section 404 of the Sarbanes Oxley Act of 2002. While it is too early in the process to determine precisely the capital investment required to purchase, install and implement the new software and any related hardware, Clark’s preliminary research indicates that software related expenses could range from $400,000 to $500,000, and that any required hardware related expenses could be up to approximately $200,000. It has not been determined, however, what, if any, hardware will be required.

Clark also uses technology to improve terminal operations. Recently, Clark has increased the use of hand-held RF scanners in the terminals to improve the efficiency of handling incoming and outgoing freight and freight moving within the terminals, as well as the accuracy of the associated information regarding the freight.

Expenditures related to the development and support of Clark’s Information Services systems were approximately 4% of Clark’s gross profits in 2006 and 2005 and 5% of its gross profits in 2004.

Equipment

Clark’s service offerings require the use of various types of equipment. Clark’s transportation service capacity is augmented by its network of third-party carriers, which permit less direct investment and greater operational flexibility. The following table presents leased and owned transportation equipment, as well as forklifts and pallet jacks used in the distribution centers.

Type of Equipment	Company owned	Company leased
Tractors	0	49
Yard tractors	1	0
Trailers	15	76
Forklifts	6	42
Pallet Jacks	61	0

Employees

As of December 29, 2007, Clark had 333 employees, with 10 executives, seven employees in IT Systems, five employees in accounting/finance, five employees in sales, three employees in human resources, 15 employees in operations management, 47 employees in operations, 52 employees in clerical, 128 warehouse hourly employees, and 61 drivers. Clark believes that its future success will depend in part on its continued ability to attract, hire and retain qualified personnel. None of its employees are represented by a labor union, and Clark believes that employee relations are good.

Insurance

Clark maintains insurance coverage for general and fleet liability, property (including property of others), ocean and surface cargo liability, employment practices, employee health and workers compensation. In addition, Clark’s vendors are required to provide evidence of fleet liability, cargo liability, workers compensation, and in some cases flood, insurance coverage in amount Clark deems sufficient. All claims are administered by third party administrators, with the exception of overage, shortage, and damage claims that are made that are below Clark’s deductible limits. Clark is not self insured other than with respect to customary deductible liabilities under its various policies. Clark believes that the types of coverage, deductibles, reserves and limits on liability that are currently in place are adequate. Clark recorded expenses in 2006, 2005 and 2004 of $1,365,000, $1,674,000 and $1,782,000, respectively, for all lines of insurance.

Clark’s employee health expense for 2006, 2005 and 2004 was $1,075,000, $1,154,000, and $1,208,000, respectively. As of December 31, 2006 and 2005, Clark had accrued medical insurance claims of $265,000 and $252,000, respectively. Clark does not offer any post retirement health benefits to its employees.

Clark’s workers compensation expense for 2006, 2005 and 2004 was $156,000, $291,000 and $416,000. As of December 31, 2006 and 2005, Clark had accrued workers compensation claims of $78,000 and $189,000, respectively.

Other than with respect to health and workers compensation insurance, Clark has reserved no material claim amounts in its financial statements and Clark has experienced no material uninsured claims during the periods covered by its financial statements. Clark’s exposure to liability associated with accidents incurred by other third party capacity providers who transport freight on behalf of Clark is reduced by various factors including the extent to which they maintain their own insurance coverage. A material increase in the frequency or severity of accidents, cargo or workers’ compensation claims or the unfavorable development of existing claims could be expected to materially adversely affect Clark’s results of operations.

Discontinued Operations

Founded in 2001, Clark Worldwide Ltd., UK (CWT UK) was Clark’s UK-based print media distributor providing distribution services of newsstand magazines for UK-based printers and distributors. As a result of the failure to achieve freight volumes necessary to generate desired profitability levels in May 2007, Clark committed to a plan to discontinue its CWT UK operations. In June 2007, Clark entered into an agreement with Woodland International Transport Co. Ltd. to absorb Clark’s CWT UK operation into their facility near London’s Heathrow Airport. This move was completed in August 2007. These operations included all of Clark’s receiving, warehouse assembly and forwarding operations in the UK. In connection with this disposition, Clark transitioned its major customer account relations to Woodland. Woodland has hired many of Clark’s former employees and, during a transition period, they may use Clark’s IT platform and website. Clark’s international segment that is based in the United States will continue to handle the clearing and distribution of U.S.-bound freight that originates in the UK substantially as performed currently.

For the 2007 fiscal year, Clark management forecasted in its budget a net loss for CWT UK of $751,000. Additional expenses incurred related to the closing of the CWT UK operations include a $105,000 impairment charge in March 2007, $20,000 of severance expense in August 2007, $1.35 million to terminate Clark’s facility lease in August 2007, and $140,000 of other one-time expenses. As of September 1, 2007, Clark had fully exited its CWT UK operation with no continuing commitments or obligations.

Environmental

Clark, along with the third-party carriers that handle the physical transportation of its customers’ shipments, are subject to a variety of federal and state safety and environmental regulations. Historically, compliance with the regulations governing licensees in the areas in which Clark operates has not had a materially adverse effect on its operations or financial condition. However, there can be no assurance that such regulations or changes thereto will not adversely impact its operations going forward. Violation of these regulations could also subject it to fines as well as increased claims liability.

Legal Proceedings

Clark is subject to legal proceedings that arise in the ordinary course of its business and maintains liability insurance against certain risks arising out of the normal course of its business. Clark has accruals for certain legal exposures which total less than $10,000 at December 30, 2006 and December 31, 2005. It has no pending legal proceedings, including environmental litigation, other than ordinary routine litigation incidental to its business and which are subject to insurance coverage. In the opinion of management, the aggregate liability, if any, with respect to these actions will not materially adversely affect Clark’s financial position, results of operations or cash flows.

Government Regulation

Clark’s operations, as well as those of many of the third party transportation and other service providers used by Clark, are subject to federal, state and local laws and regulations in the Unites

States pertaining to their business, including those primarily related to safety and promulgated or administered by the DOT, TSA and OSHA.

Clark is subject to licensing and regulation as a transportation broker and freight forwarder and is licensed by the DOT to arrange for the transportation of property by motor vehicle. The DOT prescribes qualifications for acting in this capacity. Clark is subject to DOT regulations related to vehicular operating safety which regulate, among other things, driver’s hours of service and require it to maintain driver’s logs, driver’s information files and vehicle inspections reports, conduct scheduled preventative vehicle maintenance, perform random driver drug and alcohol tests, record and report motor vehicle accidents, and maintain current vehicle registrations. Under certain circumstances, Clark provides motor carrier transportation services that require registration with the DOT and compliance with certain economic regulations administered by the DOT, including a requirement to maintain insurance coverage in minimum prescribed amounts.

Clark is also subject to regulation by the Federal Maritime Commission as an ocean freight forwarder for which it maintains a separate bond and license. Clark Worldwide Transportation is registered with the TSA as an Indirect Air Carrier (IAC) and is subject to regulation by the DOT, Federal Aviation Administration and by the TSA. Clark operates within and according to such regulations which are intended to insure that the cargo presented to airlines for carriage is safe. Among other things, Clark is required to comply with security requirements, maintain the confidentiality of certain security information and procedures and designate and use a security coordinator.

Clark is also subject to a variety of federal and state safety and environmental regulations, including certain OSHA regulations. Clark is subject to various OSHA regulations that primarily deal with maintaining a safe work-place environment. OSHA regulations require Clark, among other things, to maintain documentation of work related injuries, illnesses and fatalities and files for recordable events, complete workers compensation loss reports and review the status of outstanding worker compensation claims, and complete certain annual filings and postings.

Although Congress enacted legislation in 1994 that substantially preempts the authority of states to exercise economic regulation of motor carriers and brokers of freight, some shipments for which Clark arranges transportation may be subject to licensing, registration or permit requirements in certain states. Clark generally relies on the carrier transporting the shipment to ensure compliance with these types of requirements.

Clark Compensation Discussion and Analysis

Clark’s chief executive officer, Mr. Charles Anderson Jr., represents its board of directors with respect to compensation matters for Clark’s executive officers. Mr. Anderson receives no compensation for his services to the company. Clark’s president, Mr. David Gillis negotiates compensation with each officer following guidelines provided by Mr. Anderson. Mr. Anderson’s primary areas of responsibility as chief executive officer are corporate policy and strategy. Mr. Anderson serves as the liaison between Clark’s management and its board of directors, providing guidance with respect to the company’s business objectives and growth initiatives. Mr. Gillis (Clark’s ‘‘principal executive officer’’ for reporting purposes under the federal securities laws) is responsible for other activities usually performed by chief executive officers.

Clark has employment agreements with David Gillis, president and chief operating officer, Stephen Spritzer, chief financial officer, Timothy R. Teagan, Vice-President, John Barry, Vice-President, and Charles Fischer, III, senior vice president of Clark Distribution Systems, Inc. The key elements of these employment agreements are base salary and cash bonuses. The base salaries are subject to annual increases approved by Clark’s president.

Mr. Gillis has agreed to terminate his contract at the closing of the transaction with GLAC. Also, our employment contracts with Messers. Teagan and Barry will be superseded with revised employment contracts with GLAC at closing.

Biographical information concerning Messrs. Gillis, Teagan, Barry and Spritzer is provided in this proxy statement under ‘‘The Director Election Proposal – Information About Nominees’’, ‘‘– Other

Executive Officers’’ and ‘‘– Special Advisors to the Board.’’ Mr. Anderson, will not serve as Clark’s chief executive officer or hold any other positions with Clark or GLAC following the closing of the transaction. Mr. Anderson, age 54, has served as the chief executive officer of Clark since 1998. He also serves as the chief executive officer of Anderson Media Corporation, one of the largest magazine, book and pre-recorded music distribution companies in the United States, a position he has held with Anderson Media and its predecessor, Anderson News Company, since 1994. Prior to becoming chief executive officer and president in 1994, Mr. Anderson served in various capacities with Anderson News after first joining that company in 1976. Mr. Anderson is the past chairman of the Country Music Association Board of Directors and is currently a member of the Board of Trustees of the University of Tennessee. Mr. Anderson holds a B.S. degree in business administration from the University of Tennessee.

Base Salary

Initial base salaries for executive officers are determined after review by Messrs. Anderson and Gillis of various factors, including individual experience, industry expertise and general industry comparables. Since 1998, base salaries for Messrs. Gillis, Teagan and Barry have increased annually by 2% to 3% other than in a few years when an individual was awarded a 5% to 9% increase based on increased contributions. Mr. Fisher was hired in 2006 and his initial base salary was negotiated based on the factors listed above. For 2007, Clark’s CEO reviewed Messrs. Teagan, Barry and Fischer’s 2006 salaries against Clark and individual performance and contributions as well as general economic factors. Each base salary was increased by 6%. Mr. Gillis’s base salary was reduced 23% in anticipation of a reduction in responsibilities prior to his retirement.

Cash Bonuses

Messrs. Gillis, Teagan, Barry and Fischer are participants in an incentive bonus pool. For the incentive to be paid, earnings before interest and taxes must exceed an annual threshold. For 2007, 2006 and 2005, the threshold was $5.5 million, $5.2 million and $5.0 million, respectively. Additionally for 2007, the threshold was net of expenses that related to the sale of Clark, which included such items as legal, accounting and auditing, and other professional expenses. The threshold is reset annually by Messrs. Anderson and Gillis and is generally increased by 4% to 6% annually. These thresholds were met in each of the three years ending December 31, 2007. The amount of the incentive bonus pool is determined annually and is generally equal to between 10% to 12% of net income in excess of $3.5 million. The pool is allocated to the executives based on percentages approved by Mr Anderson. For 2007, the pool was $263,000 and was allocated to Messrs. Gillis, Teagan, Barry and Fischer (26%, 32%, 24% and 18%, respectively). In addition, Mr. Gillis was paid an additional bonus of $17,950 based on an agreement between Mr. Gillis and the Board of Directors. For 2006, the pool was $465,000 and was allocated to Messrs. Gillis, Teagan, Barry and Fischer (33%, 29%, 21%, and 17%, respectively). For 2005, the pool was $480,000 and was allocated to Messrs. Gillis, Teagan, and Barry (37%, 32%, 23%, respectively).

Messrs. Gillis, Teagan, Barry and Fischer are also paid a cash bonus based on the achievement of objectives approved by Mr. Anderson. For the three years ended in December 31, 2006 and for fiscal 2007, the only objective was the achievement of their respective subsidiary’s budgeted income. These bonuses ranged from $0 to $30,000 annually for each individual. For 2007, Mr. Teagan was paid $30,000 (of a possible $30,000 award) for the achievement of CDS’s budgeted contribution before corporate overhead of $8.3 million. Mr. Barry was not paid a cash bonus in 2007. Mr. Gillis was paid $12,923 for the achievement of the aggregate budget of $8.9 million in net income excluding UK operating loss and shutdown costs, acquisition related expenses, other one-time expenses and management bonuses. Mr. Fischer was paid $17,500 for the achievement of HDS’ budgeted contribution before corporate overhead of $1.9 million. For 2007, Mr. Spritzer earned a discretionary bonus of $8,348 based on the achievement of certain personal objectives, related to the completion of an assessment of Clark’s reporting systems.

Perquisites and Other Personal Benefits

To remain competitive with other employers in the industry and to attract and retain talented executives, Clark provides its executive officers with health and welfare benefits and personal benefits

(including a car allowance) that Clark’s compensation committee believes are reasonable and consistent with Clark’s overall compensation objectives.

Clark does not maintain a defined benefit pension plan or retiree medical program that covers members of senior management. Retirement benefits to employees are currently provided principally through a tax-qualified profit sharing and 401(k) plan (the ‘‘Savings Plan’’), in which eligible salaried employees may participate, including senior management. Pursuant to the Savings Plan, employees may elect to reduce their current annual compensation by up to 50%, up to the statutorily prescribed limit of $15,500 in calendar year 2007, and have the amount of any reduction contributed to the Savings Plan. Clark matches 50% of each employee’s contributions to the Savings Plan, up to a maximum of 3% of the employee’s annual compensation. Clark’s Savings Plan is intended to qualify under sections 401(a) and 401(k) of the Internal Revenue Code, so that contributions by Clark or its employees to the Savings Plan and income earned on contributions are not taxable to employees until withdrawn from the Savings Plan and so that contributions will be deductible by Clark when made. Executives participate in the Savings Plan on the same basis as other employees.

Clark Summary Compensation Table for 2006

The following table sets forth certain information regarding the compensation for 2007, 2006 and 2005 of Clark’s principal executive officer, Clark’s former chief financial officer (who died on August 17, 2006), Clark’s current chief financial officer (who was hired effective February 27, 2007) and the next three highest paid executive officers of Clark (collectively, the ‘‘Named Executive Officers’’):

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus(1)	All Other Compensation(2)	Total
David Gillis,	2007	$185,173	$100,000	$73,574	$358,747
President and Chief Operating	2006	255,054	174,910	74,742	504,436
Officer of The Clark Group, Inc.	2005	304,490	196,396	21,459	522,345
(principal executive officer)
Anthony Simeo,	2007	$—	$—	$—	$—
Vice President and Chief	2006	87,499	-	2,307	89,806
Financial Officer of The Clark	2005	139,991	52,086	7,232	199,309
Group, Inc.(3)
Stephen M. Spritzer,	2007	$134,101	$8,348	$—	$142,449
Vice President, Chief Financial Officer	2006	—	—	—	—
and Chief Administrative Officer	2005	—	—	—	—
of The Clark Group, Inc.(3)
Timothy R. Teagan,	2007	$283,161	$113,218	$21,362	$417,742
Vice President of The Clark	2006	262,242	150,692	21,018	433,952
Group, Inc.; President, of Clark	2005	254,604	181,345	22,664	458,613
Distribution Systems, Inc.
John Barry,	2007	$212,380	$62,214	$29,600	$304,194
Vice President of The Clark	2006	200,000	119,906	29,557	347,263
Group, Inc.	2005	188,084	131,944	25,053	345,081
President of Clark Worldwide
Transportation, Inc.
Charles H. Fischer, III,	2007	$247,356	$66,234	$20,223	$333,813
Senior Vice President of Clark	2006	230,000	96,352	15,263	341,615
Distribution Systems, Inc.	2005	—	—	—	—

(1)	Attributable to the reported year, but paid in the subsequent year.
(2)	Unless otherwise indicated, amounts represent employer matching contributions and profit sharing contributions under Clark’s 401(k) plan and payment of lost 401(k) benefits due to IRS limitations.

(3)	Mr. Simeo served as a the chief financial officer of Clark prior to his death on August 17, 2006. Mr. Spritzer was employed by Clark in February 2007 and currently serves as its vice president, chief financial officer and chief administrative officer.

Option/SAR Grants in Last Fiscal Year

Clark does not issue options or stock appreciation rights. Therefore, no stock options were granted to the Named Executive Officers for the year ended December 31, 2007, and none of the Named Executive Officers held any options at year-end or exercised any options during 2007.

Executive Employment Arrangements

Clark has entered into an employment agreement, dated as of January 1, 1998, with David Gillis, Clark’s president and chief operating officer. The initial term of the employment agreement expired on January 5, 2003, with automatic renewal for successive one-year terms, unless sooner terminated by either party giving 180 days’ written notice prior to the end of the then current term. In addition, Clark may terminate the employment agreement at any time, with or without cause, by giving Mr. Gillis 30 days’ notice. Mr. Gillis may terminate the employment agreement at any time, with or without cause, by giving Clark 180 days’ notice.

Mr. Gillis’ initial base salary under his employment agreement was $250,000 (inclusive of an annual $7,500 automobile allowance), which is subject to annual increase as determined by Clark’s board of directors, and benefits as provided from time to time by Clark to its senior executives. In the event Clark (i) terminates the employment agreement without cause, (ii) materially diminishes Mr. Gillis’ duties, authority or responsibility, (iii) reduces Mr. Gillis’ compensation, or (iv) breaches the employment agreement, Mr. Gillis will be entitled to receive severance compensation equivalent to 18 months compensation at the rate Mr. Gillis is being compensated. During the term of the employment agreement and for a period of 18 months thereafter, Mr. Gillis is prohibited from directly or indirectly carrying on, engaging or having a financial interest in any business which is competes with business of Clark.

Clark also entered into employment agreements with each of Timothy R. Teagan and John Barry dated January 1, 1998, which contain terms substantially similar to Mr. Gillis’ employment agreement, other than the amount of base salary and the office held. Mr. Teagan’s initial base salary under his employment agreement was $200,330. Mr. Barry’s initial base salary under his employment agreement was $145,000. Each of Messrs. Teagan and Barry are also entitled to an annual $9,330 automobile allowance.

Clark has also entered into an employment agreement, dated as of November 18, 2005, with Charles H. Fischer, III, the senior vice president of Clark Distribution Systems, Inc. The current term of his employment agreement expires on December 31, 2010. Mr. Fischer’s base salary under his employment agreement was $230,000, subject to annual increase at Clark’s discretion. Mr. Fischer is also entitled to an annual performance bonus of up to $17,500 upon the achievement of certain annual performance goals, an annual incentive bonus as set by Clark, and an annual $10,000 car allowance. In the event Clark terminates the employment agreement without good cause, Mr. Fischer will be entitled to his base salary and auto allowance and life and health insurance and pension benefits through the end of the term of the agreement and a pro-rated performance bonus through the date of termination.

Clark has also entered into an employment agreement, dated as of February 27, 2007, with Stephen M. Spritzer, Clark’s vice president, chief financial officer and chief administrative officer. The initial term of his employment agreement expires on February 26, 2008, subject to automatic renewal for successive one-year terms unless Clark notifies Mr. Spritzer of its non-renewal on or before December 31 of the then current term or unless otherwise extended by Clark. Mr. Spritzer’s agreement has been renewed until February 26, 2009. Mr. Spritzer’s initial base salary under his employment agreement is $136,000 and is subject to annual increase at Clark’s discretion. Mr. Spritzer is also entitled to a annual performance bonus of up to $11,000 upon the achievement of certain annual performance goals. If Mr. Spritzer’s job duties are materially changed, both Mr. Spritzer’s base salary and bonus will be reviewed promptly in light of such change in duties. Mr. Spritzer’s base salary was increased to $175,000 effective July 1, 2007, but his bonus plan has not been modified. In the event Clark terminates Mr. Spritzer’s employment agreement without cause, Mr. Spritzer will be entitled to receive his then current base salary and life and health insurance and pension benefits for a one year period and a pro-rated performance bonus through the date of termination. Pursuant to the terms of the employment agreement, an employment relocation of more than 20 miles from his current employment location or a significant reduction or alteration of his is duties is also deemed to constitute a termination of Mr. Spritzer’s employment agreement by Clark without cause.

On May 18, 2007, in connection with the execution of the purchase agreement, Messrs. Teagan and Barry entered into employment agreements with Clark pursuant to which Mr. Teagan will be employed as Clark’s President and Chief Executive Officer and Mr. Barry will be employed by CWT as its President and Chief Operating Officer following the consummation of the acquisition. These agreements will replace their existing employment agreements with Clark. In addition, Mr. Gillis’ existing employment agreement will be terminated at the closing as he will serve as a special advisor to GLAC’s board of directors following the completion of the acquisition. See the section entitled ‘‘The Director Election Proposal – Other Executives’’.

CLARK’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The information contained in this section has been derived from Clark’s consolidated financial statements and should be read together with Clark’s consolidated financial statements and related notes included elsewhere in this proxy statement. Some of the forward-looking statements can be identified by the use of forward-looking terms such as ‘‘believes,’’ ‘‘expects,’’ ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘could,’’ ‘‘seek,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘estimates,’’ ‘‘anticipates’’ or other comparable terms. Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. The risks and uncertainties discussed in ‘‘Risk Factors’’ should be considered in evaluating Clark’s forward-looking statements. Clark has no plans to update its forward-looking statements to reflect events or circumstances after the date of this proxy statement. Clark cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made.

The following discussion is intended to assist in the understanding assessment of significant changes and trends related to the results of operations and financial condition of Clark, together with its consolidated subsidiaries. This discussion and analysis should be read in conjunction with the Clark’s Consolidated Financial Statements and Notes thereto included herein.

Executive Summary

Clark is a niche provider of non-asset based transportation and logistics services to the print media industry throughout the United States and between the United States and other countries. Clark operates through a network of operating centers where it consolidates mass market consumer publications so that the publications can be transported in larger, more efficient quantities to common destination points. Clark refers to each common destination point’s aggregated publications as a ‘‘pool’’. By building these pools, Clark offers cost effective transportation and logistics services for time sensitive publications.

Clark generates revenues by arranging for the movement of its customers’ freight in trailers and containers. Generally, Clark bills its customers based on pricing that is variable based upon the amount tonnage tendered, frequency of recurring shipments, origination, destination, product density and carrier rates. Clark’s specified rates are subject to weight variation, fuel surcharge, and timely availability of the customer’s product. Clark provides ancillary services such as warehousing and other services (e.g. product labeling). As part of its bundled service offering, Clark tracks shipments in transit and handles claims for freight loss or damage on behalf of its customers. Because Clark owns relatively little transportation equipment, it relies on independent transportation carriers.

Clark is a principal and not a broker of transportation services. By accepting the customer’s order, it accepts certain responsibilities for transportation of the shipment from origin to destination. Clark selects carriers based upon myriad factors that include service reliability and pricing. Carrier pricing is typically from a prenegotiated tariff rate table. The carrier’s contract is with Clark, not its customer, and Clark is responsible for payment of carrier charges. In the cases where Clark has agreed to pay for claims for damage to domestic freight while in transit, when appropriate Clark will pursue reimbursement from the carrier for the claims.

Clark operates as a niche service provider. Its publisher and printer customer relationships are long standing. Many domestic customers have Clark handle a substantial portion of their freight transportation to single copy magazine wholesalers. Clark’s principal competitors are the in-house transportation and logistics capabilities of the larger printers.
Clark’s core business involves the shipment of mass market consumer magazines. Its business is impacted by the specifics of its underlying publications (including the number of copies shipped and the pages per copy which vary with advertising), the mix of publication frequency (e.g. weekly, monthly, annual), the number of destination points, and the service levels requested by its customer publishers and printers. Over the last three years, Clark’s domestic business has been favorably impacted by the publications that have relatively lower cover prices and by the launch of new weekly publications. Except for special editions publications (e.g. Princess Di’s death), distribution of mass market consumer magazines is fairly consistent and predictable. Mass market magazines generally do not experience material swings in volume in the aggregate. Clark’s business has been also favorably impacted by the large number of publications offered for sale by mass market retailers. Generally, demand for Clark’s services increases with fragmentation and it is able to charge higher fees per hundredweight for smaller quantity publications or tonnage going to a destination point. Management expects its future freight pools, demand for services and pricing to remain fairly consistent with its past experience.

Gross revenues have increased over the last several years. The ratio of income from continuing operations to gross revenues has also increased. The ratio of freight expenses to gross revenues has increased, reducing Clark’s margin. Fuel increases have contributed to the margin decline because as surcharges are passed along in the form of higher billing rates, revenues increase without a corresponding change to gross profit. The decline in margin also reflects a shift in the customer mix towards the company’s largest customers where it has lower margins. Clark has enjoyed productivity gains in its selling, operating and administrative expenses as it held these expenses to a nominal increase. Clark’s top 10 domestic customers’ revenue represents approximately 66% of its 2006 revenue.

Clark uses various performance indicators to manage its business. Clark closely monitors margin and gains and losses for its top 20 customers and loads with negative margins. Clark also evaluate on-time performance, costs per load by location and weekly revenue by location. Vendor cost changes and vendor service issues are also monitored closely.

Critical Accounting Policies And Use Of Estimates

The consolidated financial statements include the accounts of Clark and its subsidiaries. All significant intra and inter-company transactions have been eliminated in consolidation. Clark is a holding company with three wholly-owned subsidiaries in three key operating segments, Clark Distribution Systems, Inc., Clark Worldwide Transportation, Inc. and Highway Distribution Systems, Inc. Clark’s operations based in the United Kingdom are included under Clark Worldwide, Ltd., which is classified as discontinued.

The preparation of financial statements in conformity with accounting principles generally accepted in the U.S., requires management to make estimates and assumptions. In certain circumstances, those estimates and assumptions can affect amounts reported in the accompanying consolidated financial statements and related footnotes. In preparing Clark’s financial statements, management made its best estimates and judgments of certain amounts included in the financial statements, giving due consideration to materiality. However, application of these accounting policies involves the exercise of judgment and use of assumptions as to future uncertainties and, as a result, actual results could differ from these estimates. Clark does not believe there is a great likelihood that materially different amounts would be reported related to the accounting policies described below. Historically, revisions to estimates have not been material to its financial statements, and Clark does not expect material revisions in the future. The more significant adjustments have been found in Clark’s more judgmental areas of accounting relating to allowances. These allowances include estimating future customer collection issues based on historical trends, estimating future cargo loss claims based on incurred losses, and estimating future development of incurred workers compensation claims based on existing medical conditions and payments. Note 1 of the ‘‘Notes to Consolidated Financial Statements’’ includes a summary of the significant accounting policies and methods used in the preparation of Clark’s consolidated financial statements. The following is a brief discussion of the more significant accounting policies and estimates.

Revenue Recognition.    Gross revenues consist of the total dollar value of goods and services purchased from Clark by its customers. Emerging Issues Task Force (EITF) Issue No. 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent, establishes the criteria for recognizing revenues on a gross or net basis. All transactions are recorded at the gross amount Clark charges its customers for the service. In these transactions, Clark is the primary obligor, Clark is a principal to the transaction, Clark has all the credit risk, Clark maintains substantially all risks and rewards, Clark has discretion to select the supplier, and Clark has latitude in pricing decisions. Clark has no material revenues relating to activities where these factors are not present. Clark also recognizes revenue in accordance with method 5 of Emerging Issues Task Force (EITF) Issue No. 91-9, Revenue and

Expense Recognition for Freight Services in Process. Accordingly, gross revenue and freight consolidation costs for domestic ground freight, international air and ocean freight forwarding services are recognized based upon the relative transit time in each reporting period with expense recognized as incurred. Clark computes relative transit time by considering the mode of transportation and the destination. Clark’s domestic ground freight times are highly predictable and are based on historical delivery times. Clark estimates its international air and ocean freight transit times based on published third party carrier arrival schedules. In accordance with EITF No. 91-9, Clark deferred revenue of $730,518 and $710,120 at December 30, 2006 and December 31, 2005, respectively for freight services in transit. At September 29, 2007 and September 30, 2006, revenue of $929,201 and $963,106 was deferred in association with freight services in transit. Clark also deferred the associated freight expense of $420,417 and $399,416 for the years ended December 30, 2006 and December 31, 2005, respectively for freight services in transit. At September 29, 2007 and September 30, 2006 freight expense of $557,618 and $575,611 was deferred in association with freight services in transit.

Gross profits are gross revenues less freight expense.

Freight Expense.    Freight expense consists of purchased transportation and expenses associated with operated fleet. The operating fleet expenses include equipment rents and leases, maintenance, fuel and driver personnel expenses. Clark estimates the cost of each week’s transportation pool based on the specifics of its weight, load factors and destination points. These estimates are used to substantiate vendor invoices that are processed for payment, as well as Clark’s accruals for purchased transportation for shipments in process at accounting cutoffs. Freight expense of $3,907,242 and $3,687,752 was accrued at each of the years ended December 30, 2006 and December 31, 2005, respectively, for freight costs incurred but not yet invoiced by the service provider. At September 29, 2007 and September 30, 2006, $3,203,879 and $4,481,773 of freight expense was accrued for freight costs incurred but not yet invoiced by the service provider.

Allowance for Uncollectible Trade Accounts Receivable.    In the normal course of business, Clark extends credit to customers after a review of each customer’s credit history. An allowance for uncollectible trade accounts has been established through an analysis of the accounts receivable aging, an assessment of collectibility based on historical trends and an evaluation of the current economic conditions. The allowance is reported on the balance sheet in net accounts receivable. Actual collections of accounts receivable could differ from management’s estimates due to change in future economic, industry or customer financial conditions. Recoveries of receivables previously charged off are recorded when received. Clark recorded provison for bad debts of $44,275, $83,990 and $36,474 for each of the years ended December 20, 2006, December 31, 2005 and January 1, 2005. Provision for bad debts of $9,734 and $57,648 was recorded for the 39 week periods ended September 29, 2007 and September 30, 2006.

Valuation of Goodwill, Intangibles And Other Long-Lived Assets.    Clark accounts for goodwill, intangibles and other long-lived assets in accordance with SFAS No. 142, Goodwill and Intangible Assets, and SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

Clark reviews goodwill and other long-lived intangibles for impairment on an annual basis or whenever events or changes in circumstances indicate the carrying amount of goodwill or other long-lived intangibles may not be recoverable. Clark measures for potential goodwill impairment using a discounted cash flow model to determine the estimated fair value of the company as a whole, which management considers a single reporting unit. The discounted cash flow model contains significant assumptions and estimates about discount rates, future operating results and terminal values that could materially affect Clark’s operating results or financial position if they were to change significantly in the future. Clark performs its goodwill impairment test annually and whenever events or changes in facts or circumstances indicate that impairment may exist. Actual cash flows from operations could differ from management’s estimates due to changes in business conditions, operating performance and economic conditions. Should estimates differ materially from actual results, Clark may be required to record impairment charges in the future. Annual testing performed during the years ended December 30, 2006, December 31, 2005 and January 1, 2005 for impairment of the carrying values of goodwill and other long-lived assets revealed no impairment.

In accordance with SFAS No. 144, when events, circumstances or operating results indicate that the carrying values of certain long-lived assets and related identifiable intangible assets (excluding goodwill) that are expected to be held and used might be impaired, Clark prepares projections of the undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the projections indicate that the recorded amounts are not expected to be recoverable, such amounts are reduced to estimated fair value. Fair value may be estimated based upon internal evaluations that include quantitative analysis of revenues and cash flows, reviews of recent sales of similar assets and independent appraisals.

Accounts Payable & Accrued Expenses.    Clark’s largest accruals relate to payroll and freight expense. Wages and bonuses are accrued when the payroll are processed after an accounting cutoff. Freight expense is accrued for any transportation pool costs that have been incurred as of an accounting cutoff, but have not been invoiced and included in accounts payable.

Workers Compensation.    In the ordinary course of operations, employees may be injured and file a claim for workers compensation. Clark expenses each month a provision for claims based upon an estimated loss rate and its estimated annual payroll. All workers compensation claims are reported to Clark’s third party administrator. Based upon its review of open claims, management adjusts the balance sheet accrual to equal its estimate of incurred losses, including an estimate for incurred and not reported claims (IBNR). IBNR includes future development of incurred losses. As of December 30, 2006 and December 31, 2005, Clark had balance sheet accruals related to workers compensation claims of $77,685 and $188,595, respectively. Provision for worker’s compensation claims included in the statement of income for the years ended December 30, 2006, December 31, 2005 and January 1, 2005 was $155,904, $290,887 and $415,728, respectively.

Discontinued Operations and Restructuring.    In May 2007, Clark commenced a plan to discontinue its United Kingdom operation and entered into a definitive agreement in June 2007 with Woodland International Transport Co., Ltd. to absorb the UK operations. In June 2007, Clark impaired $0.1 million of property and equity and recognized an expense. Clark paid severance in August 2007 of $0.02 million. In August 2007, Clark paid $1.35 million to terminate its facility lease, and accrued $0.14 million of expenses incidental to the discontinued operations (e.g. commissions and additional impairment). As of September 1, 2007, Clark had fully exited its UK based operations with no continuing commitments or obligations.

In connection with the transaction, Clark’s stockholders have agreed to reimburse GLAC for all the costs related to exiting and disposing of the UK activities, incurred subsequent to closing.

Income Taxes.    Clark has elected to file its Federal income tax return as an ‘‘S’’ corporation. Any income or loss for federal income tax purposes is passed through to its stockholders. Clark has elected to file as a ‘‘C’’ corporation in certain states. The attendant state income tax expense is reflected on the income statement.

Uncertain Tax Positions.    As an ‘‘S’’ corporation, exposure as to any Federal tax liability for the period since the 1998 ‘‘S’’ corporation election through the closing of the GLAC transaction resides with the selling stockholders.

Benefit Plans.    Clark maintains a 401k defined contribution plan (see Note 7 to Consolidated Financial Statements). There are no defined benefit retirement or post retirement benefit plans. There are no stock arrangement plans with any employee.

New Accounting Pronouncements.    In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109 (‘‘FIN 48’’). This Interpretation clarifies the accounting for uncertainty in income taxes recognized in the financial statements, and requires companies to use a more-likely-than-not recognition threshold based on the technical merits of the tax position taken. Tax positions that meet the more-likely-than-not recognition threshold should be measured in order to determine the tax benefit to be recognized in the financial statements. FIN 48 is effective in fiscal years beginning after December 15, 2006. Management is currently evaluating the impact that the adoption of FIN 48 will have on Clark’s financial position and results of operations. Clark is required to adopt the provisions of FIN 48 effective for the year ending December 2007.

On September 15, 2006, the FASB issued, SFAS No. 157, Fair Value Measurements. The standard provides guidance for using fair value to measure assets and liabilities and applies whenever other standards require (or permit) assets or liabilities to be measured at fair value. The standard does not expand the use of fair value in any new circumstances. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. Management is in the process of evaluating the impact of this new standard on Clark’s financial position and results of operations.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. This new standard provides companies with an option to report selected financial assets and liabilities at fair value. Generally accepted accounting principles have required different measurement attributes for different assets and liabilities that can create artificial volatility in earnings. The FASB believes that SFAS No. 159 helps to mitigate this type of accounting-induced volatility by enabling companies to report related assets and liabilities at fair value, which would likely reduce the need for companies to comply with detailed rules for hedge accounting. SFAS No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. The new Statement does not eliminate disclosure requirements included in other accounting standards, including requirements for disclosures about fair value measurements included in SFAS No. 157 and No. 107. This Statement is effective beginning January 1, 2008 for Clark, with early adoption permitted under certain circumstances. Management is currently evaluating the impact that adoption of SFAS No. 159 will have on Clark’s financial position and results of operations.

Results of Operations

Clark utilizes a 52–53 week fiscal year ending on the Saturday closest to December 31. The years ended December 30, 2006, December 31, 2005 and January 1, 2005 each included 52 weeks. The first two quarters in 2007 were 13 weeks each.

2006 Compared To 2005

Revenues.    The following table summarizes Clark’s revenue by service line (dollars in thousands) for the fiscal years ended 2006 and 2005:

	Year Ended
	December 30, 2006	December 31, 2005	% Change
Domestic	$61,706	$57,711	6.9%
International	14,897	15,671	(4.9)%
Gross Revenue	$76,603	$73,382	4.4%

The following table includes certain items in the consolidated statements of income as a percentage of revenue for the fiscal years ended 2006 and 2005:

	Year Ended
	December 30, 2006	December 31, 2005
Gross Revenues	100.0%	100.0%
Freight Expense	62.6%	60.4%
Gross Profit	37.4%	39.6%
Selling, Operating and Administrative Expenses	27.5%	28.5%
Income from Continuing Operations	9.9%	11.1%

Gross revenues from continuing operations for fiscal year 2006 were $76.6 million, a 4.4% increase over $73.4 million in 2005. Domestic gross revenues were $61.7 million, an increase of 6.9% as compared to the previous year. Domestic tonnage in 2006 increased by 3.2% against tonnage in 2005. The increase in tonnage is due to the opening of distribution centers in both Amarillo and Dallas. Both circulation copies and advertising pages were flat in 2006 compared to 2005. Higher rates for weekly and special event magazines resulted in an increase in domestic pool distribution revenue of 4.4% to $7.85 per hundredweight (‘‘cwt’’) in 2006 compared to $7.52 per cwt in 2005. International gross revenues decreased 5.0% to $14.9 million in 2006 as compared to 2005. International gross revenues decreased primarily due to a reduction in tonnage of 9.1% in 2006 compared to 2005, along with fluctuations in airline surcharges, which are passed through to customers. The loss of an international retail customer in 2005 caused a large portion of the reduction in tonnage shipped from the U.S. to Australia-New Zealand, which suffered a 23.8% decline as compared to 2005. Tonnage from the U.S. to the Philippines in current period declined by 16.9% as existing customers reduced their purchases while tonnage to all other destinations in Asia from the U.S. increased 2.8% as customers increased their purchases. Tonnage to Central and South America, including Mexico, declined by 3.1%, and to the United Kingdom and Continental Europe by 1.6% as existing customers limited their purchases of product from the U.S.

Gross Profit.    The following table summarizes gross margin (dollars in thousands) for the fiscal years ended 2006 and 2005:

	Year Ended		Year Ended		Change
	December 30, 2006		December 31, 2005		Dollar	Percentage
Gross revenue domestic	$61,706	100.0%	$57,711	100.0%	$3,995	6.9%
Purchased transportation	29,657	48.1%	25,657	44.5%	3,999	15.6%
Other transportation expense
Personnel and related	4,029	6.5%	3,930	6.8%	98	2.5%
Insurance	385	0.6%	381	0.7%	3	0.8%
Tractor rentals and maintenance	2,463	4.0%	2,450	4.2%	13	0.5%
Fuel	2,893	4.7%	2,895	5.0%	(2)	(0.1)%
Travel expense	282	0.5%	241	0.4%	42	17.3%
Other	242	0.4%	123	0.2%	119	97.2%
Total freight expense domestic	39,951	64.7%	35,678	61.8%	4,273	12.0%
Gross profit domestic	21,755	35.3%	22,033	38.2%	(278)	(1.3)%
Gross revenue international	14,897	100.0%	15,671	100.0%	(774)	(4.9)%
Freight expense	8,028	53.9%	8,654	55.2%	(626)	(7.2)%
Gross profit international	6,869	46.1%	7,017	44.8%	(148)	(2.1)%
Total revenue	$76,603	100.0%	$73,382	100.0%	$3,221	4.4%
Total gross profit	$28,624	37.4%	$29,050	39.6%	$(426)	(1.5)%

Gross profit for fiscal year 2006 was $28.6 million, a 1.5% decrease from $29.1 million in 2005. Domestic gross profit was $21.8 million, a 1.3% decrease from $22.0 million in 2005. International gross profit remained relatively flat at $6.9 million in 2006 compared to $7.0 million in the previous period. Gross margin was 37.4% in 2006 compared to 39.6% in 2005, which was solely the result of a decrease in domestic gross margin of 35.3% compared to 38.2% in 2005. The decline in domestic gross margin was the result of higher fuel surcharges. Revenues and freight expense includes increased fuel costs and related surcharges. Because Clark ‘‘passes along’’ fuel surcharges to its customers, fuel surcharges do not adversely affect Clark’s gross profit. Increased fuel surcharges, however, depress its gross margins (rates that expresses gross profit as a percentage to gross revenues) as revenues increase without a corresponding increase to gross profit. Clark believes that fuel costs will continue to be volatile in the future, and Clark will continue passing the effects of fuel cost volatility to its customers. Purchased transportation costs particularly in the Midwest were impacted by short supply of equipment and the ability of the trailer load carriers to increase rates short term. The shortage of intermodal equipment in the Midwest for west coast shipments was more severe during the peak shipping periods in the fourth quarter of 2006. Clark is unable to quantify the increased costs associated with the Midwest freight lanes and the shortage of intermodal equipment. International gross margin increased to 46.1% in 2006 from 44.8% in 2005 as a result of variations in the mix of ocean and airfreight forwarding.

Selling, Operating and Administrative Expenses.    The following table summarizes selling, operating and administrative expenses for the fiscal years ended 2006 and 2005 (dollars in thousands).

	TOTAL Dec 30, 2006	TOTAL Dec 31, 2005	DOMESTIC Dec 30, 2006	DOMESTIC Dec 31, 2005	INTERN’L Dec 30, 2006	INTERN’L Dec 31, 2005
Operating Costs
Salaries and wages	$12,751	$12,265	$9,886	$9,393	$2,865	$2,872
Group insurance	1,071	1,148	780	807	291	342
Profit sharing	210	205	151	154	59	50
Workers compensation	156	291	132	282	24	9
Total personnel expense	14,188	13,909	10,949	10,636	3,239	3,273
Packaging, office, computer supplies	1,066	1,045	685	692	381	353
Occupancy expenses	2,481	2,352	1,779	1,661	701	691
Insurance	71	130	50	94	20	37
Cargo loss & damage	26	54	18	44	8	9
Other OSGA(1)	2,844	3,043	1,874	1,794	971	1,249
Depreciation	382	359	276	269	106	90
Total other OSGA	6,870	6,983	4,682	4,554	2,187	2,429
	$21,058	$20,892	$15,631	$15,190	$5,426	$5,702
Personnel expense to gross revenue	18.5%	19.0%	17.7%	18.4%	21.7%	20.9%
All other OSGA to gross revenue	9.0%	9.5%	7.6%	7.9%	14.7%	15.5%
Total OSGA to gross revenue	27.5%	28.5%	25.3%	26.3%	36.4%	36.4%

(1)	Other OSGA consists of repairs and maintenance, travel expenses, dues and subscriptions, warehouse equipment rentals, licenses, legal and professional fees.

Selling, operating and administrative expense for the year ended December 30, 2006 increased 0.8% to $21.1 million as compared to $20.9 million in 2005. This increase was the result of a $0.3 million increase in personnel expense. As a percentage of gross revenues, selling, operating and administrative expense increased to 27.5% compared to 28.5% in 2005.

Segmented Selling, Operating and Administrative Expenses.    Domestic selling, operating and administrative expense in 2006 was $15.6 million, a $0.4 million increase over $15.2 million in 2005. This increase was primarily driven by additional costs associated with the opening of two new distribution centers in Amarillo, Texas and Dallas, Texas and by the addition of one executive staff. These increases were only partially mitigated by line labor cost reductions at existing distribution centers as productivity gains were realized. International selling, operating and administrative declined by $0.3 million as a result of a decline in temporary agency labor expense as a result of the 7.1% reduction in tonnage, along with travel related costs included in ‘‘Other’’.

Personnel Expense.    Personnel expense increased 2.0% to $14.2 million in 2006 from $13.9 million in 2005. As a percentage of gross revenue, personnel expenses declined to 18.5% in 2006 from 19.0% in 2005. The $0.3 million overall increase in personnel expenses reflects $0.5 million increase in salaries and wages offset by a $0.2 million decline in other employee related expenses such as group insurance and worker compensation. This increase in salaries and wages was due to an increase in executive, sales and operating management personnel in the domestic business units. Personnel expense in the international business were unchanged as reduced labor costs due to the reduction in tonnage offset the increased costs of filling two management positions in 2006.

Other Selling, Operating and Administrative Expense.    Other selling, operating and administrative expense declined 1.6% to $6.9 million in 2006 from $7.0 million the previous year. Reduced insurance,

cargo loss and damage, and other operating, selling and administrative expenses were primarily offset by an increase in occupancy expenses, packaging office and computer supplies, and depreciation expenses.

Income From Continuing Operations.    Income from continuing operations was $7.6 million for 2006, a 7.2% decrease from $8.2 million in 2005. This decrease was due to an $0.4 million decrease in gross profit and a $0.2 million increase in selling, operating and administrative expenses. Income from continuing operations as a percentage of gross revenue was 9.9% in 2006 compared to 11.1% in 2005.

Provision For Income Taxes.    Clark has elected to file its Federal income tax return as an ‘‘S’’ corporation. Any income or loss for federal income tax purposes is passed through to its stockholders. Clark has elected to file as a ‘‘C’’ corporation in certain states. The attendant state income tax expense is reflected on the income statement.

Loss from Discontinued Operations.    Loss from discontinued UK operations was $0.44 million for 2006 and $0.36 million for 2005.

Net Income.    Net income was $7.0 million for 2006, a $0.6 million decrease from $7.6 million for 2005.

2005 Compared To 2004

Revenues.    The following table summarizes Clark’s revenue by service line (dollars in thousands) for the fiscal years ended 2005 and 2004:

	Year Ended
	December 31, 2005	January 1, 2005	% Change
Domestic	$57,711	$49,273	17.1%
International	15,671	14,170	(10.6)%
Gross Revenue	$73,382	$63,443	15.7%

The following table includes certain items in the consolidated statements of income as a percentage of revenue for the fiscal years ended 2005 and 2004:

	Year Ended
	December 31, 2005	January 1, 2005
Gross revenues	100.0%	100.0%
Freight expense	60.4%	57.3%
Gross profit	39.6%	42.7%
Selling, operating and administrative expenses	28.5%	33.7%
Income from continuing operations	11.1%	9.0%

Gross revenues for fiscal year 2005 were $73.4 million, a 15.7% increase over $63.4 million in 2004. Domestic gross revenues increased 17.1% to $57.7 million and international gross revenues increased 10.6% to $15.7 million. The increase in domestic gross revenues resulted from an increase in tonnage as Clark continued to increase business with existing customers and grow its value-added services in the field of the distribution of ‘‘weekly’’ magazines, including the launch of two weekly titles. Domestic tonnage increased in 2005 by 7.4%. The revenue per pool distribution weight in 2005 increased to $7.52 per cwt. from $6.99 per cwt. in 2004. Weekly publications require more intensive distribution management. Their extensive and expedited service requirements due to narrow distribution time frames from the print date, along with product being delivered to more points, produce higher revenues than do monthly magazines of the equal weight which make up the bulk of the domestic distribution pools.

International gross revenues increased by $1.5 million as tonnage increased by 4.8%. Tonnage increased to Australia-New Zealand by 16.7%, to the Philippines by 30.9%, to all other destinations in Asia by 1.9%, to Central and South America, including Mexico, by 8.3% as existing customers increased their product orders from the U.S. Tonnage from the U.S. decreased by 0.7% to the United Kingdom and Continental Europe.

Gross Profit.    The following table summarizes gross margin (dollars in thousands) for the fiscal years ended 2005 and 2004:

	Year Ended December 31, 2005		Year Ended January 1, 2005		Change
					Dollar	Percentage
Gross revenue domestic	$57,711	100.0%	$49,273	100.0%	$8,438	17.1%
Purchased transportation	25,657	44.5%	22,730	46.1%	2,928	12.9%
Other transportation expense
Personnel and related	3,930	6.8%	2,349	4.8%	1,581	67.3%
Insurance	381	0.7%	186	0.4%	195	105.1%
Tractor rentals and maintenance	2,450	4.2%	1,688	3.4%	762	45.1%
Fuel	2,895	5.0%	1,352	2.7%	1,542	114.1%
Travel expense	241	0.4%	135	0.3%	106	78.6%
Other	123	0.2%	84	0.2%	39	47.0%
Total freight expense domestic	35,678	61.8%	28,524	57.9%	7,154	25.1%
Gross profit domestic	22,033	38.2%	20,749	42.1%	1,284	6.2%
Gross revenue international	15,671	100.0%	14,170	100.0%	1,501	10.6%
Freight expense	8,654	55.2%	7,804	55.1%	850	10.9%
Gross profit international	7,017	44.8%	6,366	44.9%	651	10.2%
Total revenue	$73,382	100.0%	$63,443	100.0%	$9,939	15.7%
Total gross profit	$29,050	39.6%	$27,115	42.7%	$1,935	7.1%

Gross profits for fiscal year 2005 were $29.1 million, a 7.1% increase over $27.1 million in 2004. Domestic gross profits increased 6.2% to $22.0 million and international gross profits increased 10.2% to $7.0 million on increased tonnage. The increase in purchased transportation is the result of the additional tonnage transported in conjunction with the growth in revenue. This additional tonnage created economic efficiencies resulting in a 1.6% (160 basis point) margin improvement, with purchased transportation as a percentage of revenue declining from 46.1% in 2004 to 44.5% in 2005. The $4.2 million increase in other transportation expense was the result of management’s decision to increase internal transportation resources in order to become less reliant on external carriers for the transportation of the more time sensitive deliveries of weekly magazines. Revenues and freight expense includes increased fuel costs and related surcharges. Because Clark ‘‘passes along’’ fuel surcharges to its customers, fuel surcharge do not adversely affect Clark’s gross profit. Increased fuel surcharges, however, depress Clark’s gross margins (rates that express gross profit as a percentage to gross revenues) as revenues increase without a corresponding increase to gross profit. International gross profits increased 10.2% or $0.7 million over 2004. The $1.5 million increase in 2005 revenue was handled with virtually the same percentage of freight costs. 2005 gross margin was 44.8% compared to 44.9% in 2004. Internationally increased fuel surcharges during 2005 did not materially affect gross margin. Overall the combined domestic and international gross margin declined from 42.7% in 2004 to 39.6% in 2005, and was entirely attributable to the decline in the domestic gross margins.

Selling, Operating and Administrative Expenses.    The following table summarizes selling, operating and administrative expenses for the fiscal years ended 2005 and 2004 (dollars in thousands).

	TOTAL Dec 31, 2005	TOTAL Jan 1, 2005	DOMESTIC Dec 31, 2005	DOMESTIC Jan 1, 2005	INTERN’L Dec 31, 2005	INTERN’L Jan 1, 2005
Operating Costs
Salaries and wages	$12,265	$12,438	$9,393	$9,394	$2,872	$3,045
Group insurance	1,149	1,200	807	845	342	354
Profit sharing	205	200	154	146	50	54
Workers compensation	291	416	282	376	9	40
Total personnel expense	13,909	14,254	10,636	10,761	3,273	3,493
Packaging, office, computer supplies	1,045	1,014	692	654	353	359
Occupancy expenses	2,352	2,277	1,661	1,515	691	761
Insurance	131	187	94	149	37	39
Cargo loss & damage	54	(63)	45	(112)	9	50
Other OSGA(1)	3,043	3,271	1,794	1,947	1,249	1,324
Depreciation	359	472	269	382	90	90
Total Other OSGA	6,984	7,158	4,554	4,535	2,429	2,623
	$20,893	$21,412	$15,190	$15,296	$5,702	$6,116
Personnel expense to gross revenue	19.0%	22.5%	18.4%	21.8%	20.9%	24.6%
All other OSGA to gross revenue	9.5%	11.3%	7.9%	9.2%	15.5%	18.5%
Total OSGA to gross revenue	28.5%	33.8%	26.3%	31.0%	36.4%	43.2%

(1)	Other OSGA consists of repairs and maintenance, travel expenses, dues and subscriptions, warehouse equipment rentals, licenses, legal and professional fees.

Selling, operating and administrative expenses for the year ended December 31, 2005 were $20.9 million, a 2.4% decrease from $21.4 million in 2004, which can be attributed to both a reduction in personnel and other selling, general and administrative expenses. As a percentage of gross revenue, selling, operational and administrative expenses decreased to 28.5% in 2005 from 33.8% in 2004 primarily due to two management positions remaining vacant during 2005.

Segmented Selling, Operating and Administrative Expenses.    Domestic selling, operating and administrative expenses in 2005 were $15.2 million, a 0.7% decrease from $15.3 million in 2004. This slight reduction was the combined result of lower personnel expenses due to several vacancies in management positions during 2005 being partially offset by an increase in direct labor costs in the domestic distribution centers to handle higher business levels. International selling, operating and administrative expense decreased 6.8% from $6.1 million in 2004 to $5.7 million in 2005. The decrease in international selling, operating and administrative expenses in 2005 was due a conscious effort by management to reduce expenses in all categories, and the vacancies of two management positions during a substantial part of 2005.

Personnel Expense.    Personnel expense decreased 2.4% to 13.9 million in 2005 from $14.3 million the previous year. Personnel expenses as a percentage of gross revenue decreased to 19.0% in 2005 from 22.5% in 2004 as additional tonnage was processed domestically creating higher productivity levels at the distribution centers. Personnel expenses were reduced internationally at its distribution facilities and as a result of management vacancies for the entire twelve months of 2005 compared to only five months in 2004.

Other Selling, Operating and Administrative Expense.    Other selling, operating and administrative expense decreased 2.4% to $7.0 million from $7.2 million in 2004. This reduction was the result of lower travel expense and temporary agency labor included in ‘‘other’’.

Income From Continuing Operations.    Income from continuing operations was $8.2 million in 2005, an increase of 43.0% over $5.7 million in 2004. This increase was primarily driven by a $1.9 million increase in gross profit and a $0.5 million decline in selling, operating and administrative expenses. Income from operations as a percentage of gross revenue was 11.1% in 2005 compared to 9.9% in 2004.

Provision For Income Taxes.    Clark has elected to file its Federal income tax return as an ‘‘S’’ corporation. Any income or loss for federal income tax purposes is passed through to its stockholders. Clark has elected to file as a ‘‘C’’ corporation in certain states. The attendant state income tax expense is reflected on the income statement.

Loss from Discontinued Operations.    Loss from discontinued UK operations was $0.36 million for 2005 and $0.45 million for 2004.

Net Income.    Net income was $7.6 million for 2005 and $5.0 million for 2004.

39 Weeks Ended September 29, 2007 Compared to 39 Weeks Ended September 30, 2006

In connection with the execution of the GLAC purchase agreement, Clark committed to a plan to discontinue its operations located in the United Kingdom. Operations were discontinued on August 19, 2007 and premises were vacated on August 31, 2007. Operations that have been discontinued had net losses in the first 39 weeks ended September 29, 2007 of $2.0 million as compared to $0.3 million in the first 39 weeks ended September 30, 2006. Management’s discussion and analysis of the results for the first 39 weeks ended September 29, 2007 compared to the first 39 weeks ended September 30, 2006 relate to continuing operations.

Revenues.    The following table summarizes Clark’s revenue by service line (dollars in thousands) for the period:

	39 Weeks Ended September 29, 2007	39 Weeks Ended September 30, 2006	% Change
Domestic	$47,197	$45,845	2.9%
International	9,595	11,426	(16.0)%
Gross Revenue	$56,792	$57,271	(0.8)%

The following table includes certain items in the consolidated statements of income as a percentage of revenue for the period:

	39 Weeks Ended September 29, 2007	39 Weeks Ended September 30, 2006
Gross Revenue	100.0%	100.0%
Freight Expense	61.6%	62.3%
Gross Profit	38.4%	37.7%
Selling, Operating and Administrative Expenses	27.3%	26.7%
Income from Operations	11.1%	11.0%

The increase in domestic gross revenues resulted from an increase in tonnage of 1.1%. The increase in tonnage is due to the Amarillo and Dallas, Texas facilities operating the entire 39 weeks during 2007 as compared to 22 and nine weeks, respectively, in 2006. Without the increase in tonnage from the two Texas facilities, domestic tonnage would have decreased 2.3% for the 39 weeks ended September 29, 2007 compared to the 39 weeks ended September 30, 2006. Revenue per pool distribution weight in the 2007 period increased by 2.7% to $7.91 per cwt from $7.70 in the comparable period in 2006 and is reflective of the rate increases during in the period.

The decrease in international gross revenues was attributable to a 15.3% decrease in tonnage and is inclusive of Clark’s decision to exit a specific segment of the book shipping market, which posed an unacceptable billings and collections risk. Significant tonnage reductions that took place in the 2007 period as compared to 2006 were: UK and continental Europe – 14.8%, Australia and New Zealand – 7.1%, Philippines – 37.6%, all other destinations in Asia – 15.0%, and Mexico, Central and South America – 3.8%. These reductions reflect fewer orders for magazines and books by Clark’s international customers.

Gross Profit.    Clark’s domestic margin increased and our international margin declined. Clark’s gross profit increased as domestic profits increases more than offset a profit decrease internationally.

The following table summarizes gross margin (dollars in thousands) for the period:

	39 Weeks Ended September 29, 2007		39 Weeks Ended September 30, 2006		Change
					Dollar	Percentage
Gross revenue domestic	$47,197	100.0%	$45,845	100.0%	$1,352	2.9%
Purchased transportation	21,863	46.3%	21,760	47.5%	102	0.5%
Other transportation expense
Personnel and related	3,289	7.0%	3,051	6.7%	239	7.8%
Insurance	295	0.6%	271	0.6%	24	8.8%
Tractor rentals and maintenance	1,766	3.7%	1,883	4.1%	(116)	(6.2)%
Fuel	2,202	4.7%	2,250	4.9%	(47)	(2.1)%
Travel expense	201	0.4%	236	0.5%	(36)	(15.1)%
Other	93	0.2%	86	0.2%	7	8.3%
Total freight expense domestic	29,710	62.9%	29,537	64.4%	173	0.6%
Gross profit domestic	17,487	37.1%	16,308	35.6%	1,179	7.2%
Gross revenue international	9,595	100.0%	11,426	100.0%	(1,831)	(16.0)%
Freight expense	5,269	54.9%	6,159	53.9%	(890)	(14.5)%
Gross profit international	4,326	45.1%	5,267	46.1%	(941)	(17.9)%
Total revenue	$56,792	100.0%	$57,271	100.0%	$(479)	(0.8)%
Total gross margin	$21,813	38.4%	$21,575	37.7%	$238	1.1%

Domestic gross profits increased as a result of the Amarillo and Dallas, Texas facilities operating the entire 39 weeks during 2007 as compared to 22 and nine weeks, respectively, in 2006. In addition, an improvement in overall efficiency also contributed to the increase in gross profits. Paid-for miles traveled by both purchased carrier transportation and company driver-tractor units declined by 1.3%. Intermodal transportation increased from 3.3% to 3.8% of domestic pool distribution tonnage as the company was able to take advantage of consolidation opportunities at printers in the mid-west. Intermodal transportation is approximately 30% less expensive than road transportation in the transportation lanes where it is used. The increase in the domestic gross margin was a result of (i) more efficient use of company driver-tractor units to transport freight, which limited purchased transportation to 46.3% of revenue for the 39 week period in 2007 as compared to 47.5% of revenue in the same period in 2006, (ii) an increase in the use of intermodal transportation, and (iii) rate increases during the period.

International gross profits decreased as a result of less weight shipped during the comparable period. The decision to terminate a business relationship with a book shipping customer had a 0.4% impact on the reduction in gross profit.

Selling, Operating and Administrative.    The following table summarizes selling, operating and administrative expenses for the period (dollars in thousands):

	39 WEEKS ENDED
	TOTAL Sept. 29, 2007	TOTAL Sept. 30, 2006	DOMESTIC Sept. 29, 2007	DOMESTIC Sept. 30, 2006	INTERN’L Sept. 29, 2007	INTERN’L Sept. 30, 2006
Salaries and wages	$8,781	$8,951	$6,806	$6,827	$1,975	$2,124
Group insurance	925	824	676	599	249	224
Profit sharing	157	157	118	118	38	38
Workers compensation	97	174	77	134	21	40
Total personnel expense	9,960	10,106	7,677	7,678	2,283	2,426
Packaging, office, computer supplies	1,412	1,512	1,149	1,224	263	289
Occupancy expenses	1,930	1,862	1,423	1,334	507	528
Insurance	77	43	50	31	27	11
Cargo loss & damage	88	66	76	39	12	27
Other OSGA(1)	1,814	1,399	1,188	653	626	748
Depreciation	234	275	165	196	69	79
Total other OSGA	5,555	5,157	4,051	3,477	1,504	1,682
	$15,515	$15,263	$11,728	$11,155	$3,787	$4,108
Personnel expense to gross revenue	17.5%	17.6%	16.3%	16.7%	23.8%	21.2%
All other OSGA to gross revenue	9.8%	9.0%	8.6%	7.6%	15.7%	14.7%
Total OSGA to gross revenue	27.3%	26.7%	24.8%	24.3%	39.5%	35.9%

(1)	Other OSGA consists of repairs and maintenance, travel expenses, dues and subscriptions, warehouse equipment rentals, licenses, legal and professional fees.

Selling, operating and administrative expense for the 39 weeks ended September 29, 2007 increased 1.6% to $15.5 million as compared to $15.3 million in the first 39 weeks of 2006. This increase in selling, operating and administrative expenses is due primarily to a $0.3 million severance agreement with a former sales executive, and $0.3 million of expenses that are related to the sale of Clark included in ‘‘other’’, offset primarily by reductions in personnel expense of $0.1 million and packaging, office, and computer supplies of $0.1 million. As a percentage of gross revenue, selling, operational and administrative expense increased to 27.3% in the first 39 weeks of 2007 compared to 26.7% in the comparable period in 2006 mostly as a result of the severance agreement and expenses related to the sale, which are offset by reductions in personnel and supply costs.

Segmented Selling, Operating and Administrative.    The largest components of the $0.6 million increase in domestic selling, operating and administrative expense were a $0.3 million severance agreement with a former sales executive, $0.3 million of expenses that are related to the sale of Clark included in ‘‘Other’’, and occupancy expenses increasing $0.1 million as a result of the opening of Clark’s Dallas and Amarillo facilities in 2006 and such facilities operating a full 39 weeks in 2007 as compared to only nine weeks and 22 weeks, respectively, in 2006. These were offset by a reduction in a $0.1 million reduction in the costs of packaging, office and computer supplies. International selling, operating and administrative expense decreased 7.7 % to $3.8 million as personnel salary and wages, workers compensation insurance costs, and packaging, office and computer supplies costs were reduced as Clark’s forwarding tonnage declined.

Personnel Expense.    Personnel expenses declined 1.4% to $10.0 million for the comparable periods. Personnel expense as a percentage of gross revenue decreased to 17.5% in the first 39 weeks of 2007 as compared to 17.6%. The decrease in personnel expense was driven primarily by a reduction in international personnel expenses as a result of a decrease in the amount of product shipped.

Other Selling, General and Administrative Expenses.    Other selling, general and administrative expenses increased due to a $0.3 million severance agreement with a former sales executive, $0.3 million of expenses related to sale of Clark that consisted primarily of legal and audit fees, and an increase in occupancy expenses that were partially offset by a $0.1 million decrease in packaging, office and computer supplies expenses, and a $0.1 reduction of travel expenses included in ‘‘Other’’.

Third Quarter 2007 Compared to Third Quarter 2006

In connection with the execution of the GLAC purchase agreement, Clark discontinued its operations located in the United Kingdom on August 19, 2007 and vacated its premises on August 31, 2007. Operations that have been discontinued had net losses in third quarter of 2007 of $1.5 million as compared to $0.05 million in third quarter of 2006. Management’s discussion and analysis of the third quarter of 2007 results compared to the third quarter of 2006 relate to continuing operations.

Revenues.    The following table summarizes Clark’s revenue by service line (dollars in thousands) for the period:

	13 Weeks Ended September 29, 2007	13 Weeks Ended September 30, 2006	% Change
Domestic	$15,917	$16,283	(2.2)%
International	3,385	4,013	(15.6)%
Gross Revenue	$19,302	$20,296	(4.9)%

The following table includes certain items in the consolidated statements of income as a percentage of revenue for the period:

	13 Weeks Ended September 29, 2007	13 Weeks Ended September 30, 2006
Gross Revenue	100.0%	100.0%
Freight Expense	61.0%	63.2%
Gross Profit	39.0%	36.8%
Selling, Operating and Administrative Expenses	26.7%	25.3%
Income from Operations	12.3%	11.5%

Domestic weight decreased by 3.7% for the third quarter of 2007 as compared to the third quarter of 2006, as magazine wholesalers reduced their copy orders in attempt to limited the number of unsold or ‘‘return’’ copies that they handle. Tonnage decreased at all of Clark’s domestic locations with the exception of York, Pennsylvania and Dallas, Texas, which operated a full 39 weeks in 2007 as compared to nine weeks in 2006. The impact of the decline was offset by selective rate increases during the period. Revenue per pool distribution weight in the 2007 period increased to $8.08 per cwt from $7.92 per cwt in the comparable period in 2006.

The decrease in international gross revenues was attributable to a 12.6% decrease in tonnage and is inclusive of Clark’s decision to eliminate business with a book shipping customer, which posed an unacceptable billings and collections risk. The significant tonnage reductions that took place in the third quarter of 2007 as compared to the third quarter of 2006 were: UK and continental Europe – 16.8%, Philippines – 26.3%, all other destinations in Asia – 13.9%, and Mexico, Central and South America – 10.2%. The reductions reflect fewer orders for U.S. magazines and books by Clark’s international customers.

Gross Profit.    Our domestic margin increased and our international margin declined. Gross profit was fairly constant in total with domestic increases offsetting a decline in international gross profit.

The following table summarizes gross margin (dollars in thousands):

	13 Weeks Ended		13 Weeks Ended		Change
	September 29, 2007		September 30, 2006		Dollar	Percentage
Gross revenue domestic	$15,917	100.0%	$16,283	100.0%	$(366)	(2.2)%
Purchased transportation	7,381	46.4%	8,346	51.3%	(966)	(11.6)%
Other transportation expense
Personnel and related	1,023	6.4%	938	5.8%	86	9.1%
Insurance	99	0.6%	70	0.4%	29	41.2%
Tractor rentals and maintenance	567	3.6%	601	3.7%	(33)	(5.5)%
Fuel	769	4.8%	698	4.3%	72	10.3%
Travel expense	69	0.4%	75	0.5%	(7)	(8.7)%
Other	10	0.1%	(50)	(0.3)%	60	(120.9)%
Total freight expense domestic	9,919	62.3%	10,678	65.6%	(759)	(7.1)%
Gross profit domestic	5,998	37.7%	5,605	34.4%	393	7.0%
Gross revenue international	3,385	100.0%	4,013	100.0%	(628)	(15.6)%
Freight expense	1,858	54.9%	2,157	53.8%	(299)	(13.9)%
Gross profit international	1,527	45.1%	1,856	46.2%	(329)	(17.7)%
Total revenue	$19,302	100.0%	$20,296	100.0%	$(994)	(4.9)%
Total gross margin	$7,525	39.0%	$7,461	36.8%	$64	0.9%

Domestic gross margin increased as a result of a decrease in underlying freight costs. Paid-for miles traveled by both purchased carrier transportation and company driver-tractor units declined by 7.6% as Clark operated more efficiently in the comparable period. Intermodal transportation increased from 3.2% to 4.2% of domestic pool distribution tonnage as Clark was able to take advantage of consolidation opportunities at printers in the mid-west. Intermodal transportation is approximately 30% less expensive than road transportation in the transportation lanes where it is used. Purchased transportation freight costs were reduced by $1.0 million for the third quarter of 2007 as compared to the third quarter of 2006 because of Clark’s more efficient use of company driver-tractor units, and the increased supply of carrier equipment especially throughout the industrial midwest. Carrier equipment availability had been tight and resulted in higher freight costs in prior periods.

The reduced international gross margin was a result of changes in the mix of Clark’s international services. The decision to terminate a business relationship with a book shipping customer had a 0.1% impact on the reduction in gross profit.

Selling, Operating and Administrative Expenses.    The following table summarizes selling, operating and administrative expenses for the period (dollars in thousands):

	13 WEEKS ENDED
	TOTAL Sept. 29, 2007	TOTAL Sept. 30, 2006	DOMESTIC Sept. 29, 2007	DOMESTIC Sept. 30, 2006	INTERN’L Sept. 29, 2007	INTERN’L Sept. 30, 2006
Salaries and wages	$2,862	$3,031	$2,228	$2,313	$633	$718
Group insurance	351	302	259	219	92	83
Profit sharing	52	52	39	39	13	13
Workers compensation	19	62	15	47	4	14
Total personnel expense	3,284	3,447	2,541	2,618	742	828
Packaging, office, computer supplies	476	513	391	422	85	91
Occupancy expenses	617	612	444	450	172	162
Insurance	26	(8)	17	(5)	9	(3)
Cargo loss & damage	19	(8)	22	(17)	(3)	9
Other OSGA(1)	661	484	470	261	193	224
Depreciation	68	85	47	58	21	27
Total other OSGA	1,867	1,678	1,391	1,169	477	510
	$5,151	$5,125	$3,932	$3,787	$1,219	$1,338
Personnel expense to gross revenue	17.0%	17.0%	16.0%	16.1%	21.9%	20.6%
All other OSGA to gross revenue	9.7%	8.3%	8.7%	7.2%	14.1%	12.7%
Total OSGA to gross revenue	26.7%	25.3%	24.7%	23.3%	36.0%	33.3%

(1)	Other OSGA consists of repairs and maintenance, travel expenses, dues and subscriptions, warehouse equipment rentals, licenses, legal and professional fees.

Selling, operating, and administrative expenses for the third quarter ending September 30, 2007 increased 0.5% to $5.2 million compared to $5.1 million in third quarter of 2006. The increase in selling, operating and administrative expense is due primarily to $0.3 million of expenses relating to the sale of Clark included in ‘‘other’’, partially offset by reductions in personnel salary and wages, workers compensation insurance costs, and packaging, office and computer supplies.

Segmented Selling, Operating and Administrative.    Domestic selling, operating and administrative expenses increased 3.8% to $3.9 million in the third quarter of 2007 from $3.8 million in the comparable period in 2006. An increase of $0.3 million in legal and audit expenses relating to the sale of Clark included in ‘‘other’’, and group insurance were partially offset by a reduction of salary and wages, workers compensation and packaging, office, and computer supply costs in the third quarter of 2007 compared to the third quarter of 2006. International selling, operational and administrative expense decreased from $1.2 million to $1.3 million primarily as result a reduction in salary and wages.

Personnel Expense.    Personnel expense decreased 4.7% to $3.3 million in the third quarter of 2007 compared to $3.4 million in the comparable quarter of 2006. Personnel expense as a percentage of gross revenue remained constant at 17.0% in both the third quarters of 2007 and 2006. These decreases were driven primarily by reductions in salary and wages and workers compensation costs in both the domestic and international business, partially offset by group insurance cost increases in both the businesses. The decline in workers compensation reflects a reduction in the number and severity of claims experienced.

Other Selling, Operating and Administrative Expenses.    Other selling, operating and administrative expenses increased    11.4 % to $1.9 million in the third quarter of 2007 compared to $1.7 million in the third quarter of 2006. The increase was a result of $0.3 million legal and audit expenses relating to the sale of Clark included in ‘‘other’’, partially offset by a combination of lower packaging, office and computer supplies expense along with lower depreciation expense.

Outlook, Risks And Uncertainties

Revenue.    Clark projects increased rates of growth resulting from a change in strategy towards building revenues as opposed to maximizing short term EBITDA margins. This strategy reflects i) geographic expansion of Clark’s specialized transportation platform, ii) the cultivation of Clark’s existing customer base, iii) increasing Clark’s import/export business, and iv) creating additional service offerings. This is expected to result in higher gross revenue and gross profit growth in the future, but slightly lower EBITDA growth as a result of additional costs of expanding existing business lines, and lower margins earned through the addition of new business lines. Factors that could negatively influence Clark’s growth rate include, but are not limited to, the elimination of fuel surcharges, customer retention, inadequate service levels, and inadequate equipment supply. Clark could also be adversely impacted by decreased demand for its services (or decreased gross tonnage) as the result of negative trends in the magazine print media industry, including in Clark’s international business in the event of the continuing flat or decreasing international demand for exported versions of American magazines and the continuing failure of domestic publishers to respond to aggressive marketing and pricing by British magazine publishers. Clark would also be negatively impacted by specific trends in the single copy magazines distribution channel, including the consolidation of larger wholesalers operations within geographic regions which reverses the expansion of destination points and wholesalers reductions in the number of distributed copies in an attempt to reduce the number of copies that are unsold at retail.

Factors that could positively influence Clark’s growth rate are increased demand for its transportation services (or increased tonnage) as the result of the continuation or acceleration of trends in the magazine print media industry and single copy distribution channel related to improvements in publisher advertising revenues and corresponding increases in average ‘‘pages per copy’’, the increased publication of less expensive magazines, increased distribution destination points and high levels of unsold magazines by retailers. Clark would also be positively impacted by the incremental growth of its freight operations utilizing its own fleet. Clark’s revenues related to Canadian and other foreign shipments are also affected by fluctuation in currency exchange rates.

Additionally, while Clark’s revenues are generally not seasonal (as each quarter’s revenue approximates 25% of annual revenues), there may be on occasion special events (e.g. an historical or celebrity event or death of a celebrity or other public figure) or a publisher’s release of a new publication that favorably impact tonnage and resulting revenues in a particular quarter.

Gross Margin.    Clark expects fluctuations in gross profit as a percentage of revenue from quarter-to-quarter caused by various factors including, but not limited to, changes in the core transportation business mix, trailer and container capacity, vendor pricing, fuel costs, intermodal industry growth, intermodal industry service levels, competition, change in tax status and accounting estimates. Clark’s gross margin is also affected by its ability to continue to capture margins that would be earned by purchased transportation service providers and the continuing tight market for longer haul drivers as the result of the stable or growing domestic economy.

Salaries and Benefits.    Clark estimates that salaries and benefits as a percentage of revenue could fluctuate from quarter-to-quarter as there are timing differences between volume increases and changes in levels of staffing. Factors that could affect the percentage from staying in the recent historical range include, but are not limited to, revenue growth rates significantly higher or lower than forecasted, a management decision to invest in additional personnel to stimulate new or existing businesses, changes in customer requirements, changes in Clark’s operating structure and changes in railroad intermodal service levels which could result in a lower or higher cost of labor per move.

General, Operational and Administrative.    Clark believes there are several factors that could cause general, operational and administrative expenses to fluctuate as a percentage of revenue. As customer expectations and the competitive environment require the development of web-based business interfaces and the restructuring of its information systems and related platforms, Clark believes there could be significant expenses incurred, some of which would not be capitalized. Other factors that could cause selling, operational and administrative expense to fluctuate include, but are not limited to, changes in insurance premiums and outside services expense and increased costs of regulatory compliance as a public company following the closing of the GLAC acquisition.

Depreciation and Amortization.    Clark estimates that depreciation and amortization of property and equipment will be consistent with historical amounts.

Impairment of Property and Equipment, Goodwill and Indefinite-Lived Intangibles.    On an ongoing basis, Clark assesses the reliability of its assets. If, at any point during the year, management determines that an impairment exists, the carrying amount of the asset is reduced by the estimated impairment with a corresponding charge to earnings. If it is determined that an impairment exists, management estimates that the write down of specific assets could have a material adverse impact on earnings.

Interest Income (Expense).    Factors that could cause a change in interest income include, but are not limited to, funding working capital needs, funding capital expenditures, and funding acquisitions and expansions.

Business Combinations or Expansions/Divestitures.    Clark believes that future acquisitions that it makes or material expansions that it undertakes could significantly impact its financial results. Financial results most likely to be impacted include, but are not limited to, revenue, gross margin, salaries and benefits, selling, operational and administrative expenses, depreciation and amortization, interest expense, net income and Clark’s debt level. Similar impacts would be realized upon divestitures of any material business operations or assets.

Liquidity and Capital Resources

Clark has historically funded its operations, capital expenditures, acquisitions and dividend payments through cash flows from operations.

Cash and cash equivalents totaled $4.1 million and $3.6 million as of December 30, 2006 and December 31, 2005, respectively. Working capital at December 30, 2006 and December 31, 2005 was $2.2 million and $1.5 million, respectively.

Cash and cash equivalents totaled $1.1 million and $3.0 million as of September 29, 2007 and September 30, 2006, respectively. Cash and cash equivalents were lower at September 29, 2007 because the cash used in financing activities (principally stockholder dividends) exceeded cash flows from operating activities for the 39 weeks ended September 29, 2007. Cash as of the closing will be distributed to the sellers. Working capital at September 29, 2007 and December 30, 2006 as reclassified to reflect the discontinued operations was $1.2 million and $2.4 million.

Historically, Clark has used its cash for limited purchases of property and equipment and temporary working capital investments. Clark has also generated cash dividends for its stockholders.

For the three years ended December 30, 2006, Clark’s cash flows from operating activities have approximated net income adjusted for the non-cash depreciation expense. Over this three-year period, Clark increased its investment in working capital by less than $0.5 million. The business has historically generated sufficient cash to internally finance capital expenditures and to pay stockholder distribution in excess of stockholder ‘‘S’’ corporation taxes.

Clark does not expect its future cash flows to be materially adversely impacted by its change in tax status from an ‘‘S’’ corporation to a ‘‘C’’ corporation in connection with the closing of the GLAC acquisition. Clark has historically made quarterly tax distributions to its stockholders associated with its ‘‘S’’ corporation status. As of the closing, Clark will cease making these quarterly tax distributions, and in lieu thereof will pay corporate taxes directly at rates similar to those used in calculating prior stockholder tax distributions.

Cash Flow From Operating Activities.    Clark generated $7.3 million, $8.4 million and $4.8 million of cash flow from operations in 2006, 2005 and 2004. Cash from operations generally grows in relation to net income, adjusted for working capital needs related to our business. Over this three-year period, Clark increased its investment in working capital by less than $0.5 million.

Clark generated $2.7 million and $5.3 million for the 39 weeks ended September 29, 2007 and September 30, 2006, respectively. Net income for the 39 weeks ended September 29, 2007 relative to the prior year period declined $1.8 million, principally due to the shutdown of the UK operations during 2007. The other elements of operating activities cash flow for the 39 weeks ended September 29, 2007 relative to the prior year period declined $0.8 million, principally due to increased investment in working capital. During 2007, Clark has accelerated payments to its vendors. Management attributes the payment acceleration to changes within certain manual disbursement routines during 2007 and believes it can reverse these changes on a prospective basis. Additionally, the acceleration is attributable to an increase in HDS’ expansion of its Amarillo and Dallas facilities. Many HDS operating expenses are paid as incurred (i.e. no payment terms).

Cash Flow From Investing Activities.    Clark used $0.5 million, $0.4 million and $0.9 million of cash flow for investing activities in 2006, 2005 and 2004. Its investing activities consist of capital expenditures, which are for warehouse equipment and computers, and, in 2004, $0.6 million for the purchase of the Trenton, New Jersey headquarters building.

Clark used $0.1 million and $0.3 million for the 39 weeks ended September 29, 2007 and September 30, 2006, respectively. The reduction in capital expenditures during 2007 reflects the timing of the underlying equipment purchases.

Cash Flow From Financing Activities.    Clark used $6.3 million, $6.6 million and $4.4 million of cash flow for financing activities in 2006, 2005, and 2004. This was primarily for quarterly tax distribution associated with its ‘‘S’’ corporation tax status, an annual dividend, and share repurchases of $0, $1.2 million and $1 million in 2006, 2005 and 2004, respectively.

Clark used $5.6 million and $5.5 million for the 39 weeks ended September 29, 2007 and September 30, 2006 for financing activities, respectively. The board of directors declared and Clark paid increased dividends to stockholders in 2007 relative to 2006.

During 2006, Clark recapitalized its common stock (see Consolidated Financial Statements Note 13). Existing common shares were converted into 0.1 share of voting and 0.9 share of nonvoting shares. The recapitalization did not change the number of common shares outstanding or the ownership percentage of any individual stockholder. There was no valuation of Clark necessary to complete the recapitalization and no valuation was completed. The recapitalization had no effect on cash.

During 2005, Clark purchased 491 shares of its common stock from two stockholders at a cost of $1.2 million. The shares were valued pursuant to a formula found in the Clark stockholder agreement. The implied company valuation without regard to any control premium was $23.8 million. The formula was based on a 4.4 multiple of fiscal 2004 earnings before interest and taxes and 9,500 shares outstanding.

During 2004, Clark purchased 500 shares of its common stock from one stockholder at a cost of $1 million. The shares were valued pursuant to a negotiation with the individual stockholder. The implied company valuation without regard to any control premium was $19.0 million.

Disclosures About Contractual Obligations.    Clark has non-cancelable operating leases, primarily for real property. The leases require Clark to pay maintenance, insurance and other operating expenses.

	(Thousands)
Contractual Obligations:	Total	Less than 1 year	1-3 years	4-5 years	More than 5 years
Operating leases(1)	$7,781	$2,664	$3,288	$1,590	$239

(1)	Excludes payments of maintenance, insurance and other operating expenses associated with the lease agreements. These amounts did not represent a significant portion of Clark’s lease obligations in 2006.

Market Risks

Clark had $4.7 million of cash and cash equivalents on December 30, 2006. Excess cash is invested in overnight repurchase agreement with Clark’s lead bank. Clark’s only risk is that funds held pursuant to the repurchase agreement are not a deposit and therefore, not insured by the FDIC.

Quantitative and Qualitative Disclosures About Market Risk

Clark is minimally exposed to foreign currency exchanges risks. All domestic customers are invoiced in US dollars.  In the International segment, all but one customer is invoiced in US dollars or UK sterling, and that customer is invoiced in euros and represented less than 1% of total accounts receivable in 2006. Sterling denominated invoices represented less than 1% of the accounts receivable in 2006. Less than 1% of 2006 total freight expense of the domestic segment is purchased in Canadian dollars. Clark’s International segment purchases freight in both US dollars and UK sterling, with sterling representing less than 5% of 2006 international freight expense. Airfreight and ocean freight transportation services are purchased in US dollars. Ocean freight carriers normally impose currency adjustment factors (CAF) as a part of their overall invoicing. The CAF amounts rise and fall based on the relative value of the US dollar and other curriencies. This CAF has not been material over the past five years. Clark does not engage in currency hedging activities.

BENEFICIAL OWNERSHIP OF SECURITIES

Security Ownership of Certain Beneficial Owners and Management of GLAC

The following table sets forth information regarding the beneficial ownership of our common stock as of January 16, 2008 by:

•	each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock either on January 16, 2008 or after the consummation of the acquisition;

•	each of our current executive officers and directors;

•	each person who will become a director upon consummation of the acquisition;

•	all our current executive officers and directors as a group; and

•	all of our executive officers and directors as a group after the consummation of the acquisition.

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding GLAC or its securities, the GLAC Inside Stockholders, and/or their affiliates, may enter into a written plan to purchase GLAC securities pursuant to Rule 10b5-1 of the Securities Exchange Act of 1934, and may engage in other public market purchases, as well as private purchases, of securities at anytime prior to the special meeting of stockholders. The ownership percentages listed below do not include any such shares which may be purchased after January 16, 2008.

Prior to the closing of the acquisition, GLAC, the GLAC Inside Stockholders, Clark or Clark’s stockholders may purchase shares from institutional and other investors or enter into transactions with such persons to provide them with incentives to acquire shares of GLAC’s common stock and vote the acquired shares in favor of the acquisition proposal. Similar transactions might also be entered into with existing large holders of GLAC’s Public Shares to give them incentives to vote their shares in favor of the acquisition proposal. If such transactions are effected, the consequence could be to cause the acquisition proposal to be approved in circumstances where such approval could not otherwise be obtained. While the exact nature of any such incentives has not been determined as of the date of this proxy statement, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options, the transfer to such investors or holders of shares or warrants owned by the GLAC Inside Stockholders for nominal value and the grant to such investors and holders of rights to nominate directors of GLAC. As of the date of this proxy statement, while certain of the GLAC Inside Stockholders have had preliminary discussions with other holders of GLAC common stock and prospective investors, no agreements to such effect have been entered into with any such investor or holder. If agreements for such transactions are entered into, GLAC will file a Current Report on Form 8-K to report and describe such transactions.

	Beneficial Ownership of Our Common Stock on November 27, 2007
Name and Address of Beneficial Owner(1)	Number of Shares		Percent of Class(2)
Wellington Management Company, LLP(3)	1,627,100		12.1%
Dwight Anderson(4)	1,250,000		9.3%
The Baupost Group, LLC(5)	1,160,100		8.6%
T. Rowe Price Associates, Inc.(6)	997,000		7.4%
Fir Tree, Inc.(7)	899,800		6.7%
HBK(8)	875,400		6.5%
Dorset Management Corporation(9)	762,400		5.6%
Davis Selected Advisers, L.P.(10)	755,000		5.6%
Andrew M. Weiss(11)	694,000		5.1%
James J. Martell, Chairman of the Board	800,000	(12)	5.9%
Gregory E. Burns, President, Chief Executive Officer and Director	762,500	(13)	5.6%
Donald G. McInnes, Director	62,500	(14)	*
Edward W. Cook, Director	62,500	(15)	*
Maurice Levy, Director	50,000	(16)	*
Timothy Teagan	0	(17)	0
John Barry	0	(18)	0
Brian H. Bowers	0		0
All directors and executive officers as a group (5 individuals)	1,737,500	(19)	12.9%

*	Less than 1%
(1)	Unless otherwise indicated, the business address of each of the individuals is 330 Madison Avenue, Sixth Floor, New York, NY 10017
(2)	Percentages calculated before the closing of the acquisition, which include the percentages listed in the table above, are based on 13,500,000 shares of outstanding common stock. Percentages calculated on the closing of the acquisition are based on 13,820,276 shares of outstanding common stock, to account for the 320,276 shares issued pursuant to the Stock Purchase Agreement.
(3)	Wellington Management, in its capacity as investment advisor, may be deemed to beneficially own 1,627,100 shares. The business address of Wellington Management is 75 State Street, Boston, MA 02109. The foregoing information was derived from a Schedule 13G, as filed with the Securities and Exchange Commission on February 14, 2007.
(4)	The shares are directly owned by The Ospraie Portfolio Ltd. (‘‘Portfolio’’), for which Ospraie Management, LLC. serves as investment manager. Mr. Anderson is the sole shareholder of Ospraie Management, Inc., which serves as the general partner of Ospraie Holding I., L.P., which serves as the managing member of Ospraie Management, LLC. The business address of Mr. Anderson is 32 Park Avenue, 27thFloor, New York, NY 10022.
(5)	The Baupost Group, LLC is a registered investment advisor. SAK Corporation is the Manager of Baupost. Seth A. Klarman, as the sole Director of SAK Corporation and a controlling person of Baupost, may be deemed to have beneficial ownership of the securities beneficially owned by Baupost. The business address for Baupost Group LLC is 10 St. James Avenue, Suite 2000, Boston, MA 02116. The foregoing information was derived from a Schedule 13G, as filed with the Securities and Exchange Commission on February 13, 2007
(6)	Includes 954,000 shares owned by T. Rowe Price New Horizons Fund, Inc. and 43,000 shares owned by T. Rowe Price Associates, Inc. The business address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202. The foregoing information was was derived from a Schedule 13G, as filed with the Securities and Exchange Commission on February 13, 2007.

(7)	Includes 643,847 shares owned by Sapling LLC and 255,953 shares owned by Fir Tree Recovery Master Fund, LP. Fir Tree, Inc. is the investment manager for each of Sapling and Fir Tree Recovery and has been granted investment discretion over portfolio investments, including the shares of common stock held by each of them. The business address of Fir Tree, Inc. is 505 Fifth Avenue, 23rd Floor, New York, NY 10017. The foregoing information was derived from a Schedule 13G, as filed with the Securities and Exchange Commission on February 14, 2007.
(8)	The shares are beneficially owned by HBK Investments L.P., HBK Services LLC, HBK Partners II L.P., HBK Management LLC and HBK Master Fund L.P. as members of a group. The business address of each entity is 300 Crescent Court, Suite 700, Dallas, Texas 75201. The foregoing information was derived from a schedule 13G, as filed with the Securities and Exchange Commission on August 3, 2007.
(9)	Includes 662,400 shares with sole dispositive power and 100,000 shares with shared dispositive power. David M. Knott is the President of Dorset Management Corporation and may be deemed to have the power to direct the vote and disposition of the common stock held by Dorset Management Corporation. The business address for Dorset Management Corporation is 485 Underhill Boulevard, Suite 205, Syosset, NY 11791. The foregoing information was derived from a Schedule 13G, as filed with the Securities and Exchange Commission on February 14, 2007.
(10)	The business address of Davis Selected Advisers, L.P. is 2949 East Elvira Road, Suite 101, Tucson, Arizona 85706. The foregoing information was derived from a Schedule 13G, as filed with the Securities and Exchange Commission on January 9, 2008.
(11)	Includes 498,833 shares beneficially owned by Weiss Asset Management, LLC and 195,167 shares beneficially owned by Weiss Capital, LLC. Andrew M. Weiss is the managing member of both entities. The business address of Mr. Weiss is 29 Commonwealth Avenue, 10th Floor, Boston, Massachusetts 02116. The foregoing information was derived from a Schedule 13G, as filed with the Securities and Exchange Commission on July 23, 2007.
(12)	Excludes 431,818 shares issuable upon exercise of warrants that will not become exercisable until closing of acquisition. Upon closing of the acquisition, such warrants will become exercisable and Mr. Martell will beneficially own 1,231,818 shares (8.6% of the class).
(13)	Excludes 386,364 shares issuable upon exercise of warrants that will not become exercisable until closing of acquisition. Upon closing of the acquisition, such warrants will become exercisable and Mr. Burns will beneficially own 1,148,864 shares (8.0% of the class).
(14)	Excludes 59,091 shares issuable upon exercise of warrants that will not become exercisable until closing of acquisition. Upon closing of the acquisition, such warrants will become exercisable and Mr. McInnes will beneficially own 121,591 shares (less than 1% of the class).
(15)	Excludes 90,909 shares issuable upon exercise of warrants that will not become exercisable until closing of acquisition. Upon closing of the acquisition, such warrants will become exercisable and Mr. Cook will beneficially own 153,409 shares (1.1% of the class).
(16)	Excludes 27,273 shares issuable upon exercise of warrants that will not become exercisable until closing of acquisition. Upon closing of the acquisition, such warrants will become exercisable and Mr. Levy will beneficially own 77,273 shares (less than 1% of the class).
(17)	Excludes shares that will be issued to Mr. Teagan on closing of the acquisition, at which time Mr. Teagan will become chief executive officer, president and a director of GLAC. His business address is 121 New York Avenue, Trenton, New Jersey 08638. Upon closing of the acquisition, Mr. Teagan will beneficially own 213,517 shares (1.5% of the class).
(18)	Excludes shares that will be issued to Mr. Barry on closing of the acquisition, at which time Mr. Barry will become chief operating officer of Clark Worldwide Transportation. His business address is 121 New York Avenue, Trenton, New Jersey 08638. Upon closing of the acquisition, Mr. Barry will beneficially own 106,759 shares (less than 1% of the class).

(19)	Excludes 995,455 shares issuable upon exercise of warrants that will not become exercisable until closing of the acquisition and 320,276 shares that will be issued to Messrs. Teagan and Barry on the closing of the acquisition. Upon closing of the acquisition, there will be seven directors and officers of GLAC and they will beneficially own 3,053,231 shares (20.6% of the class).

Security Ownership of Clark

The following table sets forth information concerning the fully diluted common equity ownership of Clark:

Holder	Ownership Percentage
Joel R. Anderson	15.6%
Charles C. Anderson, Jr.	2.6%
Delaware ESBT for Charles C. Anderson, Jr.	23.8%
Terry C. Anderson	10.6%
Clyde B. Anderson	10.6%
Harold M. Anderson	11.5%
Charles C. Anderson III	2.0%
Frank Stockard	1.0%
Bill Lardie	1.0%
Jay Maier	0.1%
Delaware ESBT for Jay Maier	0.9%
David Gillis	4.4%
John Barry	4.4%
Timothy Teagan	8.8%
Kristen L. Anderson Trust	2.7%

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Code of Ethics and Related Person Policy

Our written Code of Ethics requires us to avoid, wherever possible, all related person transactions that could result in actual or potential conflicts of interest, except under guidelines approved by the board of directors (or the audit committee). SEC rules generally define related person transactions as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) we or any of our subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5 percent beneficial owner of our common stock, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

Our audit committee, pursuant to its written charter, is responsible for reviewing and approving related person transactions to the extent we enter into such transactions. The audit committee considers all relevant factors when determining whether to approve a related person transaction, including whether the related person transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. No director may participate in the approval of any transaction in which he is a related person, but that director is required to provide the audit committee with all material information concerning the transaction. Additionally, we require each of our directors and executive officers to complete a directors’ and officers’ questionnaire annually that elicits information about related person transactions. These written policies and procedures are intended to determine whether any such related person transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

As a result of an evaluation of GLAC’s internal control procedures in connection with the transfer by Messrs. Martell and Burns of a total of 75,000 shares of GLAC common stock to Sandy Smith (see the section entitled ‘‘The Director Election Proposal — Compensation of Officers and Directors’’), GLAC’s management concluded that, as of March 31, 2007, its disclosure controls and procedures in connection with the interpretation of accounting pronouncements were not effective. Specifically, management found that the accounting treatment it initially used regarding the transfer of the shares to Ms. Smith was not in accordance with the relevant accounting pronouncements. Based on its evaluation, the audit committee of GLAC’s board of directors approved changes to its internal control procedures to require a thorough review of the committee and external advisors of any transaction outside the ordinary course of business. These changes were confirmed by a written resolution adopted by GLAC’s board of directors on November 13, 2007.

GLAC Related Person Transactions

Prior Issuances

In September 2005, we issued 2,500,000 shares of our common stock to the individuals set forth below for approximately $1,000 in cash, at an average purchase price of approximately $.0004 per share, as follows:

Name	Number of Shares	Relationship to Us
James Martell	787,500	Chairman of the Board
Gregory Burns, CFA	787,500	Chief Executive Officer, President and Director
Mitchel Friedman	343,750	Chief Financial Officer, Treasurer and Secretary
Donald McInnes	62,500	Director
Edward Cook	62,500	Director
Maurice Levy	50,000	Director
John Burns, Jr.	31,250	Special Advisor
Charles Royce	375,000	Stockholder

In January 2006, Mr. Friedman gifted 62,500 of the shares of our common stock he received in the above-referenced issuance to Mr. Martell. Mr. Friedman left the Company on June 12, 2006, as a result of disagreements over the scope of his duties as chief financial officer. In March 2007, Messrs. Martell and Burns each gifted 75,000 of the shares of our common stock they received in the above-referenced issuance to Sandy Smith, an associate of Mr. Martell’s who has provided due diligence assistance to GLAC on numerous occasions.

Inside Stockholder Escrow

Prior to or concurrently with the closing of the acquisition, the GLAC Inside Stockholders, other than Mitchel Friedman and Sandy Smith, will place an aggregate of 1,173,438 of their Original Shares into escrow pursuant to the Stockholder Escrow Agreement. Of the 1,173,438 shares to be placed in escrow: Mr. Martell will place 400,000, Mr. Gregory E. Burns 381,250, Messrs. McInnes and Cook 31,250 each, Mr. Levy 25,000, Mrs. Royce 281,250 and Mr. John Burns 23,438. The amounts represent 75% of the Original Shares currently owned by Messrs. Royce and John Burns, and 50% for Messrs. Martell, Gregory E. Burns, McInnes, Cook and Levy.

The Original Shares will only be released from escrow if, and only if, prior to the fifth anniversary of the closing, the last sales price of our common stock equal or exceeds $11.50 per share for any 20 trading days within a 30 day trading day period. Upon satisfaction of this condition, the stockholders may send a notice to the trustee that the conditions have been met. Upon verification by the independent trustee, shares shall be released to the holders. If such condition is not met, the shares placed in escrow will be cancelled. The release condition may not be waived by GLAC or by its board of directors in any circumstances.

The terms of the escrow agreement will restrict the holders from selling or otherwise transferring the escrowed shares during the period the escrow arrangement is in effect, subject to certain limited exceptions such as transfers to family members and trusts for estate planning purposes, the death of the holder and transfers to an estate or beneficiaries, provided that the recipients agree to remain subject to the arrangement. As a result of the condition to which the escrowed shares will be subject, such shares will be considered as contingent shares and, as a result, are not included in the pro forma income (loss) per share calculations that are provided in this proxy statement. Accordingly, GLAC will be required to recognize a charge based on the fair value of the shares over the expected period of time it will take to achieve the target price. Based on our share price of $7.25 on January 16, 2008 and an estimated 5 year performance horizon, such non-cash charge would be approximately $1,701,500 per year.

Initial Stockholder Warrant Purchase

In connection with the closing of our offering, we issued 2,272,727 initial stockholder warrants to the individuals set forth below for approximately $2,500,000 in cash, at an average purchase price of $1.10 per warrant as follows:

Name	Number of Initial Stockholder Warrants	Relationship to Us
James Martell	431,818	Chairman of the Board
Gregory Burns, CFA	386,364	Chief Executive Officer, President and Director
Mitchel Friedman	90,909	Chief Financial Officer, Treasurer and Corporate Secretary
Donald McInnes	59,091	Director
Edward Cook	90,909	Director
Maurice Levy	27,273	Director
John Burns, Jr.	181,818	Special Advisor
Charles Royce	1,004,545	Stockholder

Registration Rights

The holders of the majority of the above-referenced shares, including the shares of common stock underlying the above-referenced initial stockholder warrants, will be entitled to make up to two demands that we register such shares, the initial stockholder warrants and the shares of common stock underlying the initial stockholder warrants pursuant to an agreement to be signed prior to or on the date of this prospectus. The holders of the majority of these shares, including the shares of common stock underlying the initial stockholder warrants, can elect to exercise these registration rights at any time subsequent to six months after the consummation of a business combination, pursuant to the terms of their respective lock-up agreements. In addition, these stockholders have certain ‘‘piggy-back’’ registration rights on registration statements filed subsequent to such date. We will bear the expenses incurred in connection with the filing of any such registration statements.

Other Transactions

We have agreed to pay Blue Line Advisors, Inc., a private company wholly-owned and controlled by our chief executive officer and president, Gregory Burns, approximately $7,500 per month for office space and administrative support services. Through December 31, 2007, an aggregate of approximately $175,000 has been paid for such services.

We will reimburse our officers and directors for any out-of-pocket business expenses incurred by them in connection with certain activities on our behalf such as identifying and investigating possible target businesses and business combinations. There is no limit on the amount of accountable out-of-pocket expenses reimbursable by us, which will be reviewed only by our board or a court of competent jurisdiction if such reimbursement is challenged, provided that no proceeds held in the trust account will be used to reimburse out-of-pocket expenses prior to a business combination.

Other than the reimbursable out-of-pocket expenses payable to our officers and directors, no compensation of any kind, including finder’s and consulting fees, will be paid to any of our initial stockholders, including our officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with a business combination, other than pursuant to our administrative services agreement with Blue Line Advisors, Inc.

As of December 31, 2007, Messrs. Martell, Burns, Cook, McInnes, Royce and Saunders have loaned GLAC approximately $345,000 to fund its expenses in excess of those paid for from non-trust account funds. The loans are evidenced by promissory notes that bear interest at 10% per annum and are non-recourse against the trust account. If a business combination is not consummated, GLAC will not have any remaining non-trust account funds to repay the loans.

We intend to require that all ongoing and future transactions between us and any of our officers and directors or their respective affiliates, including loans by our officers and directors, will be on terms believed by us to be no less favorable than are available from unaffiliated third parties and such transactions or loans, including any forgiveness of loans, will require prior approval in each instance by a majority of our non-interested ‘‘independent’’ directors (to the extent we have any) or the members of our board who do not have an interest in the transaction, in either case who had access, at our expense, to our attorneys or independent legal counsel.

Clark Related Person Transactions

Clark has had and continues to have transactions with a number of wholly owned subsidiaries and joint venture partners of Anderson Media Corporation (‘‘AMC’’), a holding company affiliated with Clark through common control (shareholders of AMC own approximately 82.4% of Clark and certain shareholders of AMC serve on Clark’s board of directors). These transactions are summarized as follows:

Clark has entered into an agreement with Anderson Management Services, a subsidiary of AMC, pursuant to which Anderson Management Services performs certain executive management services for an annual fee of $110,000 for each of the years ended December 30, 2006, December 31, 2005 and January 1, 2005, respectively. It is anticipated that this agreement will be terminated upon the closing of the transaction.

Clark provides logistic and transportation services for Anderson Merchandisers, L.P., a subsidiary of AMC. Clark’s revenue related to these services was $1,981,000, $0 and $0 for the years ended

December 30, 2006, December 31, 2005 and January 1, 2005, respectively. Clark’s accounts receivable from Anderson Merchandisers, L.P., was $359,000 and $0 as of December 30, 2006 and December 30, 2005. It is anticipated that this agreement will continue post-closing at market rates.

Clark provides logistics and transportation services for Prologix Distribution Services (East), LLC, a subsidiary of AMC, and Anderson Services, LLC, a subsidiary of AMC. Clark’s revenue related to these services was $118,000, $24,000 and $0 for the years ended December 30, 2006, December 31, 2005 and January 1, 2005, respectively. Clark’s accounts receivable from Prologix Distribution Services (East), LLC and Anderson Services, LLC, was $5,000 and $3,000 as of December 30, 2006 and January 1, 2005. It is anticipated that this agreement will continue post-closing at market rates.

Clark also purchases transportation services from Anderson Services, LLC. Such purchases were $634,000, $716,000 and $418,000 for the years ended December 30, 2006, December 31, 2005 and January 1, 2005, respectively. It is anticipated that the Company will continue to purchase transportation services from Anderson Services, LLC at market rates after the closing of the transaction. Also, Clark leases certain distribution facilities from Anderson Services, LLC. Lease expense associated with this lease totaled $355,000, $162,000 and $0 for the years ended December 30, 2006, December 31, 2005 and January 1, 2005, respectively. Accounts payable to Anderson Services, LLC was $10,000 and $9,000 as of December 30, 2006 and December 31, 2005. It is anticipated that the Company will continue to lease such distribution facilities from Anderson Services, LLC at market rates after the closing of the transaction.

The relationships described above are rates believed by Clark management to approximate market rates based on its experience with other non-related parties. Further, neither party to the above-described agreements and/or relationships is under any obligation or commitment to perform or purchase these services in the future.

In addition, in connection with the execution of the purchase agreement, the stockholders of Clark listed as parties to the purchase agreement have caused each of such stockholders’ Affiliates (as defined in the purchase agreement) other than Books-A-Million and Prologix Distribution Services (East), LLC and Prologix Distribution Services (West), LLC to enter into agreements pursuant to which such Affiliate has agreed to certain restrictions with respect to their ability to compete with Clark or to solicit employees or customers of Clark during the six year period following closing.

On May 18, 2007, in connection with the execution of the purchase agreement, Clark entered into employment agreements with Timothy Teagan and John Barry that will be effective upon the closing of the acquisition transaction. The agreements include restrictions on Messrs. Teagan and Barry’s ability to compete with Clark for a period of (i) two years from the last payment such executive receives under the employment agreement as a result of termination for cause or voluntary termination by the executive or (ii) one year after the last payment such executive receives under the employment agreement as a result of termination without cause.

Clark’s management and its board of directors monitor related party transactions. As a privately-held company, Clark has not formalized its conflicts of interest routines and procedures. Clark’s board of directors relies upon Clark’s management’s knowledge of its underlying business relationships to recognize all such transactions. During 2007, Clark supplemented this knowledge by obtaining Conflicts of Interest Statements from members of its board of directors and senior management.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires GLAC directors, officers and persons owning more than 10% of GLAC common stock to file reports of ownership and changes of ownership with the Securities ad Exchange Commission. Based on its review of the copies of such reports furnished to GLAC, or representations from certain reporting persons that no other reports were required, GLAC believes that all applicable filing requirements were complied with during the fiscal year ended December 31, 2007.

DESCRIPTION OF GLAC COMMON STOCK AND OTHER SECURITIES

General

On February 21, 2006, GLAC closed its initial public offering of 10,000,000 units with each unit consisting of one share of its common stock and one warrant, each to purchase one share of its common stock at an exercise price of $6.00 per share. On March 1, 2006, it consummated the closing of an additional 1,000,000 units which were subject to the over-allotment option. The units from the initial public offering (including the over-allotment option) were sold at an offering price of $8.00 per unit, generating total gross proceeds of $88,000,000. GLAC’s units, common stock and warrants are traded on the American Stock Exchange under the symbols GLA, GLA.WS and GLA.U, respectively. The closing price for each share of common stock, warrant and unit of GLAC on May 18, 2007, the last trading day before announcement of the execution of the purchase agreement, was $7.75, $0.87 and $8.65, respectively.

The certificate of incorporation of GLAC authorizes the issuance of 400,000,000 shares of common stock, par value $0.0001, and 1,000,000 shares of preferred stock, par value $0.0001. As of the record date, 13,500,000 shares of common stock were outstanding and no shares of preferred stock were outstanding.

Common Stock

The holders of common stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. In connection with the vote required for any business combination, all of the existing stockholders, including all officers and directors of GLAC, have agreed to vote their respective shares of common stock owned by them immediately prior to the IPO in accordance with the vote of the holders of a majority of the Public Shares present in person or represented by proxy and entitled to vote at the special meeting. This voting arrangement does not apply to shares included in units purchased in the IPO or purchased following the IPO in the open market by any of GLAC’s stockholders, officers and directors. GLAC’s stockholders, officers and directors may vote their shares in any manner they determine, in their sole discretion, with respect to any other items that come before a vote of our stockholders.

GLAC will proceed with the acquisition only if stockholders who own at least a majority of the Public Shares, present in person or by proxy at the meeting and entitled to vote, vote in favor of the acquisition and stockholders owning fewer than 20% of the Public Shares exercise conversion rights discussed below.

Our board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors standing for election in each class.

If GLAC is required to liquidate, the holders of the Public Shares will be entitled to share ratably in the trust account, inclusive of any interest, and any net assets remaining available for distribution to them after payment of liabilities. Holders of common stock issued prior to GLAC’s IPO have agreed to waive their rights to share in any distribution with respect to common stock owned by them prior to the IPO if GLAC is forced to liquidate.

Holders of GLAC common stock do not have any conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock, except that the holders of the Public Shares have the right to have their Public Shares converted to cash equal to their pro rata share of the trust account if they vote against the acquisition proposal, properly demand conversion and the acquisition is approved and completed. Holders of common stock who convert their stock into their shares of the trust account still have the right to exercise the warrants that they received as part of the units.

Preferred Stock

The certificate of incorporation of GLAC authorizes the issuance of 1,000,000 shares of a blank check preferred stock with such designations, rights and preferences as may be determined from time to time by GLAC’s board of directors. Accordingly, GLAC’s board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock, although GLAC has entered into an underwriting agreement which prohibits GLAC, prior to a business combination, from issuing preferred stock which participates in any manner in the proceeds of the trust account, or which votes as a class with the common stock on a business combination. GLAC may issue some or all of the preferred stock to effect a business combination. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of GLAC. There are no shares of preferred stock outstanding and GLAC does not currently intend to issue any preferred stock.

Warrants

GLAC currently has outstanding 13,272,727 redeemable common stock purchase warrants. Each warrant entitles the registered holder to purchase one share of our common stock at a price of $6.00 per share, subject to adjustment as discussed below, at any time commencing on the completion of the acquisition. The warrants expire on February 15, 2011 at 5:00 p.m., New York City time. GLAC may call the warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant at any time after the warrants become exercisable;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•	if, and only if, the reported last sale price of the common stock equals or exceeds $11.50 per share for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or GLAC’s recapitalization, reorganization, acquisition or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below the exercise price.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to GLAC, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No warrants will be exercisable unless at the time of exercise a prospectus relating to common stock issuable upon exercise of the warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of a warrant agreement, GLAC has agreed to use its best efforts to maintain a current prospectus relating to common stock issuable upon exercise of the warrants until the expiration of the warrants. However, there is no assurance that GLAC will be able to do so. If the prospectus relating to the common stock issuable upon exercise of the warrants is not current, holders will be unable to exercise their warrants and GLAC will not be required to net cash settle or cash settle the warrant exercise. Accordingly, the warrants may be deprived of any value and the market for the warrants may be limited if the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside.

Transfer Agent and Warrant Agent

The transfer agent for GLAC’s securities and warrant agent for GLAC’s warrants is The Bank of New York, 480 Washington Boulevard, 26th Floor, Jersey City, New Jersey 07310.

PRICE RANGE OF GLAC SECURITIES AND DIVIDENDS

GLAC’s units, common stock and warrants are traded on the American Stock Exchange under the symbols GLA, GLA.WS and GLA.U, respectively. The following table sets forth the range of high and low closing bid prices for the units, common stock and warrants for the periods indicated since the units commenced public trading on February 16, 2006 and since the common stock and warrants commenced public trading on April 21, 2006.

	Common Stock		Warrants		Units
	High	Low	High	Low	High	Low
2008:
First Quarter (through January 16, 2008)	$7.98	$7.18	$0.34	$0.22	$8.25	$8.00
2007:
Fourth Quarter	$7.97	$7.65	$0.88	$0.26	$8.80	$8.20
Third Quarter	$7.88	$7.72	$1.37	$0.69	$9.20	$8.21
Second Quarter	$7.90	$7.70	$1.26	$0.66	$9.05	$8.40
First Quarter	$7.85	$7.57	$0.83	$0.57	$8.63	$8.12
2006:
Fourth Quarter	$7.64	$7.40	$0.69	$0.41	$8.27	$7.70
Third Quarter	$7.54	$7.35	$0.77	$0.52	$8.19	$7.88
Second Quarter	$7.60	$7.35	$1.21	$0.70	$8.75	$8.01
First Quarter					$8.75	$8.12

The closing price for each share of common stock, warrant and unit of GLAC on May 18, 2007, the last trading day before announcement of the execution of the purchase agreement, was $7.75, $0.87 and $8.65, respectively. As of January 25, 2008, the record date, the closing price for each share of common stock, warrant and unit of GLAC was $7.65, $0.22 and $7.75, respectively.

Holders of GLAC common stock, warrants and units should obtain current market quotations for their securities. The market price of GLAC common stock, warrants and units could vary at any time before the acquisition.

Holders

As of January 25, 2008, there were 3 holders of record of GLAC units, 10 holders of record of GLAC common stock and 10 holders of record of GLAC warrants. GLAC believes that the beneficial holders of the units, common stock and warrants to be in excess of 400 persons each.

Dividends

GLAC has not paid any dividends on its common stock to date and does not intend to pay dividends prior to the completion of the acquisition. It is the present intention of GLAC’s board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board does not anticipate declaring any dividends in the foreseeable future. The payment of dividends subsequent to the acquisition will be within the discretion of our then board of directors and will be contingent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the acquisition.

APPRAISAL RIGHTS

GLAC stockholders do not have appraisal rights under the DGCL in connection with the acquisition.

STOCKHOLDER PROPOSALS

The GLAC 2009 annual meeting of stockholders will be held on or about April 15, 2009 unless the date is changed by the board of directors. If you are a stockholder and you want to include a proposal in the proxy statement for the year 2009 annual meeting, you need to provide it to us by no later than December 16, 2008. You should direct any proposals to our secretary at GLAC’s principal office which will be in Trenton, New Jersey. If you want to present a matter of business to be considered at the year 2009 annual meeting, under GLAC’s by-laws you must give timely notice of the matter, in writing, to our secretary. To be timely, the notice has to be given between January 15, 2009 and February 14, 2009. If GLAC is liquidated as a result of not consummating a business combination transaction on or before February 21, 2008, there will be no annual meeting in 2009.

INDEPENDENT AUDITORS

The consolidated financial statements of Clark Group and its subsidiaries at December 30, 2006, December 31, 2005 and for each of the three years ended in the three year period through December 30, 2006 included in this proxy statement have been audited by Parente Randolph, LLC, independent registered public accounting firm, as set forth in their report appearing elsewhere herein.

The financial statements of GLAC at December 31, 2006 and 2005, and for the year ended December 31, 2006, the period from September 1, 2005 (inception) to December 31, 2005, and the cumulative period from September 1, 2005 (inception) to December 31, 2006 included in this proxy statement have been audited by Eisner LLP, independent registered public accounting firm (which contain an explanatory paragraph regarding our ability to continue as a going concern), as set forth in their report appearing elsewhere herein.

Representatives of Parente Randolph, LLC and Eisner LLP will be present at the stockholder meeting or will be available by telephone with the opportunity to make statements and to respond to appropriate questions.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the Securities and Exchange Commission, GLAC and services that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of each of GLAC’s annual report to stockholders and GLAC’s proxy statement. Upon written or oral request, GLAC will deliver a separate copy of the annual report to stockholder and/or proxy statement to any stockholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents in the future. Stockholders receiving multiple copies of such documents may likewise request that GLAC deliver single copies of such documents in the future. Stockholders may notify GLAC of their requests by calling or writing GLAC at its principal executive offices at 330 Madison Avenue, New York, N.Y. (645) 495-5155.

WHERE YOU CAN FIND MORE INFORMATION

GLAC files reports, proxy statements and other information with the Securities and Exchange Commission as required by the Securities Exchange Act of 1934, as amended. You may read and copy reports, proxy statements and other information filed by GLAC with the Securities and Exchange Commission at the Securities and Exchange Commission public reference room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549. You may access information on GLAC at the Securities and Exchange Commission web site containing reports, proxy statements and other information at: http://www.sec.gov.

Information and statements contained in this proxy statement or any annex to this proxy statement are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement.

All information contained in this document relating to GLAC has been supplied by GLAC, and all such information relating to Clark has been supplied by Clark. Information provided by one another does not constitute any representation, estimate or projection of the other.

If you would like additional copies of this document or if you have questions about the acquisition, you should contact via phone or in writing:

Kenneth Saunders, Chief Financial Officer, Treasurer and Corporate Secretary
Global Logistics Acquisition Corporation
330 Madison Avenue, 6th Floor
New York, New York 10017
(646) 495-5155

 Index to Financial Statements

The Clark Group, Inc.

The Clark Group, Inc.

Financial statements
Consolidated Balance Sheets	FS-17
Consolidated Statements of Income (Unaudited)	FS-18
Consolidated Statements of Cash Flows (Unaudited)	FS-19
Notes to Unaudited Consolidated Financial Statements	FS-20 – FS-25

Global Logistics Acquisition Corporation

(a development stage company)

Global Logistics Acquisition Corporation

(a development stage company)

Condensed Financial Statements
Condensed Balance Sheets	FS-38
Condensed Statements of Operations (Unaudited)	FS-39
Condensed Statements of Changes in Common Stockholders’ Equity	FS-40
Condensed Statements of Cash Flows	FS-41
Notes to Condensed Financial Statements	FS-42 – FS-48

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of The Clark Group, Inc. and Subsidiaries:

We have audited the accompanying consolidated balance sheet of The Clark Group, Inc. and subsidiary as of December 30, 2006 and December 31, 2005, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 30, 2006. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Clark Group and subsidiaries, as of December 30, 2006 and 2005, and the results of their operations and their cash flows for each of the years in the three-year period ended December 30, 2006 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1, the accompanying fiscal 2006, 2005 and 2004 consolidated financial statements have been restated.

/s/ Parente Randolph, LLC
Philadelphia, Pennsylvania
October 26, 2007

THE CLARK GROUP, INC.

CONSOLIDATED BALANCE SHEETS
(In Thousands)

	December 30, 2006 (as restated)	December 31, 2005 (as restated)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$4,075	$3,556
Accounts receivable, net of allowance of $300,000 in fiscal years 2006 and 2005	6,229	6,230
Other receivables	106	47
Prepaid expenses	952	1,051
Current assets of discontinued operations	784	997
Total current assets	12,146	11,881
PROPERTY AND EQUIPMENT, net of accumulated depreciation	1,705	1,692
Goodwill	10,871	10,871
Other Assets	46	46
Total assets	$24,768	$24,490
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$7,246	$7,839
Accrued expenses and other payables	2,098	1,892
Current liabilities of discontinued operations	556	614
Total current liabilities	9,900	10,345
STOCKHOLDERS’ EQUITY
Voting common stock par value $1,2,500 shares authorized, 910 and 1,000 shares issued at December 30, 2006 and December 31, 2005, respectively	1	1
Non-voting common stock par value $1,22,500 shares authorized, 8,190 and 9,000 shares issued at December 30, 2006 and December 31, 2005, respectively	8	9
Additional paid in capital	1,041	2,990
Treasury stock at cost (90 shares voting and 810 shares of non-voting stock at December 31, 2005)	—	(1,950)
Retained earnings	13,818	13,095
Total stockholders’ equity	14,868	14,145
Total liabilities and stockholders’ equity	$24,768	$24,490

See notes to consolidated financial statements

THE CLARK GROUP, INC.

CONSOLIDATED STATEMENTS OF INCOME
(In Thousands)

	December 30, 2006 (as restated)	December 31, 2005 (as restated)	Jauuary 1, 2005 (as restated)
GROSS REVENUES	$76,603	$73,382	$63,443
FREIGHT EXPENSE	(47,979)	(44,332)	(36,328)
Gross Profit	28,624	29,050	27,115
SELLING, OPERATING AND ADMINISTRATIVE EXPENSES	(21,058)	(20,893)	(21,412)
Income from operations	7,566	8,157	5,703
INTEREST INCOME	71	35	10
INTEREST EXPENSE	(30)	(32)	(29)
Income before income taxes	7,607	8,160	5,684
INCOME TAX EXPENSE	(135)	(255)	(192)
INCOME FROM CONTINUING OPERATIONS	7,472	7,905	5,492
LOSS FROM DISCONTINUED OPERATIONS	(435)	(355)	(452)
NET INCOME	$7,037	$7,550	$5,040

See notes to consolidated financial statements

THE CLARK GROUP, INC.

Consolidated Statements of Stockholders’ Equity
(In Thousands, except share data)

	Voting $1 Par Value Common Stock			Non-Voting $1 Par Value Common Stock
	Authorized Shares	Number Of Shares Outstanding	Common Stock Voting	Authorized Shares	Number Of Shares Outstanding	Common Stock Non-Voting	Additional Paid-in Capital	Retained Earnings	Treasury Stock	Total Stockholders’ Equity
BALANCES, JANUARY 3, 2004 (as restated)	2,500	1,000	$1	22,500	9,000	$9	$2,990	$9,579	$—	$12,579
Net income (as restated)	—	—	—	—	—	—	—	5,040	—	5,040
Purchase 500 shares $1,900 per share	—			—					(950)	(950)
Dividends	—	—	—	—	—	—	—	(3,442)	—	(3,442)
BALANCES, JANUARY 1, 2005 (as restated)	2,500	1,000	1	22,500	9,000	9	2,990	11,177	(950)	13,227
Net income (as restated)	—	—	—	—	—	—	—	7,550		7,550
Sale of Common Stock								—		—
Purchase of 491 shares at $2,501 per share	—			—					(1,228)	(1,228)
Sale of 91 shares at $2,501 per share	—			—					228	228
Dividends	—	—	—	—	—	—	—	(5,632)		(5,632)
BALANCES, DECEMBER 31, 2005 (as restated)	2,500	1,000	1	22,500	9,000	9	2,990	13,095	(1,950)	14,145
Net income (as restated)	—	—	—	—	—	—	—	7,037	—	7,037
Dividends	—	—	—	—	—	—	—	(6,314)	—	(6,314)
Retirement of treasury stock	—	(90)	—		(810)	(1)	(1,949)	—	1,950	—
BALANCES, DECEMBER 30, 2006 (as restated)	2,500	910	$1	22,500	8,190	$8	$1,041	$13,818	$—	$14,868
See notes to consolidated financial statements

THE CLARK GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)

	December 30, 2006 (as restated)	December 31, 2005 (as restated)	Jauuary 1, 2005 (as restated)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$7,037	$7,550	$5,040
Adjustments to reconcile net income to cash flows from operating activities:
Depreciation	465	438	416
Amortization	—	—	90
(Increase) Decrease in accounts receivable	1	336	(1,065)
(Increase) Decrease in other receivables	(59)	(9)	3
(Increase) Decrease in prepaid expense	99	(158)	99
(Increase) Decrease in current assets of discontinued operations	213	(812)	(185)
Increase (Decrease) in accounts payable	(593)	841	(199)
Increase in accrued expenses and other payables	206	2	241
(Increase) Decrease in current liabilities of discontinued operations	(58)	260	354
Net cash provided by operating activities	7,311	8,448	4,794
CASH FLOWS USED IN INVESTING ACTIVITIES
Purchase of property and equipment	(478)	(418)	(937)
CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings under credit facility	—	1,090	—
Repayments under credit facility	—	(1,090)	—
Dividends to stockholders	(6,314)	(5,632)	(3,442)
Purchase of treasury stock	—	(1,228)	(950)
Sale of treasury stock	—	228	—
Net cash used in financing activities	(6,314)	(6,632)	(4,392)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	519	1,398	(535)
CASH AND CASH EQUIVALENTS, at beginning of period	3,556	2,158	2,693
CASH AND CASH EQUIVALENTS, at end of period	$4,075	$3,556	$2,158
SUPPLEMENTAL CASH FLOW DISCLOSURE
Cash paid for interest	$30	$32	$29
Cash paid for taxes	$135	$255	$192

See notes to consolidated financial statements

THE CLARK GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Business Activity   –   The Clark Group, Inc. (the Company) is a logistics services company that provides ground, air and ocean freight forwarding, contract logistics, customs clearances, distribution, inbound logistics, truckload brokerage and other supply chain management services. The Company serves its clients through a network of contract logistics providers and distribution centers.

Consolidation – The consolidated financial statements include the accounts of The Clark Group, Inc. and its subsidiaries. All significant inter-company transactions have been eliminated in consolidation. The Company is a holding company with investments in operating entities, Clark Distribution Systems, Inc., Clark Worldwide Transportation Limited, Clark Worldwide Transportation, Inc., Highway Distribution Systems, Inc. and Evergreen Express Lines, Inc.

Year End   –   The Company utilizes a 52 – 53 week fiscal year ending on the Saturday closest to December 31. The years ended December 30, 2006, December 31, 2005 and January 1, 2005 each included 52 weeks.

Recognition of Revenue – Gross revenues consist of the total dollar value of goods and services purchased from us by our customers. Emerging Issues Task Force (EITF) Issue No. 99-19. Reporting Revenue Gross as a Principal versus Net as an Agent, establishes the criteria for recognizing revenues on a gross or net basis. All transactions are recorded at the gross amount we charge our customers for the service. In these transactions, we are the primary obligor, we are a principal to the transaction, we have all the credit risk, we maintain substantially all risks and rewards, we have discretion to select the supplier, and we have latitude in pricing decisions. We have no material revenues relating to activities where these factors are not present. The Company also recognizes revenue in accordance with method 5 of Emerging Issues Task Force (EITF) Issue No. 99-19, Revenue and Expense Recognition for Freight Services in Process. Accordingly, gross revenue and freight consolidation costs for domestic ground freight, international air and ocean freight forwarding services are recognized based upon the relative transit time in each reporting period with expense recognized as incurred. We compute relative transit time by considering the mode of transportation and the destination. Our domestic ground freight times are highly predictable and are based on historical delivery times. We estimate our international air and ocean freight transit times based on published third party carrier arrival schedules. Gross profits are gross revenues less freight expense.

Cash and Cash Equivalents   –   For purposes of the consolidated statements of cash flows, the Company considers all short term, highly liquid investments with an original maturity of less than 90 days to be cash equivalents.

Accounts Receivable   –   Accounts receivable are recorded at management’s estimate of net realizable value. Management evaluates the adequacy of the allowance for uncollectible accounts on a customer specific basis. These factors include historical trends, general and specific economic conditions and local market conditions. Accounts are written off when management determines collection is doubtful.

Property and Equipment   –   Property and equipment are stated at cost. Buildings and equipment are depreciated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized using the straight-line method over the shorter of the related lease term or useful lives of the assets. Gains and losses on disposal of property and equipment are recognized when the asset is sold. Expenditures for maintenance and repairs are expensed as incurred, whereas expenditures for improvements and replacements are capitalized.

Freight Expense   –   Freight expense includes purchased transportation expenses and our operated fleet expenses, including equipment rents and leases, maintenance, fuel and driver personnel expenses.

Selling Operating and Administrative Expenses   –   Selling, operating and administrative expenses includes all operating expense except freight. These expenses include personnel, occupancy, packaging, supplies, insurance, cargo losses and depreciation.

Income Taxes   –   The Company has elected to file its Federal income tax return as an ‘‘S’’ Corporation. Any income or loss for federal income tax purposes is passed through to the shareholders. The Company has elected to file as a ‘‘C’’ corporation in certain states. The attendant state income tax expense is reflected on the income statement. Deferred state income taxes are not material.

Fair Value of Financial Instruments   –   The Company’s financial instruments consist of accounts receivable, accounts payable, accrued expenses and debt. The fair value of these financial instruments approximates their carrying value.

Operating Leases   –   The Company leases all of its distribution facilities and transportation equipment. At inception, each lease is evaluated to determine whether the lease will be accounted for as an operating or capital lease. The term used for this evaluation includes renewal option periods only in instances in which the exercise of the renewal can be reasonably assured and failure to exercise such option would result in an economic penalty. The Company currently has no leases that meet the capital lease requirements, therefore all leases are currently accounted for as operating.

We utilize a straight-line rent expense for all operating leases that is calculated from the date of inception of the leased premises through the lease termination date, which accounts for any ‘‘rent holiday’’. When applicable, items such as rent escalations, rent holidays, contingent rents, rent concessions and lease incentives are all factored into determining the total amount of rent to be amortized over the life of the lease.

Significant Estimates   –   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements. Actual results could differ from these estimates. The Company accrues freight expense for any transportation pool costs that have been incurred as of an accounting cutoff, but have not been invoiced and included in accounts payable. These estimates are used to substantiate vendor invoices that are processed for payment, as well as Clark’s accruals for purchased transportation for shipments in process at its accounting cutoffs.

In the ordinary course of operations, employees may be injured and file a claim for workers compensation. Based upon its review of open claims, management adjusts the balance sheet accrual to equal its estimate of incurred losses, including an estimate for incurred and not reported claims (IBNR). IBNR includes future development of incurred losses.

Accounting for Goodwill, Intangibles and Other Long-lived Assets   –   The Company accounts for goodwill, intangibles and other long-lived assets in accordance with SFAS No. 142, Goodwill and Intangible Assets, and SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

The Company measures for potential goodwill impairment using a discounted cash flow model to determine the estimated fair value of our reporting units. The discounted cash flow model contains significant assumptions and estimates about discount rates, future operating results and terminal values that could materially affect the Company’s operating results or financial position if they were to change significantly in the future. The Company performs its goodwill impairment test annually and whenever events or changes in facts or circumstances indicate that impairment may exist.

In accordance with SFAS No. 144, when events, circumstances or operating results indicate that the carrying values of certain long-lived assets and related identifiable intangible assets (excluding goodwill) that are expected to be held and used might be impaired, the Company prepares projections of the undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the projections indicate that the recorded amounts are not expected to be recoverable, such amounts are reduced to estimated fair value. Fair value may be estimated based upon internal evaluations that include quantitative analysis of revenues and cash flows, reviews of recent sales of similar assets and independent appraisals.

Comprehensive Income   –   SFAS No. 130, Reporting Comprehensive Income, established standards for reporting and displaying comprehensive income and its components in a full set of general purpose financial statements. Comprehensive income for years ended December 30, 2006, December 31, 2005 and January 1, 2005 was the same as net income for the Company.

Foreign Currency   –   For consolidation purposes, assets and liabilities expressed in currencies other than U.S. dollars are translated at the rates of exchange effective at the balance sheet date. These gains and losses arising on remeasurement are accounted for in the income statement. Operating results for the year are translated using average rates of exchange for the year. Gains and losses on translation are not material.

New Accounting Standards   –   In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109 (‘‘FIN 48’’). This Interpretation clarifies the accounting for uncertainty in income taxes recognized in the financial statements, and requires companies to use a more-likely-than-not recognition threshold based on the technical merits of the tax position taken. Tax positions that meet the more-likely-than-not recognition threshold should be measured in order to determine the tax benefit to be recognized in the financial statements. FIN 48 is effective in fiscal years beginning after December 15, 2006. The Company is currently evaluating the impact that the adoption of FIN 48 will have on its financial position and results of operations. The Company is required to adopt the provisions of FIN 48 effective for the year ending December 2007.

On September 15, 2006, the FASB issued, SFAS No. 157, Fair Value Measurements. The standard provides guidance for using fair value to measure assets and liabilities and applies whenever other standards require (or permit) assets or liabilities to be measured at fair value. The standard does not expand the use of fair value in any new circumstances. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. Management is in the process of evaluating the impact of this new standard on the Company’s financial position and results of operations.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. This new standard provides companies with an option to report selected financial assets and liabilities at fair value. Generally accepted accounting principles have required different measurement attributes for different assets and liabilities that can create artificial volatility in earnings. The FASB believes that SFAS No. 159 helps to mitigate this type of accounting-induced volatility by enabling companies to report related assets and liabilities at fair value, which would likely reduce the need for companies to comply with detailed rules for hedge accounting. SFAS No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. The new Statement does not eliminate disclosure requirements included in other accounting standards, including requirements for disclosures about fair value measurements included in SFAS No. 157 and No. 107. This Statement is effective beginning January 1, 2008 for the Company, with early adoption permitted under certain circumstances. Management is currently evaluating the impact that adoption of SFAS No. 159 will have on the Company’s financial position and results of operations.

Restatement of Previously Issued Financial Statements   –   The Company restated its financial statements to report the results of operations in the United Kingdom as discontinued operations as discussed in Note 15, Subsequent Events. Also, the Company’s management initiated a review of its revenue recognition accounting practices and determined that a correction was required to the way it recognized revenue to be in accordance with EITF Issue No. 99-19, Revenue and Expense Recognition for Freight Services in Process. In addition, in the course of reviewing certain accrued liabilities and cash reconciliations, management determined that adjustments were necessary. As a result the Company restated its financial statements for the years ended December 30, 2006, December 31, 2005 and January 1, 2005. The cumulative effect on retained earning at January 2, 2004 was $283,000.

The effect of these restatement adjustments reduced net income for the years ended December 30, 2006, December 31, 2005 and January 1, 2005 net income by $217,000, $11,000, and $18,000 respectively.

A summary of the significant effects of the restatement is as follows (in thousands):

Consolidated Balance Sheet

	December 30, 2006		December 31, 2005
	As Previously Reported	As Restated	As Previously Reported	As Restated
Cash and cash equivalents	4,727	4,075	4,122	3,556
Accounts Receivable	7,467	6,229	7,693	6,230
Other receivables	148	106	81	47
Prepaid expenses	1,187	952	1,261	1,051
Current assets of discontinued operations	—	784	—	997
Total assets	26,151	24,768	25,767	24,490
Accounts Payable	8,813	7,246	9,406	7,839
Accrued expenses and other payables	1,942	2,098	1,905	1,892
Current liabilities of discontinued operations	—	556	—	614
Total current liabilities	10,755	9,900	11,311	10,345
Total stockholders’ equity	15,396	14,868	14,456	14,145
Total liabilities and stockholders’ equity	26,151	24,768	25,767	24,490

Consolidated Statement of Income

	December 30, 2006		December 31, 2005		January 1, 2005
	As Previously Reported	As Restated	As Previously Reported	As Restated	As Previously Reported	As Restated
Gross revenues	80,350	76,603	76,754	73,382	66,293	63,443
Freight expense	49,918	47,979	46,580	44,332	38,510	36,328
Gross profit	30,432	28,624	30,174	29,050	27,783	27,115
Selling, operating and administrative	23,084	21,058	22,360	20,893	22,516	21,412
Income from continuing operations	7,348	7,566	7,814	8,157	5,267	5,703
Loss from discontinued operations	—	435	—	355	—	452
Net income	7,254	7,037	7,561	7,550	5,058	5,040

2.    OTHER RECEIVABLES:

Other receivables consist of:

	December 30, 2006	December 31, 2005
	(Thousands)
Casualty claims	$71	$20
Other	35	27
	$106	$47

3.    PROPERTY AND EQUIPMENT:

Property and equipment consist of:

	Estimated useful lives	December 30, 2006	December 31, 2005
		(Thousands)
Land		$71	$71
Building	40 years	506	506
Leasehold improvements	3 – 7 years	230	226
Furniture and office equipment	3 – 7 years	2,857	2,563
Equipment	3 – 7 years	1,639	1,450
		5,303	4,817
Accumulated depreciation		(3,598)	(3,125)
Property and equipment, net		$1,705	$1,692

Depreciation expense for continuing operations was $392,000, $371,000 and $370,000 for the years ended December 30, 2006, December 31, 2005 and January 1, 2005, respectively. Repairs and maintenance expense for continuing operations was $765,000, $725,000 and $673,000 for the years ended December 30, 2006, December 31, 2005 and January 1, 2005, respectively.

4.    DEBT:

The Company has a revolving bank loan, which is secured by the Company’s assets. The commitment on the revolving credit line is $4.0 million and matures on November 30, 2007. Interest is payable at 1.75% over Libor, and a facility fee of 0.30% is payable annually. The loans contain covenants that require the Company to maintain certain financial ratios and, among other restrictions, place limitations on cash dividends. At December 30, 2006, the Company was in compliance with its covenants.

The Company has issued approximately $1,417,000 in bank letters of credit. Future payments under the Company’s workers’ compensation insurance program represented $1,174,000 of this amount, and the balance was issued as a security deposit for its leased UK property.

The Company recognizes fees associated with the revolving credit line and the letters of credit as interest expense. These fees totaled $30,107, $32,199 and $28,724 for the years ended December 30, 2006, December 31, 2005 and January 1, 2005, respectively.

5.    INSURANCE ACCRUALS:

The Company uses a combination of insurance and self-insurance to provide for the liabilities for workers’ compensation, healthcare benefits, general liability, property insurance, and vehicle liability. Liabilities associated with the self-insured risks are not discounted and are estimated, in part, by considering historical claims experience, demographic factors, severity factors and other assumptions. The estimated accruals for these liabilities, portions of which are calculated by independent third party service providers, could be significantly affected if future occurrences and claims differ from these assumptions and historical trends. The self-insurance reserve was included in ‘‘accrued expenses and other payables’’ in the balance sheets and at December 30 2006 and December 31, 2005, was $343,000 and $441,000, respectively.

6.    LEASES:

The Company has non-cancelable operating leases, primarily for real property. The leases require the Company to pay maintenance, insurance and other operating expenses. Rental expense for operating leases for the years ended December 30, 2006, December 31, 2005 and January 1, 2005, respectively was $3,669,000, $3,505,000 and $3,100,000 respectively.

Future minimum lease payments for continuing operations under non-cancelable operating leases at December 30, 2006 are as follows:

	(Thousands)
	Property	Equipment	Total
2007	$1,524	$1,268	$2,792
2008	851	1,130	1,981
2009	606	650	1,256
2010	422	344	766
2011	354	77	431
Thereafter	141	—	141
	$3,898	$3,469	$7,367

The Company’s leases for real property generally contain renewal options for periods of two to five years.

7.    EMPLOYEE BENEFIT PLAN:

The Company maintains a defined contribution benefit plan for its qualified employees. Annual contributions are made at management’s discretion. The plan covers all full time employees who have completed 12 months of service and who are at least 21 years of age. Expense under the plan for the years ended December 30, 2006, December 31, 2005 and January 1, 2005, respectively was $234,000, $228,000 and 227,000 respectively.

8.    COMMITMENTS AND CONTIGENCIES:

From time to time, the Company is a defendant or plaintiff in various legal proceedings arising in the ordinary course of business. To date, none of these types of litigation has had a material effect on the Company.

9.    BUSINESS AND CREDIT CONCENTRATIONS:

The Company maintains cash and cash equivalents in four banks and overnight repurchase agreements. The bank balances are insured up to $100,000 per bank. The Company had deposits at four banks that exceed the balance insured by the F.D.I.C. in the amount of $1,908,058. The overnight government repurchase agreements were $2,497,000 and $2,375,000 as of December 30, 2006 and December 31, 2005, respectively.

Sales to three printers and publishers aggregated $27,218,000, $25,924,000 and $21,633,000 for the years ended December 30, 2006, December 31, 2005 and January 1, 2005, respectively. Accounts receivable from these printers and publishers were $872,000 and $945,000 as of December 30, 2006 and December 31, 2005.

10.    RELATED-PARTY TRANSACTIONS:

The Company has entered into an agreement with Anderson Management Services, related through common control, for certain executive management services. The costs for these services was $110,000 for each of the years ended December 30, 2006, December 31, 2005 and January 1, 2005, respectively, and are included in selling, operating and administrative expenses.

The Company provides logistics and transportation services for Anderson Merchandisers, LP, related through common control. The revenue related to these services was $1,981,000, $0 and $0 for the years ended December 30, 2006, December 31, 2005 and January 1, 2005, respectively and are included in net revenues. Accounts receivable from Anderson Merchandisers, LP, was $359,000 and $0 as of December 30, 2006 and December 31, 2005.

The Company provides logistics and transportation services for Prologix Distribution Services (East), LLC and Anderson Services, LLC, both related through common control. The revenue related to these services was $118,000, $24,000 and $0 for the years ended December 30, 2006, December 31, 2005 and January 1, 2005, respectively and are included in net revenues. Accounts receivable from Prologix Distribution Services (East), LLC and Anderson Services, LLC, was $5,000 and $3,000 as of December 30, 2006 and January 1, 2005.

The Company purchases transportation from Anderson Services, LLC, related through common control. Such purchases were $634,000, $716,000 and $418,000 for the years ended December 30, 2006, December 31, 2005 and January 1, 2005, respectively. Also, the Company leases certain distribution facilities from Anderson Services, LLC. Lease expense associated with this lease totaled $355,000, $162,000 and $0 for the years ended December 30, 2006, December 31, 2005 and January 1, 2005, respectively. Accounts payable to Anderson Services, LLC was $10,000 and $9,000 as of December 30, 2006 and December 31, 2005.

11.    BUSINESS SEGMENTS:

The Company identifies business segments into Domestic and International. The Domestic segment consists of operations serving a variety of wholesale customers in North America. The International segment consists principally of shipments outside North America. Financial information on business segments for the years ended December 30, 2006, December 31, 2005 and January 1, 2005 follows (in thousands):

Year Ended December 30, 2006	Domestic	International	Consolidated
Net revenues	$61,706	$14,897	$76,603
Freight expense	(39,951)	(8,028)	(47,979)
Gross profit	21,755	6,869	28,624
Selling, operating, and administrative expenses	(15,632)	(5,426)	(21,058)
Income from operations before interest and taxes	$6,123	$1,443	$7,566
Total assets	$20,848	$3,477	$24,325
Capital expenditures	$362	$81	$443

Year Ended December 31, 2005	Domestic	International	Consolidated
Net revenues	$57,711	$15,671	$73,382
Freight expense	(35,678)	(8,654)	(44,332)
Gross profit	22,033	7,017	29,050
Selling, operating, and administrative expenses	(15,190)	(5,703)	(20,893)
Income from operations before interest and taxes	$6,844	$1,313	$8,157
Total assets	$20,355	$3,687	$24,042
Capital expenditures	$179	$197	$376

Year Ended January 1, 2005	Domestic	International	Consolidated
Net revenues	$49,273	$14,170	$63,443
Freight expense	(28,524)	(7,804)	(36,328)
Gross profit	20,749	6,366	27,115
Selling, operating, and administrative expenses	(15,296)	(6,116)	(21,412)
Income (loss) from operations before interest and taxes	$5,453	$250	$5,703
Total assets	$18,511	$3,535	$22,056
Capital expenditures	$721	$60	$781

For purposes of this disclosure, all inter-company transactions have been eliminated and all activities of the discontinued operations have been excluded.

12.    PROFORMA INCOME TAXES (UNAUDITED):

The Company is currently taxed as an S-Corporation for federal income tax purposes. Any income or loss for federal income and certain state tax purposes is passed through to the shareholders.

The following is a summary of the proforma components of income taxes as if the Company had been taxed as a C-Corporation for federal and state income tax purposes (in thousands, except for earnings per share data):

	December 30, 2006	December 31, 2005	January 1, 2005
Income before income tax expense	$7,172	$7,808	$5,232
Proforma income tax expense	2,771	2,887	1,942
Proforma net income	$4,401	$4,921	$3,290
Proforma earnings per share	$483.63	$492.10	$329.00

The proforma provision for income taxes consisted of the following (in thousands):

	December 30, 2006	December 31, 2005	January 1, 2005
Current provision
Federal	$2,363	$2,517	$1,592
State	444	473	299
Total current provision	2,807	2,990	1,891
Deferred provision
Federal	(30)	(87)	43
State	(6)	(16)	8
Total deferred provision (benefit)	(36)	(103)	51
Proforma income tax expense	$2,771	$2,887	$1,942

Reconciliations between the statutory federal income tax rate and the Company’s proforma effective income tax rate were as follows (in thousands):

	December 30, 2006	December 31, 2005	January 1, 2005
Federal income tax at statutory rates	34%	34%	34%
State income taxes, net of federal benefit	4%	4%	4%
Effective income tax rate	38%	38%	38%

Proforma deferred tax assets and liabilities are measured based on the difference between the financial statement and tax bases of assets and liabilities at the applicable tax rates. The significant components of the Company’s proforma net deferred tax assets and liabilities consisted of the following (in thousands):

	December 30, 2006	December 31, 2005
Receivables and accruals	$121	$123
Property, equipment and intangible assets	120	102
Other	(74)	(94)
Total deferred tax asset, net	$167	$131

Net income derived from shipments that originate outside of the United States has not been material. Consequently, the Company recognizes no foreign income taxes.

13.    STOCKHOLDER’S EQUITY:

Under the terms of its stockholders agreement, the Company is obligated to repurchase shares of its common stock, under certain circumstances. If the stockholder is an employee of the Company and ceases such employment prior to owning shares for twenty years, the Company has a call option. If the stockholder/employee owns the shares for more than twenty years, the employee has a put option. Regardless of the period of ownership, the Company must redeem 50% of an individual’s shares at age 65 and the balance of the shares owned at age 70. The purchase price is based on a multiple of defined earnings for the year preceding the exercise date.

The Company accounts for these shares in accordance with Financial Accounting Standard #150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity and specifically in accordance with FASB Staff Position (‘‘FSP’’) No. 150-3 (As Amended), Effective Date, Disclosures, and Transition for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests under FASB Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. Under the FSP, as a non-public company, the requirement to classify Company’s common stock as a liability due to its redemption features is indefinitely deferred.

14.    STOCK RECAPITALIZATION:

In December 2006, the Board of Directors approved a stock recapitalization in which each existing share of the Company’s common stock was converted to 0.10 shares of class A voting $1 par value common stock and 0.90 shares of Class B non-voting $1 par value common stock. The effect of this action did not increase the number of outstanding shares. The effect of this action is shown retroactively in the Consolidated Statement of Stockholders’ Equity.

15.    SUBSEQUENT EVENTS:

From December 31, 2006 through June 30, 2007, the Company paid shareholders distributions totaling $5,290,000.

On May 18, 2007 the Company’s shareholders agreed to sell 100% of the outstanding shares of common stock to Global Logistics Acquisition Corporation. Pursuant to the purchase agreement, shareholders have agreed to indemnify the Company for costs associated with the discontinuing the United Kingdom operations. The purchase agreement is subject to approval by the shareholders of Global Logistics Acquisition Corporation. The accompanying financial statements do no reflect any effects of this sale.

In connection with the execution of the purchase agreement, the Company committed to a plan to discontinue its operations located in the United Kingdom. On June 20, 2007 the Company informed the affected employees. Management estimates that severance will approximate $72,000. Also the Company will negotiate a cancellation of its facility lease. Also, management estimates that the expense to cancel the lease will not exceed $1,300,000. In accordance with Statements of Financial Accounting Standards (SFAS) No. 146, Accounting for Costs Associated with Exit or Disposal Activities, the Company will recognize the liabilities associated with the severance and lease cancellation in the period in which they are incurred.

The following summarizes the balance sheets of the United Kingdom discontinued operations as of December 30, 2006 and December 31, 2005 as follows:

	December 30, 2006	December 31, 2005
CURRENT ASSETS OF DISCONTINUED OPERATIONS
Accounts receivable	$508	$754
Other receivables	41	33
Prepaid expenses	235	210
Total current assets of discontinued operations	$784	$997
CURRENT LIABILITIES OF DISCONTINUED OPERATIONS
Accounts payable	$544	$601
Accrued expenses and other payables	12	13
Total liabilities of discontinued operations	$556	$614

The results for the Discontinued Operations for the years ended December 30, 2006, December 31, 2005 and January 1, 2005 is as follows:

	December 30, 2006	December 31, 2005	January 1, 2005
Gross Revenues	$3,727	$3,360	$2,722
Freight Expense	(2,601)	(2,389)	(1,928)
Gross Profit	1,126	971	794
Selling, Operating and Administrative Expenses	(1,561)	(1,326)	(1,246)
Loss from Discontinued Operations	$(435)	$(355)	$(452)

THE CLARK GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(In Thousands)

	September 29, 2007 (Unaudited)	December 30, 2006
ASSETS
CURRENT ASSETS:
Cash	$1,075	$4,075
Accounts receivable	6,556	6,229
Other receivables	125	106
Prepaid expenses	720	952
Current assets of discontinued operations	517	784
Total current assets	8,993	12,146
PROPERTY AND EQUIPMENT, net of accumulated depreciation	1,413	1,705
Goodwill	10,871	10,871
Other Assets	11	46
Total assets	$21,288	$24,768
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$6,110	$7,246
Accrued expenses and other payables	1,429	2,098
Current liabilities of discontinued operations	260	556
Total current liabilities	7,799	9,900
Commitments and Contingencies
STOCKHOLDERS’ EQUITY:
Voting common stock par value $1, 2,500 shares authorized, 910 shares issued at September 29, 2007 and December 30, 2006, respectively	1	1
Non-voting common stock par value $1, 22,500 shares authorized, 8,190 shares issued at September 29, 2007 and December 30, 2006, respectively	8	8
Additional paid in capital	1,041	1,041
Retained earnings	12,439	13,818
Total stockholders’ equity	13,489	14,868
Total liabilities and stockholders’ equity	$21,288	$24,768

See Notes to Unaudited Financial Statements

THE CLARK GROUP, INC.

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(In Thousands)

	13 Weeks Ended September 29, 2007	13 Weeks Ended September 30, 2006	39 Weeks Ended September 29, 2007	39 Weeks Ended September 30, 2006
GROSS REVENUES	$19,302	$20,296	$56,792	$57,271
FREIGHT EXPENSE	(11,777)	(12,835)	(34,979)	(35,696)
Gross Profit	7,525	7,461	21,813	21,575
SELLING, OPERATING AND ADMINISTRATIVE EXPENSES	(5,151)	(5,125)	(15,515)	(15,263)
Income from operations	2,374	2,336	6,298	6,312
INTEREST INCOME (EXPENSE)	(23)	9	(14)	11
Income before income taxes	2,351	2,345	6,284	6,323
INCOME TAX EXPENSE	—	—	—	—
INCOME FROM CONTINUING OPERATIONS	2,351	2,345	6,284	6,323
LOSS FROM DISCONTINUED OPERATIONS	(1,474)	(48)	(2,042)	(307)
NET INCOME	$877	$2,297	$4,242	$6,016

See Notes to Unaudited Financial Statements

THE CLARK GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(In Thousands)

	39 Weeks Ended September 29, 2007	39 Weeks Ended September 30, 2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$4,242	$6,016
Adjustments to reconcile net income to cash flows from operating activities:
Depreciation	277	338
(Increase) Decrease in accounts receivable	(327)	(984)
(Increase) Decrease in other receivables	(19)	(54)
(Increase) Decrease in prepaid expense	232	506
(Increase) Decrease in current assets of discontinued operations	267	(91)
Increase (Decrease) in accounts payable	(1,136)	(508)
Increase (Decrease) in accrued expenses and other payables	(669)	(177)
Increase (Decrease) in current liabilities of discontinued operations	(296)	273
Net cash provided by operating activities	2,571	5,319
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(109)	(343)
Decrease in discontinued operations, property and equipment	125	—
Decrease in other assets	35	—
Net cash used in investing activities	51	(343)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from line-of-credit	151	—
Repayment of line-of-credit	(151)	—
Dividends to stockholders	(5,622)	(5,498)
Net cash used in financing activities	(5,622)	(5,498)
NET INCREASE IN CASH AND CASH EQUIVALENTS	(3,000)	(522)
CASH AND CASH EQUIVALENTS, at beginning of period	4,075	3,556
CASH AND CASH EQUIVALENTS, at end of period	$1,075	$3,034
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION, Interest paid	$1	$—

See Notes to Unaudited Financial Statements

THE CLARK GROUP, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Business Activity – The Clark Group, Inc. (the Company) is a logistics services company that provides ground, air and ocean freight forwarding, contract logistics, customs clearances, distribution, inbound logistics, truckload brokerage and other supply chain management services. The Company serves its clients through a network of contract logistics providers and distribution centers.

Consolidation – The consolidated financial statements include the accounts of The Clark Group, Inc. and its subsidiaries. All significant inter-company transactions have been eliminated in consolidation. The Company is a holding company with investments in operating entities, Clark Distribution Systems, Inc., Clark Worldwide Transportation Limited, Clark Worldwide Transportation, Inc., Highway Distribution Systems, Inc. and Evergreen Express Lines, Inc.

The consolidated financial statements as of September 29, 2007 and December 30, 2006 and for the 13 and 39 weeks ended September 29, 2007 and September 30, 2006 are unaudited and are presented pursuant to the rules and regulations of the Securities and Exchange Commission (‘‘SEC’’). Accordingly, these consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto contained in the Company’s 2006 Audited Financial Statements as presented on Proxy Statement 14A. In the opinion of management, the accompanying consolidated financial statements reflect all adjustments (which are of a normal recurring nature) necessary for a fair statement of the results for the interim periods.

Fiscal Period – The Company utilizes a 52 – 53 week fiscal year ending on the Saturday closest to December 31. The companies’ interim financial statements are reported on four 13 week periods.

Recognition of Revenue – Gross revenues consist of the total dollar value of goods and services purchased from us by our customers. Gross profits are gross revenues less freight expense. The Company recognizes revenue in accordance with method 5 of Emerging Issues Task Force (EITF) Issue No. 91-9, Revenue and Expense Recognition for Freight Services in Process. Accordingly, gross revenue and freight consolidation costs for domestic ground freight, international air and ocean freight forwarding services are recognized based upon the relative transit time in each reporting period with expense recognized as incurred.

Cash and Cash Equivalents – For purposes of the consolidated statements of cash flows, the Company considers all short term, highly liquid investments with an original maturity of less than 90 days to be cash equivalents.

Accounts Receivable – Accounts receivable are recorded at management’s estimate of net realizable value. Management evaluates the adequacy of the allowance for uncollectible accounts on a customer specific basis. These factors include historical trends, general and specific economic conditions and local market conditions. Accounts are written off when management determines collection is doubtful.

Property and Equipment – Property and equipment are stated at cost. Buildings and equipment are depreciated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized using the straight-line method over the shorter of the related lease term or useful lives of the assets. Gains and losses on disposal of property and equipment are recognized when the asset is sold. Expenditures for maintenance and repairs are expensed as incurred, whereas expenditures for improvements and replacements are capitalized.

Income Taxes – The Company has elected to file its Federal income tax return as an ‘‘S’’ Corporation. Any income or loss for federal income tax purposes is passed through to the shareholders. The Company has elected to file as a ‘‘C’’ corporation in certain states. The attendant state income tax expense is reflected on the income statement. Deferred state income taxes are not material.

Fair Value of Financial Instruments – The Company’s financial instruments consist of accounts receivable, accounts payable, accrued expenses and debt. The fair value of these financial instruments approximates their carrying value.

Significant Estimates – The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements.

The Company accrues freight expense for any transportation pool costs that have been incurred as of an accounting cutoff, but have not been invoiced and included in accounts payable. These estimates are used to substantiate vendor invoices that are processed for payment, as well as Clark’s accruals for purchased transportation for shipments in process at its accounting cutoffs.

In the ordinary course of operations, employees may be injured and file a claim for workers compensation. Based upon its review of open claims, management adjusts the balance sheet accrual to equal its estimate of incurred losses, including an estimate for incurred and not reported claims (IBNR). IBNR includes future development of incurred losses.

Actual results could differ from these estimates.

Accounting for Goodwill, Intangibles and Other Long-lived Assets – The Company accounts for goodwill, intangibles and other long-lived assets in accordance with SFAS No. 142, Goodwill and Intangible Assets, and SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

The Company measures for potential goodwill impairment using a discounted cash flow model to determine the estimated fair value of our reporting units. The discounted cash flow model contains significant assumptions and estimates about discount rates, future operating results and terminal values that could materially affect the Company’s operating results or financial position if they were to change significantly in the future. The Company performs its goodwill impairment test annually and whenever events or changes in facts or circumstances indicate that impairment may exist.

In accordance with SFAS No. 144, when events, circumstances or operating results indicate that the carrying values of certain long-lived assets and related identifiable intangible assets (excluding goodwill) that are expected to be held and used might be impaired, the Company prepares projections of the undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the projections indicate that the recorded amounts are not expected to be recoverable, such amounts are reduced to estimated fair value. Fair value may be estimated based upon internal evaluations that include quantitative analysis of revenues and cash flows, reviews of recent sales of similar assets and independent appraisals.

Comprehensive Income – SFAS No. 130, Reporting Comprehensive Income, established standards for reporting and displaying comprehensive income and its components in a full set of general purpose financial statements. Comprehensive income for the 13 and 39 weeks ended September 29, 2007 and September 30, 2006, respectively, were the same as net income for the Company.

Foreign Currency – For consolidation purposes, assets and liabilities expressed in currencies other than U.S. dollars are translated at the rates of exchange effective at the balance sheet dates. These gains and losses arising on remeasurement are accounted for in the income statement. Operating results are translated using average rates of exchange. Gains and losses on translation are not material.

2.	PROPERTY AND EQUIPMENT:

Property and equipment consist of:

	Estimated useful lives	September 29, 2007	December 30, 2006
		(Thousands)
Land		$71	$71
Building	40 years	506	506
Leasehold improvements	3 – 7 years	204	230
Furniture and office equipment	3 – 7 years	2,736	2,857
Equipment	3 – 7 years	1,481	1,639
		4,998	5,303
Accumulated depreciation		(3,585)	(3,598)
Property and equipment, net		$1,413	$1,705

Depreciation expense was $67,000 and $93,000 for the 13 weeks ended September 29, 2007 and September 30, 2006, respectively. Depreciation expense was $234,000 and $283,000 for the 39 weeks ended September 29, 2007 and September 30, 2006, respectively.

Repairs and maintenance expense was $180,000 and $223,000 for the 13 weeks ended September 29, 2007 and September 30, 2006, respectively. Repairs and maintenance expense was $598,000 and $630,000 for the 39 weeks ended September 29, 2007 and September 30, 2006, respectively.

3.	DEBT:

The Company has a revolving bank loan, which is secured by the Company’s assets. The commitment on the revolving credit line is $4.0 million and matures on November 30, 2007. Interest is payable at 1.75% over Libor, and a facility fee of 0.30% is payable annually. The loans contain covenants that require the Company to maintain certain financial ratios and, among other restrictions, place limitations on cash dividends. At September 29, 2007, the Company was in compliance with its covenants.

The Company has issued approximately $1,078,000 in bank letters of credit for future payments under the Company’s workers’ compensation insurance program.

The Company recognizes fees associated with the revolving credit line and the letters of credit as interest expense. These fees totaled $20,000 and $8,000 for the 13 weeks ended September 29, 2007 and September 30, 2006, respectively. These fees totaled $38,000 and $26,000 for the 39 weeks ended September 29, 2007 and September 30, 2006, respectively.

4.	INSURANCE ACCRUALS:

The Company uses a combination of insurance and self-insurance to provide for the liabilities for workers’ compensation, healthcare benefits, general liability, property insurance, and vehicle liability. Liabilities associated with the self-insured risks are not discounted and are estimated, in part, by considering historical claims experience, demographic factors, severity factors and other assumptions. The estimated accruals for these liabilities, portions of which are calculated by independent third party service providers, could be significantly affected if future occurrences and claims differ from these assumptions and historical trends. The self-insurance reserve is included in accrued expenses and other payables’’ in the balance sheets and at September 29, 2007 and December 30, 2006, was $347,000 and $343,000, respectively.

5.	COMMITMENTS AND CONTINGENCIES:

The Company is obligated to repurchase shares of its common stock pursuant to a put/call agreement with its shareholders. The purchase price is based on a multiple of defined earnings for the year preceding the exercise date.

From time to time, the Company is a defendant or plaintiff in various legal proceedings arising in the ordinary course of business. To date, none of these types of litigation has had a material effect on the Company.

6.	BUSINESS SEGMENTS:

The Company identifies business segments into Domestic and International. The Domestic segment consists of operations serving a variety of wholesale customers in North America, including Canada. The International segment consists principally of shipments outside North America. Financial information on business segments, excluding accounts and activities of discontinued operations, for the 13 weeks ended September 29, 2007 and September 30, 2006 follows (in thousands):

13 Weeks Ended September 29, 2007	Domestic	International	Consolidated
Gross revenues	$15,917	$3,385	$19,302
Freight expense	(9,919)	(1,858)	(11,777)
Gross profit	5,998	1,527	7,525
Selling, operating, and administrative expenses	(3,932)	(1,219)	(5,151)
Income from operations before interest and taxes	$2,066	$308	$2,374
Total assets	$17,522	$3,524	$21,046
Capital expenditures	$17	$2	$19

13 Weeks Ended September 30, 2006	Domestic	International	Consolidated
Gross revenues	$16,283	$4,013	$20,296
Freight expense	(10,678)	(2,157)	(12,835)
Gross profit	5,605	1,856	7,461
Selling, operating, and administrative expenses	(3,787)	(1,338)	(5,125)
Income from operations before interest and taxes	$1,818	$518	$2,336
Total assets	$19,838	$4,241	$24,079
Capital expenditures	$76	$30	$106

Financial information on business segments, excluding accounts and activities of discontinued operations, for the 39 weeks ended September 29, 2007 and September 30, 2006 follows (in thousands):

39 Weeks Ended September 29, 2007	Domestic	International	Consolidated
Gross revenues	$47,197	$9,595	$56,792
Freight expense	(29,710)	(5,269)	(34,979)
Gross profit	17,487	4,326	21,813
Selling, operating, and administrative expenses	(11,728)	(3,787)	(15,515)
Income from operations before interest and taxes	$5,579	$539	$6,298
Total assets	$17,522	$3,524	$21,046
Capital expenditures	$100	$8	$108

39 Weeks Ended September 30, 2006	Domestic	International	Consolidated
Gross revenues	$45,845	$11,426	$57,271
Freight expense	(29,537)	(6,159)	(35,696)
Gross profit	16,308	5,267	21,575
Selling, operating, and administrative expenses	(11,155)	(4,108)	(15,263)
Income from operations before interest and taxes	$5,153	$1,159	$6,312
Total assets	$19,838	$4,241	$24,080
Capital expenditures	$264	$52	$316

7.	PROFORMA INCOME TAXES:

The Company is currently taxed as an S-Corporation for federal income tax purposes. Any income or loss for federal income and certain state tax purposes is passed through to the shareholders.

The following is a summary of the proforma components of income taxes as if the Company had been taxed as a C-Corporation for federal and state income tax purposes (in thousands, except for earnings per share data):

	13 Weeks Ended September 29, 2007	13 Weeks Ended September 30, 2006
Income before income tax expense	$877	$2,297
Proforma income tax expense	333	873
Proforma net income	$544	$1,424
Proforma earnings per share	$59.75	$156.50

	39 Weeks Ended September 29, 2007	39 Weeks Ended September 30, 2006
Income before income tax expense	$4,242	$6,016
Proforma income tax expense	1,612	2,286
Proforma net income	$2,630	$3,730
Proforma earnings per share	$289.50	$409.90

8.	GLOBAL ACQUISITION PURCHASE:

On May 18, 2007 the Company’s stockholders agreed to sell 100% of the outstanding shares of common stock to Global Logistics Acquisition Corporation. Pursuant to the purchase agreement, as amended stockholders have agreed to indemnify the Company for costs associated with the discontinuing the United Kingdom operations. The purchase agreement is subject to approval by the shareholders of Global Logistics Acquisition Corporation. The accompanying financial statements do no reflect any effects of this sale.

In connection with the execution of the purchase agreement, the Company committed to a plan to discontinue its operations located in the United Kingdom. On August 19, 2007, the Company ceased operations and closed the facility. In accordance with Statements of Financial Accounting Standards (SFAS) No. 146, Accounting for Costs Associated with Exit or Disposal Activities, the Company has recognized the liabilities associated with the severance and lease cancellation in August of 2007.

The following summarizes the balance sheets of the United Kingdom discontinued operations as of September 29, 2007 and December 30, 2006 as follows:

	September 29, 2007	December 30, 2006
CURRENT ASSETS OF DISCONTINUED OPERATIONS
Accounts receivable	$275	$508
Other receivables	242	41
Prepaid expenses	—	235
Total current assets of discontinued operations	$517	$784
CURRENT LIABILITIES OF DISCONTINUED OPERATIONS
Accounts payable	$219	$544
Accrued expenses and other payables	41	12
Total liabilities of discontinued operations	$260	$556

The results for the Discontinued Operations for the 13 weeks ended September 29, 2007 and September 30, 2006 is as follows:

	13 Weeks Ended September 29, 2007	13 Weeks Ended September 30, 2006
GROSS REVENUES	$377	$1,073
FREIGHT EXPENSE	(306)	(711)
Gross Profit	71	362
SELLING, OPERATING AND ADMINISTRATIVE EXPENSES	(1,545)	(410)
LOSS ON IMPAIREMENT OF PROPERTY AND EQUIPMENT	0	0
LOSS FROM DISCONTINUED OPERATIONS	$(1,474)	$(48)

The results for the Discontinued Operations for the 39 weeks ended September 29, 2007 and September 30, 2006 is as follows:

	39 Weeks Ended September 29, 2007	39 Weeks Ended September 30, 2006
GROSS REVENUES	$1,643	$2,847
FREIGHT EXPENSE	(1,260)	(1,988)
Gross Profit	383	859
SELLING, OPERATING AND ADMINISTRATIVE EXPENSES	(2,320)	(1,166)
LOSS ON IMPAIREMENT OF PROPERTY AND EQUIPMENT	(105)	0
LOSS FROM DISCONTINUED OPERATIONS	$(2,042)	$(307)

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
Global Logistics Acquisition Corporation

We have audited the accompanying balance sheets of Global Logistics Acquisition Corporation (a development stage company) (the ‘‘Company’’) as of December 31, 2006 and 2005, and the related statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2006, for the period from September 1, 2005 (date of inception) through December 31, 2005 and 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements enumerated above present fairly, in all material respects, the financial position of Global Logistics Acquisition Corporation as of December 31, 2006 and 2005, and the results of its operations and its cash flows for the year ended December 31, 2006, for the period from September 1, 2005 (date of inception) through December 31, 2005 and 2006, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note A to the financial statements, the Company is required to consummate a business acquisition by August 21, 2007, or by February 21, 2008 if the extension criteria are satisfied. The possibility of such acquisition not being consummated within the required time raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Notes A and B(3) to the accompanying financial statements, the Company has reformatted and restated its statements of operations for the year ended December 31, 2006, for the period from September 1, 2005 (date of inception) through December 31, 2005 and 2006, to present earnings per share in a manner similar to the two-class method and related disclosures.

Eisner LLP
New York, New York
February 13, 2007, except for notes A and B(3) which are dated December 4, 2007

With Respect to Note B[3](b)
October 26, 2007

GLOBAL LOGISTICS ACQUISITION CORPORATION
(a development stage company)

Balance Sheets

	December 31, 2006	December 31, 2005
ASSETS
Current Assets
Cash and cash equivalents	$967,672	$93,543
Miscellaneus Receivables	—	19,000
Prepaid Expenses	56,189	—
Total Current Assets	1,023,861	112,543
Investments in marketable securities held in Trust Account	86,342,513	—
Deferred Offering Costs	—	351,197
Deferred Tax Asset	428,000	—
TOTAL ASSETS	$87,794,374	$463,740
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts Payable and Accrued Expense – Related Party	$10,000	$50,000
Accrued Expenses – Other	274,190	1,000
Accrued Offering Expenses	—	112,740
Deferred Underwriting Fees	2,640,000	—
Note Payable Related Party	—	300,000
Total Current Liabilities	2,924,190	463,740
COMMITMENTS AND CONTINGENCIES
Common stock, subject to possible conversion 2,199,999 shares	16,895,992	—
Interest attributable to common stock, subject to possible conversion (net of taxes of $313,349)	370,074	—
STOCKHOLDERS’ EQUITY
Preferred stock – $.0001 par value; 1,000,000 shares authorized; none issues and outstanding	—	—
Common stock – $.0001 par value; 400,000,000 shares authorized; 13,500,000 and 2,500,000 issued and outstanding at December 31, 2006 and December 31, 2005, respectively (including 2,199,999 subject to conversion at December 31, 2006)	1,350	250
Additional paid-in capital	66,601,073	750
Retained earnings (deficit) accumulated during the development stage	1,001,695	(1,000)
Total Stockholders’ Equity	67,604,118	—
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$87,794,374	$463,740

See notes to financial statements

GLOBAL LOGISTICS ACQUISITION CORPORATION
(a development stage company)

Statements of Operations (Restated)

	January 1, 2006 through December 31, 2006	September 1, 2005 (Date of Inception) through December 31, 2005	September 1, 2005 (Date of Inception) through December 31, 2006
Formation Costs	—	$(1,000)	(1,000)
Operating Costs	$(931,313)	—	(931,313)
Loss from Operations	(931,313)	(1,000)	(932,313)
Other Income
Interest Income – Trust	3,417,113	—	3,417,113
Interest Income – Other	23,467	—	23,467
Income (Loss) Before Provision for Income Taxes	$2,509,267	$(1,000)	$2,508,267
Provision (Benefit) for Income Taxes	1,136,498	—	1,136,498
Net Income (Loss)	$1,372,769	$(1,000)	$1,371,769
Maximum number of shares subject to possible conversion:
Weighted average number of shares	1,888,218
Income per share amount (basic and diluted)	$0.20
Weighted Average Number of Shares Outstanding not Subject to Possible Conversion:
Basic	10,052,878	2,500,000
Diluted	12,261,638	2,500,000
Net Income (Loss) per share amount:
Basic	$0.10	$(0.00)
Diluted	0.08	(0.00)

See notes to financial statements

GLOBAL LOGISTICS ACQUISITION CORPORATION
(a development stage company)

Statements of Changes in Common Stockholders’ Equity
For the period September 1, 2005 (Date of Inception) through December 31, 2006

	Shares	Amount	Additional Paid-In Capital	Retained Earnings (Deficit) Accumulated During the Development Stage	Total
Balance – September 1, 2005 (date of inception)
Shares issued to Founders on September 22, 2005	2,500,000	$250	$750		$1,000
Net loss for the period ended December 31, 2005				$(1,000)	$(1,000)
Balance – December 31, 2005	2,500,000	$250	$750	$(1,000)	—
Sale of 11,000,000 units, net of underwriter’s discount and offering expenses (including 2,199,999 shares subject to possible conversion)	11,000,000	$1,100	$80,996,315	—	$80,997,415
Proceeds subject to possible conversion of 2,199,999 shares			(16,895,992)		(16,895,992)
Proceeds from Sale of Warrants to Founders			2,500,000		2,500,000
Accretion of trust fund relating to common stock subject to possible conversion for the year ended December 31, 2006 (net of taxes of $313,349)				$(370,074)	$(370,074)
Net Income for the year ended December 31, 2006				1,372,769	1,372,769
Balance – December 31, 2006	13,500,000	$1,350	$66,601,073	$1,001,695	$67,604,118

See notes to financial statements

GLOBAL LOGISTICS ACQUISITION CORPORATION
(a development stage company)

Statements of Cash Flows

	January 1, 2006 through December 31, 2006	September 1, 2005 (Date of Inception) through December 31, 2005	September 1, 2005 (Date of Inception) through December 31, 2006
Cash Flows from Operating Activities:
Net Income	$1,372,769	$(1,000)	$1,371,769
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred Tax Benefit	(428,000)	—	(428,000)
Changes in:
Miscellaneous Receivable	19,000	(19,000)	—
Prepaid Expenses	(56,189)	—	(56,189)
Accounts Payable – Related Party	(50,000)	50,000	—
Accrued Expenses	283,190	1,000	284,190
Net Cash provided by operating activities	1,140,770	31,000	1,171,770
Cash Flows from Investing Activities:
Principal deposited into Trust Account	(84,480,000)	—	(84,480,000)
Purchase of investments in a Fund	(3,417,113)	—	(3,417,113)
Redemption of investments in a Fund	1,554,600	—	1,554,600
Net Cash used in investing activities	(86,342,513)	—	(86,342,513)
Cash Flows from Financing Activities:
Proceeds/(Repayment) from note payable to related parties	(300,000)	300,000	—
Proceeds from sale of shares to Founders	—	1,000	1,000
Proceeds from public offering	88,000,000	—	88,000,000
Costs of offering	(4,124,128)	(238,457)	(4,362,585)
Proceeds from sale of warrants to Founders	2,500,000	—	2,500,000
Net Cash provided by financing activities	86,075,872	62,543	86,138,415
Net increase in Cash and Cash Equivalents	874,129	93,543	967,672
Cash and Cash Equivalents – beginning of period	93,543	—	—
Cash and Cash Equivalents – end of period	$967,672	$93,543	$967,672
Supplemental non-cash activity:
Accrual of deferred underwriter fees	2,640,000	—	2,640,000
Accretion of Trust income relating to common stock subject to possible conversion	370,074	—	370,074
Cash paid during the period
Income taxes	1,555,205	—	1,555,205

See notes to financial statements

GLOBAL LOGISTICS ACQUISITION CORPORATION
(a development stage company)
Notes to Financial Statements
December 31, 2006

NOTE A — ORGANIZATION AND BUSINESS OPERATIONS; RESTATEMENT; GOING CONCERN CONSIDERATION

The Company was incorporated in Delaware on September 1, 2005. The Company was formed to serve as a vehicle for the acquisition of one or more operating businesses in the transportation and logistics sector and related industries through a merger, capital stock exchange, asset acquisition or other similar business combination. All activity from September 1, 2005 through February 21, 2006 (the date the Company completed the Offering (defined below)) related to the Company’s formation and the Offering as described below. Since February 21, 2006, the Company has been searching for a target business to acquire. The Company has not generated any revenue to date other than interest income earned on the proceeds of the Offering. The Company is considered to be in the development stage and is subject to the risks associated with activities of development stage companies. The Company has selected December 31 as its fiscal year end.

The registration statement for the Company’s initial public offering (‘‘Offering’’) of 10,000,000 units, each consisting of one share of common stock, par value $.0001 (‘‘Shares’’), and one redeemable common stock purchase warrant (‘‘Warrants’’) exercisable for an additional Share, was declared effective on February 15, 2006. The Company consummated the Offering on February 21, 2006. In addition, the underwriters exercised their over-allotment option for an additional 1,000,000 units, which units were issued on March 1, 2006. In total, the Company recorded net proceeds of approximately $80,997,000 after deducting underwriting discounts and commissions (including $2,640,000 of deferred underwriting discounts and commissions) and offering expenses. The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Offering, although substantially all of the net proceeds of the Offering are intended to be generally applied toward consummating an initial business combination with (or acquisition of) one or more operating businesses in the transportation and logistics sector and related industries (‘‘Business Combination’’). The operating businesses that the Company acquires in such Business Combination must have, individually or collectively, a fair market value equal to at least 80% of the balance in the Trust Account (excluding deferred underwriting discounts and commissions of $2,640,000) at the time of such acquisition. At December 31, 2006, approximately $86,342,513 (including $2,640,000 deferred underwriting discounts and commissions) of the net proceeds inclusive of interest earned is being held in a trust account (‘‘Trust Account’’) and is invested in a trust fund which invests in short-term securities issued or guaranteed by the United States having a rating in the highest investment category granted thereby by a registered credit rating agency at the time of the acquisition until the earlier of (i) the consummation of a Business Combination or (ii) the distribution of the Trust Account as described below. The remaining proceeds may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. The Company, after signing a definitive agreement for the acquisition of a target business, will submit such transaction for stockholder approval. In the event that 20% or more of the outstanding stock (excluding, for this purpose, those shares of common stock issued prior to the Offering) vote against the Business Combination and exercise their conversion rights described below, the Business Combination will not be consummated.

With respect to a Business Combination which is approved and consummated (that is, less than 20% of the outstanding stock, excluding, for this purpose, those shares of common stock issued prior to the Offering, vote against the Business Combination), any public stockholder who voted against the Business Combination may demand that the Company convert his or her shares (excluding warrants which are traded separately). The per share conversion price will equal the amount in the Trust Account (net of any taxes on earnings in the Trust Account), calculated as of two business days prior to the consummation of the proposed Business Combination, divided by the number of shares of common stock held by public stockholders at the consummation of the Offering. Accordingly, public stockholders holding less than 20% of the aggregate number of shares owned by all public stockholders may seek conversion of their shares even in the event a Business Combination is approved. As a result, a portion of the net proceeds from the Offering (19.99% of the amount held in the Trust Account) inclusive of interest, but net of taxes has been classified as common stock subject to possible conversion in the accompanying December 31, 2006 balance sheet.

In the event that the Company does not consummate a Business Combination within 18 months from the date of the consummation of the Offering (or within 24 months after the consummation of the Offering if a letter of intent, agreement in principle or definitive agreement was executed within such 18-month period) the proceeds held in the Trust Account will be distributed pro rata to the Company’s public stockholders, excluding the initial stockholders to the extent of their initial stock holdings. In the event of such distribution, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per share in the Offering (assuming no value is attributed to the Warrants contained in the Units offered in the Offering discussed in Note C).

Restatement – The accompanying statements of operations and related disclosures for all the periods presented have been reformatted and restated to present earnings per share in a manner similar to the two-class method as described in Note B[3] and to include provision for income taxes into a single line item.

Going concern consideration – As indicated in the accompanying financial statements, at December 31, 2006 the Company had out of trust cash of $967,672 and $284,190 in accounts payable and accrued expenses, leaving us with $683,482 available to us for our activities in connection with identifying and conducting due diligence of a suitable business combination, and for general corporate matters.. The Company has incurred and expects to incur significant costs in pursuit of its acquisition plans. There is no assurance that the Company’s plans to consummate a Business Combination will be successful or successful within the target business acquisition period. These factors, among others, raise substantial doubt about the Company’s ability to continue operations as a going concern. The accompanying financial statements do not include any adjustments that may result from the outcome of this uncertainty.

NOTE B — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

[1] Cash and Cash Equivalents:

Cash equivalents consist of investments in one or more money market funds.

[2] Fair value of financial instruments:

The carrying amounts of the Company’s financial assets, including cash and cash equivalents and investments held in the Trust Account approximate fair value because of their short term maturities.

[3] Earnings per common share (restated):

(a) Basic earnings per common share for all periods is computed by dividing the earnings applicable to common stockholders by the weighted average number of common shares outstanding for the period. Diluted income per share reflects the potential dilution assuming common shares were issued upon the exercise of outstanding in the money warrants and the proceeds thereof were used to purchase common shares at the average market price during the period.

(b) The Company’s statement of operations includes a presentation of earning per share for common stock subject to possible conversion in a manner similar to the two-class method of earnings per share. Basic and diluted net income per share amount for the maximum number of shares subject to possible conversion is calculated by dividing the net interest income attributable to common shares subject to conversion ($370,074 for the year ended December 31, 2006) by the weighted average number of shares subject to possible conversion. Basic and diluted net income per share amount for the shares outstanding not subject to possible conversion is calculated by dividing the net income exclusive of the net interest income attributable to common shares subject to conversion by the weighted average number of shares not subject to possible conversion.

At December 31, 2006 and 2005, the Company had outstanding warrants to purchase 13,272,727 and 0 shares, respectively, of common stock.

The weighted average number of shares used in the basic and diluted net income per share for shares outstanding not subject to possible conversion for the year ended December 31, 2006 are as follows:

Year Ended December 31, 2006
Weighted average number of shares outstanding as used in computation of basic income per share	10,052,878
Effect of diluted securities – warrants	2,208,760
Shares used in computation of diluted income per share	12,261,638

[4] Income Taxes:

Deferred income taxes are provided for the differences between the bases of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

[5] Deferred offering costs:

At December 31, 2005 deferred offering costs consisted of legal, accounting, filing and miscellaneous fees related to the Offering and were charged to stockholder’s equity upon completion of the Offering.

[6] Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

[7] New Accounting Pronouncement

The Financial Accounting Standards Board (‘‘FASB’’) has issued interpretation No. 48, ‘‘Accounting for Uncertainty in Income Taxes – An Interpretation of FASB Statement No. 109’’ (‘‘FIN 48’’), regarding accounting for, and disclosure of, uncertain tax positions. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, ‘‘Accounting for Income Taxes.’’ FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company is currently evaluating the impact FIN 48 will have on its results of operations and financial position. The cumulative effect of applying the provisions of FIN 48 will be reported as an adjustment to the opening balance of retained earnings accumulated during the development stage on January 1, 2007.

The Company does not believe that any other recently issued but not yet effective accounting standards will have a material effect on the Company’s financial position or results of operations.

NOTE C — INITIAL PUBLIC OFFERING

On February 21, 2006, the Company sold 10,000,000 units (‘‘Units’’) in the Offering for $8.00 per Unit. Each Unit consisted of one Share and one Warrant. On March 1, 2006, pursuant to the underwriters’ over-allotment option, the Company sold an additional 1,000,000 Units for $8.00 per Unit. Each Warrant entitles the holder to purchase from the Company one share of common stock at an exercise price of $6.00 commencing on the later of (a) February 15, 2007 or (b) the completion of a Business Combination, and expires February 15, 2011. The Warrants are redeemable at a price of $.01 per Warrant upon 30 days notice after the Warrants become exercisable, only in the event that the last sale price of the common stock is at least $11.50 per share for any 20 trading days within a 30 trading day period ending on the third day prior to the date on which notice of redemption is given. Under the terms of the warrant agreement governing the Warrants, the Company is required to use its best efforts to register the Warrants and maintain such registration. After evaluating the Company’s financial statement treatment with respect to the accounting for derivative financial instruments pursuant to FASB’s Emerging Issues Task Force Issue No. 00-19, the Company entered into a First Supplemental Warrant Agreement (the ‘‘Supplemental Agreement’’), dated August 21, 2006, with The Bank of New York (the ‘‘Warrant Agent’’), to amend the Warrant Agreement, dated as of February 15, 2006, between the Company and the Warrant Agent in order to clarify that registered holders of the Company’s Warrants do not have the right to receive a net cash settlement or other consideration in lieu of physical settlement in shares of the Company’s Common Stock. All of the Company’s initial stockholders have certain registration rights.

NOTE D — ACCOUNTS PAYABLE AND NOTE PAYABLE — RELATED PARTY

Blue Line Advisors, Inc. (‘‘Blue Line’’), a private company wholly-owned and controlled by the Company’s chief executive officer and president, Gregory Burns, had advanced a total of $430,000 to the Company through February 21, 2006 which was used to pay a portion of the expenses of the Offering including the SEC registration fee, NASD registration fee, AMEX fees, legal and accounting fees and expenses. These advances were made in three installments: 1) a $50,000 direct payment for pre-offering expenses, reflected as an accounts payable to Blue Line; 2) a $300,000 unsecured promissory note (‘‘Promissory Note’’) issued to Blue Line; and 3) a $80,000 direct payment of AMEX fees, reflected as an accounts payable to Blue Line. In accordance with its term, the Promissory Note was repaid on February 22, 2006 from the proceeds of the Offering. In addition, on February 22, 2006, the Company reimbursed Blue Line the additional $130,000 of expenses incurred on behalf of the Company.

NOTE E — INVESTMENTS HELD IN THE TRUST ACCOUNT

The Company holds investments in one or more money market funds which invest principally in short-term securities issued or guaranteed by the United States having a rating in the highest investment category granted thereby by a recognized rating agency at the time of acquisition, which are carried at market value.

NOTE F — PREPAID EXPENSES

Prepaid expenses of $56,189 on the balance sheet as of December 31, 2006 include $53,824 for Directors and Officers Insurance, $1,365 for AMEX listing fees, and $1,000 for Trust account services.

NOTE G — ACCRUED EXPENSES

Accrued expenses of $274,190 on the balance sheet as of December 31, 2006 include $92,036 of accrued Delaware corporate filing fees, $9,293 of accrued federal, state, and city income taxes, $89,384 of accrued legal fees, and $83,477 of accrued due diligence and transaction related expenses.

NOTE H — RELATED PARTY TRANSACTIONS

Commencing on February 21, 2006, the Company has agreed to pay Blue Line $7,500 per month for office space and administrative support services. Upon the earlier of the completion of a Business Combination or the liquidation of the Trust Account, the Company will no longer be required to pay these monthly fees. During the year, the Company incurred $10,000 in travel expenses for services rendered by a related party.

NOTE I — COMMITMENT AND CONTINGENCIES

In connection with the Offering, the Company agreed to pay underwriting discounts and commissions equal to 7.0% of the gross offering proceeds of the Offering. The underwriters agreed to defer the collection of a portion of these underwriting discounts and commissions totaling 3.0% of the gross offering proceeds and have placed the deferred portion of these fees into the Company’s Trust Account. Such fees will be paid only upon completion of a Business Combination. Accordingly, at December 31, 2006, the Company has accrued deferred underwriting discounts and commissions of $2,640,000. The underwriters have agreed to waive any deferred underwriting discounts and commissions with respect to any shares public stockholders have elected to convert into cash pursuant to conversion rights discussed in Note A.

The initial stockholders collectively purchased a total of 2,272,727 warrants concurrently with the closing of the Offering at a price of $1.10 per warrant. The warrants were not issued as part of a Unit or together with any other security. The initial stockholder warrants were purchased separately in a concurrent private placement that closed in conjunction with the Offering. The net proceeds from the sale of the initial stockholder warrants were aggregated together with the net proceeds of the Offering, all of which is held in the Trust Account pending completion of a Business Combination. If the Company fails to complete a Business Combination, the net proceeds from the sale of the initial stockholder warrants will be distributed upon liquidation in the same manner as the net proceeds of the Offering held in the Trust Account.

The initial stockholder warrants are subject to sale and transfer restrictions until the earlier of the completion of a Business Combination, and the distribution of the Trust Account to the public stockholders. Commencing on the date the initial stockholder warrants become exercisable, such warrants and the underlying common stock will be entitled to registration rights under an agreement with the Company. The initial stockholders are permitted to transfer the initial stockholder warrants in certain limited circumstances, such as upon their death, but the transferees receiving such warrants will be subject to the same transfer restrictions imposed on the initial stockholders. With those exceptions, the initial stockholder warrants have terms and conditions that are identical to those of the warrants that were sold as part of the units in the Offering.

NOTE J — INCOME TAXES

Deferred income taxes are provided for the differences between the bases of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized. The Company recorded a deferred income tax asset of $428,000 for the tax effect of temporary differences, aggregating $932,313 at December 31, 2006. The amount of temporary differences relating to start up costs and organization costs amounted to $931,313 and $1,000, respectively.

The current and deferred components of taxes are comprised of the following:

	September 1, 2005 (Date of Inception) through December 31, 2005	Year ended December 31, 2006
Current Tax Provision
Federal	—	$966,467
State and Local	—	598,029
Total Current Tax Position	—	$1,564,496
Deferred Income Tax Provision (Benefit)
Federal	—	$(261,000)
State and Local	—	(167,000)
Total Current Tax Position	—	$(428,000)
Total Provision for Taxes	—	$1,136,496
The sources of deferred tax assets as of December 31, 2006 are as follows:
Organization Costs	—	$500
Startup Costs	—	427,500
Total Non-Current Deferred Tax Assets	—	$428,000
Valuation Allowance	—	—
Net Deferred Tax Assets	—	$428,000
Reconciliation of effective tax rate is as follows:
Federal Statutory Rate		34.00%
State and local income taxes net of federal income tax benefit		11.30%
Effective Tax Rate		45.30%

NOTE K — Summarized Quarterly Financial Information (Unaudited) (Restated)

Summarized quarterly financial information for fiscal 2006 and 2005 are as follows:

	Quarters Ended,
	March 31 2006	June 30 2006	September 30 2006	December 31 2006
Operating expenses	$160,377	$212,292	$229,172	$329,472
Other income(1)	373,279	959,012	1,048,151	1,060,138
Provision for income taxes	83,000	351,076	372,188	330,234
Net income	129,902	395,644	446,791	400,432
Maximum number of shares subject to possible conversion:
Weighted average number of shares	935,555	2,199,999	2,199,999	2,199,999
Income per share amount (basic and diluted)	$0.04	$0.05	$0.05	$0.05
Weighted average number of shares outstanding not subject to possible conversion:
Basic	6,242,223	11,300,001	11,300,001	11,300,001
Diluted	7,308,666	13,907,025	13,875,306	13,508,761
Net Income per share amount:
Basic	$0.01	$0.03	$0.03	$0.03
Diluted	0.01	0.02	0.02	0.02

(1)	Other income represents interest earned on funds held in trust.

	Quarters Ended,
	March 31 2005	June 30 2005	September 30 2005	December 31 2005
Operating expenses	—	—	—	1,000
Other income	—	—	—	—
Provision for income taxes	—	—	—	—
Net income / (loss)	—	—	—	(1,000)
Basic earnings per share of common stock	—	—	—	—
Basic weighted average number of shares outstanding	—	—	—	2,500,000
Diluted earnings per share of common stock	—	—	—	—
Diluted weighted average number of shares outstanding	—	—	—	2,500,000

GLOBAL LOGISTICS ACQUISITION CORPORATION
(a development stage company)

Condensed Balance Sheets

	September 30, 2007	December 31, 2006
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$50,391	$967,672
Prepaid Expenses	8,958	$56,189
Prepaid Taxes	502,576	—
Total Current Assets	561,925	1,023,861
Investments in marketable securities held in Trust Account	87,623,501	86,342,513
Deferred Acquisition Costs	548,143	—
Deferred Tax Asset	530,000	428,000
TOTAL ASSETS	$89,263,569	$87,794,374
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accrued Income Taxes	$—	$9,293
Accrued Expense – Related Party	—	10,000
Accrued Expenses – Other	380,572	264,897
Deferred Underwriting Fees	2,640,000	2,640,000
Total Current Liabilities	$3,020,572	$2,924,190
COMMITMENTS AND CONTINGENCIES
Common stock, subject to possible conversion 2,199,999 shares	16,895,992	16,895,992
Interest attributable to common stock, subject to possible conversion (net of taxes of $587,639 and $313,349, respectively)	699,731	370,074
STOCKHOLDERS’ EQUITY
Preferred stock – $.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Common stock – $.0001 par value; 400,000,000 shares authorized; 13,500,000 issued and outstanding at September 30, 2007 and December 31, 2006, (including 2,199,999 subject to conversion)	1,350	1,350
Additional paid-in capital	67,174,073	66,601,073
Retained earnings accumulated during the development stage	1,471,851	1,001,695
Total Stockholders’ Equity	68,647,274	67,604,118
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$89,263,569	$87,794,374

See notes to condensed financial statements

GLOBAL LOGISTICS ACQUISITION CORPORATION
(a development stage company)

Condensed Statements of Operations
(Unaudited) (Restated)

					Sept. 1, 2005 (Date of Inception) through Sept. 30, 2007
	Three Months Ended		Nine Months Ended
	Sept. 30, 2007	Sept. 30, 2006	Sept. 30, 2007	Sept. 30, 2006
Formation Costs	—	—	—		(1,000)
Operating Costs	$(81,935)	$(229,172)	$(1,105,795)	$(601,841)	$(2,037,108)
Loss from Operations	(81,935)	(229,172)	(1,105,795)	(601,841)	(2,038,108)
Other Income
Interest Income – Trust	934,853	1,042,362	3,019,742	2,359,512	6,436,855
Interest Income – Other	—	5,789	4,331	20,930	27,798
Income Before Provision for Income Taxes	$852,918	$818,979	$1,918,278	$1,778,601	$4,426,545
Provision for Income Taxes	368,054	372,188	1,118,465	806,264	2,254,963
Net Income	$484,864	$446,791	$799,813	$972,337	$2,171,582
Maximum number of shares subject to possible conversion:
Weighted average number of shares	2,199,999	2,199,999	2,199,999	1,783,149
Income per share amount (basic and diluted)	$0.05	$0.05	$0.15	$0.14
Weighted Average Number of Shares Outstanding Not Subject to Possible Conversion:
Basic	11,300,001	11,300,001	11,300,001	9,632,602
Diluted	14,323,727	13,875,306	14,281,233	11,719,761
Net Income per share amount:
Basic	$0.03	$0.03	$0.04	$0.07
Diluted	0.03	0.02	0.03	0.06
See notes to condensed financial statements

GLOBAL LOGISTICS ACQUISITION CORPORATION
(a development stage company)

Condensed Statements of Changes in Common Stockholders’ Equity
For the period September 1, 2005 (Date of Inception) through September 30, 2007

	Shares	Amount	Additional Paid-In Capital	Retained Earnings (Deficit) Accumulated During the Development Stage	Total
Balance – September 1, 2005 (date of inception)
Shares issued to Founders on September 22, 2005	2,500,000	$250	$750	$—	$1,000
Net loss for the period ended December 31, 2005				(1,000)	(1,000)
Balance – December 31, 2005	2,500,000	$250	$750	$(1,000)	$—
Sale of 11,000,000 units, net of underwriter’s discount and offering expenses (including 2,199,999 shares subject to possible conversion)	11,000,000	$1,100	$80,996,315	$—	$80,997,415
Proceeds subject to possible conversion of 2,199,999 shares			(16,895,992)		(16,895,992)
Proceeds from Sale of Warrants to Founders			2,500,000		2,500,000
Accretion of trust fund relating to common stock subject to possible conversion for the twelve months ended December 31, 2006 (net of taxes of $313,349)				(370,074)	(370,074)
Net Income for the year ended December 31, 2006				$1,372,769	$1,372,769
Balance – December 31, 2006	13,500,000	$1,350	$66,601,073	$1,001,695	$67,604,118
Capital contributed in the form of shares transferred by Principal stockholders			573,000		573,000
Accretion of trust fund relating to common stock subject to possible conversion for the nine months ended September 30, 2007 (net of taxes of $274,290)				$(329,658)	$(329,658)
Net Income for the nine months ended September 30, 2007				$799,813	$799,813
Balance – September 30, 2007 (unaudited)	13,500,000	$1,350	$67,174,073	$1,471,851	$68,647,274

See notes to condensed financial statements

GLOBAL LOGISTICS ACQUISITION CORPORATION
(a development stage company)

Condensed Statements of Cash Flows
(Unaudited)

	Nine Months Ended		Sept. 1, 2005 (Date of Inception) through September 30, 2007
	September 30, 2007	September 30, 2006
Cash Flows from Operating Activities:
Net Income	$799,813	$972,337	$2,171,582
Adjustments to reconcile net income to net cash provided by operating activities:
Non-Cash Compensation	573,000		573,000
Deferred Tax Benefit	(102,000)	(276,000)	(530,000)
Forgiveness of Related Party Debt	(10,000)		(10,000)
Changes in:
Miscellaneous Receivable	—	19,000	—
Prepaid Expenses	47,231	(83,975)	(8,958)
Prepaid Taxes	(502,576)		(502,576)
Accounts Payable – Related Party	—	(50,000)	—
Accrued Expense	106,382	836,811	390,572
Net Cash provided by operating activities	911,850	1,418,173	2,083,620
Cash Flows from Investing Activities:
Payment of Deferred Acquisition Costs	(548,143)	—	(548,143)
Principal deposited into Trust Account	—	(84,480,000)	(84,480,000)
Purchase of investments in Trust Fund	(1,280,988)	(1,989,512)	(3,143,501)
Net Cash used in investing activities	(1,829,131)	(86,469,512)	(88,171,644)
Cash Flows from Financing Activities:
Repayment of note payable to related parties	—	(300,000)	—
Proceeds from sale of shares to Founders	—	—	1,000
Proceeds from public offering	—	88,000,000	88,000,000
Costs of offering	—	(4,124,127)	(4,362,585)
Proceeds from sale of warrants to Founders	—	2,500,000	2,500,000
Net Cash provided by financing activities	—	86,075,873	86,138,415
Net increase (decrease) in Cash and Cash Equivalents	(917,281)	1,024,534	50,391
Cash and Cash Equivalents – beginning of period	967,672	93,543	—
Cash and Cash Equivalents – end of period	$50,391	$1,118,077	$50,391
Supplemental non-cash activity:
Accrual of deferred underwriter fees	—	2,640,000	2,640,000
Accretion of Trust income relating to common stock subject to possible conversion	329,658	255,535	699,731
Cash paid during the period
Income taxes	1,732,334	370,000	3,287,539

See notes to condensed financial statements

GLOBAL LOGISTICS ACQUISITION CORPORATION
(a development stage company)

Notes to Condensed Financial Statements

(Unaudited)

September 30, 2007

NOTE A — BASIS OF PRESENTATION

In the opinion of management, the accompanying unaudited condensed financial statements contain all adjustments necessary to present fairly the financial position of Global Logistics Acquisition Corporation (the ‘‘Company’’ or ‘‘GLAC’’) and its results of operations and cash flows for the interim period presented. Such financial statements have been condensed in accordance with the applicable regulations of the Securities and Exchange Commission and, therefore, do not include all disclosures required by accounting principles generally accepted in the United States of America. These financial statements should be read in conjunction with the Company’s December 31, 2006 10-K filed on March 29, 2007 and as amended on December 5, 2007. The results of the Company’s operations for the interim period are not necessarily indicative of the operating results for the full year.

NOTE B — RESTATEMENT

The Company is filing this amended quarterly report on Form 10-Q/A to reformat and restate statements of operations for all periods presented and to present earnings per share in a manner similar to the two-class method, as described in Note D[3].

NOTE C — ORGANIZATION AND BUSINESS OPERATIONS

The Company was incorporated in Delaware on September 1, 2005. The Company was formed to serve as a vehicle for the acquisition of one or more operating businesses in the transportation and logistics sector and related industries through a merger, capital stock exchange, asset acquisition or other similar business combination. All activity from September 1, 2005 through February 21, 2006 (the date the Company completed the Offering (defined below)) related to the Company’s formation and the Offering as described below. Since February 21, 2006, the Company has been searching for a target business to acquire. The Company has not generated any revenue to date other than interest income earned on the proceeds of the Offering. The Company is considered to be in the development stage and is subject to the risks associated with activities of development stage companies. The Company has selected December 31 as its fiscal year end.

The registration statement for the Company’s initial public offering (‘‘Offering’’) of 10,000,000 units, each consisting of one share of common stock, par value $.0001 (‘‘Shares’’), and one redeemable common stock purchase warrant (‘‘Warrants’’) exercisable for an additional Share, was declared effective on February 15, 2006. The Company consummated the Offering on February 21, 2006. In addition, the underwriters exercised their over-allotment option for an additional 1,000,000 units, which units were issued on March 1, 2006. In total, the Company recorded net proceeds of approximately $80,997,000 after deducting underwriting discounts and commissions (including $2,640,000 of deferred underwriting discounts and commissions) and offering expenses. The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Offering, although substantially all of the net proceeds of the Offering are intended to be generally applied toward consummating an initial business combination with (or acquisition of) one or more operating businesses in the transportation and logistics sector and related industries (‘‘Business Combination’’). The operating business or businesses that the Company acquires in such Business Combination must have, individually or collectively, a fair market value equal to at least 80% of the balance in the trust account (excluding deferred underwriting discounts and commissions of $2,640,000) at the time of such acquisition. At September 30, 2007, $87,623,501 ($2,640,000 of which consists of deferred underwriting discounts and commissions) of the net proceeds inclusive of interest earned subject to unpaid taxes is being held in such trust account (‘‘Trust Account’’) and is invested in short-term securities issued or guaranteed by the United States having a rating in the highest investment category granted thereby by a registered credit rating agency at the time of the acquisition until the earlier of (i) the consummation of a Business Combination or (ii) the distribution of the Trust Account as described below. The remaining proceeds may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. The Company, has signed a definitive agreement for the acquisition of a target business (Note K) and will submit such transaction for stockholder approval. In the event that 20% or more of the outstanding stock (excluding, for this purpose, those shares of common stock issued prior to the Offering) vote against the Business Combination and exercise their conversion rights described below, the Business Combination will not be consummated.

With respect to a Business Combination which is approved and consummated, any public stockholder who voted against the Business Combination may demand that the Company convert his or her shares (excluding warrants which are traded separately). The per share conversion price will equal the amount in the Trust Account (net of any taxes on earnings in the Trust Account), calculated as of two business days prior to the consummation of the proposed Business Combination, divided by the number of shares of common stock held by public stockholders at the consummation of the Offering. Accordingly, public stockholders holding less than 20% of the aggregate number of shares owned by all public stockholders may seek conversion of their shares in the event a Business Combination is approved. As a result, a portion of the net proceeds from the Offering (19.99% of the amount held in the Trust Account) inclusive of interest, but net of taxes has been classified as common stock subject to possible conversion in the accompanying balance sheets.

In the event that the Company does not consummate a Business Combination within 18 months (by August 21,2007) from the date of the consummation of the Offering (or within 24 months (by February 21, 2008) after the consummation of the Offering if a letter of intent, agreement in principle or definitive agreement was executed within such 18-month period) the proceeds held in the Trust Account will be distributed pro rata to the Company’s public stockholders, excluding the initial stockholders to the extent of their initial stock holdings. In the event of such distribution, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per share in the Offering (assuming no value is attributed to the Warrants contained in the Units offered in the Offering discussed in Note E). The Company entered into a Stock Purchase Agreement with The Clark Group Inc. (‘‘Clark’’) and Clark’s stockholders on May 18, 2007 and consequently has until February 21, 2008 to complete the business combination, unless terminated prior to this date as provided in the agreement.

Going concern consideration — As indicated in the accompanying financial statements, at September 30, 2007 the Company had unrestricted cash of $50,391 and $380,572 in accounts payable and accrued expenses. The Company believes it will have sufficient available funds outside of the Trust Account to operate through February 21, 2008 because its officers and directors have agreed to advance funds (without recourse to the Trust Account) to meet its reasonable out-of-pocket expenses when available funds held outside the Trust Account are insufficient for that purpose. The Company has incurred and expects to incur significant costs in pursuit of its acquisition plans. There is no assurance that the Company’s plans to consummate a Business Combination will be successful or successful within the target business acquisition period. These factors, among others, raise substantial doubt about the Company’s ability to continue operations as a going concern. The accompanying financial statements do not include any adjustments that may result from the outcome of this uncertainty.

NOTE D — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

[1] Cash and Cash Equivalents:

Cash equivalents consist of investments in one or more money market funds.

[2] Fair value of financial instruments:

The carrying amounts of the Company’s financial assets, including cash and cash equivalents and investments held in the Trust Account approximate fair value because of their short term maturities.

[3] Earnings per common share:

(a) Basic earnings per common share for all periods is computed by dividing the earnings applicable to common stockholders by the weighted average number of common shares outstanding for the period. Diluted income per share reflects the potential dilution assuming common shares were issued upon the exercise of outstanding in the money warrants and the proceeds thereof were used to purchase common shares at the average market price during the period.

(b) The Company’s statement of operations includes a presentation of earning per share for common stock subject to possible conversion in a manner similar to the two-class method of earnings per share. Basic and diluted net income per share amount for the maximum number of shares subject to possible conversion is calculated by dividing the net interest income attributable to common shares subject to conversion ($104,527 and $112,888 for the three months ending September 30, 2007 and September 30, 2006, respectively, and $329,658 and $255,536 for the nine months ending September 30, 2007 and September 30, 2006, respectively) by the weighted average number of shares subject to possible conversion. Basic and diluted net income per share amount for the shares outstanding not subject to possible conversion is calculated by dividing the net income exclusive of the net interest income attributable to common shares subject to conversion by the weighted average number of shares not subject to possible conversion.

At September 30, 2007 and 2006, the Company had outstanding warrants to purchase 13,272,727 shares of common stock.

The weighted average number of shares used in the basic and diluted net income per share for shares outstanding not subject to possible conversion for the three and nine months ended September 30, 2007 and 2006 are as follows:

	Three Months Ended		Nine Months Ended
	September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006
Weighted average number of shares outstanding as used in computation of basic income per share	11,300,001	11,300,001	11,300,001	9,632,602
Effect of diluted securities – warrants	3,023,726	2,575,305	2,981,232	2,087,159
Shares used in computation of diluted income per share	14,323,727	13,875,306	14,281,233	11,719,761

[4] Income Taxes:

Deferred income taxes are provided for the differences between the bases of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

[5] Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

[6] Adoption of New Accounting Pronouncement:

In June 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109 (FIN

48). FIN 48 clarifies the accounting for uncertainties in income taxes recognized in a company’s financial statements in accordance with Statement 109 and prescribes a recognition threshold and measurement attributable for financial disclosure of tax positions taken or expected to be taken on a tax return. Additionally, FIN 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company adopted the provisions of FIN 48 as of January 1, 2007. The adoption of FIN 48 did not impact the Company’s financial position, results of operations or cash flows for the nine months ended September 30, 2007. There were no material unrecognized tax benefits, expected changes to unrecognized tax benefits or interests and penalties as of, or for the nine months ended, September 30, 2007. Our accounting policy for recognition of interest and penalties related to income taxes is to include such items as a component of income tax expense. All tax years since our inception (September 1, 2005), as filed or yet to be filed, are open to examination by the appropriate tax authorities.

NOTE E — INITIAL PUBLIC OFFERING

On February 21, 2006, the Company sold 10,000,000 units (‘‘Units’’) in the Offering for $8.00 per Unit. Each Unit consisted of one Share and one Warrant. On March 1, 2006, pursuant to the underwriters’ over-allotment option, the Company sold an additional 1,000,000 Units for $8.00 per Unit. Each Warrant entitles the holder to purchase from the Company one share of common stock at an exercise price of $6.00 commencing on the completion of a Business Combination, and expires February 15, 2011. The Warrants are redeemable at a price of $.01 per Warrant upon 30 days notice after the Warrants become exercisable, only in the event that the last sale price of the common stock is at least $11.50 per share for any 20 trading days within a 30 trading day period ending on the third day prior to the date on which notice of redemption is given. Under the terms of the warrant agreement governing the Warrants, the Company is required to use its best efforts to register the Warrants and maintain such registration. After evaluating the Company’s financial statement treatment with respect to the accounting for derivative financial instruments pursuant to FASB’s Emerging Issues Task Force Issue No. 00-19, the Company entered into a First Supplemental Warrant Agreement (the ‘‘Supplemental Agreement’’), dated August 21, 2006, with The Bank of New York (the ‘‘Warrant Agent’’), to amend the Warrant Agreement, dated as of February 15, 2006, between the Company and the Warrant Agent in order to clarify that registered holders of the Company’s Warrants do not have the right to receive a net cash settlement or other consideration in lieu of physical settlement in shares of the Company’s Common Stock. All of the Company’s initial stockholders have certain registration rights.

NOTE F — INVESTMENTS HELD IN THE TRUST ACCOUNT

The Company holds investments in one or more money market funds which invest principally in short-term securities issued or guaranteed by the United States having a rating in the highest investment category granted thereby by a recognized rating agency at the time of acquisition, which are carried at market value.

NOTE G — DEFFERED ACQUISITION COSTS

As of September 30, 2007, the Company has accumulated approximately $548,000 in deferred costs related to the proposed Business Combination with The Clark Group, Inc. (Note K). These costs will be capitalized contingent upon the completion of the Business Combination following the required approval by the Company’s stockholders and the fulfillment of certain other conditions. If the acquisition is not completed, these costs will be recorded as an expense. Deferred acquisition costs consist primarily of approximately $246,000 for legal services, $57,000 for accounting and due diligence services, $100,000 for fairness opinion services, $99,000 for other consulting and accounting services, and approximately $46,000 in due diligence expenses directly associated with the negotiation and execution of the Stock Purchase Agreement with The Clark Group.

NOTE H — RELATED PARTY TRANSACTIONS

Commencing on February 21, 2006, the Company has agreed to pay Blue Line Advisors, Inc. $7,500 per month for office space and administrative support services. For the nine months ended

September 30, 2007 and 2006, and September 1, 2005 (Date of Inception) through September 30, 2007 the Company incurred $67,500, $61,786 and $151,786 respectively, for the space and services. Upon the earlier of the completion of a Business Combination or the liquidation of the Trust Account, the Company will no longer be required to pay these monthly fees.

On January 2, 2007, two of our directors and principal stockholders transferred 75,000 shares of common stock from their initial pre-IPO holdings to a consultant who provided due diligence services to the Company. Such shares remain subject to the restrictions which applied prior to their transfer, including restricting the sale of such shares until the earlier of six months following a business combination or our liquidation, and if we are unable to effect a business combination and liquidate, such shares will not receive any portion of the liquidation proceeds. This transaction by principal stockholders is considered an expense of the Company and a contribution of capital. The shares have been valued at the stock price at the close of business at the date of transfer or $573,000. This charge is included in operating costs on the accompanying statement of operations.

On October 4, 2007, the Company’s principal inside stockholders loaned the Company approximately $355,000 to fund its expenses in excess of those paid from non-trust account funds. The loans are evidenced by promissory notes that bear interest at 10% per annum and are non-recourse against the trust account. If a business combination is not consummated, the Company will not have any remaining non-trust account funds to repay the loans.

NOTE I — COMMITMENT AND CONTINGENCIES

In connection with the Offering, the Company agreed to pay underwriting discounts and commissions equal to 7.0% of the gross offering proceeds of the Offering. The underwriters agreed to defer the collection of a portion of these underwriting discounts and commissions totaling 3.0% of the gross offering proceeds and have placed the deferred portion of these fees into the Company’s Trust Account. Such fees will be paid only upon completion of a Business Combination. Accordingly, at September 30, 2007, the Company has accrued deferred underwriting discounts and commissions of $2,640,000. The underwriters have agreed to waive any deferred underwriting discounts and commissions with respect to any shares public stockholders have elected to convert into cash pursuant to conversion rights discussed in Note C.

The initial stockholders collectively purchased a total of 2,272,727 warrants concurrently with the closing of the Offering at a price of $1.10 per warrant. The warrants were not issued as part of a Unit or together with any other security. The initial stockholder warrants were purchased separately in a concurrent private placement that closed in conjunction with the Offering. The net proceeds from the sale of the initial stockholder warrants were aggregated together with the net proceeds of the Offering, all of which is held in the Trust Account pending completion of a Business Combination. If the Company fails to complete a Business Combination, the net proceeds from the sale of the initial stockholder warrants will be distributed upon liquidation in the same manner as the net proceeds of the Offering held in the Trust Account.

The initial stockholder warrants are subject to sale and transfer restrictions until the earlier of the completion of a Business Combination, and the distribution of the Trust Account to the public stockholders. Commencing on the date the initial stockholder warrants become exercisable, such warrants and the underlying common stock will be entitled to registration rights under an agreement with the Company. The initial stockholders are permitted to transfer the initial stockholder warrants in certain limited circumstances, such as upon their death, but the transferees receiving such warrants will be subject to the same transfer restrictions imposed on the initial stockholders. With those exceptions, the initial stockholder warrants have terms and conditions that are identical to those of the warrants that were sold as part of the units in the Offering.

NOTE J — INCOME TAXES

Deferred income taxes are provided for the differences between the bases of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized. The Company recorded a deferred income tax asset of $530,000 for the tax effect of temporary differences, aggregating $1,167,540 at September 30, 2007. Such temporary differences relate to start up costs and organization costs of $1,166,540 and $1,000, respectively.

The Company files federal and state income tax returns and is subject to federal and state income tax examinations for 2005 and 2006.

The current and deferred components of income taxes are comprised of the following:

	Three Months Ended		Nine Months Ended
	September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006

Current Income Tax Provision
Federal	$241,978	$294,351	$765,818	$668,569
State and Local	143,076	182,837	454,647	413,695
Total Current Income Tax Provision	$385,054	$477,188	$1,220,465	$1,082,264
Deferred Income Tax Provision (Benefit)
Federal	$(11,000)	$(64,000)	$(67,000)	$(169,000)
State and Local	(6,000)	(41,000)	(35,000)	(107,000)
Total Deferred Income Tax (Benefit)	$(17,000)	$(105,000)	$(102,000)	$(276,000)
Total Provision for Income Taxes	$368,054	$372,188	$1,118,465	$806,264

The sources of deferred tax assets as of September 30, 2007, and December 31, 2006, are as follows:

	September 30, 2007	December 31, 2006

Organization Costs	$500	$500
Operating Costs during Development Stage	$529,500	$427,500
Total Non-Current Deferred Tax Assets	$530,000	$428,000
Valuation Allowance	—	—
Net Deferred Tax Assets	$530,000	$428,000

NOTE K — Purchase Agreement and Subsequent Event

The Company entered into a Stock Purchase Agreement (‘‘SPA’’) with The Clark Group Inc. (‘‘Clark’’) and Clark’s stockholders on May 18, 2007. Clark is a provider of mission-critical supply chain solutions to the print media industry. Pursuant to the SPA, the Company will purchase all of the outstanding capital stock of Clark from Clark’s stockholders for a total consideration of $75,000,000 (of which $72,527,473 will be paid in cash and $2,472,527 will be paid by the issuance of 320,276 shares of the Company’s common stock valued at $7.72 per share). The purchase price is subject to a working capital adjustment.

The purchase agreement may be terminated at any time, but not later than the closing, as follows:

•	By mutual written consent of GLAC and the Clark stockholders (acting through their representative);

•	By either GLAC or the representative of the Clark stockholders if the acquisition is not consummated on or before December 31, 2007, provided that such termination is not available to a party whose action or failure to act has been a principal cause of or resulted in the failure of the acquisition to be consummated before such date and such action or failure to act is a breach of the purchase agreement;

•	By either GLAC or the representative of the Clark stockholders if a governmental entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the acquisition, which order, decree, judgment, ruling or other action is final and nonappealable.

•	By either GLAC or the representative of the Clark stockholders if the other party has breached any of its covenants or representations and warranties in any material respect and has not cured its breach within thirty days of the notice of an intent to terminate, provided that the terminating party is itself not in breach.

•	By either GLAC or the representative of the Clark stockholders if, at the GLAC stockholder meeting, the purchase agreement shall fail to be approved by the affirmative vote of the holders of a majority of the Public Shares present in person or represented by proxy and entitled to vote at the special meeting or the holders of 20% or more of such shares exercise conversion rights; and

•	By the representative of the Clark stockholders if GLAC’s board of directors fails to include a recommendation to GLAC’s stockholders in the proxy statement to approve the transactions contemplated by the Purchase Agreement or withdraws or modifies (in a manner adverse to Clark or its stockholders) such recommendation.

Effective November 1, 2007, the Company filed with the SEC an updated preliminary proxy statement. There can be no assurance that the Business Combination will be consummated.

ANNEX A

STOCK PURCHASE AGREEMENT

among

GLOBAL LOGISTICS ACQUISITION CORPORATION
(the ‘‘Purchaser’’),

THE CLARK GROUP, INC.
(the ‘‘Company’’)

and

JOEL R. ANDERSON,
CHARLES C. ANDERSON, JR.,
DELAWARE ESBT FOR CHARLES C. ANDERSON, JR.,
TERRY C. ANDERSON,
CLYDE B. ANDERSON,
HAROLD M. ANDERSON,
CHARLES C. ANDERSON III,
FRANK STOCKARD,
BILL LARDIE,
JAY MAIER,
DELAWARE ESBT FOR JAY MAIER
DAVID GILLIS,
JOHN BARRY
and
TIMOTHY TEAGAN,
(the ‘‘Sellers’’)

Dated May 18, 2007

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT (‘‘Agreement’’) dated May 18, 2007, among GLOBAL LOGISTICS ACQUISITION CORPORATION, a Delaware corporation (the ‘‘Purchaser’’), THE CLARK GROUP, INC., a Delaware corporation (the ‘‘Company’’), and JOEL R. ANDERSON, CHARLES C. ANDERSON, JR., DELAWARE ESBT FOR CHARLES C. ANDERSON, JR., TERRY C. ANDERSON, CLYDE B. ANDERSON, HAROLD M. ANDERSON, CHARLES C. ANDERSON III, FRANK STOCKARD, BILL LARDIE, JAY MAIER, DELAWARE ESBT FOR JAY MAIER, DAVID GILLIS, JOHN BARRY and TIMOTHY TEAGAN (each a ‘‘Seller’’ and, collectively, the ‘‘Sellers;’’ Messrs. Barry and Teagan each also a ‘‘Shareholder/ Seller’’ and, together, the ‘‘Shareholder/Sellers’’).

RECITALS:

A. The Sellers are the record and beneficial owners of all of the issued and outstanding shares of capital stock of the Company;

B. Subject to the terms and conditions of this Agreement, the Sellers desire to sell such shares to the Purchaser, and the Purchaser desires to purchase such shares from the Sellers.

IT IS AGREED:

ARTICLE I
PURCHASE AND SALE OF COMPANY STOCK

1.1 Purchase and Sale.    Upon the terms and subject to the conditions hereof, at the Closing (as defined in Section 1.5), each of the Sellers hereby agrees to sell, and Purchaser agrees to purchase and pay for, the shares of Company Stock (as defined in Section 2.3(a)) owned by such Seller, free and clear of all Liens (as defined in Section 10.2(e)).

1.2 Purchase Price.    The aggregate purchase price (‘‘Purchase Price’’) to be paid by the Purchaser to the Sellers for their shares of Company Stock shall be Seventy Five Million Dollars ($75,000,000), of which Seventy Two Million Five Hundred Twenty-seven Thousand Four Hundred Seventy Two Dollars and Fifty-three Cents ($72,527,472.53) shall be paid in cash and Two Million Four Hundred Seventy-two Thousand Five Hundred Twenty-seven Dollars and Forty-seven Cents ($2,472,527.47) shall be paid in shares of the common stock, par value $0.0001 per share, of the Purchaser (‘‘Purchaser Stock’’), valued at $7.72 per share. Each Seller shall be entitled to receive the amount of cash and the number of shares of Purchaser Stock allocated to such Seller pursuant to Section 1.3.

1.3 Allocation of Purchase Price.    The Purchase Price shall be allocated among the Sellers as set forth in Schedule 1.3 (which allocation is based on the pro rata share of the Company Stock owned by each Seller).

1.4 Payment of Purchase Price.

(a) Cash Portion.    The cash portion of the Purchase Price, less amounts to be placed in escrow pursuant to Section 1.11, shall be paid to each Seller at the Closing by wire transfer of immediately available funds to the accounts of the Sellers specified by them in written notice given to the Purchaser not later than two Business Days (as defined in Section 10.2(f)) prior to the Closing Date.

(b) Purchaser Stock Portion.    A certificate or certificates representing the number of shares of Purchaser Stock that each Shareholder/Seller is entitled to receive shall be issued to such Shareholder/Seller at the Closing.

1.5 The Closing.    Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement shall take place at a closing (the ‘‘Closing’’) to be held at 10:00 a.m., local time, on the fourth Business Day after the date on which the last of the conditions to Closing set forth in Article VI is fulfilled, at the offices of Graubard Miller, The Chrysler Building, 405 Lexington Avenue, 19th Floor, New York, New York 10174-1901, or at such other time, date or place as the Parties may agree upon in writing. The date on which the Closing takes place is referred to herein as the ‘‘Closing Date.’’

1.6 Sellers’ and Company Deliveries.    At the Closing, each of the Sellers and the Company shall deliver to the Purchaser (a) the certificates for the issued and outstanding shares of Company Stock owned by each Seller, duly endorsed for transfer or with stock powers executed in blank and (b) the certificates, opinions and other agreements and instruments contemplated by Article VI hereof and the other provisions of this Agreement.

1.7 Purchaser’s Deliveries.    At the Closing, the Purchaser shall deliver to each of the Sellers (a) the cash that is to be paid to such Seller, (b) a certificate representing the number of shares of the Purchaser Stock to be issued to each Shareholder/Seller and (c) the certificates, opinions and other agreements and instruments contemplated by Article VI hereof and the other provisions of this Agreement. At the Closing, the Purchaser shall also deliver the Working Capital Escrow Funds (as defined in Section 1.9(a)), the Indemnity Escrow Funds (as defined in Section 1.11) and the Discontinued Operations Escrow Funds (as defined in Section 5.25) to Continental Stock Transfer & Trust Company (‘‘Continental’’), which payment shall be deemed payment of the portion of the Purchase Price represented thereby.

1.8 Adjustment to Purchase Price.    The Purchase Price shall be adjusted as follows:

(a) At the Closing, the Representative shall deliver to Purchaser an estimate of the Company’s Working Capital (as hereinafter defined) at the close of business on the day immediately preceding the Closing Date (the ‘‘Calculation Date Working Capital’’), together with a schedule setting forth his calculation thereof. If the Calculation Date Working Capital is greater than (i.e. less negative than) a working capital deficit of (−$1,588,462) (the ‘‘Target Working Capital’’), the Purchase Price shall be increased on a dollar for dollar basis by the amount of the difference between the Calculation Date Working Capital and the Target Working Capital. If the Calculation Date Working Capital is less than (i.e. more negative than) the Target Working Capital, the Purchase Price shall be decreased on a dollar for dollar basis by the amount of the difference between the Target Working Capital and the Calculation Date Working Capital. As used in this Section 1.8, (i) ‘‘Working Capital’’ means, as of the date at which the calculation is made, the sum of (A) current assets excluding cash plus (B) $616,438 representing 3-Day check float minus (C) current liabilities minus (D) the aggregate amount of checks outstanding at such date that were issued in payment of accounts payable, determined in a manner consistent with the methodology used in Exhibit A. During the period prior to the Closing Date, the Company will continue to use practices consistent with those used by the Company prior to the date of this Agreement with respect to working capital, including collections and disbursements practices and procedures.

(b) As promptly as practicable following the Closing Date, but in no event later than thirty (30) days thereafter (the ‘‘30-Day Period’’), the Purchaser shall cause to be prepared and delivered to the Representative an unaudited balance sheet of the Company at the close of business on the day immediately preceding the Closing Date (the ‘‘Closing Balance Sheet’’) together with a schedule setting forth the actual Working Capital as of the Closing Date (the ‘‘Closing Working Capital’’) calculated in a manner consistent with the calculation of the Calculation Date Working Capital. The Closing Balance Sheet shall be prepared in accordance with U.S. GAAP and in a manner consistent with the past practices of the Seller and the Unaudited Financial Statements (as defined in Section 2.7(b)).

(c) On the fifteenth (15th) day after the date on which the Closing Balance Sheet and the Closing Working Capital schedule have been delivered to the Representative (or such earlier date as the Representative notifies the Purchaser in writing), if the Closing Working Capital is not disputed by the Representative pursuant to Section 1.8(e) hereof, (i) if the Closing Working Capital exceeds the Calculation Date Working Capital, then the Purchaser shall immediately pay to each Seller his portion, based on the relative ownership of the outstanding shares of Company Stock, of the amount by which the Closing Working Capital exceeds the Calculation Date Working Capital (the ‘‘Working Capital Surplus’’), and (ii) if the Calculation Date Working

Capital exceeds the Closing Working Capital (such excess amount being the ‘‘Working Capital Deficit’’), then each Seller shall immediately pay to the Purchaser his pro rata portion, based on the relative ownership of the outstanding shares of Company Stock, of the Working Capital Deficit. If the Representative does not deliver a Dispute Notice (as defined in Section 1.8(e)) to the Purchaser within fifteen (15) days after the delivery of the Closing Balance Sheet and the Closing Working Capital schedule to the Representative (the ‘‘15-Day Period’’), the Closing Balance Sheet and the amount of Closing Working Capital derived therefrom shall be deemed accepted in all respects by the Representative and shall be final and binding upon the parties hereto with the effects set forth in clauses (i) and (ii) of this subsection (c).

(d) During the 15-Day Period, the Purchaser agrees to furnish to the Representative and its accountants and agents full access to all working papers, books, records, financial data, calculations and other documentation used in the preparation of the proposed Closing Balance Sheet and the calculation of the Closing Working Capital.

(e) If the Representative disputes the Closing Balance Sheet (or any component thereof) or the calculation of the Closing Working Capital shown on the Closing Balance Sheet (or any component thereof), the Representative shall give written notice (the ‘‘Dispute Notice’’) to the Purchaser within the 15-Day Period, which Dispute Notice shall specify in reasonable detail the matters and the reasons for such dispute and the amount(s) in dispute. If the Representative and the Purchaser are unable to resolve the disputed matters within thirty (30) days after receipt by the Purchaser of the Dispute Notice, all disputed matters raised in the Dispute Notice and not so resolved (the ‘‘Disputed Matters’’) shall be submitted to a recognized independent accounting firm with offices located within 100 miles of Wilmington, Delaware, as is chosen by mutual agreement of the Representative and the Purchaser acting in good faith (such firm which accepts the engagement, the ‘‘Independent Auditor’’), for final resolution in accordance with the terms and provisions of this Agreement. The Purchaser and the Representative shall use their respective best efforts to cause the Independent Auditor to make its determination as to the resolution of the Disputed Matters (the ‘‘Auditor Determination’’) as soon as possible, but in no event later than thirty (30) days after receipt of the Disputed Matters. The Independent Auditor shall be obligated to follow the Purchase Price adjustment terms and conditions set forth in this Agreement and shall not be entitled to award an amount greater than the greatest value claimed by either party or less than the least amount claimed by either party. The Auditor Determination shall be final and binding upon the parties hereto and shall be limited to Disputed Matters. The Auditor Determination shall be reflected in a written report which shall be delivered promptly by the Independent Auditor to the Representative and the Purchaser. One-half of all fees and disbursements of the Independent Auditor shall be paid by the Purchaser and one-half of such fees and disbursements shall be paid by the Sellers. Any payment to be made as a consequence of the Auditor Determination by the Independent Auditor shall be made, in accordance with the provisions of clauses (i) and (ii) of Section 1.8(c), free and clear of any deductions or set-off, not later than three business days after the receipt of the Auditor Determination by the Representative on behalf of Sellers and the Purchaser.

(f) All amounts paid pursuant to this Section 1.8 shall be paid by bank wire transfer of immediately available funds.

1.9 Twelve-Month Working Capital Adjustment.

(a) If the average of the amounts of Working Capital (the ‘‘Average Working Capital’’) of the Company calculated on the last day of each month for the twelve-month period ending March 31, 2008 (the ‘‘Measurement Period’’) in a manner consistent with the methodology in Exhibit B is greater than (i.e., less negative than) a working capital deficit of $1,588,462 (−1,588,462), the Sellers shall pay to the Company an amount equal to such difference but not in excess of $500,000. To provide a fund for the payment amounts due to the Purchaser pursuant to this Section 1.9, at the Closing, the Sellers shall deposit in escrow the aggregate amount of $500,000 (the ‘‘Working Capital Escrow Funds’’), allocated among the Sellers as set forth in Schedule 1.9, to be held until the amount of the Average Working Capital is finally determined pursuant to this Section 1.9, all in accordance with the terms and conditions of the Escrow Agreement to be entered into at the Closing between the Purchaser, the Sellers and Continental, as Escrow Agent, in the form annexed hereto as Exhibit C (the ‘‘Escrow Agreement’’). During the period between the Closing Date and the end of the Measurement Period, the Purchaser will cause the Company to use practices consistent with those used by the Company prior to the Closing Date with respect to working capital, including collections and disbursements practices and procedures.

(b) As promptly as practicable following the end of the Measurement Period, but in no event later than twenty (20) days thereafter (the ‘‘20-Day Period’’), the Purchaser shall cause to be prepared and delivered to the Representative its calculation of the Average Working Capital, calculated in a manner consistent with the past practices of the Seller.

(c) On the fifteenth (15th) day after the date on which the Purchaser’s calculation of the Average Working Capital shall have been delivered to the Representative (or such earlier date as the Representative notifies the Purchaser in writing), (i) if the Average Working Capital as so calculated by the Purchaser is less than (i.e., more negative than) a working capital deficit of $1,588,462 (−$1,588,462), the Purchaser shall authorize the Escrow Agent to pay to the Representative the full amount of the Working Capital Escrow Fund or (ii) if the Average Working Capital as so calculated by the Purchaser is greater than a working capital deficit of $1,588,462 (−$1,588,462), and is not disputed by the Representative, then the Purchaser shall authorize the Escrow Agent to pay to the Purchaser the amount of such difference from the Working Capital Escrow Fund and to deliver the balance of the Working Capital Escrow Fund, if any, to the Representative. If the Representative does not deliver a Working Capital Dispute Notice (as defined in Section 1.9(d)) to the Purchaser within ten (10) days after the delivery of the Purchaser’s calculation of the Average Working Capital to the Representative (the ‘‘10-Day Period’’), the Average Working Capital as calculated by the Purchaser shall be deemed accepted in all respects by the Representative and shall be final and binding upon the parties hereto with the effects set forth in clauses (i) and (ii) of this subsection (c).

If the Representative disputes the calculation of the Average Working Capital as calculated by the Purchaser, the Representative shall give written notice (the ‘‘Working Capital Dispute Notice’’) to the Purchaser within the 10-Day Period, which Working Capital Dispute Notice shall specify in reasonable detail the matters and the reasons for such dispute and the amount(s) in dispute. If the Representative and the Purchaser are unable to resolve the disputed matters within thirty (30) days after receipt by the Purchaser of the Working Capital Dispute Notice, all disputed matters raised in the Working Capital Dispute Notice and not so resolved (the ‘‘Working Capital Disputed Matters’’) shall be submitted to the Independent Auditor determined in the manner set forth in Section 1.8(e) for final resolution in accordance with the terms and provisions of this Agreement. The Purchaser and the Representative shall use their respective best efforts to cause the Independent Auditor to make its determination as to the resolution of the Working Capital Disputed Matters (the ‘‘Auditor Working Capital Determination’’) as soon as possible, but in no event later than thirty (30) days after receipt of the Working Capital Disputed Matters. The Independent Auditor shall be obligated to follow the terms and conditions set forth in this Agreement regarding the determination of Average Working Capital and shall not be entitled to award an amount greater than the greatest value claimed by either party or less than the least amount claimed by either party. The Auditor Working Capital Determination shall be final and binding upon the parties hereto and shall be limited to Working Capital Disputed Matters. The Auditor Working Capital Determination shall be reflected in a written report which shall be delivered promptly by the Independent Auditor to the Representative and the Purchaser.

One-half of all fees and disbursements of the Independent Auditor shall be paid by the Purchaser and one-half of such fees and disbursements shall be paid by the Sellers. Any payment to be made as a consequence of the Auditor Working Capital Determination by the Independent Auditor shall be made, in accordance with the provisions of clauses (i) and (ii) of Section 1.9(c), free and clear of any deductions or set-off, not later than three business days after the receipt of the Auditor Working Capital Determination by the Representative on behalf of Sellers and the Purchaser.

1.10 Further Assurances; Post-Closing Cooperation.    Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, each of the Parties shall execute and deliver such other documents and instruments, provide such materials and information and take such other actions as may reasonably be necessary, proper or advisable, to the extent permitted by law, to fulfill its obligations under this Agreement and the other documents relating to the transactions contemplated by this Agreement to which it is a party.

1.11 Indemnity Escrow.    To provide a fund for the payment amounts due to the Purchaser pursuant to the indemnity obligations of the Sellers set forth in Article VII, at the Closing, the Sellers shall deposit in escrow the aggregate amount of $7,500,000 (the ‘‘Indemnity Escrow Funds’’), allocated among the Sellers as set forth in Schedule 1.11 ,to be held for the period ending eighteen months after the Closing Date (the ‘‘Indemnity Escrow Period’’) and for such further period as may be required pursuant to the Escrow Agreement, subject to earlier release as provided for in the Escrow Agreement, all in accordance with the terms and conditions of the Escrow Agreement.

1.12 Certain Seller Matters.

(a) Each Shareholder/Seller, for himself only, represents and warrants as follows: (i) all Purchaser Stock to be acquired by such Seller pursuant to this Agreement will be acquired for his account and not with a view towards distribution thereof; (ii) he understands that he must bear the economic risk of the investment in the Purchaser Stock, which cannot be sold by him unless it is registered under the Securities Act of 1933, as amended (the ‘‘Securities Act’’), or an exemption therefrom is available thereunder; (iii) he has had both the opportunity to ask questions and receive answers from the officers and directors of the Purchaser and all persons acting on the Purchaser’s behalf concerning the business and operations of the Purchaser and to obtain any additional information to the extent the Purchaser possesses or may possess such information or can acquire it without unreasonable effort or expense necessary to verify the accuracy of such information; and (iv) he has had access to the Purchaser SEC Reports (as defined in Section 3.7(a)) filed prior to the date of this Agreement. Each Shareholder/Seller acknowledges, as to himself only, that (v) he is either (A) an ‘‘accredited investor’’ as such term is defined in Rule 501(a) promulgated under the Securities Act or (B) a person possessing sufficient knowledge and experience in financial and business matters to enable him to evaluate the merits and risks of an investment in the Purchaser; and (vi) he understands that the certificates representing the Purchaser Stock to be received by him may bear legends to the effect that the Purchaser Stock may not be transferred except upon compliance with (C) the registration requirements of the Securities Act (or an exemption therefrom) and (D) the provisions of this Agreement.

(b) Each Seller, for himself or itself, represents and warrants that the execution and delivery of this Agreement by such Seller does not, and the performance of his or its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign (a ‘‘Governmental Entity’’), except (i) for applicable requirements, if any, of the Securities Act, the Securities Exchange Act of 1934, as amended (‘‘Exchange Act’’), state securities laws (‘‘Blue Sky Laws’’), and the rules and regulations thereunder, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined in Section 10.2(a)) on such Seller or the Company or, after the Closing, the Purchaser, or prevent consummation of the transactions contemplated by this Agreement or otherwise prevent the parties hereto from performing their respective obligations under this Agreement.

(c) Each Seller, for himself, represents and warrants that he owns his shares of Company Stock free and clear of all Liens.

1.13 Sale Restriction.    Without the prior written consent of the Purchaser, which may be given or withheld in its sole discretion, no public market sales of shares of Purchaser Stock issued pursuant to this Agreement shall be made for a period of one year following the Closing Date. No private sales of shares of Purchaser Stock issued pursuant to this Agreement shall be made unless the purchaser acknowledges and agrees to the restriction stated in the preceding sentence by delivery to the Purchaser of a written document to such effect. Certificates representing shares of Purchaser Stock issued pursuant to this Agreement shall bear a prominent legend to such effect.

1.14 Registration of Purchaser Stock.    As soon as practicable after the Closing and the receipt by the Purchaser of financial statements and other information regarding the Company required therefor, the Purchaser shall cause to be prepared and shall use commercially reasonable efforts to file and cause to be declared effective a registration statement on Form S-3 under the Securities Act for the registration under the Securities Act of the shares of Purchaser Stock issued to the Shareholder/Sellers in accordance herewith. Notwithstanding such registration, the sale restriction imposed pursuant to Section 1.13 shall remain in effect for the period of time set forth therein. Unless and until the Shareholder/Sellers are eligible to make sales of Purchaser Stock pursuant to Rule 144(k) under the Securities Act, the Purchaser shall use commercially reasonable efforts to keep such registration statement effective.

1.15 Seller Representative.    The Sellers hereby designate Charles C. Anderson, Jr. and, in his absence, Jay Maier (the ‘‘Representative’’) to represent the interests of the Sellers for the purposes of the Escrow Agreement, giving consents and approvals hereunder and making those determinations hereunder that are specifically reserved to the Representative by the terms hereof. If either Mr. Anderson or Mr. Maier ceases to serve in such capacity, for any reason, the Sellers shall appoint a successor. Each Seller hereby appoints Charles C. Anderson, Jr. and Jay Maier, and each of them acting without the other, as his or its (a) true and lawful attorney-in-fact to execute and deliver, in his, her or its name, place and stead, in any and all capacities, any and all amendments to this Agreement and any and all other agreements, instruments and other documents deemed necessary or desirable by such attorney-in-fact to effectuate the transactions contemplated by this Agreement, including the agreements in the forms of the exhibits hereto, and (b) proxy and hereby authorizes either of them to represent and to vote all shares of Company Stock owned by such Seller in the manner such proxy deems desirable in his sole judgment on all matters pertaining to the transactions contemplated by this Agreement that may be presented to the holders of Company Stock for their vote or consent. The power-of-attorney granted herein is coupled with an interest and it and the proxy granted herein shall be irrevocable to the full extent allowed by applicable law.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND THE COMPANY

Subject to the exceptions set forth in Schedule 2 (the ‘‘Company Schedule’’), the Sellers and the Company, jointly and severally, hereby represent and warrant to, and covenant with, the Purchaser as follows (as used in this Article II, and elsewhere in this Agreement, the term ‘‘Company’’ includes the Subsidiaries (as hereinafter defined) unless the context clearly otherwise indicates):

2.1 Organization and Qualification.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by the Company to be conducted. The Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (‘‘Approvals’’) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned by the Company to be conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Complete and correct copies of the certificate of incorporation and by-laws (or other comparable governing instruments with different names) (collectively referred to herein as

‘‘Charter Documents’’) of the Company, as amended and currently in effect, have been heretofore delivered to the Purchaser or the Purchaser’s counsel. The Company is not in violation of any of the provisions of its Charter Documents.

(b) The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Each jurisdiction in which the Company is so qualified or licensed is listed in Schedule 2.1.

(c) The minute books of the Company contain true, complete and accurate records of all meetings and consents in lieu of meetings of its Board of Directors (and any committees thereof), similar governing bodies and stockholders (‘‘Corporate Records’’) since January 1, 1997. Copies of such Corporate Records of the Company have been heretofore delivered to the Purchaser or the Purchaser’s counsel.

(d) The stock transfer, warrant and option transfer and ownership records of the Company contain true, complete and accurate records of the securities ownership as of the date of such records and the transfers involving the capital stock and other securities of the Company since the time of the Company’s organization. Copies of such records of the Company have been heretofore delivered to the Purchaser or the Purchaser’s counsel.

2.2 Subsidiaries.

(a) The Company has no direct or indirect subsidiaries or participations in joint ventures other than those listed in Schedule 2.2 (the ‘‘Subsidiaries’’). Except as set forth in Schedule 2.2, the Company owns all of the outstanding equity securities of the Subsidiaries, free and clear of all Liens (as defined in Section 10.2(e)). Except for the Subsidiaries, the Company does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person and has no agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

(b) Each Subsidiary that is a corporation is duly incorporated, validly existing and in good standing under the laws of its state of incorporation (as listed in Schedule 2.2) and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by the Company to be conducted. Each Subsidiary that is a limited liability company is duly organized or formed, validly existing and in good standing under the laws of its state of organization or formation (as listed in Schedule 2.2) and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by the Company to be conducted. Each Subsidiary is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned by the Company to be conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or such Subsidiary. Complete and correct copies of the Charter Documents of each Subsidiary, as amended and currently in effect, have been heretofore delivered to the Purchaser or the Purchaser’s counsel. No Subsidiary is in violation of any of the provisions of its Charter Documents.

(c) Each Subsidiary is duly qualified or licensed to do business as a foreign corporation or foreign limited liability company and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or such Subsidiary. Each jurisdiction in which each Subsidiary is so qualified or licensed is listed in Schedule 2.2.

(d) The minute books of each Subsidiary contain true, complete and accurate records of all meetings and consents in lieu of meetings of its Board of Directors (and any committees thereof), similar governing bodies and stockholders since January 1, 2000. Copies of the Corporate Records of each Subsidiary have been heretofore delivered to the Purchaser or the Purchaser’s counsel.

(e) The authorized and outstanding capital stock or membership interests of each Subsidiary are set forth in Schedule 2.2. There are no outstanding options, warrants or other rights to purchase securities of any Subsidiary.

2.3 Capitalization.

(a) The authorized capital stock of the Company consists of 2,500 shares of voting common stock, par value $1.00 per share, and 22,500 shares of non-voting common stock, par value $1.00 per share (collectively, the ‘‘Company Stock’’), of which 910 shares of voting common stock and 8,190 shares of non-voting common stock are issued and outstanding as of the date of this Agreement, all of which are validly issued, fully paid and nonassessable.

(b) No shares of Company Stock are reserved for issuance upon the exercise of outstanding options to purchase Company Stock granted to employees of the Company or other parties, and no shares of Company Stock are reserved for issuance upon the exercise of outstanding warrants or other rights to purchase Company Stock. All outstanding shares of Company Stock have been issued and granted in compliance with all applicable securities laws and (in all material respects) other applicable laws and regulations.

(c) Except as set forth in Schedule 2.3(c) or as set forth elsewhere in this Section 2.3, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights except such preemptive rights as may be set forth in applicable Charter Documents or relevant state law), commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock or similar ownership interests of the Company or obligating the Company to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

(d) Except as contemplated by this Agreement and except as set forth in Schedule 2.3(d), there are no registration rights, and there is no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which the Company is a party or by which the Company is bound with respect to any equity security of any class of the Company.

(e) Except as set forth in Schedule 2.3(e), no outstanding shares of Company Stock are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable agreement with the Company.

2.4 Authority Relative to this Agreement.    The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company (including the approval by its Board of Directors and stockholders, subject in all cases to the satisfaction of the terms and conditions of this Agreement, including the conditions set forth in Article VI), and no other corporate proceedings on the part of the Company or its stockholders are necessary to authorize this Agreement or to consummate the transactions contemplated hereby pursuant to the Delaware General Corporation Law (‘‘DGCL’’) and the terms and conditions of this Agreement. This

Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

2.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company and the Sellers do not, and the performance of this Agreement by the Company and the Sellers shall not (i) conflict with or violate any Legal Requirements (as defined in Section 10.2(c)), (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company pursuant to, any Company Contracts (as defined in Section 2.19(a)), (iii) result in the triggering, acceleration or increase of any payment to any Person pursuant to any Company Contract, including any ‘‘change in control’’ or similar provision of any Company Contract, except for any such conflicts, violations, breaches, defaults, triggerings, accelerations, increases or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on the Company, or (iv) the provisions of the Shareholders’ Agreement dated January 1, 2005 among certain of the Sellers and the Company.

(b) The execution and delivery of this Agreement by the Company and the Sellers does not, and the performance of their obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other third party (including, without limitation, lenders and lessors, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act or Blue Sky Laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which the Company is licensed or qualified to do business, (ii) the consents, approvals, authorizations and permits described in Schedule 2.5(b), and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or, after the Closing, the Purchaser, or prevent consummation of the transactions contemplated by this Agreement or otherwise prevent the parties hereto from performing their obligations under this Agreement.

2.6 Compliance.    The Company has complied with and is not in violation of any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on the Company. Except as set forth in Schedule 2.6, no written notice of non-compliance with any Legal Requirements has been received by the Company (and the Company has no knowledge of any such notice delivered to any other Person). The Company is not in violation of any term of any Company Contract (as defined in Section 2.19(a)(i)), except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on the Company.

2.7 Financial Statements.

(a) The Company has provided to the Purchaser a correct and complete copy of the audited consolidated financial statements (including any related notes thereto) of the Company for the fiscal years ended December 31, 2006, December 31, 2005 and December 31, 2004 (the ‘‘Audited Financial Statements’’). The Audited Financial Statements were prepared in accordance with the published rules and regulations of any applicable Governmental Entity and with generally accepted accounting principles of the United States (‘‘U.S. GAAP’’) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents in all material respects the financial position of the Company at the respective dates thereof and the results of its operations and cash flows for the periods indicated.

(b) The Company has provided to the Purchaser a correct and complete copy of the unaudited consolidated financial statements (including, in each case, any related notes thereto) of the Company for the three month period ended March 31, 2007 (the ‘‘Unaudited Financial Statements’’). The Unaudited Financial Statements comply as to form in all material respects, and were prepared in accordance, with the published rules and regulations of any applicable Governmental Entity and with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), are consistent with the Audited Financial Statements and fairly present in all material respects the financial position of the Company at the date thereof and the results of its operations and cash flows for the period indicated, except that such statements do not contain all notes and disclosures required by U.S. GAAP and are subject to normal year-end and audit adjustments.

(c) The books of account, and other similar books and records of the Company have been maintained in accordance with good business practice, are complete and correct in all material respects and there have been no material transactions that are required to be set forth therein which have not been so set forth.

(d) The accounts and notes receivable of the Company reflected on the balance sheets included in the Audited Financial Statements and the Unaudited Financial Statements (i) arose from bona fide sales transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting creditors’ rights generally, and by general equitable principles, (iii) are not to the Company’s knowledge subject to any valid set-off or counterclaim except to the extent set forth in such balance sheet contained therein, (iv) are collectible in the ordinary course of business consistent with past practice in the aggregate recorded amounts thereof, net of any applicable reserve reflected in such balance sheet referenced above, and (v) are not the subject of any actions or proceedings brought by or on behalf of the Company.

2.8 No Undisclosed Liabilities.    Except as set forth in Schedule 2.8, the Company has no liabilities (absolute, accrued, contingent or otherwise) of a nature required under U.S. GAAP to be disclosed on a balance sheet or in the related notes to financial statements that are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company, except: (i) liabilities provided for in or otherwise disclosed in the interim balance sheet included in the Unaudited Financial Statements or in the notes to the Audited Financial Statements, and (ii) such liabilities arising in the ordinary course of the Company’s business since December 31, 2006, none of which would reasonably be expected to have a Material Adverse Effect on the Company.

2.9 Absence of Certain Changes or Events.    Except as set forth in Schedule 2.9 or in the Unaudited Financial Statements, since December 31, 2006, there has not been: (i) any Material Adverse Effect on the Company, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s stock, or any purchase, redemption or other acquisition by the Company of any of the Company’s capital stock or any other securities of the Company or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of any of the Company’s capital stock, (iv) any granting by the Company of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by the Company of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by the Company of any increase in severance or termination pay or any entry by the Company into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby, (v) entry by the Company into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property (as defined in Section 2.18) other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by the Company with respect to any Governmental Entity, (vi) any material change by the Company in its accounting methods, principles or practices, (vii) any change in the auditors of the Company, (viii) any issuance of capital stock of the Company, (ix) any revaluation by the Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of the Company other than in the ordinary course of business, or (x) any agreement, whether written or oral, to do any of the foregoing.

2.10 Litigation.

(a) Schedule 2.10(a) sets forth all claims, suits, actions or proceedings pending, or to the knowledge of the Company, threatened against the Company before any court, government department, commission, agency, instrumentality or authority, or any arbitrator.

(b) Except as disclosed in Schedule 2.10(b), there are no claims, suits, actions or proceedings pending or, to the knowledge of the Company, threatened against the Company before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on the Company or have a Material Adverse Effect on the ability of the parties hereto to consummate the transactions contemplated by this Agreement.

2.11 Employee Benefit Plans.

(a) Schedule 2.11(a) lists all material employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document) covering any active or former employee, director or consultant of the Company, or any trade or business (whether or not incorporated) which is under common control with the Company, with respect to which the Company has liability (individually, a ‘‘Plan’’ and, collectively, the ‘‘Plans’’). All Plans have been maintained and administered in all material respects in compliance with their respective terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Plans and all liabilities with respect to the Plans have been properly reflected in the financial statements and records of the Company. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought, or, to the knowledge of the Company, is threatened, against or with respect to any Plan. There are no audits, inquiries or proceedings pending or, to the knowledge of the Company, threatened by any governmental agency with respect to any Plan. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Plans have been timely made or accrued. The Company does not have any plan or commitment to establish any new Plan, to modify any Plan (except to the extent required by law or to conform any such Plan to the requirements of any applicable law, in each case as previously disclosed to the Purchaser in writing, or as required by this Agreement), or to enter into any new Plan. Each Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to the Purchaser or the Company (other than ordinary administration expenses and expense for benefits accrued but not yet paid).

(b) Except as disclosed in Schedule 2.11, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or employee of the Company under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

2.12 Labor Matters.    The Company is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company and the Company does not know of any activities or proceedings of any labor union to organize any such employees.

2.13 Restrictions on Business Activities.    Except as disclosed in Schedule 2.13, to the Company’s knowledge, there is no agreement, commitment, judgment, injunction, order or decree binding upon the Company or its assets or to which the Company is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company, any acquisition of property by the Company or the conduct of business by the Company as currently conducted other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

2.14 Title to Property.

(a) All real property owned by the Company (including improvements and fixtures thereon, easements and rights of way) is shown or reflected on the balance sheet of the Company included in the Unaudited Financial Statements. The Company has good, valid and marketable fee simple title to the real property owned by it, and except as set forth in the Unaudited Financial Statements or on Schedule 2.14(a), all of such real property is held free and clear of (i) all leases, licenses and other rights to occupy or use such real property and (ii) all Liens, rights of way, easements, restrictions, exceptions, variances, reservations, covenants or other title defects or limitations of any kind, other than liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or materially interfere with the present use of the property affected thereby. Schedule 2.14(a) also contains a list of all options or other contracts under which the Company has a right to acquire any interest in real property.

(b) All leases of real property held by the Company (which are listed on Schedule 2.14(b)), and all material personal property and other property and assets of the Company owned, used or held for use in connection with the business of the Company (the ‘‘Personal Property’’) are shown or reflected on the balance sheet included in the Audited Financial Statements, other than those entered into or acquired on or after December 31, 2006 in the ordinary course of business. The Company has good and marketable title to the Personal Property owned by it, and all such Personal Property is in each case held free and clear of all Liens, except for Liens disclosed in the Audited Financial Statements or in Schedule 2.14(b), none of which has or will have, individually or in the aggregate, a Material Adverse Effect on such property or on the present or contemplated use of such property in the businesses of the Company.

(c) All leases pursuant to which the Company leases from others material real or Personal Property are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default of the Company or, to the Company’s knowledge, any other party (or any event which with notice or lapse of time, or both, would constitute a material default), except where the lack of such validity and effectiveness or the existence of such default or event of default could not reasonably be expected to have a Material Adverse Effect on the Company.

(d) The Company is in possession of, or has valid and effective rights to, all properties, assets and rights (including Intellectual Property) required for the conduct of its business in the ordinary course.

2.15 Taxes.

(a) Definition of Taxes.    For the purposes of this Agreement, ‘‘Tax’’ or ‘‘Taxes’’ refers to any and all federal, state, local and foreign taxes, including, without limitation, gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, assessments, governmental charges and duties together with all interest, penalties and additions imposed with respect to any such amounts and any obligations under any agreements or arrangements with any other Person with respect to any such amounts and including any liability of a predecessor entity for any such amounts.

(b) S Corporation Status.    The Clark Group, Inc. has made valid elections to be treated as an ‘‘S corporation’’ in accordance with Sections 1361 et seq. of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (collectively, the ‘‘Code’’) and similar provisions of state taxation statutes under which such status has been claimed, and, except as set forth on Schedule 2.15(b), (i) such elections have been in effect for all tax years in which such status has been claimed in any Return (as defined in Section 2.15(c)), (ii) each Subsidiary is a

‘‘qualified subchapter S subsidiary’’ in accordance with Sections 1361 et seq. of the Code and similar provisions of state taxation statutes and (iii) neither The Clark Group, Inc. nor any Subsidiary has any liability for federal Taxes based upon income or for state Taxes based upon income to states whose taxation statutes allow for such election.

(c) Tax Returns and Audits.    Except as set forth in Schedule 2.15:

(i) The Company has timely filed all federal, state, local and foreign returns, estimates, information statements and reports relating to Taxes (‘‘Returns’’) required to be filed by the Company with any Tax authority prior to the date hereof, except such Returns which are not material to the Company. All such Returns are true, correct and complete in all material respects. The Company has paid all Taxes shown to be due and payable on such Returns.

(ii) All Taxes that the Company is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.

(iii) The Company is not delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against the Company, nor has the Company executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax which waiver or extension is presently in effect.

(iv) To the knowledge of the Company, no audit or other examination of any Return of the Company by any Tax authority is presently in progress nor has the Company been notified of any request for such an audit or other examination.

(v) No adjustment relating to any Returns filed by the Company has been proposed in writing, formally or informally, by any Tax authority to the Company or any representative thereof.

(vi) The Company has no liability for any material unpaid Taxes which have not been accrued for or reserved on the Company’s balance sheets included in the Audited Financial Statements or the Unaudited Financial Statements, whether asserted or unasserted, contingent or otherwise, which is material to the Company, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of the Company in the ordinary course of business, none of which is material to the business, results of operations or financial condition of the Company.

2.16 Environmental Matters.

(a) Except as disclosed in Schedule 2.16 and except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect: (i) the Company has complied with all applicable Environmental Laws (as defined below); (ii) there is no Hazardous Substance (as defined below) present on any of the properties currently owned or operated by the Company; (iii) there has been no release, discharge or disposal of Hazardous Substance by the Company on or from any of the properties currently owned or operated by the Company (including soils, groundwater, surface water, air, buildings or other structures); (iv) during the periods that they were owned or operated by the Company , there was no Hazardous Substance present on any of the properties formerly owned or operated by the Company; (v) during the periods that they were owned or operated by the Company, there was no release, discharge or disposal of Hazardous Substance by the Company or, to the Company’s knowledge, by any other Person on any of the properties formerly owned or operated by the Company; (vi) the Company is not subject to liability for any Hazardous Substance disposal or contamination on any third party or public property (whether above, on or below ground or in the atmosphere or water); (vii) the Company has not been associated with any release or threat of release of any Hazardous Substance; (viii) the Company has not received any notice, demand, letter, claim or request for information alleging that the Company may be in violation of or liable under any Environmental Law; and (ix) the Company is not subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances.

(b) As used in this Agreement, the term ‘‘Environmental Law’’ means any presently enacted federal, state, local or foreign law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection, investigation or restoration of the environment, health and safety, or natural resources; (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

(c) As used in this Agreement, the term ‘‘Hazardous Substance’’ means any substance that is: (i) presently listed, classified or regulated pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (iii) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

(d) Schedule 2.16(d) sets forth all environmental studies and investigations completed or in process with respect to the Company and/or its subsidiaries or their respective properties or assets, including all phase reports, that are known to the Company. All such written reports and material documentation relating to any such study or investigation has been provided by the Company to the Purchaser.

(e) Properties owned or leased by the Company that are located in the State of New Jersey are properly classified under the North American Industry Classification System and, by virtue of such classification, are not subject to the provisions of the New Jersey Environmental Cleanup and Responsibility Act.

2.17 Brokers; Third Party Expenses.    The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or any transactions contemplated hereby which will become the liability of the Purchaser or will be a liability of the Company to be paid after Closing. No shares of capital stock, options, warrants or other securities of either the Company or the Purchaser are payable to any third party by the Company as a result of the transactions contemplated by this Agreement and the actions of the Company or any of the Sellers.

2.18 Intellectual Property.    Schedule 2.18 contains a description of all material Intellectual Property of the Company. For the purposes of this Agreement, the following terms have the following definitions:

‘‘Intellectual Property’’ shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (‘‘Patents’’); (ii) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world (‘‘Copyrights’’); (iv) software and software programs; (v) domain names, uniform resource locators and other names and locators associated with the Internet; (vi) industrial designs and any registrations and applications therefor; (vii) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor (collectively, ‘‘Trademarks’’); (viii) all databases and data collections and all rights therein; (ix) all moral and economic rights of authors and inventors, however denominated, and (x) any similar or equivalent rights to any of the foregoing (as applicable).

‘‘Company Intellectual Property’’ shall mean any Intellectual Property that is owned by, or exclusively licensed to, the Company, including software and software programs developed by or exclusively licensed to the Company (specifically excluding any off the shelf or shrink-wrap software).

‘‘Registered Intellectual Property’’ means all Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any government or other legal authority.

‘‘Company Registered Intellectual Property’’ means all of the Registered Intellectual Property owned by, or filed in the name of, the Company.

‘‘Company Products’’ means all current versions of products or service offerings of the Company.

(a) Except as disclosed in Schedule 2.18, no Company Intellectual Property or Company Product is subject to any material proceeding or outstanding decree, order, judgment, contract, license or stipulation restricting in any manner the use, transfer or licensing thereof by the Company, or which may affect the validity, use or enforceability of such Company Intellectual Property or Company Product, which in any such case could reasonably be expected to have a Material Adverse Effect on the Company.

(b) The Company owns or has enforceable rights to use all Intellectual Property required for the conduct of its business as presently conducted or as presently contemplated to be conducted. Except as disclosed in Schedule 2.18, the Company owns and has good and exclusive title to each material item of Company Intellectual Property owned by it free and clear of any Liens (excluding non-exclusive licenses and related restrictions granted by it in the ordinary course of business); and the Company is the exclusive owner of all material registered Trademarks and Copyrights used in connection with the operation or conduct of the business of the Company including the sale of any products or the provision of any services by the Company.

(c) To the knowledge of the Company, the operation of the business of the Company as such business currently is conducted, including the Company’s use of any product, device or process, has not and does not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction. The Company has not received any claims or threats from third parties alleging any such infringement, misappropriation or unfair competition or trade practices that are not resolved.

2.19 Agreements, Contracts and Commitments.

(a) Schedule 2.19(a) sets forth a complete and accurate list of all Material Company Contracts (as hereinafter defined), specifying the parties thereto. For purposes of this Agreement, (i) the term ‘‘Company Contracts’’ shall mean all contracts, agreements, leases, mortgages, indentures, notes, bonds, licenses, permits, franchises, purchase orders, sales orders, and other understandings, commitments and obligations (including without limitation outstanding offers and proposals) of any kind, whether written or oral, to which the Company is a party or by or to which any of the properties or assets of the Company may be bound, subject or affected (including without limitation notes or other instruments payable to the Company) and (ii) the term ‘‘Material Company Contracts’’ shall mean (x) each Company Contract (I) providing for payments (present or future) to the Company in excess of $100,000 in the aggregate or (II) under which or in respect of which the Company presently has any liability or obligation of any nature whatsoever (absolute, contingent or otherwise) in excess of $100,000, (y) each Company Contract that otherwise is or may be material to the businesses, operations, assets, condition (financial or otherwise) or prospects of the Company and (z) without limitation of subclause (x) or subclause (y), each of the following Company Contracts:

(i) any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money from the Company by any officer, director, stockholder or holder of derivative securities of the Company (each such person, an ‘‘Insider’’);

(ii) any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money from an Insider by the Company;

(iii) any guaranty, direct or indirect, by the Company, a Subsidiary or any Insider of the Company of any obligation for borrowings, or otherwise, excluding endorsements made for collection in the ordinary course of business;

(iv) any Company Contract of employment or management or for consulting services;

(v) any Company Contract made other than in the ordinary course of business or (x) providing for the grant of any preferential rights to purchase or lease any asset of the Company or (y) providing for any right (exclusive or non-exclusive) to sell or distribute, or otherwise relating to the sale or distribution of, any product or service of the Company;

(vi) any obligation to register any shares of the capital stock or other securities of the Company with any Governmental Entity;

(vii) any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons;

(viii) any collective bargaining agreement with any labor union;

(ix) any lease or similar arrangement for the use by the Company of real property or personal property (other than any lease of vehicles, office equipment or operating equipment made in the ordinary course of business where the annual lease payments are less than $12,000);

(x) any Company Contract granting or purporting to grant, or otherwise in any way relating to, any mineral rights or any other interest (including, without limitation, a leasehold interest) in real property;

(xi) any Company Contract to which any Insider of the Company is a party; and

(xii) any offer or proposal which, if accepted, would constitute any of the foregoing.

(b) Each Material Company Contract was entered into at arms’ length and in the ordinary course, is in full force and effect and, to the Company’s knowledge, is valid and binding upon and enforceable against each of the parties thereto (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies). To the knowledge of the Company, no other party to a Material Company Contract is the subject of a bankruptcy or insolvency proceeding. True, correct and complete copies of all Material Company Contracts and offers and proposals, which, if accepted, would constitute Material Company Contracts (or written summaries in the case of oral Material Company Contracts or oral offers and proposals, which if accepted, would constitute Material Company Contracts), and of all outstanding offers and proposals of the Company have been heretofore delivered to the Purchaser or the Purchaser’s counsel.

(c) Except as set forth in Schedule 2.19(c), neither the Company nor, to the best of the Company’s knowledge, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Company Contract, and no party to any Company Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on the Company.

2.20 Insurance.    Schedule 2.20 sets forth the Company’s insurance policies and fidelity bonds currently in force and covering the assets, business, equipment, properties, operations, employees, officers and directors (collectively, the ‘‘Insurance Policies’’). The insurances provided by such Insurance Policies are believed by the Company’s management to be adequate in amount and scope for the Company’s business and operations, including any insurance required to be maintained by Company Contracts.

2.21 Governmental Actions/Filings.

(a) Except as set forth in Schedule 2.21(a), the Company has been granted and holds, and has made, all Governmental Actions/Filings (as defined below) (including, without limitation, the

Governmental Actions/Filings required for (i) emission or discharge of effluents and pollutants into the air and the water and (ii) the manufacture and sale of all products manufactured and sold by it) necessary to the conduct by the Company of its business (as presently conducted and as presently proposed to be conducted) or used or held for use by the Company, and true, complete and correct copies of which have heretofore been delivered to the Purchaser. Each such Governmental Action/Filing is in full force and effect and, except as disclosed in Schedule 2.21(a), will not expire prior to December 31, 2008, and the Company is in compliance with all of its obligations with respect thereto. No event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and, except as may result from the status of the Purchaser as a holder of the Company Stock, consummation of the transactions contemplated by this Agreement or any ancillary documents will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings except such events which, either individually or in the aggregate, would not have a Material Adverse Effect upon the Company.

(b) Except as set forth in Schedule 2.21(b), no Governmental Action/Filing is necessary to be obtained, secured or made by the Company to enable it to continue to conduct its businesses and operations and use its properties after the Closing in a manner which is consistent with current practice.

(c) For purposes of this Agreement, the term ‘‘Governmental Action/Filing’’ shall mean any franchise, license, certificate of compliance, authorization, consent, order, permit, approval, consent or other action of, or any filing, registration or qualification with, any federal, state, municipal, foreign or other governmental, administrative or judicial body, agency or authority.

2.22 Interested Party Transactions.    Except as set forth in the Schedule 2.22, no Seller or any employee, officer or director of the Company or a member of his or her immediate family is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of such Persons, other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Company, and (iii) for other employee benefits made generally available to all employees. Except as set forth in Schedule 2.22, to the Company’s knowledge, none of such individuals has any direct or indirect ownership interest in any Person with whom the Company is affiliated or with whom the Company has a contractual relationship, or in any Person that competes with the Company, except that each employee, stockholder, officer or director of the Company and members of their respective immediate families may own less than 5% of the outstanding stock in publicly traded companies that may compete with the Company. Except as set forth in Schedule 2.22, to the knowledge of the Company, no officer, director or Seller or any member of their immediate families is, directly or indirectly, interested in any Material Company Contract with the Company (other than such contracts as relate to any such Person’s ownership of capital stock or other securities of the Company or such Person’s employment with the Company).

2.23 Representations and Warranties Complete.    The representations and warranties of the Company included in this Agreement and any list, statement, document or information set forth in, or attached to, any Schedule provided pursuant to this Agreement or delivered hereunder, are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstance under which they were made.

2.24 Survival of Representations and Warranties.    The representations and warranties of the Company set forth in this Agreement shall survive the Closing until the end of the Indemnity Escrow Period or as otherwise set forth in Section 7.4(a).

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Subject to the exceptions set forth in Schedule 3 (the ‘‘Purchaser Schedule’’), the Purchaser represents and warrants to, and covenants with, the Sellers and the Company, as follows:

3.1 Organization and Qualification.

(a) The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by the Purchaser to be conducted. The Purchaser is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned by the Purchaser to be conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Purchaser. Complete and correct copies of the Charter Documents of the Purchaser, as amended and currently in effect, have been heretofore delivered to the Company. The Purchaser is not in violation of any of the provisions of the Purchaser’s Charter Documents.

(b) The Purchaser is duly qualified or licensed to do business as a foreign corporation and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Purchaser. At or prior to the Closing, the Purchaser will be duly qualified or licensed to do business as a foreign corporation and in good standing in each jurisdiction where the character of the properties acquired by it pursuant to this Agreement makes such qualification or licensing necessary.

3.2 Subsidiaries.    The Purchaser has no Subsidiaries and does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and the Purchaser has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

3.3 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of the Purchaser consists of 400,000,000 shares of Purchaser Stock and 1,000,000 shares of preferred stock, par value $0.0001 per share (the ‘‘Purchaser Preferred Stock’’), of which 13,500,000 shares of Purchaser Stock and no shares of the Purchaser Preferred Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable.

(b) Except as set forth in Schedule 3.3(b), (i) no shares of Purchaser Stock or the Purchaser Preferred Stock are reserved for issuance upon the exercise of outstanding options to purchase Purchaser Stock or the Purchaser Preferred Stock granted to employees of the Purchaser or other parties (the ‘‘Purchaser Stock Options’’) and there are no outstanding the Purchaser Stock Options; (ii) no shares of Purchaser Stock or the Purchaser Preferred Stock are reserved for issuance upon the exercise of outstanding warrants to purchase Purchaser Stock or the Purchaser Preferred Stock (the ‘‘Purchaser Warrants’’) and there are no outstanding the Purchaser Warrants; and (iii) no shares of Purchaser Stock or the Purchaser Preferred Stock are reserved for issuance upon the conversion of the Purchaser Preferred Stock or any outstanding convertible notes, debentures or securities (‘‘the ‘‘Purchaser Convertible Securities’’). All shares of Purchaser Stock and the Purchaser Preferred Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. All outstanding shares of Purchaser Stock and all outstanding the Purchaser Warrants have been issued and granted in compliance with (x) all applicable securities laws and (in all material respects) other applicable laws and regulations, and (y) all requirements set forth in any applicable the Purchaser Contracts (as defined in Section 3.19). The Purchaser has heretofore delivered to the Company true, complete and accurate copies of the Purchaser Warrants, including any and all documents and agreements relating thereto.

(c) The shares of Purchaser Stock to be issued by the Purchaser pursuant to this Agreement have been duly reserved for issuance by the Purchaser from Purchaser’s authorized but unissued shares of Purchaser Stock or treasury shares and, upon issuance in accordance with the terms of this Agreement, will be duly authorized and validly issued and such shares of Purchaser Stock will be fully paid and nonassessable.

(d) Except as set forth in Schedule 3.3(d) or as contemplated by this Agreement or the Purchaser SEC Reports, there are no registrations rights, and there is no voting trust, proxy, rights plan, agreement to repurchase or redeem, anti-takeover plan or other agreements or understandings to which the Purchaser is a party or by which the Purchaser is bound with respect to any equity security of any class of the Purchaser.

(e) Except as provided for in this Agreement or as set forth in Section 3.3(e), as a result of the consummation of the transactions contemplated hereby, no shares of capital stock, warrants, options or other securities of the Purchaser are issuable and no rights in connection with any shares, warrants, options or other securities of the Purchaser accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

3.4 Authority Relative to this Agreement.    The Purchaser has full corporate power and authority to: (i) execute, deliver and perform this Agreement, and each ancillary document that the Purchaser has executed or delivered or is to execute or deliver pursuant to this Agreement, and (ii) carry out the Purchaser’s obligations hereunder and thereunder and, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Purchaser (including the approval by its Board of Directors), and no other corporate proceedings on the part of the Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than the Purchaser Stockholder Approval (as defined in Section 5.1(a)). This Agreement has been duly and validly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

3.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Purchaser do not, and the performance of this Agreement by the Purchaser shall not: (i) conflict with or violate the Purchaser’s Charter Documents, (ii) conflict with or violate any Legal Requirements, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the Purchaser’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Purchaser pursuant to, any the Purchaser Contracts, except, with respect to clauses (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on the Purchaser.

(b) The execution and delivery of this Agreement by the Purchaser do not, and the performance of their respective obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except

(i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which the Purchaser is qualified to do business and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Purchaser, or prevent consummation of the transactions contemplated by this Agreement or otherwise prevent the parties hereto from performing their obligations under this Agreement.

3.6 Compliance.    The Purchaser has complied with, and is not in violation of, any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on the Purchaser. The business and activities of the Purchaser have not been and are not being conducted in violation of any Legal Requirements. The Purchaser is not in default or violation of any term, condition or provision of its Charter Documents. No written notice of non-compliance with any Legal Requirements has been received by the Purchaser.

3.7 SEC Filings; Financial Statements.

(a) The Purchaser has made available to the Company and the Sellers a correct and complete copy of each report and registration statement filed by the Purchaser (the ‘‘Purchaser SEC Reports’’) with the Securities and Exchange Commission (‘‘Commission’’), which are all the forms, reports and documents required to be filed by the Purchaser with the Commission prior to the date of this Agreement. All the Purchaser SEC Reports required to be filed by the Purchaser in the twelve (12) month period prior to the date of this Agreement were filed in a timely manner. As of their respective dates the Purchaser SEC Reports: (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the Commission thereunder applicable to such the Purchaser SEC Reports, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent set forth in the preceding sentence, the Purchaser makes no representation or warranty whatsoever concerning any the Purchaser SEC Report as of any time other than the date or period with respect to which it was filed.

(b) Except as set forth in Schedule 3.7(b), each set of financial statements (including, in each case, any related notes thereto) contained in the Purchaser SEC Reports, including each the Purchaser SEC Report filed after the date hereof until the Closing, complied or will comply as to form in all material respects with the published rules and regulations of the Commission with respect thereto, was or will be prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-QSB of the Exchange Act) and each fairly presents or will fairly present in all material respects the financial position of the Purchaser at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were, are or will be subject to normal adjustments which were not or are not expected to have a Material Adverse Effect on the Purchaser taken as a whole.

3.8 No Undisclosed Liabilities.    The Purchaser has no liabilities (absolute, accrued, contingent or otherwise) that are, individually or in the aggregate, material to the business, results of operations or financial condition of the Purchaser, except (i) liabilities provided for in or otherwise disclosed in the Purchaser SEC Reports filed prior to the date hereof, and (ii) liabilities incurred since December 31, 2006 in the ordinary course of business, none of which would have a Material Adverse Effect on the Purchaser.

3.9 Absence of Certain Changes or Events.    Except as set forth in the Purchaser SEC Reports filed prior to the date of this Agreement, and except as contemplated by this Agreement, since December 31, 2006, there has not been: (i) any Material Adverse Effect on the Purchaser, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Purchaser’s capital stock, or any purchase, redemption or other acquisition by the Purchaser of any of the Purchaser’s capital stock or any other securities of the Purchaser or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of any of the Purchaser’s capital stock, (iv) any granting by the Purchaser of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by the Purchaser of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by the Purchaser of any increase in severance or termination pay or any entry by the Purchaser into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Purchaser of the nature contemplated hereby, (v) entry by the Purchaser into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by the Purchaser with respect to any Governmental Entity, (vi) any material change by the Purchaser in its accounting methods, principles or practices, except as required by concurrent changes in U.S. GAAP, (vii) any change in the auditors of the Purchaser, (vii) any issuance of capital stock of the Purchaser, or (viii) any revaluation by the Purchaser of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of the Purchaser other than in the ordinary course of business.

3.10 Litigation.    There are no claims, suits, actions or proceedings pending or to the Purchaser’s knowledge, threatened against the Purchaser, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on the Purchaser or have a Material Adverse Effect on the ability of the parties hereto to consummate the transactions contemplated by this Agreement.

3.11 Employee Benefit Plans.    Except as may be contemplated by the Purchaser Plan (as defined in Section 5.1(a)), the Purchaser does not maintain, and has no liability under, any Plan, and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or employee of the Purchaser, or (ii) result in the acceleration of the time of payment or vesting of any such benefits.

3.12 Labor Matters.    The Purchaser is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Purchaser and the Purchaser does not know of any activities or proceedings of any labor union to organize any such employees.

3.13 Restrictions on Business Activities.    Since its organization, the Purchaser has not conducted any business activities other than activities directed toward the accomplishment of a business combination. Except as set forth in Purchaser’s Charter Documents, there is no agreement, commitment, judgment, injunction, order or decree binding upon the Purchaser or to which the Purchaser is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Purchaser, any acquisition of property by the Purchaser or the conduct of business by the Purchaser as currently conducted other than such effects, individually or in the aggregate, which have not had and could not reasonably be expected to have, a Material Adverse Effect on the Purchaser.

3.14 Title to Property.    The Purchaser does not own or lease any real property or personal property. Except as set forth in Schedule 3.14, there are no options or other contracts under which the Purchaser has a right or obligation to acquire or lease any interest in real property or personal property.

3.15 Taxes.    Except as set forth in Schedule 3.15:

(a) The Purchaser has timely filed all Returns required to be filed by the Purchaser with any Tax authority prior to the date hereof, except such Returns which are not material to the Purchaser. All such Returns are true, correct and complete in all material respects. The Purchaser has paid all Taxes shown to be due on such Returns.

(b) All Taxes that the Purchaser is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.

(c) The Purchaser has not been delinquent in the payment of any material Tax that has not been accrued for in the Purchaser’s books and records of account for the period for which such Tax relates nor is there any material Tax deficiency outstanding, proposed or assessed against the Purchaser, nor has the Purchaser executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(d) No audit or other examination of any Return of the Purchaser by any Tax authority is presently in progress, nor has the Purchaser been notified of any request for such an audit or other examination.

(e) No adjustment relating to any Returns filed by the Purchaser has been proposed in writing, formally or informally, by any Tax authority to the Purchaser or any representative thereof.

(f) The Purchaser has no liability for any material unpaid Taxes which have not been accrued for or reserved on the Purchaser’s balance sheets included in the audited financial statements for the most recent fiscal year ended, whether asserted or unasserted, contingent or otherwise, which is material to the Purchaser, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of the Purchaser in the ordinary course of business, none of which is material to the business, results of operations or financial condition of the Purchaser.

3.16 Environmental Matters.    Except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect: (i) the Purchaser has complied with all applicable Environmental Laws; (ii) the Purchaser is not subject to liability for any Hazardous Substance disposal or contamination on any third party property; (iii) the Purchaser has not been associated with any release or threat of release of any Hazardous Substance; (iv) the Purchaser has not received any notice, demand, letter, claim or request for information alleging that the Purchaser may be in violation of or liable under any Environmental Law; and (v) the Purchaser is not subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances.

3.17 Brokers.    Except as set forth in Schedule 3.17, the Purchaser has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.18 Intellectual Property.    The Purchaser does not own, license or otherwise have any right, title or interest in any material Intellectual Property or material Registered Intellectual Property, except non-exclusive rights to the name ‘‘Global Logistics’’.

3.19 Agreements, Contracts and Commitments.

(a) Except as set forth in the Purchaser SEC Reports filed prior to the date of this Agreement, and with respect to confidentiality and nondisclosure agreements, there are no contracts, agreements, leases, mortgages, indentures, notes, bonds, liens, license, permit, franchise, purchase orders, sales orders or other understandings, commitments or obligations (including without limitation outstanding offers or proposals) of any kind, whether written or oral, to which the Purchaser is a party or by or to which any of the properties or assets of the Purchaser may be bound, subject or affected, which either (a) creates or imposes a liability greater than $25,000, or (b) may not be cancelled by the Purchaser on 30 days’ or less prior notice (‘‘Purchaser Contracts’’). All the Purchaser Contracts are listed in Schedule 3.19 other than those that are exhibits to the Purchaser SEC Reports.

(b) Except as set forth in the Purchaser SEC Reports filed prior to the date of this Agreement, each Purchaser Contract was entered into at arms’ length and in the ordinary course, is in full force and effect and is valid and binding upon and enforceable against each of the parties thereto. True, correct and complete copies of all the Purchaser Contracts (or written summaries in the case of oral Purchaser Contracts) and of all outstanding offers or proposals of the Purchaser have been heretofore delivered to the Company.

(c) Neither the Purchaser nor, to the knowledge of the Purchaser, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Purchaser Contract, and no party to any Purchaser Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on the Purchaser. Each agreement, contract or commitment to which the Purchaser is a party or by which it is bound that has not expired by its terms is in full force and effect, except where such failure to be in full force and effect is not reasonably likely to have a Material Adverse Effect on the Purchaser.

3.20 Insurance.    Except for directors’ and officers’ liability insurance, the Purchaser does not maintain any Insurance Policies.

3.21 Interested Party Transactions.    Except as set forth in the Purchaser SEC Reports filed prior to the date of this Agreement: (a) no employee, officer, director or stockholder of the Purchaser or a member of his or her immediate family is indebted to the Purchaser nor is the Purchaser indebted (or committed to make loans or extend or guarantee credit) to any of them, other than reimbursement for reasonable expenses incurred on behalf of the Purchaser; (b) to the Purchaser’s knowledge, none of such individuals has any direct or indirect ownership interest in any Person with whom the Purchaser is affiliated or with whom the Purchaser has a material contractual relationship, or any Person that competes with the Purchaser, except that each employee, stockholder, officer or director of the Purchaser and members of their respective immediate families may own less than 5% of the outstanding stock in publicly traded companies that may compete with the Purchaser; and (c) to the Purchaser’s knowledge, no officer, director or stockholder or any member of their immediate families is, directly or indirectly, interested in any material contract with the Purchaser (other than such contracts as relate to any such individual ownership of capital stock or other securities of the Purchaser).

3.22 Indebtedness.    The Purchaser has no indebtedness for borrowed money.

3.23 Purchaser Stock Listing.    Purchaser Stock is listed on the American Stock Exchange. There is no action or proceeding pending or, to the Purchaser’s knowledge, threatened against the Purchaser by the American Stock Exchange, Nasdaq or NASD, Inc. (‘‘NASD’’) with respect to any intention by such entities to prohibit or terminate such listing.

3.24 Board Approval.    The Board of Directors of the Purchaser (including any required committee or subgroup of the Board of Directors of the Purchaser) has, as of the date of this Agreement, unanimously (i) declared the advisability of the transactions contemplated by this Agreement and approved this Agreement and the transactions contemplated hereby, (ii) determined that the transactions contemplated by this Agreement are in the best interests of the stockholders of the Purchaser, and (iii) determined that the fair market value of the Company is equal to at least 80% of the Purchaser’s net assets. The Board of Directors of the Purchaser, by resolution duly adopted unanimously at a meeting duly called and held, has duly (i) determined that this Agreement and the respective transactions contemplated by this Agreement are fair to and in the best interests of Purchaser and its stockholders, (ii) approved this Agreement and the respective transactions contemplated by this Agreement and declared their advisability, and (iii) recommended that the Purchaser’s stockholders adopt this Agreement and directed that this Agreement be submitted for consideration by the Purchaser’s stockholders at the Special Meeting (as defined in Section 5.1). The affirmative vote of the holders of a majority of the shares of Purchaser Stock issued in the Purchaser’s initial public offering of securities that are voted at the Special Meeting is the only vote of the holders of any class or series of capital stock of Purchaser necessary to adopt or approve this Agreement and the respective transactions contemplated by this Agreement, provided that, in addition to such affirmative vote, holders of twenty percent (20%) or more of the shares of Purchaser Stock issued in Purchaser’s initial public offering of securities and outstanding immediately before the Closing shall not have exercised their rights to convert their shares into a pro rata share of the Trust Fund in accordance with the Purchaser’s Charter Documents for the transactions contemplated hereby to proceed.

3.25 Trust Fund.

(a) As of the date hereof and at the Closing Date, the Purchaser has and will have no less than $87,000,000 invested in a trust account administered by The Bank of New York (the ‘‘Trust Fund’’), less such amounts, if any, as the Purchaser is required to pay to (i) stockholders who elect to have their shares converted to cash in accordance with the provisions of the Purchaser’s Charter Documents and (ii) third parties (e.g., professionals, printers, etc.) who have rendered services to the Purchaser in connection with the transactions contemplated by this Agreement.

(b) Upon consummation of the transactions contemplated by this Agreement and notice thereof to the Trustee, the Trust Fund will terminate and the Trustee shall thereupon be obligated to release as promptly as practicable to the Purchaser the funds and government securities held in the Trust Fund, which funds and government securities will be free of any Encumbrances whatsoever and, after taking into account any funds paid to holders of Purchaser Stock who elect to have their shares converted into cash in accordance with the provisions of the Purchaser’s Charter Documents, will be available for use in the business of the Purchaser, including for payment of the Purchase Price.

(c) Effective as of the Closing, the obligations of the Purchaser to dissolve or liquidate within a specified time period contained in the Purchaser’s Charter Documents will terminate, and effective as of the Closing the Purchaser shall have no obligation whatsoever to dissolve and liquidate the assets of the Purchaser by reason of the consummation of the transactions contemplated by this Agreement, and, following the Closing, no Purchaser stockholder shall be entitled to receive funds from the Trust Fund except to the extent such stockholder votes against the approval of transactions contemplated by this Agreement and elects, contemporaneous with such vote, to have his, her or its shares converted into cash in accordance with the provisions of the Purchaser’s Charter Documents.

3.26 Governmental Filings.    Except as set forth in Schedule 3.26, the Purchaser has been granted and holds, and has made, all Governmental Actions/Filings necessary to the conduct by the Purchaser of its business (as presently conducted) or used or held for use by the Purchaser, and true, complete and correct copies of which have heretofore been delivered to the Company. Each such Governmental Action/Filing is in full force and effect and, except as disclosed in Schedule 3.26, will not expire prior to December 31, 2008, and the Purchaser is in compliance with all of its obligations with respect thereto. No event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the transactions contemplated by this Agreement or any ancillary documents will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings except such events which, either individually or in the aggregate, would not have a Material Adverse Effect upon the Purchaser.

3.27 Investment Company Act.    The Purchaser is not, and will not be after the Closing, an ‘‘investment company’’ or a person directly or indirectly ‘‘controlled’’ by or acting on behalf of an ‘‘investment company,’’ in each case within the meaning of the Investment Company Act of 1940, as amended.

3.28 Representations and Warranties Complete.    The representations and warranties of the Purchaser included in this Agreement and any list, statement, document or information set forth in, or attached to, any Schedule provided pursuant to this Agreement or delivered hereunder, are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstance under which they were made.

3.29 Survival of Representations and Warranties.    The representations and warranties of the Purchaser set forth in this Agreement shall survive until the Closing.

ARTICLE IV
CONDUCT PRIOR TO THE CLOSING DATE

4.1 Conduct of Business by the Company and the Purchaser.    During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of the Company and the Purchaser shall, except to the extent that the other party shall otherwise consent in writing, carry on its business in the usual, regular and ordinary course consistent with past practices, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations (except where noncompliance would not have a Material Adverse Effect), pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve substantially intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings. In addition, except as required or permitted by the terms of this Agreement, without the prior written consent of the Purchaser, with respect to consents given to actions of the Company, and the Representative, with respect to consents given to actions of the Purchaser, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of the Company and the Purchaser shall not do any of the following:

(a) Waive any stock repurchase rights, accelerate, amend or (except as specifically provided for herein) change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

(b) Grant any severance or termination pay to any officer or employee except pursuant to applicable law, written agreements outstanding, or policies existing on the date hereof and as previously or concurrently disclosed in writing or made available to the other party, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

(c) Transfer or license to any person or otherwise extend, amend or modify any material rights to any Intellectual Property of the Company or the Purchaser, as applicable, or enter into grants to transfer or license to any person future patent rights, other than in the ordinary course of business consistent with past practices provided that in no event shall the Company or the Purchaser license on an exclusive basis or sell any Intellectual Property of the Company, or the Purchaser as applicable;

(d) Except for periodic tax distributions consistent with the Company’s prior practice, declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Company and the Purchaser, as applicable, including repurchases of unvested shares at cost in connection with the termination of the relationship with any employee or consultant pursuant to agreements in effect on the date hereof;

(f) Issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible or exchangeable securities;

(g) Amend its Charter Documents;

(h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Purchaser or the Company as applicable, or enter into any joint ventures, strategic partnerships or alliances or other arrangements that provide for exclusivity of territory or otherwise restrict such party’s ability to compete or to offer or sell any products or services;

(i) Sell, lease, license, encumber or otherwise dispose of any properties or assets, except (A) sales of inventory in the ordinary course of business consistent with past practice, and (B) the sale, lease or disposition (other than through licensing) of property or assets that are not material, individually or in the aggregate, to the business of such party;

(j) Except for borrowing under the Company’s existing credit facilities in the ordinary course of business, incur any indebtedness for borrowed money in excess of $25,000 in the aggregate or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Purchaser or the Company, as applicable, enter into any ‘‘keep well’’ or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(k) Adopt or amend any employee benefit plan, policy or arrangement, any employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable ‘‘at will’’), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants, except in the ordinary course of business consistent with past practices;

(l) Pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practices or in accordance with their terms, or liabilities recognized or disclosed in the Unaudited Financial Statements or in the most recent financial statements included in the Purchaser SEC Reports filed prior to the date of this Agreement, as applicable, or incurred since the date of such financial statements, or waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality or similar agreement to which the Company is a party or of which the Company is a beneficiary or to which the Purchaser is a party or of which the Purchaser is a beneficiary, as applicable;

(m) Except in the ordinary course of business consistent with past practices, modify, amend or terminate any Company Contract or the Purchaser Contract, as applicable, or waive, delay the exercise of, release or assign any material rights or claims thereunder;

(n) Except as required by U.S. GAAP, revalue any of its assets or make any change in accounting methods, principles or practices;

(o) Except in the ordinary course of business consistent with past practices, incur or enter into any agreement, contract or commitment requiring such party to pay in excess of $50,000 in any 12 month period;

(p) Settle any litigation to which an Insider is a party or where the consideration given by the Company is other than monetary;

(q) Make or rescind any Tax elections that, individually or in the aggregate, could be reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of such party, settle or compromise any material income tax liability or, except as required by applicable law, materially change any method of accounting for Tax purposes or prepare or file any Return in a manner inconsistent with past practice;

(r) Form, establish or acquire any subsidiary except as contemplated by this Agreement;

(s) Permit any Person to exercise any of its discretionary rights under any Plan to provide for the automatic acceleration of any outstanding options, the termination of any outstanding repurchase rights or the termination of any cancellation rights issued pursuant to such plans;

(t) Make capital expenditures except in accordance with prudent business and operational practices consistent with prior practice;

(u) Make or omit to take any action which would be reasonably anticipated to have a Material Adverse Effect;

(v) Enter into any transaction with or distribute or advance any assets or property to any of its officers, directors, partners, stockholders or other affiliates other than the payment of salary and benefits in the ordinary course of business consistent with past practice; or

(w) Agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 4.1 (a) through (v) above.

ARTICLE V
ADDITIONAL AGREEMENTS

5.1 Proxy Statement; Special Meeting.

(a) As soon as is reasonably practicable after receipt by the Purchaser from the Company of all financial and other information relating to the Company as the Purchaser may reasonably request for its preparation, the Purchaser shall prepare and file with the Securities and Exchange Commission (‘‘Commission’’) under the Exchange Act proxy materials for the purpose of soliciting proxies from holders of Purchaser Stock to vote in favor of (i) the approval of the transactions contemplated by this Agreement (the ‘‘Purchaser Stockholder Approval’’), (ii) the change of the name of the Purchaser to a name selected by the Purchaser (the ‘‘Name Change Amendment’’), (iii) an amendment to remove the preamble and sections A through D, inclusive, of Article Sixth from the Purchaser’s Certificate of Incorporation from and after the Closing and to redesignate section E of Article Sixth as Article Sixth, and (v) the adoption of an Incentive Stock Option Plan or other equity incentive plan (the ‘‘Purchaser Plan’’) at a meeting of holders of Purchaser Stock to be called and held for such purpose (the ‘‘Special Meeting’’). Such proxy materials shall be in the form of a proxy statement to be used for the purpose of soliciting such proxies from holders of Purchaser Stock for the matters to be acted upon at the Special Meeting (the ‘‘Proxy Statement’’). The Company shall use its reasonable efforts to furnish to the Purchaser all information concerning the Company as the Purchaser may reasonably request in connection with the preparation of the Proxy Statement. The Company and its counsel shall be given an opportunity to review and comment on such proxy materials, including amendments thereto, prior to their filing with the Commission and the Purchaser will not file any documents containing information that the Company has reasonably determined is incorrect or misleading and notified the Purchaser in writing thereof. The Purchaser, with the assistance of the Company, shall promptly respond to any Commission comments on such proxy materials and shall otherwise use reasonable best efforts to cause the definitive Proxy Statement to be approved by the Commission for distribution to the Purchaser’s stockholders as promptly as practicable. The Purchaser shall also take any and all such actions to satisfy the requirements of the Securities Act and the Exchange Act. Prior to the Closing Date, the Purchaser shall use its reasonable best efforts to cause the shares of Purchaser Stock to be issued pursuant to this Agreement to be registered or qualified under all applicable Blue Sky Laws of each of the states and territories of the United States in which it is believed, based on information furnished by the Company, holders of the Company Stock reside and to take any other such actions that may be necessary to enable the Purchaser Stock to be issued pursuant to this Agreement in each such jurisdiction.

(b) As soon as practicable following the approval by the Commission of the distribution of the definitive Proxy Statement, the Purchaser shall distribute the Proxy Statement to the holders of Purchaser Stock and, pursuant thereto, shall call the Special Meeting in accordance with the DGCL and in no event more than 60 days following approval by the Commission of the Proxy Statement and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the approval of the transactions contemplated by this Agreement and the other matters presented for approval or adoption at the Special Meeting.

(c) The Purchaser shall comply with all applicable provisions of and rules under the Exchange Act and all applicable provisions of the DGCL in the preparation, filing and distribution of the Proxy Statement, the solicitation of proxies thereunder, and the calling and holding of the Special Meeting. Without limiting the foregoing, the Purchaser shall ensure that the Proxy Statement does not, as of the date on which the Proxy Statement is first distributed to the stockholders of the Purchaser, and as of the date of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that the Purchaser shall not be responsible for the accuracy or completeness of any information relating to the Company or any other information furnished by the Company for inclusion in the Proxy Statement). The Company represents and warrants that the information relating to the Company supplied by the Company for inclusion in the Proxy Statement will not, as of the date on which the Proxy Statement is first distributed to the stockholders of the Purchaser or at the time of the Special Meeting, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statement therein not false or misleading.

(d) The Purchaser, acting through its board of directors, shall include in the Proxy Statement the recommendation of its board of directors that the holders of Purchaser Stock vote in favor of the approval of the transactions contemplated by this Agreement, and shall otherwise use reasonable best efforts to obtain the Purchaser Stockholder Approval.

(e) The Company also shall cooperate with the Purchaser and use its reasonable efforts to provide all information reasonably requested by the Purchaser in connection with any application or other filing made to maintain or secure listing for trading or quotation of the Purchaser’s securities on the American Stock Exchange, Nasdaq or the Over-the-Counter Bulletin Board (‘‘OTC BB’’) following the Closing.

5.2 Directors and Officers of the Purchaser and the Company After the Closing.    The Parties shall take all necessary actions so that the persons listed in Schedule 5.2 are elected to the positions of officers and directors of the Purchaser and the Company, effective immediately after the Closing.

5.3 Public Disclosure.    From the date of this Agreement until Closing or termination, the parties shall cooperate in good faith to jointly prepare all press releases and public announcements pertaining to this Agreement and the transactions governed by it, and no party shall issue or otherwise make any public announcement or communication pertaining to this Agreement or the transaction without the prior consent of the Purchaser (in the case of the Company and the Sellers) or the Representative (in

the case of the Purchaser), except as required by any legal requirement or by the rules and regulations of, or pursuant to any agreement of a stock exchange or trading system. Each party will not unreasonably delay, withhold or condition approval from the others with respect to any press release or public announcement. If any party determines with the advice of counsel that it is required to make this Agreement and the terms of the transaction public or otherwise issue a press release or make public disclosure with respect thereto, it shall, at a reasonable time before making any public disclosure, consult with the other party regarding such disclosure, seek such confidential treatment for such terms or portions of this Agreement or the transaction as may be reasonably requested by the other party and disclose only such information as is legally compelled to be disclosed. This provision will not apply to communications by any party to its counsel, accountants and other professional advisors.

5.4 Other Actions.

(a) As promptly as practicable after execution of this Agreement, the Purchaser will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement (‘‘Signing Form 8-K’’), which the Company may review and comment upon prior to filing. Any language included in such Current Report that reflects the Company’s comments, as well as any text as to which the Company has not commented upon being given a reasonable opportunity to comment, shall, notwithstanding the provisions of Section 5.3, be deemed to have been approved by the Company and may henceforth be used by the Purchaser in other filings made by it with the Commission and in other documents distributed by the Purchaser in connection with the transactions contemplated by this Agreement without further review or consent of the Sellers or the Company. Promptly after the execution of this Agreement, the Purchaser and the Company shall also issue a press release announcing the execution of this Agreement (‘‘Signing Press Release’’).

(b) At least five (5) days prior to Closing, the Purchaser shall prepare a draft Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and such other information that may be required to be disclosed with respect to the transactions contemplated by this Agreement in any report or form to be filed with the Commission (‘‘Closing Form 8-K’’), which shall be in a form reasonably acceptable to the Company and in a format acceptable for EDGAR filing. Prior to Closing, the Purchaser and the Company shall prepare the press release announcing the consummation of the transactions contemplated by this Agreement (‘‘Closing Press Release’’). Concurrently with the Closing, the Purchaser shall file the Closing Form 8-K with the Commission and distribute the Closing Press Release.

(c) The Company and the Purchaser shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable laws to consummate the transactions contemplated by this Agreement as soon as practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as soon as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party (including the respective independent accountants of the Company and the Purchaser) and/or any Governmental Entity in order to consummate the transactions contemplated by this Agreement. This obligation shall include, on the part of the Purchaser, sending a termination letter to The Bank of New York in substantially the form of Exhibit A attached to the Trust Account Agreement by and between the Purchaser and The Bank of New York dated as of February 26, 2006. Subject to applicable laws relating to the exchange of information and the preservation of any applicable attorney-client privilege, work-product doctrine, self-audit privilege or other similar privilege, each of the Company and the Purchaser shall have the right to review and comment on in advance, and to the extent practicable each will consult the other on, all the information relating to such party, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Company and the Purchaser shall act reasonably and as promptly as practicable.

5.5 Required Information.    In connection with the preparation of the Signing Form 8-K, the Closing Form 8-K, the Signing Press Release and the Closing Press Release, or any other statement, filing, notice or application made by or on behalf of the Purchaser and/or the Company to any third party and/or any Governmental Entity in connection with the transactions contemplated by this Agreement, and for such other reasonable purposes, the Company and the Purchaser each shall, upon request by the other, furnish the other with all information concerning themselves, their respective directors, officers and stockholders (including the directors of the Purchaser and the Company to be elected effective as of the Closing pursuant to Section 5.2 hereof) and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated by this Agreement. Each party warrants and represents to the other party that all such information shall be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

5.6 Confidentiality; Access to Information.

(a) Confidentiality.    Any confidentiality agreement previously executed by the parties shall be superseded in its entirety by the provisions of this Agreement. Each party agrees to maintain in confidence any non-public information received from the other party, and to use such non-public information only for purposes of consummating the transactions contemplated by this Agreement. Such confidentiality obligations will not apply to (i) information which was known to the one party or their respective agents prior to receipt from the other party; (ii) information which is or becomes generally known without the breach of this Section 5.6 by any party; (iii) information acquired by a party or their respective agents from a third party who was not bound to an obligation of confidentiality; and (iv) disclosure required by law. In the event this Agreement is terminated as provided in Article VIII hereof, each party (i) will destroy or return or cause to be returned to the other all documents and other material obtained from the other in connection with the transactions contemplated by this Agreement, and (ii) will use its reasonable best efforts to delete from its computer systems all documents and other material obtained from the other in connection with the transactions contemplated by this Agreement.

(b) Access to Information.

(i) The Company will afford the Purchaser and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of the Company during the period prior to the Closing to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of the Company, as the Purchaser may reasonably request. No information or knowledge obtained by the Purchaser in any investigation pursuant to this Section 5.6 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement.

(ii) The Purchaser will afford the Company and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of the Purchaser during the period prior to the Closing to obtain all information concerning the business, including the status of business or product development efforts, properties, results of operations and personnel of the Purchaser, as the Company may reasonably request. No information or knowledge obtained by the Company in any investigation pursuant to this Section 5.6 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement.

5.7 No Company Indebtedness.    At the Closing, the Company shall have no indebtedness, whether for borrowed money, capital leases, or otherwise, except trade payables and operating leases incurred in the ordinary course of business.

5.8 Reasonable Efforts.    Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement, including without limitation the consents referred to in Schedule 2.5 of the Company Disclosure Schedule, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, the Purchaser and its board of directors and the Company and its board of directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or any of the transactions contemplated by this Agreement, use its commercially reasonable efforts to enable the transactions contemplated by this Agreement to be consummated as promptly as practicable on the terms contemplated by this Agreement. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require the Purchaser or the Company to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

5.9 Certain Claims.    As additional consideration for the payment of the Purchase Price pursuant to this Agreement, each of the Sellers hereby releases and forever discharges, effective as of the Closing Date, the Company and its directors, officers, employees and agents, from any and all rights, claims, demands, judgments, obligations, liabilities and damages, whether accrued or unaccrued, asserted or unasserted, and whether known or unknown arising out of or resulting from such Seller’s (i) status as a holder of an equity interest in the Company; and (ii) employment, service, consulting or other similar agreement entered into with the Company prior to Closing to the extent that the basis for claims under any such agreement that survives the Closing arise prior to the Closing, provided, however, the foregoing shall not release any obligations of the Purchaser set forth in this Agreement or any other documents executed in connection with the transactions contemplated hereby.

5.10 No Securities Transactions.    Neither the Company nor any Seller or any of their affiliates, directly or indirectly, shall engage in any transactions involving the securities of the Purchaser prior to the time of the making of a public announcement of the transactions contemplated by this Agreement. The Company shall use its best efforts to require each of its officers, directors, employees, agents and representatives to comply with the foregoing requirement.

5.11 No Claim Against Trust Fund.    Notwithstanding anything else in this Agreement, the Company and the Sellers acknowledge that they have read the Purchaser’s final prospectus dated February 15, 2006 and understand that the Purchaser has established the Trust Fund for the benefit of the Purchaser’s public stockholders and that the Purchaser may disburse monies from the Trust Fund only (a) to the Purchaser’s public stockholders in the event they elect to convert their shares into cash in accordance with the Purchaser’s Charter Documents and/or the liquidation of the Purchaser or

(b) to the Purchaser in connection with and in furtherance of the consummation of a business combination. The Company and the Sellers further acknowledge that, if the transactions contemplated by this Agreement, or, upon termination of this Agreement, another business combination, are not consummated by February 15, 2008, the Purchaser will be obligated to return to its stockholders the amounts being held in the Trust Fund. Accordingly, the Company and the Sellers, for themselves and their subsidiaries, affiliated entities, directors, officers, employees, stockholders, representatives, advisors and all other associates and affiliates, hereby waive all rights, title, interest or claim of any kind against the Purchaser to collect from the Trust Fund any monies that may be owed to them by the Purchaser for any reason whatsoever, including but not limited to a breach of this Agreement by the Purchaser or any negotiations, agreements or understandings with the Purchaser (whether in the past, present or future), and will not seek recourse against the Trust Fund at any time for any reason whatsoever. This paragraph will survive this Agreement and will not expire and will not be altered in any way without the express written consent of the Purchaser, the Company and the Sellers.

5.12 Disclosure of Certain Matters.    Each of the Purchaser, the Company and each Seller will provide the others with prompt written notice of any event, development or condition that (a) would cause any of such party’s representations and warranties to become untrue or misleading or which may affect its ability to consummate the transactions contemplated by this Agreement, (b) had it existed or been known on the date hereof would have been required to be disclosed under this Agreement, (c) gives such party any reason to believe that any of the conditions set forth in Article VI will not be satisfied, (d) is of a nature that would be reasonably likely to have a Material Adverse Effect on the Company, or (e) would require any amendment or supplement to the Proxy Statement/Prospectus. The parties shall have the obligation to supplement or amend the Company Schedules and the Purchaser Schedules (the ‘‘Disclosure Schedules’’) being delivered concurrently with the execution of this Agreement and annexed hereto with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules. The obligations of the parties to amend or supplement the Disclosure Schedules being delivered herewith shall terminate on the Closing Date. Notwithstanding any such amendment or supplementation, for purposes of Sections 6.2(a), 6.3(a), 7.1(a)(i), 8.1(d) and 8.1(e), the representations and warranties of the parties shall be made with reference to the Disclosure Schedules as they exist at the time of execution of this Agreement, subject to changes expressly contemplated by this Agreement or which are set forth in the Disclosure Schedules as they exist on the date of this Agreement.

5.13 Company Actions.    The Company shall use its reasonable efforts to take such actions as are necessary to fulfill its obligations under this Agreement and to enable the Purchaser to fulfill its obligations hereunder. As soon as practicable after the date hereof and prior to the Closing Date, the Sellers and the Company shall use commercially reasonable efforts to obtain the consents, approvals, authorizations and permits listed on Schedule 2.5(b), in each case without the payment of any consideration by the Company or material adverse change to any Company Contract or other right or obligation of the Company. Each such consent, approval, authorization and permit may be conditioned upon the consummation of the transactions contemplated by this Agreement and shall be effective as of the Closing Date.

5.14 Seller Obligations.    The Sellers shall repay to the Company, on or before the Closing, all direct and indirect indebtedness and other obligations owed by them to the Company, including the indebtedness and other obligations described in Schedule 2.22 and all other amounts owed by them to the Company.

5.15 Certain Financial Information.    Within fifteen (15) Business Days after the end of each month between the date hereof and the earlier of the Closing Date and the date on which this Agreement is terminated, the Company shall deliver to the Purchaser unaudited consolidated financial statements of the Company for such month, including a balance sheet, statement of operations, statement of cash flows and statement of stockholders’ equity, that are certified as correct and complete by the Chief Executive Officer and Chief Financial Officer of the Company, prepared in accordance with the U.S. GAAP applied on a consistent basis to prior periods (except as may be indicated in the notes thereto) and fairly present in all material respects the financial position of the

Company at the date thereof and the results of its operations and cash flows for the period indicated, except that such statements need not contain notes and may be subject to normal adjustments that are not expected to have a Material Adverse Effect on the Company.

5.16 Access to Financial Information.    The Company will, and will cause its auditors to, (a) continue to provide the Purchaser and its advisors full access to all of the Company’s financial information used in the preparation of its Audited Financial Statements and Unaudited Financial Statements and the financial information furnished pursuant to Section 5.15 and (b) cooperate fully with any reviews performed by the Purchaser or its advisors of any such financial statements or information.

5.17 [Intentionally Omitted.]

5.18 Purchaser Borrowings.    Through the Closing, the Purchaser shall be allowed to borrow funds from its directors, officers and/or stockholders to meet its reasonable capital requirements, with any such loans to be made only as reasonably required by the operation of the Purchaser in due course and repayable at Closing. The proceeds of such loans shall not be used for the payment of salaries, bonuses or other compensation to any of the Purchaser’s directors, officers or stockholders.

5.19 Trust Fund Disbursement.    The Purchaser shall cause the Trust Fund to be dispersed to the Purchaser immediately upon the Closing with not less than $87,000,000 (less any amounts the Purchaser is required to pay the Sellers under Section 1.4(a)) being made available to the Purchaser and the Company for working capital. All liabilities of the Purchaser due and owing or incurred at or prior to the Effective Time shall be paid as and when due, including all the Purchaser tax liabilities and the payment at Closing of professional fees related to the transactions contemplated by this Agreement.

5.20 Noncompete; Nonsolicit; Nonhire.

(a) For a period of six years after the Closing Date, none of the Sellers or any of their Affiliates shall, anywhere in the United States of America and Canada, directly or indirectly, individually or as an employee, partner, officer, director or shareholder or in any other capacity whatsoever of or for any Person other than the Purchaser, the Company or their respective Subsidiaries or Affiliates own, manage, operate, sell, control or participate in the ownership, management, operation, sales or control of or be connected in any manner, including as an employee, advisor or consultant or similar role, with any business engaged in consolidating and transporting magazines to distributors in the wholesale distribution channel (other than subscription services) and to United States Postal Service regional distribution points and bulk mail centers (the ‘‘Clark Services’’). The foregoing shall not be deemed to preclude the Sellers (other than the Shareholder/Sellers) or their Affiliates from continuing to conduct the activities set forth in Schedule 5.20 to the extent that such activities are limited to carriage (i) only for the Seller’s or an Affiliate’s own account or (ii) to and from Persons engaged in the retail sale and distribution of magazines that does not involve carriage by, for or to the United States Postal Service regional distribution points and bulk mail centers.

(b) In addition to, and not in limitation of, the non-competition covenants set forth above in this Section, each Seller agrees that, for a period of six years after the Closing Date, he will not, except in a capacity on behalf of the Purchaser, the Company or any Subsidiary or Affiliate thereof, either for himself or for any other Person, directly or indirectly, (i) solicit, induce or attempt to induce any executive, employee, consultant or contractor of the Purchaser, the Company or any Subsidiary or Affiliate thereof to terminate his employment or his services with the Purchaser, the Company or any Subsidiary or Affiliate thereof or to take employment with another party or (ii) solicit business away from, or attempt to sell, license or provide products or services the same as the Clark Services to any customer of the Purchaser, the Company or their respective Subsidiaries and Affiliates.

(c) Each Seller acknowledges that (i) the scope and period of restrictions to which the restrictions imposed in this Section applies are fair and reasonable and are reasonably required for the protection of the Purchaser, the Company and their respective Subsidiaries and Affiliates,

(ii) this Agreement accurately describes the business to which the restrictions are intended to apply and (iii) the obligations and restrictions provided for herein are an integral part of the consideration motivating the Purchaser to enter into this Agreement, to consummate the stock purchase and the other transactions contemplated hereby and to pay the Purchase Price.

(d) It is the intent of the parties that the provisions of this Section will be enforced to the fullest extent permissible under applicable law. If any particular provision or portion of this Section is adjudicated to be invalid or unenforceable, the Agreement will be deemed amended to revise that provision or portion to the minimum extent necessary to render it enforceable. Such amendment will apply only with respect to the operation of this paragraph in the particular jurisdiction in which such adjudication was made.

(e) Concurrently with the execution of this Agreement, the Sellers have caused each of their Affiliates listed on Schedule 5.20, except Books-A-Million, Inc. and ProLogix Distribution Services (East), LLC and ProLogix Distribution Services (West), LLC to execute agreements to the foregoing effect, in the form of Exhibit D attached hereto, such agreements to be effective upon the Closing, and in the case of Books-A-Million, Inc., ProLogix Distribution Services (East), LLC and ProLogix Distribution Services (West), the Sellers agree to vote their shares of Books-A-Million, Inc. voting stock and their ProLogix Distribution Services (East), LLC and ProLogix Distribution Services (West), LLC membership interests against any undertaking on the part of each such entity that would violate the provisions of this Section 5.20.

5.21 Rule 144 Holding Period.

(a) Each of the Purchaser, the Company and each of the Shareholder/Sellers hereby acknowledges and agrees that the ‘‘holding period’’ under Rule 144 of the Securities Act (‘‘Rule 144’’) shall commence on the Closing Date with respect to all of the shares of Purchaser Stock that are issuable pursuant to this Agreement.

(b) The Purchaser covenants that it will file such reports required to be filed by it under the Securities Act and the Exchange Act and that it will take such further action as required by Rule 144 to the extent required from time to time to enable the Shareholder/Sellers to sell the Purchaser Stock without registration under the Securities Act at the time periods and within the amount limitation of the exemptions provided by Rule 144.

5.22 Employees; Benefits.

(a) The Purchaser shall, and shall cause the Company to, ensure that all persons who were employed by the Company immediately preceding the Closing Date, including those on vacation, leave of absence or disability (the ‘‘Company Employees’’), will remain employed in a comparable position on and immediately after the Closing Date, at not less than the same base rate of pay. The Purchaser shall not, and shall cause the Company to not, at any time prior to one hundred eighty (180) days after the Closing Date, effectuate a ‘‘mass layoff’’ as that term is defined in the Worker Adjustment and Retraining Notification Act (‘‘WARN Act’’) or comparable conduct under any applicable state law, affecting in whole or in pay any facility, site of employment, operating unit or employee of the Company without complying fully with the requirements of the WARN Act or such applicable state law.

(b) The Purchaser acknowledges that consummation of the transactions contemplated by this Agreement may constitute a change in control of the Company (to the extent such concept is applicable) for purposes of the Plans. From and after the Closing, the Purchaser and the Company will honor in accordance with the terms all cash bonus plans, employment agreements, consulting agreements, change-of-control agreements, and severance agreements or plans between the Company and any officer, director or employee of the Company in effect prior to the Closing Date and specifically disclosed on Schedule 2.11.

(c) From and after the Closing Date and through the first anniversary of the Closing Date, the Purchaser and the Company shall provide the Company Employees with benefits (including, without limitation, retirement and welfare benefits) that are substantially comparable, in the aggregate, to the benefits provided under the Plans as in effect immediately prior to the Closing Date.

5.23 Books and Records.    The Purchaser shall, and shall cause the Company to, until the sixth anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Company in existence on the Closing Date and to make the same available for inspection and copying by the Sellers or any representative of the Sellers at the expense of the Sellers during the normal business hours of the Company, upon reasonable request and upon reasonable notice.

5.24 [Intentionally Omitted.]

5.25 Discontinued Operations.    Promptly after the execution of this Agreement, the Company shall use its best efforts to discontinue or dispose of the operations presently performed by Clark Worldwide Transportation, Ltd. as promptly as practicable. If such operations are not fully discontinued or disposed of by the time of the Closing, the Company shall take such reasonable actions as it is directed by the Representative to complete the discontinuance or disposal of such operations. All losses from such operations and expenses incurred by the Company in effecting the discontinuance or disposal of such operations from (‘‘Discontinuance Expenses’’), whether before or after the Closing, shall be promptly reimbursed to the Company by the Sellers. To secure the obligations of the Sellers to make the payments to the Company of the Discontinuance Expenses, at the Closing the Sellers shall deposit in escrow with Continental, to be held until one year after the Closing Date, the aggregate amount of $1,000,000 (the ‘‘Discontinued Operations Escrow Funds’’), allocated among the Sellers as set forth in Schedule 5.25, all in accordance with the terms and conditions of the Escrow Agreement. The Purchaser, upon payment by the Company of any Discontinuance Expenses that are not reimbursed by the Sellers to the Company within three business days after the incurrence by the Company thereof (including Discontinuance Expenses not reimbursed incurred by the Company prior to the Closing), may, by notice to the Escrow Agent with a copy to the Representative, authorize the Escrow Payment to pay the Company the amounts thereof from the Discontinued Operations Escrow Funds.

5.26 Shareholders’ Agreement.    The Shareholders’ Agreement dated January 1, 2005 among certain of the Sellers and the Company shall be terminated prior to the Closing without expense to, or a Material Adverse Effect upon, the Company.

5.27 Certain Accounting Costs.    Purchaser shall reimburse the Company for the accountable fees and expenses of Parente Randolph, LLC incurred by the Company that are related to (i) the preparation of financial statements that are required for inclusion in the Proxy Statement, including adjustments and other changes required with respect to the Company’s financial statements for periods ended prior to December 31, 2006; (ii) review of the Proxy Statement, including any amendments thereto, and (iii) the preparation and review of any other filings made with the Commission in connection with the transactions contemplated by this Agreement.

5.28 Employment Agreements.    Concurrently with the execution of this Agreement, the Company and Timothy Teagan shall have executed an employment agreement in the form of Exhibit E annexed hereto and the Company and John Barry shall have executed an employment agreement in the form of Exhibit F annexed hereto (such employment agreements, collectively, the ‘‘Employment Agreements.’’)

ARTICLE VI
CONDITIONS TO THE TRANSACTION

6.1 Conditions to Obligations of Each Party.    The respective obligations of each party to this Agreement to effect the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) Purchaser Stockholder Approval.    The Purchaser Stockholder Approval shall have been obtained by the requisite vote under the laws of the State of Delaware and the Purchaser’s Charter Documents.

(b) Purchaser Stock.    Holders of fewer than twenty percent (20%) of the shares of Purchaser Stock issued in the Purchaser’s initial public offering of securities and outstanding immediately before the Closing shall have exercised their rights to convert their shares into a pro rata share of the Trust Fund in accordance with the Purchaser’s Charter Documents.

(c) Stock Quotation or Listing.    The Purchaser Stock at the Closing will be listed for trading on the American Stock Exchange or Nasdaq, if the application for such listing is approved, or quoted on the OTC BB and there will be no action or proceeding pending or threatened against the Purchaser by the NASD to prohibit or terminate the trading of Purchaser Stock or the trading thereof on the American Stock Exchange or Nasdaq or the quotation thereof on the OTC BB.

(d) No Order.    No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting consummation of such transactions, substantially on the terms contemplated by this Agreement.

6.2 Additional Conditions to Obligations of the Company.    The obligations of the Company and the Sellers to consummate and effect the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company and the Sellers’ Representative:

(a) Representations and Warranties.    Each representation and warranty of the Purchaser contained in this Agreement that is (i) qualified as to materiality shall have been true and correct (A) as of the date of this Agreement and (B) subject to the provisions of the last sentence of Section 5.12, on and as of the Closing Date, with the same force and effect as if made on the Closing Date and (ii) not qualified as to materiality shall have been true and correct (A) as of the date of this Agreement and (B) subject to the provisions of the last sentence of Section 5.12, on and as of the Closing Date, with the same force and effect as if made on the Closing Date in all material respects as if made on the Closing Date. The Company shall have received a certificate with respect to the foregoing signed on behalf of the Purchaser by an authorized officer of the Purchaser (the ‘‘Purchaser Closing Certificate’’).

(b) Agreements and Covenants.    The Purchaser shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply with an agreement or covenant reasonably within the control of the Purchaser) does not, or will not, constitute a Material Adverse Effect with respect to the Purchaser, and the Purchaser Closing Certificate shall include a provision to such effect.

(c) No Litigation.    No action, suit or proceeding shall be pending or threatened before any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect materially and adversely or otherwise encumber the title of the shares of Purchaser Stock to be issued by the Purchaser pursuant to this Agreement and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

(d) Consents.    The Purchaser shall have obtained all consents, waivers and approvals required to be obtained by the Purchaser in connection with the consummation of the transactions contemplated hereby, other than consents, waivers and approvals the absence of which, either alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Purchaser and the Purchaser Closing Certificate shall include a provision to such effect.

(e) Material Adverse Effect.    No Material Adverse Effect with respect to the Purchaser shall have occurred since the date of this Agreement.

(f) Opinion of Counsel.    The Company shall have received from Graubard Miller, the Purchaser’s counsel, an opinion of counsel in such form as is customary for transactions of the nature contemplated by this Agreement.

(g) Resignations.    The persons listed in Schedule 6.2(g) shall have resigned from all of their positions and offices with the Purchaser.

(h) Trust Fund.    The Purchaser shall have made appropriate arrangements to have the Trust Fund, which shall contain no less than the amount referred to in Section 3.25, dispersed to the Purchaser immediately upon the Closing and in accordance with Section 5.21.

(i) Employment Agreements.    The Employment Agreements shall be in full force and effect and the executives thereunder shall be ready, willing and able to serve in the capacities provided for therein.

(j) SEC Reports.    Immediately prior to Closing, Purchaser shall be in compliance with all reporting requirements under the Exchange Act.

(k) Other Deliveries.    At or prior to Closing, the Purchaser shall have delivered to the Company (i) copies of resolutions and actions taken by the Purchaser’s board of directors and stockholders in connection with the approval of this Agreement and the transactions contemplated hereunder, and (ii) such other documents or certificates as shall reasonably be required by the Company and its counsel in order to consummate the transactions contemplated hereunder.

6.3 Additional Conditions to the Obligations of the Purchaser.    The obligations of the Purchaser to consummate and effect the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Purchaser:

(a) Representations and Warranties.    Each representation and warranty of the Company contained in this Agreement that is (i) qualified as to materiality shall have been true and correct (A) as of the date of this Agreement and (B) subject to the provisions of the last sentence of Section 5.12, on and as of the Closing Date, with the same force and effect as if made on the Closing Date and (ii) not qualified as to materiality shall have been true and correct (A) as of the date of this Agreement and (B) subject to the provisions of the last sentence of Section 5.12, on and as of the Closing Date, in all material respects, with the same force and effect as if made on the Closing Date. The Purchaser shall have received a certificate with respect to the foregoing signed on behalf of the Company by an authorized officer of the Company (‘‘Company Closing Certificate’’).

(b) Agreements and Covenants.    The Company and the Sellers shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply with an agreement or covenant reasonably within the control of the Company) does not, or will not, constitute a Material Adverse Effect on the Company, and the Company Closing Certificate shall include a provision to such effect.

(c) No Litigation.    No action, suit or proceeding shall be pending or threatened before any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect materially and adversely the right of the Purchaser to own, operate or control any of the assets and operations of the Company following the Closing and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

(d) Consents.    The Company shall have obtained all consents, waivers, permits and approvals required to be obtained by the Company in connection with the consummation of the transactions contemplated hereby, other than consents, waivers and approvals the absence of which, either alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company and the Company Closing Certificate shall include a provision to such effect.

(e) Material Adverse Effect.    No Material Adverse Effect with respect to the Company shall have occurred since the date of this Agreement.

(f) Opinion of Counsel.    The Purchaser shall have received from Timothy K. Corley, counsel to the Company, an opinion of counsel in such form as is customary for transactions of the nature contemplated by this Agreement.

(g) ‘‘Comfort’’ Letter.    The Purchaser shall have received a ‘‘comfort’’ letter in the customary form from the Company’s independent accountants dated the Closing Date with respect to certain financial statements and other information included in the Proxy Statement.

(h) Stockholder Obligations.    The Sellers shall have repaid to the Company, on or before the Closing, all direct and indirect indebtedness and obligations owed by them to the Company, including the indebtedness and other obligations described in Schedule 2.22 and all other amounts owed by them to the Company.

(i) Resignations.    The Persons listed in Schedule 6.3(i) shall have resigned from their positions and offices with the Company.

(j) Derivative Securities.    There shall be outstanding no options, warrants or other derivative securities entitling the holders thereof to acquire shares of Company Stock or other securities of the Company.

(k) Employment Agreements.    The Employment Agreements shall be in full force and effect and the executives thereunder shall be ready, willing and able to serve in the capacities provided for therein.

(l) Other Deliveries.    At or prior to Closing, the Company shall have delivered to the Purchaser: (i) copies of resolutions and actions taken by the Company’s board of directors and stockholders in connection with the approval of this Agreement and the transactions contemplated hereunder, and (ii) such other documents or certificates as shall reasonably be required by the Purchaser and its counsel in order to consummate the transactions contemplated hereunder.

ARTICLE VII
INDEMNIFICATION

7.1 Indemnification of the Purchaser.

(a) Subject to the terms and conditions of this Article VII (including without limitation the limitations set forth in Section 7.4), the Purchaser, the Company and their respective representatives, successors and permitted assigns (the ‘‘Purchaser Indemnitees’’) shall be indemnified, defended and held harmless by the Sellers, but, except as otherwise provided for herein, only to the extent of the Indemnity Escrow Funds, from and against all Losses asserted against, resulting to, imposed upon, or incurred by any Purchaser Indemnitee by reason of, arising out of or resulting from:

(i) the inaccuracy or breach of any representation or warranty of the Sellers or the Company contained in or made pursuant to this Agreement, any Schedule or any certificate delivered by the Sellers or the Company to the Purchaser pursuant to this Agreement with respect hereto or thereto in connection with the Closing;

(ii) the non-fulfillment or breach of any covenant or agreement of the Sellers or the Company contained in this Agreement;

(iii) [intentionally omitted];

(iv) costs in excess of $120,000 incurred by the Company in payment of, or reasonably reserved by the Company for the payment of, workers’ compensation claims arising out of events occurring prior to the Closing Date.

(b) As used in this Article VII, the term ‘‘Losses’’ shall include all losses, liabilities, damages, judgments, awards, orders, penalties, settlements, costs and expenses (including, without limitation, interest, penalties, court costs and reasonable legal fees and expenses) including those arising from any demands, claims, suits, actions, costs of investigation, notices of violation or noncompliance, causes of action, proceedings and assessments whether or not made by third parties or whether or not ultimately determined to be valid. Solely for the purpose of determining the amount of any Losses (and not for determining any breach) for which a Purchaser Indemnitee may be entitled to indemnification pursuant to Article VII, any representation or warranty contained in this Agreement that is qualified by a term or terms such as ‘‘material,’’ ‘‘materially,’’ or ‘‘Material Adverse Effect’’ shall be deemed made or given without such qualification and without giving effect to such words.

7.2 Indemnification of Third Party Claims.    The indemnification obligations and liabilities under this Article VII with respect to actions, proceedings, lawsuits, investigations, demands or other claims brought against the Purchaser by a Person other than the Sellers or the Company (a ‘‘Third Party Claim’’) shall be subject to the following terms and conditions:

(a) Notice of Claim.    The Purchaser will give the Representative prompt written notice after receiving written notice of any Third Party Claim or discovering the liability, obligation or facts giving rise to such Third Party Claim (a ‘‘Notice of Claim’’) which Notice of Third Party Claim shall set forth (i) a brief description of the nature of the Third Party Claim, (ii) the total amount of the actual out-of-pocket Loss or the anticipated potential Loss (including any costs or expenses which have been or may be reasonably incurred in connection therewith), and (iii) whether such Loss may be covered (in whole or in part) under any insurance and the estimated amount of such Loss which may be covered under such insurance, and the Representative shall be entitled to participate in the defense of Third Party Claim at its expense.

(b) Defense.    The Representative shall have the right, at its option (subject to the limitations set forth in subsection 7.2(c) below) and at its own expense, by written notice to the Purchaser, to assume the entire control of, subject to the right of the Purchaser to participate (at its expense and with counsel of its choice) in, the defense, compromise or settlement of the Third Party Claim as to which such Notice of Claim has been given, and shall be entitled to appoint a recognized and reputable counsel reasonably acceptable to the Purchaser to be the lead counsel in connection with such defense. If the Representative is permitted and elects to assume the defense of a Third Party Claim:

(i) the Representative shall diligently and in good faith defend such Third Party Claim and shall keep the Purchaser reasonably informed of the status of such defense; provided, however, that the Purchaser shall have the right to approve any settlement that requires any relief other than the payment of money in amounts not exceeding the amount of Indemnity Escrow Funds that are not reserved for the payment of unresolved Claims, which approval shall not be unreasonably delayed, withheld or conditioned; and

(ii) the Purchaser shall cooperate fully in all respects with the Representative in any such defense, compromise or settlement thereof, including, without limitation, the selection of counsel, and the Purchaser shall make available to the Representative all pertinent information and documents under its control.

(c) Limitations of Right to Assume Defense.    The Representative shall not be entitled to assume control of such defense if (i) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (ii) the Third Party Claim seeks an injunction or equitable relief against the Purchaser; or (iii) there is a reasonable probability that a Third Party Claim may materially and adversely affect the Purchaser other than as a result of money damages or other money payments.

(d) Other Limitations.    Failure to give prompt Notice of Claim or to provide copies of relevant available documents or to furnish relevant available data shall not constitute a defense (in whole or in part) to any Third Party Claim by the Purchaser against the Sellers and shall not affect the Sellers’ duty or obligations under this Article VII, except to the extent (and only to the extent that) such failure shall have adversely affected the ability of the Representative to defend against or reduce Sellers’ liability or caused or increased such liability or otherwise caused the damages for which the Sellers obligated to be greater than such damages would have been had the Purchaser given the Representative prompt notice hereunder. So long as the Representative is defending any such action actively and in good faith, the Purchaser shall not settle such action. The Purchaser shall make available to the Representative all relevant records and other relevant materials required by Representative’s possession or under the control of the Purchaser, for the use of the Representative and its representatives in defending any such action, and shall in other respects give reasonable cooperation in such defense.

(e) Failure to Defend.    If the Representative, promptly after receiving a Notice of Claim, fails to defend such Third Party Claim actively and in good faith, the Purchaser will (upon further written notice) have the right to undertake the defense, compromise or settlement of such Third Party Claim as it may determine in its reasonable discretion, provided that the Representative shall have the right to approve any settlement, which approval will not be unreasonably delayed, withheld or conditioned.

(f) Purchaser’s Rights.    Anything in this Section 7.2 to the contrary notwithstanding, the Representative shall not, without the written consent of the Purchaser, settle or compromise any action or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Purchaser of a full and unconditional release from all liability and obligation in respect of such action without any payment by the Purchaser.

(g) Representative Consent.    Unless the Representative has consented to a settlement of a Third Party Claim, the amount of the settlement shall not be a binding determination of the amount of the Loss and such amount shall be determined in accordance with the provisions of the Escrow Agreement.

7.3 Insurance Effect.    To the extent that any Losses that are subject to indemnification pursuant to this Article VII are covered by insurance, the Purchaser shall use commercially reasonable efforts to obtain the maximum recovery under such insurance; provided that the Purchaser shall nevertheless be entitled to bring a claim for indemnification under this Article VII in respect of such Losses and the time limitations set forth in Section 7.4 hereof for bringing a claim of indemnification under this Agreement shall be tolled during the pendency of such insurance claim. The existence of a claim by the Purchaser for monies from an insurer or against a third party in respect of any Loss shall not, however, delay any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing by the Representative. If the Purchaser has received the payment required by this Agreement from the Representative in respect of any Loss and later receives proceeds from insurance or other amounts in respect of such Loss, then it shall hold such proceeds or other amounts in trust for the benefit of the Representative and shall pay to the Representative, as promptly as practicable after receipt, a sum equal to the amount of such proceeds or other amount received, up to the aggregate amount of any payments received from the Representative pursuant to this Agreement in respect of such Loss. Notwithstanding any other provisions of this Agreement, it is the intention of the parties that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, or (ii) relieved of the responsibility to pay any claims for which it is obligated.

7.4 Limitations on Indemnification.

(a) Survival; Time Limitation.    The representations, warranties, covenants and agreements in this Agreement or in any writing delivered by the Sellers or the Company to the Purchaser in connection with this Agreement (including the certificate required to be delivered by the Company pursuant to Section 6.3(a)) and the obligation of the Sellers to indemnify the Purchaser Indemnitees pursuant to Section 7.1(a)(iv) shall survive the Closing until the expiration of the Indemnity Escrow Period. Notwithstanding the foregoing, the representations, warranties and covenants of the Sellers and the Company in each of Section 1.10 (Certain Seller Matters), Section 2.1(a) (Organization), Section 2.2(b) (Subsidiaries), Section 2.3 (Capitalization) and

Section 2.4 (Authority Relative to this Agreement) shall survive without limitation as to time and the representations, warranties and covenants of the Sellers in each of Sections 2.14 (Title to Property) and 2.15 (Taxes) shall survive the Closing until the sixtieth day following the expiration of the applicable statute of limitations. The obligation of the Sellers to indemnify the Purchaser Indemnitees pursuant to Section 7.1(a)(iv) shall be in lieu of any other obligation of the Sellers to indemnify the Purchaser Indemnitees with respect to any representation or warranty of the Sellers and the Company relating to workers’ compensation claims.

(b) No claim for indemnification under this Article VII shall be brought after the end of the relevant period specified in Section 7.4(a). Any claim made by a Purchaser Indemnitee that is required to be made and is made prior to the expiration of the Indemnity Escrow Period shall be preserved despite the subsequent expiration of the Indemnity Escrow Period and any such claim set forth in a Notice of Claim sent prior to the expiration of the Indemnity Escrow Period shall survive until final resolution thereof.

(c) Deductible.    No amount shall be payable under Article VII unless and until the aggregate amount of all indemnifiable Losses otherwise payable exceeds $375,000 (the ‘‘Deductible’’), and then only to the extent such claims exceed the Deductible. Notwithstanding the foregoing, Losses resulting with respect to the representations, warranties and covenants referred to in the next-to-last sentence of Section 7.4(a) (‘‘Surviving Matters’’) and payments required to be made pursuant to Section 7.1(a)(iv) shall not be included in the calculation of the Deductible and a Purchaser Indemnitee shall be entitled to indemnification with respect to such Losses and payments as though there were no Deductible.

(d) Aggregate Amount Limitation.    Except with respect to Losses arising from the Surviving Matters, the aggregate liability of the Sellers for Losses pursuant to Section 7.1 shall not in any event exceed the Indemnity Escrow Funds and the Purchaser shall have no claim against the Sellers other than for the Indemnity Escrow Funds. With respect to Losses arising from the Surviving Matters, the aggregate liability of the Sellers pursuant to Section 7.1 shall not in any event exceed the Purchase Price.

7.5 Exclusive Remedy.    The Purchaser, on behalf of itself and all other the Purchaser Indemnitees, hereby acknowledges and agrees that, from and after the Closing, its sole remedy with respect to any and all claims for money damages arising out of or relating to this Agreement shall be pursuant and subject to the requirements of the indemnification provisions set forth in this Article VII. Notwithstanding any of the foregoing, nothing contained in this Article VII shall in any way impair, modify or otherwise limit the Purchaser’s or the Company’s right to bring any claim, demand or suit against the other party based upon such other party’s actual fraud or intentional or willful misrepresentation or omission, it being understood that a mere breach of a representation and warranty, without intentional or willful misrepresentation or omission, does not constitute fraud.

7.6 Adjustment to Purchase Price.    Amounts paid for indemnification under Article VII shall be deemed to be an adjustment to the Purchase Price, except as otherwise required by a Legal Requirement.

7.7 Representative Capacities; Application of Indemnity Escrow Funds.    The parties acknowledge that the Representative’s obligations under this Article VII are solely as a representative of the Sellers in the manner set forth in the Escrow Agreement with respect to the obligations to indemnify the Purchaser under this Article VII and that the Representative shall have no personal responsibility for any expenses incurred by him in such capacity and that all payments to the Purchaser as a result of such indemnification obligations shall be made solely from, and to the extent of, the Indemnity Escrow Funds. Out-of-pocket expenses of the Representative for attorneys’ fees and other costs shall be borne in the first instance by the Purchaser, which may make a claim for reimbursement thereof against the Indemnity Escrow Funds upon the claim with respect to which such expenses are incurred becoming an Established Claim (as defined in the Escrow Agreement). The Escrow Agent, pursuant to the Escrow Agreement after the Closing, may apply all or a portion of the Indemnity Escrow Funds to satisfy any claim for indemnification pursuant to this Article VII. The

Escrow Agent will hold the remaining portion of the Indemnity Escrow Funds until final resolution of all claims for indemnification or disputes relating thereto.

ARTICLE VIII
TERMINATION

8.1 Termination.    This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of the Purchaser and the Representative at any time;

(b) by either the Purchaser or the Representative if the transactions contemplated by this Agreement shall not have been consummated by September 30, 2007 for any reason; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of such consummation to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by either the Purchaser or the Representative if a Governmental Entity shall have issued an order, decree, judgment or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, which order, decree, ruling or other action is final and nonappealable;

(d) by the Representative, upon a material breach of any representation, warranty, covenant or agreement on the part of the Purchaser set forth in this Agreement, or if any representation or warranty of the Purchaser shall have become untrue, in either case such that the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach by the Purchaser is curable by the Purchaser prior to the Closing Date, then the Representative may not terminate this Agreement under this Section 8.1(d) for thirty (30) days after delivery of written notice from the Representative to the Purchaser of such breach, provided the Purchaser continues to exercise commercially reasonable efforts to cure such breach (it being understood that the Representative may not terminate this Agreement pursuant to this Section 8.1(d) if it shall have materially breached this Agreement or if such breach by the Purchaser is cured during such thirty (30)-day period);

(e) by the Purchaser, upon a material breach of any representation, warranty, covenant or agreement on the part of the Company or the Sellers set forth in this Agreement, or if any representation or warranty of the Sellers or the Company shall have become untrue, in either case such that the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach is curable by the Sellers or the Company prior to the Closing Date, then the Purchaser may not terminate this Agreement under this Section 8.1(e) for thirty (30) days after delivery of written notice from the Purchaser to the Representative of such breach, provided the Sellers and the Company continue to exercise commercially reasonable efforts to cure such breach (it being understood that the Purchaser may not terminate this Agreement pursuant to this Section 8.1(e) if it shall have materially breached this Agreement or if such breach by the Sellers or the Company is cured during such thirty (30)-day period);

(f) by either the Purchaser or the Representative, if, at the Special Meeting (including any adjournments thereof), this Agreement and the transactions contemplated thereby shall fail to be approved and adopted by the affirmative vote of the holders of Purchaser Stock required under the Purchaser’s certificate of incorporation, or the holders of 20% or more of the number of shares of Purchaser Stock issued in the Purchaser’s initial public offering and outstanding as of the date of the record date of the Special Meeting exercise their rights to convert the shares of Purchaser Stock held by them into cash in accordance with the Purchaser’s certificate of incorporation; or

(g) by the Representative if (i) the Board of Directors of the Purchaser fails to include a recommendation that the Purchaser stockholders approve the transactions contemplated by this

Agreement in the Proxy Statement or (ii) the Board of Directors of the Purchaser withdraws or modifies, in any manner materially adverse to the Company and the Sellers, the Purchaser’s Board of Directors recommendation that the Purchaser stockholders approve the transactions contemplated by this Agreement.

8.2 Notice of Termination; Effect of Termination.    Any termination of this Agreement under Section 8.1 above will be effective immediately upon (or, if the termination is pursuant to Section 8.1(d) or Section 8.1(e) and the proviso therein is applicable, thirty (30) days after) the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect and the transactions contemplated by this Agreement shall be abandoned, except for and subject to the following: (i) Sections 5.6, 5.11, 8.2 and 8.3 and Article X (General Provisions) shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement, including a breach by a party electing to terminate this Agreement pursuant to Section 8.1(b) caused by the action or failure to act of such party constituting a principal cause of or resulting in the failure of the Closing to occur on or before the date stated therein.

8.3 Fees and Expenses.    All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the transactions contemplated by this Agreement are consummated.

ARTICLE IX
DEFINED TERMS

Terms defined in this Agreement are organized alphabetically as follows, together with the Section and, where applicable, paragraph, number in which definition of each such term is located:

‘‘10-Day Period’’	Section 1.9(c)
‘‘15-Day Period’’	Section 1.8(c)
‘‘20-Day Period’’	Section 1.9(b)
‘‘30-Day Period’’	Section 1.8(b)
‘‘AAA’’	Section 10.12
‘‘Affiliate’’	Section 10.2(g)
‘‘Agreement’’	Heading
‘‘Approvals’’	Section 2.1(a)
‘‘Audited Financial Statements’’	Section 2.7(a)
‘‘Auditor Determination’’	Section 1.8(e)
‘‘Auditor Working Capital Determination’’	Section 1.9(c)
‘‘Average Working Capital ’’	Section 1.9(a)
‘‘Blue Sky Laws’’	Section 1.12(b)
‘‘Business Day’’	Section 10.2(f)
‘‘Calculation Date Working Capital’’	Section 1.8(a)
‘‘Charter Documents’’	Section 2.1(a)
‘‘Clark Services’’	Section 5.20(a)
‘‘Closing’’	Section 1.5
‘‘Closing Balance Sheet’’	Section 1.8(b)
‘‘Closing Date’’	Section 1.5
‘‘Closing Form 8-K	Section 5.4(b)
‘‘Closing Press Release’’	Section 5.4(b)
‘‘Closing Working Capital’’	Section 1.8(b)
‘‘Code’’	Section 2.15(b)
‘‘Commission’’	Section 3.7(a)
‘‘Company’’	Heading

‘‘Company Closing Certificate’’	Section 6.3(a)
‘‘Company Contracts’’	Section 2.19(a)
‘‘Company Intellectual Property’’	Section 2.18
‘‘Company Products’’	Section 2.18
‘‘Company Registered Intellectual Property’’	Section 2.18
‘‘Company Schedule’’	Article II Preamble
‘‘Company Stock’’	Section 2.3(a)
‘‘Continental’’	Section 1.7
‘‘Copyrights’’	Section 2.18
‘‘Corporate Records’’	Section 2.1(c)
‘‘Deductible’’	Section 7.4(c)
‘‘DGCL’’	Section 2.4
‘‘Disclosure Schedules’’	Section 5.12
‘‘Discontinuance Expenses’’	Section 5.25
‘‘Discontinued Operations Escrow Funds’’	Section 5.25
‘‘Dispute Notice’’	Section 1.8(e)
‘‘Disputed Matters’’	Section 1.8(e)
‘‘Effective Time’’	Section 1.2
‘‘Employment Agreements’’	Section 5.28
‘‘Environmental Law’’	Section 2.16(b)
‘‘Escrow Agreement’’	Section 1.9
‘‘Exchange Act’’	Section 1.12(b)
‘‘Governmental Action/Filing’’	Section 2.21(c)
‘‘Governmental Entity’’	Section 1.12(c)
‘‘Hazardous Substance’’	Section 2.16(c)
‘‘Indemnity Escrow Funds’’	Section 1.11
‘‘Indemnity Escrow Period’’	Section 1.11
‘‘Independent Auditor’’	Section 1.8(e)
‘‘Insider’’	Section 2.19(a)(i)
‘‘Insurance Policies’’	Section 2.20
‘‘Intellectual Property’’	Section 2.18
‘‘knowledge’’	Section 10.2(d)
‘‘Legal Requirements’’	Section 10.2(b)
‘‘Lien’’	Section 10.2(e)
‘‘Losses’’	Section 7.1(b)
‘‘Material Adverse Effect’’	Section 10.2(a)
‘‘Material Company Contracts’’	Section 2.19(a)
‘‘Measurement Period’’	Section 1.9(a)
‘‘Name Change Amendment’’	Section 5.1(a)
‘‘NASD’’	Section 3.23
‘‘Notice of Claim’’	Section 7.2(a)
‘‘OTC BB’’	Section 5.1(e)
‘‘Patents’’	Section 2.18
‘‘Person’’	Section 10.2(c)
‘‘Personal Property’’	Section 2.14(b)
‘‘Plan/Plans’’	Section 2.11(a)
‘‘Proxy Statement’’	Section 5.1(a)
‘‘Purchase Price’’	Section 1.2
‘‘Purchaser’’	Heading
‘‘Purchaser Closing Certificate’’	Section 6.2(a)

‘‘Purchaser Stock’’	Section 1.5(a)
‘‘Purchaser Contracts’’	Section 3.19(a)
‘‘Purchaser Convertible Securities’’	Section 3.3(b)
‘‘Purchaser Indemnitees’’	Section 7.1(a)
‘‘Purchaser Plan’’	Section 5.1(a)
‘‘Purchaser Preferred Stock’’	Section 3.3(a)
‘‘Purchaser SEC Reports’’	Section 3.7(a)
‘‘Purchaser Schedule’’	Article III Preamble
‘‘Purchaser Stock’’	Section 1.2
‘‘Purchaser Stock Options’’	Section 3.3(b)
‘‘Purchaser Stockholder Approval’’	Section 5.1(a)
‘‘Purchaser Warrants’’	Section 3.3(b)
‘‘Registered Intellectual Property’’	Section 2.18
‘‘Representative’’	Section 1.15
‘‘Returns’’	Section 2.15(c)(i)
‘‘Rule 144’’	Section 5.21(a)
‘‘Securities Act’’	Section 1.12(a)
‘‘Signing Form 8-K’’	Section 5.4(a)
‘‘Signing Press Release’’	Section 5.4(a)
‘‘Special Meeting’’	Section 5.1(a)
‘‘Seller/Sellers’’	Heading
‘‘Shareholder/Seller’’	Heading
‘‘Subsidiary/Subsidiaries’’	Section 2.2(a)
‘‘Surviving Matters’’	Section 7.4(c)
‘‘Tax/Taxes’’	Section 2.15(a)
‘‘Third Party Claim’’	Section 7.2
‘‘Trademarks’’	Section 2.18
‘‘Trust Fund’’	Section 3.25(a)
‘‘Unaudited Financial Statements’’	Section 2.7(b)
‘‘U.S. GAAP’’	Section 2.7(a)
‘‘WARN Act’’	Section 5.22(a)
‘‘Working Capital Deficit’’	Section 1.8(c)
‘‘Working Capital Dispute Notice’’	Section 1.9(c)
‘‘Working Capital Disputed Matters’’	Section 1.9(c)
‘‘Working Capital Escrow Funds’’	Section 1.9(a)

ARTICLE X
GENERAL PROVISIONS

10.1 Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service providing proof of delivery to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to the Purchaser, to:

Global Logistics Acquisition Corporation
330 Madison Avenue, 6th Floor
New York, New York 10017
Telephone: 646-495-5155
Telecopier: 646-495-5164

with a copy to:

David Alan Miller, Esq.
Graubard Miller
405 Lexington Avenue
New York, New York 10174-1901
Telephone: 212-818-8661
Telecopier: 212-818-8881

if to the Company or the Sellers, to:

c/o Charles C. Anderson, Jr.
6016 Brookvale Lane, Suite 151
Knoxville, TN 37919
Telephone:
Telecopier:

with a copy to:

Timothy K. Corley, Esq.
Timothy K. Corley, P.C.
2815 Darby Drive
Post Office Box 1168
Florence, AL 35630
Telephone: 256-760-0048
Telecopier: 256-760-0083

10.2 Interpretation.    The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit or Schedule, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words ‘‘include,’’ ‘‘includes’’ and ‘‘including’’ when used herein shall be deemed in each case to be followed by the words ‘‘without limitation.’’ The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to ‘‘the business of’’ an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity. For purposes of this Agreement:

(a) ‘‘Material Adverse Effect’’ when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect, individually or when aggregated with other changes, events, violations, inaccuracies, circumstances or effects, that is materially adverse to the business, assets (including intangible assets), revenues, financial condition, prospects or results of operations of such entity, it being understood that none of the following alone or in combination shall be deemed, in and of itself, to constitute a Material Adverse Effect: (i) changes attributable to the public announcement or pendency of the transactions contemplated hereby, or (ii) changes in general national or regional economic conditions;

(b) ‘‘Legal Requirements’’ means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and all requirements set forth in applicable Company Contracts or the Purchaser Contracts;

(c) ‘‘Person’’ means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity;

(d) ‘‘knowledge’’ means actual knowledge or awareness, after due inquiry, as to a specified fact or event of a Person that is an individual or of an executive officer or director of a Person that is a corporation or of a Person in a similar capacity of an entity other than a corporation. Knowledge of the Company means actual knowledge of Joel R. Anderson, Charles C. Anderson, Jr., Jay Maier, David Gillis, John Barry or Timothy R. Teagan or any of them;

(e) ‘‘Lien’’ means any mortgage, pledge, security interest, encumbrance, lien, restriction or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller, or any agreement to give any security interest);

(f) ‘‘Business Day’’ means a day, other than a Saturday or Sunday, on which banks are open for the transaction of business in New York City.

(g) ‘‘Affiliate’’ means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, ‘‘control’’ (including with correlative meanings, the terms ‘‘controlling,’’ ‘‘controlled by’’ and ‘‘under common control with’’), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and

(h) all monetary amounts set forth herein are referenced in United States dollars, unless otherwise noted.

10.3 Counterparts; Facsimile Signatures.    This Agreement and each other document executed in connection with the transactions contemplated hereby, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery by facsimile to counsel for the other party of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

10.4 Entire Agreement; Third Party Beneficiaries.    This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Exhibits and Schedules hereto (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the letter of intent between the Purchaser and the Company dated April 10, 2007 is hereby terminated in its entirety and shall be of no further force and effect (except to the extent expressly stated to survive the execution of this Agreement and the consummation of the transactions contemplated hereby); and (b) are not intended to confer upon any other person any rights or remedies hereunder (except as specifically provided in this Agreement).

10.5 Severability.    In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.6 Other Remedies; Specific Performance.    Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

10.7 Governing Law.    This Agreement shall be governed by and construed in accordance with the law of the State of New York regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

10.8 Rules of Construction.    The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.9 Assignment.    No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties, except that the Purchaser may assign its rights hereunder to a wholly-owned subsidiary formed for such purpose; provided that no such assignment by the Purchaser shall relieve the Purchaser of its obligations and liabilities hereunder. Subject to the first sentence of this Section 10.9, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.10 Amendment.    This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties.

10.11 Extension; Waiver.    At any time prior to the Closing, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

10.12 Arbitration.    Any disputes or claims arising under or in connection with this Agreement or the transactions contemplated hereunder shall be resolved by binding arbitration. Notice of a demand to arbitrate a dispute by either party shall be given in writing to the other at their last known address. Arbitration shall be commenced by the filing by a party of an arbitration demand with the American Arbitration Association (‘‘AAA’’) in its office in Wilmington, Delaware. The arbitration and resolution of the dispute shall be resolved by a single arbitrator appointed by the AAA pursuant to AAA rules. The arbitration shall in all respects be governed and conducted by applicable AAA rules, and any award and/or decision shall be conclusive and binding on the parties. The arbitration shall be conducted in Wilmington, Delaware. The arbitrator shall supply a written opinion supporting any award, and judgment may be entered on the award in any court of competent jurisdiction. Each party shall pay its own fees and expenses for the arbitration, except that any costs and charges imposed by the AAA and any fees of the arbitrator for his services shall be assessed against the losing party by the arbitrator. In the event that preliminary or permanent injunctive relief is necessary or desirable in order to prevent a party from acting contrary to this Agreement or to prevent irreparable harm prior to a confirmation of an arbitration award, then either party is authorized and entitled to commence a lawsuit solely to obtain equitable relief against the other pending the completion of the arbitration in a court having jurisdiction over the parties. Each party hereby consents to the exclusive jurisdiction of the federal and state courts located in the State of New York, New York County, for such purpose. All rights and remedies of the parties shall be cumulative and in addition to any other rights and remedies obtainable from arbitration.

[The remainder of this page has been intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

GLOBAL LOGISTICS ACQUISITION CORPORATION
By:	/s/ Gregory E. Burns
President and CEO
THE CLARK GROUP, INC.
By:	/s/ Charles C. Anderson, Jr.
Name and Title
SELLERS:
/s/ Joel R. Anderson
JOEL R. ANDERSON
/s/ Charles C. Anderson, Jr.
CHARLES C. ANDERSON, JR.
DELAWARE ESBT FOR CHARLES C. ANDERSON, JR.
By:	/s/ John Jornlin
Trustee*
/s/ Terry C. Anderson
TERRY C. ANDERSON
/s/ Clyde B. Anderson
CLYDE B. ANDERSON
/s/ Harold M. Anderson
HAROLD M. ANDERSON
[Sellers’ signatures continued on next page.]

/s/ Charles C. Anderson III
CHARLES C. ANDERSON III
/s/ Frank Stockard
FRANK STOCKARD
/s/ Bill Lardie
BILL LARDIE
/s/ Jay Maier
JAY MAIER
DELAWARE ESBT FOR JAY MAIER
By:	/s/ Bonnie G. Maier
Trustee*
/s/ David Gillis
DAVID GILLIS
/s/ John Barry
JOHN BARRY
/s/ Timothy Teagan
TIMOTHY TEAGAN

*	Each Trustee is a signatory hereto solely in his or her capacity as a trustee and shall have no personal liability or obligation hereunder.

INDEX OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit A	–	Working Capital Methodology
Exhibit B	–	Average Working Capital Methodology
Exhibit C	–	Form of Escrow Agreement
Exhibit D	–	Form of Seller Affiliate Agreement
Exhibit E	–	Form of Employment Agreement for Timothy Teagan
Exhibit F	–	Form of Employment Agreement for John Barry

Schedules

Schedule 1.3	–	Allocation of Purchase Price among Sellers
Schedule 1.9	–	Working Capital Escrow Funds
Schedule 1.11	–	Indemnity Escrow Funds
Schedule 2	–	Company Schedule
Schedule 3	–	Purchaser Schedule
Schedule 5.2	–	Directors and Officers of the Purchaser and the Company
Schedule 5.20	–	Permitted Affiliate Activities
Schedule 5.25	–	Discontinued Operations Escrow Funds
Schedule 6.2(h)	–	Purchaser Resignations
Schedule 6.3(l)	–	Company Resignations

SCHEDULE 1.3
ALLOCATION OF PURCHASE PRICE
(Information Furnished Separately)

SCHEDULE 1.9
WORKING CAPITAL ESCROW FUNDS
(Information Furnished Separately)

SCHEDULE 1.11
INDEMNITY ESCROW FUNDS
(Information Furnished Separately)

SCHEDULE 2
COMPANY SCHEDULE
(Information Furnished Separately)

Schedule 2.1	–	Organization and Qualification
Schedule 2.2	–	Subsidiaries
Schedule 2.3	–	Capitalization
Schedule 2.5	–	No Conflict; Required Filings and Consents
Schedule 2.7	–	Financial Statements
Schedule 2.8	–	No Undisclosed Liabilities
Schedule 2.9	–	Absence of Certain Changes or Events
Schedule 2.10	–	Litigation
Schedule 2.11	–	Employee Benefit Plans
Schedule 2.13	–	Restrictions on Business Activities
Schedule 2.14	–	Title to Property
Schedule 2.15	–	Taxes
Schedule 2.16	–	Environmental Matters
Schedule 2.17	–	Brokers; Third Party Expenses
Schedule 2.18	–	Intellectual Property
Schedule 2.19	–	Agreements, Contacts and Commitments
Schedule 2.20	–	Insurance
Schedule 2.21	–	Governmental Actions/Filings

SCHEDULE 3
PURCHASER SCHEDULE
(Information Furnished Separately)

Schedule 3.3	–	Capitalization
Schedule 3.7	–	SEC Filings; Financial Statements
Schedule 3.14	–	Title to Property
Schedule 3.15	–	Taxes
Schedule 3.17	–	Brokers
Schedule 3.19	–	Agreements, Contracts and Commitments
Schedule 3.26	–	Governmental Filings

SCHEDULE 5.2
DIRECTORS AND OFFICERS OF PURCHASER AND THE COMPANY

PURCHASER OFFICERS AND DIRECTORS

Directors

James J. Martell – Chairman
Gregory E. Burns
Donald G. McInnes
Edward W. Cook
Maurice Levy
Timothy Teagan
Brian H. Bowers

Officers

[To be determined prior to Closing]

COMPANY AND SUBSIDIARY OFFICERS AND DIRECTORS

Directors

[To be determined prior to Closing]

Officers

[To be determined prior to Closing]

SCHEDULE 5.20
PERMITTED AFFILIATE ACTIVITIES
(Information Furnished Separately)

SCHEDULE 5.25
DISCONTINUED OPERATIONS ESCROW FUNDS
(Information Furnished Separately)

SCHEDULE 6.2(g)
PURCHASER RESIGNATIONS

[To be determined prior to Closing]

All of the above resignations will be effective as of the Closing Date.

SCHEDULE 6.3(i)
COMPANY RESIGNATIONS

All Company directors and such officers as shall be designated by the Purchaser

All of the above resignations will be effective as of the Closing Date.

AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT

AMENDMENT NO. 1 (‘‘Amendment No. 1’’) dated November 1, 2007 to STOCK PURCHASE AGREEMENT (‘‘Original Agreement’’) dated May 18, 2007, among GLOBAL LOGISTICS ACQUISITION CORPORATION, THE CLARK GROUP, INC., and JOEL R. ANDERSON, CHARLES C. ANDERSON, JR., DELAWARE ESBT FOR CHARLES C. ANDERSON, JR., TERRY C. ANDERSON, CLYDE B. ANDERSON, HAROLD M. ANDERSON, CHARLES C. ANDERSON III, FRANK STOCKARD, BILL LARDIE, JAY MAIER, DELAWARE ESBT FOR JAY MAIER, DAVID GILLIS, JOHN BARRY and TIMOTHY TEAGAN.

WHEREAS, the parties hereto, who constitute all of the parties to the Original Agreement, desire to amend the Original Agreement as set forth herein.

IT IS AGREED:

1.	Section 8.1(b) of the Original Agreement is hereby amended by changing the term ‘‘September 30, 2007’’ therein to ‘‘December 31, 2007.’’

2.	The third sentence of Section 5.25 of the Original Agreement is hereby amended to read as follows:

‘‘To secure the obligations of the Sellers to make the payments to the Company of the Discontinuance Expenses, at the Closing the Sellers shall deposit in escrow with Continental, to be held until one year after the Closing Date, the aggregate amount of $300,000 (the ‘‘Discontinued Operations Escrow Funds’’), allocated among the Sellers as set forth in Schedule 5.25, all in accordance with the terms and conditions of the Escrow Agreement; provided that, within thirty (30) days after presentation to the Purchaser of evidence, reasonably satisfactory to the Purchaser, that the Discontinuance Expenses will be an amount (the ‘‘Revised Discontinuance Expenses Amount’’) less than $300,000, the Purchaser shall instruct Continental to release to the Sellers from the Discontinued Operations Escrow Funds an amount equal to the difference between $300,000 and the Revised Discontinuance Expenses Amount.

3.	Clause (iv) of Section 7.1 (a) of the Original Agreement is hereby amended to read as follows:

‘‘(iv) costs in excess of $120,000 incurred by the Company in payment of, or reasonably reserved by the Company for the payment of, workers’ compensation claims arising out of events occurring prior to December 31, 2006.’’

4.	Notwithstanding anything to the contrary in the Original Agreement, including Section 4.1 thereof, the Purchaser hereby consents to a distribution by the Company to the Stockholders of all cash held by the Company as of the Closing Date.

5.	Capitalized terms used herein that are defined in the Original Agreement shall have the meanings ascribed to them in the Original Agreement.

6.	As amended hereby, the Original Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be executed as of the date first written above.

GLOBAL LOGISTICS ACQUISITION CORPORATION
By: s/ Gregory E. Burns Gregory E. Burns President and CEO

THE CLARK GROUP, INC.
By: s/ Charles C. Anderson, Jr. Name and Title
SELLERS:
JOEL R. ANDERSON
CHARLES C. ANDERSON, JR.
DELAWARE ESBT FOR CHARLES C. ANDERSON, JR.*
ERRY C. ANDERSON
CLYDE B. ANDERSON
HAROLD M. ANDERSON
CHARLES C. ANDERSON III
FRANK STOCKARD
BILL LARDIE
JAY MAIER
DELAWARE ESBT FOR JAY MAIER*
DAVID GILLIS
JOHN BARRY
TIMOTHY TEAGAN
By: s/ Charles C. Anderson, Jr. Charles C. Anderson, Jr. For himself and as attorney-in-fact For the Shareholders named above

* Each Trustee is a signatory hereto solely in his or her capacity as a trustee and shall have no personal liability or obligation hereunder.

Annex B

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
GLOBAL LOGISTICS ACQUISITION CORPORATION

GLOBAL LOGISTICS ACQUISITION CORPORATION, a corporation existing under the laws of the State of Delaware (the ‘‘Corporation’’), by its sole incorporator, hereby certifies as follows:

1.	The name of the Corporation is ‘‘Global Logistics Acquisition Corporation’’;

2.	The Corporation’s original Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on September 1, 2005;

3.	This Amended and Restated Certificate of Incorporation restates, integrates and amends the Certificate of Incorporation of the Corporation;

4.	This Amended and Restated Certificate of Incorporation was duly adopted by unanimous written consent of the stockholders of the Corporation in accordance with the applicable provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (‘‘DGCL’’);

5.	The text of the Certificate of Incorporation of the Corporation is hereby amended and restated to read, in full, as follows:

FIRST: The name of the Corporation is Clark Holdings Inc.

SECOND: The registered office of the Corporation is located at 1209 Orange Street, in the City of Wilmington, County of New Castle 19801. The name of its registered agent at that address is The Corporation Trust Company.

THIRD: The purpose of the Corporation shall be: To engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 401,000,000 of which 400,000,000 shares shall be Common Stock with a par value of $0.0001 per share and of which 1,000,000 shares shall be Preferred Stock with a par value of $0.0001 per share.

A.    Preferred Stock.    The Board of Directors is expressly granted authority to issue shares of Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a ‘‘Preferred Stock Designation’’) and as may be permitted by the DGCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required to take such action pursuant to any Preferred Stock Designation.

B.    Common Stock.    Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

FIFTH: The name and mailing address of the sole incorporator of the Corporation are as follows:

Name	Address
Gregory Burns	330 Madison Avenue Sixth Floor New York, NY 10017

SIXTH:    The Board of Directors shall be divided into three classes: Class A, Class B and Class C. The number of directors in each class shall be as nearly equal as possible. At the first election of directors by the incorporator, the incorporator shall elect a Class C director for a term expiring at the Corporation’s third Annual Meeting of Stockholders. The Class C director may then, at such time as he or she may determine in his or her discretion, but in no case later than the first Annual Meeting of Stockholders, elect additional Class A, Class B and Class C directors; provided, that until such further election is made by the Class C director, the Class C director shall act for and on behalf of the Corporation as the sole director. The directors in Class A shall be elected for a term expiring at the first Annual Meeting of Stockholders, the directors in Class B shall be elected for a term expiring at the second Annual Meeting of Stockholders and the directors in Class C shall be elected for a term expiring at the third Annual Meeting of Stockholders. Commencing at the first Annual Meeting of Stockholders, and at each Annual Meeting of Stockholders thereafter, directors elected to succeed those directors whose terms expire in connection with such Annual Meeting of Stockholders shall be elected for a term of office to expire at the third succeeding Annual Meeting of Stockholders after their election. Except as the DGCL may otherwise require, in the interim between Annual Meetings of Stockholders or Special Meetings of Stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in connection therewith, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Corporation’s Bylaws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

SEVENTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A.    Election of directors need not be by ballot unless the Corporation’s Bylaws so provide.

B.    The Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the Corporation’s Bylaws as provided in the Corporation’s Bylaws.

C.    The directors in their discretion may submit any contract or act for approval or ratification at any Annual Meeting of Stockholders or at any Special Meeting of Stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

D.    In addition to the powers and authorities hereinbefore stated or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, notwithstanding, to the provisions of applicable law, this Certificate of Incorporation, and any bylaws from time to time made by the stockholders; provided, however, that no bylaw so made shall invalidate any prior act of the directors which would have been valid if such bylaw had not been made.

EIGHTH: The following paragraphs shall apply with respect to liability and indemnification of officers and directors:

A.    A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this paragraph A by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

B.    The Corporation, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding or which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized hereby.

NINTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by                         , its Chief Executive Officer, as of the          day of                     ,         .

, Chief Executive Officer

ANNEX C

Clark Holdings Inc.
(formerly known as Global Logistics Acquisition Corporation)

2007 Long-Term Incentive Equity Plan

Section 1.    Purpose; Definitions.

1.1. Purpose.    The purpose of the 2007 Long-Term Incentive Equity Plan (‘‘Plan’’) is to enable the Company to offer to its employees, officers, directors and consultants whose past, present and/or potential contributions to the Company and its Subsidiaries have been, are or will be important to the success of the Company, an opportunity to acquire a proprietary interest in the Company. The various types of long-term incentive awards that may be provided under the Plan will enable the Company to respond to changes in compensation practices, tax laws, accounting regulations and the size and diversity of its businesses.

1.2. Definitions.    For purposes of the Plan, the following terms shall be defined as set forth below:

(a) ‘‘Agreement’’ means the agreement between the Company and the Holder, or such other document as may be determined by the Committee, setting forth the terms and conditions of an award under the Plan.

(b) ‘‘Board’’ means the Board of Directors of the Company.

(c) ‘‘Code’’ means the Internal Revenue Code of 1986, as amended from time to time.

(d) ‘‘Committee’’ means the Compensation Committee of the Board or any other committee of the Board that the Board may designate to administer the Plan or any portion thereof. If no Committee is so designated, then all references in this Plan to ‘‘Committee’’ shall mean the Board.

(e) ‘‘Common Stock’’ means the Common Stock of the Company, par value $.0001 per share.

(f) ‘‘Company’’ means Clark Holdings Inc., a corporation organized under the laws of the State of Delaware under the name ‘‘Global Logistics Acquisition Corp.’’

(g) ‘‘Deferred Stock’’ means Common Stock to be received under an award made pursuant to Section 8 at the end of a specified deferral period.

(h) ‘‘Disability’’ means physical or mental impairment as determined under procedures established by the Committee for purposes of the Plan.

(i) ‘‘Effective Date’’ means the date set forth in Section 12.1.

(j) ‘‘Fair Market Value’’, unless otherwise required by any applicable provision of the Code or any regulations issued thereunder, means, as of any given date: (i) if the Common Stock is listed on a national securities exchange or quoted on the American Stock Exchange or American Stock Exchange, the last sale price of the Common Stock in the principal trading market for the Common Stock on such date, as reported by the exchange or Nasdaq, as the case may be; (ii) if the Common Stock is not listed on a national securities exchange or quoted on the American Stock Exchange or American Stock Exchange, but is traded in the over-the-counter market, the closing bid price for the Common Stock on such date, as reported by the OTC Bulletin Board or the National Quotation Bureau, Incorporated or similar publisher of such quotations; and (iii) if the fair market value of the Common Stock cannot be determined pursuant to clause (i) or (ii) above, such price as the Committee shall determine, in good faith.

(k) ‘‘Holder’’ means a person who has received an award under the Plan.

(l) ‘‘Incentive Stock Option’’ means any Stock Option intended to be and designated as an ‘‘incentive stock option’’ within the meaning of Section 422 of the Code.

(m) ‘‘Non-qualified Stock Option’’ means any Stock Option that is not an Incentive Stock Option.

(n) ‘‘Normal Retirement’’ means retirement from active employment with the Company or any Subsidiary on or after such age which may be designated by the Committee as ‘‘retirement age’’ for any particular Holder. If no age is designated, it shall be 65.

(o) ‘‘Other Stock-Based Award’’ means an award under Section 9 that is valued in whole or in part by reference to, or is otherwise based upon, Common Stock.

(p) ‘‘Parent’’ means any present or future ‘‘parent corporation’’ of the Company, as such term is defined in Section 424(e) of the Code.

(q) ‘‘Plan’’ means the Clark Holdings Inc. 2007 Long-Term Incentive Equity Plan, as hereinafter amended from time to time.

(r) ‘‘Repurchase Value’’ shall mean the Fair Market Value if the award to be settled under Section 2.2(h) or repurchased under Section 10.2 is comprised of shares of Common Stock and the difference between Fair Market Value and the Exercise Price (if lower than Fair Market Value) if the award is a Stock Option or Stock Appreciation Right; in each case, multiplied by the number of shares subject to the award.

(s) ‘‘Restricted Stock’’ means Common Stock received under an award made pursuant to Section 7 that is subject to restrictions under Section 7.

(t) ‘‘SAR Value’’ means the excess of the Fair Market Value (on the exercise date) over the exercise price that the participant would have otherwise had to pay to exercise the related Stock Option, multiplied by the number of shares for which the Stock Appreciation Right is exercised.

(u) ‘‘Stock Appreciation Right’’ means the right to receive from the Company, on surrender of all or part of the related Stock Option, without a cash payment to the Company, a number of shares of Common Stock equal to the SAR Value divided by the Fair Market Value (on the exercise date).

(v) ‘‘Stock Option’’ or ‘‘Option’’ means any option to purchase shares of Common Stock which is granted pursuant to the Plan.

(w) ‘‘Subsidiary’’ means any present or future ‘‘subsidiary corporation’’ of the Company, as such term is defined in Section 424(f) of the Code.

(x) ‘‘Vest’’ means to become exercisable or to otherwise obtain ownership rights in an award.

Section 2.    Administration.

2.1. Committee Membership.    The Plan shall be administered by the Board or a Committee. Committee members shall serve for such term as the Board may in each case determine, and shall be subject to removal at any time by the Board. The Committee members, to the extent possible and deemed to be appropriate by the Board, shall be ‘‘non-employee directors’’ as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (‘‘Exchange Act’’), and ‘‘outside directors’’ within the meaning of Section 162(m) of the Code.

2.2. Powers of Committee.    The Committee shall have full authority to award, pursuant to the terms of the Plan: (i) Stock Options, (ii) Stock Appreciation Rights, (iii) Restricted Stock, (iv) Deferred Stock and/or (v) Other Stock-Based Awards. For purposes of illustration and not of limitation, the Committee shall have the authority (subject to the express provisions of this Plan):

(a) to select the officers, employees, directors and consultants of the Company or any Subsidiary to whom Stock Options, Stock Appreciation Rights, Restricted Stock, Deferred Stock and/or Other Stock-Based Awards may from time to time be awarded hereunder.

(b) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any award granted hereunder (including, but not limited to, number of shares, share exercise price or types of consideration paid upon exercise of such options, such as other securities of the Company or other property, any restrictions or limitations, and any vesting, exchange, surrender, cancellation, acceleration, termination, exercise or forfeiture provisions, as the Committee shall determine);

(c) to determine any specified performance goals or such other factors or criteria which need to be attained for the vesting of an award granted hereunder;

(d) to determine the terms and conditions under which awards granted hereunder are to operate on a tandem basis and/or in conjunction with or apart from other equity awarded under this Plan and cash and non-cash awards made by the Company or any Subsidiary outside of this Plan;

(e) to permit a Holder to elect to defer a payment under the Plan under such rules and procedures as the Committee may establish, including the payment or crediting of interest on deferred amounts denominated in cash and of dividend equivalents on deferred amounts denominated in Common Stock;

(f) to determine the extent and circumstances under which Common Stock and other amounts payable with respect to an award hereunder shall be deferred that may be either automatic or at the election of the Holder;

(g) The Administrator may not modify or amend any outstanding Option or Stock Appreciation Right to reduce the exercise price of such Option or Stock Appreciation Right, as applicable, below the exercise price as of the date of grant of such Option or Stock Appreciation Right. In addition, no Option or Stock Appreciation Right may be granted in exchange for, or in connection with, the cancellation or surrender of an Option or Stock Appreciation Right or other award having a lower exercise price.; and

(h) to make payments and distributions with respect to awards (i.e., to ‘‘settle’’ awards) through cash payments in an amount equal to the Repurchase Value.

Notwithstanding anything to the contrary, the Committee shall not grant to any one Holder in any one calendar year awards for more than 600,000 shares in the aggregate.

2.3. Interpretation of Plan.

(a) Committee Authority.    Subject to Section 11, the Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable to interpret the terms and provisions of the Plan and any award issued under the Plan (and to determine the form and substance of all agreements relating thereto), and to otherwise supervise the administration of the Plan. Subject to Section 11, all decisions made by the Committee pursuant to the provisions of the Plan shall be made in the Committee’s sole discretion and shall be final and binding upon all persons, including the Company, its Subsidiaries and Holders.

(b) Incentive Stock Options.    Anything in the Plan to the contrary notwithstanding, no term or provision of the Plan relating to Incentive Stock Options (including but not limited to Stock Appreciation rights granted in conjunction with an Incentive Stock Option) or any Agreement providing for Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify the Plan under Section 422 of the Code or, without the consent of the Holder(s) affected, to disqualify any Incentive Stock Option under such Section 422.

Section 3.    Stock Subject to Plan.

3.1. Number of Shares.    The total number of shares of Common Stock reserved and available for issuance under the Plan shall be 930,000 shares. Shares of Common Stock under the Plan (‘‘Shares’’) may consist, in whole or in part, of authorized and unissued shares or treasury shares. If any shares of Common Stock that have been granted pursuant to a Stock Option cease to be subject to a Stock Option, or if any shares of Common Stock that are subject to any Stock Appreciation Right, Restricted Stock award, Deferred Stock award or Other Stock-Based Award granted hereunder are forfeited or any such award otherwise terminates without a payment being made to the Holder in the form of Common Stock, such shares shall again be available for distribution in connection with future grants and awards under the Plan. If a Holder pays the exercise price of a Stock Option by surrendering any previously owned shares and/or arranges to have the appropriate number of shares otherwise issuable upon exercise withheld to cover the withholding tax liability associated with the Stock Option exercise, then, in the Committee’s discretion, the number of shares available under the Plan may be increased by the lesser of (i) the number of such surrendered shares and shares used to pay taxes; and (ii) the number of shares purchased under such Stock Option.

3.2. Adjustment Upon Changes in Capitalization, Etc.    In the event of any merger, reorganization, consolidation, common stock dividend payable on shares of Common Stock, Common Stock split or reverse split, combination or exchange of shares of Common Stock, or other extraordinary or unusual event which results in a change in the shares of Common Stock of the Company as a whole, the Committee shall determine, in its sole discretion, whether such change equitably requires an adjustment in the terms of any award (including number of shares subject to the award and the exercise price) or the aggregate number of shares reserved for issuance under the Plan. Any such adjustments will be made by the Committee, whose determination will be final, binding and conclusive.

Section 4.    Eligibility.

Awards may be made or granted to employees, officers, directors and consultants who are deemed to have rendered or to be able to render significant services to the Company or its Subsidiaries and who are deemed to have contributed or to have the potential to contribute to the success of the Company. No Incentive Stock Option shall be granted to any person who is not a director or employee of the Company or an employee of a Subsidiary at the time of grant. Notwithstanding the foregoing, an award may also be made or granted to a person in connection with his hiring or retention, or at any time on or after the date he reaches an agreement (oral or written) with the Company with respect to such hiring or retention, even though it may be prior to the date the person first performs services for the Company or its Subsidiaries; provided, however, that no portion of any such award shall vest prior to the date the person first performs such services.

Section 5.    Stock Options.

5.1. Grant and Exercise.    Stock Options granted under the Plan may be of two types: (i) Incentive Stock Options and (ii) Non-qualified Stock Options. Any Stock Option granted under the Plan shall contain such terms, not inconsistent with this Plan, or with respect to Incentive Stock Options, not inconsistent with the Plan and the Code, as the Committee may from time to time approve. The Committee shall have the authority to grant Incentive Stock Options or Non-qualified Stock Options, or both types of Stock Options which may be granted alone or in addition to other awards granted under the Plan. To the extent that any Stock Option intended to qualify as an Incentive Stock Option does not so qualify, it shall constitute a separate Non-qualified Stock Option.

5.2. Terms and Conditions.    Stock Options granted under the Plan shall be subject to the following terms and conditions:

(a) Option Term.    The term of each Stock Option shall be fixed by the Committee; provided, however, that an Incentive Stock Option may be granted only within the ten-year period commencing from the Effective Date and may only be exercised within ten years of the date of grant (or five years in the case of an Incentive Stock Option granted to an optionee who, at the time of grant, owns Common Stock possessing more than 10% of the total combined voting power of all classes of voting stock of the Company (‘‘10% Stockholder’’)).

(b) Exercise Price.    The exercise price per share of Common Stock purchasable under a Stock Option shall be determined by the Committee at the time of grant and may not be less than 100% of the Fair Market Value on the date of grant (or, if greater, the par value of a share of Common Stock); provided, however, that the exercise price of an Incentive Stock Option granted to a 10% Stockholder will not be less than 110% of the Fair Market Value on the date of grant.

(c) Exercisability.    Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee and as set forth in Section 10. If the Committee provides, in its discretion, that any Stock Option is exercisable only in installments, i.e., that it vests over time, the Committee may waive such installment exercise provisions at any time at or after the time of grant in whole or in part, based upon such factors as the Committee determines.

(d) Method of Exercise.    Subject to whatever installment, exercise and waiting period provisions are applicable in a particular case, Stock Options may be exercised in whole or in part at any time during the term of the Option by giving written notice of exercise to the Company specifying the number of shares of Common Stock to be purchased. Such notice shall be accompanied by payment in full of the purchase price, which shall be in cash or, if provided in the Agreement, either in shares of Common Stock (including Restricted Stock and other contingent awards under this Plan) or partly in cash and partly in such Common Stock, or such other means which the Committee determines are consistent with the Plan’s purpose and applicable law. Cash payments shall be made by wire transfer, certified or bank check or personal check, in each case payable to the order of the Company; provided, however, that the Company shall not be required to deliver certificates for shares of Common Stock with respect to which an Option is exercised until the Company has confirmed the receipt of good and available funds in payment of the purchase price thereof (except that, in the case of an exercise arrangement approved by the Committee and described in the last sentence of this paragraph, payment may be made as soon as practicable after the exercise).

(e) Stock Payments.    Payments in the form of Common Stock shall be valued at the Fair Market Value on the date of exercise. Such payments shall be made by delivery of stock certificates in negotiable form that are effective to transfer good and valid title thereto to the Company, free of any liens or encumbrances. A Holder shall have none of the rights of a Stockholder with respect to the shares subject to the Option until such shares shall be transferred to the Holder upon the exercise of the Option. The Committee may permit a Holder to elect to pay the Exercise Price upon the exercise of a Stock Option by irrevocably authorizing a third party to sell shares of Common Stock (or a sufficient portion of the shares) acquired upon exercise of the Stock Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise.

(f) Transferability.    Except as may be set forth in the next sentence of this Section or in the Agreement, no Stock Option shall be transferable by the Holder other than by will or by the laws of descent and distribution, and all Stock Options shall be exercisable, during the Holder’s lifetime, only by the Holder (or, to the extent of legal incapacity or incompetency, the Holder’s guardian or legal representative). Notwithstanding the foregoing, a Holder, with the approval of the Committee, may transfer a Stock Option (i) (A) by gift, for no consideration, or (B) pursuant to a domestic relations order, in either case, to or for the benefit of the Holder’s ‘‘Immediate Family’’ (as defined below), or (ii) to an entity in which the Holder and/or members of Holder’s Immediate Family own more than fifty percent of the voting interest, in exchange for an interest in that entity, subject to such limits as the Committee may establish and the execution of such documents as the Committee may require, and the transferee shall remain subject to all the terms and conditions applicable to the Stock Option prior to such transfer. The term ‘‘Immediate

Family’’ shall mean any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, any person sharing the Holder’s household (other than a tenant or employee), a trust in which these persons have more than fifty percent beneficial interest, and a foundation in which these persons (or the Holder) control the management of the assets.

(g) Termination by Reason of Death.    If a Holder’s employment by the Company or a Subsidiary terminates by reason of death, any Stock Option held by such Holder, unless otherwise determined by the Committee and set forth in the Agreement, shall thereupon automatically terminate, except that the portion of such Stock Option that has vested on the date of death may thereafter be exercised by the legal representative of the estate or by the legatee of the Holder under the will of the Holder, for a period of one year (or such other greater or lesser period as the Committee may specify in the Agreement) from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is shorter.

(h) Termination by Reason of Disability.    If a Holder’s employment by the Company or any Subsidiary terminates by reason of Disability, any Stock Option held by such Holder, unless otherwise determined by the Committee and set forth in the Agreement, shall thereupon automatically terminate, except that the portion of such Stock Option that has vested on the date of termination may thereafter be exercised by the Holder for a period of one year (or such other greater or lesser period as the Committee may specify in the Agreement) from the date of such termination of employment or until the expiration of the stated term of such Stock Option, whichever period is shorter.

(i) Termination by Reason of Normal Retirement.    Subject to the provisions of Section 13.3, if such Holder’s employment or retention by, or association with, the Company or any Subsidiary terminates due to Normal Retirement, then the portion of such Stock Option that has vested on the date of termination of employment may be exercised for the lesser of one year after termination of employment (or such other greater or lesser period as the Committee may specify in the Agreement) or the balance of such Stock Option’s term.

(j) Other Termination.    Subject to the provisions of Section 13.3, and unless otherwise determined by the Committee and set forth in the Agreement, if such Holder’s employment or retention by, or association with, the Company or any Subsidiary terminates for any reason other than death or Disability, the Stock Option shall thereupon automatically terminate, except that if the Holder’s employment is terminated by the Company or a Subsidiary without cause, then the portion of such Stock Option that has vested on the date of termination of employment may be exercised for the lesser of three months after termination of employment or the balance of such Stock Option’s term.

(k) Additional Incentive Stock Option Limitation.    In the case of an Incentive Stock Option, the aggregate Fair Market Value (on the date of grant of the Option) with respect to which Incentive Stock Options become exercisable for the first time by a Holder during any calendar year (under all such plans of the Company and its Parent and Subsidiaries) shall not exceed $100,000.

(l) Buyout and Settlement Provisions.    The Committee may at any time, in its sole discretion, offer to repurchase a Stock Option previously granted, based upon such terms and conditions as the Committee shall establish and communicate to the Holder at the time that such offer is made.

Section 6.    Stock Appreciation Rights.

6.1. Grant and Exercise.    Subject to the terms and conditions of the Plan, the Administrator may grant SARs in tandem with an Option or alone and unrelated to an Option. The Committee may grant Stock Appreciation Rights to participants who have been or are being granted Stock Options under the Plan as a means of allowing such participants to exercise their Stock Options without the need to pay the exercise price in cash. In the case of a Non-qualified Stock Option, a Stock Appreciation Right may be granted either at or after the time of the grant of such Non-qualified Stock Option. In the case of an Incentive Stock Option, a Stock Appreciation Right may be granted only at the time of the grant of such Incentive Stock Option.

6.2. Terms and Conditions.    Stock Appreciation Rights shall be subject to the following terms and conditions:

(a) Exercisability.    Stock Appreciation Rights shall be exercisable as shall be determined by the Committee and set forth in the Agreement, subject to the limitations, if any, imposed by the Code with respect to related Incentive Stock Options.

(b) Termination.    A Stock Appreciation Right shall terminate and shall no longer be exercisable upon the termination or exercise of the related Stock Option.

(c) Method of Exercise.    Stock Appreciation Rights shall be exercisable upon such terms and conditions as shall be determined by the Committee and set forth in the Agreement and by surrendering the applicable portion of the related Stock Option. Upon such exercise and surrender, the Holder shall be entitled to receive a number of shares of Common Stock equal to the SAR Value divided by the Fair Market Value on the date the Stock Appreciation Right is exercised.

(d) Shares Affected Upon Plan.    The granting of a Stock Appreciation Right shall not affect the number of shares of Common Stock available for awards under the Plan. The number of shares available for awards under the Plan will, however, be reduced by the number of shares of Common Stock acquirable upon exercise of the Stock Option to which such Stock Appreciation Right relates.

Section 7.    Restricted Stock.

7.1. Grant.    Shares of Restricted Stock may be awarded either alone or in addition to other awards granted under the Plan. The Committee shall determine the eligible persons to whom, and the time or times at which, grants of Restricted Stock will be awarded, the number of shares to be awarded, the price (if any) to be paid by the Holder, the time or times within which such awards may be subject to forfeiture (‘‘Restriction Period’’), the vesting schedule and rights to acceleration thereof and all other terms and conditions of the awards.

7.2. Terms and Conditions.    Each Restricted Stock award shall be subject to the following terms and conditions:

(a) Certificates.    Restricted Stock, when issued, will be represented by a stock certificate or certificates registered in the name of the Holder to whom such Restricted Stock shall have been awarded. During the Restriction Period, certificates representing the Restricted Stock and any securities constituting Retained Distributions (as defined below) shall bear a legend to the effect that ownership of the Restricted Stock (and such Retained Distributions) and the enjoyment of all rights appurtenant thereto are subject to the restrictions, terms and conditions provided in the Plan and the Agreement. Such certificates shall be deposited by the Holder with the Company, together with stock powers or other instruments of assignment, each endorsed in blank, which will permit transfer to the Company of all or any portion of the Restricted Stock and any securities constituting Retained Distributions that shall be forfeited or that shall not become vested in accordance with the Plan and the Agreement.

(b) Rights of Holder.    Restricted Stock shall constitute issued and outstanding shares of Common Stock for all corporate purposes. The Holder will have the right to vote such Restricted Stock, to receive and retain all regular cash dividends and other cash equivalent distributions as the Board may in its sole discretion designate, pay or distribute on such Restricted Stock and to exercise all other rights, powers and privileges of a holder of Common Stock with respect to such Restricted Stock, with the exceptions that (i) the Holder will not be entitled to delivery of the stock certificate or certificates representing such Restricted Stock until the Restriction Period shall have expired and unless all other vesting requirements with respect thereto shall have been fulfilled; (ii) the Company will retain custody of the stock certificate or certificates representing the Restricted Stock during the Restriction Period; (iii) other than regular cash dividends and other cash equivalent distributions as the Board may in its sole discretion designate, pay or distribute, the Company will retain custody of all distributions (‘‘Retained Distributions’’) made or declared with respect to the Restricted Stock (and such Retained Distributions will be subject to the same restrictions, terms and conditions as are applicable to the Restricted Stock) until such time, if ever, as the Restricted Stock with respect to which such Retained Distributions shall have been made, paid or declared shall have become vested and with respect to which the Restriction Period shall have expired; (iv) a breach of any of the restrictions, terms or conditions contained in this Plan or the Agreement or otherwise established by the Committee with respect to any Restricted Stock or Retained Distributions will cause a forfeiture of such Restricted Stock and any Retained Distributions with respect thereto.

(c) Vesting; Forfeiture.    Upon the expiration of the Restriction Period with respect to each award of Restricted Stock and the satisfaction of any other applicable restrictions, terms and conditions (i) all or part of such Restricted Stock shall become vested in accordance with the terms of the Agreement, subject to Section 10, and (ii) any Retained Distributions with respect to such Restricted Stock shall become vested to the extent that the Restricted Stock related thereto shall have become vested, subject to Section 10. Any such Restricted Stock and Retained Distributions that do not vest shall be forfeited to the Company and the Holder shall not thereafter have any rights with respect to such Restricted Stock and Retained Distributions that shall have been so forfeited.

Section 8.    Deferred Stock.

8.1. Grant.    Shares of Deferred Stock may be awarded either alone or in addition to other awards granted under the Plan. The Committee shall determine the eligible persons to whom and the time or times at which grants of Deferred Stock will be awarded, the number of shares of Deferred Stock to be awarded to any person, the duration of the period (‘‘Deferral Period’’) during which, and the conditions under which, receipt of the shares will be deferred, and all the other terms and conditions of the awards.

8.2. Terms and Conditions.    Each Deferred Stock award shall be subject to the following terms and conditions:

(a) Certificates.    At the expiration of the Deferral Period (or the Additional Deferral Period referred to in Section 8.2 (d), where applicable), share certificates shall be issued and delivered to the Holder, or his legal representative, representing the number equal to the shares covered by the Deferred Stock award.

(b) Rights of Holder.    A person entitled to receive Deferred Stock shall not have any rights of a Stockholder by virtue of such award until the expiration of the applicable Deferral Period and the issuance and delivery of the certificates representing such Common Stock. The shares of Common Stock issuable upon expiration of the Deferral Period shall not be deemed outstanding by the Company until the expiration of such Deferral Period and the issuance and delivery of such Common Stock to the Holder.

(c) Vesting; Forfeiture.    Upon the expiration of the Deferral Period with respect to each award of Deferred Stock and the satisfaction of any other applicable restrictions, terms and conditions all or part of such Deferred Stock shall become vested in accordance with the terms of the Agreement, subject to Section 10. Any such Deferred Stock that does not vest shall be forfeited to the Company and the Holder shall not thereafter have any rights with respect to such Deferred Stock.

(d) Additional Deferral Period.    A Holder may request to, and the Committee may at any time, defer the receipt of an award (or an installment of an award) for an additional specified period or until a specified event (‘‘Additional Deferral Period’’). Subject to any exceptions adopted by the Committee, such request must generally be made at least one year prior to expiration of the Deferral Period for such Deferred Stock award (or such installment).

Section 9.    Other Stock-Based Awards.

Other Stock-Based Awards may be awarded, subject to limitations under applicable law, that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of Common Stock, as deemed by the Committee to be consistent with the purposes of the Plan, including, without limitation, purchase rights, shares of Common Stock awarded which are not subject to any restrictions or conditions, convertible or exchangeable debentures, or other rights convertible into shares of Common Stock and awards valued by reference to the value of securities of or the performance of specified Subsidiaries. These other stock-based awards may include performance shares or options, whose award is tied to specific performance criteria. Other Stock-Based Awards may be awarded either alone or in addition to or in tandem with any other awards under this Plan or any other plan of the Company. Each other Stock-Based Award shall be subject to such terms and conditions as may be determined by the Committee.

Section 10.    Accelerated Vesting and Exercisability.

10.1. Non-Approved Transactions.    If any ‘‘person’’ (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the ‘‘beneficial owner’’ (as referred in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities in one or more transactions, and the Board does not authorize or otherwise approve such acquisition, then the vesting periods of any and all Stock Options and other awards granted and outstanding under the Plan shall be accelerated and all such Stock Options and awards will immediately and entirely vest, and the respective holders thereof will have the immediate right to purchase and/or receive any and all Common Stock subject to such Stock Options and awards on the terms set forth in this Plan and the respective agreements respecting such Stock Options and awards.

10.2. Approved Transactions.    The Committee may, in the event of an acquisition of substantially all of the Company’s assets or at least 50% of the combined voting power of the Company’s then outstanding securities in one or more transactions (including by way of merger or reorganization) which has been approved by the Company’s Board of Directors, (i) accelerate the vesting of any and all Stock Options and other awards granted and outstanding under the Plan, or (ii) require a Holder of any award granted under this Plan to relinquish such award to the Company upon the tender by the Company to Holder of cash in an amount equal to the Repurchase Value of such award.

10.3. Code Section 409A.    Notwithstanding any provisions of this Plan or any award granted hereunder to the contrary, no acceleration shall occur with respect to any award to the extent such acceleration would cause the Plan or an award granted hereunder to fail to comply with Code Section 409A.

Section 11.    Amendment and Termination.

Code Section 162(m) Provisions.

(i) Notwithstanding any other provision of the Plan, if the Committee determines at the time a stock award is granted to a grantee that such grantee is, or may be as of the end of the tax year for which the Company would claim a tax deduction in connection with such stock award, a ‘‘covered employee’’ within the meaning of Section 162(m)(3) of the Code, and to the extent the Committee considers it desirable for compensation delivered pursuant to such Stock Award to be eligible to qualify for an exemption from the limit on tax deductibility of compensation under Section 162(m) of the Code, then the Committee may provide that this Section 11 is applicable to such stock award under such terms as the Committee shall determine.

(ii) If a Stock Award is subject to this Section 11, then the lapsing of restrictions thereon and the distribution of Shares pursuant thereto, as applicable, shall be subject to satisfaction of one, or more than one, objective performance targets. The Committee shall determine the performance targets that will be applied with respect to each stock award subject to this Section 11 at the time of grant, but in no event later than 90 days after the commencement of the period of service to which the performance target(s) relate (or the expiration of 25% of the performance period, if earlier). The performance criteria applicable to stock awards subject to this Section 11 will be one or more of the following criteria: (A) stock price; (B) average annual growth in earnings per share; (C) earnings per share; (D) net income; (E) return on assets; (F) return on shareholders’ equity; (G) increase in cash flow; (H) operating profit or operating margins; (I) revenue growth of the Company.

(iii) Notwithstanding any contrary provision of the plan, the Committee may not increase the number of shares granted pursuant to any stock award subject to this Section 11, nor may it waive the achievement of any performance target established pursuant to this Section 11.

(iv) Prior to the payment of any stock award subject to this Section 11, the Committee shall certify in writing that the performance target(s) applicable to such Stock Award was met.

(v) The Committee shall have the power to impose such other restrictions on stock awards subject to this Section 11 as it may deem necessary or appropriate to ensure that such stock awards satisfy all requirements for ‘‘performance-based compensation’’ within the meaning of Code section 162(m)(4)(C) of the Code, the regulations promulgated thereunder, and any successors thereto.

Section 12.    Amendment and Termination.

The Board may at any time, and from time to time, amend alter, suspend or discontinue any of the provisions of the Plan, but no amendment, alteration, suspension or discontinuance shall be made that would impair the rights of a Holder under any Agreement theretofore entered into hereunder, without the Holder’s consent, except as set forth in this Plan.

Section 13.    Term of Plan.

13.1. Effective Date.    The Plan shall be effective as of the date of the closing of the acquisition of substantially all of the assets, and the assumption of certain liabilities, of Clark Holdings Inc. (‘‘Clark’’).

13.2. Termination Date.    Unless terminated by the Board, this Plan shall continue to remain effective until such time as no further awards may be granted and all awards granted under the Plan are no longer outstanding. Notwithstanding the foregoing, grants of Incentive Stock Options may be made only during the ten-year period following the Effective Date.

Section 14.    General Provisions.

14.1. Written Agreements.    Each award granted under the Plan shall be confirmed by, and shall be subject to the terms of, the Agreement executed by the Company and the Holder, or such other document as may be determined by the Committee. The Committee may terminate any award made under the Plan if the Agreement relating thereto is not executed and returned to the Company within 10 days after the Agreement has been delivered to the Holder for his or her execution.

14.2. Unfunded Status of Plan.    The Plan is intended to constitute an ‘‘unfunded’’ plan for incentive and deferred compensation. With respect to any payments not yet made to a Holder by the Company, nothing contained herein shall give any such Holder any rights that are greater than those of a general creditor of the Company.

14.3. Employees.

(a) Engaging in Competition With the Company; Solicitation of Customers and Employees; Disclosure of Confidential Information.    If a Holder’s employment with the Company or a

Subsidiary is terminated for any reason whatsoever, and within 12 months after the date thereof such Holder either (i) accepts employment with any competitor of, or otherwise engages in competition with, the Company or any of its Subsidiaries, (ii) solicits any customers or employees of the Company or any of its Subsidiaries to do business with or render services to the Holder or any business with which the Holder becomes affiliated or to which the Holder renders services or (iii) uses or discloses to anyone outside the Company any confidential information or material of the Company or any of its Subsidiaries in violation of the Company’s policies or any agreement between the Holder and the Company or any of its Subsidiaries, the Committee, in its sole discretion, may require such Holder to return to the Company the economic value of any award (profit) that was realized or obtained by such Holder at any time during the period beginning on the date that is six months prior to the date such Holder’s employment with the Company is terminated. In such event, Holder agrees to remit to the Company, in cash, an amount equal to the difference between the Fair Market Value of the Shares on the date of termination (or the sales price of such Shares if the Shares were sold during such six month period) and the price the Holder paid the Company for such Shares.

(b) Termination for Cause.    The Committee may, if a Holder’s employment with the Company or a Subsidiary is terminated for cause, annul any award granted under this Plan to such employee and, in such event, the Committee, in its sole discretion, may require such Holder to return to the Company the economic value of any award (profit) that was realized or obtained by such Holder at any time during the period beginning on that date that is six months prior to the date such Holder’s employment with the Company is terminated. In such event, Holder agrees to remit to the Company, in cash, an amount equal to the difference between the Fair Market Value of the Shares on the date of termination (or the sales price of such Shares if the Shares were sold during such six month period) and the price the Holder paid the Company for such Shares.

(c) No Right of Employment.    Nothing contained in the Plan or in any award hereunder shall be deemed to confer upon any Holder who is an employee of the Company or any Subsidiary any right to continued employment with the Company or any Subsidiary, nor shall it interfere in any way with the right of the Company or any Subsidiary to terminate the employment of any Holder who is an employee at any time.

14.4. Investment Representations; Company Policy.    The Committee may require each person acquiring shares of Common Stock pursuant to a Stock Option or other award under the Plan to represent to and agree with the Company in writing that the Holder is acquiring the shares for investment without a view to distribution thereof. Each person acquiring shares of Common Stock pursuant to a Stock Option or other award under the Plan shall be required to abide by all policies of the Company in effect at the time of such acquisition and thereafter with respect to the ownership and trading of the Company’s securities.

14.5. Additional Incentive Arrangements.    Nothing contained in the Plan shall prevent the Board from adopting such other or additional incentive arrangements as it may deem desirable, including, but not limited to, the granting of Stock Options and the awarding of Common Stock and cash otherwise than under the Plan; and such arrangements may be either generally applicable or applicable only in specific cases.

14.6. Withholding Taxes.    Not later than the date as of which an amount must first be included in the gross income of the Holder for Federal income tax purposes with respect to any Stock Option or other award under the Plan, the Holder shall pay to the Company, or make arrangements satisfactory to the Committee regarding the payment of, any Federal, state and local taxes of any kind required by law to be withheld or paid with respect to such amount. If permitted by the Committee, tax withholding or payment obligations may be settled with Common Stock, including Common Stock that is part of the award that gives rise to the withholding requirement. The obligations of the Company under the Plan shall be conditioned upon such payment or arrangements and the Company or the Holder’s employer (if not the Company) shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Holder from the Company or any Subsidiary.

14.7. Governing Law.    The Plan and all awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware (without regard to choice of law provisions).

14.8. Other Benefit Plans.    Any award granted under the Plan shall not be deemed compensation for purposes of computing benefits under any retirement plan of the Company or any Subsidiary and shall not affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation (unless required by specific reference in any such other plan to awards under this Plan).

14.9. Non-Transferability.    Except as otherwise expressly provided in the Plan or the Agreement, no right or benefit under the Plan may be alienated, sold, assigned, hypothecated, pledged, exchanged, transferred, encumbranced or charged, and any attempt to alienate, sell, assign, hypothecate, pledge, exchange, transfer, encumber or charge the same shall be void.

14.10. Applicable Laws.    The obligations of the Company with respect to all Stock Options and awards under the Plan shall be subject to (i) all applicable laws, rules and regulations and such approvals by any governmental agencies as may be required, including, without limitation, the Securities Act of 1933 (the ‘‘Securities Act’’), as amended, and (ii) the rules and regulations of any securities exchange on which the Common Stock may be listed.

14.11. Conflicts.    If any of the terms or provisions of the Plan or an Agreement conflict with the requirements of Section 422 of the Code, then such terms or provisions shall be deemed inoperative to the extent they so conflict with such requirements. Additionally, if this Plan or any Agreement does not contain any provision required to be included herein under Section 422 of the Code, such provision shall be deemed to be incorporated herein and therein with the same force and effect as if such provision had been set out at length herein and therein. If any of the terms or provisions of any Agreement conflict with any terms or provisions of the Plan, then such terms or provisions shall be deemed inoperative to the extent they so conflict with the requirements of the Plan. Additionally, if any Agreement does not contain any provision required to be included therein under the Plan, such provision shall be deemed to be incorporated therein with the same force and effect as if such provision had been set out at length therein.

14.12. Certain Awards Deferring or Accelerating the Receipt of Compensation.    To the extent applicable, all awards granted, and all agreements entered into, under the Plan are intended to comply with Section 409A of the Code, which was added by the American Jobs Creation Act of 2004 and relates to deferred compensation under nonqualified deferred compensation plans. The Committee, in administering the Plan, intends, and the parties entering into any agreement intend, to restrict provisions of any awards that may constitute deferred receipt of compensation subject to Code Section 409A requirements to those consistent with this section. The Board may amend the Plan to comply with Code Section 409A in the future.

14.13. Non-Registered Stock.    The shares of Common Stock to be distributed under this Plan have not been, as of the Effective Date, registered under the Securities Act of 1933, as amended, or any applicable state or foreign securities laws and the Company has no obligation to any Holder to register the Common Stock or to assist the Holder in obtaining an exemption from the various registration requirements, or to list the Common Stock on a national securities exchange or any other trading or quotation system, including the American Stock Exchange.

Plan Amendments

Date Approved by Board	Date Approved by Stockholders, if necessary	Sections Amended	Description of Amendments	Initials of Attorney Effecting Amendment

ANNEX D

ESCROW AGREEMENT

This ESCROW AGREEMENT (‘‘Agreement’’) is dated                         , 2007, by and among GLOBAL LOGISTICS ACQUISITION CORPORATION., a Delaware corporation (‘‘Purchaser’’), those Persons listed as ‘‘Sellers’’ on the signature page to this Agreement (the ‘‘Sellers’’), CHARLES C. ANDERSON, JR., or, in his absence, JAY MAIER, as representative of the Sellers (the ‘‘Representative’’), and CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as escrow agent (the ‘‘Escrow Agent’’).

WHEREAS, Purchaser, Sellers and The Clark Group, Inc. (the ‘‘Company’’) are the parties to a Stock Purchase Agreement dated as of May 18, 2007 (the ‘‘Purchase Agreement’’);

WHEREAS, pursuant to the terms of the Purchase Agreement, Purchaser has the right to be indemnified by the Sellers in certain instances; and

WHEREAS, pursuant to the Purchase Agreement, Purchaser and the Sellers agreed to enter into this Agreement, pursuant to which Purchaser shall deposit, at the Closing, an amount equal to Seven Million Five Hundred Thousand Dollars ($7,500,000.00) (the ‘‘Indemnity Escrow Principal’’) plus an amount equal to Five Hundred Thousand Dollars (the ‘‘Working Capital Escrow Principal’’) plus an amount equal to One Million Dollars ($1,000,000) (the ‘‘Discontinued Operations Principal’’ and, together with the Indemnity Escrow Principal and the Working Capital Escrow Principal, sometimes referred to herein as the ‘‘Escrow Principal’’) in escrow with the Escrow Agent in order to secure the payment of the Sellers’ obligation to satisfy certain of their obligations under the Purchase Agreement, as provided therein.

NOW THEREFORE, the parties agree as follows:

1. Appointment of Escrow Agent.    (a) Upon the terms and subject to the conditions set forth in this Agreement, Purchaser and the Sellers hereby appoint Escrow Agent as their agent and custodian to hold, invest and distribute the Escrow Principal and interest and earnings thereon (the ‘‘Escrow Interest,’’ and with the Escrow Principal, collectively, the ‘‘Escrow Funds’’) in accordance with this Agreement, and Escrow Agent hereby accepts such appointment and agrees to perform all duties expressly set forth in this Agreement. Notwithstanding anything to the contrary contained herein, all Escrow Interest shall be held in escrow by Escrow Agent in accordance with the terms of this Agreement and distributed as follows: contemporaneously with the distribution by Escrow Agent to or for the account of Purchaser or the Sellers, acting through the Representative, of any portion of the Escrow Principal, Escrow Agent shall include in such distribution the accrued Escrow Interest, if any, attributable to the portion of the Escrow Principal so distributed.

(b) Escrow Agent agrees to (i) accept delivery of the Escrow Principal and hold the Escrow Funds in escrow as funds available to secure the indemnification obligations owed by the Sellers to Purchaser pursuant to the Purchase Agreement and (ii) hold and disburse the Escrow Funds in accordance with the terms and conditions of this Agreement including for the uses and purposes stated in clause (i) above. Upon receipt of the Escrow Principal, Escrow Agent shall acknowledge receipt thereof by written notice to Purchaser and the Representative.

2. Termination of Agreement.    The Escrow Fund shall continue in existence during the period from the Closing Date to earliest to occur of (a) the disbursement or release of the entire amounts of the Escrow Funds by Escrow Agent in accordance with the terms hereof and (b) payment of the entire amount of the Escrow Funds into a court of competent jurisdiction in accordance with Sections 6(e) or (f).

3. Distributions to Purchaser From the Indemnity Escrow Principal.

(a) Purchaser Claim.    At any time on or prior to [date that is eighteen months after Closing Date] (the ‘‘Indemnity Escrow Period’’), Purchaser may make a claim for indemnification pursuant to Article VII of the Purchase Agreement (‘‘Indemnity Claim’’) against the Indemnity Escrow Principal and interest earned thereon by giving notice (a ‘‘Claim Notice’’), substantially in the form attached hereto as Exhibit A, to Escrow Agent (with a copy to the Representative) specifying (i) the covenant, representation, warranty, agreement, undertaking or obligation contained in the Purchase Agreement which it asserts has been breached or otherwise entitles Purchaser to indemnification, (ii) in reasonable detail, the nature and dollar amount of any Indemnity Claim, and (iii) whether the Indemnity Claim results from a Third Party Claim against Purchaser. Purchaser also shall deliver to the Escrow Agent (with a copy to the Representative), concurrently with its delivery to the Escrow Agent of the Claim Notice, a certification as to the date on which the Claim Notice was delivered to the Representative.

(b) Sellers Dispute.    If the Representative shall give a notice to Escrow Agent (with a copy to the Purchaser), substantially in the form attached hereto as Exhibit B (a ‘‘Counter Notice’’), within 30 days following the date of receipt (as specified in Purchaser’s certification) by the Representative of a copy of the Claim Notice, disputing whether the Indemnity Claim is indemnifiable under the Purchase Agreement, Purchaser and the Representative shall attempt to resolve such dispute. If no Counter Notice with respect to an Indemnity Claim is received by the Escrow Agent from the Representative within such 30-day period, the Indemnity Claim shall be deemed to be accepted by the Representative on behalf of the Sellers for purposes of this Agreement and the amount of the Indemnity Claim shall be paid as set forth in the Claim Notice from Indemnity Escrow Principal together with Escrow Interest thereon.

(c) Arbitration.    If Purchaser and Representative are unable to resolve the disputed Indemnity Claim, such dispute shall be submitted to arbitration in accordance with the terms and provisions of Section 10.12 of the Purchase Agreement. Either Purchaser or Representative may deliver an Arbitration Notice in the form attached hereto as Exhibit C, together with a copy of the arbitration award, to the Escrow Agent, who shall make distribution of the amount set forth in such award from the Indemnity Escrow Principal together with Escrow Interest thereon.

(d) Resolution by Mutual Agreement.    If Purchaser and the Representative mutually agree to settle an Indemnity Claim, then Purchaser and the Representative shall deliver to Escrow Agent a written certificate in substantially the form of Exhibit D attached hereto, instructing Escrow Agent to deliver to the specified party or parties, the amount of Indemnity Escrow Principal as mutually agreed upon by Purchaser and the Representative. Such certificate shall state the amount of Indemnity Escrow Principal that Escrow Agent shall deliver to each specified party and the date upon which such delivery shall be made. Escrow Agent shall deliver the stated amount of Indemnity Escrow Principal together with Escrow Interest thereon to the specified party or parties, in accordance with such certificate.

4. Distributions to the Sellers from the Indemnity Escrow Principal.    (a) On the first business day after the expiration of the Indemnity Escrow Period, on notice from the Representative (with a copy to the Purchaser), the Escrow Agent shall distribute and deliver to the Representative the remaining Indemnity Escrow Principal, less the total amount of any Indemnity Claims (or amended Indemnity Claims) that Escrow Agent shall have received from Purchaser, on or before such date, that have not been withdrawn in writing by Purchaser or finally resolved as contemplated by Section 3(c) or Section 3(d) of this Agreement (collectively, ‘‘Pending Indemnity Claims’’), and less any amounts previously delivered to the Representative pursuant to Sections 4(b) and 4(c) hereof, together with Escrow Interest on the amount distributed and delivered, without any further action by Purchaser or the Representative. If any Pending Indemnity Claim is resolved, Purchaser and the Representative shall deliver to the Escrow Agent a Joint Notice in the form of Exhibit D directing the Escrow Agent to pay the Pending Indemnity Claim as specified therein.

(b) On the first business day after the date that is six (6) months after the date of this Agreement, on notice from the Representative (with a copy to the Purchaser), the Escrow Agent shall distribute and deliver to the Representative one-third of (i) the remaining Indemnity Escrow Principal less (ii) the total amount of Pending Indemnity Claims, together with Escrow Interest on the amount so distributed and delivered.

(c) On the first business day after the date that is twelve (12) months after the date of this Agreement, on notice from the Representative (with a copy to the Purchaser), the Escrow Agent shall distribute and deliver to the Representative one-half of (i) the remaining Indemnity Escrow Principal less (ii) the total amount of Pending Claims, together with Escrow Interest on the amount so distributed and delivered.

5. Distributions to Purchaser From the Working Capital Escrow Principal.

(a) Purchaser Claim.    At any time after the period ending March 31, 2008 (the ‘‘Measurement Period’’), but in no event later than twenty (20) business days thereafter, Purchaser may make a claim pursuant to Section 1.9 of the Purchase Agreement (‘‘Working Capital Claim’’) against the Working Capital Escrow Principal and interest earned thereon by giving a Claim Notice to Escrow Agent (with a copy to the Representative) specifying in reasonable detail, the dollar amount of the Working Capital Claim. Purchaser also shall deliver to the Escrow Agent (with a copy to the Representative), concurrently with its delivery to the Escrow Agent of the Claim Notice, a certification as to the date on which the Claim Notice was delivered to the Representative.

(b) Sellers Dispute.    If the Representative shall give a Counter Notice to Escrow Agent (with a copy to the Purchaser) within 30 days following the date of receipt (as specified in Purchaser’s certification) by the Representative of a copy of the Claim Notice, disputing the Working Capital Claim, Purchaser and the Representative shall attempt to resolve such dispute. If no Counter Notice with respect to a Working Capital Claim is received by the Escrow Agent from the Representative within such 30-day period, the Working Capital Claim shall be deemed to be accepted by the Representative on behalf of the Sellers for purposes of this Agreement and the amount of the Working Capital Claim shall be paid as set forth in the Claim Notice from the Working Capital Escrow Principal together with Escrow Interest thereon.

(c) Arbitration.    If Purchaser and Representative are unable to resolve the disputed Working Capital Claim, such dispute shall be submitted to arbitration in accordance with the terms and provisions of Section 10.12 of the Purchase Agreement. Either Purchaser or Representative may deliver an Arbitration Notice in the form attached hereto as Exhibit C, together with a copy of the arbitration award, to the Escrow Agent, who shall make distribution of the amount set forth in such award from the Indemnity Escrow Principal together with Escrow Interest thereon.

(d) Resolution by Mutual Agreement.    If Purchaser and the Representative mutually agree to settle a Working Capital Claim, then Purchaser and the Representative shall deliver to Escrow Agent a written certificate in substantially the form of Exhibit D attached hereto, instructing Escrow Agent to deliver to the specified party or parties, the amount of Working Capital Escrow Principal as mutually agreed upon by Purchaser and the Representative. Such certificate shall state the amount of Working Capital Escrow Principal that Escrow Agent shall deliver to each specified party and the date upon which such delivery shall be made. Escrow Agent shall deliver the stated amount of Working Capital Escrow Principal together with Escrow Interest thereon to the specified party or parties, in accordance with such certificate.

6. Distributions to the Sellers from the Working Capital Escrow Principal.    On the twenty-first (21st) business day after the expiration of the Measurement Period, on notice from the Representative (with a copy to the Purchaser), the Escrow Agent shall distribute and deliver to the Representative the remaining Working Capital Escrow Principal, less the total amount of any Working Capital Claims (or amended Working Capital Claims) that Escrow Agent shall have received from Purchaser, on or before such date, that have not been withdrawn in writing by Purchaser or finally resolved as contemplated by Section 5(c) or Section 5(d) of this Agreement (collectively, ‘‘Pending Working Capital Claims’’), together with Escrow Interest on the amount distributed and delivered, without any further action by Purchaser or the Representative. If any Pending Working Capital Claim is resolved, Purchaser and the Representative shall deliver to the Escrow Agent a Joint Notice in the form of Exhibit D directing the Escrow Agent to pay the Pending Working Capital Claim as specified therein.

7. Distributions to Purchaser From the Discontinued Operations Escrow Principal.

(a) Purchaser Claim.    At any time on or prior to [date that is one year after Closing Date] (the ‘‘Discontinued Operations Escrow Period’’), Purchaser may make a claim for indemnification pursuant to Section 5.25 of the Purchase Agreement (a ‘‘Discontinued Operations Claim’’) against the Discontinued Operations Escrow Principal and interest thereon by giving a Claim Notice to Escrow Agent (with a copy to the Representative) specifying the Discontinued Operations expense for which Purchaser seeks reimbursement. Purchaser also shall deliver to the Escrow Agent (with a copy to the Representative), concurrently with its delivery to the Escrow Agent of the Claim Notice, a certification as to the date on which the Claim Notice was delivered to the Representative.

(b) Sellers Dispute.    If the Representative shall give a Counter Notice to Escrow Agent (with a copy to the Purchaser) within 30 days following the date of receipt (as specified in Purchaser’s certification) by the Representative of a copy of the Claim Notice, disputing whether the Discontinued Operations Claim is reimbursable under the Purchase Agreement, Purchaser and the Representative shall attempt to resolve such dispute. If no Counter Notice with respect to a Discontinued Operations Claim is received by the Escrow Agent from the Representative within such 30-day period, the Discontinued Operations Claim shall be deemed to be accepted by the Representative on behalf of the Sellers for purposes of this Agreement and the amount of the Discontinued Operations Claim shall be paid as set forth in the Claim Notice from Discontinued Operations Escrow Principal together with Escrow Interest thereon.

(c) Arbitration.    If Purchaser and Representative are unable to resolve the disputed Discontinued Operations Claim, such dispute shall be submitted to arbitration in accordance with the terms and provisions of Section 10.12 of the Purchase Agreement. Either Purchaser or Representative may deliver an Arbitration Notice in the form attached hereto as Exhibit C, together with a copy of the arbitration award, to the Escrow Agent, who shall make distribution of the amount set forth in such award from the Indemnity Escrow Principal together with Escrow Interest thereon.

(d) Resolution by Mutual Agreement.    If Purchaser and the Representative mutually agree to settle a Discontinued Operations Claim, then Purchaser and the Representative shall deliver to Escrow Agent a written certificate in substantially the form of Exhibit D attached hereto, instructing Escrow Agent to deliver to the specified party or parties, the amount of Discontinued Operations Escrow Principal as mutually agreed upon by Purchaser and the Representative. Such certificate shall state the amount of Discontinued Operations Escrow Principal that Escrow Agent shall deliver to each specified party and the date upon which such delivery shall be made. Escrow Agent shall deliver the stated amount of Discontinued Operations Escrow Principal together with Escrow Interest thereon to the specified party or parties, in accordance with such certificate.

8. Distributions to the Sellers from the Discontinued Operations Escrow Principal.    On the first business day after the expiration of the Discontinued Operations Escrow Period, on notice from the Representative (with a copy to the Purchaser), the Escrow Agent shall distribute and deliver to the Representative the remaining Discontinued Operations Escrow Principal, less the total amount of any Discontinued Operations Claims (or amended Discontinued Claims) that Escrow Agent shall have received from Purchaser, on or before such date, that have not been withdrawn in writing by Purchaser or finally resolved as contemplated by Section 7(c) or Section 7(d) of this Agreement (collectively, ‘‘Pending Discontinued Operations Claims’’), together with Escrow Interest on the amount distributed and delivered, without any further action by Purchaser or the Representative. If any Pending Discontinued Operations Claim is resolved, Purchaser and the Representative shall deliver to the Escrow Agent a Joint Notice in the form of Exhibit D directing the Escrow Agent to pay the Pending Discontinued Operations Claim as specified therein.

9. Cooperation.    The Escrow Agent, Purchaser and the Representative shall cooperate in all respects with one another in the calculation of any amounts determined to be payable to Purchaser and the Representative in accordance with this Agreement and in implementing the procedures necessary to effect such payments.

10. Duties; Liabilities.    (a) Escrow Agent hereby accepts its obligations under this Agreement, and represents that it has the legal power and authority to enter into this Agreement and to perform its obligations hereunder. Escrow Agent agrees that all Escrow Funds held by Escrow Agent under this Agreement shall be segregated from all other property held by Escrow Agent, shall be designated under the account name ‘‘Clark Escrow Account’’ and otherwise be identified as being held in connection with this Agreement. Segregation may be accomplished by appropriate identification on the books and records of Escrow Agent. Escrow Agent agrees that its documents and records with respect to the transactions contemplated by this Agreement shall be available for examination by authorized representatives of Purchaser and the Sellers. Escrow Agent agrees to deliver to Purchaser and the Representative written statements not less than monthly summarizing any activity with respect to the Escrow Funds (including all Escrow Interest) and detailing the balance thereof. The Escrow Agent undertakes to perform only such duties as are expressly set forth herein. It is understood that the Escrow Agent is not a trustee or fiduciary and is acting hereunder merely in a ministerial capacity.

(b) Escrow Agent shall invest and reinvest the Escrow Funds in accounts of the types specified in Exhibit E annexed hereto, or in such other investments as Purchaser and the Representative may from time to time mutually agree upon in writing executed by Purchaser and the Representative and delivered to Escrow Agent. All investments of the Escrow Funds shall be held by, or registered in the name of, Escrow Agent or its nominee.

(c) The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall have given its prior written consent thereto.

(d) The Escrow Agent’s sole responsibility upon receipt of any notice requiring any payment pursuant to the terms of this Agreement, whether by virtue of joint resolution, arbitration or determination of a court of competent jurisdiction, is to pay the amounts specified in such notice, and the Escrow Agent shall have no duty to determine the validity, authenticity or enforceability of any specification or certification made in such notice. In the event fund transfer instructions are given (other than in writing at the time of the execution of this Agreement), whether in writing, by telecopier or otherwise, Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on Schedule 1 attached hereto, and Escrow Agent may rely upon the confirmations of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in writing actually received and acknowledged by Escrow Agent.

(e) The Escrow Agent may consult with counsel of its own choice and shall have full and complete authorization and indemnification under Section 10(h), below, for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel.

(f) The Escrow Agent may resign at any time and be discharged from its duties as escrow agent hereunder by its giving the other parties hereto written notice and such resignation shall become effective as hereinafter provided. Such resignation shall become effective at such time that the Escrow Agent shall turn over the Escrow Fund to a successor escrow agent appointed jointly by Purchaser and the Representative. If no new escrow agent is so appointed within the 60 day period following the giving of such notice of resignation, the Escrow Agent may deposit the Escrow Fund with any court in the Southern District of New York it deems reasonably appropriate.

(g) In the event of a dispute between the parties as to the proper disposition of the Escrow Fund, the Escrow Agent shall be entitled (but not required) to deliver the Escrow Fund into the United States District Court for the Southern District of New York and, upon giving notice to Purchaser and the Representative of such action, shall thereupon be relieved of all further responsibility and liability; provided, however, that any such action of interpleader shall not be deemed to modify the manner in which Escrow Agent is entitled to make disbursements of the Escrow Funds as set forth in this Agreement other than to tender the Escrow Funds into the registry of such court.

(h) The Escrow Agent shall be indemnified and held harmless by Purchaser from and against any expenses, including counsel fees and disbursements, or loss suffered by the Escrow Agent in connection with any action, suit or other proceeding involving any claim which in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, or the Escrow Fund held by it hereunder, other than expenses or losses arising from the gross negligence or willful misconduct of the Escrow Agent. Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall notify the other parties hereto in writing. In the event of the receipt of such notice, the Escrow Agent, in its sole discretion, may commence an action in the nature of interpleader in an appropriate court to determine ownership or disposition of the Escrow Fund or it may deposit the Escrow Fund with the clerk of any appropriate court and be relieved of any liability with respect thereto or it may retain the Escrow Fund pending receipt of a final, non-appealable order of a court having jurisdiction over all of the parties hereto directing to whom and under what circumstances the Escrow Fund are to be disbursed and delivered.

(i) The Escrow Agent shall be entitled to reasonable compensation from Purchaser for all services rendered by it hereunder. The Escrow Agent shall also be entitled to reimbursement from Purchaser for all expenses paid or incurred by it in the administration of its duties hereunder including, but not limited to, all counsel, advisors’ and agents’ fees and disbursements and all taxes or other governmental charges.

(j) From time to time on and after the date hereof, Purchaser and the Representative shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do or cause to be done such further acts as the Escrow Agent shall reasonably request to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

(k) Notwithstanding anything herein to the contrary, the Escrow Agent shall not be relieved from liability hereunder for its own gross negligence or its own willful misconduct.

11. No Implied Duties.    This Agreement expressly sets forth all the duties of the Escrow Agent with respect to any and all matters pertinent hereto. No implied duties or obligations shall be read into this Agreement against the Escrow Agent. The Escrow Agent shall not be bound by the provisions of any agreement among the parties hereto except this Agreement and shall have no duty to inquire into the terms and conditions of any agreement made or entered into in connection with this Agreement, including, without limitation, the Purchase Agreement.

12. Successors; Amendments.    This Agreement shall inure to the benefit of and be binding upon the parties and their respective heirs, successors, assigns and legal representatives and shall be governed by and construed in accordance with the law of New York applicable to contracts made and to be performed therein. This Agreement cannot be changed or terminated except by a writing signed by Purchaser, the Representative and the Escrow Agent.

13. Jurisdiction.    Purchaser, each of the Sellers and the Representative each hereby consents to the exclusive jurisdiction of the New York state courts sitting in New York County and federal courts sitting in the Southern District of New York with respect to any claim or controversy arising out of this Agreement. Service of process in any action or proceeding brought against Purchaser, any of the Sellers or the Representative in respect of any such claim or controversy may be made upon it by registered mail, postage prepaid, return receipt requested, at the address specified in Section 10, with a copy delivered by nationally recognized overnight carrier to Graubard Miller, The Chrysler Building, 405 Lexington Avenue, New York, N.Y. 10174-1901, Attention: David Alan Miller, Esq.

14. Notices.    All notices and other communications under this Agreement shall be in writing and shall be deemed given if given by hand or delivered by nationally recognized overnight carrier, or if given by telecopier and confirmed by mail (registered or certified mail, postage prepaid, return receipt requested), to the respective parties as follows:

A.	If to Purchaser, to it at:

c/o Global Logistics Acquisition Corporation
330 Madison Avenue, Sixth Floor
New York, New York 10017
Telecopier No.: 646-495-5164

with a copy to:

Graubard Miller
The Chrysler Building
405 Lexington Avenue
New York, New York 10174-1901
Attention: David Alan Miller, Esq.
Telecopier No.: 212-818-8881

B.	If to the Representative, to him at:

6016 Brookvale Lane, Suite 151
Knoxville, TN 37919
Telecopier No.: 865-584-3498

with a copy to:

Timothy K. Corley, Esq.
2815 Darby Drive
Florence, AL 35630
Telecopier No.: 256-760-0083

C.	If to the Escrow Agent, to it at:

Continental Stock Transfer & Trust Company
2 Broadway
New York, New York 10004
Attention: Steven G. Nelson
Telecopier No.: 212-509-5150

or to such other person or address as any of the parties hereto shall specify by notice in writing to all the other parties hereto.

15. Miscellaneous.

(a) None of the parties may assign this Agreement or its rights or obligations hereunder, in whole or in part, voluntarily or by operation of law, without the written consent of the other parties, and any attempted assignment without such consent shall be void and without legal effect.

(b) There are no third-party beneficiaries of this Agreement. Nothing contained in this Agreement shall be deemed to confer upon any other person or entity other than the parties hereto any right or remedy under or by reason of this Agreement.

(c) No waiver by any party of any of the provisions hereof shall be effective unless expressly set forth in writing and executed by the party so waiving. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

(d) This Agreement (including the exhibits and schedules attached hereto), together with the Purchase Agreement, supersedes all prior agreements among the parties with respect to its subject matter and constitutes a complete and exclusive statement of the terms of the agreement among the parties with respect to its subject matter. There have been and are no agreements, representations or warranties among the parties other than those set forth or provided for in this

Agreement, the Purchase Agreement and the other agreements and documents contemplated thereby. This Agreement is not intended to modify, and shall not be construed as modifying the Purchase Agreement.

(e) If any provision of this Agreement or the application thereof to any person or circumstance shall be determined by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof, or the application thereof to persons or circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereby and shall be valid and enforceable to the fullest extent permitted by applicable law.

(f) The headings of the sections and subsections of this Agreement are for ease of reference only and do not evidence the intentions of the parties.

(g) This Agreement may be executed by facsimile signature pages and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(h) Capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.

[Signatures Continued on Following Page]

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement on the date first above written.

GLOBAL LOGISTICS ACQUISITION CORPORATION
By: Name: Title:
THE SELLERS
[Signatures on separate page]
THE REPRESENTATIVE
Charles R. Anderson, Jr.
Jay Maier
ESCROW AGENT
CONTINENTAL STOCK TRANSFER & TRUST COMPANY
By: Name: Steven G. Nelson Title: Chairman

SELLERS SIGNATURE PAGE

JOEL R. ANDERSON

CHARLES C. ANDERSON, JR.
DELAWARE ESBT FOR CHARLES ANDERSON JR.
By:
Trustee*

TERRY C. ANDERSON

CLYDE B. ANDERSON

HAROLD M. ANDERSON

CHARLES C. ANDERSON III

FRANK STOCKARD

BILL LARDIE

JAY MAIER

DELAWARE ESBT FOR JAY MAIER
By:
Trustee*

DAVID GILLIS

JOHN BARRY

TIMOTHY TEAGAN

*	Each Trustee is a signatory hereto solely in his or her capacity as a trustee and shall have no personal liability or obligation hereunder.

SCHEDULE 1

AUTHORIZED SIGNATORIES

For Purchaser, the following persons, with the titles and specimen signatures shown below:

Name	Title		Specimen Signature	Telephone Number
	Authorized	Signatory
	Authorized	Signatory

For the Sellers, the following persons, as Representative, with the titles and specimen signatures shown below:

Name	Title	Specimen Signature	Telephone Number
Charles C. Anderson	Representative
Jay Maier	Representative

EXHIBIT A

NOTICE CERTIFICATE

TO:

This Certificate is issued pursuant to that certain Escrow Agreement, dated as of                                 , 2007, among Global Logistics Acquisition Corporation, a Delaware corporation (‘‘Purchaser’’), the Sellers listed on the signature page thereto (‘‘Sellers’’), Charles C. Anderson, Jr. or, in his absence, Jay Maier, as Representative of the Sellers (the ‘‘Representative’’) and you, as Escrow Agent (the ‘‘Escrow Agreement’’). Capitalized terms used but not otherwise defined in this Certificate shall have the meanings ascribed to them in the Escrow Agreement.

The undersigned hereby certifies that it has a good faith belief that it is entitled to receive Escrow Principal in the amount of $                         under the Escrow Agreement by virtue of a(n)                          Claim under the Purchase Agreement. The material facts and circumstances of such                          Claim (to the extent known to Purchaser as of the date hereof) are summarized on Schedule I attached hereto.

Accordingly, you are hereby instructed to distribute, on the thirtieth (30th) day after your receipt of this Certificate, the sum of $                         from the                          Escrow Principal (plus all Escrow Interest accrued on such portion of the                          Escrow Principal) to the undersigned by wire transfer to the following account:

Bank:

Account:

Routing Number:

A copy of this Certificate has been given to the Sellers in accordance with the provisions of Section 14 of the Escrow Agreement.

Dated:                                  , 200    .

PURCHASER:
GLOBAL LOGISTICS ACQUISITION CORPORATION
By: Name: Title: Authorized Signatory

EXHIBIT B

COUNTER NOTICE CERTIFICATE

TO:

This Certificate is issued pursuant to that certain Escrow Agreement, dated as of                                  , 2007, among Global Logistics Acquisition Corporation, a Delaware corporation (‘‘Purchaser’’), the Sellers listed on the signature page thereto (‘‘Sellers’’), Charles C. Anderson, Jr. or, in his absence, Jay Maier, as Representative of the Sellers (the ‘‘Representative’’) and you, as Escrow Agent (the ‘‘Escrow Agreement’’). Capitalized terms used but not otherwise defined in this Certificate shall have the meanings ascribed to them in the Escrow Agreement.

The undersigned hereby object to the claim for                          Escrow Principal that Purchaser asserted in the amount of $                         under that certain Notice Certificate, dated                                  , 200    , delivered by Purchaser to you.

The Representative disputes such claim in [whole][part]. The material facts and circumstances of such dispute are summarized on Schedule I attached hereto. Accordingly, you are hereby instructed [to deliver $                         of such amount to Purchaser, together with accrued Escrow Interest thereon (the ‘‘Agreed Portion’’) and not to deliver $                         of such amount or any Escrow Interest accrued thereon (the ‘‘Disputed Portion’’)][not to deliver any of such amount to Purchaser].

A copy of this Certificate has been given to Purchaser in accordance with the provisions of Section 14 of the Escrow Agreement.

Dated:                                 , 200    .

THE REPRESENTATIVE:
By: Name: Title: Representative

EXHIBIT C

ARBITRATION CERTIFICATE

TO:

This Certificate is issued pursuant to that certain Escrow Agreement, dated as of                                  , 2007, among Global Logistics Acquisition Corporation, a Delaware corporation (‘‘Purchaser’’), the Sellers listed on the signature page thereto (‘‘Sellers’’), Charles C. Anderson, Jr. or, in his absence, Jay Maier, as Representative of the Sellers (the ‘‘Representative’’) and you, as Escrow Agent (the ‘‘Escrow Agreement’’). Capitalized terms used but not otherwise defined in this Certificate shall have the meanings ascribed to them in the Escrow Agreement.

The undersigned hereby certifies that (a) it has received an arbitration award (‘‘Award’’) that includes an award to the undersigned; (b) a true, correct and complete copy of the Award accompanies this Certificate; and (c) pursuant to the Award, it is entitled to receive Escrow Principal in the amount of $                         under the Escrow Agreement.

Accordingly, you are hereby instructed to distribute [immediately] [on                                  , 200        ] $                         of                          Escrow Principal (plus all Escrow Interest accrued in respect thereof) to the undersigned by wire transfer of immediately available funds to the following account:

Bank:

Account:

Routing Number:

A copy of this Certificate has been given to the other parties to the Escrow Agreement in accordance with the provisions of Section 14 of the Escrow Agreement.

Dated:                                 , 200    .

PURCHASER:
GLOBAL LOGISTICS ACQUISITION CORPORATION
By: Name: Title: Authorized Signatory
-or-
THE REPRESENTATIVE:
By: Name: Title: Representative

EXHIBIT D

MUTUALLY AGREED DISTRIBUTION OF ESCROW FUNDS CERTIFICATE

TO:

This Certificate is issued pursuant to that certain Escrow Agreement, dated as of                                  , 2007, among Global Logistics Acquisition Corporation, a Delaware corporation (‘‘Purchaser’’), the Sellers listed on the signature page thereto (‘‘Sellers’’), Charles C. Anderson, Jr. or, in his absence, Jay Maier, as Representative of the Sellers (the ‘‘Representative’’) and you, as Escrow Agent (the ‘‘Escrow Agreement’’). Capitalized terms used but not otherwise defined in this Certificate shall have the meanings ascribed to them in the Escrow Agreement.

Purchaser has previously issued to you a(n)                          Claim Certificate, dated                                  , 200    , pursuant to which it claimed that it had a good faith belief that it was entitled to                          Escrow Principal pursuant to the terms of the Escrow Agreement by virtue of an                          Claim arising under the Purchase Agreement. The matters giving rise to such Claim Certificate have been the subject of settlement negotiations between Purchaser and the Sellers, and such parties have now settled such matters pursuant to a mutually satisfactory settlement agreement.

Accordingly, you are hereby instructed to distribute [immediately] [on                                  , 200        ] $                         from the                          Escrow Principal to [Purchaser/the Representative, as applicable] by wire transfer of immediately available funds to the following account:

Bank:

Account:

Routing Number:

Dated:                                  , 200    .

PURCHASER:
GLOBAL LOGISTICS ACQUISITION CORPORATION
By: Name: Title: Authorized Signatory
THE REPRESENTATIVE:
By: Name: Title: Representative

EXHIBIT E

PERMITTED INVESTMENTS

Money Market Funds – Any open end money market fund regulated by the U.S. government under Investment Company Act rule 2a-7. Any investment fund regulated advised by a Registered Investment Advisor under rule 3c7. Such fund investment guidelines must state that ‘‘the fund will seek to maintain a $1 per share net asset value.’’ The investment in any one fund may not exceed 10% of the assets of the fund into which it is invested.

Other permitted securities include: Taxable variable rate demand notes (VRDN’s) and 28 – 35 day taxable auction rate securities. All securities must be AAA rated or an equivalent rating by two or more national recognized rating agencies.

ANNEX E

May 18, 2007

The Board of Directors
Global Logistics Acquisition Corporation
330 Madison Avenue
6th Floor
New York, NY 10017

Gentlemen:

We have been advised that Global Logistics Acquisition Corporation (‘‘Global’’) is seeking to acquire all of the outstanding stock of the Clark Group, Inc. (‘‘Clark’’) as set forth in Stock Purchase Agreement, draft dated May 14, 2007 (the ‘‘SPA’’) (the ‘‘Transaction’’). Pursuant to the SPA, Global will pay $75 million, subject to working capital adjustments (the ‘‘Purchase Price), to the stockholders of Clark. The Purchase Price shall consist of approximately $72.5 million in cash and approximately $2.5 million in Global common stock issued based on the 10-day average Global stock price prior to the signing of the definitive agreement. Pursuant to the SPA, Clark management will use their best efforts to discontinue or dispose of their operations in the United Kingdom as promptly as possible. All expenses incurred by Clark in effecting the discontinuance or disposal of such operations whether before or after the closing, shall be reimbursed by Clark stockholders. The terms and conditions of the Transaction are more specifically set forth in the SPA.

We have been retained to render an opinion as to whether, on the date of such opinion, (i) the Purchase Price is fair, from a financial point of view, to Global’s stockholders, and (ii) the fair market value of Clark is at least equal to 80% of the balance in Global’s trust account at the time of the acquisition.

We have not been requested to opine as to, and our opinion does not in any manner address, the relative merits of the Transaction as compared to any alternative business strategy that might exist for Global, the decision of whether Global should complete the Transaction, and other alternatives to the Transaction that might exist for Global. The financial terms and other terms of the Transaction were determined pursuant to negotiations between Global, Clark and each of their respective financial advisors, and not pursuant to our recommendations.

Mergers & Acquisitions | Fairness Opinions & Valuations | Restructuring | Capital Raising | Financial Advisory

In arriving at our opinion, we took into account an assessment of general economic, market and financial conditions as well as our experience in connection with similar transactions and securities valuations generally and, among other things:

•	Reviewed the SPA.

•	Reviewed publicly available financial information and other data with respect to Global that we deemed relevant, including the Prospectus on Form 424B4 filed February 16, 2006, the Annual Report on Form 10-K for the year ended December 31, 2006, and the Quarterly Report on Form 10-Q for the three months ended March 31, 2007.

•	Reviewed non-public information and other data with respect to Clark, including audited financial statements for the four fiscal periods ended on the Saturday closest to December 31, 2003, 2004, 2005 and 2006, respectively, unaudited financial statements for the quarter ended April 1, 2007, financial projections (excluding any revenue or expenses from Clark’s operations in the United Kingdom) for the four fiscal periods ending on the Saturday closest to December 31, 2007, 2008, 2009 and 2010, respectively, and other internal financial information and management reports.

•	Considered the historical financial results and present financial condition of Clark.

•	Reviewed and compared the trading of, and the trading market for Global’s common stock and units.

•	Reviewed and analyzed the Purchase Price.

•	Reviewed and analyzed Clark’s projected unlevered free cash flows and prepared a discounted cash flow analysis.

•	Reviewed and analyzed certain financial characteristics of publicly-traded companies that were deemed to have characteristics comparable to Clark.

•	Reviewed and analyzed certain financial characteristics of target companies in transactions where such target company was deemed to have characteristics comparable to that of Clark.

•	Reviewed and compared the balance of Global’s trust account to the indicated enterprise value range of Clark.

•	Reviewed and discussed with representatives of Global and Clark management certain financial and operating information furnished by them, including financial projections and analyses with respect to Clark’s business and operations.

•	Performed such other analyses and examinations as were deemed appropriate.

In arriving at our opinion we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was used by us without assuming any responsibility for any independent verification of any such information and we have further relied upon the assurances of Global and Clark management that they were not aware of any facts or circumstances that would make any such information inaccurate or misleading. With respect to the financial information and projections utilized, we assumed that such information has been reasonably prepared on a basis reflecting the best currently available estimates and judgments, and that such information provides a reasonable basis upon which we could make our analysis and form an opinion. We have not evaluated the solvency or fair value of Global or Clark under any foreign, state or federal laws relating to bankruptcy, insolvency or similar matters. We have not made a physical inspection of the properties and facilities of Clark and have not made or obtained any evaluations or appraisals of Clark’s assets and liabilities (contingent or otherwise). In addition, we have not attempted to confirm whether Global or Clark have good title to their respective assets.

We assumed that the Transaction will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable foreign, federal and state statutes, rules and regulations. We assumed that the Transaction will be consummated substantially in accordance with the terms set forth in the SPA, without any further amendments thereto, and without waiver by Global of any of the conditions to any obligations or in the alternative that any such amendments, revisions or waivers thereto will not be detrimental to Global or its stockholders in any material respect.

Our analysis and opinion are necessarily based upon market, economic and other conditions, as they exist on, and could be evaluated as of, May 18, 2007. Accordingly, although subsequent developments may affect our opinion, we do not assume any obligation to update, review or reaffirm our opinion.

Our opinion is for the use and benefit of the Board of Directors of Global in connection with its consideration of the Transaction and is not intended to be and does not constitute an opinion or recommendation to any stockholder of Global as to how such stockholder should vote with respect to the Transaction. We do not express any opinion as to the underlying valuation or future performance of Global or Clark, or the price at which Global’s securities might trade at any time in the future.

Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter, (i) the Purchase Price is fair, from a financial point of view, to Global’s stockholders, and (ii) the fair market value of Clark is at least equal to 80% of the balance in Global’s trust account at the time of the acquisition.

In connection with our services, we have previously received a retainer and will receive the balance of our fee when we notify Global that we are prepared to deliver the opinion. Our fee for providing the fairness opinion is not contingent on the completion of the Transaction. Neither Capitalink nor its principals beneficially own any interest in Global or Clark. Further, Capitalink has not provided any other services to Global or Clark in the past. In addition, Global has agreed to indemnify us for certain liabilities that may arise out of the rendering this opinion.

In the ordinary course of business, Capitalink’s affiliate Ladenburg Thalmann & Co. Inc. (‘‘Ladenburg’’), certain of Ladenburg’s affiliates, as well as investment funds in which they may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including bank loans and other obligations) of, or investments in, Global, any other party that may be involved in the Transaction and their respective affiliates.

Our opinion is for the use and benefit of the Board of Directors of Global and is rendered in connection with its consideration of the Transaction and may not be used by Global for any other purpose or reproduced, disseminated, quoted or referred to by Global at any time, in any manner or for any purpose, without our prior written consent, except that this opinion may be reproduced in full in, and references to the opinion and to us and our relationship with Global may be included in filings made by Global with the Securities and Exchange Commission, if required by Securities and Exchange Commission rules, and in any proxy statement or similar disclosure document disseminated to stockholders if required by the Securities and Exchange Commission rules.

Very truly yours,

Capitalink, L.C.

ANNEX F

Graubard Miller
The Chrysler Building 405 Lexington Avenue New York, N.Y. 10174-1901 (212) 818-8800

[Closing Date]

Global Logistics Acquisition Corporation
330 Madison Avenue, 6th Floor
New York, New York    10017

Re: Purchase of The Clark Group, Inc.

Dear Sirs:

We have acted as counsel to Global Logistics Acquisition Corporation (‘‘GLAC’’), a corporation organized under the laws of the state of Delaware, in connection with the proposed purchase of all of the outstanding capital stock of The Clark Group, Inc. (‘‘Clark’’), a Delaware corporation. You have requested our opinion in connection with the federal income tax consequences of the proposed stock purchase to GLAC and the stockholders of GLAC.

FACTS

The relevant facts are set forth in the proxy statement File No. 001-32735 originally filed with the Securities and Exchange Commission on July 6, 2007 (the (‘‘Proxy Statement’’), and the Stock Purchase Agreement, dated as of May 28, 2007, among GLAC, Clark and stockholders of Clark. For purposes of this opinion we have assumed and rely upon the truth and accuracy of the representations, warranties and other information contained in the aforesaid documents.

The summary of the facts are as follows: GLAC was organized September 1, 2005 to effect a business combination with an operating business, transportation and logistics industry. Its assets consist primarily of cash in a trust account. The outstanding common stock, warrants and unit of GLAC are traded on AMEX. Clark, founded in 1957, is a leading provider of mission-critical supply chain solutions to the print media industry.

Under the Stock Purchase Agreement, GLAC will purchase all of the outstanding capital stock of Clark from Clark’s stockholders for a total consideration of $75,000,000 (of which $72,527,472.53 will be paid in cash and $2,472,527.47 will be paid by the issuance of 320,276 shares of GLAC common stock valued at $7.72 per share).

Holders of Clark common stock have the right to vote against the acquisition of Clark and demand that GLAC convert such shares into a pro rata portion of the trust account.

THE LAW

Internal Revenue Code (‘‘IRC’’) Section 61 provides that gross income includes ‘‘gains derived from dealings in property.’’ IRC Section 1001 provides that gain or loss shall be recognized on ‘‘the sale or exchange of property’’ and gain shall be the excess of the amount realized from the sale or other disposition of property over the adjusted basis’’ of the property. IRC Section 1222(3) defines ‘‘long-term capital gain’’ as gain from the sale or exchange of a capital asset held for more than 1 year.

F-1

Global Logistics Acquisition Corporation
[Closing Date]

OPINION

Assuming that the above factual statements are the same on the closing date, our opinion of the Federal income tax consequences of the proposed acquisition to GLAC and GLAC stockholders, based upon existing provisions of the IRC, is:

1.    No gain or loss will be recognized by GLAC as a result of the acquisition.

2.    No gain or loss will recognized by stockholders of GLAC if their conversion rights are not exercised.

3.    A stockholder of GLAC who exercises conversion rights and effects a termination of the stockholder’s interest in GLAC will generally be required to recognize gain or loss upon the exchange of that stockholder’s shares of common stock of GLAC for cash. Such gain or loss will be measured by the difference between the amount of cash received and the tax basis of that stockholder=s shares of GLAC common stock. This gain or loss will generally be a capital gain or loss if such shares were held as a capital asset on the date of the acquisition and will be a long-term capital gain or loss if the holding period for the share of GLAC common stock is more than one year.

This opinion is furnished to you for your benefit and the benefit of your stockholders in connection with the transactions contemplated by the Stock Purchase Agreement and may not be relied upon by any other person or used for any other purpose without our prior written consent.

We consent to the inclusion of a copy of this opinion as an exhibit to the Proxy Statement, and to the references to this opinion and to this firm in the Proxy.

Very truly yours,
/s/ Graubard Miller

F-2

ANNEX G

EMPLOYMENT AGREEMENT

This Employment Agreement (‘‘Agreement’’) is entered into on May 18, 2007 by and between Timothy Teagan, a natural person (‘‘Executive’’), and The Clark Group, Inc., a Delaware corporation (the ‘‘Company’’).

RECITALS

Global Logistics Acquisition Corporation (‘‘GLAC’’) has agreed to acquire all the outstanding capital stock of the Company pursuant to an agreement (the ‘‘Purchase Agreement’’) dated the date hereof among GLAC, the Company and the stockholders of the Company.

Executive has served as an executive of The Clark Group, Inc. or one or more of its subsidiaries and the Company desires to continue the employment of Executive effective upon the closing of the transactions contemplated by the Purchase Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth below, the parties hereto agree as follows:

1. Employment and Term

(a) Full Time and Best Efforts.    Subject to the terms set forth herein, the Company agrees to employ Executive and Executive hereby accepts such employment. During the term of his employment, Executive will devote his full time, best efforts and attention to the performance of his duties hereunder and to the business and affairs of the Company.

(b) Duties.    Executive shall serve in the executive capacity set forth on Exhibit A hereto and shall perform such duties as are customarily associated with such position, consistent with the Bylaws of the Company and as required by the Company’s Board of Directors (the ‘‘Board’’). Such duties shall include, without limitation, implementing strategic and operating plans, directing the day-to-day management of the Company, maintaining and solidifying relationships with the Company’s key employees and customers, and supporting the growth and efficiency of the Company.

(c) Company Policies.    The employment relationship between the parties shall be governed by the general employment policies and practices of the Company, including but not limited to those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with such employment policies and practices, this Agreement shall control.

(d) Term.    The initial term of employment of Executive under this Agreement shall begin on the date of the closing of the transactions contemplated by the Purchase Agreement (the ‘‘Closing Date’’) and end three (3) years thereafter, subject to the provisions for termination contained in Section 5. Prior to the Closing Date, the terms of Executive’s employment with the Company shall be governed by the terms and conditions of the employment agreement between the Executive and the Company dated January 1, 1998, as the same may be amended. If the Purchase Agreement is terminated prior to the closing of the transactions contemplated thereby, this Agreement shall thereupon be null, void and of no further effect.

2. Compensation and Benefits

(a) Salary.    Executive shall receive for services to be rendered hereunder the annual base salary shown on Exhibit B, payable on the Company’s regular payroll dates, subject to increase at the sole discretion of the Board, and subject to standard withholdings for taxes and social security and the like. The Board shall review Executive’s salary on an annual basis and may, in its sole discretion, increase Executive’s salary.

(b) Participation in Benefit Plans.    During the term hereof, Executive shall be entitled to participate in any group insurance, hospitalization, medical, dental, health and disability benefit plans sponsored by the Company for which, and to the extent, he is eligible under the general provisions thereof. The Company, may, in its sole discretion and from time to time, establish additional senior management benefit programs as it deems appropriate. Executive understands that any such plans may be modified or eliminated in the Company’s discretion in accordance with applicable law; provided however, the Company shall strive to maintain for Executive, to the extent permitted by law, the existing benefits and, in any event, no less favorable to Executive than benefits provided to similarly situated executives of other entities under common control with the Company. A listing of Executive’s current benefits provided by the Company not otherwise described in the Company’s employee handbook is shown on Exhibit B attached hereto.

3. Incentive Compensation.

(a) Cash Bonus

The Executive shall be eligible to participate in the executive incentive bonus plan. The incentive bonus pool will be established by the compensation committee and will be distributed based on achieving agreed performance metrics. Bonus opportunity to be consistent with historic level and with the parameters outlined in Exhibit B.

(b) Equity Award Plan

The Executive shall be eligible to participate in the Company’s stock compensation plan. The stock compensation plan will be established and administered by the compensation committee. Awards will be distributed based on achieving agreed performance metrics. Equity award will be in line with the parameters outlined in Exhibit B.

4. Reasonable Business Expenses and Support.    Executive shall be reimbursed for documented and reasonable business expenses incurred in connection with the performance of his duties hereunder subject to company policies and procedures.

5. Termination of Employment.     The date on which Executive’s employment by the Company ceases, under any of the following circumstances, shall be defined herein as the ‘‘Termination Date.’’

(a) Termination for Cause.

(i) Termination: Payment of Accrued Salary and Vacation.    The Board may terminate Executive’s employment with the Company at any time for cause, immediately upon written notice to Executive of the circumstances leading to such termination for cause. If Executive’s employment is terminated for cause, Executive shall receive payment for all accrued salary and vacation time through the Termination Date, which in this event shall be the date upon which notice of termination is given. The Company shall have no obligation to pay severance of any kind nor to make any payment in lieu of notice if Executive is terminated for cause.

(ii) Definition of Cause. ‘‘Cause’’ means the occurrence or existence of any of the following with respect to Executive, as reasonably determined by the Board: (A) the repeated failure to obey a lawful directive of the Board relating to the business of the Company after at least one written notice of such failure has been given; (B) a material breach by Executive of his duty not to engage in any transaction that represents, directly or indirectly, self-dealing with the Company which has not been approved by the Board, or a material breach by Executive of the terms of his employment, if in any such case such material breach remains uncured after the lapse of 30 days following the date that the Company has given Executive written notice thereof; (C) any act of dishonesty, misappropriation, embezzlement, intentional fraud or similar conduct involving the Company; (D) the conviction or the plea of nolo contendere or the equivalent in respect of a felony involving moral turpitude (but in no event relating to any violation of any obscenity laws with respect to publications carried by the Company); (E) any intentional damage of a material nature to any property of the Company; or (F) the repeated non-prescription use of any controlled substance or the repeated use of alcohol or any other non-controlled substance which, in the reasonable determination of the Board renders Executive unfit to serve in his capacity as an officer or employee of the Company.

(b) Voluntary Termination.    Executive may voluntarily terminate his employment with the Company at any time upon 180 days’ prior written notice. On the Termination Date, Executive shall receive payment for all accrued salary through the Termination Date, after which no further compensation of any kind or severance payment will be payable under this Agreement.

(c) Termination upon Disability.    The Company may terminate Executive’s employment in the event Executive suffers a disability that renders Executive unable to perform the essential functions of his position, even with reasonable accommodation in compliance with the Americans with Disabilities Act, for six consecutive months within any twelve month period. After the Termination Date, which in this event shall be the date upon which notice of termination is given, no further compensation will be payable under this Agreement.

(d) Termination Without Cause.    The Company may terminate Executive’s employment without ‘‘cause’’ (as defined above) at any time upon 30 days’ prior written notice. On the Termination Date, Executive shall receive payment for all accrued salary through the Termination Date and thereafter the Company shall pay Executive severance for twelve months or through the term of this Agreement, whichever is longer, at the rate Executive is then being compensated. Standard withholdings for taxes and social security and the like shall be deducted from the severance payment. The severance shall be payable in equal installments on each of the Company’s regular payroll dates during the severance period commencing on the first such payroll date following the Termination Date. In addition, medical, dental, prescription and life insurance benefits shall continue to be provided, at the cost of the Company, during the period of severance payments or though the remaining term of this Agreement, whichever is greater. Any cash bonuses or other payments that would have been earned in the fiscal year in which Executive is terminated will be paid to Executive on a pro rata basis at the same time as other executives receive such bonuses or payments.

(e) Fundamental Changes.    If the Company (i) materially diminishes Executive’s duties, authority, or responsibility, (ii) reduces Executive’s compensation, or (iii) breaches this Agreement in any material respect, Executive may terminate his employment provided that the Executive has given the Company 15 days’ written notice prior to such termination and the Company has not cured such diminution or breach, as the case may be, by the end of such 15-day period. If the Company relocates its corporate offices outside a triangular area formed by Princeton, New Jersey, Doylestown, Pennsylvania, and Langhorne, Pennsylvania, then after one year Executive may terminate his employment provided that the Executive has given the Company 90 days’ written notice prior to such termination. A termination under the circumstances set forth in this subsection (e) shall be treated as a Company termination without cause, and Executive shall be entitled to the severance payments provided in Section 5(d).

6. Proprietary Information Obligations.    Executive will execute, or has executed and hereby ratifies and affirms his obligations under, the Company’s standard form non-disclosure agreement in the form attached hereto as Exhibit C.

7. Noninterference.    While employed by the Company and for the period of two years thereafter, Executive agrees not to interfere with the business of the Company by directly or indirectly soliciting, attempting to solicit, inducing, or otherwise causing any employee who is an employee of the Company at the time of such solicitation to terminate his or her employment in order to become an employee, consultant or independent contractor to or for any other employer.

8. Noncompetition.    Executive acknowledges that his employment pursuant to this Agreement will give him the opportunity to maintain the business relationships with book and magazine printers and publishers located in the United States and Canada that he developed prior to the sale of The Clark Group, Inc., as a result of which Executive will be able to adversely affect the goodwill of the Company’s business if he competes against it after the end of his employment, even though such competition may not occur for several years after the date hereof. Accordingly, Executive covenants and agrees that, during the term of this Agreement (including any renewals thereof) and for a period of two (2) years after the last payment that Executive receives hereunder as a result of termination for cause as defined in Section 5(a) or the voluntary termination of his employment by Executive pursuant to Section 5(b) and for a period of one (1) year after the last payment that Executive receives hereunder as a result of termination without cause pursuant to Section 5(d) or a fundamental change pursuant to Section 5(e), Executive will not, in the United States and Canada, either directly or indirectly, on his own behalf or as a proprietor, partner, agent, broker, consultant, lender, guarantor, shareholder (other than ownership of less than one percent (1%) of the stock of a publicly-owned corporation whose shares are listed and traded on a national securities exchange), director, officer or in any other capacity or manner whatsoever, without the prior written consent of the Company, engage in any activity in which the Company is engaged prior to or at the time of, as applicable, the termination of Executive’s employment with the Company.

9. Remedies.    Executive acknowledges that a breach or threatened breach by Executive of any of the provisions of Sections 6, 7, or 8 will result in the Company suffering irreparable harm that cannot be calculated or fully or adequately compensated by recovery of damages alone. Accordingly, Executive agrees that the Company shall be entitled to interim, interlocutory and permanent injunctive relief, specific performance and other equitable remedies, in addition to any other relief to which the Company may become entitled should there be such a breach or threatened breach.

10. Miscellaneous.

(a) Notices.    Any notices provided hereunder must be in writing, shall be effective when delivered, and may be delivered by hand or by overnight courier (such as Express Mail, Federal Express, etc.) or other means which provides written evidence of delivery, and addressed as follows:

To the Company:

James Martell, Chairman of the Board
Global Logistics Acquisition Corporation
330 Madison Avenue
New York, NY 10017

To Executive:

Timothy R. Teagan
5938 Stovers Mill Road
Doylestown, PA 18902

or to such other address or to the attention of such other person as the recipient party will have specified by prior written notice to the sending party.

(b) Severability.    If any term or provision (or any portion thereof) of this Agreement is determined by a court to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions (or other portions thereof) of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or provision (or any portion thereof), is invalid, illegal or incapable of being enforced, this Agreement shall be deemed to be modified so as to effect the original intent of the parties as closely as possible to the end that the transactions contemplated hereby and the terms and provisions hereof are fulfilled to the greatest extent possible.

(c) Entire Agreement.    This document constitutes the final, complete, and exclusive embodiment of the entire agreement and understanding between the parties related to the subject matter hereof and supersedes all prior or contemporaneous understandings, agreements, or representations by or between the parties, written or oral. Without limiting the generality of the foregoing, except as provided in this Agreement, all understandings and agreements, written or oral, relating to the employment of Executive by the Company or the payment of nay compensation or the provision of any benefit in connection therewith or otherwise, are hereby terminated and shall be of no further force and effect.

(d) Counterparts.    This Agreement may be executed on separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same agreement.

(e) Successors and Assigns.    This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors and assigns, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the prior written consent of the Company.

(f) Attorneys’ Fees.    If any legal proceeding is necessary to enforce or interpret the terms of this Agreement, or to recover damages for breach therefore, the prevailing party shall be entitled to reasonable attorney’s fees, as well as costs and disbursements, in addition to any other relief to which he or it may be entitled.

(g) Amendments: No Waivers.    Any provisions of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by all parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective. No waiver by a party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

(h) Governing Law.    This Agreement shall be construed in accordance with and governed by the internal laws (without reference to choice or conflict of laws) of the State in which the Company is incorporated.

(i) Construction.    The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. Neither party hereto, nor its respective counsel, shall be deemed the drafter of this Agreement, and all provisions of this Agreement shall be construed in accordance with their fair meaning, and not strictly for or against either party hereto.

(j) Arbitration.    All disputes between the Company and Executive hereunder shall be settled exclusively by arbitration before one arbitrator pursuant to the rules of the American Arbitration Association. The arbitration will be held in Trenton, New Jersey. The arbitrator shall be selected by agreement of the Company and Executive, but if they do not so agree within 20 days after the date of request for arbitration, the selection shall be made pursuant to the rules of such Association. The award rendered by the arbitrator must follow applicable law and shall be conclusive and binding upon the parties hereto and judgment on any such award may be entered in any court having jurisdiction over the parties to and the subject matter of the controversy. Each party shall pay his or its own expenses of arbitration and the expenses of the arbitrator shall be equally shared; provided, however, that the arbitrator may assess, as part of the award, all or any part of the arbitration expenses (including reasonable attorneys’ fees and other legal expenses) of the prevailing party or parties against the losing party or parties. Nothing herein set forth shall prevent the parties hereto from settling any dispute by mutual agreement at any time. In any arbitration proceeding, the parties shall have the right to depose officers, directors, employees and agents of each other by subpoena or subpoena duces tecum issued by the attorney for the deposing party, subject to any restriction placed on such deposition discovery by the arbitrator a the request of any other party. The fact of and the content of any arbitration proceeding shall be confidential, and neither party shall disclose the same to anyone without the consent of all parties to the arbitration, except that a judgment on the arbitrator’s award may be filed as otherwise provided herein.

IN WITNESS WHEREOF, the parties have executed this Agreement effectives as of the date first written above.

EXECUTIVE:	COMPANY:
THE CLARK GROUP, INC.
By:
Timothy R. Teagan	Name:
Title:

EXHIBIT ‘‘A’’

Timothy Teagan:	President & CEO
The Clark Group, Inc.

DUTIES & RESPONSIBILITES:

▪	Ensure service and profit levels of all operating subsidiaries;

▪	Be responsive to and implement directives of the Board of Directors of The Clark Group, Inc.

▪	Prepare and initial, and communicate and implement the final Business Plan and Operating Budget for the above companies;

▪	Assist in the creation and direction of sales and marketing efforts by the CDS Vice President of Sales;

▪	Oversee the CDS Vice President of Operations for all terminal and weekly pool shipping functions;

▪	Handle primary sales functions for several key accounts;

▪	Maintain visibility in the printing and domestic distribution industries and participate in industry functions;

▪	Create and maintain credit policies for CDS and HDS; and

▪	Ensure proper programs are in place to maintain compliance with DOT regulations;

▪	Endeavor to maximize intra-company relationships and transactions;

▪	Manage the Director of Human Resources, creating Hr and Workers Compensation Policy; *

▪	Oversee medical benefits plans; *

▪	Determine acceptable self-insurance risk levels; *

▪	Handle Trustee duties of the company retirement trust. *

*	These duties may be reassigned, in whole or in part, to others.

EXHIBIT ‘‘B’’

Timothy Teagan

Base Compensation

$283,109 Annually

$9,330, annual automobile allowance. The executive may choose to have the company directly pay an automobile lease payment and/or other operating expenses in lieu of receiving the above. The total monthly payments shall not exceed $777.50

Bonuses

Incentive Cash Bonus:	Each year, the executive bonus pool will equal 8% of consolidated annual EBIT before executive bonuses. This pool may consist of a single pool of consolidated EBIT (before bonuses) or a series of smaller pools derived from operating subsidiaries, with total executive bonuses in aggregate not to exceed 8% of consolidated pre-bonus EBIT. For purposes of this contract ‘‘bonus pool’’ is to mean either a single consolidated pool, or two or more smaller pools at the subsidiary level. Each individual participant will have a pre-determined share of this pool. 75% of this pool (6% of pre-bonus EBIT) will be distributed to participants based on their share of the pool. Up to 25% of the pool (2% of pre-bonus EBIT) will be distributed to participants based on the extent to which each participant achieves specific pre-determined objectives as communicated by the compensation committee. If all individual objectives are met, the individual will receive 25% of his/her share.
For the 2007 calendar year, your share will be 30%. Future share of the bonus pool will be determined by the executive committee and compensation committee.
Initial equity grant:	Upon the completion of audited 2007 results, the company shall grant 56,250 10-year options at fair market value. Options shall vest in increments of 1/3 following each anniversary of the grant
Annual Equity Award Plan:	Executive shall be eligible for annual equity incentives up to 40% of base salary as determined by the compensation committee based on the achievement of individual objectives and corporate benchmarks.

Benefits:

Type	Company Plan:
Life & AD&D Insurance	One time annual salary up to $50,000, coverage provided by UNUM.
Health Care Insurance Including Major Medical	Coverage provided by Capital Blue Cross/Pennsylvania Blue Shield
Dental Insurance	Coverage self-insured by company, managed through Benefit Concepts
Prescription Coverage	$6.00 co-pay – Coverage self-insured by company, managed through Benefit Concepts
Short Term Disability	Up to 26 weeks in accordance with company policies and procedures
Vacation Holiday & Illness Benefits	In accordance with company policies and procedures
Long Term Disability	The company maintains one (1) long term disability policy that provides $5,000/month disability income (subject to an inflation based escalator) to T. Teagan after a 180 day exclusion period.

THE CLARK GROUP, INC.

CONFIDENTIALITY AGREEMENT

As an officer and/or management employee of The Clark Group, Inc. or any of its subsidiaries or affiliates (the ‘‘Company’’), I recognize and acknowledge that the Company engages in highly competitive businesses and the protection of confidential business information and trade secrets is vital to the interest and success of this organization. I, Timothy R. Teagan, intending to be legally bound hereby, agree to the following:

1. Confidential Information.    Except as required in the conduct of the Company’s business or as authorized in writing by the Company, during my employment with the Company or at any time thereafter, I will not use, publish, disclose, appropriate or communicate, directly or indirectly, any of the following information which I have acquired or may acquire during, or by reason of, my employment with the Company:

(A) Customer lists; internal rate schedules; rate quotations to customers and from vendors; the names, addresses, credit terms and nature of services provided to customers of the company; the identity of suppliers, distributors and shippers; pricing information; pricing strategies; business plans and methods; proprietary computer software programs; pending projects; operating and financial data; and any other information or materials which might adversely affect the Company’s operations and competitive position if disclosed or revealed.

(B) Trade secrets used in the Company’s business which enable it to obtain a competitive advantage over competitors or others with whom it does business.

2. Company Property & Written Materials.    At any time upon the Company’s request and, in any event, upon termination of my employment with the Company, I will immediately return all property and deliver all manuals, lists, notes, writings, computer software programs and all other documents or tangible materials whatsoever, including all copies or duplicates, concerning any part of the Company’s activities or any part of my activities as a Company employee. All such documents and tangible materials, and copies or duplicates thereof, including my own working papers, files and notes, are acknowledged by me to be the Company’s property and entrusted to me on a temporary basis. Schedule ‘‘A’’ attached to this Agreement sets forth a complete and accurate list of equipment and other property belonging to the Company which it had furnished for my use while I am employed with the Company. Schedule ‘‘B: attached to this Agreement is a comprehensive list of the computer files I currently maintain, use or am able to access. I will update the list of computer filed from time-to-time when requested to do so by the Company.

3. Work Product.    All ideas, designs, inventions, computer programs and other creative works, whether or not patentable or copyrightable, conceived, developed or made by me, either solely or jointly with others, which are capable of being used or adapted for use in the business of the Company, or which are developed with the use of the Company’s time, material or facilities (‘‘work product’’) are and shall be the sole property of the Company. I will promptly disclose to the Company my conception or development of any such work product.

4. Legal Remedies/Employee Reimbursement.    I recognize that the restrictive covenants contained in this document are essential to protect the business interests and goals of the Company, and that violation of the restrictions will cause serious and irreparable harm to the Company. Accordingly, I understand that in the event of a violation or threatened violation by me of any provision of this Agreement, the Company shall be entitled to seek any and all legal remedies available to protect its interests and business. I further acknowledge and agree that the Company shall be entitled to seek and obtain reimbursement from me for all costs, expenses or damages which it incurs as a result of any violation by me of any provision of this Agreement as determined by a court of competent jurisdiction. This obligation shall include court costs, litigation expenses and actual, reasonable attorney’s fees.

5. Entire Agreement.    This agreement may not be waived, changed, modified, abandoned or terminated, in whole or in part, except in a writing signed by me and an officer of the Company. This Agreement applies regardless of whether there are any changes in my job duties, job title, the location of my place of work, or division assignment. Nothing in this Agreement gives, or shall be deemed to give, me any right to continued employment for any length of time.

Date:

Employee’s Signature

Employee Name

STATE OF

COUNTY OF

On                         , 2007 before me personally came                                                  known to me or satisfactorily proven to be the person whose name is subscribed to the within Confidentiality Agreement, and acknowledged that he/she executed the same.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal.

NOTARY PUBLIC

ANNEX H

EMPLOYMENT AGREEMENT

This Employment Agreement (‘‘Agreement’’) is entered into on May 18, 2007 by and between John Barry, a natural person (‘‘Executive’’), and The Clark Group, Inc., a Delaware corporation (the ‘‘Company’’).

RECITALS

Concurrently herewith, Global Logistics Acquisition Corporation (‘‘GLAC’’) has agreed to acquire all the outstanding capital stock of the Company pursuant to an agreement (the ‘‘Purchase Agreement’’) dated the date hereof among GLAC, the Company and the stockholders of the Company.

Executive has served as an executive of The Clark Group, Inc. or one or more of its subsidiaries and the Company desires to continue the employment of Executive effective upon the closing the transactions contemplated by the Purchase Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth below, the parties hereto agree as follows:

1.    Employment and Term

(a) Full Time and Best Efforts.    Subject to the terms set forth herein, the Company agrees to employ Executive and Executive hereby accepts such employment. During the term of his employment, Executive will devote his full time, best efforts and attention to the performance of his duties hereunder and to the business and affairs of the Company.

(b) Duties.    Executive shall serve in the executive capacity set forth on Exhibit A hereto and shall perform such duties as are customarily associated with such position, consistent with the Bylaws of the Company and as required by the Company’s Board of Directors (the ‘‘Board’’). Such duties shall include, without limitation, implementing strategic and operating plans, directing the day-to-day management of the Company, maintaining and solidifying relationships with the Company’s key employees and customers, and supporting the growth and efficiency of the Company.

(c) Company Policies.    The employment relationship between the parties shall be governed by the general employment policies and practices of the Company, including but not limited to those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with such employment policies and practices, this Agreement shall control.

(d) Term.    The initial term of employment of Executive under this Agreement shall begin on the date of the closing of the transactions contemplated by the Purchase Agreement and end three (3) years thereafter, subject to the provisions for termination contained in Section 5. Prior to the Closing Date, the terms of Executive’s employment shall be governed by the terms and conditions of the employment agreement between Executive and the Company dated January 1, 1998, as the same may be amended. If the Purchase Agreement is terminated prior to the closing of the transactions contemplated thereby, this Agreement shall thereupon be null, void and of no further effect.

2.    Compensation and Benefits

(a) Salary.    Executive shall receive for services to be rendered hereunder the annual base salary shown on Exhibit B, payable on the Company’s regular payroll dates, subject to increase at the sole discretion of the Board, and subject to standard withholdings for taxes and social security and the like. The Board shall review Executive’s salary on an annual basis and may, in its sole discretion, increase Executive’s salary.

(b) Participation in Benefit Plans.    During the term hereof, Executive shall be entitled to participate in any group insurance, hospitalization, medical, dental, health and disability benefit plans sponsored by the Company for which, and to the extent, he is eligible under the general provisions thereof. The Company, may, in its sole discretion and from time to time, establish additional senior management benefit programs as it deems appropriate. Executive understands that any such plans may be modified or eliminated in the Company’s discretion in accordance with applicable law; provided however, the Company shall strive to maintain for Executive, to the extent permitted by law, the existing benefits and, in any event, no less favorable to Executive than benefits provided to similarly situated executives of other entities under common control with the Company. A listing of Executive’s current benefits provided by the Company not otherwise described in the Company’s employee handbook is shown on Exhibit B attached hereto.

3.    Incentive Compensation.

(a) Cash Bonus

The Executive shall be eligible to participate in the executive incentive bonus plan. The incentive bonus pool will be established by the compensation committee and will be distributed based on achieving agreed performance metrics. Bonus opportunity to be consistent with historic level and with the parameters outlined in Exhibit B.

(b) Equity Award Plan

The Executive shall be eligible to participate in the Company’s stock compensation plan. The stock compensation plan will be established and administered by the compensation committee. Awards will be distributed based on achieving agreed performance metrics. Equity award will be in line with the parameters outlined in Exhibit B.

4.    Reasonable Business Expenses and Support.    Executive shall be reimbursed for documented and reasonable business expenses incurred in connection with the performance of his duties hereunder subject to company policies and procedures.

5.    Termination of Employment.    The date on which Executive’s employment by the Company ceases, under any of the following circumstances, shall be defined herein as the ‘‘Termination Date.’’

(a) Termination for Cause.

(i) Termination: Payment of Accrued Salary and Vacation.    The Board may terminate Executive’s employment with the Company at any time for cause, immediately upon written notice to Executive of the circumstances leading to such termination for cause. If Executive’s employment is terminated for cause, Executive shall receive payment for all accrued salary and vacation time through the Termination Date, which in this event shall be the date upon which notice of termination is given. The Company shall have no obligation to pay severance of any kind nor to make any payment in lieu of notice if Executive is terminated for cause.

(ii) Definition of Cause.    ‘‘Cause’’ means the occurrence or existence of any of the following with respect to Executive, as reasonably determined by the Board: (A) the repeated failure to obey a lawful directive of the Board or President relating to the business of the Company after at least one written notice of such failure has been given; (B) a material breach by Executive of his duty not to engage in any transaction that represents, directly or indirectly, self-dealing with the Company which has not been approved by the Board, or a material breach by Executive of the terms of his employment, if in any such case such material breach remains uncured after the lapse of 30 days following the date that the Company has given Executive written notice thereof; (C) any act of dishonesty, misappropriation, embezzlement, intentional fraud or similar conduct involving the Company; (D) the conviction or the plea of nolo contendere or the equivalent in respect of a felony involving moral turpitude (but in no event relating to any violation of any obscenity laws with respect to publications carried by the Company); (E) any intentional damage of a material nature to any property of the Company; or (F) the repeated non-prescription use of any controlled substance or the repeated use of alcohol or any other non-controlled substance which, in the reasonable determination of the Board renders Executive unfit to serve in his capacity as an officer or employee of the Company.

(b) Voluntary Termination.    Executive may voluntarily terminate his employment with the Company at any time upon 180 days’ prior written notice. On the Termination Date, Executive shall receive payment for all accrued salary through the Termination Date, after which no further compensation of any kind or severance payment will be payable under this Agreement.

(c) Termination upon Disability.    The Company may terminate Executive’s employment in the event Executive suffers a disability that renders Executive unable to perform the essential functions of his position, even with reasonable accommodation in compliance with the Americans with Disabilities Act, for six consecutive months within any twelve month period. After the Termination Date, which in this event shall be the date upon which notice of termination is given, no further compensation will be payable under this Agreement.

(d) Termination Without Cause.    The Company may terminate Executive’s employment without ‘‘cause’’ (as defined above) at any time upon 30 days’ prior written notice. On the Termination Date, Executive shall receive payment for all accrued salary through the Termination Date and thereafter the Company shall pay Executive severance for twelve months or through the term of this Agreement, whichever is longer, at the rate Executive is then being compensated. Standard withholdings for taxes and social security and the like shall be deducted from the severance payment. The severance shall be payable in equal installments on each of the Company’s regular payroll dates during the severance period commencing on the first such payroll date following the Termination Date. In addition, medical, dental, prescription and life insurance benefits shall continue to be provided, at the cost of the Company, during the period of severance payments or though the remaining term of this Agreement, whichever is greater. Any cash bonuses or other payments that would have been earned in the fiscal year in which Executive is terminated will be paid to Executive on a pro rata basis at the same time as other executives receive such bonuses or payments.

(e) Fundamental Changes.    If the Company (i) materially diminishes Executive’s duties, authority, or responsibility, (ii) reduces Executive’s compensation, or (iii) breaches this Agreement in any material respect, Executive may terminate his employment provided that the Executive has given the Company 15 days’ written notice prior to such termination and the Company has not cured such diminution or breach, as the case may be, by the end of such 15-day period. If the Company relocates its corporate offices outside a triangular area formed by Princeton, New Jersey, Doylestown, Pennsylvania, and Langhorne, Pennsylvania, then after one year Executive may terminate his employment provided that the Executive has given the Company 90 days’ written notice prior to such termination. A termination under the circumstances set forth in this subsection (e) shall be treated as a Company termination without cause, and Executive shall be entitled to the severance payments provided in Section 5(d).

6.    Proprietary Information Obligations.    Executive will execute, or has executed and hereby ratifies and affirms his obligations under, the Company’s standard form non-disclosure agreement in the form attached hereto as Exhibit C.

7.    Noninterference.    While employed by the Company and for the period of two years thereafter, Executive agrees not to interfere with the business of the Company by directly or indirectly soliciting, attempting to solicit, inducing, or otherwise causing any employee who is an employee of the Company at the time of such solicitation to terminate his or her employment in order to become an employee, consultant or independent contractor to or for any other employer.

8.    Noncompetition.    Executive acknowledges that his employment pursuant to this Agreement will give him the opportunity to maintain the business relationships with book and magazine printers and publishers located in the United States and Canada that he developed prior to the sale of The Clark Group, Inc., as a result of which Executive will be able to adversely affect the goodwill of the Company’s business if he competes against it after the end of his employment, even though such competition may not occur for several years after the date hereof. Accordingly, Executive covenants and agrees that, during the term of this Agreement (including any renewals thereof) and for a period of two (2) years after the last payment that Executive receives hereunder as a result of termination for cause as defined in Section 5(a) or the voluntary termination of his employment by Executive pursuant to Section 5(b) and for a period of one (1) year after the last payment that Executive receives hereunder as a result of termination without cause pursuant to Section 5(d) or a fundamental change pursuant to Section 5(e), Executive will not, in the United States and Canada, either directly or indirectly, on his own behalf or as a proprietor, partner, agent, broker, consultant, lender, guarantor, shareholder (other than ownership of less than one percent (1%) of the stock of a publicly-owned corporation whose shares are listed and traded on a national securities exchange), director, officer or in any other capacity or manner whatsoever, without the prior written consent of the Company, engage in any activity in which the Company is engaged prior to or at the time of, as applicable, the termination of Executive’s employment with the Company.

9.    Remedies.    Executive acknowledges that a breach or threatened breach by Executive of any of the provisions of Sections 6, 7, or 8 will result in the Company suffering irreparable harm that cannot be calculated or fully or adequately compensated by recovery of damages alone. Accordingly, Executive agrees that the Company shall be entitled to interim, interlocutory and permanent injunctive relief, specific performance and other equitable remedies, in addition to any other relief to which the Company may become entitled should there be such a breach or threatened breach.

10.    Miscellaneous.

(a) Notices.    Any notices provided hereunder must be in writing, shall be effective when delivered, and may be delivered by hand or by overnight courier (such as Express Mail, Federal Express, etc.) or other means which provides written evidence of delivery, and addressed as follows:

To the Company:

James Martell, Chairman of the Board
c/o Global Logistics Acquisition Corporation
330 Madison Avenue
New York, NY 10017

To Executive:

John Barry

or to such other address or to the attention of such other person as the recipient party will have specified by prior written notice to the sending party.

(b) Severability.    If any term or provision (or any portion thereof) of this Agreement is determined by a court to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions (or other portions thereof) of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or provision (or any portion thereof), is invalid, illegal or incapable of being enforced, this Agreement shall be deemed to be modified so as to effect the original intent of the parties as closely as possible to the end that the transactions contemplated hereby and the terms and provisions hereof are fulfilled to the greatest extent possible.

(c) Entire Agreement.    This document constitutes the final, complete, and exclusive embodiment of the entire agreement and understanding between the parties related to the subject matter hereof and supersedes all prior or contemporaneous understandings, agreements, or representations by or between the parties, written or oral. Without limiting the generality of the foregoing, except as provided in this Agreement, all understandings and agreements, written or oral, relating to the employment of Executive by the Company or the payment of nay compensation or the provision of any benefit in connection therewith or otherwise, are hereby terminated and shall be of no further force and effect.

(d) Counterparts.    This Agreement may be executed on separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same agreement.

(e) Successors and Assigns.    This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors and assigns, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the prior written consent of the Company.

(f) Attorneys’ Fees.    If any legal proceeding is necessary to enforce or interpret the terms of this Agreement, or to recover damages for breach therefore, the prevailing party shall be entitled to reasonable attorney’s fees, as well as costs and disbursements, in addition to any other relief to which he or it may be entitled.

(g) Amendments: No Waivers.    Any provisions of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by all parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective. No waiver by a party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

(h) Governing Law.    This Agreement shall be construed in accordance with and governed by the internal laws (without reference to choice or conflict of laws) of the State in which the Company is incorporated.

(i) Construction.    The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. Neither party hereto, nor its respective counsel, shall be deemed the drafter of this Agreement, and all provisions of this Agreement shall be construed in accordance with their fair meaning, and not strictly for or against either party hereto.

(j) Arbitration.    All disputes between the Company and Executive hereunder shall be settled exclusively by arbitration before one arbitrator pursuant to the rules of the American Arbitration Association. The arbitration will be held in Trenton, New Jersey. The arbitrator shall be selected by agreement of the Company and Executive, but if they do not so agree within 20 days after the date of request for arbitration, the selection shall be made pursuant to the rules of such Association. The award rendered by the arbitrator must follow applicable law and shall be conclusive and binding upon the parties hereto and judgment on any such award may be entered in any court having jurisdiction over the parties to and the subject matter of the controversy. Each party shall pay his or its own expenses of arbitration and the expenses of the arbitrator shall be equally shared; provided, however, that the arbitrator may assess, as part of the award, all or any part of the arbitration expenses (including reasonable attorneys’ fees and other legal expenses) of the prevailing party or parties against the losing party or parties. Nothing herein set forth shall prevent the parties hereto from settling any dispute by mutual agreement at any time. In any arbitration proceeding, the parties shall have the right to depose officers, directors, employees and agents of each other by subpoena or subpoena duces tecum issued by the attorney for the deposing party, subject to any restriction placed on such deposition discovery by the arbitrator a the request of any other party. The fact of and the content of any arbitration proceeding shall be confidential, and neither party shall disclose the same to anyone without the consent of all parties to the arbitration, except that a judgment on the arbitrator’s award may be filed as otherwise provided herein.

IN WITNESS WHEREOF, the parties have executed this Agreement effectives as of the date first written above.

EXECUTIVE:	COMPANY:
THE CLARK GROUP, INC.

John Barry	By:
Name:
Title:

EXHIBIT ‘‘A’’

John Barry:	President & COO Clark Worldwide Transportation, Inc.

DUTIES & RESPONSIBILITES:

▪	Ensure service and profit levels;

▪	Be responsive to and implement directives of the Board of Directors and the CEO and President of The Clark Group, Inc.

▪	Prepare and initial, and communicate and implement the final Business Plan and Operating Budget;

▪	Assist in the creation and direction of service, sales and marketing efforts;

▪	Oversee the key sales and operating executives;

▪	Handle primary sales functions for several key accounts;

▪	Maintain visibility in the international distribution industry and participate in industry functions;

▪	Create and maintain credit policies;

▪	Ensure proper programs are in place to maintain compliance with FMC regulations; and

▪	Perform necessary international travel as required.

EXHIBIT ‘‘B’’

John Barry

Base Compensation

$212,330 Annually

$9,330, annual automobile allowance. The executive may choose to have the company directly pay an automobile lease payment and/or other operating expenses in lieu of receiving the above. The total monthly payments shall not exceed $777.50

Bonuses

Incentive Cash Bonus:	Each year, the executive bonus pool will equal 8% of annual EBIT before executive bonuses. Each individual participant will have a pre-determined share of this pool. 75% of this pool (6% of pre-bonus EBIT) will be distributed to participants based on their share of the pool. Up to 25% of the pool (2% of pre-bonus EBIT) will be distributed to participants based on the extent to which each participant achieves specific pre-determined objectives as communicated by the compensation committee. If all individual objectives are met, the individual will receive 25% of his/her share.
For the 2008 calendar year, your share will be 22%. Future share of the bonus pool will be determined by the executive committee and compensation committee.
Initial equity grant:	Upon the completion of audited 2007 results, the company shall grant 42,000 10-year options at fair market value. Options shall vest in increments of 1/3 following each anniversary of the grant
Annual Equity Award Plan:	Executive shall be eligible for annual equity incentives up to 40% of base salary as determined by the compensation committee based on the achievement of individual objectives and corporate benchmarks.

Benefits:

Type	Company Plan:
Life & AD&D Insurance	One time annual salary up to $50,000, coverage provided by UNUM.
Health Care Insurance Including Major Medical	Coverage provided by Capital Blue Cross/Pennsylvania Blue Shield
Dental Insurance	Coverage self-insured by company, managed through Benefit Concepts
Prescription Coverage	$6.00 co-pay – Coverage self-insured by company, managed through Benefit Concepts
Short Term Disability	Up to 26 weeks in accordance with company policies and procedures
Vacation Holiday & Illness Benefits	In accordance with company policies and procedures
Long Term Disability	The company maintains one (1) long term disability policy that provides $4,866/month disability income (subject to an inflation based escalator) to J. Barry after a 180 day exclusion period.

THE CLARK GROUP, INC.

CONFIDENTIALITY AGREEMENT

As an officer and/or management employee of The Clark Group, Inc. or any of its subsidiaries or affiliates (the ‘‘Company’’), I recognize and acknowledge that the Company engages in highly competitive businesses and the protection of confidential business information and trade secrets is vital to the interest and success of this organization. I, John Barry, intending to be legally bound hereby, agree to the following:

1. Confidential Information.    Except as required in the conduct of the Company’s business or as authorized in writing by the Company, during my employment with the Company or at any time thereafter, I will not use, publish, disclose, appropriate or communicate, directly or indirectly, any of the following information which I have acquired or may acquire during, or by reason of, my employment with the Company:

(A) Customer lists; internal rate schedules; rate quotations to customers and from vendors; the names, addresses, credit terms and nature of services provided to customers of the company; the identity of suppliers, distributors and shippers; pricing information; pricing strategies; business plans and methods; proprietary computer software programs; pending projects; operating and financial data; and any other information or materials which might adversely affect the Company’s operations and competitive position if disclosed or revealed.

(B) Trade secrets used in the Company’s business which enable it to obtain a competitive advantage over competitors or others with whom it does business.

2. Company Property & Written Materials.    At any time upon the Company’s request and, in any event, upon termination of my employment with the Company, I will immediately return all property and deliver all manuals, lists, notes, writings, computer software programs and all other documents or tangible materials whatsoever, including all copies or duplicates, concerning any part of the Company’s activities or any part of my activities as a Company employee. All such documents and tangible materials, and copies or duplicates thereof, including my own working papers, files and notes, are acknowledged by me to be the Company’s property and entrusted to me on a temporary basis. Schedule ‘‘A’’ attached to this Agreement sets forth a complete and accurate list of equipment and other property belonging to the Company which it had furnished for my use while I am employed with the Company. Schedule ‘‘B: attached to this Agreement is a comprehensive list of the computer files I currently maintain, use or am able to access. I will update the list of computer filed from time-to-time when requested to do so by the Company.

3. Work Product.    All ideas, designs, inventions, computer programs and other creative works, whether or not patentable or copyrightable, conceived, developed or made by me, either solely or jointly with others, which are capable of being used or adapted for use in the business of the Company, or which are developed with the use of the Company’s time, material or facilities (‘‘work product’’) are and shall be the sole property of the Company. I will promptly disclose to the Company my conception or development of any such work product.

4. Legal Remedies/Employee Reimbursement.    I recognize that the restrictive covenants contained in this document are essential to protect the business interests and goals of the Company, and that violation of the restrictions will cause serious and irreparable harm to the Company. Accordingly, I understand that in the event of a violation or threatened violation by me of any provision of this Agreement, the Company shall be entitled to seek any and all legal remedies available to protect its interests and business. I further acknowledge and agree that the Company shall be entitled to seek and obtain reimbursement from me for all costs, expenses or damages which it incurs as a result of any violation by me of any provision of this Agreement as determined by a court of competent jurisdiction. This obligation shall include court costs, litigation expenses and actual, reasonable attorney’s fees.

5. Entire Agreement.    This agreement may not be waived, changed, modified, abandoned or terminated, in whole or in part, except in a writing signed by me and an officer of the Company. This Agreement applies regardless of whether there are any changes in my job duties, job title, the location of my place of work, or division assignment. Nothing in this Agreement gives, or shall be deemed to give, me any right to continued employment for any length of time.

Date:

Employee’s Signature

Employee Name

STATE OF

COUNTY OF

On                         , 2007 before me personally came                                                  known to me or satisfactorily proven to be the person whose name is subscribed to the within Confidentiality Agreement, and acknowledged that he/she executed the same.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal.

NOTARY PUBLIC

ANNEX I

STOCKHOLDER ESCROW AGREEMENT

STOCKHOLDER ESCROW AGREEMENT, dated as of                 , 2007 (the ‘‘Agreement’’), by and among GLOBAL LOGISTICS ACQUISITION CORPORATION, a Delaware corporation (the ‘‘Company’’), the undersigned parties listed under Stockholders on the signature page hereto (each, a ‘‘Stockholder’’ and, collectively, the ‘‘Stockholders’’) and                 , a                  corporation (the ‘‘Escrow Agent’’).

WHEREAS, the Company has entered into a Stock Purchase Agreement, dated May, 18, 2007 (the ‘‘Purchase Agreement’’), with The Clark Group Inc. (‘‘Clark’’) and the stockholders of Clark, pursuant to which, among other things, the Company has agreed to purchase all of the outstanding capital stock of Clark from the stockholders of Clark.

WHEREAS, the Stockholders have agreed to place certain shares of the Company’s common stock, par value $.0001 per share (the ‘‘Common Stock’’), owned by them in escrow, which shares (‘‘Escrow Shares’’) are to either be released to the Stockholders or canceled, all in accordance with the terms and conditions of this Agreement.

WHEREAS, the Company and the Stockholders desire that the Escrow Agent accept the Escrow Shares, in escrow, to be held and disbursed as hereinafter provided.

IT IS AGREED:

1.    Appointment of Escrow Agent.    The Company and the Stockholders hereby appoint the Escrow Agent to act in accordance with and subject to the terms of this Agreement and the Escrow Agent hereby accepts such appointment and agrees to act in accordance with and subject to such terms.

2.    Deposit of Escrow Shares.    On or before the date closing of the transactions contemplated by the Purchase Agreement (‘‘Closing Date’’), each of the Stockholders shall deliver to the Escrow Agent certificates representing the number of Escrow Shares set forth next to his name in Exhibit A attached hereto, to be held and disbursed subject to the terms and conditions of this Agreement. Each Stockholder acknowledges that the certificate representing his Escrow Shares contains a legend that reflects the deposit of such Escrow Shares under this Agreement.

3.    Disbursement of the Escrow Shares.

3.1 Release to Stockholders.    If, prior to the fifth anniversary of the Closing Date, the Last Reported Sale Price (as defined in Section 3.4) of the Common Stock equals or exceeds $11.50 per share for any 20 Trading Days (as defined in Section 3.4) within a 30 Trading Day period (the ‘‘Release Condition’’), the Escrow Agent, as soon as practicable after receipt of written notice to such effect from the Company (with a copy given to each Stockholder), shall release from the escrow established hereby and deliver to each Stockholder the number of Escrow Shares deposited in escrow by such Stockholder pursuant to this Agreement. Neither the Company nor its board of directors may waive the conditions to the release of the Escrow Shares to the Stockholders required pursuant to this Section 3.1 in any circumstances.

3.2 Release Upon Change of Control.    If, prior to the fifth anniversary of the Closing Date, a Change of Control Transaction (as defined in Section 3.4) occurs, the Escrow Agent, as soon as practicable after receipt of written notice to such effect from the Company (with a copy given to each Stockholder), shall release from the escrow established hereby and deliver to each Stockholder the number of Escrow Shares deposited in escrow by such Stockholder pursuant to this Agreement.

3.3 Cancellation of Escrow Shares.    If the Release Condition is not satisfied on or prior to the fifth anniversary of the Closing date, the Escrow Agent, as soon as practicable after receipt of written notice to such effect from the Company (with a copy given to each Stockholder), shall deliver the Escrow Shares to The Bank of New York or other entity then acting as the Company’s transfer agent, for cancellation, together with the Cancellation Notice in the form annexed hereto as Exhibit B that has been delivered to the Escrow Agent concurrently with the execution of this Agreement. The Escrow Agent shall have no further duties hereunder after the disbursement or cancellation of the Escrow Shares in accordance with this Section 3.

3.4 Certain Definitions.    As used herein:

(a) The term ‘‘Last Reported Sale Price’’ on any date means the closing sale price per share of the Common Stock (or if no closing sale price is reported, the average of the closing bid and asked prices) on that date as reported in composite transactions for the principal U.S. securities exchange on which the Common Stock is traded or, if the Common Stock is not listed on a U.S. national or regional securities exchange, as reported by the Nasdaq Stock Market or the Over-the –Counter Bulletin Board (‘‘OTCBB’’). If the Common Stock is not listed for trading on a U.S. national or regional securities exchange and not reported by the Nasdaq Stock Market or the OTCBB on the relevant date, the ‘‘Last Reported Sale Price’’ will be the last quoted bid price for a share of Common Stock in the over-the-counter market on the relevant date as reported by the Pink Sheets LLC or similar organization. The Last Reported Sale Price shall be equitably adjusted, as determined by the Company’s Board of Directors, to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend of securities convertible into Common Stock), reorganization, recapitalization, reclassification, combination or other like change with respect to the Common Stock occurring on or after the date hereof; and

(b) The term ‘‘Trading Day’’ means a day during which trading in securities generally occurs on the principal national securities exchange on which the Common Stock is then listed or, if not then listed on a national securities exchange, on the Nasdaq Stock Market or, if not then quoted on the Nasdaq Stock Market, on the principal other market on which the Common Stock is traded or quoted.

(c) The term ‘‘Change of Control Transaction’’ means any of the following: (i) an acquisition after the date hereof by an individual or legal entity or ‘‘group’’ (as described in Rule 13d-5(b)(1) promulgated under the Securities Exchange Act of 1934) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of 50% of the voting securities of the Company, or (ii) the Company merges into or consolidates with any other Person, or any Person merges into or consolidates with the Company and, after giving effect to such transaction, the stockholders of the Company immediately prior to such transaction own less than 51% of the aggregate voting power of the Company or the successor entity of such transaction, or (iii) the Company sells or transfers all or substantially all of its assets to another entity and the stockholders of the Company immediately prior to such transaction own less than 51% of the aggregate voting power of the acquiring entity immediately after the transaction, or (iv) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth in clauses (i) through (iii) above.

4.    Rights of Stockholders in Escrow Shares.

4.1 Voting Rights as a Stockholder.    The Stockholders shall retain all of their rights as stockholders of the Company during the period in which the Escrow Shares are held in escrow (‘‘Escrow Period’’), including, without limitation, the right to vote such shares.

4.2 Dividends and Other Distributions in Respect of the Escrow Shares.    During the Escrow Period, all dividends payable in cash with respect to the Escrow Shares shall be paid to the Stockholders, but all dividends payable in stock or other non-cash property (the ‘‘Non-Cash Dividends’’) shall be delivered to the Escrow Agent to hold in accordance with the terms hereof. As used herein, the term ‘‘Escrow Shares’’ shall be deemed to include the Non-Cash Dividends distributed thereon, if any.

4.3 Restrictions on Transfer.    During the Escrow Period, no sale, transfer or other disposition may be made of any or all of the Escrow Shares except (i) by gift to a member of a

Stockholder’s immediate family or to a trust, the beneficiary of which is a Stockholder or a member of a Stockholder’s immediate family, (ii) by virtue of the laws of descent and distribution upon death of any Stockholder, or (iii) pursuant to a qualified domestic relations order; provided, however, that such permissive transfers may be implemented only upon the respective transferee’s written agreement to be bound by the terms and conditions of this Agreement. During the Escrow Period, the Stockholders shall not pledge or grant a security interest in the Escrow Shares or grant a security interest in their rights under this Agreement.

5.    Concerning the Escrow Agent.

5.1 Good Faith Reliance.    The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall have given its prior written consent thereto.

5.2 Indemnification.    The Escrow Agent shall be indemnified and held harmless by the Company from and against any expenses, including counsel fees and disbursements, or loss suffered by the Escrow Agent in connection with any action, suit or other proceeding involving any claim which in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, or the Escrow Shares held by it hereunder, other than expenses or losses arising from the gross negligence or willful misconduct of the Escrow Agent. Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall notify the other parties hereto in writing. In the event of the receipt of such notice, the Escrow Agent, in its sole discretion, may commence an action in the nature of interpleader in an appropriate court to determine ownership or disposition of the Escrow Shares or it may deposit the Escrow Shares with the clerk of any appropriate court or it may retain the Escrow Shares pending receipt of a final, non-appealable order of a court having jurisdiction over all of the parties hereto directing to whom and under what circumstances the Escrow Shares are to be disbursed and delivered. The provisions of this Section 5.2 shall survive in the event the Escrow Agent resigns or is discharged pursuant to Sections 5.5 or 5.6 below.

5.3 Compensation.    The Escrow Agent shall be entitled to reasonable compensation from the Company for all services rendered by it hereunder. The Escrow Agent shall also be entitled to reimbursement from the Company for all expenses paid or incurred by it in the administration of its duties hereunder including, but not limited to, all counsel, advisors’ and agents’ fees and disbursements and all taxes or other governmental charges.

5.4 Further Assurances.    From time to time on and after the date hereof, the Company and the Stockholders shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do or cause to be done such further acts as the Escrow Agent shall reasonably request to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

5.5 Resignation.    The Escrow Agent may resign at any time and be discharged from its duties as escrow agent hereunder by its giving the other parties hereto written notice and such resignation shall become effective as hereinafter provided. Such resignation shall become effective at such time that the Escrow Agent shall turn over the Escrow Shares held hereunder to a successor escrow agent appointed by the Company. If no new escrow agent is so appointed within the 60 day period following the giving of such notice of resignation, the Escrow Agent may deposit the Escrow Shares with any court it reasonably deems appropriate.

5.6 Discharge of Escrow Agent.    The Escrow Agent shall resign and be discharged from its duties as escrow agent hereunder if so requested in writing at any time by the Company and a majority-in-interest of the Stockholders, jointly; provided, however, that such resignation shall become effective only upon acceptance of appointment by a successor escrow agent as provided in Section 5.5.

5.7 Liability.    Notwithstanding anything herein to the contrary, the Escrow Agent shall not be relieved from liability hereunder for its own negligence or its own willful misconduct.

6.    Miscellaneous.

6.1 Governing Law.    This Agreement shall for all purposes be deemed to be made under and shall be construed in accordance with the law of the State of New York, without regard to principles of conflicts of law.

6.2 Entire Agreement.    This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof and, except as expressly provided herein, may not be changed or modified except by an instrument in writing signed by the party to be charged.

6.3 Headings.    The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation thereof.

6.4 Binding Effect.    This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their legal representatives, successors and assigns.

6.5 Notices.    Any notice or other communication required or which may be given hereunder shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five days after deposit of such notice, postage prepaid, or sent by facsimile transmission (with confirmation of receipt), addressed as follows:

If to the Company, to:
Global Logistics Acquisition Corporation
330 Madison Avenue, 6th Floor
New York, NY 10017
Attention:
Facsimile:

If to a Stockholder, to his address set forth in Exhibit A attached hereto.

If to the Escrow Agent, to:

[Name]
[Address]
Attention:
Facsimile:

A copy of any notice sent hereunder shall be sent to:

Graubard Miller
The Chrysler Building
405 Lexington Avenue, 19th Floor
New York, New York 10174-1901
Attention: David Alan Miller, Esq.

Facsimile: 212-818-8881

The parties may change the persons and addresses to which the notices or other communications are to be sent by giving written notice to any such change in the manner provided herein for giving notice.

6.6 Counterparts.    This Agreement may be executed in several counterparts, each one of which shall constitute an original and may be delivered by facsimile transmission, and together shall constitute one instrument.

WITNESS the execution of this Agreement as of the date first above written.

GLOBAL LOGISTICS ACQUISITION CORPORATION

By:
Name: Title:
[ESCROW AGENT]
By:
Name: Title:

STOCKHOLDERS:

James J. Martell

Gregory E. Burns

Donald G. McInnes

Edward W. Cook

Maurice Levy

Charles Royce

John Burns, Jr.

EXHIBIT A

Information Concerning the Stockholders

Name and Address of Stockholder	Number of Shares	Stock Certificate Number
James J. Martell c/o Global Logistics Acquisition Corporation 330 Madison Avenue, 6th Floor New York, NY 10017	400,000
Gregory E. Burns c/o Global Logistics Acquisition Corporation 330 Madison Avenue, 6th Floor New York, NY 10017	381,250
Donald G. McInnes c/o Global Logistics Acquisition Corporation 330 Madison Avenue, 6th Floor New York, NY 10017	31,250
Edward W. Cook c/o Global Logistics Acquisition Corporation 330 Madison Avenue, 6th Floor New York, NY 10017	31,250
Maurice Levy c/o Global Logistics Acquisition Corporation 330 Madison Avenue, 6th Floor New York, NY 10017	25,000
Charles Royce c/o Royce and Associates, LLC 1414 Avenue of the Americas New York, NY 10019	281,250
John Burns, Jr. c/o Alleghany Corporation 161 Cherry St. New Canaan, CT 06840	23,438

EXHIBIT B

Form of Cancellation Notice

[Date*]

The Bank of New York
[or other entity then acting as the Company’s Transfer Agent]
[Address]

Re: Global Logistics Acquisition Corporation (the ‘‘Company’’)
        [or other name to which the Company’s name has been changed]

Ladies and Gentlemen:

Enclosed with this letter are certificates representing the shares of common stock of the Company owned by the persons listed in Exhibit A attached hereto. You are hereby authorized and directed to cancel such certificates and the shares represented thereby and to return such shares to authorized but unissued shares of the Company’s common stock.

Very truly yours,
[COMPANY]
By:
Title:
*	Escrow Agent to complete

ANNEX J

LaSalle Bank N.A. 135 South LaSalle Street Suite 840 Chicago, Illinois 60603 (312) 904-2000 (312) 904-2903 Fax
Surface Transportation

November 28, 2007

Mr. Gregory Burns
President and Chief Executive Officer
Global Logistics Acquisition Corporation
330 Madison Avenue
Sixth Floor
New York, NY 10017

Mr. Kenneth L. Saunders
Chief Financial Officer
Global Logistics Acquisition Corporation
330 Madison Avenue
Sixth Floor
New York, NY 10017

Dear Greg and Ken:

You have advised LaSalle Bank National Association (‘‘LaSalle’’) that you are seeking senior credit facilities (the ‘‘Facilities’’) on the terms and conditions set forth herein and in the summary of terms and conditions attached as Exhibit A to this Commitment Letter (the ‘‘Term Sheet’’) which forms an integral part of this Commitment Letter and is incorporated herein by reference. Capitalized terms used and not otherwise defined herein shall have the meaning set forth in the Term Sheet.

LaSalle is pleased to advise you it is willing, subject to terms and conditions contained in this Commitment Letter, to commit $30,000,000 (Thirty Million U.S. Dollars) (the ‘‘Commitment) toward the Facilities.

The proceeds of the Facilities will be used to finance the repurchase of up to twenty percent of the public shares of Global Logistics Acquisition Corporation upon the exercise of shareholder conversion rights relative to the Clark Acquisition, as more fully described in the Company’s proxy statement, for share repurchases as part of an announced share repurchase program not to exceed a limit to be mutually determined, and for working capital and other general corporate purposes including permitted acquisitions. The Revolving Credit Facility shall have at least $3,000,000 of excess availability at the time of closing.

You hereby agree that LaSalle shall have the exclusive right to structure and arrange the Facilities and that the Facilities will be the Company’s sole source of funded indebtedness. You also agree that, without the consent of LaSalle, none of the Company nor any of its subsidiaries will, directly or indirectly, through any officer, director, agent or otherwise, solicit, initiate or knowingly encourage submission of proposals or offers from any person or entity relating to the financing contemplated by the Facilities, or participate in any negotiations relating to the financing contemplated by the Facilities, or participate in any negotiations regarding or furnish to any other person or entity any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage any effort or attempts by any other person or entity to do or seek any of the foregoing. You will (a) provide LaSalle with sufficient information, including financial projections regarding the Company and its subsidiaries, to enable LaSalle to complete its credit underwriting process and (b) make management available to LaSalle for due diligence purposes. LaSalle shall be expressly permitted to distribute any and all documents and information relating to the transactions contemplated hereby and received from you or any other source to any potential Lender, participant or assignee on a confidential basis.

In addition to the conditions to funding or closing set forth herein, the Commitment is subject to, among other conditions, (a) LaSalle’s satisfactory completion of its final due diligence with respect to the Company and its subsidiaries, including a satisfactory review of the Company’s and its subsidiaries’ assets and liabilities, businesses and operations, proposed organization and legal structure, and tax, labor, environmental, financial, ERISA, significant contracts and other matters, (b) the negotiation and execution of a definitive credit agreement and other related documentation satisfactory to LaSalle, and (c) there being no material adverse change (in the reasonable opinion of LaSalle) in the business, assets, liabilities, properties, condition (financial or otherwise), results of operations or prospects of the Company and its subsidiaries since December 31, 2006.

You hereby represent and covenant that (a) all the information (other than Projections (as defined below)) (the ‘‘Information’’) that has been or will be made available to LaSalle by you or any of your representatives is or will be complete and correct in all material respects and does not or will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) all financial projections (‘‘Projections’’) that have been made or will be made available to LaSalle by you or any of your representatives have been or will be prepared in good faith based upon assumptions you believe to be reasonable (it being understood that the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control and that no assurance can be given that such Projections will be realized). You understand that in arranging and syndicating the Facilities, LaSalle may use and rely on the Information and Projections without independent verification thereof.

In consideration of the execution and delivery of this Commitment Letter by LaSalle and the Commitment provided hereunder, you hereby agree to indemnify, exonerate and hold LaSalle and each of its officers, directors, employees, affiliates and agents (each an ‘‘Indemnified Party’’) free and harmless from and against any and all actions, causes of action, suits, losses, liabilities, damages and expenses, including attorneys’ (including allocated cost of in-house counsel), field examiner, and appraisal fees and expenses (collectively, the ‘‘Indemnified Liabilities’’), incurred by the Indemnified Parties of any of them as a result of, or arising out of, or relating to the transactions contemplated by the Term Sheet or other transactions financed or proposed to be financed in whole or in part, directly or indirectly, with the proceeds of any of the Facilities (collectively, the ‘‘Transactions’’), or the execution, delivery, performance or enforcement of this Commitment Letter, or the providing or syndication of the Facilities, by any of the Indemnified Parties, except for any such Indemnified Liabilities arising on account of the applicable Indemnified Party’s gross negligence or willful misconduct as determined by a final, nonappealable judgment by a court of competent jurisdiction. If and to the extent that the foregoing undertaking may be unenforceable for any reason, you hereby agree to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. No Indemnified Party shall be liable for any damages arising from the use by others of materials provided to LaSalle. Your obligations under this paragraph shall survive the termination of this Commitment Letter (whether or not the Facilities close) unless and until superseded by definitive loan documents which have been executed by LaSalle, the Company and all of the parties thereto and shall have become effective in accordance with the terms thereof.

All reasonable out-of-pocket costs and expenses (including all legal, field examiner and appraisal, environmental, accounting and other consultant costs and fees) incurred by LaSalle in connection with the evaluation and/or documentation of the Commitment Letter, the Facilities and the Transactions shall be payable by the Company upon demand by LaSalle, whether of not the Facilities close. You further acknowledge that certain of the fees payable to LaSalle in connection with the Facilities are set forth in a separate letter of even date herewith (the ‘‘Fee Letter’’).

Each party acknowledges that this Commitment Letter supersedes any and all discussions and understandings, written or oral, between or among LaSalle and any other person as to the subject matter hereof, including without limitation, any prior proposal or commitment letters and term sheets. This Commitment Letter may only be amended, waived or modified in writing and executed by the parties hereto.

This Commitment Letter will terminate on November 30, 2007 unless on or before that date you sign and return an enclosed counterpart of this Commitment Letter and it will expire on January 31, 2008 if the Facilities have not closed on or before that date. Delivery of an executed counterpart of this Commitment Letter by facsimile or other electronic transmission shall constitute valid delivery of an executed counterpart hereof.

This Commitment Letter shall be a contract made and governed by the internal laws of the State of Illinois applicable to contracts made and to be performed entirely within such state, without regard to conflict of laws principles.

EACH OF THE PARTIES HERETO HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS COMMITMENT LETTER, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS COMMITMENT LETTER, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF ILLINOIS OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS; PROVIDED THAT NOTHING IN THIS COMMITMENT LETTER SHALL BE DEEMED OR OPERATE TO PRECLUDE LASALLE OR ANY INDEMNIFIED PARTY FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION. EACH PARTY HERETO EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF ILLIOIS AND OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. EACH PARTY HERETO EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

LaSalle is pleased to have this opportunity and looks forward to working with you.

Very truly yours,

LASALLE BANK NATIONAL ASSOCIATION

By:	/s/ Kathleen L. Ross
Name:	Kathleen L. Ross
Title:	Senior Vice President

Accepted and Agreed as of                                         , 2007

By:	/s/ Gregory E. Burns
Name:	Gregory E. Burns
Title:	Chief Executive Officer

 exhibit a

The Clark Group
Indicative Summary of Terms and Conditions
November 28, 2007

This Indicative Summary of Terms and Conditions (‘‘Term Sheet’’) does not attempt to describe all of the terms and conditions that would pertain to the Secured Facility, but rather it is intended to outline certain items around which the Secured Facility will be structured.

Company and Loan Parties:	The Clark Group, Inc. (‘‘Clark’’), Global Logistics Acquisition Corporation (‘‘GLAC’’) and each of their direct and indirect subsidiaries. GLAC will be a single purpose entity, conduct no business other than ownership of the equity securities of the other Companies and incur no indebtedness except as permitted by the loan documents.

Administrative Agent:	LaSalle Bank National Association (‘‘LaSalle’’ and, in such capacity, the ‘‘Administrative Agent’’).

Arranger:	LaSalle.

Lenders:	LaSalle Bank National Association.

Sponsor:	Global Logistics Acquisition Corp.

Facilities:	Up to $30.0 million in a senior secured credit facility with a partial term out option (the ‘‘Facilities’’):

a)	Up to $20.0 million can be drawn within 60 days of closing as a term loan sublimit (the ‘‘Term Loan Sublimit’’).

b)	Up to $30.0 million less any Term Loan Sublimit draw will be a revolving credit facility (the ‘‘Revolving Credit Facility’’ or ‘‘Revolver’’) with a $3 million sublimit for letters of credit.

Maturity:	a)	Three years from closing date.

b)	Three years from closing date.

Term Sublimit Availability.	The term sublimit will be available to finance the repurchase of shares from GLAC shareholders who vote to redeem their shares in connection with the approval of the Clark acquisition or for share repurchases as part of an announced share repurchase program not to exceed a limit to be mutually determined.

Revolving Credit Availability:	Availability under the Revolving Credit Facility will be based on a borrowing base formula, which will include advance rates of 80% on eligible accounts receivable with eligibility definitions and advance rates to be defined and confirmed by the Administrative Agent’s field examinations and/or due diligence, in each case subject to reserves reasonably established by the Administrative Agent.

Outstanding letters of credit will be reserved against availability.

Purpose:	a)	To finance the repurchase of Global Logistics Acquisition Corporation shares from any of its shareholders who do not vote in favor of the Clark Acquisition or for share repurchases as part of an announced share repurchase program not to exceed a limit to be mutually determined.

b)	Working capital and other general corporate purposes including permitted acquisitions (defined below).

Fees and Interest Rates:	See Annex I.

Voluntary Prepayments and Commitment Reductions:	The Company may prepay amounts outstanding under the Facilities in whole or in part (in minimum amounts to be agreed upon), with prior notice but without premium or penalty (but subject to payment of costs associated with breakfunding on LIBOR loans). Prepayments under the Term Sublimit shall be applied against remaining scheduled installments in inverse order of maturity. The Company may reduce commitments under the Revolving Credit Facility upon advance notice and in minimum amounts to be agreed upon.

Amortization:	The Term Sublimit will be repaid in equal quarterly payments based on a five year amortization schedule with the final payment due three years from funding.

Mandatory Prepayments:	Mandatory prepayments of the Facilities will be required as follows:

a)	50% of excess cash flow (to be defined in a mutually satisfactory manner) for each fiscal year (commencing with the fiscal year ending December 31, 2008) within 90 days of the end of such fiscal year. Such requirement will not apply for any fiscal year if the company’s leverage at the end of such fiscal year is at or below 2.0:1x .

b)	100% of the net proceeds from the issuance of debt (subject to exceptions to be mutually agreed upon).

c)	100% of the net cash proceeds of any asset sale or disposition (to the extent not reinvested in like assets within 180 days).

d)	100% of net proceeds from equity issuances (subject to exceptions to be mutually agreed upon). Such requirement will not apply if the company’s leverage is at or below 2.0:1x as of the most recent monthly financial statements provided to Administrative Agent.

Prepayments will be applied to the Term Sublimit against all remaining scheduled installments in inverse order of maturity.

Security:	The Facilities will be secured by a first priority security interest in substantially all existing and after acquired assets (real and personal) of the Loan Parties and all products and proceeds thereof. The Loan Parties will authorize the filing of UCC financing statements prior to closing of the Facilities. In addition, the Facilities will be secured by a first priority pledge of all outstanding equity securities of each direct or indirect subsidiary of GLAC .

Lockbox Collections/Disbursement:	Within 60 days of close the Company will have moved its cash management to LaSalle Bank. Any escrow account established in connection with the Clark Purchase Agreement will be placed with LaSalle Bank.

Guarantees:	The Facilities will be guaranteed by all Loan Parties.

Initial Conditions:	The closing of the Facilities will be subject to customary closing conditions, all in form and substance satisfactory to the Administrative Agent, including, without limitation, the following:

(a)	The Administrative Agent shall have received an executed credit agreement and other loan documents and all conditions to the initial borrowing thereunder shall have been satisfied. Such loan documents shall include conditions precedent, representations, warranties, affirmative, negative and financial covenants, Administrative Agent and Lender indemnity and reimbursement provisions, events of default, remedies, and other customary provisions.

(b)	The Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented, on or before the closing date.

(c)	After giving effect to the funding of the loans at closing and payment of all costs and expenses:

–	minimum availability of $3.0 million under the Revolving Credit Facility

–	minimum adjusted trailing twelve-month EBITDA of $8.2 million

–	maximum total debt to EBITDA of not more than 2.5 to 1.00.

(d)	The proxy statement of GLAC, in the form distributed to, and reasonably acceptable to, Administrative Agent (the ‘‘Proxy Statement’’), shall have been approved for distribution to the stockholders of GLAC by the Securities and Exchange Commission and any other applicable regulatory authorities, and shall not have been amended or otherwise modified other than with the written approval of Administrative Agent, such approval not to be unreasonably withheld.

(e)	Administrative Agent shall have received evidence reasonably acceptable to Administrative Agent that holders of a majority of the ‘‘Public Shares’’ (as defined in the Proxy Statement) have approved the proposed acquisition by GLAC of all of the outstanding capital stock of Clark, pursuant to the terms of that certain Stock Purchase Agreement, dated as of May 18, 2007, among GLAC, Clark and the stockholders of Clark (the ‘‘Purchase Agreement’’).

(f)	Administrative Agent shall have received evidence reasonably acceptable to Administrative Agent that the holders of no more than twenty percent (20%) of the Public Shares shall have exercised conversion rights in connection with the Proxy Statement.

(g)	GLAC shall have applied not less than $72.5 million, constituting proceeds of capital contributions made to GLAC, towards the consummation of the transactions contemplated by the Purchase Agreement.

(h)	The Administrative Agent shall have received (i) audited consolidated financial statements for the Company and its subsidiaries for the fiscal years ending December 31, 2004, 2005, 2006, and (ii) unaudited comparative interim consolidated financial statements for the Company and its subsidiaries for each fiscal month and quarterly period ended after the latest fiscal year referred to in clause (i) above.

(i)	The Administrative Agent shall have received the results of recent tax, judgment and UCC lien searches in each relevant jurisdiction with respect to the Loan Parties, and such searches shall reveal no liens on any of the assets of the Loan Parties except for liens permitted by the credit agreement.

(j)	All documents and instruments required to perfect the Administrative Agent’s security interest in the collateral under the Secured Facility shall have been executed and be in proper form for filing, and, in connection with any real estate collateral, the Administrative Agent shall have received title insurance policies, surveys, permits and other customary documentation requested by the Administrative Agent.

(k)	The Administrative Agent shall be reasonably satisfied with the insurance program to be maintained by the Loan Parties.

(l)	If requested, the Administrative Agent shall have received a solvency certificate from the chief financial officer of the Company which shall document the solvency of the Company and its subsidiaries after giving effect to the Acquisition and the other transactions contemplated hereby.

(m)	If requested, the Administrative Agent shall have received an environmental audit with respect to certain real property owned or leased by the Loan Parties.

(n)	The Administrative Agent shall have received such legal opinions as Administrative Agent may reasonably request.

(o)	The Administrative Agent and the Lenders shall have received projected monthly income statements, balance sheets and cash flow statements prepared by the Parent and giving effect to the Recapitalization, the Secured Facility and the use of proceeds therefrom.

(p)	The Administrative Agent shall be satisfied that since December 31, 2006 there has been no material adverse change in the business, assets, liabilities, properties, condition (financial or otherwise), results of operations or prospects of the Loan Parties.

(q)	The Administrative Agent shall be satisfied with the results of its legal and business due diligence.

(r)	The Administrative Agent shall have received such other documents, agreements, certificates and opinions to be executed or delivered, or relating to the transactions contemplated, on or prior to the closing date as the Administrative Agent or the Lenders may request.

(s)	The Administrative Agent shall have received copies of the Sponsor’s business due diligence and will be permitted to distribute to potential investors.

(t)	The Administrative Agent shall have received a field examination and appraisals (including appraisals of fixed assets and inventory) requested by the Administrative Agent and the results thereof shall be satisfactory to the Administrative Agent in its sole and absolute discretion.

(u)	The Loan Parties shall have obtained all governmental and third party approvals necessary in connection with the Acquisition, the financing contemplated hereby and the continuing operations of the Loan Parties shall have been obtained on terms reasonably satisfactory to the Administrative Agent and shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the Acquisition financing thereof contemplated by the Facilities, except for such governmental and third party approvals the failure to obtain which could not individually or in the aggregate, reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business, assets, liabilities, properties, results of operations or prospects of the Loan Parties taken as a whole.

(v)	The Acquisition shall have been or shall concurrently be consummated in accordance with applicable law and on satisfactory terms. The documentation relating to the Acquisition (collectively, the ‘‘Acquisition Documents’’) shall have satisfactory terms and conditions, and no provision of such documentation shall have been waived, amended, supplemented or otherwise modified in any material respect. The Loan Parties shall have no debt other than the Facilities and debt approved by the Administrative Agent. The capitalization and structure of the Loan Parties after the Acquisition shall be reasonably satisfactory in all respects.

(w)	The Administrative Agent shall have received a pro forma consolidated balance sheet of the Parent and its subsidiaries as at the date of the most recent consolidated balance sheet delivered pursuant to the preceding paragraph, adjusted to give effect to the consummation of the Acquisition and the financings contemplated hereby as if such transactions had occurred on such date, which is consistent in all material respects with the sources and uses of cash for the Acquisition previously described to the Administrative Agent and the forecasts previously provided to the Administrative Agent.

Ongoing Conditions:	The making of each extension of credit shall be conditioned upon (a) the accuracy of all representations and warranties in the credit agreement and the other loan documents and (b) there being no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit.

Representations and Warranties:	Those representations and warranties customarily found in credit agreements for transactions of this nature, including without limitation financial statements, absence of undisclosed liabilities, enforceability of loan documents, taxes, investment company act and public utility holding company act, accuracy of disclosure, insurance, subordinated debt agreements and related agreements, due organization and authorization, no conflict, required approvals, ownership of properties, burdensome obligations, no material adverse change, no violation of Regulation T, U or X, pension and welfare plans, solvency, no material litigation, intellectual property, absence of default, labor matters and environmental matters.

Affirmative Covenants:	Those affirmative covenants customarily found in credit agreements for transactions of this nature, including without limitation, financial information (including audited annual financial statements with unqualified opinion, monthly financial statements, monthly compliance certificates, weekly borrowing base certificates, monthly accounts receivable aging, monthly internal management reports, Annual forecast, annual field exam and SEC filings of the Sponsor and the Borrower, to the extent applicable), use of proceeds, tax shelter registration, deposit accounts, corporate existence, employee plans, notice of default, environmental matters, litigation, payment of taxes and obligations, financial projections, compliance with laws, maintenance of property, insurance, inspection and further assurances.

Negative Covenants:	Those negative covenants customarily found in credit agreements for transactions of this nature, including without limitation, lines of business, additional indebtedness, liens, guarantees, investments, cancellation of indebtedness, restricted payments, prohibition on dividends, modification of certain agreements and instruments, inconsistent agreements, leases, consolidations, mergers and acquisitions, sale of assets, subsidiary dividends, transactions with affiliates, and management fees.

Financial Covenants:	To include, without limitation, the following financial covenants (with covenant definitions to be determined):

•	Maximum Senior Leverage 3:1

•	Total Leverage 3.5:1

•	Minimum Fixed Charge Covenant 1.25x

Events of Default:	Those events of default customarily found in credit agreements for transactions of this nature, including, without limitation, failure to make payment when due, defaults under other agreements or indebtedness, noncompliance with covenants, failure of GLAC to be listed on the American Stock Exchange or other Exchange acceptable to Administrative Agent, breach of representation or warranty, bankruptcy, judgments in excess of specific amounts, pension plan defaults, impairment of security interests, invalidity of any guarantee, security interest or subordination provision, change of control, material adverse change and the failure of key management (to be defined) to remain actively employed in the Company’s business.

Permitted Acquisitions:	The Loan Parties may consummate acquisitions and fund acquisitions under the Facility on terms and conditions substantially similar to the existing loan documents, including without limitation:

•	Acquired operations limited to the Loan Parties’ line of business;

•	Acquisitions must be consensual;

•	No actual or pro forma default;

•	Pro forma covenant compliance;

•	Pro forma availability test;

•	Net Income of the target company will be positive for the most recent four quarters prior to the acquisition;

•	Prior receipt of acquisition documents, acquisition summary and lien searches, including pro forma EBITDA calculation acceptable to the Administrative agent;

•	Consent to collateral assignment to the Administrative Agent of the Loan Parties’ rights under the acquisition documents and to the Administrative Agent’s reliance on opinions delivered in acquisition; and

•	Execution of requested collateral and guarantee documents.

Expenses; Indemnification:	Upon acceptance of this Term Sheet, the Sponsor agrees to pay all reasonable costs and expenses associated with the preparation, due diligence, administration, syndication and enforcement of all documentation executed in connection with the Facilities, including, without limitation, legal fees of counsel to the Administrative Agent regardless of whether or not the Facilities close.

Upon acceptance of this Term Sheet, the Sponsor agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Administrative Agent (including all field examination and appraisal costs, all reasonable fees and charges of any counsel to the Administrative Agent, the reasonable allocable cost of internal legal services of the Administrative Agent, all reasonable disbursements of such internal counsel and all court costs and similar legal expenses and any taxes) in connection with the preparation, execution and delivery (including the costs of Intralinks (or other similar transmission systems), if applicable) of this Term Sheet whether or not the Facilities close.

The Sponsor and Company shall indemnify the Administrative Agent, the Lenders and their respective directors, officers, affiliates, employees and agents from and against all losses, liabilities, claims damages or expenses relating to the Facilities and the Company’s use of the Facilities, including, without limitation, reasonable attorneys’ fees and settlement costs, except to the extent that such losses, liabilities, claims, damages or expenses are incurred by reason of the gross negligence of willful misconduct of the applicable indemnified person, as determined by a final, nonappealable judgment by a court of competent jurisdiction. The Company will assume Sponsor’s obligations hereunder upon the closing of the Facilities.

Taxes and Yield Protection:	The Company will indemnify the Lenders for withholding taxes. The definitive loan documents will also contain customary tax gross-up, yield protection and breakage provisions.

Voting:	Required Lenders shall be equal to 66−2/3% or more, or if there are three or fewer lenders, 100%, of commitments under the Facilities, except that (a) the consent of each

Lender directly affected thereby shall be required with respect to (i) reductions in the amount of, or extensions of the scheduled date of amortization or final maturity of, any loan, (ii) reductions in the rate of interest or any fee or extensions of any due date therefore, and (iii) increases in the amount or extension of the expiry date of any Lender’s commitments and (b) the consent of 100% of the Lenders shall be required with respect to (i) modifications of the voting percentages and rights and (ii) releases of all or substantially all of the guarantees or all or substantially all of the collateral.

Assignments and Participations:	Each Lender may at any time sell assignments in the Facilities to eligible financial institutions or commercial banks in minimum amounts of $5.0 million (or all of such Lender’s remaining loans and commitments) subject to the consent of the Administrative Agent the Issuing Lender and (so long as no event of default has occurred and is continuing) the Company (which shall not be unreasonably withheld or delayed). Each Lender may sell participations in all or any part of the Facilities, provided such participants shall only have voting rights with respect to certain customary or affected lender consent items.

Governing Law and Forum:	The loan documents will be governed by Illinois law. The Loan Parties will submit to the jurisdiction and venue of the federal and state courts located in Cook County in the State of Illinois and will waive any right to trial by jury.

Counsel to the Administrative Agent:	To be determined.

Exclusivity:	From the date of acceptance of the Term Sheet, there shall be no competing offer, placement or arrangement of any senior credit financing by or on behalf of the Sponsor, and the Sponsor will immediately advise the Administrative Agent if any such transaction is contemplated.

This Term Sheet does not constitute a commitment, a contract to provide a commitment or an offer to enter into a contract to provide the credit facilities described herein. Such a commitment, contract or offer is subject to, among other things, completion of due diligence, obtaining the approval of all applicable credit committees and execution and delivery of definitive loan documentation. This Term Sheet is subject in its entirety to the Mandate Letter of even date. Capitalized terms used but not otherwise defined in this Term Sheet shall have the meanings ascribed to them in the Mandate Letter.

The Term Sheet does not attempt to describe all of the terms, conditions and requirements that would pertain to the Facilities, but rather is intended to outline certain basic items around which the Facilities will be structured. This Term Sheet is not intended to limit the scope of discussion or negotiation of any and all matters not inconsistent with the specific matters set forth herein.

Accepted and Agreed

as of              ,2007

By: /s/ Gregory E. Burns
Name: Gregory E. Burns
Title: Chief Executive Officer

Annex I

Interest and Certain Fees

Interest:	Pricing will be determined based on the grid below:

Total Debt to EBITDA Level	LIBOR Margin	Base Rate Margin	LC Fee	Non-Use Fee
≤ 2.0 : 1.0	1.75%	0	1.75	0.50%
>2.0 : 1.0 and ≤ 2.5 : 1.0	2.0%	50	2.0	0.50%
>2.5 : 1.0	2.25%	75	2.25	0.50%

LIBOR Rate: The London Interbank Offered Rate (‘‘LIBOR’’) as displayed in the Bloomberg Financial Markets system (or other authoritative source selected by the Administrative Agent in its sole discretion) for deposits in dollars for one, two, three or six month periods (‘‘Interest Periods’’) as offered at 11:00 a.m. London time two (2) business days prior to the borrowing date (or three (3) business days prior to the commencement of such Interest Period if banks in London, England were not open and dealing in offshore United States dollars on such second preceding business day), adjusted for statutory reserve requirements.

Base Rate: The higher of (a) the rate publicly announced from time to time by the Administrative Agent as its ‘‘prime rate’’ and (b) the Federal Funds Rate plus 0.5% per annum.

Calculations:	All calculations of interest and fees will be made on the basis of a 360-day year and actual days elapsed, provided that calculations of interest on Base Rate loans will be made on the basis of a 365/366-day year and actual days elapsed.

Interest Payments:	Interest will be payable quarterly in arrears on the last day of each calendar quarter on Base Rate loans and on the last day of each Interest Period in the case of LIBOR loans (and, in the case of a LIBOR loan having a six-month Interest Period, on the three month anniversary of the first day of such Interest Period).

Letter of Credit Fees:	In addition, the Company will pay the Issuing Lender for its own account for each Letter of Credit (a) a fronting fee in the amount separately agreed to between the Company and the Issuing Lender and (b) such other standard issuance, negotiation, processing and/or administration fees as may be charged by the Issuing Lender.

Default Rate:	Upon the occurrence and during the continuance of a default, unless the Required Lenders otherwise consent, the obligations under the Facilities will bear interest at a rate equal to an additional six percent (6%) per annum over the rate otherwise applicable, with such interest payable on demand. Imposition of the default rate will be automatic for payment and insolvency defaults.

PROXY

Global Logistics Acquisition Corporation
330 Madison Avenue, 6th Floor
New York, New York 10017

SPECIAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF GLOBAL LOGISTICS ACQUISITION CORPORATION

The undersigned appoints Gregory E. Burns, James J. Martell and Edward W. Cook, as proxies, and each of them with full power to act without the other, each with the power to appoint a substitute, and hereby authorizes either of them to represent and to vote, as designated on the reverse side, all shares of common stock of Global Logistics Acquisition Corporation (‘‘GLAC’’) held of record by the undersigned on January 25, 2008, at the Special Meeting of Stockholders to be held on February 7, 2008, or any postponement or adjournment thereof.

THIS PROXY REVOKES ALL PRIOR PROXIES GIVEN BY THE UNDERSIGNED. BY EXECUTING THIS PROXY CARD, THE UNDERSIGNED AUTHORIZES THE PROXIES TO VOTE IN THEIR DISCRETION TO ADOPT THE ASSET PURCHASE AGREEMENT IF THE UNDERSIGNED HAS NOT SPECIFIED HOW HIS, HER OR ITS SHARES SHOULD BE VOTED.

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED ‘‘FOR’’ PROPOSAL NUMBERS 1, 2, 3, 4, 5 AND 6. THE GLAC BOARD OF DIRECTORS RECOMMENDS A VOTE ‘‘FOR’’ THE PROPOSALS SHOWN ON THE REVERSE SIDE.

(Continued and to be signed on reverse side)

PROXY

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED ‘‘FOR’’ PROPOSAL NUMBERS 1, 2, 3 4, 5 AND 6. THE GLAC BOARD OF DIRECTORS RECOMMENDS A VOTE ‘‘FOR’’ THE FOLLOWING PROPOSALS.

1.	To approve the Stock Purchase Agreement, among GLAC, The Clark Group, Inc. (‘‘Clark’’), and the stockholders of Clark, which provides for the acquisition of all of the outstanding capital stock of Clark.	FOR	AGAINST	ABSTAIN	If you voted ‘‘AGAINST’’ Proposal Number 1 and you hold shares of GLAC common stock issued in the GLAC initial public offering, you may exercise your conversion rights and demand that GLAC convert your shares of common stock onto a pro rata portion of the trust account by marking the ‘‘Exercise Conversion Rights’’ box below. If you exercise your conversion rights, then you will be exchanging your shares of GLAC common stock for cash and will no longer own these shares. You will only be entitled to receive cash for these shares if the acquisition is completed and you affirmatively vote against the acquisition, continue to hold these shares through the effective time of the merger and deliver your stock certificate to GLAC’s transfer agent. Failure to (a) vote against adoption of the Asset Purchase Agreement, (b) check the following box, (c) deliver your stock certificate to GLAC’s transfer agent promptly after the special meeting, or (d) submit this proxy in a timely manner will result in the loss of your conversion rights.
I HEREBY EXERCISE MY CONVERSION RIGHTS
2.	To approve an amendment to the Certificate of Incorporation of GLAC to change the name of GLAC from Global Logistics Acquisition Corporation to Clark Holdings Inc.
3.	To approve an amendment to the Certificate of Incorporation of GLAC to remove from the Certificate of Incorporation (i) the preamble, sections A through D, inclusive, and section F of Article Sixth, (ii) the last sentence of Article Ninth and (iii) Article Tenth, in its entirety, from and after the closing of the acquisition, and to redesignate section E of Article Sixth as Article Sixth.
4.	To approve the 2007 Long-Term Incentive Equity Plan.
5.	Election of the following directors:	FOR all nominees listed below except as marked to the contrary below			WITHHOLD AUTHORITY to vote for all nominees listed below
James J. Martell, Gregory E. Burns, Donald G. McInnes, Edward W. Cook, Maurice Levy, Brian H. Bowers and Timothy Teagan
6.	To consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies.	FOR	AGAINST	ABSTAIN
MARK HERE FOR ADDRESS CHANGE AND NOTE AT RIGHT
PLEASE MARK, DATE AND RETURN THIS PROXY PROMPTLY. ANY VOTES RECEIVED AFTER A MATTER HAS BEEN VOTED UPON WILL NOT BE COUNTED.

Signature	Signature	Date

Sign exactly as name appears on this proxy card. If shares are held jointly, each holder should sign. Executors, administrators, trustees, guardians, attorneys and agents should give their full titles. If stockholder is a corporation, sign in full name by an authorized officer.